As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-204152

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

LANDMARK APARTMENT TRUST, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

4901 Dickens Road, Suite 101 Richmond, Virginia 23230 (804) 237-1335

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants Principal Executive Offices)

Anthony E. Szydlowski General Counsel and Secretary Landmark Apartment Trust, Inc. 4901 Dickens Road, Suite 101 Richmond, Virginia 23230 (804) 237-1335

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stuart A. Barr Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 Phone: (202) 637-5600 Facsimile: (202) 637-5910	Edward F. Petrosky James O’Connor Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Phone: (212) 839-5300 Facsimile: (212) 839-5599

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 2, 2015

PROSPECTUS

             shares

LANDMARK APARTMENT TRUST, INC.

CLASS A COMMON STOCK

This is the initial public offering, or IPO, of Landmark Apartment Trust, Inc., and, prior to this offering, there has been no public market for our Class A Common Stock. We are selling             shares of Class A Common Stock and certain selling stockholders named in this registration statement are selling             shares of Class A Common Stock. We will not receive any of the net proceeds from the sale of shares of our Class A Common Stock in this offering by the selling stockholders. We qualified and elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2006, and we intend to continue to meet the requirements for qualification and taxation as a REIT.

We currently expect the IPO price to be between $         and $         per share of our Class A Common Stock. We have applied to have our Class A Common Stock listed on the New York Stock Exchange, or NYSE, under the symbol “LAT.”

Our charter contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a REIT, as well as maintaining our status and the status of Landmark Apartment Trust II, Inc., a Maryland corporation, or Landmark II, as a U.S. domestically controlled REIT, or DCR. See “Description of Securities—Restrictions on Ownership and Transfer.”

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 27 of this prospectus for a discussion of certain risk factors that you should consider before making a decision to invest in our Class A Common Stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)	$	$
Proceeds, before expenses, to the selling stockholders(1)	$	$

(1)	We refer you to the section captioned “Underwriting” of this prospectus for additional information regarding underwriter compensation.

We have granted the underwriters a 30-day option to purchase up to an additional              shares of Class A Common Stock at the public offering price less the underwriting discount.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A Common Stock on or about                     , 2015.

BofA Merrill Lynch	Citigroup

                    , 2015

Until                     , 2015 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. We have not, and the selling stockholders and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the selling stockholders and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use market data and industry forecasts and projections throughout this prospectus, particularly in the sections entitled “Industry Overview and Market Opportunity,” “Prospectus Summary” and “Business and Properties.” We have obtained all of the information included in such sections from a market study prepared for us by Rosen Consulting Group, or RCG, a nationally recognized real estate consulting firm, in June 2015. We have paid RCG a fee for such services. Such information is included herein in reliance on RCG’s authority as an expert on such matters. See “Experts.” We believe the data prepared by RCG is reliable, but we have not, and the selling stockholders and the underwriters have not, independently investigated or verified this information. Any forecasts prepared by RCG are based on data (including third party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. There is no assurance that any of the forecasts will be achieved.

i

Recapitalization

Prior to the completion of this offering, we intend to effect a recapitalization of our outstanding common stock as described below, or the Recapitalization. The Recapitalization will have the effect of phasing in, over a period of days, the ability of holders of our outstanding common stock to sell their shares in transactions on the NYSE. Unless otherwise indicated, the information contained in this prospectus assumes that the Recapitalization described below has become effective.

The Recapitalization will involve the following steps:

•	a reverse stock split of our outstanding common stock;

•	redesignation of our outstanding common stock as “Class A Common Stock,” without making any other changes to the terms thereof;

•	creation of three new classes of our common stock—Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock—with the terms described more fully below; and

•	immediately following the reverse stock split, declaration and payment of a stock dividend pursuant to which each outstanding share of our Class A Common Stock will receive:

•	shares of our Class B-1 Common Stock; plus

•	shares of our Class B-2 Common Stock; plus

•	shares of our Class B-3 Common Stock.

In this prospectus, we refer to Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock collectively as our “Class B Common Stock,” and we refer to Class A Common Stock and Class B Common Stock collectively as our “common stock.” We are offering our Class A Common Stock in this offering, and we intend to list our Class A Common Stock on the NYSE. Our Class B Common Stock is identical to our Class A Common Stock except that (i) we do not intend to list our Class B Common Stock on a national securities exchange and (ii) shares of our Class B Common Stock will convert automatically into a like number of shares of our Class A Common Stock, pursuant to provisions of our charter, on the following schedule:

•	days following the listing of our Class A Common Stock on the NYSE, or the Listing, in the case of our Class B-1 Common Stock;

•	days following the Listing, in the case of our Class B-2 Common Stock; and

•	days following the Listing, in the case of our Class B-3 Common Stock.

The terms of our Class A Common Stock and Class B Common Stock are described more fully under “Description of Securities” in this prospectus.

As a result of the Recapitalization, each holder of one share of common stock immediately prior to the Recapitalization will hold the following immediately following the Recapitalization:

•	shares of Class A Common Stock

•	shares of Class B-1 Common Stock

•	shares of Class B-2 Common Stock

•	shares of Class B-3 Common Stock

On the date that is      days following the Listing, all shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock will have converted into our Class A Common Stock.

The Recapitalization will have the effect of reducing the total number of outstanding shares of our common stock. As of                     , 2015, after giving effect to the Recapitalization, we would have had a total of

ii

approximately              shares of our Class A Common Stock and Class B Common Stock outstanding, consisting of approximately              shares of our Class A Common Stock,              shares of our Class B-1 Common Stock,              shares of our Class B-2 Common Stock and              shares of our Class B-3 Common Stock. All of these shares (except for certain shares described in “Shares Eligible for Future Sale”) will be freely tradable upon the completion of this offering except as otherwise provided in the restrictions on ownership and transfer of stock set forth in our charter described herein, although only the shares of Class A Common Stock are expected to be listed on the NYSE.

The Recapitalization will be effected on a pro rata basis with respect to all holders of our common stock. Accordingly, it will not affect any stockholder’s proportionate ownership of our outstanding common stock.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership (as defined below) to make corresponding changes to our outstanding common limited partnership units in our operating partnership, or OP units, and long-term incentive plan units, or LTIP units. As a result of the Recapitalization, our outstanding warrants will be adjusted in accordance with their own terms so that, upon exercise of a warrant, the holder will receive the same number of shares of common stock, and of the same class or classes, as the holder of a share of common stock on the record date for the Recapitalization would then hold. In this prospectus, we refer to Class B-1 OP units, Class B-2 OP units and Class B-3 OP units collectively as our “Class B OP units,” and we refer to Class A OP units and Class B OP units collectively as our “OP units.” In this prospectus, we refer to Class B-1 LTIP units, Class B-2 LTIP units and Class B-3 LTIP units collectively as our “Class B LTIP units,” and we refer to Class A LTIP units and Class B LTIP units collectively as our “LTIP units.”

Common Stock, OP Units and LTIP Units

Following this offering and the Restructuring Transactions (as defined below), we will have issued and outstanding four classes of common stock: Class A Common Stock, Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock. Interests in our operating partnership are denominated in limited partnership units. Following this offering and the Restructuring Transactions, our operating partnership will have eight classes of limited partnership units issued and outstanding consisting of: (i) four classes of OP units (Class A OP units, Class B-1 OP units, Class B-2 OP units and Class B-3 OP units); and (ii) four classes of LTIP units (Class A LTIP units, Class B-1 LTIP units, Class B-2 LTIP units and Class B-3 LTIP units). References in this prospectus to “limited partnership units” refer to both the OP units and the LTIP units collectively. When vested, LTIP units are convertible by the holder into the OP units on the terms set forth in our operating partnership’s partnership agreement. Class A OP units are redeemable for cash or, at our election, shares of our Class A Common Stock on a one-for-one basis. See “Description of the Partnership Agreement of Landmark Apartment Trust Holdings, LP.” From and after the date days following the Listing, we will have only one outstanding class of common stock—Class A Common Stock—and two outstanding classes of limited partnership units—Class A OP units and Class A LTIP units.

The term “fully diluted basis” means all outstanding shares of our common stock, plus shares of common stock that are issuable upon the exchange of OP units, LTIP units, warrants and convertible or exchangeable securities, regardless of whether the applicable class of OP units or LTIP units or the warrants or convertible or exchangeable securities can be redeemed or exchanged for, or converted into, shares of our common stock at such time. This definition is not the same as the meaning of “fully diluted” under generally accepted accounting principles in the United States of America, or GAAP.

iii

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our Company, including under the caption “Risk Factors.” Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us,” “the Company” and “our Company” refer to Landmark Apartment Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries after giving effect to the Restructuring Transactions described in this prospectus, including Landmark Apartment Trust Holdings, LP, a Virginia limited partnership, which we refer to in this prospectus as our “operating partnership.” Unless otherwise indicated, the information contained in this prospectus assumes that the Recapitalization has become effective, the underwriters’ option to purchase additional shares is not exercised and the Class A Common Stock to be sold in this offering is sold at $         per share, which is the mid-point of the price range set forth on the cover of this prospectus.

Overview

We were formed in late 2005 and are self-administered and self-managed, and we conduct our operations through our operating partnership. As of March 31, 2015, we had a 100% ownership interest in 69 apartment communities, or properties, and a controlling interest in six properties held through consolidated joint ventures, with an aggregate of 23,492 apartment units, or units, and approximately 21.5 million square feet of gross leasable area. We refer to these 75 properties collectively as our consolidated properties. The average occupancy of our consolidated properties was 94.3% as of March 31, 2015, and the average monthly revenue per occupied unit was $949 for the month ended March 31, 2015. Since March 31, 2015, we sold two of our consolidated properties, Courtyards on the River and Landmark at Magnolia Glen, consisting of a total of 1,376 units for a combined purchase price of $84.5 million. In addition to our consolidated properties, as of March 31, 2015, we held minority interests in ten apartment communities that we managed, which we refer to as our managed equity investment properties. The average occupancy of our managed equity investment properties was 95.3% as of March 31, 2015, and the average monthly revenue per occupied unit was $980 for the month ended March 31, 2015. Since March 31, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, and two other managed equity investment properties have been sold. As of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties. As of June 30, 2015, we also managed five apartment communities for third parties, which we refer to as our managed third party properties.

Our properties primarily consist of mid-market, garden-style apartments primarily located in the South and certain Texas markets of the United States, or the Sunbelt region, and feature exceptional resident services, convenient locations and spacious, comfortable, clean and modern living spaces. Many of our properties feature popular amenities such as swimming pools, fitness centers, business centers, green spaces, including playgrounds and picnic areas, dog parks, pet care centers and on-site “coffee houses” equipped with Wi-Fi.

Our primary business focus in the near term will be to intensively manage our portfolio to capture the benefits of recently completed value-added improvements and accelerating favorable market trends to enhance the financial performance of our properties. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which have been completed. We believe our renovation and repositioning strategy has shown attractive results. Our average revenue per occupied unit increased by 15.9% in the aggregate for those 20 consolidated properties. This measure compares the average revenue per occupied unit in each of those 20 consolidated properties for the month ended May 31, 2015 (at which point the average occupancy at such properties was 96.0%) to the average revenue per occupied unit for each such property for the month during which the renovation and repositioning project commenced (at which point the average occupancy at such properties was 95.0%), which ranged from September 2013 to February 2014.

We have qualified and elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes commencing with our taxable year ended December 31, 2006. We intend to continue to meet the requirements for qualification and taxation as a REIT.

From our founding in 2005 until December 31, 2010, we were externally advised by Grubb & Ellis Apartment REIT Advisor, LLC, or G&E REIT Advisor. From February 2011 until August 3, 2012, we were externally advised by ROC REIT Advisors, LLC, or our former advisor, an entity in which two of our executive officers, Messrs. Stanley J. Olander, Jr. and Gustav G. Remppies, together owned a majority interest. Subsequently, we internalized our former advisor.

We have experienced rapid growth since the beginning of 2012. We acquired 16 consolidated properties comprising 5,048 units in 2012, 38 consolidated properties and two managed equity investment properties comprising an aggregate of 12,023 units in 2013 and 14 consolidated properties comprising 5,099 units in 2014. To achieve this growth, we have benefited from our ongoing relationship with Elco Landmark Residential Holdings, LLC, or ELRH, which is affiliated with Messrs. Michael Salkind and Avi Israeli, two of our directors, and Mr. Joseph Lubeck, our former executive chairman. Between August 2012 and December 31, 2014, ELRH, together with its affiliates and joint venture partners, collectively, contributed to us their direct or indirect equity interests in 47 of our owned consolidated properties, comprising 14,867 units, which included a 20% equity interest in each of two of our managed equity investment properties. Since December 31, 2014, we sold four of such consolidated properties and our 20% equity interest in each of the two managed equity investment properties. Through March 31, 2015, we also acquired certain assets from ELRH’s integrated real estate management company. As a result of these transactions, we now self-manage all of the consolidated properties in our portfolio. For the past four years, our property management team has managed 59 of the 75 consolidated properties in our portfolio as of March 31, 2015.

We also have benefited from strong institutional affiliations, including with iStar Apartment Holdings LLC, or iStar, The Blackstone Group L.P., or Blackstone, DeBartolo Development LLC, or DeBartolo, and OPSEU Pension Trust, or OPTrust. In 2013, we issued preferred stock to affiliates of iStar and Blackstone for net proceeds of approximately $209.8 million to help finance our acquisition of 19 properties comprising 6,202 units. In connection with these ongoing relationships, each of iStar, Blackstone and DeBartolo has a representative who serves on our board of directors, or our board. We believe these ongoing relationships have established an excellent foundation for our business going forward. For more information regarding these relationships, see “Certain Relationships and Related Party Transactions.”

In late 2014, our audit committee, following receipt of a whistle-blower complaint, initiated an investigation into certain operational and financial issues directly involving three of our former senior executives, Mr. Joseph Lubeck, our former executive chairman, Mr. James Miller, our former chief operating officer, or COO, and chief accounting officer, or CAO, and Ms. Elizabeth Truong, our former chief investment officer, or CIO. Our audit committee engaged Venable LLP, or Venable, and Venable, on behalf of our audit committee, engaged a forensic investigation firm, to assist the audit committee in connection with the investigation. The investigation primarily focused on the appropriateness and/or authorization of certain expense allocations, a proposed financing that was not completed and short-term intercompany loans. The proposed financing and the intercompany loans related to properties managed but not owned by us. The expense allocation issue involved three properties managed but not owned by us and four properties owned by us, and, for such owned properties, involved less than $50,000 of allocations in the aggregate. Mr. Lubeck had a financial interest and served in a fiduciary capacity on behalf of the owners of each of the properties that were managed by us and the subject of the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the audit committee, determined to separate Mr. Lubeck, Mr. Miller and Ms. Truong. On December 11, 2014, we entered into a separation agreement with Mr. Miller. In December 2014, our board determined to separate Mr. Lubeck and Ms. Truong with a mutual understanding of severance terms, and, on

January 22, 2015, we entered into separation agreements with Mr. Lubeck and Ms. Truong, which included, in the case of Mr. Lubeck, mutual non-disparagement provisions. We also obtained a general release from each of Mr. Lubeck, Mr. Miller and Ms. Truong. Our audit committee’s investigation is now complete, and there was no resulting impact on our annual financial statements. In addition to investigating the matters described above, the forensic investigation firm also performed other forensic accounting procedures designed to identify if other instances similar to those described above had occurred for the years ended December 31, 2013 and 2014 and found no additional instances, other than those described above. We separated senior leadership responsibilities for accounting and operations, and, as a result, on December 11, 2014, Mr. Olander, our chief executive officer, or CEO, and then-chief financial officer, or CFO, was appointed to the additional position of interim CAO, replacing Mr. Miller in that position, and Mr. Remppies, our acting chief administrative officer, was appointed to the additional position of COO, also replacing Mr. Miller in that position. On January 29, 2015, our board appointed Mr. Olander as our president and appointed Mr. Edward Kobel to serve as chairman of our board, replacing Mr. Lubeck in that position. On May 7, 2015, we entered into an employment agreement with Mr. Greg E. Brooks to serve as our CFO effective May 18, 2015.

Market Opportunity

All information in this “—Market Opportunity” section is derived from the market study prepared for us by RCG.

According to RCG, employment in the major metropolitan areas of the Sunbelt region is expected to expand rapidly through 2019, with cumulative job growth exceeding the national average. This job growth has increased the mobility of U.S. households and allowed for the resumption of historical migration patterns, in which retirees typically relocate to warmer areas of the country. The economic and demographic growth in cities within the Sunbelt region will likely result in greater housing demand in the future in many of our markets. On an aggregate basis, the markets that comprise our portfolio should add jobs and households at a more brisk pace than the national pace. Comparing the employment and household compound annual growth rate between the aggregate of markets in our portfolio and the nation, employment and household growth for the aggregate of markets in our portfolio through 2019 are expected to increase at a compound annual growth rate of 1.5% and 1.4%, respectively, compared with employment growth of 1.1% and household growth of 1.3% nationally.

The tables below illustrate historical and forecasted total employment growth and total household growth, calculated based on U.S. Bureau of Labor Statistics and U.S. Census Bureau data, respectively, of certain areas in the Sunbelt region and in all of the United States from 2012 to 2019 as compared to the growth in the geographic areas in which we owned properties as of June 30, 2015:

Total Employment Growth

	2012	2013	2014	2015f	2016f	2017f	2018f	2019f	2015f-2019 CAGR
Atlanta	2.1%	3.2%	4.0%	2.5%	2.2%	1.0%	1.4%	1.6%	1.5%
Austin	4.9%	4.4%	3.1%	2.3%	2.4%	2.2%	2.8%	3.0%	2.6%
Birmingham	1.2%	1.6%	0.9%	1.4%	1.2%	0.4%	0.9%	1.1%	0.9%
Charlotte	3.0%	2.9%	3.5%	2.0%	1.5%	0.7%	1.0%	1.3%	1.1%
Dallas	3.0%	3.1%	3.8%	2.3%	2.2%	1.9%	2.3%	2.5%	2.2%
Jacksonville	1.9%	3.1%	2.6%	2.9%	1.9%	0.7%	0.9%	1.1%	1.2%
Nashville	3.8%	3.7%	3.1%	2.6%	2.2%	1.0%	1.5%	1.9%	1.6%
Orlando	3.1%	3.6%	4.6%	3.2%	1.9%	0.8%	1.0%	1.2%	1.2%
Raleigh	3.1%	2.9%	3.5%	2.5%	2.3%	1.3%	1.5%	1.7%	1.7%
San Antonio	3.3%	2.9%	3.3%	2.2%	2.1%	1.8%	2.2%	2.4%	2.1%
Tampa	2.3%	2.5%	2.7%	2.0%	1.6%	0.8%	1.0%	1.3%	1.2%
Houston	4.5%	3.2%	3.7%	0.9%	0.7%	1.2%	1.7%	1.7%	1.3%
West Palm Beach	2.3%	4.0%	3.1%	1.9%	1.6%	0.7%	0.9%	1.1%	1.1%
Portsmouth	1.5%	0.5%	0.4%	1.0%	0.9%	0.2%	0.5%	0.7%	0.6%
Greensboro	2.3%	4.0%	3.1%	1.9%	1.6%	0.7%	0.9%	1.1%	1.1%
Melbourne	-0.9%	0.2%	2.7%	1.8%	1.4%	0.5%	0.7%	1.1%	0.9%
Columbia	3.0%	2.7%	0.0%	1.4%	1.2%	0.4%	0.6%	0.9%	0.8%
Fort Myers	4.0%	5.2%	5.1%	2.0%	1.5%	0.6%	0.8%	1.1%	1.0%
Daytona Beach	1.4%	2.9%	2.2%	1.9%	1.0%	0.5%	0.7%	1.0%	0.8%

Company Aggregate	3.0%	3.1%	3.3%	2.0%	1.7%	1.2%	1.5%	1.7%	1.5%
U.S. Total	1.7%	2.4%	2.1%	1.8%	1.7%	0.5%	0.8%	1.5%	1.1%

Sources: U.S. Bureau of Labor Statistics, RCG

Total Household Growth

	2012	2013	2014	2015f	2016f	2017f	2018f	2019f	2015f-2019 CAGR
Atlanta	1.5%	1.6%	1.3%	1.2%	1.1%	1.2%	1.1%	1.0%	1.1%
Austin	0.2%	3.6%	3.1%	2.9%	2.6%	2.5%	2.5%	2.6%	2.6%
Birmingham	1.1%	-1.4%	0.5%	0.4%	0.4%	0.3%	0.3%	0.3%	0.4%
Charlotte	0.6%	2.1%	2.0%	1.8%	2.4%	2.2%	2.5%	2.5%	2.2%
Dallas	1.6%	2.1%	1.8%	1.7%	1.5%	1.5%	1.5%	1.5%	1.5%
Jacksonville	0.0%	1.4%	1.5%	1.5%	1.5%	1.5%	1.5%	1.6%	1.5%
Nashville	0.5%	2.4%	1.8%	2.0%	1.4%	1.0%	1.2%	1.3%	1.4%
Orlando	1.7%	0.2%	2.3%	1.8%	1.3%	0.9%	1.0%	1.0%	1.2%
Raleigh	3.4%	1.4%	2.2%	2.1%	1.9%	1.7%	2.1%	2.1%	2.0%
San Antonio	0.5%	1.6%	2.0%	1.8%	1.5%	1.4%	1.6%	1.6%	1.6%
Tampa	2.0%	0.7%	1.0%	1.1%	1.1%	1.0%	1.1%	1.1%	1.1%
Houston	1.6%	3.3%	2.0%	1.4%	1.2%	1.3%	1.4%	1.4%	1.3%
West Palm Beach	0.1%	1.6%	1.2%	1.0%	0.9%	1.0%	1.2%	1.2%	1.0%
Portsmouth	1.9%	-0.5%	0.6%	0.7%	0.6%	0.6%	0.6%	0.6%	0.6%
Greensboro	1.1%	-0.2%	0.8%	0.7%	0.8%	0.7%	0.8%	0.8%	0.7%
Melbourne	0.9%	0.5%	0.6%	0.6%	0.4%	0.5%	0.5%	0.6%	0.5%
Columbia	-0.5%	1.0%	1.1%	1.1%	1.0%	0.9%	0.9%	1.0%	1.0%
Fort Myers	2.8%	2.1%	2.2%	2.3%	2.1%	1.9%	1.8%	1.9%	2.0%
Daytona Beach	4.0%	0.4%	0.5%	0.5%	0.3%	0.3%	0.4%	0.5%	0.4%

Company Aggregate	1.3%	1.6%	1.6%	1.5%	1.3%	1.3%	1.3%	1.4%	1.4%
U.S. Total	1.0%	1.1%	1.4%	1.6%	1.4%	1.2%	1.2%	1.4%	1.3%

Sources: U.S. Census Bureau, RCG

Competitive Advantages

We believe that we distinguish ourselves from other owners and operators of apartment communities as a result of the following competitive strengths:

•	Well-located portfolio in key submarkets in the Sunbelt region which are experiencing population and employment growth. We strategically have concentrated our portfolio of mid-market apartment communities in certain key submarkets throughout the Sunbelt region, including our three largest markets, Dallas, Texas, Atlanta, Georgia and Charlotte, North Carolina. For the month ended March 31, 2015, 78% of our net operating income, or NOI, was generated by our apartment communities located in the top 20 U.S. metropolitan areas, or MSAs, based on projected population growth from 2015-2019, according to RCG.

•	Experience in identifying and acquiring properties where we can deploy our expertise in successfully renovating and repositioning such properties. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, accounting for 26.9% of the total units in our consolidated properties, all of which have been completed. Our average revenue per occupied unit increased by 15.9% in the aggregate for those 20 consolidated properties. This measure compares the average revenue per occupied unit in each of those 20 consolidated properties for the month ended May 31, 2015 (at which point the average occupancy at such properties was 96.0%) to the average revenue per occupied unit for each such property for the month during which the renovation and repositioning project commenced (at which point the average occupancy at such properties was 95.0%), which ranged from September 2013 to February 2014. This substantial experience enhances our ability to deploy capital toward those projects that we believe will have the most favorable impact on our revenue.

•	Strong operational track record. We believe we have strong customer service and a technologically-advanced resident service platform, which includes streamlined online leasing and resident portals for online and mobile payments, service requests and communications. Our average revenue per occupied unit increased from $861 for the month ended March 31, 2014 to $949 for the month ended March 31, 2015, representing a 10.2% increase during that time period. For the twelve months ended March 31, 2015, we achieved average renewals of approximately 54.1%, while maintaining high average occupancy of 94.5%. Our average renewal rate exceeds the multifamily industry average of 45% for the year ended December 31, 2014 according to the National Apartment Association, or NAA.

•	Successful acquiror of properties in non-marketed transactions. We have a history of successfully acquiring properties in non-marketed transactions, and our team possesses detailed knowledge of and familiarity with the submarkets in which our portfolio is concentrated and in which we are seeking to expand. In 2013, we acquired 16 properties comprising 5,329 units from unaffiliated third parties in non-marketed transactions for an aggregate purchase price of approximately $422 million, and, in 2014, we acquired three properties comprising 894 units from unaffiliated third parties in non-marketed transactions for an aggregate purchase price of approximately $69.5 million.

•	Experienced management team, with substantial experience in apartment community acquisition, operation, investment and value creation. Our management team’s expertise in evaluating properties and identifying opportunities to enhance those properties is derived from its years of experience in acquiring, repositioning and renovating properties. Each of our key executives, including Messrs. Olander and Remppies, has considerable experience building successful real estate companies, including significant experience in the multifamily sector. Messrs. Olander and Remppies have collectively invested in and sold approximately 82,000 multifamily units with a value of over $5.2 billion over the past 30 years.

Business and Growth Strategies

Our primary business objectives are to achieve stable cash flows, generate competitive risk-adjusted returns and maximize stockholder value through owning, managing, acquiring, redeveloping and repositioning mid-market, garden-style apartment communities in the Sunbelt region of the U.S. by pursuing the following business and growth strategies:

•	Increase our revenue and cash flow through proactive management of our portfolio and operations. Our operating strategy includes a “hands-on” management style, which includes close and frequent contact between senior management and other employees, extensive reporting processes and frequent on-site visits. We believe our employees are our strength so we incentivize and train our team members to achieve performance goals, including through the use of performance-based compensation. This operating strategy enables us to adopt an active approach to property management by aggressively leasing available units through targeted marketing and emphasizing regular maintenance and periodic renovations and repositioning to meet the needs of residents.

•	Identify and pursue attractive acquisition opportunities in our target markets in the Sunbelt region. Our acquisition strategy is focused on acquiring mid-market multifamily properties in key infill submarkets in the Sunbelt region where (1) there is limited land available for development, (2) population growth rates are expected to exceed the national average or economic growth is expected to be strong and/or (3) the average income of the residents generally exceeds the average income for the metropolitan area in which the community is located. In certain circumstances, certain of our joint venture partners have participation rights to invest in any new properties with us. In evaluating potential acquisitions, the primary factor we consider is the property’s current and projected cash flow.

•	Increase our revenues through targeted repositioning and renovation opportunities. We are focused on identifying and acquiring properties that present attractive renovation and repositioning opportunities. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which we have completed. We undertake improvement projects with respect to exterior appearance, or “curb appeal,” landscaping, amenities, branding and interiors to accomplish three primary goals: (1) raising our revenues from improved properties and units; (2) minimizing operational and ongoing capital expenditure costs; and (3) improving the quality, or “asset class,” of our properties.

•	Dispose of certain properties and strengthen our presence in our target markets in the Sunbelt region. We continuously evaluate our portfolio to decide whether there are properties that may be advantageous to sell. As a result of these evaluations, we make determinations as to whether one or more properties should be sold or otherwise disposed of after consideration of other relevant factors, including the current and projected performance of the property, market and economic conditions and continued qualification as a REIT, with a view toward achieving our principal investment objectives. When appropriate to minimize our tax liabilities, we may structure the sale of a property as a “like-kind exchange” under the federal income tax laws so that we acquire qualifying like-kind replacement property meeting our investment objectives without recognizing a taxable gain on the sale.

Our Portfolio

As of March 31, 2015, our portfolio included a total of 75 consolidated properties (including six properties held through consolidated joint ventures) with an aggregate of 23,492 units and approximately 21.5 million square feet of gross leasable area. Since March 31, 2015, we sold two of our consolidated properties, Courtyard on the River and Landmark at Magnolia Glen, consisting of a total of 1,376 units for a combined purchase price of $84.5 million. As of March 31, 2015, we also managed and held minority interests in ten managed equity investment properties, which include our non–controlling interest in two apartment communities held through unconsolidated joint ventures and our indirect minority ownership interest through our investment in Timbercreek U.S. Multi-Residential (U.S.) Holding L.P., a Delaware limited partnership, or Timbercreek Holding, of eight properties acquired by Timbercreek U.S. Multi-Residential Operating L.P., or the Timbercreek Fund. Timbercreek Holding is a limited partner in the Timbercreek Fund. Since March 31, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, and the Timbercreek Fund sold two other managed equity investment properties. As of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund. As of June 30, 2015, we also had five managed third party properties.

Our apartment communities are located primarily in key submarkets throughout the Sunbelt region. For the month of March 31, 2015, 78% of our NOI was generated by our apartment communities that, according to RCG, are located in the top 20 U.S. MSAs based on projected population growth from 2015-2019. We believe that concentrating our apartment communities in these markets provides us with significant growth potential and positions us to achieve stable cash flows, generate competitive risk-adjusted returns and maximize stockholder value. We believe that the economic and demographic characteristics of markets listed in the table below provide a strong foundation for our future operating performance. All information is presented as of March 31, 2015.

	Consolidated Properties(1)			Managed Equity Investment Properties(2)		Managed Third Party Properties(3)
Submarket	Number of Properties	Number of Units	Percentage of Property Revenue(4)	Number of Properties	Number of Units	Number of Properties	Number of Units
Dallas, TX	21	6,241	26.2%	0	0	1	198
Atlanta, GA	7	2,549	11.6%	0	0	3	2,457
Charlotte, NC	9	2,411	9.5%	1	476	0	0
Tampa Bay, FL	5	1,638	6.8%	0	0	0	0
Birmingham, AL	3	1,640	6.2%	0	0	0	0
Orlando, FL	4	1,434	6.3%	1	296	2	420
Austin, TX	3	974	4.8%	1	229	2	388
Nashville, TN	3	1,000	4.5%	0	0	0	0
Raleigh, NC	3	969	3.8%	3	1,038	0	0
San Antonio, TX	2	705	3.3%	0	0	2	383
Jacksonville, FL	3	870	3.2%	1	232	5	1,442
Houston, TX	2	602	3.2%	0	0	1	272
Columbia, SC	3	796	3.1%	0	0	0	0
Melbourne, FL	2	436	1.6%	1	208	0	0
Other(5)	5	1,227	5.9%	2	967	0	0

Total Properties	75	23,492	100.0%	10	3,446	16	5,560

(1)	Consists of 75 consolidated properties. We had a 100% ownership interest in 69 of these properties and a controlling interest in the remaining six apartment communities held through consolidated joint ventures. Since March 31, 2015, two of these properties were sold.
(2)	Consists of ten properties in which we owned a minority interest (including two communities held through unconsolidated joint ventures). Since March 31, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, and the Timbercreek Fund sold two other managed equity investment properties. We hold an indirect equity interest in, and manage, the remaining six managed equity investment properties, all of which are owned by the Timbercreek Fund, in addition to our managed properties owned by affiliates of certain of our board members and other parties.
(3)	We had no ownership interest in any of these properties as of March 31, 2015. Since March 31, 2015, we transferred the property management for 11 of the 16 managed third party properties.
(4)	This information is presented for the month of March 2015. Property revenue includes total rental income and other ancillary income. Other ancillary income represented 14.0% of property revenue.
(5)	Includes Portsmouth, VA, Daytona Beach, FL, Greensboro, NC, Charlottesville, VA and Palm Beach, FL.

All of our properties are garden-style communities except for two mid-rise apartment communities that represented 1.4% of our property revenue for the month of March 2015. Many of our properties feature amenities that we believe appeal to renters in our submarkets, including swimming pools, fitness centers, business centers, green spaces, including playgrounds and picnic areas, dog parks, pet care centers and on-site “coffee houses” equipped with Wi-Fi. Most of our apartment communities offer one to three bedroom apartment options, with some offering studios or four bedroom apartments, as well.

Recent Developments

Since March 31, 2015, we sold two of our consolidated properties, Courtyards on the River and Landmark at Magnolia Glen, consisting of a total of 1,376 units for a combined purchase price of $84.5 million. We used a portion of the net proceeds to us from the sale of these two properties to redeem a portion of our outstanding 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, or the Series D Preferred Stock, and the 9.25% Series E Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, or the Series E Preferred Stock, on May 11, 2015, June 1, 2015 and June 25, 2015.

In connection with the sale of the property known as Landmark at Magnolia Glen, we entered into (i) an Amendment, Waiver and Termination of Tax Protection Agreement, or the Magnolia Glen Amendment, and (ii) a Tax Protection Agreement, or the New TPA, with Elco North America Inc., or ENA, an entity affiliated with Messrs. Israeli and Salkind, two members of our board, and certain other parties named therein, or the Tax Protected Partners. Pursuant to the Magnolia Glen Amendment (i) the Tax Protected Partners waived any tax protection payments they were entitled to in connection with the sale of the Landmark at Magnolia Glen property, (ii) we entered into the New TPA to provide tax protection on our properties known as Landmark at Ocean Breeze, Grand Arbor Reserve, Landmark at Avery Place, Landmark at Lake Village North, Landmark at Lake Village East, Landmark at Lake Village West, Landmark at Laurel Heights, Landmark at Bella Vista, Landmark at Woodland Trace and Landmark at Grayson Park as set forth therein in an aggregate amount of $18.3 million that was equivalent to the tax protection that such Tax Protected Partners were entitled to in connection with the sale of Landmark at Magnolia Glen, and (iii) we used approximately $5.1 million from the net proceeds of the sale to pay in full the outstanding principal and interest on that certain Subordinated Promissory Note dated March 14, 2013 issued to Elco Landmark Residential Holdings II, LLC, or ELRH II, an affiliate of ENA.

In connection with the sale of Landmark at Magnolia Glen, we also entered into an Amendment, Waiver and Termination of Tax Protection Agreement with Legacy Galleria, LLC, or the Legacy Amendment. Pursuant to the Legacy Amendment, (i) Legacy Galleria, LLC waived any tax protection payments it may have been entitled to in connection with the sale, (ii) we used approximately $501,000 from the net proceeds from the sale to pay in full the outstanding principal and interest on that certain Subordinated Promissory Note dated October 19, 2012 issued to Legacy Galleria, LLC, or the Legacy Unsecured Note, and (iii) we used approximately $10.9 million from the net proceeds of the sale to redeem from Legacy Galleria, LLC, 1,340,966 OP units at a price of $8.15 per OP unit.

In addition, we are under contract to sell one of our consolidated properties. Such contract contains customary terms, including closing conditions, and there is no guarantee that we will be able to consummate such transaction on the terms contemplated or at all. We intend to use all or substantially all of the net proceeds to us in connection with the consummation of such transaction to redeem a portion of the Series D Preferred Stock and the Series E Preferred Stock.

Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million and $285,000 in management fee revenue for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively, related to the 11 formerly managed third party properties.

On April 30, 2015, we, through wholly-owned subsidiaries of our operating partnership, obtained five separate mortgage loans from CBRE Capital Markets for five of our properties known as Landmark at Andros Isles, Arboleda, Grayson Park, Residences at Braemar and Stanford Reserve, which will in turn be assigned to Fannie Mae and serviced by CBRE Capital Markets. Each of the five loans is secured by these five properties, and each of the loans is cross-collateralized and cross-defaulted with the other four loans. The aggregate balance of the new mortgage loan payables is $112.4 million. The new mortgage loan payables each have a 10-year term maturing on May 1, 2025, and each accrues interest at a floating rate equal to one-month LIBOR plus 1.72%. We purchased interest rate caps for each loan for a term of four years. We used the net proceeds to us from the new loans to repay in full the $80.4 million outstanding balance on the five existing mortgage loan payables, $2.7 million of interest and yield maintenance prepayment penalties and we paid approximately $3.5 million for the settlement of the Landmark at Andros Isles acquisition contingent consideration. Existing lender held escrows of $543,000 were also applied to mortgage loan payables outstanding. We used the remainder of the net proceeds to us to redeem a portion of the outstanding Series D Preferred Stock and Series E Preferred Stock.

On June 4, 2014, we acquired our consolidated property known as Landmark at Andros Isles, which included acquisition contingent consideration based on a calculation of future net operating income (which included the payment of principal and interest on the mortgage loan payable as defined in the definitive agreements) over the four-year period subsequent to the acquisition, with a total payout not to exceed $4.0 million. On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with such acquisition for aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 was issued in shares of our common stock at a per share value of $8.15, in each case, to DK Gateway Andros II LLC, an entity affiliated with Mr. Kobel, our chairman. In addition, in connection with our April 30, 2015 refinancing of the loan on Landmark at Andros Isles, we used funds released from escrow to redeem from DK Gateway Andros II LLC, 100,773 OP units for $821,300, or $8.15 per OP unit, as required by contractual obligation. There is no longer acquisition contingent consideration related to this acquisition.

Since March 31, 2015, two of our managed equity investment properties were sold by the Timbercreek Fund. As of June 30, 2015, we received approximately $1.7 million of distributions in connection with the sale of the two properties. In addition, on June 24, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, consisting of a total of 750 units for a combined purchase price of approximately $6.9 million. We no longer manage these properties and as a result of such dispositions, as of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund.

On June 10, 2015, we, through a wholly-owned subsidiary of our operating partnership, refinanced our existing mortgage loan by obtaining a new mortgage loan from CBRE Capital Markets, Inc. for our property known as Reserve at Mill Landing, which will in turn be assigned to Freddie Mac and serviced by GEMSA Loan Services. The loan is secured by the property. The new mortgage loan matures on July 1, 2022, and accrues interest at a floating rate equal to the 1-month LIBOR rate plus 2.52%. We purchased an interest rate cap for this loan with a term of three years. The balance of the new loan is approximately $15.3 million.

On June 17, 2015, we, through our wholly-owned subsidiary of our operating partnership, refinanced our existing mortgage loan by obtaining a new mortgage loan from CBRE Capital Markets, Inc. for our property known as Creekside Crossing, which will in turn be assigned to Freddie Mac and serviced by GEMSA Loan Services. The loan is secured by the property. The new mortgage loan matures on July 1, 2022, and accrues interest at a floating rate equal to the 1-month LIBOR rate plus 2.44%. We purchased an interest rate cap for this loan with a term of three years. The balance of the new loan is approximately $17.3 million.

Between April 1, 2015 and June 30, 2015, we used $47.0 million of property sale and loan refinancing proceeds to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $34.6 million of proceeds to redeem 3,139,867 shares of the Series D Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions. We used $12.4 million of proceeds to redeem 1,107,678 shares of the Series E Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemptions referenced above, 17,446,385 shares of the Series D Preferred Stock and 6,154,722 shares of the Series E Preferred Stock remained outstanding.

Properties Held Through Joint Ventures

As of June 30, 2015, we had ownership interests in six properties that are owned by joint ventures. Each joint venture is structured through a limited liability company that wholly owns the property. Our ownership interest in these joint ventures is held through our operating partnership, and our percentage ownership interest in these joint ventures ranges from 51.1% to 61.2%. We currently manage all of our joint venture properties. There are risks related to our ownership of joint ventures. See “Risk Factors—Risks Related to Our Business—Our joint ownership of certain properties may involve risks not associated with direct ownership, which may materially and adversely affect us, including our financial condition, cash flows and results of operations.”

We have a right of first refusal to acquire the interests of any partner in our joint venture for our Landmark at Maple Glen property that desires to sell its partnership interest therein.

Our joint venture strategy is to continue to co-invest with joint venture partners where we believe that the arrangement will allow us to obtain a higher return on our investment. We will do so by leveraging our skills in acquiring, repositioning and renovating properties while simultaneously spreading risk amongst our joint venture partners. While we intend to continue to strategically invest in joint venture arrangements, we do not plan to co-invest and acquire interests in properties through resident in common syndications.

The table below sets forth certain information with respect to our joint venture properties.

U.S. Joint Ventures	Ownership %		Number of Units	Joint Venture Partner
Landmark at Chesterfield	61.2	%(1)	250	Harel Insurance and Finance
Landmark at Coventry Pointe	61.2	%(1)	250	Harel Insurance and Finance
Landmark at Grand Oasis	61.2	%(1)	434	Harel Insurance and Finance
Landmark at Rosewood	61.2	%(1)	232	Harel Insurance and Finance
Stafford Landing	60.2	%(1)	522	Legacy Capital Partners
Landmark at Maple Glen	51.1	%(1)	358	Menora Mivtachim Insurance Ltd.

TOTAL			2,046

(1)	The joint venture is consolidated due to our controlling interest in the ownership of the entity which owns the property. Non-controlling interest is recognized for the portion of a consolidated joint venture not owned by us.

Our Renovation and Repositioning Projects

Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which have been completed. Information concerning these projects is set forth in the table below.

Property	Submarket	Expenditures Between 9/30/13 and 3/31/15 (in thousands)	Renovation Commencement Date	Renovation Completion Date
Landmark at Gleneagles	Dallas, TX	$2,440	9/30/2013	9/30/2014
Landmark at Mallard Creek	Charlotte, NC	926	9/30/2013	7/31/2014
Landmark at Prescott Woods	Austin, TX	1,235	9/30/2013	9/30/2014
Landmark at Stafford Landing	Orlando, FL	2,214	9/30/2013	3/31/2015
Stanford Reserve	Charlotte, NC	783	9/30/2013	9/30/2014
Landmark at Glenview Reserve	Nashville, TN	2,180	10/31/2013	9/30/2014
Landmark at Lyncrest Reserve	Nashville, TN	1,184	10/31/2013	7/31/2014
Landmark at Wynton Pointe	Nashville, TN	1,476	10/31/2013	9/30/2014
Fountain Oaks	Jacksonville, FL	499	11/30/2013	9/30/2014
Landmark at Battleground Park	Greensboro, NC	861	11/30/2013	7/31/2014
Landmark at Monaco Gardens	Charlotte, NC	1,012	11/30/2013	7/31/2014
Landmark at Preston Wood	Dallas, TX	936	11/30/2013	7/31/2014
Lexington on the Green	Raleigh, NC	629	11/30/2013	9/30/2014
Heights at Olde Towne	Portsmouth, VA	501	12/31/2013	9/30/2014
Landmark at Barton Creek	Austin, TX	1,161	12/31/2013	9/30/2014
Landmark at Collin Creek	Dallas, TX	1,772	12/31/2013	9/30/2014
Landmark at Courtyard Villas	Dallas, TX	1,058	12/31/2013	9/30/2014
Landmark at Sutherland Park	Dallas, TX	1,855	12/31/2013	9/30/2014
Landmark at Pine Court	Columbia, SC	1,027	2/28/2014	12/31/2014
Landmark at Spring Creek	Dallas, TX	1,797	2/28/2014	11/30/2014

TOTAL:		$25,546

For the remainder of 2015, our planned capital expenditures only include recurring costs to maintain our properties.

Summary Risk Factors

You should carefully consider the following important risks, as well as the additional risks described in “Risk Factors,” before making a decision to invest in our Class A Common Stock:

•	Substantially all of our consolidated properties are located in the Sunbelt region and 47.3% of our revenues for the month of March 2015 were derived from our consolidated properties located in the Dallas, Texas, Atlanta Georgia and Charlotte, North Carolina MSAs, and adverse economic, market, weather and other developments in these regions may materially and adversely affect us, including our results of operations and financial condition and cash flows.

•	We have experienced rapid growth through acquisitions since 2012 and do not expect our business to continue to grow at the same rate in the future.

•	Our revenues are significantly influenced by demand for apartment communities generally, and a decrease in such demand may materially and adversely affect us, including our revenues and our ability to make distributions to our stockholders, and the market price of our Class A Common Stock.

•	Implementation of the Restructuring Transactions under the Omnibus Agreement will restrict our ability to dispose of properties without adverse tax costs to us and our stockholders and could adversely affect our ability to be acquired in a transaction in which the acquiror expects to obtain tax basis in our assets based on full fair market value, which could affect adversely the amount an acquiror would pay in such a transaction.

•	Our ownership limits restrict ownership of our common stock by non-U.S. persons so that we and Landmark II can qualify as DCRs. Due to the existing ownership of our common stock, and the existing rights to acquire our common stock upon the exchange of OP units, upon the exercise of warrants and upon the exercise of put rights, by non-U.S. persons, the ownership of our common stock by other non-U.S. persons will be very limited.

•	If we do not achieve anticipated growth in occupancy or rental rates following our investment of funds in renovations, repositionings and improvements, we may be materially and adversely affected, including our financial condition, cash flows, results of operations and revenues.

•	Our future capital expenditures may be higher than anticipated, which may materially and adversely affect us, including our financial condition, liquidity and results of operations.

•	Our joint ownership of certain properties may involve risks not associated with direct ownership, which may materially and adversely affect us, including our financial condition, cash flows and results of operations.

•	We have and may in the future pay distributions to our stockholders from sources other than our cash flows provided by operating activities, including from borrowed funds, which may materially and adversely affect us, including our financial condition, our liquidity and the market price of our Class A Common Stock.

•	As of March 31, 2015, we had outstanding approximately $1.1 billion of debt on a pro forma basis, including $233.4 million on a pro forma basis due in the next twelve months, and a debt to gross assets ratio of 62.4% on a pro forma basis, which could materially and adversely affect us, including our future financial condition, results of operations and competitive position.

•	Some of our directors and officers have conflicts of interest that could materially and adversely affect us.

•	Failure to remain qualified as a REIT for federal income tax purposes would subject us to federal income tax on our taxable income at regular corporate rates, which would substantially reduce our ability to pay distributions to our stockholders.

•	Tax protection agreements could limit our ability to sell or otherwise dispose of certain properties and may require our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business, which may materially and adversely affect us, including our financial condition.

•	Certain tax protection agreements include put rights which, if exercised, would cause us to inherit the contributor’s tax basis and could cause us to inherit the contributor’s tax liabilities.

•	Because we have a large number of stockholders and our Class A Common Stock was not listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell our shares of Class A Common Stock, which could cause the price of our Class A Common Stock to decline significantly.

•	There has been no public market for our Class A Common Stock prior to this offering and an active trading market may not develop or be sustained following this offering, which may negatively affect the market price of our Class A Common Stock and make it difficult for investors to sell their shares.

Structure of Our Company

Our Company

We were incorporated in Maryland as a corporation on December 21, 2005. We are self-administered and self-managed, and we conduct substantially all of our operations through our operating partnership. We are in the business of acquiring, owning and managing a diverse portfolio of quality properties with stable cash flows and growth potential in the Sunbelt region. We may acquire and have acquired other real estate-related investments. We focus primarily on investments that produce current income. We have qualified and elected to be taxed as a REIT under the Code for federal income tax purposes commencing with our taxable year ended December 31, 2006. We intend to continue to meet the requirements for qualification and taxation as a REIT. On October 22, 2014, we changed our name from Landmark Apartment Trust of America, Inc. to Landmark Apartment Trust, Inc.

Our Operating Partnership

We own, and expect to continue to own, all of our assets directly or indirectly through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership. Upon completion of the Restructuring Transactions described below and this offering,              OP units and              LTIP units in our operating partnership will be outstanding, and we, directly or indirectly through Landmark II, will own     % of the total outstanding OP units.

Our OP units will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. Subject to applicable limitations imposed by the terms of our agreements with our preferred stockholders and lenders, we generally have the exclusive power under the partnership agreement to manage and conduct the business and affairs of our operating partnership as sole general partner, subject to certain approval and voting rights of the limited partners which are described more fully in the section “Description of the Partnership Agreement of Landmark Apartment Trust Holdings, LP.”

Our Structure

The following diagram depicts our expected ownership structure upon completion of the Restructuring Transactions and this offering, assuming an IPO price of $         per share, which is the mid-point of the price range set forth on the cover of this prospectus.

(1)	Certain assets are held in joint ventures with third party investors.
(2)	Percentage ownership of the Company reflects all classes of our common stock combined and percentage ownership of our operating partnership reflects all classes of OP units and LTIP units combined.

Restructuring Transactions under Omnibus Agreement

On December 31, 2013, we entered into an agreement, which we refer to as the Omnibus Agreement, with ELRH, Elco Ltd. (formerly known as Elco Holdings, Ltd.), or EL, and ENA. ENA is currently wholly-owned by EL, and ENA currently owns a majority interest in ELRH. The Omnibus Agreement and the transactions contemplated thereunder enabled us to acquire from ELRH (and certain affiliates and partners thereof) 26 apartment communities in exchange for OP units, cash and assumed mortgage indebtedness.

The Omnibus Agreement and the transactions contemplated thereunder also enabled a restructuring transaction of ENA. As a result, contemporaneously with the completion of this offering, we will consummate each of the following transactions, known as the Restructuring Transactions:

•	a reorganization and recapitalization transaction by ENA resulting in ENA owning no assets other than OP units and shares of our common stock received upon conversion of any OP units and having no debt or liabilities, other than those incurred under the Omnibus Agreement and certain tax liabilities;

•	the election by ENA to be taxed as a REIT for federal and state income tax purposes and to qualify as a DCR;

•	the reincorporation of ENA from a Delaware corporation to a Maryland corporation under the name “Landmark Apartment Trust II, Inc.”;

•	the acquisition by us of a majority interest in Landmark II, which we will accomplish by contributing all of the net proceeds received by us from this offering to Landmark II in exchange for a number of shares of Series L common stock of Landmark II, or Series L Landmark II shares, equal to the number of shares of our Class A Common Stock issued by us in this offering (excluding any shares of Class A Common Stock sold by the selling stockholders); and

•	the contribution from Landmark II to our operating partnership of net proceeds received by Landmark II from our acquisition of Series L Landmark II shares, in exchange for which Landmark II shall receive additional Class A OP units, which will result in all of the net proceeds to us from this offering ultimately being contributed to our operating partnership in exchange for Class A OP units.

The foregoing transactions shall be consummated sequentially, but simultaneously with this offering. Following our acquisition of Series L Landmark II shares at the time of completion of this offering, we will own a majority of the outstanding voting stock of Landmark II. EL will own the remaining capital stock of Landmark II (excluding shares of preferred stock issued to 100 or more stockholders admitted for the purpose of REIT qualification) in the form of shares of Series E common stock of Landmark II, or Series E Landmark II shares, in the same number of shares as is equal to the number of OP units held by ENA prior to the Restructuring Transactions, plus the number of shares of our common stock (if any) that ENA owned immediately prior to this offering (after giving effect to the Recapitalization).

Ongoing Obligations Under the Omnibus Agreement

In the Omnibus Agreement, we agreed with EL to continue to cause each of Landmark II and us to qualify as a DCR following the completion of this offering, including by maintaining certain restrictions on ownership and transfer of our common stock described below under the section entitled “Description of Securities—Restrictions on Ownership and Transfer” and refraining from taking any action that would prevent Landmark II or us from qualifying as a DCR, until the earliest to occur of the following (which date is referred to herein as the DCR Release Date):

•	one year after the date that EL obtains an opinion of nationally-recognized tax counsel with expertise in the taxation of REITs that the disposition of its Series E Landmark II shares will not result in the payment by EL of federal or state income tax in the U.S., which opinion EL is required to use its commercially reasonable efforts to obtain no later than the five-year anniversary of the completion of this offering;

•	the date on which EL ceases to own any Series E Landmark II shares; and

•	the seven-year anniversary of the closing of the Restructuring Transactions.

The ownership and other restrictions to which we agreed in the Omnibus Agreement have the effect of limiting the maximum percentage ownership by non-U.S. persons of the aggregate of our outstanding shares of capital stock. In addition, the restrictions on ownership and transfer generally have the effect of prohibiting any person from owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code.

EL will have the right, at any time and from time to time (but not exceeding four times per year), to require that all or any part of the Series E Landmark II shares held by it be redeemed by Landmark II for cash. The price per Series E Landmark II share that Landmark II will pay to EL as the redemption price for such shares shall be an amount per share equal to the closing price per share of our Class A Common Stock on the day immediately preceding the date of delivery of the redemption notice. In lieu of Landmark II paying cash to EL for the Series E Landmark II shares that it has elected to redeem, we may elect to purchase from EL the Series E Landmark II shares being redeemed by delivering to EL a number of shares of our Class A Common Stock equal to the number of such Series E Landmark II shares.

Landmark II Stockholders Agreement

Contemporaneously with the completion of this offering, we will enter into a stockholders agreement, or the Landmark II Stockholders Agreement, with EL and Landmark II relating to certain corporate governance matters and tax-related obligations, among other things.

We have agreed that Landmark II will be required to satisfy the ownership tests in Section 897(h)(4) of the Code based upon both (i) our status as a single domestic stockholder of Landmark II and (ii) our stockholders being deemed to be the indirect stockholders of Landmark II on a pro rata basis. In addition, the Landmark II Stockholders Agreement imposes certain restrictions on our and other stockholders’ ability to transfer shares in Landmark II.

In addition to the tax and transfer-related restrictions described above, we have agreed in the Landmark II Stockholders Agreement to take all actions in our control, including with respect to the voting of our Series L Landmark II shares, required to (i) set the number of directors of Landmark II at the same number of directors that have been elected to our board, and (ii) cause the election of all directors on our board to the board of Landmark II, except that, at all times until the DCR Release Date, EL will have the right to nominate two members to the board of Landmark II and we have agreed to take all actions in our control, including by voting our Series L Landmark II shares or executing consents in favor of EL’s nominees, to cause such nominees to be elected to the board of Landmark II regardless of whether EL has the right to nominate two members to our board. In the event of the resignation, removal or other inability of any of the initial Landmark II board nominees (other than those nominated by EL) to serve, we and EL will be required to mutually agree on any replacement. See “Structure of Our Company—Landmark II Stockholders Agreement.”

We have also agreed that certain major decisions by Landmark II will require our and EL’s unanimous prior written approval.

Corporate Governance Agreement

On January 7, 2014, in connection with the issuance of our Series E Preferred Stock, we entered into an amended and restated corporate governance agreement, or the Corporate Governance Agreement, with each of ELRH, OPTrust, DK Landmark, LLC, or DK Landmark, an affiliate of DeBartolo, iStar, BREDS II Q Landmark LLC, or BREDS, and solely in their capacity as holders of our common stock, Mr. Kobel, the chairman of our board, and Mr. Lubeck, our former executive chairman. Pursuant to the Corporate Governance Agreement, each of ELRH, DK Landmark, BREDS and iStar are entitled to nominate one or more director nominees for election to our board and currently have representatives who serve on our board. See “Certain Relationships and Related Party Transactions—Corporate Governance Agreement.”

Benefits to Related Parties; Conflicts of Interest

Pursuant to the Corporate Governance Agreement and the terms of the Series D Preferred Stock and the Series E Preferred Stock, each of iStar and BREDS was entitled to elect a director nominee to be voted on for election by the holders of our preferred stock (iStar nominated Mr. Frey as its nominee, and BREDS nominated Mr. Nash as its nominee), and our preferred stockholders elected Messrs. Frey and Nash at our annual meeting of stockholders held on May 28, 2015.

iStar and BREDS, affiliates of our directors Messrs. Frey and Nash, are the sole holders of our outstanding Series D Preferred Stock and Series E Preferred Stock. As described under “Use of Proceeds” below, we intend to use the net proceeds to us of this offering to redeem all of our outstanding Series D Preferred Stock and Series E Preferred Stock. At such time, the rights of iStar and BREDS under the Corporate Governance Agreement, including the right to nominate a director to our board, will expire.

Upon completion of this offering and the Restructuring Transactions, certain of our continuing investors, directors, members of our senior management team and employees will receive material benefits, including those listed below. For further discussion of these benefits, see “Certain Relationships and Related Party Transactions.”

•	We have entered into indemnification agreements with our directors and executive officers at the closing of this offering, providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against such parties.

•	We have entered into a support payment agreement with ELRH II, relating to shares of common stock that ELRH II received in connection with the post-closing adjustment of consideration for the contribution of ELRH’s management business to the Company, which obligates us shortly following completion of this offering to either, at our option, issue additional shares of common stock or repurchase with cash previously-issued shares in the event that ELRH II is unable to obtain a per share price above $ (as adjusted for the Recapitalization) in the sale of shares issued to it in connection with the acquisition of 500,000 Class A Units in Timbercreek Holding and the initial pay down of $5 million of a $10 million note. ELRH II is obligated, for a period of ten business days following the shares becoming freely tradable following completion of this offering, the expiration of any lock-up period agreed to with the underwriters and (in relation to the shares of Class B Common Stock) the conversion of such shares into shares of Class A Common Stock, to use commercially reasonable efforts to sell the shares at a price above $ per share (as adjusted to give effect to the Recapitalization). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies.”

•	Concurrently with the completion of this offering, we intend to redeem, from the holders of our Series D Preferred Stock and Series E Preferred Stock, which are affiliated with Messrs. Frey and Nash, two of our directors, all of our outstanding Series D Preferred Stock and Series E Preferred Stock with the net proceeds to us from this offering, which, as of June 30, 2015, would require total payments of approximately $260.6 million. See “Structure of Our Company.”

•	Concurrently with the completion of this offering, we intend to repay promissory notes issued to ELRH II, or collectively the Notes, in the approximate amount of $616,000 in connection with the ELRM Transaction (as defined below) with the net proceeds to us from this offering.

•

We may issue to one or more entities, including an entity affiliated with Mr. Kobel, our chairman,              shares of our common stock, including              shares of our Class A Common Stock, in exchange for warrants, in the event that the offering price per share in this offering exceeds $         (after being adjusted to reflect the effects of the Recapitalization), that were issued in connection with the issuances of our Series A Cumulative Non-Convertible Preferred Stock, or our Series A Preferred Stock, and Series B Cumulative Non-Convertible Preferred Stock, or our Series B Preferred Stock, all

of which shares of Series A Preferred Stock and Series B Preferred Stock have been redeemed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Related Party Arrangements—Warrants” and “Shares Eligible for Future Sale—Warrants.”

•	We will register shares of our Class A Common Stock issued in redemption of OP units issued in connection with certain acquisitions and, if applicable, upon exercise of the warrants mentioned in the prior bullet. See “Shares Eligible for Future Sale—Registration Rights Agreements.”

•	ENA, an affiliate of two of our directors, Messrs. Salkind and Israeli, will engage in a restructuring transaction, pursuant to the Omnibus Agreement, which has this offering as a condition precedent. See “Structure of our Company.”

•	Upon the completion of this offering, in accordance with the terms of their respective employment agreements, each of Messrs. Olander, Remppies and Brooks will be eligible to receive a one-time equity compensation award in an amount equal to $1,000,000 for Mr. Olander, $900,000 for Mr. Remppies and $1,000,000 for Mr. Brooks.

Restrictions on Ownership of Our Shares

In order to remain qualified as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year, other than our first REIT taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

Because our board believes it is essential for our Company to continue to qualify as a REIT and to ensure that we and ENA each qualifies as a DCR for federal income tax purposes, our charter generally prohibits:

•	any person from owning more than the lesser of (a) 9.9% and (b) the percentage determined at the time of completion of this offering by dividing (i) the excess of (A) 49.9% over (B) the percentage in value of the aggregate of the outstanding shares of capital stock that would be considered to be beneficially owned by an “individual” by reason of attribution from EL by (ii) four, in value of the aggregate of the outstanding shares of capital stock;

•	any person from owning more than the lesser of (a) 9.9% and (b) the percentage determined at the time of completion of this offering, by dividing (i) the excess of (A) 49.9% over (B) the percentage in value of the aggregate of the outstanding shares of capital stock that would be considered to be beneficially owned by an “individual” by reason of attribution from EL by (ii) four, in value or in number of shares, whoever is more restrictive, of the aggregate of outstanding shares of our common stock; and

•	any person from beneficially or constructively owning shares of our capital stock if, as a result of such beneficial or constructive ownership, the fair market value of the shares of capital stock owned directly and indirectly by non-U.S. persons would comprise more than the percentage determined at the time of completion of this offering by dividing (a) the excess of (i) 49% over (ii) one minus the percentage in value of the aggregate of the outstanding shares of capital stock of Landmark II that are owned by us, by (b) the percentage in value of the aggregate of the outstanding shares of capital stock of Landmark II that are owned by us.

Our charter permits exceptions to be made for stockholders if our board determines such exceptions will not jeopardize our qualification as a REIT or our qualification, or Landmark II’s qualification, as a DCR. The restrictions on ownership of our shares is described more fully in the section “Description of Securities—Restrictions on Ownership and Transfer.”

We have granted certain exceptions to the ownership limits in our charter. The exceptions that will still be relevant following this offering are as follows:

•	We granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit (each as defined below) to OPTrust to permit OPTrust to own up to 8% of our outstanding common stock plus the shares of common stock previously issued to OPTrust and shares of common stock issued to OPTrust upon redemption of OP units held by OPTrust, exercise of warrants and exercise of put rights pursuant to the tax protection agreements.

•	We granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to EL to permit EL to own up to 20% of our outstanding common stock.

Due to the existing ownership of our common stock, and the existing rights to acquire our common stock upon the exchange of OP units or upon the exercise of warrants, by EL and OPTrust, as applicable, the ownership of our common stock by other non-U.S. persons will be very limited. See “Risk Factors—Risks Related to Our Status as a REIT and a DCR—The ownership limits in our charter, when combined with our existing foreign ownership, could severely limit ownership of our common stock by non-U.S. persons.”

Distribution Policy

To satisfy the requirements to qualify as a REIT, and to avoid or limit paying tax on our REIT taxable income, we intend to make regular distributions of all, or substantially all, of our REIT taxable income (excluding net capital gains) to our stockholders.

We intend to avoid, to the extent possible, the fluctuations in distributions to our stockholders that might result if distribution payments were based on actual cash received during the distribution period. Accordingly, we may use cash received during prior periods, or cash received subsequent to the distribution period and prior to the payment date for such distribution payment, to pay annualized distributions consistent with the distribution level established from time to time by our board. Our ability to make and maintain regular and predictable distributions to our stockholders will depend on various factors and we may be unable to pay distributions in a regular and predictable manner, or at all. If cash available for distribution is insufficient to pay distributions to our stockholders, we may obtain the necessary funds by borrowing, issuing new securities or selling assets. These methods of obtaining funds could adversely affect future distributions to our stockholders.

The amount of distributions we pay to our stockholders is determined by our board and is dependent on a number of factors, including availability of cash flows and applicable requirements for qualification as a REIT under the federal income tax laws, our historical and projected financial condition, liquidity and results of operations, capital expenditure requirements, prohibitions and other restrictions imposed by financing covenants, and restrictions imposed by Maryland law.

We currently pay distributions to our common stockholders on a monthly basis. Immediately following the completion of this offering, we expect to start paying distributions to our common stockholders on a quarterly basis, commencing             , although no assurances can be given as to the timing or amount of any future distributions.

Our Tax Status

We were incorporated as a Maryland corporation on December 21, 2005 and elected to be taxed as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2006. We believe that we have been organized and have operated, and we intend to continue to operate, to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT. To qualify and maintain our qualification as a REIT for federal income tax purposes, we must meet certain organizational and operational requirements, including a requirement to pay distributions to our stockholders of at least 90% of our “REIT taxable income,” determined without regard to the dividends paid deduction and excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. LATPM, LLC, or our property manager, is organized as a taxable REIT subsidiary, or TRS, and accordingly is subject to income taxation.

If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal, state and local income tax at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service, or the IRS, grants us relief under certain statutory provisions. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs. Such a violation could have a material adverse effect on our results of operations, liquidity and financial condition and on our net cash available for distribution to our stockholders. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be subject to a maximum U.S. federal income tax rate of 23.80% (including the 3.8% Medicare tax on net investment income), and, subject to limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. See “U.S. Federal Income Tax Considerations.”

Company Information

Our principal executive offices are located at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230 and the telephone number is (804) 237-1335. The e-mail address of our investor relations department is IR@latapts.com, and our website is www.latapts.com. We make available on our website, free of charge, our annual, quarterly and current reports, and amendments to those reports, as soon as reasonably practicable after such material is electronically filed, or furnished, to the SEC. These reports are also available to the public, free of charge, at the SEC’s website at www.sec.gov. Information on our website is not a part of, and is not incorporated by reference into, this prospectus.

This Offering

Class A Common Stock offered by us	shares

Class A Common Stock offered by the selling stockholders	shares

Common stock to be outstanding upon

completion of this offering(1):

Class A Common Stock	shares

Class B-1 Common Stock	shares

Class B-2 Common Stock	shares

Class B-3 Common Stock	shares

Common stock, OP units and LTIP units of all classes to be outstanding upon completion of this offering (excluding OP units held by us)(1)(2)	shares of our common stock, OP units and LTIP units

Use of proceeds	We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and estimated expenses of this offering payable by us, will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full), based on an assumed IPO price of $ per share, which is the mid-point of the price range set forth on the cover of this prospectus. As described in greater detail in “Use of Proceeds,” we intend to use the net proceeds to us as follows:

•	subject to any redemptions prior to this offering, as of June 30, 2015, approximately $192.5 million to redeem all of our outstanding Series D Preferred Stock, including $18.1 million to repay aggregated accumulated and unpaid distributions thereon;

•	subject to any redemptions prior to this offering, as of June 30, 2015, approximately $68.0 million to redeem all of our outstanding Series E Preferred Stock, including $3.9 million to repay aggregated accumulated and unpaid distributions thereon and $2.6 million in yield maintenance prepayment penalty payments (as defined in “Use of Proceeds”);

•	approximately $616,000 to repay the Notes, which are scheduled to become due on the earlier of (i) May 10, 2018 or (ii) the date of our first firm commitment underwritten public offering in conjunction with which our common stock is listed for trading on the NYSE or The Nasdaq Stock Market; and

•	any remaining balance for general corporate purposes.

iStar and BREDS are the sole holders of our Series D Preferred Stock and Series E Preferred Stock and, as discussed above under “Benefits to Related Parties; Conflicts of Interest,” are affiliates of our directors Messrs. Frey and Nash.

We will not receive any of the net proceeds from the sale of shares of our Class A Common Stock in this offering by the selling stockholders. See “Use of Proceeds” on page 56.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before making a decision to invest in our Class A Common Stock.

Proposed NYSE symbol	LAT

(1)	Includes shares of our common stock issued to our continuing investors prior to this offering, consisting of shares of Class A Common Stock, shares of Class B-1 Common Stock, shares of Class B-2 Common Stock and shares of Class B-3 Common Stock. The shares of common stock issued to our continuing investors include shares of common stock that we are required to register pursuant to registration rights agreements. Excludes shares of our Class A Common Stock issuable by us upon the exercise of the underwriters’ option to purchase additional shares of our common stock, shares of our common stock that we may issue in lieu of cash to EL upon redemption of its Series E shares in Landmark II pursuant to the terms of the Omnibus Agreement, shares of our common stock that we may be required to issue to the owners of the Tax Protected Properties (as defined below) pursuant to certain tax protection agreements, shares of our common stock issuable upon exercise of outstanding warrants, shares of our common stock in the aggregate available for future issuance under our 2006 Incentive Award Plan, as amended and restated, or the 2006 Plan, and our 2012 Other Equity-Based Award Plan, as amended, or the 2012 Plan, and shares of our common stock that we may be required to issue under the support payment agreement.
(2)	Includes OP units (consisting of Class A OP units, Class B-1 OP units, Class B-2 OP units and Class B-3 OP units) and LTIP units (consisting of Class A LTIP units, Class B-1 LTIP units, Class B-2 LTIP units and Class B-3 LTIP units) expected to be outstanding upon consummation of this offering and the Restructuring Transactions, including OP units that were issued to the owners of the Tax Protected Properties pursuant to certain tax protection agreements and an aggregate of Class A LTIP units to be granted to Messrs. Olander, Remppies and Brooks upon the completion of this offering, assuming an IPO price of $ per share, which is the mid-point of the price range set forth on the cover of this prospectus. Such OP units include OP units for which we are required to register the common stock issuable upon exchange of such OP units pursuant to registration rights agreements.

Summary Selected Financial Data

The following table sets forth summary selected financial and other data on (i) a historical basis and (ii) a pro forma basis for our Company giving effect to this offering and the related use of proceeds to us thereof, the Restructuring Transactions and the other transactions described below.

You should read the following summary selected financial data and other data in conjunction with our audited historical consolidated financial statements included elsewhere in this prospectus, our audited historical consolidated financial statements not included in this prospectus, which can be found in our 2012 and 2011 Annual Reports on Form 10-K, as filed with the SEC on March 20, 2013 and March 30, 2012, respectively, our consolidated historical and unaudited pro forma consolidated financial statements and the related notes included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary selected historical consolidated balance sheet information as of December 31, 2014 and 2013 and the summary selected consolidated statement of operations information for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The summary selected historical consolidated balance sheet information as of December 31, 2012, 2011 and 2010 and the summary selected consolidated statement of operations for the years ended December 31, 2011 and 2010 have been derived from our audited historical consolidated financial statements not included in this prospectus.

The summary selected historical condensed consolidated balance sheet information as of March 31, 2015 and the summary selected condensed consolidated statements of operations for the three months ended March 31, 2015 and 2014 have been derived from our unaudited historical condensed consolidated financial statements included elsewhere in this prospectus. Our results of operations for the interim period ended March 31, 2015 are not necessarily indicative of the results that will be obtained for the year ended December 31, 2015 or any other future period.

Our unaudited pro forma consolidated statement of comprehensive operations for the year ended December 31, 2014 and the three months ended March 31, 2015 are presented as if each of the following occurred on January 1, 2014: (i) our acquisitions of 14 apartment communities in the year ended December 31, 2014, or the 2014 Acquisitions, (ii) our dispositions of four apartment communities in the year ended December 31, 2014, the disposition of four apartment communities on March 5, 2015, March 26, 2015, April 30, 2015 and May 28, 2015, and the sale of our 20% equity interest in two properties, or the Property Dispositions, (iii) our redemptions on January 23, 2015, May 11, 2015, June 1, 2015 and June 25, 2015 of a portion of our Series D Preferred Stock and our Series E Preferred Stock, or Redemption of Preferred Stock, (iv) the use of the net proceeds to us from this offering, (v) the Restructuring Transaction, (vi) repayment of the Legacy Unsecured Note and $5 million of the Notes and (vii) the Recapitalization. Adjustments are intended to reflect what the effect would have been had all transactions occurred as of January 1, 2014 on amounts that have been recorded in our historical consolidated statement of comprehensive operations. Our unaudited pro forma consolidated balance sheet as of March 31, 2015 is presented as if the Property Dispositions subsequent to March 31, 2015, Redemption of Preferred Stock subsequent to March 31, 2015, the proceeds to us and the use of the net proceeds to us from this offering, the Restructuring Transaction, the repayment of the Legacy Unsecured Note and $5 million of the Notes and the Recapitalization occurred on March 31, 2015. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2015	2015	2014	2014	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue:
Rental income	$	$54,716	$51,801	$	$212,093	$125,399	$49,822	$35,587	$28,978
Other property revenues		8,306	7,328		32,680	15,919	6,530	4,424	3,319
Management fee income		961	958		4,110	4,167	2,645	2,865	465
Reimbursed income		3,492	2,432		13,325	11,504	10,407	11,207	2,082

Total revenues		67,475	62,519		262,208	156,989	69,404	54,083	34,844
Expenses:
Rental expenses		27,974	27,197		113,234	63,661	25,735	18,223	15,675
Property lease expense		—	16		55	2,678	4,208	2,402	—
Reimbursed expense		3,492	2,432		13,325	11,504	10,407	11,207	2,082
General, administrative and other expense		6,123	6,323		23,303	19,433	13,344	8,198	1,808
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration		(789)	(1,683)		(20,380)	(3,642)	(315)	—	—
Acquisition-related expenses		—	3,718		2,366	13,736	19,894	1,270	5,394
Depreciation and amortization		17,886	32,044		92,670	72,491	17,596	11,109	10,445
Restructuring and Impairment charges		398	—		7,996	—	5,397	390	—

Total expenses		55,084	70,047		232,569	179,861	96,266	52,799	35,404
Other income/(expense):
Interest expense, net		(15,735)	(15,605)		(63,122)	(35,651)	(13,369)	(10,287)	(9,676)
Interest and dividend income		—	—		—	—	—	—	12
Preferred dividends classified as interest expense		(10,820)	(9,980)		(42,370)	(15,854)	(2,023)	—	—
Gain on sale of operating properties		2,297	—		10,249	—	—	—	—
Disposition right income		—	—		—	1,757	—	—	—
Loss from unconsolidated entities		49	(231)		(971)	(159)	—	(59)	—
Loss on debt and preferred stock extinguishment		(2,269)	—		—	(10,220)	—	—	—

Loss from continuing operations before income tax		(14,087)	(33,344)		(66,575)	(82,999)	(42,254)	(9,062)	(10,224)
Income tax benefit		(133)	443		(163)	3,532	—	—	—

Loss from continuing operations		(14,220)	(32,901)		(66,738)	(79,467)	(42,254)	(9,062)	(10,224)
Income/(loss) from discontinued operations		—	—		—	10,555	659	116	(541)

Net loss		(14,220)	(32,901)		(66,738)	(68,912)	(41,595)	(8,946)	(10,765)
Net loss attributable to redeemable non-controlling interest in operating partnership		8,900	19,149		40,454	35,285	6,735	—	—
Net loss attributable to non-controlling interest partner		(191)	1,483		985	1,021	—	—	—

Net Loss attributable to common stockholders	$	$(5,511)	$(12,269)	$	(25,299)	(32,606)	(34,860)	(8,946)	(10,765)

Other comprehensive loss:
Change in cash flow hedges attributable to redeemable non-controlling interests in operating partnership		149	115		288	174	50	—	—
Change in cash flow hedges attributable to non-controlling interest partners		115	90		375	—	—	—	—
Change in cash flow hedges		(356)	(279)		(825)	(40)	(310)	—	—

Comprehensive loss attributable to common stockholders	$	$(5,603)	$(12,343)	$	(25,461)	(32,472)	(35,120)	(8,946)	(10,765)

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated

	2015	2015	2014	2014	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Other Data:
Funds from Operations		$1,502	$(1,300)		$15,846	$(8,960)	$(21,539)	$4,595	$2,096
EBITDA		$32,623	$24,285		$131,587	$61,772	$(8,607)	$12,450	$9,344
Cash flows from:
Operating activities		$7,974	$1,720		$21,556	$6,742	$(9,816)	$5,485	$3,698
Investing activities		$23,497	$(99,258)		$(102,731)	$(352,537)	$(66,580)	$(2,075)	$(44,580)
Financing activities		$(22,918)	$97,251		$85,825	$347,697	$77,752	$(5,593)	$37,261
Balance Sheet Data (at period end):
Net real estate		$1,686,675	$1,717,827		$1,727,505	$1,410,513	$725,568	$338,846	$350,670
Total assets		$1,782,018	$1,829,809		$1,820,349	$1,526,690	$755,016	$356,695	$368,534
Notes and loans payable		$1,443,490	$1,456,161		$1,464,835	$1,198,712	$527,749	$251,082	$251,822
Total liabilities		$1,512,564	$1,501,652		$1,531,231	$1,242,099	$549,956	$263,572	$262,376
Stockholders’/owners’ equity (deficit)	$	$269,454	$328,157	$	$289,118	$284,591	$205,060	$93,123	$106,158

Total liabilities and stockholders’/owners’ equity (deficit)	$	$1,782,018	$1,829,809	$	$1,820,349	$1,526,690	$755,016	$356,695	$368,534

(1)	For a definition and reconciliation of funds from operations, or FFO, and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material and additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—FFO and AFFO.”

RISK FACTORS

An investment in our Class A Common Stock involves risks. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our Class A Common Stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus were to occur, our business, prospects, financial condition, liquidity, FFO and results of operations and our ability to service our debt and make distributions to our stockholders could be materially and adversely affected, or a material adverse effect on us, the market price of our Class A Common Stock could decline significantly and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Substantially all of our consolidated properties are located in the Sunbelt region and 47.3% of our revenues for the month of March 2015 were derived from our consolidated properties located in the Dallas, Texas, Atlanta, Georgia and Charlotte, North Carolina MSAs, and adverse economic, market, weather and other developments in these regions may materially and adversely affect us, including our results of operations, financial condition and cash flows.

Substantially all of our consolidated properties are located in the Sunbelt region. As of March 31, 2015, 37 of our consolidated properties, comprising 11,201 units, were located in the Dallas, Texas, Atlanta, Georgia and Charlotte, North Carolina MSAs. Our three largest markets accounted for an aggregate of 47.3% of our revenues for the month of March 2015. In particular, the Dallas MSA accounted for 21 of our consolidated properties comprising 6,241 units and accounted for 26.2% of our revenues for the month of March 2015. As a result, we are particularly susceptible to adverse economic, market and other conditions in these geographic areas, especially Dallas, Texas, including increased unemployment, industry slowdowns, business layoffs or downsizing, decreased consumer confidence and relocation of businesses, that may result in defaults or premature lease terminations by our residents and may lead us to provide rent concessions or reduced rental rates to maintain or increase occupancy levels. Such conditions may also cause vacancies to increase and a lack of future population and job growth and increases in supply of competing properties or decreases in demand for our properties may make it difficult to maintain or increase occupancy levels. Additionally, the geographic concentration of our properties makes us particularly susceptible to adverse weather conditions that threaten southern and coastal states, such as hurricanes and flooding. A single catastrophe or destructive weather event may have a material and adverse effect on us because of the concentration of our properties. Any such adverse economic, market, weather or other developments in the Sunbelt region—and in particular the areas of or near to Dallas, Texas, Atlanta, Georgia or Charlotte, North Carolina—could materially and adversely affect us.

We have experienced rapid growth through acquisitions since 2012 and do not expect our business to continue to grow at the same rate in the future.

Of our total 75 consolidated properties as of March 31, 2015, we acquired interests in 14 consolidated properties in 2014, 38 consolidated properties in 2013 and 16 consolidated properties in 2012. Our rate of growth from acquisitions slowed significantly in 2014, and we do not expect to continue to grow at the same rate in 2015. A majority of our growth resulted from our acquisitions from related parties, including 11 properties in 2014, 22 in 2013 and 15 in 2012. No assurance can be given that acquisition opportunities from related parties, or otherwise, will be available to us in the future on favorable terms or at all.

Any decrease in demand for apartment communities may materially and adversely affect us, including our revenues, our ability to make distributions to our stockholders and our ability to service debt.

We are subject to risks inherent in investments in a single industry, and a decrease in the demand for apartment communities generally would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Resident demand at apartment communities was adversely affected by the recent U.S. recession, including the reduction in spending, reduced home prices and high unemployment, together with the price volatility, dislocations and liquidity disruptions in the debt and equity markets, as well as the rate of household formation or population growth in our markets, changes in interest rates or changes in supply of, or demand for, similar or competing properties in an area. If the economic recovery slows or reverses, these conditions could return and we could experience downward pressure on occupancy and rental rates at our properties, which could cause a significant decrease in our rental revenue. Any such decrease could materially and adversely affect us, including our ability to make distributions to our stockholders and our ability to service our debt.

We may be unable to obtain funding for our capital needs on favorable terms or at all, which could materially and adversely affect us, including our ability to consummate attractive acquisitions, make necessary capital improvements to our properties and expand our business.

In order to maintain our qualification as a REIT, we must distribute to our stockholders at least 90% of our annual REIT taxable income, excluding net capital gains. Because of this distribution requirement, it is not likely that we will be able to fund a significant portion of our capital needs from retained earnings. Additional sources of debt or equity for funding may not be available to us on favorable terms or at all. If we do not have access to favorable funding in the future, we may not be able to consummate attractive acquisitions, make necessary capital improvements to our apartment communities or expand our business.

Implementation of the Restructuring Transactions under the Omnibus Agreement will restrict our ability to dispose of properties without adverse tax costs to us and our stockholders and could adversely affect our ability to be acquired in a transaction in which the acquiror expects to obtain tax basis in our assets based on full fair market value, which could affect adversely the amount an acquiror would pay in such a transaction.

On December 31, 2013, we entered into the Omnibus Agreement with ELRH, EL and ENA. ENA is currently wholly-owned by EL, and ENA currently owns a majority equity interest in ELRH. The principal purposes of the Omnibus Agreement and the transactions contemplated thereunder were to: (i) enable us to acquire an interest in a total of 26 multifamily properties from ELRH and certain affiliates and partners thereof (all of which we have acquired, including two managed equity investment properties); and (ii) solely in connection with the Listing, enable a restructuring transaction of ENA, a Delaware corporation, which includes the reincorporation of ENA to a Maryland corporation named Landmark Apartment Trust II, Inc. and the qualification of Landmark II as a DCR. See “Structure of Our Company—Restructuring Transactions under Omnibus Agreement” for a description of the material terms of the Restructuring Transactions and “Structure of Our Company—Ongoing Obligations under Omnibus Agreement” for a description of our ongoing obligations pursuant to the Omnibus Agreement following this offering.

As described in more detail under “—Risks Related to Our Status as a REIT and a DCR,” our participation in the restructuring of ENA as contemplated by the Omnibus Agreement will result in us effectively bearing a portion of the corporate level tax, or the “sting tax,” incurred by Landmark II on gain recognized from a taxable disposition of certain Landmark II assets within a 10-year period following the restructuring. The imposition of the sting tax could materially and adversely impact our financial condition, liquidity and results of operations. In addition, the potential application of the sting tax could make it more difficult for us to pursue certain sale transactions of the entire company on terms that otherwise would be most favorable to our stockholders, since an acquiror in such a transaction would inherit the exposure for the sting tax, or depending on the structure of the transaction, might have to pay the sting tax at the time of the transaction (for example, to obtain a fair market value tax basis in our assets to reflect the purchase price paid for the company).

The requirement in the Omnibus Agreement that, after the Restructuring Transactions, we and Landmark II qualify as a DCRs will limit the ability of non-U.S. investors to own our shares, which could have an adverse impact on the market price of our Class A Common Stock.

The requirement in the Omnibus Agreement that, after the Restructuring Transactions, we qualify as a DCR, and that Landmark II also qualifies as a DCR, determined by taking into account our direct and indirect ownership of Landmark II, will limit our ability to sell our shares to non-U.S. investors in this offering and will restrict non-U.S. investors from purchasing shares of our Class A Common Stock from our stockholders in the market. As of June 30, 2015, non-U.S. persons owned approximately 3.5 million shares of our common stock and, excluding the 18.4 million OP units that will be held by Landmark II upon completion of this offering, had rights to acquire another approximately 15.8 million shares of our common stock pursuant to redemption or put rights associated with our OP units, warrants to purchase common stock and put rights requiring non-U.S. persons to acquire OP units from U.S. persons. Ownership positions, including those of non-U.S. investors, can change without our knowledge and therefore can be uncertain. The restrictions on non-U.S. investors owning shares of our common stock could have an adverse impact on the market price of our common stock.

If we do not achieve anticipated growth in occupancy or rental rates or reduction in expenses following our investment of funds for renovations, repositionings and improvements, we may be materially and adversely affected, including our financial condition, cash flows, results of operations and revenues.

Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 of our consolidated properties, all of which have been completed. In order to attract and maintain residents, we may be required to expend additional funds for renovations, repositionings and improvements of our apartment units and common areas. We cannot guarantee that, following the expenditure of such funds, we will be able to increase the occupancy or rental rates in our properties as much as we have projected, or at all. If the expenditure of such funds does not result in anticipated growth in occupancy or rental rates or reduction in expenses, our revenues would be lower than anticipated and we may be materially and adversely affected.

Our future capital expenditures may be higher than anticipated, which may materially and adversely affect us, including our financial condition, liquidity and results of operations.

We may plan for significant capital expenditures at our apartment communities from time to time. In addition, we may require substantial funds to renovate an apartment community in order to upgrade it, reposition it in the market or sell it. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 of our consolidated properties, all of which have been completed.

We may identify additional renovation and repositioning projects that we will undertake in 2015 or beyond at our existing properties, or properties that we may acquire in the future, and for which we will need meaningful funding. We cannot guarantee that we will be able to obtain such funding on favorable terms, or at all, which could have a materially adverse effect on us.

The departure of Messrs. Olander, Remppies and Brooks, who have extensive experience in the multifamily housing sector, or other members of our senior leadership team, could materially and adversely affect us, including our financial condition, results of operations, reputation and prospects.

Our ability to achieve our investment objectives and to pay distributions to our stockholders depends to a significant degree upon the performance of our senior leadership team, including Messrs. Olander, our CEO, president and interim CAO, Remppies, our COO, and Brooks, our CFO, in managing our investments and our day-to-day activities, determining and negotiating any financing arrangements, identifying and negotiating potential acquisitions, and identifying, assessing and implementing strategic initiatives for our business. We currently have an employment agreement with each of Messrs. Olander, Remppies, and Brooks through December 31, 2017, May 7, 2018 and May 18, 2018, respectively. If we were to lose the benefit of our executive officers’ experience, efforts and abilities, we may not be able to achieve our investment objectives and our operating results could suffer. Furthermore, our ability to retain our senior leadership team or to attract suitable replacements should any members of the senior leadership team leave is dependent on the competitive nature of the employment market. The loss of services from key members of our senior leadership team or other key personnel or a limitation in their availability could materially and adversely affect us. Moreover, such a loss could be negatively perceived in the capital markets. We have not obtained, and do not expect to obtain, “key person” life insurance on any of our key personnel. We also believe that, as we expand, our future success depends, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. Competition for such personnel is intense, and we cannot provide any assurance that we will be successful in attracting and retaining such skilled personnel on favorable terms or at all.

We have experienced losses in the past and we may experience additional losses in the future, which would materially and adversely affect us, including our results of operations and financial condition.

Historically, we have experienced net losses and, in the future, we may experience additional losses. For the three months ended March 31, 2015 and 2014, we had net losses attributable to common stockholders of $5.5 million and $12.3 million, respectively, and, for the years ended December 31, 2014, 2013 and 2012, we had net losses attributable to common stockholders of $25.3 million, $32.6 million and $34.9 million, respectively. Many of our recent losses can be attributed to preferred dividends classified as interest expense, depreciation of our assets and non-recurring transactional costs, and we may incur recurring or non-recurring losses in the future. For a further discussion of our operational history and the factors for our losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto.

Our joint ownership of certain properties may involve risks not associated with direct ownership, which may materially and adversely affect us, including our financial condition, cash flows and results of operations.

We have previously invested in joint ventures with third parties, including certain affiliates. As of June 30, 2015, we owned a controlling interest in joint ventures that own six properties comprising 2,046 units. Joint ownership of an investment in real estate may involve risks not associated with direct ownership of real estate, including the following:

•	our joint venture partners may refuse to make capital contributions when due;

•	we share decision-making authority with some of our joint venture partners regarding major decisions affecting the ownership and operation of the joint venture and the joint venture properties, such as the acquisition of properties, the sale of the properties, making repairs or alterations to our properties over a threshold amount or the making of additional capital contributions for the benefit of the properties, which may prevent us from taking actions that are opposed by those joint venture partners;

•	our joint venture partners may, at any time, have business or economic goals which are inconsistent with ours;

•	we are restricted under certain of our current joint venture agreements from entering into any transaction involving a multifamily real property within a certain radius, which ranges from 500 feet to 15 miles, depending on the applicable joint venture, of our joint venture property without first offering our joint venture partner the right to participate;

•	each of our joint venture partners has the right to terminate our role as manager of the applicable joint venture property for certain enumerated events such as our bankruptcy or default;

•	our joint venture partners may be in a position to take action contrary to our instructions or requests or contrary to our interests, strategies or objectives, including our strategy to maintain our qualification as a REIT;

•	prior consent of each of our joint venture partners may be required for a sale or transfer to a third party of our interests in such joint ventures, which could restrict our ability to dispose of our interest in these joint ventures;

•	disputes with our joint venture partners may result in litigation or arbitration that would increase our expenses and distract our officers and/or directors from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the property such as by delaying the implementation of important decisions until the conflict or dispute is resolved;

•	we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments;

•	our joint venture partner may elect to sell or transfer its interests in the joint venture to a third party, which may result in our loss of management responsibilities and fees that we currently receive from the joint venture properties;

•	our interest in each of our joint ventures is subject to a buy/sell right or a right of first refusal, which may prevent us from selling our interest on a timely basis or on acceptable terms, or we may not have sufficient cash, available borrowing capacity or other capital resources to purchase an interest of these joint venture partners subject to the buy/sell right, in which case we may be forced to sell our interest when we would otherwise prefer to retain our interest; and

•	we may, in certain circumstances, be liable for the actions of our joint venture partners, and their activities could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

If any of the foregoing were to occur, we could be materially and adversely affected. Failure to comply with our obligations under our joint venture agreements could have a material and adverse effect on us.

We have paid and may in the future pay distributions from sources other than our cash flows provided by operating activities, including from borrowed funds, which may materially and adversely affect us, including our financial condition and liquidity and the market price of our stock.

Distributions payable to our stockholders may include a return of capital, rather than a return on capital. The actual amount and timing of distributions are determined by our board in its discretion and typically will depend on the amount of funds available for distribution, which will depend on factors such as our current and projected operating results, cash flows, financial condition and capital expenditure and debt service requirements, prohibitions and other restrictions under financing arrangements, tax considerations and annual distribution requirements needed to maintain our qualification as a REIT. As a result, our distribution rate, if any, and payment frequency may vary from time to time. Since March 1, 2011, our distribution rate on an annualized basis has been $0.30 per share of common stock. We have reduced our distribution rate in the past and may fail to pay distributions at the anticipated level, or at all, in the future. Any inability on our part to make distributions to our stockholders at the anticipated level, or at all, is likely to result in a significant decrease in the market price of our common stock.

For the three months ended March 31, 2015, we paid aggregate distributions of $1.9 million ($1.5 million in cash and $453,000 in shares of our common stock pursuant to the Second Amended and Restated Dividend Reinvestment Plan, or the DRIP), as compared to cash flows provided by operating activities of $8.0 million. For the three months ended March 31, 2014, we paid aggregate distributions of $1.9 million ($1.3 million in cash and $561,000 in shares of our common stock pursuant to the DRIP), as compared to cash flows provided by operating activities of $1.7 million. For the year ended December 31, 2014, we paid aggregate distributions of $7.6 million ($5.6 million in cash and $2 million in shares of our common stock pursuant to the DRIP), as compared to cash flows provided by operating activities of $21.6 million. From our inception through March 31, 2015, we paid cumulative distributions of approximately $62.1 million ($39.3 million in cash and $22.8 million in shares of our common stock pursuant to the DRIP), as compared to cumulative cash flows provided by operating activities of $45.3 million. The distributions paid in excess of our cash flows provided by operating activities were paid primarily from net proceeds to us from our public common stock offerings. Effective July 1, 2015, we suspended the DRIP in connection with this offering, as determined by our board. Our distributions of amounts in excess of our current and accumulated earnings and profits have resulted, and in the future (if applicable) will result, in a return of capital to our stockholders. No assurance can be given that we will generate future cash flows sufficient to pay any distributions, or distributions at the anticipated level, to our stockholders; in such cases, we would be required to reduce our distribution rate or eliminate their payment entirely or to seek funds from third party sources for such purpose, which may not be available on favorable terms or at all, any of which could materially and adversely affect us, including our financial condition and liquidity and the market price of our stock. For a further discussion of distributions, see “Distribution Policy.”

Competition could limit our ability to acquire attractive investment opportunities, which may materially and adversely affect us, including our financial condition, growth prospects, results of operations and cash flows.

We compete with numerous commercial developers, real estate companies and other owners of real estate to acquire apartment communities and identify buyers for dispositions. We compete with other real estate investors, including insurance companies, private equity funds, sovereign wealth funds, pension funds, other REITs and other well-capitalized investors. The competition for apartment communities may significantly increase the price we must pay for assets we seek to acquire, and our competitors may succeed in acquiring those properties or assets. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources and access to capital, may be willing to pay more for the properties (whether as a result of their ability to obtain more attractive financing or otherwise), may have higher tolerance for risk or may have a more compatible operating philosophy. In particular, larger apartment REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of competitors we face may increase in the future, which could result in increased demand for these assets and therefore could increase prices we pay for them. If we pay higher prices for our properties, we could be materially and adversely affected.

We may be unable to find attractive acquisitions or finance them on attractive terms, or at all, which may materially and adversely affect us.

Our ability to achieve our investment objectives and to pay distributions to our stockholders is partially dependent upon our management selecting additional acquisitions for the future and securing favorable financing arrangements. Our stockholders must rely entirely on our management’s ability and the oversight of our board. Our management may not be successful in identifying attractive acquisitions on financially attractive terms or, if it identifies such acquisitions, we may not have access to capital on favorable terms or at all. In any such event, we could be materially and adversely affected.

We may have no or only limited recourse for any problems later identified for properties we acquire, which could materially and adversely affect us, including our balance sheet and our results of operations.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with no or limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property, which could materially and adversely affect us.

The short term nature of our leases expose us to the effects of declining market rents upon expiration, which may materially and adversely affect us, including our rental revenues, results of operations and cash flows.

Substantially all of our apartment leases are, and we expect that substantially all of our future apartment leases will continue to be, for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our revenues and results of operations may be impacted by declines in market rents more quickly than if our leases were for longer terms, which could materially and adversely affect us. We are also subject to the risk of more frequent renewals of leases by residents.

Some or all of our apartment communities have incurred, and will incur, vacancies, which may materially and adversely affect us, including our revenues, results of operations, cash flows and the resale value of our properties.

Some or all of our apartment communities have incurred, and will incur, vacancies. If vacancies of a significant level continue for a long period of time, we would continue to incur certain expenses without recognizing any corresponding revenue. In addition, the resale value of the property could be diminished because the market value of a particular property partly depends on the number and remaining terms of existing leases. The foregoing could have a material adverse effect on us.

Our board may change our policies without seeking our stockholders’ approval, which may materially and adversely affect us, including our results of operations, cash flows, financial condition and growth prospects.

Our board may change our policies, including policies with respect to investments, leverage, financing, growth, debt and capitalization, without seeking our stockholders’ approval if our directors, in accordance with their fiduciary duties to our stockholders, determine that a change is in the best interest of our stockholders. A change in our policies could cause a decline in the value of our investments and in our financial and operating results and adversely affect our growth prospects, which could have a material adverse effect on us.

We are subject to various reporting and other requirements under federal securities laws, which may incur significant expense.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and are required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. The Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Establishing and monitoring these controls could result in significant costs to us and require us to divert substantial resources, including management time, from other activities.

Breaches of our data security could materially harm us, including our business, financial performance and reputation.

We collect and retain certain personal information provided by our residents and employees. Security measures we have implemented to protect the confidentiality of this information and periodically review and improve our security measures may not prevent unauthorized access to this information. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect us, including our business and financial performance.

Possible terrorist activity or other acts of violence could adversely affect our financial condition, liquidity and results of operations.

Future terrorist attacks in the United States or other acts of violence may result in declining economic activity, which could harm the demand for goods and services offered to our residents and the value of our properties and might adversely affect the value of an investment in our securities. Such a decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates, or at all. Terrorist activities or violence also could directly affect the value of our properties through damage, destruction or loss, and the availability of insurance for such acts, or of insurance generally, might be lower or cost more, which could increase our operating expenses and adversely affect our financial condition, liquidity and results of operations. To the extent that our residents are affected by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts might erode business and consumer confidence and spending and might result in increased volatility in national and international financial markets and economies. Any one of these events might decrease demand for real estate, decrease or delay the occupancy of our properties, decrease rental rates and limit our access to capital or increase our cost of raising capital.

Risks Related to Debt Financing

As of March 31, 2015, we had outstanding approximately $1.1 billion of consolidated debt on a pro forma basis, including $233.4 million on a pro forma basis in principal due in the next twelve months, and a total debt to gross assets ratio of 62.4% on a pro forma basis, which could materially and adversely affect us, including our future financial condition, results of operations, cash flows and competitive position.

We have financed, and we intend to continue to finance, a significant portion of the purchase price of our investments in real estate by borrowing funds on a secured and unsecured basis. As of March 31, 2015, we had outstanding $1.1 billion of consolidated debt on a pro forma basis. As of March 31, 2015, our consolidated debt outstanding included $233.4 million in principal on a pro forma basis that will become due in the next twelve months and had a debt to gross assets ratio of 62.4% on a pro forma basis. As of March 31, 2015, our debt maturing in the next 12 months included $158.4 million under our secured credit facility with Bank of America, N.A. (an affiliate of one of the underwriters in this offering) as administrative agent, and Citibank (one of the underwriters in this offering), or the Secured Credit Facility, which has a maturity date of January 4, 2016. Also, we estimate that we will require approximately $43.4 million on a pro forma basis to pay interest on indebtedness in the next twelve months. We may borrow funds for other business needs. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute to our stockholders at least 90% of our annual REIT taxable income, excluding net capital gains. Furthermore, we may borrow funds if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

Our debt may materially and adversely affect us, including by:

•	requiring us to use a substantial portion of our operating cash flows to pay principal thereof and interest thereon, which reduces our liquidity and the amount of cash available for distributions to our stockholders (including those necessary to qualify and maintain our qualification as a REIT) and for our business needs, such as acquiring, owning and managing our properties;

•	making us susceptible to acceleration of debt prior to maturity and, in the case of secured debt, foreclosures of our properties upon any default;

•	placing us at a competitive disadvantage compared to our competitors that have less debt;

•	subjecting us to increased sensitivity to interest rate increases;

•	making us more vulnerable to economic and industry downturns, particularly in our largest markets, and reducing our flexibility in responding to changing business and economic conditions; and

•	limiting our ability to access capital for operations, capital expenditures and future acquisitions.

Since we anticipate that our internally generated cash will be adequate to repay only a portion of our debt at maturity, it is likely that we will not have sufficient funds on hand to repay this debt at maturity and we expect that we will be required to repay debt through debt refinancings and/or equity offerings. The amount of our debt and turmoil in the lending and debt capital markets may adversely affect our ability to refinance or repay debt through debt refinancings. If we are unable to refinance our debt on acceptable terms, or at all, we might be forced to raise capital through equity issuances, which may be dilutive to our stockholders, or by disposing of one or more of our properties on terms that are disadvantageous to us, which might result in losses to us and which might adversely affect our business, prospects and cash available for distributions. If prevailing interest rates or other factors at the time of any debt refinancing result in higher interest rates, our interest expense would increase, which would adversely affect our operating results.

We may not be able to repay or refinance our Secured Credit Facility, which is scheduled to mature on January 4, 2016, upon terms acceptable to us or at all, which could have a material adverse effect upon us, including our future financial condition and cash flows.

As of March 31, 2015, we had $158.4 million outstanding under our Secured Credit Facility and 13 of our properties were pledged as collateral. Although $14.1 million is currently available under our Secured Credit Facility, subject to compliance with applicable collateral requirements, we currently do not expect to borrow any additional amounts prior to its maturity date on January 4, 2016. We expect that our ability to repay such debt will depend on our access to external sources of funds, including the capital markets, a new credit facility, new single-property mortgages or some combination of these sources. If we are unable to repay or refinance our Secured Credit Facility, or if we are unable to refinance our Secured Credit Facility on favorable terms, such inability could have a material adverse effect upon us, including our future financial condition and cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Upon completion of this offering, we expect to have limited access to borrow additional funds, which could have a material adverse effect upon us, including our future financial condition and cash flows.

Upon completion of this offering, we expect to have limited access to borrow additional funds. We may need to borrow additional funds to finance potential acquisitions and to make distributions to our stockholders, as well as for other purposes. To the extent that we need additional funds for these or other purposes and we are not able to obtain such funds on favorable terms or at all, we may not be able to engage in such acquisitions or make any future distributions to our stockholders, which could have a material adverse effect upon us, including our future financial condition and cash flows.

Higher interest rates may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can pay to our stockholders.

If mortgage debt or other secured or unsecured debt is unavailable on acceptable terms as a result of increased interest rates or other factors, we may not be able to fund or grow our business, including through financing the initial purchase of properties. We also risk being unable to refinance such debt when the debt comes due, or of being unable to refinance on acceptable terms. If interest rates are higher when we refinance debt, our net income would be reduced. Our inability to refinance our debt may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flows would be reduced. This, in turn, would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and therefore negatively impact our cash flows and results of operations.

As of March 31, 2015, $521.6 million, or 45.5%, on a pro forma basis, of our consolidated debt outstanding bore interest at variable rates, and we may also borrow additional money at variable interest rates in the future. Unless we have made arrangements that hedge against the risk of rising interest rates, increases in interest rates would increase our interest expense under these instruments and would increase the cost of refinancing these instruments and issuing new debt and would adversely affect cash flow and our ability to service our indebtedness and to make distributions to our stockholders, which could materially and adversely affect the market price of our Class A Common Stock. For example, based on our aggregate pro forma variable rate debt outstanding as of March 31, 2015, an increase of 100 basis points in interest rates would result in a hypothetical increase of approximately $4.3 million in interest expense on an annual basis. The amount of this change includes the benefit of swaps and interest rate caps that we currently have in place in order to hedge against the risk of rising interest rates. As of March 31, 2015, we were party to four interest rate cap agreements and three interest rate swap agreements with an aggregate notional amount in excess of the aggregate principal amount of our hedged variable rate debt. Since March 31, 2015, we entered into seven additional interest rate cap agreements.We may not have the benefit of interest rate swaps and interest rate caps in the future. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at inopportune times which may not permit realization of the maximum return on such investments.

Hedging activity may expose us to risks, including the risks that a counterparty will not perform and that the hedge will not yield the economic benefits we anticipate, which could materially and adversely affect us.

Because we use derivative financial instruments to hedge against interest rate fluctuations, we are exposed to credit risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, we could be materially and adversely affected.

As of March 31, 2015, our derivative financial instruments had a fair value that resulted in a net liability of $2.6 million. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General—Hedging Transactions” for additional information regarding our hedging activities.

Any failure to comply with the terms of our outstanding indebtedness, including certain financial ratios, would cause us to be in default under the applicable debt instrument, which in turn could trigger defaults under our other debt instruments and result in the maturities of all of our affected debt obligations being accelerated, which would materially and adversely affect us, including our liquidity, business, results of operations and financial condition.

Our loan documents currently require, and in the future may require, that we comply with certain financial ratios and currently contain, and in the future may contain, covenants that limit our ability to further mortgage the property or discontinue our insurance coverage. In addition, certain of our indebtedness may limit our ability to refinance such indebtedness, either because such indebtedness may not be prepaid or may be prepaid only with the payment of significant prepayment costs and may limit our ability to adjust and apply insurance proceeds in the event of a casualty. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

During the third and fourth quarter of 2014, we received a waiver under the Secured Credit Facility for failing to comply with the consolidated funded indebtedness to total asset value ratio. In March 2015, the Secured Credit Facility was amended to, among other things, increase the ratio to 75%. If the ratio were 75% as of September 30, 2014 and December 31, 2014, we would have been in compliance with this covenant. In March 2015, we also amended our line of credit with Bank Hapoalim, or the Revolving Line of Credit, and received a waiver on any breach of the financial covenants, to the extent there were any. See “Management’s Discussion and Analysis—Liquidity and Capital Resources.” As amended, the Company would have been in compliance with such covenants as of December 31, 2014. As of March 31, 2015 we were in compliance with all covenants. If we do not continue to satisfy these financial ratios and covenants for our applicable individual debt instruments, we will be in default, which in turn would trigger defaults under our other debt instruments, which could result in the maturities of all of our affected debt obligations being accelerated and possible foreclosure on those affected apartment communities. These events would have a material adverse effect on our liquidity, business, results of operations and financial condition. Additionally, if an event of default exists under our Secured Credit Facility, we are restricted, in certain circumstances, from making any distributions, including distributions necessary to maintain our qualification as a REIT, which could cause us to lose our REIT qualification and become subject to U.S. federal income tax.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.

We have financed, and may continue to finance, property acquisitions using interest-only mortgage indebtedness. As of March 31, 2015, we had 19 mortgages that require interest-only payments with an outstanding balance of $270.8 million. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum, or “balloon,” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

Any downturn in the credit markets may increase the cost of borrowing and may make it difficult for us to obtain financing, which may materially and adversely affect us, including our future financial condition, results of operations, liquidity and competitive position.

Economic and business conditions in the United States continue to be challenging due to tight credit conditions and modest growth. While recent economic data reflects a stabilization of the economy and credit markets, the cost and availability of credit may continue to be adversely affected. Concern about continued stability of the economy and credit markets generally, and the strength of counterparties specifically, has led many lenders and institutional investors to reduce, and in some cases cease, lending. The tightening of the credit markets may have an adverse effect on our ability to obtain additional financing for extensions, renewals or refinancing of our current mortgage loan payables and other liabilities, and may inhibit our ability to make future acquisitions, execute strategic initiatives or meet liquidity needs. The negative impact of the adverse changes in the credit markets and on the real estate sector generally may have a material adverse effect on us.

Potential reforms to the Federal National Mortgage Association, or Fannie Mae, and the Federal Home Loan Mortgage Corporation, or Freddie Mac, could materially and adversely affect us.

As of March 31, 2015, we owed approximately $615.2 million of consolidated debt to Fannie Mae and Freddie Mac. We rely on national and regional institutions, including Fannie Mae and Freddie Mac, to provide financing for our acquisitions. Currently, there is significant uncertainty regarding the futures of Fannie Mae and Freddie Mac. Should Fannie Mae and Freddie Mac have their mandates changed or reduced, be disbanded or reorganized by the government or otherwise discontinue providing liquidity to our sector, it could significantly reduce our access to debt capital and/or increase borrowing costs and it could significantly reduce our acquisitions and sales of assets and/or the values realized upon any sale. As a result, we could be materially and adversely affected.

Risks Related to Real Estate Industry

Real estate investments are relatively illiquid and may limit our flexibility in disposing of our properties, which may materially and adversely affect us, including our financial condition, liquidity and results of operations.

Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions. We may be unable to sell our properties on favorable terms when desired or at all. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. Additionally, we may incur prepayment penalties in the event we sell a property subject to a mortgage earlier than we otherwise had planned. These potential difficulties in selling real estate in our markets, including any delay in our receipt of proceeds, or diminishment of proceeds, from the sale of a property, may limit our ability to change or reduce the properties in our portfolio promptly in response to changes in economic or market conditions, which could materially and adversely affect us, including our financial condition, liquidity and results of operations.

Competition and any increased affordability of single-family residential homes could limit our ability to lease our apartments or maintain or increase rents, which may materially and adversely affect us, including our financial condition, cash flows, results of operations and growth prospects.

The multifamily industry is highly competitive, and we face competition from many sources, including from other apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates. Furthermore, apartment communities we acquire compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single- and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

Increased construction of similar apartment communities that compete with our properties in any particular location may materially and adversely affect us, including our results of operations and our cash available for distribution to our stockholders.

We may acquire apartment communities in locations that experience increases in construction of properties that compete with our properties. This increased competition and construction could make it more difficult for us to find residents to lease units in our apartment communities and/or force us to lower our rental rates in order to lease units in our properties, which could substantially reduce our revenues and could have a material adverse effect on us. In addition, overbuilding of apartment communities may occur.

Uninsured losses relating to real estate may materially and adversely affect us, including our financial condition, cash flows and results of operations.

We do not intend to obtain insurance for certain types of catastrophic losses relating to real estate, such as losses due to wars or certain kinds of terrorist attacks, hurricanes, pollution or environmental matters, unless we are required to do so by mortgage lenders or, if we do, we may have inadequate insurance coverage. In addition, other than any reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure our stockholders that any such sources of funding will be available to us in sufficient amounts, or at all, for such purposes in the future. If any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss and our revenues will be adversely affected, which could materially and adversely affect us.

Climate change could materially and adversely affect us.

To the extent that climate change does occur, we may experience extreme weather and changes in precipitation and temperature, all of which may result in physical damage or a decrease in demand for our properties located in these areas or affected by these conditions. Should the impact of climate change be material in nature or occur for lengthy periods of time, we could be materially and adversely affected.

In addition, changes in federal and state legislation and regulation on climate change could result in increased capital expenditures to improve the energy efficiency of our existing properties and could also require us to spend more on our new development properties without a corresponding increase in revenue.

We are subject to risks from natural disasters such as hurricanes and severe weather, which could materially and adversely affect us.

Natural disasters and severe weather such as earthquakes, tornadoes or hurricanes may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. Any such event could have a material adverse effect on us. As a result of our geographic concentration of properties in the Sunbelt region generally and particular submarkets specifically, a single destructive event (such as a hurricane) affecting a region is likely to have an even greater impact on us. As of March 31, 2015, we owned 37 consolidated properties, comprising 11,201 units, located in the Dallas, Texas, Atlanta, Georgia and Charlotte, North Carolina MSAs.

Increases in costs to own and maintain our properties may materially and adversely affect us, including our results of operations and cash flows.

We may experience increased costs associated with operating expenses, including capital improvements, routine property maintenance, real estate taxes and utility expenses. Any increases in our expenses to own and maintain our properties would consequently reduce our results of operations and cash flows.

Increases in our insurance rates may materially and adversely affect us, including our results of operations and our cash flows.

We have recently entered into renewals of our insurance policies at decreased rates. We may not be able to renew our insurance coverage at our current or reasonable rates nor can we estimate the amount of potential increases of policy premiums. Upon resident turnover, there is no assurance that we will be able to increase rents to cover any increased premium expenses. As a result, we could be materially and adversely affected.

We face possible liability with respect to environmental, health and safety matters, including for environmental cleanup costs and damages for contamination related to our current or former apartment communities and with respect to lead-based paint, asbestos, indoor air quality and vapor intrusion, radon and mold growth, which could materially and adversely affect us, including by substantially increasing our costs and reducing our liquidity.

Because we own and operate real estate, we are subject to various federal, state and local environmental, health and safety laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for costs and damages (including removal or remediation costs) arising from hazardous or toxic substances at, on, under, in or released from such property. These costs or damages could be material. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances, and the liability could be joint and several. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated or may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination, and these restrictions or liens may require substantial expenditures. Environmental laws also impose liability on a person who arranges for the disposal or treatment of hazardous or toxic substances and such person may incur the cost of removal or remediation of hazardous substances at disposal or treatment facilities. These laws impose such liability whether or not the person arranging for the disposal ever owned or operated the disposal or treatment facility. Environmental laws provide for sanctions, including fines and penalties, and may result in substantial costs, in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could increase the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or paying personal injury or property damage claims could materially and adversely affect us. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair our ability to use, lease or sell a property, or to use the property as collateral for borrowing.

As the owner or operator of real property, we also may incur liability based on various conditions at our properties and the buildings thereon, including with respect to asbestos containing material, or ACM, lead-based paint, indoor air quality and vapor intrusion, radon and mold.

For example, buildings and other structures on properties that we currently own or operate or those we acquire or operate in the future contain, may contain, or may have contained ACM. Environmental, health and safety laws require that ACM be properly managed and maintained and may impose fines or penalties on owners, operators or employers for non-compliance with those requirements. These requirements include special precautions, such as removal, abatement or air monitoring, if ACM would be disturbed during maintenance, renovation or demolition of a building, potentially resulting in substantial costs. In addition, we may be subject to liability for personal injury or property damage sustained as a result of exposure to ACM or releases of ACM into the environment.

In addition, our properties may contain or develop harmful mold or suffer from other indoor air quality issues. Indoor air quality issues also can stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants or to increase ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our residents or others if property damage or personal injury occurs. Furthermore, our insurance policies may exclude coverage for certain contaminants, such as mold.

Costs required to comply with the Americans with Disabilities Act of 1990, as amended, or the ADA, and the Fair Housing Amendment Act, or the FHAA, at our properties may materially and adversely affect us, including our results of operations.

We may acquire properties that are not in compliance with the ADA or the FHAA. We would be required to pay for improvement to the properties to comply with the ADA and the FHAA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA requirements could require removal of access barriers and could result in fines imposed by the federal government or an award of damages to private litigants. The FHAA requires multifamily dwellings first occupied after March 13, 1991 to comply with design and construction requirements related to access and use by disabled persons. State and federal laws in this area are constantly evolving. Any changes in state or federal laws in this area could place a greater cost or burden on us as landlord of the properties we acquire. In addition, any new construction at a property would need to be ADA compliant.

Some of our properties are legal non-conforming use properties and we may not be able to restore them to their current forms in the case of a major casualty, which could materially and adversely affect us, including our revenues.

Some of our properties are legal non-conforming use properties or the associated improvements are legal nonconforming structures. This may impair our ability to restore the improvements on a property to their current form in the event of a major casualty. If any such casualty occurs at one of our legal non-conforming use properties, our revenues from such property will be adversely affected, which could materially and adversely affect us.

Survey exceptions to certain title insurance policies may result in incomplete coverage in the event of a claim.

We have not obtained updated surveys for all of the properties we have acquired or developed. Because updated surveys were not always obtained, the title insurance policies obtained by us may contain exceptions for matters that an updated survey might have disclosed. Such matters might include such things as boundary encroachments, unrecorded easements or similar matters, which would have been reflected on an updated survey. Moreover, because no updated surveys were prepared for some properties, we cannot assure you that the title insurance policies in fact cover the entirety of the real property, buildings, fixtures and improvements that we believe they cover. Incomplete coverage in the event of a claim could have a material adverse effect on our ability to make distributions to our stockholders and pay amounts due on our debt.

Risks Related to Our Organizational Structure

Some of our directors and officers have conflicts of interest that could materially and adversely affect us.

As of March 31, 2015, 41 of our 75 consolidated properties, comprising 13,282 units, were acquired from ELRH or entities affiliated therewith. Two of our directors, Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman, are affiliated with ELRH as indirect owners or officers of EL. In addition, as of March 31, 2015, we had acquired three consolidated properties from DeBartolo or its affiliates. Mr. Kobel, our chairman, is affiliated with DeBartolo. We also have purchased two managed equity investment properties, comprising 750 units, from affiliates of ELRH and DeBartolo. We do not currently have plans to, but in the future may, invest in, or co-invest with, joint ventures or other entities affiliated with Messrs. Salkind, Israeli and/or Kobel. As of June 30, 2015, we manage five properties held by affiliates of ELRH for which we hold no ownership interest. ELRH is entitled to nominate two directors to our board, and Messrs. Salkind and Israeli are currently serving as ELRH’s nominees on our board. Additionally, we have issued preferred stock to, iStar and BREDS, as a result of which each of iStar and BREDS has the right to nominate a director to our board. Mr. Nash is currently serving as BREDS’ nominee and Mr. Frey is currently serving as iStar’s nominee. Also, DeBartolo has the right to nominate a director to our board. Mr. Kobel, our chairman, is currently serving as DeBartolo’s nominee on our board. On March 14, 2013, we completed the acquisition of the management operations of Elco Landmark Residential Management LLC, or ELRM, a wholly-owned subsidiary of ELRH, which served as property manager for ELRH’s investments, from ELRH, ELRH II and ELRM, or collectively the ELRM Parties, including certain property management contracts and the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund, or the ELRM Transaction. The consideration that the ELRM Parties received in connection with the acquisition of the property management operation included the Notes, of which $616,000 is outstanding and will become due on the earlier of (i) May 10, 2018 or (ii) the date of our first firm commitment underwritten public offering in conjunction with which our common stock is listed for trading on the NYSE or The Nasdaq Stock Market. We intend to repay the Notes with the net proceeds to the Company from this offering. Also in connection with the ELRM Transaction, we entered into a support payment agreement with ELRH II, an entity affiliated with Messrs. Salkind and Israeli, two members of our board, and Mr. Lubeck, our former executive chairman, which provides a price support mechanism obligating the Company to either, at the Company’s option, issue additional shares of common stock or repurchase with cash previously-issued shares in the event that ELRH II is unable to obtain a per share price above $         (as adjusted for the Recapitalization) in the sale of shares issued to it in connection with the acquisition of 500,000 Class A Units in Timbercreek Holding and the pay down of $5 million of a $10 million note. On May 28, 2015, such note was paid in full and cancelled. ELRH II is obligated, for a period of ten business days following the shares becoming freely tradable following completion of this offering, the expiration of any lock-up period agreed to with the underwriters and (in relation to the shares of Class B Common Stock) the conversion of such shares into shares of Class A Common Stock, to use commercially reasonable efforts to

sell the shares at a price above $         per share (as adjusted to give effect to the Recapitalization) in relation to              shares issued to ELRH II. Messrs. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman, directly or indirectly, own a pecuniary interest in ELRM.

As a result of the relationships described above, we have entered into a significant number of related party transactions. A majority of the disinterested directors of our board or on our audit committee as required to approve related party transactions, but the terms of related party transactions are not subject to approval by our stockholders. In the future, we may invest in, or co-invest with, joint ventures or other agreements or arrangements with affiliates of these directors. As a result of these conflicts or potential conflicts of interests, we could be materially and adversely affected. For information regarding our procedures for evaluating conflicts, see “Certain Relationships and Related Party Transactions.”

We have structured, and in the future may structure, acquisitions of property in exchange for OP units in our operating partnership on terms that could limit our liquidity or our flexibility and may materially and adversely affect us, including our balance sheet and our cash flows.

In the past, we have acquired properties by issuing OP units in our operating partnership in exchange for the property owner contributing property to our operating partnership. We may enter into additional contractual arrangements with contributors of property under which we would agree to issue OP units and redeem a contributor’s OP units for shares of our common stock or cash, at the option of the contributor, at specified dates. If the contributor required us to redeem units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or pay distributions to our stockholders. Moreover, if we were required to redeem units for cash at a time when we did not have sufficient cash to fund the redemption, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, in order to induce contributors of properties we may acquire in the future to agree to accept OP units, rather than cash in exchange for their properties, we might agree that if distributions the contributor received as a limited partner in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s OP units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to our operating partnership, we may agree not to sell a contributed property for a defined period of time or until the contributor exchanges the contributor’s OP units for cash or shares of our common stock. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us. The foregoing effects on our liquidity and our flexibility could have a material adverse effect on us.

Tax protection agreements could limit our ability to sell or otherwise dispose of certain properties and may require our operating partnership to maintain certain debt levels that otherwise would not be required to operate our business, which may materially and adversely affect us, including our balance sheet.

In connection with our acquisition of certain of the consolidated properties, we entered into tax protection agreements with the contributors of those properties, which include certain entities affiliated with our board members and OPTrust, which are substantial stockholders, OP unitholders and warrant holders of us. Each tax protection agreement provides generally that prior to a specified date, or the Tax Protected Period, which ranges from five to seven years from the date of acquisition, if we (1) sell, exchange, transfer, convey or otherwise dispose of the protected property, or the Tax Protected Property, in a taxable transaction, (2) cause or permit any transaction that results in the disposition by the Tax Protected Party of all or any portion of his/her interest in our operating partnership in a taxable transaction, or (3) fail to maintain indebtedness that would be allocable to the Tax Protected Parties for tax purposes or, alternatively, fail to offer the Tax Protected Parties who own OP units the opportunity to guarantee specific types of the operating partnership’s indebtedness in order to enable them to continue to defer certain tax liabilities, then we will indemnify the Tax Protected Parties who own OP units against certain resulting tax liabilities. Our indemnification obligations generally decline ratably over the Tax Protected Period. Therefore, it may be economically prohibitive for us to sell, exchange, transfer, convey or otherwise dispose of one or more of the Tax Protected Properties during the Tax Protected Period because of these indemnity obligations. Moreover, these obligations may require us to maintain more or different indebtedness than we would otherwise require for our business. As a result, the tax protection agreements will, during their respective terms, restrict our ability to take actions or make decisions that otherwise would be in our best interests. We have 31 Tax Protected Properties (representing a total equity value of approximately $364.9 million as of March 31, 2015, based on the book value of the property minus the remaining mortgage indebtedness outstanding).We estimate that the total amount of “protected gain” on all of the Tax Protected Properties is $123.6 million as of June 30, 2015.

Six tax protection agreements include put rights which, if exercised, would cause us to inherit the contributor’s tax basis and could cause us to inherit the contributor’s tax liabilities.

Tax protection agreements for six properties (representing a total equity value of approximately $67.0 million based on the book value of the property of $172.9 million as of March 31, 2015 minus the remaining mortgage indebtedness outstanding of approximately $105.9 million as of such date) provide the owners of the Tax Protected Properties the right during the Tax Protected Period to sell all of their interests in the Tax Protected Properties to us in exchange for our Class A Common Stock, which we refer to as the Put Right. In addition, we agreed that the exercise of the Put Right would be structured in a manner that will qualify as a reorganization under the Code. If the Put Right is exercised with respect to a property in a merger transaction, we would inherit the applicable Tax Protected Party’s tax basis in the property and any related unpaid taxes of the Tax Protected Party. Moreover, if the Tax Protected Party were to incur tax liabilities as a result of the failure of the merger to qualify as a reorganization under the Code or as a result of the failure of the Tax Protected Party to qualify as a REIT, we also would inherit those tax liabilities as well as a result of the merger.

Several potential events could cause our stockholders’ investment in us to be diluted, which may materially and adversely affect us.

Our stockholders’ investment in us could be diluted by a number of factors, including:

•	future public offerings of our securities;

•	future issuances of additional shares of existing or new series of preferred stock;

•	private issuances of our equity securities to other investors or in exchange for assets;

•	issuances of our equity securities pursuant to our 2006 Plan;

•	issuances of our equity securities pursuant to our 2012 Plan;

•	issuances of our common stock upon exercise of our warrants;

•	issuances of our equity securities pursuant to existing agreements and arrangements;

•	redemptions of preferred stock in exchange for shares of our common stock; or

•	redemptions of OP units in exchange for shares of our common stock, including LTIP units that have been converted by the holder into OP units.

Our board is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock, options, warrants and other rights, on terms and for consideration as our board in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders and such issuances, or the perception of such issuances, may reduce the market price of our Class A Common Stock. In addition, depending upon the terms and pricing of any additional offerings of our equity securities and the value of our real estate and real estate-related investments, our stockholders may also experience dilution in the book value and fair market value of their shares of our Class A Common Stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

The Maryland General Corporation Law, or the MGCL, provides that a director will not have any liability in that capacity so long as he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter provides that, subject to the applicable limitations set forth therein or under the MGCL, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors and officers for losses they may incur by reason of their service in those capacities, subject to certain conditions, unless: (1) their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (2) they actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our Company, your ability to recover damages from such director or officer will be limited.

Our operating partnership may issue additional OP units without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and would have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders.

As of March 31, 2015, we owned 37.9% of the outstanding OP units, and our operating partnership may, in connection with our acquisition of communities, executive compensation or otherwise, issue additional OP units to third parties, including our executive officers and other employees. Such issuances would reduce our ownership percentage in our operating partnership and affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own OP units, you will not have any voting rights with respect to any such issuances or other activities of our operating partnership.

Risks Related to Our Status as a REIT and a DCR

Failure to remain qualified as a REIT for federal income tax purposes would subject us to federal income tax on our taxable income at regular corporate rates, which would substantially reduce our ability to pay distributions to our stockholders.

We have qualified and elected to be taxed as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2006, and we intend to continue to be taxed as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board to determine that it is not in our best interest to maintain our qualification as a REIT or revoke our REIT election, which it may do without stockholder approval.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, if we were not entitled to relief under the relevant statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would increase our tax liability and reduce our net earnings available for investment or distribution to our stockholders. In addition, distributions to our stockholders would no longer qualify for the distributions paid deduction, and we would no longer be required to pay distributions. If we lose our REIT status, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

As a result of all these factors, our failure to remain qualified as a REIT could impair our ability to expand our business and raise capital and would substantially reduce our ability to pay distributions to our stockholders and adversely affect the market price of our Class A Common Stock.

Qualifying as a REIT involves highly technical and complex provisions of the Code and, therefore, in certain circumstances, may be subject to uncertainty.

To qualify as a REIT, we must meet various requirements set forth in the Code concerning, among other things, the ownership of our outstanding Class A Common Stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, IRS guidance or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. Even a technical or inadvertent mistake could jeopardize our REIT status. In addition, the determination of various factual matters and circumstances relevant to REIT qualification is not entirely within our control and may affect our ability to qualify as a REIT. Accordingly, we cannot be certain that our organization and operation will enable us to continue to qualify as a REIT for federal income tax purposes.

If our operating partnership fails to qualify as a partnership for federal income tax purposes, we could fail to qualify as a REIT and suffer other adverse consequences.

We believe that our operating partnership is organized and operated in a manner so as to be treated as a partnership and not an association or a publicly traded partnership taxable as a corporation, for federal income tax purposes. As a partnership, our operating partnership is not subject to federal income tax on its income. Instead, each of the partners is allocated its share of our operating partnership’s income. No assurance can be provided, however, that the IRS will not challenge our operating partnership’s status as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS was successful in treating our operating partnership as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. Also, the failure of the operating partnership to qualify as a partnership would cause it to become subject to federal corporate income tax, which would reduce significantly the amount of its cash available for distribution to its partners, including us.

If Landmark II were to fail to qualify as a REIT, we likely also would fail to qualify as a REIT.

When the Restructuring Transactions under the Omnibus Agreement take place, we will acquire a significant equity interest in Landmark II, which will elect to be treated as a REIT effective for its taxable year in which the closing of the Restructuring Transactions occurs and will continue thereafter to qualify as a REIT. If Landmark II were to fail to qualify as a REIT, we likely also would fail to qualify as a REIT because our equity interest in Landmark II will represent a significant asset on our balance sheet.

If any assets in which Landmark II held an interest, including through the operating partnership, are sold within the 10-year period following Landmark II’s election to be a REIT, Landmark II would incur a federal corporate income tax on the “built-in gain” that existed in those assets at the time of Landmark II’s election to be a REIT.

When the Restructuring Transactions under the Omnibus Agreement take place, we will acquire a significant equity interest in Landmark II. As a former “C” corporation, Landmark II will be subject to the “sting tax” at the highest regular corporate tax rate, which is currently 35%, on all or a portion of the gain recognized from a taxable disposition of any assets in which it held an interest, including through the operating partnership, at the time of its election to be a REIT within a 10-year period following that REIT election. The sting tax would be imposed to the extent of the asset’s built-in gain at the time of the REIT election (that is, the excess of the share of Landmark II’s interest in the fair market value of the assets of the operating partnership at the time of the restructuring over its share in the basis of those assets) that is recognized in a taxable disposition during the 10-year period. We effectively will bear our proportionate share of any such corporate income tax incurred by Landmark II based on our ownership interest in Landmark II. There can be no assurance that there will not be circumstances in which the sting tax would be payable following dispositions or repositionings of our assets during the 10-year period. We estimate that the maximum amount of built-in gain if Landmark II potentially becomes subject to the sting tax was approximately $190 million as of June 30, 2015, which, at current tax rates, corresponds to a maximum potential federal tax liability for Landmark II of $66.5 million.

If we fail to maintain the status of the Company and Landmark II as REITs and DCRs, we could be required to compensate EL for its damages, which could include the income taxes EL pays on the disposition of its shares of Landmark II.

Under the Omnibus Agreement, we are responsible from and after the closing of the Omnibus Agreement to maintain the status of the Company and Landmark II as REITs and DCRs, and we have assumed all risk of failure to maintain such status, other than risk of changes in the law, and we have waived any defenses or duty to mitigate with respect thereto, provided, that, EL has agreed that we have no obligation to reimburse EL for the following damages: (i) for any taxes arising from any gain recognized on a disposition by EL of any of its shares of Landmark II prior to the fifth anniversary of the closing of the Omnibus Agreement, and (ii) for any taxes with respect to any action taken or not taken by Landmark II with the approval of EL, which approval is deemed to have been given by the approving vote for such action or inaction of any EL representative serving on the Landmark II board of directors. In addition, under the Omnibus Agreement, EL will have the right, at any time and from time to time (but not exceeding four times per year), to require that all or any part of the Series E Landmark II shares held by EL be redeemed by Landmark II for cash at a price equal to the closing price per share of our common stock on the day immediately preceding the date of delivery of the redemption notice. In lieu of Landmark II paying cash to EL for the Series E Landmark II shares being redeemed by delivering to EL a number of shares of our common stock equal to the number of such Series E Landmark II shares in a taxable exchange. While we will use reasonable best efforts to maintain the status of the Company and Landmark II as REITs and DCRs, there can be no assurance that we will be able to do so, particularly given that ownership positions, including those of non-U.S. investors, can change without our knowledge and that it may be difficult for us to prove the maintenance of the DCR status of the Company and Landmark II. If we fail to maintain the status of the Company and Landmark II as REITs and DCRs and, as a result, EL incurs damages equal to the income taxes it pays on the gain recognized on the disposition of all of its shares of Landmark II, we estimate that the amount of that gain is approximately $190 million as of June 30, 2015, which corresponds to a tax liability to EL of approximately $127 million (which assumes, for this purpose, (i) a closing price per share of our common stock equal to $         per share, which is the mid-point of the price range set forth on the cover of this prospectus, (ii) EL’s tax liability is grossed up for the additional taxes EL would incur on the indemnity payments received by EL and (iii) EL’s tax basis in its shares of Landmark II is equal to Landmark II’s tax basis in its assets).

To remain qualified as a REIT and to avoid the payment of federal income and excise taxes, we may be forced to borrow funds, use proceeds from the issuance of securities or sell assets to pay distributions, which may result in our distributing amounts that may otherwise be used for our operations.

To maintain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our annual REIT taxable income, excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of: (1) 85% of our ordinary income; (2) 95% of our capital gain net income; and (3) 100% of our undistributed income from prior years. These requirements could require us to borrow funds, use proceeds from the issuance of securities or sell assets in order to distribute enough of our REIT taxable income to maintain our qualification as a REIT and to avoid the payment of federal income and excise taxes.

Our investment strategy may cause us to incur penalty taxes, lose our REIT status or own and sell properties through TRSs, each of which would diminish the return to our stockholders.

In light of our investment strategy, it is possible that one or more sales of our properties may be “prohibited transactions” under provisions of the Code. If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all income that we derive from such sale would be subject to a 100% tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax. A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale. Given our investment strategy, it is possible that the sale of one or more of our properties will not fall within the prohibited transaction safe harbor.

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to avoid the 100% penalty tax if we acquired the property through a TRS, or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes). Following the acquisition by, or transfer of the property to, a TRS, the TRS will operate the property and may sell such property and distribute the net proceeds from such sale to us, and we may distribute the net proceeds to our stockholders. Though a sale of the property by a TRS likely would eliminate the danger of the application of the 100% penalty tax, the TRS itself would be subject to a tax at the federal level, and potentially at the state and local levels, on the gain realized by it from the sale of the property as well as on the income earned while the property is operated by the TRS. As a result, the amount available for distribution to our stockholders would be substantially less than if the REIT had not operated and sold such property through the TRS and such transaction was not successfully characterized as a prohibited transaction. The maximum federal corporate income tax rate currently is 35%. Federal, state and local corporate income tax rates may be increased in the future, and any such increase would reduce the amount of the net proceeds available for distribution by us to our stockholders from the sale of property through a TRS after the effective date of any increase in such tax rates.

There may be circumstances that prevent us from using a TRS in a transaction that does not qualify for the safe harbor. Additionally, even if it is possible to effect a property disposition through a TRS, we may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition will not be subject to the 100% penalty tax. In cases where a property disposition is not effected through a TRS, the IRS could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net income from the sale of such property will be payable as a tax and none of the proceeds from such sale will be distributable by us to our stockholders or available for investment by us.

If we own too many properties through one or more of our TRSs, then we may lose our status as a REIT. As a REIT, the value of the securities we hold in all of our TRSs may not exceed 25% of the value of all of our assets at the end of any calendar quarter. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS may conclude that the value of our interests in our TRSs exceeds 25% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to remain qualified as a REIT. Additionally, as a REIT, no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to remain qualified as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year. We will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for maintaining our qualification as a REIT. Our failure to remain qualified as a REIT would adversely affect our stockholders’ return on their investment.

Our ability to provide certain services to our residents may be limited by the REIT rules or may have to be provided through a TRS.

As a REIT, we generally cannot provide services to our residents other than those that are customarily provided by landlords, nor can we directly share in the income of a third party that provides such services. If we forego providing such services to our residents, we may be at a disadvantage to competitors who are not subject to the same restrictions. However, we can provide such non-customary services to residents or share in the revenue from such services if we do so through a TRS, though income earned through the TRS will be subject to corporate income taxes.

Legislative or regulatory action affecting REITs could adversely affect us and the returns to our stockholders.

The rules dealing with federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders or us. In recent years, many such changes have been made and changes are likely to continue to occur in the future. We cannot predict whether, when, in what form, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided, which could result in an increase in our, or our stockholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income. These increased tax costs could materially and adversely affect us. Stockholders are urged to consult with their own tax advisor with respect to the impact that recent legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our shares.

In certain circumstances, we may be subject to federal, state and local income taxes as a REIT, which would reduce our cash available for distribution to our stockholders.

Even as a REIT, we are subject to certain federal, state and local taxes on our income and property, on net income from certain “prohibited transactions,” and on income from certain activities conducted as a result of foreclosure. We could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain our qualification as a REIT. In addition, we may provide services that are not customarily provided by a landlord; we may hold properties for sale and engage in some other activities through our TRS, which may result in the income of our TRS becoming subject to federal income tax. We may not be able to pay sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, our stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. Any taxes we pay will reduce our cash available for distribution to our stockholders.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our Class A Common Stock. We may be required to pay distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Limitations on ownership of our Class A Common Stock in our charter by stockholders that are not qualifying “U.S. Persons,” when combined with current ownership of our Class A Common Stock by stockholders that are not qualifying “U.S. Persons,” could severely limit acquisition of shares of our Class A Common Stock by persons that are not qualifying “U.S. Persons.”

Our ownership limits restrict ownership of our Class A Common Stock by persons that are not qualifying “U.S. Persons” so that we and Landmark II can qualify as DCRs. Our charter defines “U.S. Person” for this purpose as a person that falls within at least one of the following four categories:

1.	a citizen or resident of the United States,

2.	a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia),

3.	a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and

4.	any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

As of June 30, 2015, non-U.S. persons own approximately 3.5 million shares of our common stock and had rights to acquire another approximately 34.2 million shares of our common stockpursuant to redemption or put rights associated with OP units, warrants to purchase common stock and put rights requiring non-U.S. persons to acquire OP units from U.S. persons. Most of the existing rights to acquire our common stock are held by EL and OPTrust. Due to the existing ownership of our Class A Common Stock, and the existing rights to acquire our Class A Common Stock upon the exchange of OP units, upon the exercise of warrants and upon the exercise of put rights by non-U.S. persons, and our enforcement of the ownership limits applicable to non-U.S. Persons, the ownership of our Class A Common Stock by other non-U.S. persons will be very limited.

Risks Related to Employee Benefit Plan, IRA and Other Tax-Exempt Investor Risks

We, and our stockholders that are employee benefit plans as described in Section 3(3) of the Employee Retirement Income Security Act, or ERISA, individual retirement accounts or individual retirement annuities described in Sections 408 or 408A of the Code, annuities described in Sections 403(a) or (b) of the Code, Archer MSAs described in Section 220(d) of the Code, health savings accounts described in Section 223(d) of the Code, or Coverdell education savings accounts described in Section 530 of the Code, or collectively the Benefit Plans and IRAs, as applicable, will be subject to risks relating specifically to our having such Benefit Plan and IRA stockholders.

Risks Related to This Offering and Our Common Stock

Because we have a large number of stockholders and our common stock was not listed on a national securities exchange prior to this offering, there may be significant pent-up demand to sell shares of our Class A Common Stock. Significant sales of shares of our Class A Common Stock, or the perception that significant sales of such shares could occur, may cause the market price of our Class A Common Stock to decline significantly.

Prior to completion of this offering and the Recapitalization, our common stock has not been listed on any national securities exchange and the ability of stockholders to liquidate their investments is limited. Additionally, our share repurchase program has been suspended since February 24, 2011. As a result, there may be significant pent-up demand to sell shares of our common stock. A large volume of sales of shares of our common stock (whether they are shares of our Class A Common Stock that are issued in this offering, or shares of our Class A Common Stock that are held by our existing stockholders upon the closing of this offering, or shares of our Class A Common Stock created by the automatic conversion of shares of our Class B Common Stock over time)

could decrease the prevailing market price of our common stock significantly and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of our shares of common are not affected, the mere perception of the possibility of these sales could depress the market price of our common stock and have a negative effect on our ability to raise capital in the future.

Although our Class B Common Stock will not be listed on a national securities exchange following the closing of this offering, sales of such shares or the perception that such sales could occur could have a material adverse effect on the trading price of our Class A Common Stock.

As of                     , 2015, we had approximately          million shares of common stock outstanding. As of                     , 2015, after giving effect to the Recapitalization, we would have had a total of approximately              shares of our Class A Common Stock and Class B Common Stock outstanding, consisting of approximately              shares of our Class A Common Stock,              shares of our Class B-1 Common Stock,              shares of our Class B-2 Common Stock and              shares of our Class B-3 Common Stock, of which approximately             , or     %, will be shares of our Class B Common Stock. Although our Class B Common Stock will not be listed on a national securities exchange, it is not subject to transfer restrictions (other than the restrictions on ownership and transfer of stock set forth in our charter); therefore, such stock will be freely tradable. As a result, it is possible that a market may develop for shares of our Class B Common Stock, and sales of such shares, or the perception that such sales could occur, could have a material adverse effect on the trading price of our Class A Common Stock.

Additionally, all of our Class B Common Stock will be converted into Class A Common Stock over time. As a result, holders of shares of Class B Common Stock seeking to immediately liquidate their investment in our common stock could engage in immediate short sales of our Class A Common Stock prior to the date on which the Class B Common Stock converts into Class A Common Stock and use the shares of Class A Common Stock that they receive upon conversion of their Class B Common Stock to cover these short sales in the future. Such short sales could depress the market price of our Class A Common Stock and limit the effectiveness of the Recapitalization as a strategy for limiting the number of shares of our common stock held by our stockholders prior to this offering that may be sold shortly after this offering.

Future conversions of our Class B Common Stock could adversely affect the market price of our Class A Common Stock.

After giving effect to the Recapitalization, we will have a total of approximately          million shares of our Class A Common Stock and Class B Common Stock outstanding. Although our Class B Common Stock will not be listed on a national securities exchange, our Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock will convert automatically into Class A Common Stock      days,      days and      days, respectively, following the Listing. We cannot predict the effect that the conversion of all or any class of the shares of our Class B Common Stock into our Class A Common Stock will have on the market price of our Class A Common Stock, but these automatic and periodic conversions may place constant downward pressure on the price of our Class A Common Stock, particularly at the time of each conversion.

There has been no public market for our Class A Common Stock prior to this offering and an active trading market may not develop or be sustained following this offering, which may negatively affect the market price of our Class A Common Stock and make it difficult for investors to sell their shares.

Prior to this offering, there has been no public market for our Class A Common Stock, and there can be no assurance that an active trading market will develop or be sustained following this offering or that shares of our Class A Common Stock will be resold at or above the IPO price. In the absence of an active trading market, you may be unable to sell your shares of Class A Common Stock at the time, and at the price, you desire. The IPO price of shares of our Class A Common Stock will be determined by agreement among us, the selling stockholders and the underwriters, but there can be no assurance that our Class A Common Stock will not trade below the IPO price following this offering.

The market price and trading volume of shares of our Class A Common Stock may be volatile and could decline substantially following this offering.

The stock markets, including the NYSE on which we intend to list shares of our Class A Common Stock under the symbol “LAT,” have from time to time experienced significant price and volume fluctuations. As a result, the market price of our Class A Common Stock may be similarly volatile, and investors in shares of our Class A Common Stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. In addition, the trading volume of our Class A Common Stock may fluctuate and cause significant price variation to occur.

The market price of our Class A Common Stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus and others such as:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results relative to market expectations;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us, the residential multifamily real estate sectors or the real estate industry;

•	increases in market interest rates, which may lead investors to demand a higher distribution yield for shares of our Class A Common Stock, and would result in increased interest expense on our debt;

•	actual or anticipated changes in our business or prospects;

•	the current state of the credit and capital markets, and our ability to obtain financing or the terms of such financing;

•	additions and departures of key personnel;

•	increased competition or new construction in the residential multifamily real estate business in our markets and sub-markets;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	equity issuances by us (including the issuances of OP units), or common stock resales by our stockholders, or the perception that such issuances or resales may occur;

•	conversions or anticipated conversions of our Class B Common Stock into shares of our Class A Common Stock or sales of our Class B Common Stock;

•	actual, potential or perceived accounting problems or problems with the NYSE, SEC or other regulators;

•	changes in accounting principles;

•	failure to maintain each of our and Landmark II’s REIT qualification;

•	terrorist acts, natural or man-made disasters or threatened or actual armed conflicts;

•	general market and local, regional and national economic conditions, including factors unrelated to our performance; and

•	the realization of any risk factor presented in this prospectus.

No assurance can be given that the market price of our Class A Common Stock will not fluctuate or decline significantly in the future or that holders of shares of our Class A Common Stock will be able to sell their shares when desired on favorable terms, or at all. From time to time in the past, securities class action litigation has been instituted against companies following periods of extreme volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

The number of shares of our Class A Common Stock available for future sale could materially and adversely affect the market price of our Class A Common Stock.

We are offering              shares of our Class A Common Stock and our selling stockholders are offering              shares of our Class A Common Stock, as described in this prospectus. In addition, our Class A Common Stock could be issued upon exercise of our warrants, exchange of OP units (including after LTIP units have been exchanged for OP units) and pursuant to certain contractual arrangements, such as the Omnibus Agreement, the support payment agreement and the Put Right that exists with respect to six of our properties pursuant to our tax protection agreements, in the aggregate amount of              shares,              shares and              shares, respectively. Additionally, in the event that ELRH II is not able to sell its shares at a price above $         per share, we may be obligated to issue shares of our common stock with value equal to 1,226,994 (prior to giving effect to the Recapitalization) multiplied by the difference between $         per share and the price per share ELRH II was able to obtain within ten days of offering such shares. In addition, upon the completion of this offering, in accordance with the terms of their respective employment agreements, each of Messrs. Olander, Remppies and Brooks will be eligible to receive a one-time equity compensation award of              Class A LTIP units for Mr. Olander,              Class A LTIP units for Mr. Remppies and              Class A LTIP units for Mr. Brooks, in each case assuming an IPO price of $         per share, which is the mid-point of the price range set forth on the cover of this prospectus.

As of June 30, 2015, there were four holders of registration rights for shares of our common stock, representing a total of 3,526,129 shares of our common stock, and 38 holders of registration rights for our OP units, representing a total of 39,598,745 of our OP units. See “Certain Relationships and Related Party Transactions—Registration Rights Agreements.”

Upon completion of this offering and consummation of the Restructuring Transactions, our directors and executive officers will beneficially own approximately     % of our outstanding common stock, in each case, on a fully diluted basis, assuming the underwriters’ option to purchase additional shares of our common stock is not exercised.

As of June 30, 2015, there were 1,016,619 LTIP units outstanding under our 2012 Plan and 226,438 restricted common shares outstanding under our 2006 Plan. As of June 30, 2015, an aggregate of 756,943 shares of our common stock or equivalents remained available for issuance under our 2012 Plan and our 2006 Plan.

Each of our executive officers, directors, the selling stockholders and              have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for, or repayable with, common stock (including OP units), for a period of 365 days after the date of this offering without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc.

The exercise of the underwriters’ option to purchase an additional              shares of our Class A Common Stock, the exchange of OP units for Class A Common Stock, the conversion of vested LTIP units granted under our 2012 Plan into OP units, the vesting of any restricted stock granted under our 2006 Plan, the issuance of our Class A Common Stock or Class A OP units in connection with previous and future property, portfolio or business acquisitions and other direct or indirect issuances of our Class A Common Stock, or the anticipation of any of the foregoing, could have a material adverse effect on the market price of our Class A Common Stock. Furthermore, the amount of OP units, options, warrants and shares of our Class A Common Stock reserved for future issuance, including under our 2012 Plan and our 2006 Plan and upon any exchange of OP units, may materially and adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities in the future. In addition, future issuances or sales of shares of our Class A Common Stock may be dilutive to existing stockholders.

The market price of our Class A Common Stock could be materially and adversely affected by our future financial and operating results and cash distributions.

The market price of our Class A Common Stock is based primarily upon the market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of our underlying assets. For that reason, our Class A Common Stock may trade at prices that are higher or lower than our net asset value per share. Any failure to pay distributions to our stockholders or any reduction in our distribution rate would likely have a significant adverse effect on the market price of our Class A Common Stock. Additionally, if we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Class A Common Stock. Our failure to meet the market’s expectations with regard to future financial and operating results and cash distributions to our stockholders likely would adversely affect the market price of our Class A Common Stock, potentially materially.

Increases in market interest rates may result in a decrease in the market price of our Class A Common Stock.

The market price of our Class A Common Stock will generally be influenced by the dividend yield on the Class A Common Stock (our annualized distribution rate as a percentage of the market price of our Class A Common Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of shares of our Class A Common Stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our Class A Common Stock to decrease.

Debt or equity ranking senior to our Class A Common Stock may adversely affect the market price of our Class A Common Stock.

Our charter authorizes our board to issue up to 50,000,000 shares of preferred stock and to establish the preferences and rights, including a preference in distributions superior to our common stockholders, of any issued preferred stock. As of June 30, 2015, we had issued and outstanding 17,446,385 shares of our Series D Preferred Stock and 6,154,722 shares of our Series E Preferred Stock, and we intend to redeem all of the outstanding shares with the net proceeds to us from this offering. Any preferred stock that we may issue in the future would likely have rights and preferences senior to our Class A Common Stock, including distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of our company, which would likely reduce the amount our common stockholders would otherwise receive upon such an occurrence. Furthermore, preferred stock would likely restrict us, subject to certain exceptions, from declaring or paying any distributions (or setting aside any funds for the payment of distributions) on our common stock or acquiring shares of common stock, in either case, unless full cumulative distributions on the preferred shares have been declared and either paid or set aside for payment in full for all past distribution periods. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. As a result, the market price of our Class A Common Stock and our ability to make distributions to our Class A common stockholders could be materially and adversely affected.

As of March 31, 2015, we had outstanding $1.1 billion of consolidated debt on a pro forma basis. In the future, we may incur additional debt. All such debt would rank senior to our Class A Common Stock and have priority upon liquidation. Such debt also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our Class A Common Stock. We may decide to issue debt or equity in the future depending upon market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Our stockholders will bear the risk of our future capital raising efforts reducing the market price of our Class A Common Stock and diluting the value of their ownership in us.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a stockholder’s investment in shares of our Class A Common Stock.

A portion of our distributions may be treated as a return of capital for federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.

You will experience immediate and substantial dilution from the purchase of our Class A Common Stock sold in this offering.

The IPO price of our Class A Common Stock is substantially higher than what our pro forma net tangible book value per share of our Class A Common Stock will be immediately after this offering. Accordingly, purchasers of our Class A Common Stock in this offering will incur immediate dilution of approximately $         in net tangible book value per share of our Class A Common Stock, assuming an IPO price of $         per share of Class A Common Stock. See “Dilution.”

Volatility and disruptions in the global and national financial markets may materially and adversely affect us.

In recent years, the global financial markets, including the United States financial markets, have undergone pervasive and fundamental disruptions. The ongoing market disruptions could also affect our operating results and financial condition as follows:

•	Valuations—The ongoing market volatility may make the valuation of our properties more difficult. There may be significant uncertainty in the valuation, or in the stability of the value, of our properties that could result in a substantial decrease in the value of our properties. As a result, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge in earnings.

•	Government Policies—The values of, and cash flows from, the properties we own are affected by developments in global, national and local economies and markets. As a result of the recent severe recession and the significant government interventions, federal, state and local governments have incurred record deficits and assumed or guaranteed liabilities of private financial institutions and other private entities. These increased budget deficits and the weakened financial condition of federal, state and local governments may lead to reduced governmental spending, tax increases, public sector job losses, increased interest rates or other adverse economic events, which may directly or indirectly adversely affect our business, financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Historical results and trends should not be taken as indicative of future operations. Some of our statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Actual results may differ materially from those included in the forward-looking statements. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations, are generally identifiable by use of the words “expect,” “project,” “may,” “will,” “should,” “could,” “would,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations, our financial statements and future prospects on a consolidated basis include, but are not limited to:

•	the availability of financing and the attractiveness of its terms;

•	changes in economic conditions generally and the real estate market specifically;

•	changes in interest rates;

•	competition in the real estate industry generally and the apartment community sub-industry specifically;

•	the supply and demand for operating properties in our target market areas;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs; and

•	changes in GAAP, policies and guidelines applicable to REITs.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included in this prospectus. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section above entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, after deducting the underwriting discount and estimated expenses of this offering payable by us, will be approximately $         million (or approximately $         million if the underwriters exercise their option to purchase additional shares in full), based on an assumed IPO price of $         per share, which is the mid-point of the price range set forth on the cover of this prospectus.

Simultaneously with this offering, we intend to contribute the net proceeds we receive to Landmark II in exchange for Series L Landmark II shares. Landmark II will contribute those proceeds to our operating partnership in exchange for the same number of OP units as the Series L Landmark II shares we receive. Our operating partnership will use those proceeds to redeem all of the outstanding preferred OP units we hold in our operating partnership, which preferred OP units have distribution and other rights that are similar to our outstanding Series D Preferred Stock and Series E Preferred Stock. Any excess proceeds will be retained by our operating partnership for general corporate purposes. We will use the proceeds from the redemption of our preferred OP units as follows:

•	subject to any redemptions prior to this offering, as of June 30, 2015, approximately $192.5 million to redeem all of our outstanding Series D Preferred Stock, including $18.1 million to repay aggregated accumulated and unpaid distributions thereon;

•	subject to any redemptions prior to this offering, as of June 30, 2015, approximately $68.0 million to redeem all of our outstanding Series E Preferred Stock, including $3.9 million to repay aggregated accumulated and unpaid distributions thereon and $2.6 million in yield maintenance prepayment penalty payments (as defined below); and

•	approximately $616,000 to repay the Notes, which are scheduled to become due on the earlier of (i) May 10, 2018 or (ii) the date of our first firm commitment underwritten public offering in conjunction with which our common stock is listed for trading on the NYSE or The Nasdaq Stock Market.

We define yield maintenance prepayment penalty payments as the 20-month yield to which holders of the Series E Preferred Stock are entitled, regardless of the date of prepayment within the first 20-month period following the closing. The minimum yield is calculated by taking the monthly dividend multiplied by 20, less any payments paid, plus certain other fees for early redemption.

Pending application of the cash proceeds, we may invest the net proceeds to us in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT. As of June 30, 2015, we had $174.5 million outstanding under our Series D Preferred Stock and $61.5 million outstanding under our Series E Preferred Stock. Holders of our Series D Preferred Stock and Series E Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. A portion of the cumulative cash dividend, equal to 11.0% per annum compounded monthly for our Series D Preferred Stock and equal to 9.25% per annum (11.25% per annum beginning on October 1, 2015) compounded monthly for our Series E Preferred Stock is payable monthly while the remaining amount is accrued and must be paid upon redemption of our Series D Preferred Stock and Series E Preferred Stock. Our Series D Preferred Stock and Series E Preferred Stock have a mandatory redemption date of June 28, 2016, subject to additional one-year extensions upon satisfaction of certain conditions.

iStar and BREDS are the only holders of our Series D Preferred Stock and Series E Preferred Stock and, as discussed in “Certain Relationships and Related Parties,” are affiliates of two of our directors Messrs. Frey and Nash.

We will not receive any of the net proceeds from the sale of shares of our Class A Common Stock in this offering by the selling stockholders.

RECAPITALIZATION

Prior to the completion of this offering, we intend to effect the Recapitalization. The Recapitalization will have the effect of phasing in, over a period of      days, the ability of holders of our outstanding common stock to sell their shares in transactions on the NYSE. Unless otherwise indicated, the information contained in this prospectus assumes that the Recapitalization described below has become effective.

The Recapitalization will involve the following steps:

•	a reverse stock split of our outstanding common stock;

•	redesignation of our outstanding common stock as “Class A Common Stock,” without making any other changes to the terms thereof;

•	creation of three new classes of our common stock—Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock—with the terms described more fully below; and

•	immediately following the reverse stock split, declaration and payment of a stock dividend pursuant to which each outstanding share of our Class A Common Stock will receive:

•	shares of our Class B-1 Common Stock; plus

•	shares of our Class B-2 Common Stock; plus

•	shares of our Class B-3 Common Stock.

We are offering our Class A Common Stock in this offering, and we intend to list our Class A Common Stock on the NYSE. Our Class B Common Stock is identical to our Class A Common Stock except that (i) we do not intend to list our Class B Common Stock on a national securities exchange and (ii) shares of our Class B Common Stock will convert automatically into a like number of shares of our Class A Common Stock, pursuant to provisions of our charter, on the following schedule:

•	days following the Listing, in the case of our Class B-1 Common Stock;

•	days following the Listing, in the case of our Class B-2 Common Stock; and

•	days following the Listing, in the case of our Class B-3 Common Stock.

The terms of our Class A Common Stock and Class B Common Stock are described more fully under “Description of Securities” in this prospectus.

As a result of the Recapitalization, each holder of one share of common stock immediately prior to the Recapitalization will hold the following immediately following the Recapitalization:

•	shares of Class A Common Stock

•	shares of Class B-1 Common Stock

•	shares of Class B-2 Common Stock

•	shares of Class B-3 Common Stock

On the date that is         days following the Listing, all shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock will have converted into our Class A Common Stock.

The Recapitalization will have the effect of reducing the total number of outstanding shares of our common stock. As of                     , 2015, after giving effect to the Recapitalization, we would have had a total of approximately              shares of our Class A Common Stock and Class B Common Stock outstanding, consisting of approximately              shares of our Class A Common Stock,              shares of our Class B-1 Common Stock,              shares of our Class B-2 Common Stock and              shares of our Class B-3 Common Stock. All of these

shares (except for certain shares described in “Shares Eligible for Future Sale”) will be freely tradable upon the completion of this offering except as otherwise provided in the restrictions on ownership and transfer of stock set forth in our charter described herein, although only the shares of Class A Common Stock are expected to be listed on the NYSE.

The Recapitalization will be effected on a pro rata basis with respect to all holders of our common stock. Accordingly, it will not affect any stockholder’s proportionate ownership of our outstanding common stock.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding OP units and LTIP units. As a result of the Recapitalization, our outstanding warrants will be adjusted in accordance with their own terms so that, upon exercise of a warrant, the holder will receive the same number of shares of common stock, and of the same class or classes, as the holder of a share of common stock on the record date for the Recapitalization would then hold.

CAPITALIZATION

The following table sets forth our historical capitalization as of March 31, 2015 and our capitalization as of March 31, 2015 on a pro forma basis, giving effect to: (i) our Property Dispositions in 2015, which includes the disposition of four apartment communities and the sale of our 20% equity interest in two properties; (ii) our Redemption of Preferred Stock, which includes the May 11, 2015, June 1, 2015 and June 25, 2015 redemptions of 2,202,057 shares, 267,567 and 670,243 shares of the Series D Preferred Stock, respectively, and 776,839 shares, 94,392 shares and 236,447 of the Series E Preferred Stock, respectively; (iii) the proceeds to us and the use of net proceeds to us from this offering as described in “Use of Proceeds”; (iv) the Restructuring Transactions; (v) the repayment of the Legacy Unsecured Note and $5 million of the Notes; and (vi) the Recapitalization. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical and unaudited pro forma consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

	March 31, 2015	Pro forma March 31, 2015
Liabilities:
Mortgage loan payables, net	$999,155	$
Secured Credit Facility	158,420
Revolving Line of Credit	9,902
Unsecured notes payable to affiliates	6,116
Series D Preferred Stock	199,602
Series E Preferred Stock	70,295
Equity:
Stockholders’ equity:
Class A Common stock, $0.01 par value; 300,000,000 shares authorized; 25,684,047 shares issued and outstanding as of March 31, 2015 on a historical basis and shares issued and outstanding as of March 31, 2015 on a pro forma basis	255
Class B-1 Common Stock, $0.01 par value; shares authorized; shares issued and outstanding as of on a historical basis and shares issued and outstanding as of on a pro forma basis	—
Class B-2 Common Stock, $0.01 par value; shares authorized; shares issued and outstanding as of on a historical basis and shares issued and outstanding as of on a pro forma basis	—
Class B-3 Common Stock, $0.01 par value; shares authorized; shares issued and outstanding as of on a historical basis and shares issued and outstanding as of on a pro forma basis	—
Additional paid-in capital	227,753
Accumulated other comprehensive loss	(432)
Accumulated deficit	(205,869)

Total stockholders’ equity(1)	21,707
Redeemable non-controlling interests in operating partnership(1)	221,493
Non-controlling interest partners	26,254

Total equity	269,454

Total capitalization	$1,712,944	$

(1)

Excludes                 shares of our Class A Common Stock issuable by us upon the exercise of the underwriters’ option to purchase additional shares of our common stock,                 shares of our common stock that we may issue in lieu of cash to EL upon redemption of its Series E shares in Landmark II pursuant to the terms of the Omnibus Agreement, shares of our common stock that we may be required to issue to the owners of the Tax Protected Properties pursuant to certain tax protection agreements, shares of our common stock issuable upon exercise of outstanding warrants, shares of our common stock in the aggregate available for future issuance under our 2006 Plan and our 2012 Plan, and shares of our common stock that we may be required to issue under the support payment agreement.

DISTRIBUTION POLICY

To satisfy the requirements to qualify as a REIT, and to avoid or limit paying tax on our REIT taxable income, we intend to make regular distributions of all, or substantially all, of our REIT taxable income (excluding net capital gains) to our stockholders. In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of: (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of our after tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We intend to avoid, to the extent possible, the fluctuations in distributions to our stockholders that might result if distribution payments were based on actual cash received during the distribution period. Accordingly, we may use cash received during prior periods, or cash received subsequent to the distribution period and prior to the payment date for such distribution payment, to pay annualized distributions consistent with the distribution level established from time to time by our board. Our ability to make and maintain regular and predictable distributions to our stockholders will depend on various factors and we may be unable to pay distributions in a regular and predictable manner, or at all. If cash available for distribution is insufficient to pay distributions to our stockholders, we may obtain the necessary funds by borrowing, issuing new securities or selling assets. These methods of obtaining funds could adversely affect future distributions to our stockholders.

To the extent that distributions to our stockholders are paid out of our current or accumulated earnings and profits and are not designated as capital gains dividends or “qualified dividend income,” such distributions are taxable as ordinary income. To the extent that our distributions exceed our current and accumulated earnings and profits, such amounts constitute a tax-free return of capital to our stockholders for federal income tax purposes, to the extent of their basis in their stock, and thereafter will constitute capital gain provided that the stock has been held as a capital asset, and will be taxable as long-term capital gain, if the stock has been held for more than one year.

The amount of distributions we pay to our stockholders is determined by our board and is dependent on a number of factors, including availability of cash flows and applicable requirements for qualification as a REIT under the federal income tax laws, our historical and projected financial condition, liquidity and results of operations, capital expenditure requirements, prohibitions and other restrictions imposed by financing covenants, and restrictions imposed by Maryland law.

We currently pay distributions to our common stockholders on a monthly basis. Immediately following the completion of this offering, we expect to start paying distributions to our common stockholders on a quarterly basis, commencing             , although no assurances can be given as to the timing or amount of any future distributions.

Subject to applicable REIT rules, generally we intend to reinvest proceeds from the sale, financing, refinancing or other disposition of our properties through the purchase of additional properties, although we cannot assure our stockholders that we will be able to do so on favorable terms or at all.

The table below sets forth the quarterly dividend distributions per share of our common stock paid for the quarter ended March 31, 2015 and the years ended December 31, 2014, 2013 and 2012.

	2015	2014	2013	2012
Fourth Quarter(1)	—	$0.075	$0.075	$0.075
Third Quarter(1)	—	$0.075	$0.075	$0.075
Second Quarter(1)	—	$0.075	$0.075	$0.075
First Quarter(1)	$0.075	$0.075	$0.075	$0.075

(1)	In each quarter presented in the table above, we made three monthly distributions. The numbers set forth above represent the aggregate value per share of those distributions.

We cannot assure you that we will have sufficient cash available for future quarterly distributions to our stockholders at the historical level, or at all. We have reduced our distribution rate in the past and may do so again in the future. If the aggregate amount of cash distributed in any given year exceeds the amount of our current and accumulated earnings and profits, the excess amount will be deemed a return of capital. See “Risk Factors—We have paid and may in the future pay distributions from sources other than our cash flows provided by operating activities, including from borrowed funds, which may materially and adversely affect us, including our financial condition, and liquidity and the market price of our stock.”

DILUTION

Purchasers of shares of our Class A Common Stock in this offering will experience an immediate and substantial dilution of the pro forma net tangible book value per share of Class A Common Stock from the assumed IPO price based on the mid-point of the price range set forth on the cover page of this prospectus of $         per share. As of March 31, 2015, after giving effect to the Recapitalization, we had a net tangible book value of approximately $         million, or $         per share of common stock. After giving effect to our sale of Class A Common Stock in this offering and the completion of the Restructuring Transactions and assuming the conversion of LTIP units into OP units and the exchange of OP units into shares of our Class A Common Stock on a one-for-one basis, the pro forma net tangible book value at March 31, 2015 attributable to common stockholders would have been $         million, or $         per share of common stock. This amount represents an immediate dilution in pro forma net tangible book value of $         per share of common stock to investors in this offering. The following table illustrates this per share dilution.

Assumed IPO price per share based on the mid-point of the price range set forth on the cover page of this prospectus	$
Net tangible book value per share at March 31, 2015, before this offering and the Restructuring Transactions(1)
Net increase in pro forma net tangible book value per share attributable to this offering and the Restructuring Transactions
Pro forma net tangible book value per share after this offering and the Restructuring Transactions(2)
Dilution in pro forma net tangible book value per share to investors in this offering(3)	$

(1)	“Net tangible book value” is defined as total stockholders’ equity less intangible assets. Net tangible book value per share of common stock at March 31, 2015 before this offering and the Restructuring Transactions was determined by dividing our net tangible book value at March 31, 2015 by the number of shares of our common stock and OP units outstanding at March 31, 2015.
(2)	The pro forma net tangible book value per share after this offering and the Restructuring Transactions was determined by dividing net tangible book value of approximately $ million by shares of our common stock and OP units to be outstanding after this offering, which amount excludes shares of our common stock that may be issued by us upon exercise of the underwriters’ option to purchase additional shares and of shares of our common stock available for issuance in the future under our 2006 Plan and 2012 Plan.
(3)	Dilution is determined by subtracting pro forma net tangible book value per share of common stock after giving effect to this offering and the Restructuring Transactions from the assumed IPO price paid by an investor in this offering.

Assuming the underwriters’ option to purchase additional shares is exercised in full, our net tangible book value as of March 31, 2015 would have been $         million, or $         per share of common stock. This represents an immediate dilution in pro forma net tangible book value of $         per share of common stock to investors in this offering.

Differences Between New and Continuing Investors in Number of Shares and Amount Paid

The following table summarizes, on a pro forma basis as of                     , 2015, the differences between the number of shares of common stock purchased from us, the total consideration and the weighted average price per share paid by continuing investors, after giving effect to the Recapitalization, and by investors in this offering at an assumed IPO price based on the mid-point of price range set forth on the cover page of $         per share, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased			Total Consideration			Weighted Average Price Per Share
	Number	Percentage		Amount	Percentage
	(in thousands)			(in thousands)
Continuing investors before this offering, after giving effect to the Recapitalization			%	$		%	$
Investors in this offering			%

Total		100%		$	100%		$

The number of shares of common stock outstanding in the table above is based on the pro forma number of shares outstanding as of                     , 2015 and assumes no exercise of the underwriters’ option to purchase additional shares. Sales by the selling stockholders in this offering will cause the number of shares owned by continuing investors to be reduced to approximately     % of the total number of shares of our common stock outstanding after this offering. If the underwriters exercise their option to purchase additional shares in full, our continuing investors would own     % of our shares of common stock outstanding after this offering.

SELECTED FINANCIAL DATA

The following table sets forth selected financial and other data on (i) a historical basis and (ii) a pro forma basis for our Company giving effect to this offering and the related use of proceeds to us thereof, the Restructuring Transactions and the other transactions described below.

You should read the following selected financial data and other data in conjunction with our consolidated historical and unaudited pro forma consolidated financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The selected historical consolidated balance sheet information as of December 31, 2014 and 2013 and the selected consolidated statement of operations information for the years ended December 31, 2014, 2013 and 2012 have been derived from our audited historical consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated balance sheet information as of December 31, 2012, 2011 and 2010 and the selected consolidated statement of operations for the years ended December 31, 2011 and 2010 have been derived from our audited historical consolidated financial statements not included in this prospectus.

The selected historical condensed consolidated balance sheet information as of March 31, 2015 and the selected condensed consolidated statements of operations for the three months ended March 31, 2015 and 2014 have been derived from our unaudited historical condensed consolidated financial statements included in this prospectus. Our results of operations for the interim period ended March 31, 2015 are not necessarily indicative of the results that will be obtained for the year ended December 31, 2015 or any other future period.

Our unaudited pro forma consolidated statement of comprehensive operations for the year ended December 31, 2014 and the three months ended March 31, 2015 are presented as if each of the 2014 Acquisitions, Property Dispositions, Redemption of Preferred Stock, the proceeds and the use of proceeds to us from this offering, the Restructuring Transaction, the repayment of the Legacy Unsecured Note and $5 million of the Notes and the Recapitalization occurred on January 1, 2014. Adjustments are intended to reflect what the effect would have been had all transactions occurred as of January 1, 2014 on amounts that have been recorded in our historical consolidated statement of comprehensive operations. Our unaudited pro forma consolidated balance sheet as of March 31, 2015 is presented as if the Property Dispositions subsequent to March 31, 2015, Redemption of Preferred Stock subsequent to March 31, 2015, the use of the net proceeds to us from this offering, the Restructuring Transaction, the repayment of the Legacy Unsecured Note and $5 million of the Notes and the Recapitalization occurred on March 31, 2015. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2015	2015	2014	2014	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue:
Rental income	$	$54,716	$51,801	$	$212,093	$125,399	$49,822	$35,587	$28,978
Other property revenues		8,306	7,328		32,680	15,919	6,530	4,424	3,319
Management fee income		961	958		4,110	4,167	2,645	2,865	465
Reimbursed income		3,492	2,432		13,325	11,504	10,407	11,207	2,082

Total revenues		67,475	62,519		262,208	156,989	69,404	54,083	34,844
Expenses:
Rental expenses		27,974	27,197		113,234	63,661	25,735	18,223	15,675
Property lease expense		—	16		55	2,678	4,208	2,402	—
Reimbursed expense		3,492	2,432		13,325	11,504	10,407	11,207	2,082
General, administrative and other expense		6,123	6,323		23,303	19,433	13,344	8,198	1,808
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration		(789)	(1,683)		(20,380)	(3,642)	(315)	—	—
Acquisition-related expenses		—	3,718		2,366	13,736	19,894	1,270	5,394
Depreciation and amortization		17,886	32,044		92,670	72,491	17,596	11,109	10,445
Restructuring and Impairment charges		398	—		7,996	—	5,397	390	—

Total expenses		55,084	70,047		232,569	179,861	96,266	52,799	35,404
Other income/(expense):
Interest expense, net		(15,735)	(15,605)		(63,122)	(35,651)	(13,369)	(10,287)	(9,676)
Interest and dividend income		—	—		—	—	—	—	12
Preferred dividends classified as interest expense		(10,820)	(9,980)		(42,370)	(15,854)	(2,023)	—	—
Gain on sale of operating properties		2,297	—		10,249	—	—	—	—
Disposition right income		—	—		—	1,757	—	—	—
Loss from unconsolidated entities		49	(231)		(971)	(159)	—	(59)	—
Loss on debt and preferred stock extinguishment		(2,269)	—		—	(10,220)	—	—	—

Loss from continuing operations before income tax		(14,087)	(33,344)		(66,575)	(82,999)	(42,254)	(9,062)	(10,224)
Income tax benefit		(133)	443		(163)	3,532	—	—	—

Loss from continuing operations		(14,220)	(32,901)		(66,738)	(79,467)	(42,254)	(9,062)	(10,224)
Income/(loss) from discontinued operations		—	—		—	10,555	659	116	(541)

Net loss		(14,220)	(32,901)		(66,738)	(68,912)	(41,595)	(8,946)	(10,765)
Net loss attributable to redeemable non-controlling interest in operating partnership		8,900	19,149		40,454	35,285	6,735	—	—
Net loss attributable to non-controlling interest partner		(191)	1,483		985	1,021	—	—	—

Net Loss attributable to common stockholders	$	$(5,511)	$(12,269)	$	(25,299)	(32,606)	(34,860)	(8,946)	(10,765)

	Three Months Ended March 31,			Year Ended December 31,
	Pro Forma Consolidated	Historical Consolidated		Pro Forma Consolidated	Historical Consolidated
	2015	2015	2014	2014	2014	2013	2012	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Other comprehensive loss:
Change in cash flow hedges attributable to redeemable non-controlling interests in operating partnership		149	115		288	174	50	—	—
Change in cash flow hedges attributable to non-controlling interest partners		115	90		375	—	—	—	—
Change in cash flow hedges		(356)	(279)		(825)	(40)	(310)	—	—

Comprehensive loss attributable to common stockholders	$	$(5,603)	$(12,343)	$	(25,461)	(32,472)	(35,120)	(8,946)	(10,765)

Other Data:
Funds from Operations		$1,502	$(1,300)		$15,846	$(8,960)	$(21,539)	$4,595	$2,096
EBITDA		$32,623	$24,285		$131,587	$61,772	$(8,607)	$12,450	$9,344
Cash flows from:
Operating activities		$7,974	$1,720		$21,556	$6,742	$(9,816)	$5,485	$3,698
Investing activities		$23,497	$(99,258)		$(102,731)	$(352,537)	$(66,580)	$(2,075)	$(44,580)
Financing activities		$(22,918)	$97,251		$85,825	$347,697	$77,752	$(5,593)	$37,261
Balance Sheet Data (at period end):
Net real estate		$1,686,675	$1,717,827		$1,727,505	$1,410,513	$725,568	$338,846	$350,670
Total assets		$1,782,018	$1,829,809		$1,820,349	$1,526,690	$755,016	$356,695	$368,534
Notes and loans payable		$1,443,490	$1,456,161		$1,464,835	$1,198,712	$527,749	$251,082	$251,822
Total liabilities		$1,512,564	$1,501,652		$1,531,231	$1,242,099	$549,956	$263,572	$262,376
Stockholders’/owners’ equity (deficit)	$	$269,454	$328,157	$	$289,118	$284,591	$205,060	$93,123	$106,158

Total liabilities and stockholders’/owners’ equity (deficit)	$	$1,782,018	$1,829,809	$	$1,820,349	$1,526,690	$755,016	$356,695	$368,534

(1)	For a definition and reconciliation of FFO and a statement disclosing the reasons why our management believes that presentation of FFO provides useful information to investors and, to the extent material and additional purposes for which our management uses FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—FFO and AFFO.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the accompanying notes thereto and our unaudited consolidated pro forma financial information appearing elsewhere in this prospectus and the other financial information that is a part of this prospectus. Such consolidated financial statements and information have been prepared to reflect our financial position as of March 31, 2015, December 31, 2014 and 2013, together with our results of operations and cash flows for the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012.

Overview

Landmark Apartment Trust, Inc., a Maryland corporation, was incorporated on December 21, 2005. We are self-administered and self-managed, and we conduct substantially all of our operations through our operating partnership, Landmark Apartment Trust Holdings, LP. We are in the business of acquiring, owning and managing a diverse portfolio of quality properties with stable cash flows and growth potential primarily in the Sunbelt region. We may acquire and have acquired other real estate-related investments. We focus primarily on investments that produce current income. We have qualified and elected to be taxed as a REIT under the Code for federal income tax purposes commencing with our taxable year ended December 31, 2006. We intend to continue to meet the requirements for qualification and taxation as a REIT. On October 22, 2014, we changed our name from Landmark Apartment Trust of America, Inc. to Landmark Apartment Trust, Inc.

Between July 19, 2006 and July 17, 2011, we raised a total of $187.1 million in connection with our continuous offering of shares of our common stock. On February 24, 2011, our board adopted the DRIP, which was effective as of March 11, 2011. The DRIP is designed to offer our existing stockholders a simple and convenient method of purchasing additional shares of our common stock by reinvesting cash distributions. The DRIP offers up to 10,000,000 shares of our common stock for reinvestment for a maximum offering of up to $95 million. Pursuant to the DRIP, distributions are reinvested in shares of our common stock at a price equal to the most recently disclosed per share value, as determined by our board. Effective as of August 3, 2012, our board determined the fair value of our common stock is $8.15 per share. Accordingly, $8.15 is the per share price used for the purchases of shares pursuant to the DRIP until such time as our board provides a new estimate of share value. Effective July 1, 2015, we suspended the DRIP in connection with this offering, as determined by our board.

On August 3, 2012, we and our operating partnership entered into definitive agreements (the agreements and the transactions thereunder collectively referred to as the 2012 Transaction) to acquire a total of 22 properties from ELRH and DeBartolo and their affiliates, which included 21 properties and one parcel of undeveloped land, or the 2012 Properties, containing an aggregate of 6,079 units. The aggregate consideration for the 2012 Properties consisted generally of OP units, cash and assumed mortgage indebtedness. As of December 31, 2014, we had completed the acquisition of all 22 2012 Properties.

On March 7, 2013, we entered into a credit agreement to obtain the Secured Credit Facility in the aggregate maximum principal amount of $130 million. Subject to certain terms and conditions set forth in the credit agreement, we increased the original principal amount under the Secured Credit Facility by an additional $50 million, and the aggregate maximum principal amount available, subject to applicable conditions, was $180.0 million as of December 31, 2014. The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, we and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive existing events of default, including the failure to comply with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014. As of March 31, 2015, we had $158.4 million outstanding under our Secured Credit Facility and 13 of our properties were pledged as collateral. On January 15, 2014, we drew down up to $165.9 million. Therefore, although $14.1 million is currently available under our Secured Credit Facility, subject to compliance with applicable collateral requirements, we currently do not expect to borrow any additional amounts prior to its maturity date on January 4, 2016. We used the proceeds from the Secured Credit Facility for general corporate purposes, including refinancing existing debt on certain properties.

On March 14, 2013, we completed the ELRM Transaction and acquired the management operations of ELRM, which is a wholly-owned subsidiary of ELRH and served as property manager for the properties in which ELRH invested, and the other ELRM Parties, including certain property management contracts and the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. The aggregate consideration that the ELRM Parties received in connection with the acquisition of the property management operation was $21.7 million and consisted of OP units with an aggregate value of $11.1 million, shares of our common stock with a value of $5 million, and the Notes that, as of March 31, 2015, had a $5.6 million outstanding balance. On May 28, 2015, we used approximately $5.1 million from the net proceeds of the sale of Landmark at Magnolia Glen to pay in full the outstanding principal and interest on that certain Subordinated Promissory Note dated March 14, 2013 issued to ELRH II, leaving a remaining outstanding balance due on the Notes of $616,000. The Notes are payable at the earlier of (i) May 10, 2018 or (ii) the date of our first firm commitment underwritten public offering in conjunction with which our common stock is listed for trading on the NYSE or The Nasdaq Stock Market. We intend to repay the Notes with the net proceeds to us from this offering. All potential earnout opportunities available to the ELRM Parties or otherwise pursuant to the ELRM Transaction were satisfied as of December 31, 2014.

On June 28, 2013, we entered into a series of definitive agreements pursuant to which we agreed to issue and sell for cash to iStar and BREDS shares of our Series D Preferred Stock. Holders of the Series D Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. Initially, a portion of the cumulative cash distribution equal to 8.75% per annum is payable in cash on the fifteenth day of each month while the remaining amount is accrued and must be paid upon redemption of the Series D Preferred Stock. However, as of March 1, 2015, the cumulative cash distribution increased from 8.75% to 11% per annum compounded monthly. As of December 31, 2014, we had issued a total of 20,976,300 shares of our Series D Preferred Stock, at a price of $10.00 per share, for an aggregate of $209.8 million. We used the proceeds from the sale of the Series D Preferred Stock to redeem all issued and outstanding shares of our Series A Preferred Stock and our Series B Preferred Stock, and to acquire and reposition additional properties. As of June 30, 2015, 17,446,385 shares of the Series D Preferred Stock remained outstanding.

Pursuant to the terms of the asset purchase and contribution agreement relating to the ELRM Transaction, as amended, on December 20, 2013, we purchased 500,000 Class A Units in Timbercreek Holding for aggregate consideration of $5 million paid by issuing 613,497 shares of our common stock and, as a result, held an indirect 8.7% equity interest in the Timbercreek Fund as of March 31, 2015.

On July 1, 2013, we entered into a series of definitive agreements pursuant to which we acquired from ELRH and certain of its affiliates a portfolio of seven properties, containing a total of 1,982 units, in exchange for aggregate consideration valued at approximately $122.8 million, or the July 2013 Transaction. In addition, we issued to 2335887 Limited Partnership, an affiliate of OPTrust, 1,840,491 shares of our common stock for $15 million in cash and to MB Equity Holdings, Inc., an unaffiliated British Virgin Islands corporation, 214,724 shares of our common stock for $1.8 million in cash.

On December 31, 2013, we entered into the Omnibus Agreement with ELRH, EL and ENA. The principal purposes of the Omnibus Agreement and the transactions contemplated thereunder were to: (i) enable us to acquire an interest in a total of 26 separate properties from ELRH and certain of its affiliates and joint venture partners (all of which were acquired as of the second quarter of 2014, including two properties that we account for under the equity method), and (ii) enable a restructuring transaction of ENA.

On January 7, 2014, we entered into a series of definitive agreements pursuant to which we agreed to issue and sell for cash to iStar and BREDS shares of our Series E Preferred Stock. Holders of our Series E Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. A portion of the cumulative cash distributions equal to 9.25% per annum is payable in cash on the fifteenth day of each month while the remaining amount is accrued and must be paid upon redemption of the Series E Preferred Stock. On October 1, 2015, the cumulative cash distribution will increase from 9.25% to 11.25% per annum compounded monthly. As of December 31, 2014, we had issued a total of 7,400,000 shares of Series E Preferred Stock, at a price of $10.00 per share, for an aggregate of $74 million. The proceeds from the sale of the Series E Preferred Stock have been used primarily to acquire and reposition additional properties. As of June 30, 2015, 6,154,722 shares of the Series E Preferred Stock remained outstanding.

As a result of publicly listing our Class A Common Stock in this offering, we are obligated to redeem no less than 50% of the Series D Preferred Stock and Series E Preferred Stock outstanding at a price that, as of March 31, 2015, would have included a premium of $6.3 million and $3.2 million, respectively. Such prepayment premium expired on February 28, 2015 for the Series D Preferred Stock, and for the Series E Preferred Stock, declines ratably each month and expires on September 7, 2015. We are also obligated to redeem the Series D Preferred Stock and Series E Preferred Stock from net proceeds generated by asset sales and refinancings. The Series D Preferred Stock and Series E Preferred Stock will be redeemed in full with the net proceeds received by the Company from this offering.

As of March 31, 2015, we consolidated 75 apartment communities, including six apartment communities held through consolidated joint ventures, an aggregate of 23,492 apartment units, or units. We refer to these properties as our consolidated properties, all of which we manage. Since March 31, 2015, we sold two of our consolidated properties, Courtyards on the River and Landmark at Magnolia Glen, consisting of a total of 1,376 units for a combined purchase price of $84.5 million.

As of March 31, 2015, we also managed 26 apartment communities, in two of which we own a direct minority interest (held through unconsolidated joint ventures) and eight of which were owned by the Timbercreek Fund, in which we own an indirect minority interest through Timbercreek Holding. We refer to these ten apartment communities as our managed equity investment properties, which had an aggregate of 3,446 units at March 31, 2015. The remaining 16 properties are referred to as our managed third party properties. Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners, and consequently, we now manage five apartment communities which are owned by one or more third parties. The remaining five apartment communities have a total of 1,780 units. In addition, since March 31, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, and the Timbercreek Fund sold two other managed equity investment properties. As of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund. All of our managed equity investment properties and managed third party properties are managed by our property manager.

Critical Accounting Policies

We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to impairment of real estate, purchase price allocation, goodwill, and identified intangible assets, net. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances.

Impairment

We carry our properties at historical cost less accumulated depreciation. Properties held for sale are carried at the lower of net book value or fair value less costs to sell. We assess the impairment of a real estate asset on a quarterly basis or when events or changes in circumstances indicate its carrying amount may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include, among others, the following:

•	a significant negative industry or economic trend;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or a significant physical change in the asset.

In the event that the carrying amount of a property exceeds the sum of the undiscounted net cash flows expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the property. The estimation of expected future net cash flows in determining fair value will be inherently uncertain and will rely on subjective assumptions dependent upon current and future market conditions and events that affect the ultimate value of the property. It will require us to make assumptions related to discount rates, future rental rates, allowance for uncollectible accounts, operating expenditures, property taxes, capital improvements, occupancy levels and the estimated proceeds generated from the future sale of the property.

Goodwill is tested for impairment on an annual basis as of December 31 or in interim periods if events or circumstances indicate potential impairment.

Identified intangible assets, net, are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable.

Purchase Price Allocation

In accordance with Accounting Standards Codification, or ASC, Topic 805, Business Combinations, we, with assistance from independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were to be replaced and vacant using comparable sales, cost data and discounted cash flow models similar to those used by independent appraisers. Allocations are made at the fair market value for furniture, fixtures and equipment on the premises based on a cost approach.

The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term and (2) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases, if any, would be included in identified intangible assets, net in our accompanying consolidated balance sheets and will be amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values, if any, would be included in security deposits, prepaid rent and other liabilities, net in our accompanying consolidated balance sheets and would be amortized to rental income over the remaining non-cancelable lease term plus below market renewal options, if such renewal options are reasonably assured and deemed bargain renewal options, of the acquired leases with each property.

The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of resident relationships based on management’s evaluation of the specific characteristics of each resident’s lease and our overall relationship with that respective resident. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in-place lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases. The amounts allocated to the value of resident relationships are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases.

The value allocable to above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The amounts allocated to above or below market debt are included in mortgage loan payables, net in our accompanying consolidated balance sheets and are amortized to interest expense over the remaining term of the assumed mortgage.

These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase, which confirm the value of an asset or liability received in an acquisition of property.

Goodwill and Identified Intangible Assets, Net

Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquired business, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized, but is tested for impairment on an annual basis or in interim periods if events or circumstances indicate potential impairment.

In the ELRM Transaction, we acquired certain assets used in the property management business of ELRM and certain of its affiliates on March 14, 2013, including the in-place workforce, which created approximately $6.8 million of goodwill. For the year ended December 31, 2013, we recorded an increase to goodwill of $2.9 million as a measurement period adjustment as we obtained the necessary information to quantify the value of intangible assets acquired. During the year ended December 31, 2014, we recorded a decrease to goodwill of $481,000, which represents a correction of the original purchase price allocation due to an immaterial error.

Our annual impairment test date was December 31, 2014. For the year ended December 31, 2014, we recorded $4.6 million of impairment to goodwill, which was primarily due to our planned reduction of our third party property management business. Pursuant to such planned reduction, as of April 1, 2015, we received notices of termination for property management contracts for 11 of our 16 managed third party properties. Based on the reduction of future economic benefits related to such contracts, we determined that we had an impairment to goodwill. Utilizing the discounted cash flow method of the income approach, we established a value to measure the impairment to goodwill which is a Level 3 fair value measurement. No impairment was recorded for the year ended December 31, 2013. As of March 31, 2015 and December 31, 2014, we had goodwill of $4.6 million, respectively, and as of December 31, 2013 we had goodwill of $9.7 million included in our accompanying consolidated balance sheets.

Identified intangible assets, net, as of March 31, 2015, consisted of trade name and trademark intangibles and property management contract intangibles from the ELRM Transaction in the first quarter of 2013. The year ended December 31, 2014 included in-place lease intangibles from property acquisitions. The year ended December 31, 2013 included a disposition fee right intangible resulting from the acquisition of the remaining 50% ownership interest in NNN/Mission Residential Holdings, LLC, or NNN/MR Holdings, one of our subsidiaries, in the second quarter of 2011. In-place lease intangibles are amortized on a straight-line basis over their respective estimated useful lives and property management contracts are amortized on a basis consistent with estimated cash flows from these intangible assets. Both are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Trade name and trademarks have an indefinite life and are not amortized. Disposition fee right intangibles are not amortized but are realized in the event that any of the leased properties are sold. During the year ended December 31, 2013, we purchased three of the four leased properties and wrote down $1.3 million of our disposition fee right intangible. During the year ended December 31, 2014, we acquired the fourth apartment community and waived the disposition fee from the sellers of the controlling interest. We wrote-off the remaining disposition fee right intangible of $284,000 during the first quarter of 2014. We did not have any disposition fee right intangible write downs during 2012.

For the year ended December 31, 2012, there was an impairment loss of $5.4 million resulting from the termination of property management contracts of our property manager for 33 properties owned by unaffiliated third parties with no future source of income related to such contracts, using a Level 3 fair value measurement. This event triggered an immediate and full impairment of the goodwill in the amount of $3.8 million and of resident relationship intangibles, net, and an expected termination fee intangible in the amount of $1.6 million.

Recently Issued Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board, or FASB, issued accounting standards update, or ASU, 2014-08 which incorporates a requirement that a disposition represent a strategic shift in an entity’s operations into the definition of a discontinued operation. In accordance with ASU 2014-08, a discontinued operation represents (i) a component of an entity or group of components that has been disposed of or is classified as held for sale in a single transaction and represents a strategic shift that has or will have a major effect on an entity’s financial results, or (ii) an acquired business that is classified as held for sale on the date of acquisition. A strategic shift could include a disposal of (i) a separate major line of business, (ii) a separate major geographic area of operations, (iii) a major equity method investment, or (iv) other major parts of an entity. The standard requires prospective application and will be effective for interim and annual periods beginning on or after December 15, 2014 with early adoption permitted. The standard is not applied to components of an entity that were sold or classified as held for sale prior to the adoption of the standard.

We have elected to adopt this standard early, effective January 1, 2014, which primarily has the impact of reflecting gains and losses on the sale of operating properties prospectively within continuing operations, and results in not classifying the operations of such operating properties as discontinued operations in all periods presented. During the year ended December 31, 2014, we sold four properties which were subject to the early adoption of ASU 2014-08 and, therefore, the gain on such sales are reported as a gain on sale of operating properties within continuing operations. During the year ended December 31, 2013, we sold two of our properties which were not subject to the early adoption of ASU 2014-08 and, therefore, the gain on such sales and results of operations prior to such sales are reported as discontinued operations for the year ended December 31, 2013 in our consolidated statements of comprehensive operations.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The core principle of ASU 2014-09, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Certain contracts are excluded from ASU 2014-09, including lease contracts within the scope of the FASB guidance included in Leases. We are currently evaluating to determine the potential impact, if any, the adoption of ASU 2014-09 will have on our financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40), effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The amendments in this update provide guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. We are currently evaluating the potential impact, if any, the adoption of ASU 2014-15 will have on footnote disclosures.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810),” effective for fiscal years, and for interim periods within those years, beginning after December 15, 2015. The amendments in this update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. We are currently evaluating to determine the potential impact, if any, the adoption of ASU 2015-02 will have on our financial position and results of operations.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30),” effective for the annual reporting periods beginning after December 15, 2015. The standard simplifies the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new guidance will only impact financial statement presentation. The guidance is effective in the first quarter of 2016 and allows for early adoption. We do not expect the adoption of this standard to materially impact our consolidated financial statements.

Acquisitions in 2014, 2013 and 2012

The table sets forth our property acquisitions for 2014, 2013 and 2012. As of June 30, 2015, there have been no property acquisitions in 2015.

Property Description		Date Acquired	Number of Units	Total Purchase Price per Agreement	Percentage Ownership
2012
Overlook At Daytona—Daytona Beach, FL		8/28/2012	233	$24,600	100%
Bay Breeze Villas—Cape Coral—Ft. Myers, FL		8/30/2012	180	$17,700	100%
Landmark at Emerson Park—Webster, TX		8/30/2012	354	$30,750	100%
Esplanade Apartments—Orlando, FL		9/14/2012	186	$16,500	100%
Milana Reserve Apartments—Tampa, Florida		10/1/2012	232	$18,400	100%
Landmark at Creekside Grand—Atlanta, Georgia		10/4/2012	492	$51,720	100%
Lofton Meadows Apartments—Bradenton, Florida		10/10/2012	166	$11,040	100%
Landmark at Grand Meadows—Melbourne, Florida		10/11/2012	212	$11,450	100%
Landmark at Magnolia Glen—Hoover, Alabama		10/19/2012	1080	$71,500	100%
Landmark at Ridgewood Preserve—Arlington, Texas		10/22/2012	184	$8,150	100%
Landmark at Heritage Fields—Arlington, Texas		10/22/2012	240	$11,850	100%
Manchester Park—Arlington, Texas		10/22/2012	126	$5,150	100%
Landmark at Grand Palms—Tampa, Florida		10/31/2012	438	$40,000	100%
Reserve at Mill Landing—Lexington, South Carolina		11/5/2012	260	$23,000	100%
Parkway Grand—Decatur, GA		11/8/2012	313	$27,800	100%
Grand Isles at Baymeadows—Jacksonville, FL		11/8/2012	352	$32,500	100%

TOTAL FOR 2012	16		5,048	$402,110

2013
Richmond on the Fairway—Lawrenceville, GA		1/31/2013	243	$10,500	100%
Landmark at Brighton Colony—Charlotte, NC		2/28/2013	276	$30,000	100%
Landmark at Greenbrooke Commons—Charlotte, NC		2/28/2013	279	$34,000	100%
Landmark at Mallard Creek—Charlotte, NC		3/28/2013	240	$18,750	100%
Monterra Pointe—Arlington, TX		3/29/2013	200	$12,088	100%
Palisades at Bear Creek—Euless, TX		3/29/2013	120	$8,050	100%
Crestmont Reserve—Dallas, TX		3/29/2013	242	$18,800	100%
Kensington Station—Bedford, TX		3/29/2013	238	$15,150	100%
Reserve at River Walk—Columbia, SC		4/30/2013	220	$15,255	100%
Victoria Park—Charlotte, NC		4/30/2013	380	$20,500	100%

Property Description		Date Acquired	Number of Units	Total Purchase Price per Agreement	Percentage Ownership
Landmark at Barton Creek—Austin, TX		6/28/2013	298	$37,500	100%
Landmark at Monaco Gardens—Charlotte, NC		6/28/2013	276	$20,881	100%
Grand Terraces—Charlotte, NC		7/1/2013	240	$15,750	100%
Stanford Reserve—Charlotte, NC		7/1/2013	310	$15,100	100%
Courtyards on the River—Tampa, FL		7/1/2013	296	$16,250	100%
Fountain Oaks—Jacksonville, FL		7/1/2013	160	$7,000	100%
Caveness Farms—Wake Forest, NC		7/3/2013	288	$26,675	100%
Lexington on the Green—Raleigh, NC		7/3/2013	384	$23,500	100%
Landmark at Wynton Pointe—Nashville, TN		7/23/2013	380	$32,390	100%
Landmark at Gleneagles—Dallas, TX		7/23/2013	590	$42,250	100%
Landmark at Prescott Woods—Austin, TX		7/23/2013	364	$24,300	100%
Avondale by the Lakes—St. Petersburg, FL		7/25/2013	304	$18,446	100%
Landmark at Stafford Landing—Ocoee, FL(1)		7/31/2013	522	$34,800	60.19%
Landmark at Savoy Square—Clearwater, FL		8/16/2013	182	$10,000	100%
Landmark at Ocean Breeze—Melbourne, FL		8/16/2013	224	$9,400	100%
Grand Arbor Reserve—Raleigh, NC		8/20/2013	297	$22,750	100%
Landmark at Battleground Park—Greensboro, NC		9/9/2013	240	$14,780	100%
Landmark at Glenview Reserve—Nashville, TN		9/9/2013	360	$22,300	100%
Landmark at Lyncrest Reserve—Nashville, TN		9/20/2013	260	$21,220	100%
Landmark at Preston Wood—Richardson, TX		9/20/2013	194	$12,250	100%
Landmark at Woodland Trace—Casselberry, FL		10/3/2013	384	$26,800	100%
Landmark at Grayson Park—Tampa, FL		10/3/2013	408	$32,000	100%
Collin Creek—Plano, TX		10/10/2013	314	$21,450	100%
Landmark at Lancaster Place—Calera, AL		10/16/2013	240	$18,000	100%
Landmark at Courtyard Villas—Mesquite, TX		10/30/2013	256	$21,400	100%
Landmark at Sutherland Park—Plano, TX		10/30/2013	480	$33,370	100%
Landmark at Avery Place—Tampa, FL		11/26/2013	264	$18,400	100%
Landmark at Deerfield Glen—Hoover, AL		11/26/2013	320	$23,000	100%

TOTAL FOR 2013	38		11,273	$805,055

2014
Landmark at Chesterfield—Pineville, NC		1/7/2014	250	$19,451	61.20%
Landmark at Coventry Pointe—Lawrenceville, GA		1/7/2014	250	$27,826	61.20%
Landmark at Grand Oasis—Suwanee, GA		1/7/2014	434	$48,290	61.20%
Landmark at Rosewood—Dallas, TX		1/7/2014	232	$12,902	61.20%
Lake Village East—Garland, TX		1/9/2014	329	$18,547	100%
Lake Village North—Garland, TX		1/9/2014	848	$59,147	100%
Lake Village West—Garland, TX		1/9/2014	294	$19,221	100%
Landmark at Laurel Heights—Mesquite, TX		1/9/2014	286	$20,709	100%
Landmark at Bella Vista—Duluth, GA		1/15/2014	564	$31,277	100%
Landmark at Maple Glen—Orange Park, FL		1/15/2014	358	$32,246	51.10%
Landmark at Pine Court—Columbia, SC		1/23/2014	316	$20,300	100%
Landmark at Spring Creek—Garland, TX		2/6/2014 11/6/2014	236	$10,723	100%
Landmark at Andros Isles—Daytona Beach, FL		6/4/2014	360	$47,700	100%
Landmark at West Place—Orlando, FL		9/4/2014	342	$38,500	100%

TOTAL FOR 2014	14		5,099	$406,839

TOTAL ACQUIRED PROPERTIES	68		21,420	$1,614,004

For more information regarding our acquisitions, see “Note 3, Real Estate Investments” and “Note 14, Business Combinations,” to the consolidated financial statements that are a part of this prospectus.

Factors Which May Influence Results of Operations and Cash Flows

We are not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally and those risks listed in “Risk Factors” that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues, results of operations or cash flows from the acquisition, management and operation of properties.

Rental Income

The amount of rental income and operating cash flows generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from unscheduled lease terminations at the then-existing market rental rates. Negative trends in one or more of these factors, as well as a negative trend in market rental rates, could adversely affect our rental income, results of operations and operating cash flows in future periods.

Management Fee Income

The amount of management fee income generated by our property manager depends on our ability to maintain and increase the property management contracts with the third parties and increase the property management fees if possible. If we purchase one of our managed properties from a third party, then management fee income would decrease but would be offset by any rental income received. The amount of management fee income generated by our property manager also depends on our third parties’ ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from available lease terminations at the then-existing market rental rates. Negative trends in one or more of these factors, as well as a negative trend in market rental rates, could adversely affect our management fee income in future periods. Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million in management fee revenue for the year ended December 31, 2014 with respect to the 11 formerly managed third party properties. Since March 31, 2015, the Timbercreek Fund sold two of the managed equity investment properties and, as of October 25, 2014, the investment period of the Timbercreek Fund expired and no further capital can be raised, nor will the Timbercreek Fund make further investments. In addition, since March 31, 2015, we sold our 20% equity interest in each of the managed equity investment properties known as Landmark at Waverly Place and The Fountains and we no longer manage such properties. Due to these factors, we expect our management fee income in future years to decrease.

Sarbanes-Oxley Act

The Sarbanes-Oxley Act and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Dodd-Frank Act, have increased the costs of compliance with corporate governance, reporting and disclosure practices, portions of which are now required of us. These costs may have a material adverse effect on our results of operations and cash flows and could impact our ability to continue to pay distributions at current rates to our stockholders. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our stockholders.

Preferred Stock

Holders of shares of our Series D Preferred Stock are entitled to cumulative distributions of 14.47% per annum based upon a $10.00 per share value. A portion of the cumulative cash distribution currently equal to

11.0% per annum is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid upon redemption of the Series D Preferred Stock. On March 1, 2015, the cumulative cash distribution increased from 8.75% to 11% per annum compounded monthly.

Holders of shares of our Series E Preferred Stock are entitled to cumulative distributions of 14.47% per annum based upon a $10.00 per share value. A portion of the cumulative cash distribution equal to 9.25% per annum is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid upon redemption of the Series E Preferred Stock. On October 1, 2015, the cumulative cash distribution will increase from 9.25% to 11.25% per annum compounded monthly.

The Series D Preferred Stock and Series E Preferred Stock will be redeemed in full with the net proceeds from this offering.

Results of Operations

Comparison of the three months ended March 31, 2015 and 2014

Our continuing operating results are primarily comprised of income derived from our portfolio of properties and, to a lesser degree, from our income derived by our property manager in connection with management services performed for properties owned by affiliated third parties.

Changes in our rental revenue and rental expenses were related to our operating properties and are primarily due to the change in the total number of our consolidated properties owned and the performance of our same store properties and non-mature properties in the portfolio (as defined below). Rental revenue includes rental income and other property revenues, which consist primarily of utility re-billings as well as administrative, application and other fees charged to residents, including amounts recorded in connection with early lease terminations. As of March 31, 2015, we consolidated 75 properties, including six properties held through consolidated joint ventures. As of March 31, 2014, we consolidated a total of 79 properties, including seven properties held through consolidated joint ventures.

Our recent operating strategy has been to purchase slightly older than typical properties with lower rental rates and renovate them, in an effort to give us the ability to begin to raise rates at a faster pace than the overall market. In addition, we also believe that the economic and demographic characteristics of the geographic locations in which we own properties are favorable for increasing rental rates in the near term. This strategy allows us to offer housing in our growth-oriented markets to more qualified renters within our markets. While these newly-acquired properties may be older than typical properties, they are well located and maintained and simply allow us to broaden our base of potential renters over a broader income demographic spectrum within our identified target markets.

The following table presents the average occupancy and the average monthly income per occupied unit for our consolidated properties, for the month of March, in each respective year:

	Month ended March 31,
	2015	2014
Average Occupancy %	94.3%	95.3%
Average Revenue per Occupied Unit	$949	$861

The following tables present the rental revenue and rental expenses for the three months ended March 31, 2015 and 2014 (in thousands):

	Three Months Ended March 31,		Change
	2015	2014	$	%
Rental revenues:
Same store properties	$49,554	$46,093	$3,461	7.5%
Non-mature properties	13,468	13,036	432	3.3%

Total rental revenues	$63,022	$59,129	$3,893	6.6%

Rental expenses:
Same store properties	$21,798	$21,082	$716	3.4%
Non-mature properties	6,176	6,115	61	1.0%

Total rental expenses	$27,974	$27,197	$777	2.9%

Same Store Properties

Three Months Ended March 31, 2015 vs. Three Months Ended March 31, 2014

Our same store properties represent our 62 consolidated properties that were either acquired or leased prior to January 1, 2014 and held on March 31, 2015. Same store property revenues increased by $3.5 million, or 7.5%, for the three months ended March 31, 2015 as compared to 2014. The increase in rental revenues was driven by an increase in market rental rates and an increase in other ancillary income. Same store rental expenses increased to a lesser extent by $716,000, or 3.4%, for the three months ended March 31, 2015 as compared to 2014. Rental expenses as a percentage of rental revenue decreased from 45.7% for the three months ended March 31, 2014 to 44.0% for the three months ended March 31, 2015.

Non-Mature Properties

Three Months Ended March 31, 2015 vs. Three Months Ended March 31, 2014

Our non-mature properties consist of our consolidated properties that do not meet the criteria to be included in same store properties, which includes our newly-acquired properties and our properties that were sold during the comparison period. Our non-mature property revenues increased by $432,000, or 3.3%, for the three months ended March 31, 2015 as compared to 2014. Our non-mature property expenses increased by $61,000, or 1.0%, for the three months ended March 31, 2015 as compared to 2014. Our increases in rental revenues and rental expenses are primarily driven by the timing of the increase in the number of properties we acquired during those years. During the three months ended March 31, 2014, we acquired 12 properties (the majority of the remaining non-mature properties) and have stabilized them by the end of the three months ended March 31, 2015.

Management Fee Income

For the three months ended March 31, 2015 and 2014, our management fee income was $961,000 and $958,000, respectively. We provide property management services for affiliated and non-affiliated third party property owners. As of April 1, 2015, we transferred the property management for 11 of these 16 managed third party properties, which accounted for $285,000 of the management fee income for the three months ended March 31, 2015. Due to the reduction of our third party property management business, we expect our management fee income in future years to decrease.

Reimbursed Income/Expense

For the three months ended March 31, 2015 and 2014, reimbursed income and expense were $3.5 million and $2.4 million, respectively. Our property manager served as a property manager for 26 and 23 properties owned by affiliated third parties as of March 31, 2015 and March 31, 2014, respectively. Reimbursed expense represents the salaries and benefits for the management of such properties and the property insurance of such properties reimbursed to us by the affiliated and unaffiliated third parties. The actual reimbursement is recorded as reimbursed income. As noted above, as of April 1, 2015, we transferred the property management for 11 of our managed third party properties, which will result in a decrease in reimbursed income and reimbursed expense.

General, Administrative and Other Expense

For the three months ended March 31, 2015 and 2014, general, administrative and other expense was $6.1 million and $6.3 million, respectively. General, administrative and other expense consisted of the following for the periods then ended (in thousands):

	Three Months Ended March 31,
	2015	2014
Recurring expense	$2,377	$2,299
Non-recurring expense	1,188	1,447
Property management expense—consolidated properties	1,272	1,238
Property management expense—managed properties	1,286	1,355

Total general, administrative and other expense	$6,123	$6,339

Property management expense reflects the management services expense of our property manager for our owned, leased and third-party managed properties. Non-recurring general, administrative and other expenses reflect those expenses that we consider one-time or discretionary expenses. Recurring general, administrative and other expenses reflect those expenses that will continue on an ongoing basis.

The decrease in general, administrative and other expense of $216,000 for the three months ended March 31, 2015, as compared to the three months ended March 31, 2014, was primarily due to a decrease in personnel expenses, which was partially offset by an increase in professional services.
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration

The change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration is due to our financial instruments, which includes acquisition contingent consideration for the ELRM Transaction, warrants, Series D Preferred Stock derivative, Series E Preferred Stock derivative, and acquisition contingent consideration for Andros Isles. For the three months ended March 31, 2015 and 2014, we had decreases in the fair value of our financial instruments of $789,000 and $1.7 million, respectively primarily due to the following: (i) the warrants originated on August 3, 2012 and February 27, 2013 and the acquisition contingent consideration for the ELRM Transaction originated on March 13, 2013; (ii) the Series D Preferred Stock derivative originated on June 28, 2013 with changes in fair value beginning the third quarter of 2013; (iii) the Series E Preferred Stock derivative originated on January 7, 2014 with changes in fair value beginning the first quarter of 2014; and (iv) the acquisition contingent consideration related to the Andros Isles acquisition originated on June 4, 2014. For the three months ended March 31, 2015, the decrease was primarily due to the expected timing of triggering events such as maturity of the financial instruments and a potential listing of shares of our common stock. During the three months ended March 31, 2014, we had a decrease of $2.4 million related to the acquisition contingent consideration for the ELRM Transaction due to a targeted amount of funds not being raised by a certain date which reduced our acquisition contingent consideration. This was partially offset by increases in both the Series D Preferred Stock derivative and Series E Preferred Stock derivative.

Acquisition-Related Expenses

For the three months ended March 31, 2015, we did not incur acquisition-related expenses as there were no acquisitions completed during that time period. For the three months ended March 31, 2014, we incurred $3.7 million of acquisition-related expenses associated with the 12 properties (including six properties we purchased through consolidated joint ventures) purchased during the period.

Depreciation and Amortization

For the three months ended March 31, 2015 and 2014, depreciation and amortization was $17.9 million and $32.0 million, respectively.

For the three months ended March 31, 2015, depreciation and amortization decreased by $14.1 million, as compared to the three months ended March 31, 2014, primarily due to in-place leases becoming fully amortized. The decrease was partially offset by the increase in the number of our consolidated properties.

Interest Expense, Net

For the three months ended March 31, 2015 and 2014, interest expense, net was $15.7 million and $15.6 million, respectively.

The increase in interest expense, net of $130,000 for the three months ended March 31, 2015, as compared to the three months ended March 31, 2014, was primarily due to an increase in the borrowings under the revolving line of credit and the accretion expense of the warrants, Series D Preferred Stock derivative and the Series E Preferred Stock derivative. This was partially offset by a decrease in the amortization of deferred financing costs.

Preferred Dividends Classified as Interest Expense

For three months ended March 31, 2015 and 2014, preferred dividends classified as interest expense was $10.8 million and $10.0 million, respectively.

The increase in preferred dividends classified as interest expense of $840,000 for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014 was due to the increase in preferred stock outstanding. We issued shares of our Series E Preferred Stock on January 7, 2014 and June 4, 2014.

Gain on Sale of Operating Properties

During the three months ended March 31, 2015, we sold two properties, Avondale by the Lakes and Landmark at Savoy Square, for a combined purchase price of $31.6 million. Our net gain on the sale of the properties was $2.3 million, which included an expense of $1.7 million for a tax penalty incurred during the three months ended March 31, 2015 for a prior year disposition.

During the three months ended March 31, 2014, there were no properties sold.

Income/(Loss) from Unconsolidated Entities

During the three months ended March 31, 2015, we recognized income of $49,000 related to our non-controlling interest in two joint ventures, which own two properties and the activity related to the Timbercreek Fund. During three months ended March 31, 2014, we recognized a loss of $231,000 related to our non-controlling interest in two joint ventures, which own two properties.

Loss on Debt and Preferred Stock Extinguishment

During the three months ended March 31, 2015, we recognized a loss on debt extinguishment and preferred stock of $2.3 million. In connection with the sale of Avondale by the Lakes we recorded $2.0 million of loss on debt extinguishment upon the repayment of the mortgage debt paid directly to lenders for a yield maintenance prepayment penalty and the write off of unamortized deferred financing costs. In addition, we incurred a loss on preferred stock extinguishment of $290,000 due to the prepayment premium in connection with the Series D Preferred Stock and Series E Preferred Stock redemption.

Income Tax (Expense)/Benefit

During the first quarter of 2013, we evaluated the ability to realize our deferred tax asset, which was previously offset by a valuation allowance. Due to a deferred tax liability resulting from the ELRM Transaction, we believe it was more likely than not that our deferred tax asset will be realized. Accordingly, an income tax benefit of $443,000 was recognized for the three months ended March 31, 2014.

Due to the history of losses incurred by the property manager, it is expected that any future net deferred tax assets will be offset by a valuation allowance until such time, if ever, that the property manager establishes a pattern of profitability. In the quarter ended June 30, 2014, we determined that it is more likely than not that the deferred tax assets will not be realized due to losses incurred by the property manager and recorded a valuation allowance on its deferred tax assets. Accordingly, an income tax expense of $133,000 was recognized for the three months ended March 31, 2015, which was all related to state income tax expense.

Comparison of the Years Ended December 31, 2014, 2013 and 2012

Our operating results are primarily comprised of income derived from our portfolio of properties and, to a lesser degree, from our income derived by our property manager in connection with management services performed for properties owned by affiliated third parties.

Changes in our rental revenue and rental expenses were related to our operating properties and are primarily due to the increase in the total number of our consolidated properties owned and the performance of our same store properties and non-mature properties in the portfolio. Rental revenue includes rental income and other property revenues, which consist primarily of utility re-billings as well as administrative, application and other fees charged to residents, including amounts recorded in connection with early lease terminations. As of December 31, 2014, we consolidated 77 properties, including six properties held through consolidated joint ventures. As of December 31, 2013, we consolidated a total of 67 properties, including one property held through a consolidated joint venture, and consolidated the operations of one additional property that we leased from unaffiliated third parties (we purchased this property in 2014). As of December 31, 2012, we consolidated a total of 31 properties and consolidated the operations of four additional properties that we leased from unaffiliated third parties (we purchased three of those properties in 2013 and one in 2014). See additional discussion in “—Property Lease Expense” below. Also, during 2014, we sold four properties, which were not classified as discontinued operations and during the year ended December 31, 2013, we sold two properties, which are included in income from discontinued operations in our consolidated statements of comprehensive operations.

Our recent operating strategy has been to purchase slightly older than typical properties with lower rental rates and renovate them, in an effort to give us the ability to begin to raise rental rates at a faster pace than the overall market. In addition, we also believe that the economic and demographic characteristics of the geographic locations in which we own properties are favorable for increasing rental rates in the near term. This strategy allows us to offer housing in our growth-oriented markets to more qualified renters within our markets. While these newly-acquired properties may be older than typical properties, they are well located and maintained and simply allow us to broaden our base of potential renters over a broader income demographic spectrum within our identified target markets.

The following table presents the average occupancy and the average revenue per occupied unit for our consolidated properties for the month of December in each respective year:

	Month ended December 31,
	2014	2013	2012
Average Occupancy %	93.4%	94.3%	94.6%
Average Revenue per Occupied Unit	$927	$863	$880

The following tables present the rental revenue and rental expenses, excluding discontinued operations, for the year ended December 31, 2014 as compared to 2013 and for the year ended December 31, 2013 as compared to 2012 (in thousands):

	Apartment Communities at December 31, 2014	Year Ended December 31,		Change
		2014	2013	$	%
Rental revenues:
Same store properties	30	$96,294	$91,149	$5,145	5.6%
Non-mature properties	47	148,479	50,169	98,310	196.0%

Total rental revenues	77	$244,773	$141,318	$103,455	73.2%

Rental expenses:
Same store properties	30	$44,548	$42,177	$2,371	5.6%
Non-mature properties	47	68,686	21,484	47,202	219.7%

Total rental expenses	77	$113,234	$63,661	$49,573	77.9%

	Apartment Communities at December 31, 2013	Year Ended December 31,		Change
		2013	2012	$	%
Rental revenues:
Same store properties	17	47,400	45,821	1,579	3.4%
Non-mature properties	51	93,918	10,531	83,387	791.8%

Total rental revenues	68	$141,318	$56,352	$84,966	150.8%

Rental expenses:
Same store properties	17	21,654	20,957	697	3.3%
Non-mature properties	51	42,007	4,778	37,229	779.2%

Total rental expenses	68	$63,661	$25,735	$37,926	147.4%

Same Store Properties

2014 -vs- 2013

Our same store properties represent our consolidated properties that were either acquired or leased prior to January 1, 2013 and held on December 31, 2014. Same store property revenues increased by $5.1 million, or 5.6%, for the year ended December 31, 2014 as compared to 2013. The increase in rental revenues was driven by an increase in market rental rates and an increase in other ancillary income. Same store rental expenses increased by $2.4 million, or 5.6%, for the year ended December 31, 2014 as compared to 2013. Rental expenses as a percentage of rental revenue remained at 46.3% for each of the years ended December 31, 2014 and 2013.

2013 -vs- 2012

Our same store properties represent our consolidated properties that were either acquired or leased prior to January 1, 2012 and held on December 31, 2013. Same store property revenues increased by $1.6 million, or

3.4%, for the year ended December 31, 2013 as compared to 2012. The slight increase in rental revenues was primarily driven by increased market rental rates. Same store rental expenses increased by $0.7 million, or 3.3%, for the year ended December 31, 2013 as compared to 2012. Rental expenses as a percentage of rental revenue were consistent at 45.7%, for the years ended December 31, 2013 and 2012, respectively.

Non-Mature Properties

2014 -vs- 2013

Our non-mature properties consist of our consolidated properties that do not meet the criteria to be included in same store properties, which includes our newly-acquired properties and our properties that were sold during the comparison period. Our non-mature property revenues increased by $98.3 million, or 196.0%, for the year ended December 31, 2014 as compared to 2013. Our non-mature property expenses increased by $47.2 million, or 219.7%, for the year ended December 31, 2014 as compared to 2013. Our year-over-year increases in rental revenues and rental expenses are primarily driven by the timing of the increase in the number of properties we acquired during those years. During the first half of the year ended December 31, 2014, we acquired the majority of the 14 properties and throughout the year ended December 31, 2013, we acquired 38 properties.

2013 -vs- 2012

Our non-mature properties consist of our consolidated properties that do not meet the criteria to be included in same store properties, which includes our newly-acquired properties. Our non-mature property revenues increased by $83.4 million, or 791.8%, for the year ended December 31, 2013 as compared to 2012. Our non-mature property expenses increased by $37.2 million, or 779.2%. Our year-over-year increase in rental revenues and rental expenses is primarily driven by the timing of the increase in the number of properties we acquired during those years. Throughout the year ended December 31, 2013, we acquired 38 properties and during the last half of the year ended December 31, 2012, we acquired 16 properties.

Management Fee Income

For the years ended December 31, 2014, 2013 and 2012, our management fee income was $4.1 million, $4.2 million and $2.6 million, respectively. We provide property management services for affiliated and non-affiliated third party property owners. The decrease in management fee income for the year ended December 31, 2014 compared to 2013 was due to our acquisition of properties that were formerly managed by us throughout 2014 and 2013. The increase in management fee income for the year ended December 31, 2013, compared to 2012, was due to the increase in third party properties managed throughout 2013 as a result of the ELRM Transaction and an increase in the average management fee charged. Due to our strategy to reduce our third party property management business, we expect our management fee income in future years to decrease. Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million in management fee revenue for the year ended December 31, 2014 with respect to the 11 formerly managed third party properties.

Reimbursed Income/Expense

For the years ended December 31, 2014, 2013 and 2012, reimbursed income and expense were $13.3 million, $11.5 million and $10.4 million, respectively. Our property manager served as a property manager for 26 and 33 properties owned by affiliated third parties as of December 31, 2014 and 2013. Our property manager served as a property manager for 33 properties owned by unaffiliated third parties during the year ended December 31, 2012. Reimbursed expense represents the salaries and benefits for the management of such properties and the property insurance of such properties reimbursed to us by the affiliated and unaffiliated third parties. The actual reimbursement is recorded as reimbursed income. As noted above, we are in the process of transitioning the property management for 11 of our managed third party properties which will result in a decrease in reimbursed income and reimbursed expense.

Property Lease Expense

For the years ended December 31, 2014, 2013 and 2012, property lease expense was $55,000, $2.7 million and $4.2 million, respectively. Our property lease expense was due to leased properties owned by unaffiliated third parties. We began paying monthly property lease expense in 2011 to these unaffiliated third parties for the use of four leased properties. During 2013, we acquired three of the leased properties, which resulted in a decrease of $1.5 million in property lease expense for the year ended December 31, 2013, as compared to the year ended December 31, 2012, leaving one leased multifamily apartment property at December 31, 2013. Property lease expense decreased by $2.6 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013. On February 6, 2014, we acquired a 92.6% interest in Landmark at Spring Creek and on November 6, 2014, we acquired the remaining ownership interest in the fourth leased apartment community. As of such date, we owned 100% of the apartment community and will no longer incur property lease expense.

General, Administrative and Other Expense

For the years ended December 31, 2014, 2013 and 2012, general, administrative and other expense was $23.3 million, $19.4 million, and $13.3 million, respectively. General, administrative and other expense consisted of the following for the periods then ended (in thousands):

	Year Ended December 31,
	2014	2013	2012
Recurring corporate expense	$6,943	$4,069	$2,651
Non-recurring corporate expense	6,989	6,774	6,263
Property management expense—consolidated properties	4,915	3,613	1,473
Property management expense—managed properties	4,456	4,977	2,957

Total general, administrative and other expense	$23,303	$19,433	$13,344

Property management expenses reflect the management services expense of our property manager for our owned, leased and third-party managed properties. Non-recurring general, administrative and other expenses reflect those expenses that we consider one-time or discretionary expenses. Recurring general, administrative and other expenses reflect those expenses that will continue on an on-going basis.

The increase in general, administrative and other expense of $3.9 million for the year ended December 31, 2014, as compared to the year ended December 31, 2013, was primarily due to increases in salaries and benefits expense and incentive compensation as a result of the growth of our company.

The increase in general, administrative and other expense of $6.1 million for the year ended December 31, 2013, as compared to the year ended December 31, 2012, was mainly due to increases in salaries and benefits expense, professional and legal fees, and management support services. These increases were partially offset by decreases in incentive compensation and asset management fees.

Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration

The change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration is due to our financial instruments which includes acquisition contingent consideration—ELRM Transaction, warrants, Series D Preferred Stock derivative, Series E Preferred Stock derivative, and acquisition contingent consideration—Andros Isle. For the years ended December 31, 2014, 2013 and 2012, we had decreases in the fair value of our financial instruments of $20.4 million, $3.6 million and $315,000, respectively.

For the year ended December 31, 2014 compared to the year ended December 31, 2013, we had decreases in the fair value of our financial instruments of $16.8 million, and for the year ended December 31, 2013 compared to the year ended December 31, 2012, we had decreases in the fair value of our financial instruments of $3.3 million, primarily due to the following: (i) the warrants originated on August 3, 2012 and February 27, 2013; (ii) the acquisition contingent consideration related to the ELRM Transaction on March 14, 2013; (iii) the Series D Preferred Stock derivative originated on June 28, 2013 with changes in fair value beginning the third quarter of 2013; (iv) the Series E Preferred Stock derivative originated on January 7, 2014 with changes in fair value beginning the first quarter of 2014; (v) the acquisition contingent consideration related to the Andros Isle acquisition on June 4, 2014; and (vi) all of our financial instruments had significant changes due to the expected timing of triggering events such as the maturity of the financial instruments and a potential listing of shares of our common stock.

Acquisition-Related Expenses

For the years ended December 31, 2014, 2013 and 2012, we incurred acquisition-related expenses of $2.4 million, $13.7 million, and $19.9 million, respectively.

For the year ended December 31, 2014, we incurred acquisition-related expenses associated with the 14 properties (including five properties we purchased through consolidated joint venture arrangements) purchased during the period.

For the year ended December 31, 2013, we incurred acquisition-related expenses associated with the ELRM Transaction and the acquisition of 38 properties (including one property which we purchased through a consolidated joint venture arrangement) and one parcel of undeveloped land.

For the year ended December 31, 2012, we incurred acquisition-related expenses associated with the 2012 Transaction. In addition, we incurred acquisition-related expenses related to the purchase of 16 properties and one parcel of undeveloped land during such period.

Depreciation and Amortization

For the years ended December 31, 2014, 2013 and 2012, depreciation and amortization was $92.7 million, $72.5 million, and $17.6 million, respectively.

For the year ended December 31, 2014, depreciation and amortization increased $20.2 million, as compared to the year ended December 31, 2013, primarily due to the acquisition of 14 properties (including five properties we purchased through consolidated joint venture arrangements). Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which have been completed, causing an increase in depreciation related to these projects. The increase was partially offset by assets becoming fully depreciated and amortized during the year ended December 31, 2014.

For the year ended December 31, 2013, depreciation and amortization increased $54.9 million, as compared to the year ended December 31, 2012, primarily due to the acquisition of 38 properties (including one property that we purchased through a consolidated joint venture arrangement) during 2013. The increase was partially offset by assets becoming fully depreciated and amortized during 2013.

Restructuring and Impairment Loss

For the years ended December 31, 2014, 2013 and 2012, we recorded $8 million, $0, and $5.4 million, respectively, in restructuring and impairment charges. In late 2014, our audit committee initiated an investigation into certain operational and financial matters and engaged outside advisors to assist it in connection with the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the audit committee, determined to negotiate and enter into separation agreements with three former executives. In conjunction with this, our board approved a shift in strategic direction of our Company subsequent to the determination to enter into separation agreements with our three former executive officers. This shift is geared toward a focus on the long term equity capitalization of the company, an overall corporate expense reduction, and a reduction of our third party property management business. The plan is being accomplished via reassignment of internal operational duties, reduction in staff, elimination of a prior executive office and negotiations with various owners regarding cancellation of various management contracts, changes in personnel, and the elimination of a focus on certain financing activities that were determined to not be in the best long term interests of our stockholders.

During the year ended December 31, 2014, we recorded $8 million in charges directly attributable to these changes, including severance incurred in connection with the separation of three former executive officers and other employees of $1.5 million, a $1.4 million write off of costs related to an offering of debt securities which we decided not to pursue as a result of the change in leadership and $500,000 in legal fees relating to the investigation and such employee departures. Also included is a goodwill impairment of $4.6 million that was primarily due to the reduction of our third party property management business. Of the $8 million in restructuring and impairment charges that we expensed, $2 million, which is related primarily to unpaid severance and benefits that is expected to be paid by February 2016, remains in “accounts payable and accrued liabilities” in our consolidated balance sheets at December 31, 2014, which is expected to be paid in full by February 2016.

For the year ended December 31, 2013 there was no impairment loss. For the year ended December 31, 2012, we had impairment loss of $5.4 million, which resulted from the termination of our property management contracts for 33 properties owned by unaffiliated parties during the fourth quarter of 2012. This event triggered an immediate and full impairment of the goodwill of $3.8 million and of the resident relationship intangible and an expected termination fee intangible of $1.6 million. When we acquired the assets of our property manager in the fourth quarter of 2010, it included the acquisition of the then-existing property management contracts and the assumption of the client relationships from the seller along with a termination fee adjustment to be paid to us in the event a termination occurs.

Interest Expense, Net

For the years ended December 31, 2014, 2013 and 2012, interest expense, net was $63.1 million, $35.7 million, and $13.4 million, respectively.

The increase in interest expense, net of $27.4 million for the year ended December 31, 2014, as compared to the year ended December 31, 2013, was primarily due to the following: (i) an increase in the borrowings under the Secured Credit Facility, the addition of the Revolving Line of Credit, and an increase in mortgage loan payables in connection with the acquisition of new properties; (ii) an increase in the amortization of deferred financing costs related to the increase in borrowings; and (iii) the accretion expense of the warrants, Series D Preferred Stock derivative and the Series E Preferred Stock derivative.

The increase in interest expense of $22.3 million for the year ended December 31, 2013, as compared to the year ended December 31, 2012, was primarily due to the following: (i) borrowings under the Secured Credit Facility and an increase in mortgage loan payables in connection with the acquisition of new properties; and (ii) the accretion expense of the warrant liabilities and Series D Preferred Stock derivative.

Preferred Dividends Classified as Interest Expense

For the years ended December 31, 2014, 2013 and 2012, preferred dividends classified as interest expense was $42.4 million, $15.9 million and $2 million, respectively.

The increase in preferred dividends classified as interest expense of $26.5 million for the year ended December 31, 2014 as compared to the year ended December 31, 2013, and the increase of $13.9 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012, was due to the increase in preferred stock outstanding. We issued shares of our Series A Preferred Stock and Series B Preferred Stock on

August 3, 2012, and, additional shares of our Series A Preferred Stock on February 27, 2013. We redeemed all of our outstanding shares of Series A Preferred Stock and Series B Preferred Stock on June 28, 2013. We issued shares of our Series D Preferred Stock between June 28, 2013 and December 31, 2013 and shares of our Series E Preferred Stock between January 7, 2014 and June 4, 2014.

Gain on Sale of Operating Properties

We sold four properties during 2014: Manchester Park on May 28, 2014, Bay Breeze Villas on June 30, 2014, Lofton Meadows on August 28, 2014, and Richmond on the Fairway on December 1, 2014. We recognized a gain on sale of operating properties of $10.2 million for the year ended December 31, 2014.

Disposition Right Income

On March 28, 2013, June 28, 2013 and October 10, 2013, we purchased three properties, which were owned by unaffiliated third parties and leased by subsidiaries of NNN/MR Holdings, a wholly owned subsidiary of our Company. Pursuant to each master lease, or other operative agreement, between each master tenant subsidiary of NNN/MR Holdings and the respective third-party property owners, NNN/MR Holdings was entitled to a 5% disposition fee of the purchase price in the event that any of the leased properties were sold. We recognized disposition fee right intangibles at the time of our acquisition of NNN/MR Holdings in the aggregate amount of $1.3 million related to these three properties. Based on the aggregate purchase price we paid for these three properties of $61.1 million, the resulting disposition fee due to NNN/MR Holdings was $3.1 million and the consideration paid at acquisition was accordingly reduced by this amount. The excess of the disposition fee over the recorded disposition fee right intangible during the year ended December 31, 2013 was $1.8 million, and was recorded as disposition right income in our consolidated statements of comprehensive operations. We did not incur disposition right income during the year ended December 31, 2014 or the year ended December 31, 2012.

Loss from Unconsolidated Entities

During the years ended December 31, 2014 and 2013, we recognized a loss of $971,000 and $159,000, respectively, related to our non-controlling interest in two joint ventures which own two properties. For the year ended December 31, 2012, there were no losses from unconsolidated joint ventures because we did not acquire an ownership interest in the two joint ventures until the fourth quarter of 2013.

Loss on Debt and Preferred Stock Extinguishment

During the year ended December 31, 2013, we recognized a loss on debt and preferred stock extinguishment of $10.2 million. In connection with our redemption of the Series A Preferred Stock and the Series B Preferred Stock on June 28, 2013, we incurred a $9.5 million loss on preferred stock extinguishment consisting of $6.4 million in yield maintenance prepayment penalty payments, a write off of $2.5 million in unamortized loan accretion and deferred financing costs, and $600,000 in redemption fees. We define yield maintenance prepayment penalty payments as the 24 month yield the Series A Preferred Stock and Series B Preferred Stock holders were entitled to, regardless of the date of prepayment within the first 24 month period following the closing. The minimum yield is calculated by taking the monthly dividend multiplied by 24, less any payments paid, plus certain other fees for early redemption. All amounts due were paid at the time of redemption and nothing further is owed. A portion of the proceeds received from borrowings under the Secured Credit Facility were used to refinance existing mortgage loan payables. Certain of the refinanced mortgage loan payables were subject to prepayment penalties and write off of unamortized deferred financing costs that totaled $684,000 during the year ended December 31, 2013. We did not incur loss on debt and preferred stock extinguishment for the years ended December 31, 2014 and 2012.

Income Tax (Expense)/Benefit

During the first quarter of 2013, we evaluated the ability to realize our deferred tax asset, which was previously offset by a valuation allowance. Due to a deferred tax liability resulting from the ELRM Transaction, we believe it was more likely than not that our deferred tax asset will be realized. Accordingly, an income tax benefit of $3.5 million was recognized for the year ended December 31, 2013, which includes a reversal of the prior valuation allowance of $2.7 million. As of December 31, 2013, we recorded a net deferred tax liability of $435,000, which is classified in security deposits, prepaid rent and other liabilities in the consolidated balance sheets.

Due to the history of losses incurred by the property manager, it is expected that any future net deferred tax assets will be offset by a valuation allowance until such time, if ever, that the property manager becomes consistently profitable. In the quarter ended June 30, 2014, we determined that it is more likely than not that the deferred tax assets will not be realized due to losses incurred by the property manager and recorded a valuation allowance on its deferred tax assets. Accordingly, an income tax expense of $163,000 was recognized for the year ended December 31, 2014, which included a state income tax expense of $598,000.

Income from Discontinued Operations

For the years ended December 31, 2013, and 2012, we recognized income from discontinued operations of $10.6 million and $659,000, respectively. The increase in income from discontinued operations for 2013 from previous years was due to the net gain on the sale of two properties during the year.

Liquidity and Capital Resources

Generally, our sources of funds will primarily include cash generated from operations, additional borrowings, refinancing existing loans and the issuance of equity securities. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next 12 months. Due to the significant debt maturities coming due in the next 12 months, we plan to investigate opportunities to extend, refinance or raise funds to repay each of these instruments prior to their respective maturities. If we are unable to refinance such existing debt or otherwise raise new funds to replace such existing capital resources, or if we are unable to do so on favorable terms, such inability could have a materially adverse effect upon us.

We are dependent upon our income from operations and other sources of funding, as noted above, to provide capital required to meet our principal demands for funds, including operating expenses, principal and interest due on our outstanding indebtedness and dividends on any preferred shares outstanding, and distributions to our stockholders and OP unit holders. We estimate that we will require approximately $43.4 million on a pro forma basis to pay interest and $233.4 million on a pro forma basis to pay principal on our outstanding indebtedness, including the maturing Secured Credit Facility (see discussion below on extension of the Secured Credit Facility), and unsecured indebtedness in the next 12 months, based on rates in effect as of March 31, 2015.

We are required by the terms of the applicable mortgage loan documents, the Secured Credit Facility and the Revolving Line of Credit to comply with various covenants, including certain financial covenants, such as leverage and liquidity tests, and financial reporting requirements. See “—Financing Activities” below.

As of March 31, 2015, we had $158.4 million outstanding under the Secured Credit Facility. On January 15, 2014, we exercised our option to increase the aggregate borrowings available under the Secured Credit Facility from $145.2 million to $165.9 million by drawing down the amount of $20.7 million to fund the acquisition of one apartment community. On May 28, 2014, we sold an apartment community and paid down $4.4 million on the Secured Credit Facility. During the year ended December 31, 2014, we paid principal of $2.3 million on the Secured Credit Facility. As of December 31, 2013, we had $145.2 million outstanding under the Secured Credit Facility. Although $14.1 million is currently available under our Secured Credit Facility based on a prior draw up to $165.9 million, subject to compliance with applicable collateral requirements, we currently do not expect to borrow any additional amounts prior to its maturity date on January 4, 2016. As of March 31, 2015, our annual interest rate was 3.43%, which represents the Eurodollar Rate, based on a one-month interest period plus a margin of 3.25%.

During 2014, we received a waiver from the lenders under the Secured Credit Facility, including for non-compliance with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014. The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, we and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive existing events of default, including the failure to comply with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014. As amended, the Secured Credit Facility includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value and (ii) a consolidated fixed charge coverage ratio, which, as of the end of any quarter, shall not be less than 1.05:1.00.

On January 22, 2014, we entered into the Revolving Line of Credit in the aggregate principal amount of up to $10 million to be used for working capital and general corporate uses. We have pledged $1.5 million in cash and equity interests in certain of our subsidiaries as collateral. As of March 31, 2015, we had $9.9 million outstanding under the Revolving Line of Credit with $100,000 available to be drawn. Our Revolving Line of Credit bears an annual interest rate equal to the Eurodollar Rate, based on a one-month LIBOR rate, plus a 3.25% margin. As of March 31, 2015, our annual interest rate was 3.43%. Our Revolving Line of Credit, which was originally scheduled to mature on January 22, 2015, was extended until March 6, 2015 and further extended until March 31, 2015. On March 24, 2015, the Revolving Line of Credit was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants, including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive any breach of the financial covenants to the extent there were any. As amended, the Revolving Line of Credit includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value, (ii) a consolidated fixed charge coverage ratio, which as of the end of any quarter shall not be less than 1.05:1.00 and (iii) a covenant which requires us to achieve FFO of at least $1.00 in each fiscal year.

Except as noted above, we were in compliance with all other financial reporting requirements and covenants, including the fixed charge coverage ratio, during 2014 and as of March 31, 2015. We expect to remain in compliance with all covenants for the next 12 months. If we are unable to obtain financing in the future, it may have a material effect on our financial condition, operating results, liquidity and capital resources and/or our ability to continue making dividend payments to our stockholders and OP unit holders.

In connection with our property acquisitions, we generally prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment or other major capital expenditures. The capital plan will also set forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from us or our joint venture partners or, when necessary, capital reserves. To the extent not otherwise required to be used to redeem our Series D Preferred Stock and Series E Preferred Stock, any capital reserve would be established from the proceeds from sales of other investments, operating cash generated by other investments or other cash on hand. In some cases, a lender may require us to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs.

As of December 31, 2014, we had issued an aggregate of 20,976,300 in shares of Series D Preferred Stock to iStar and BREDS for an aggregate of $209.8 million. The proceeds from the sale of Series D Preferred Stock were used to redeem the previously-issued shares of Series A and Series B Preferred Stock and to acquire and reposition additional properties. Between January 23, 2015 and June 30, 2015, we redeemed 3,529,915 shares of our Series D Preferred Stock. Subsequent to the redemptions, 17,446,385 shares of the Series D Preferred Stock remained outstanding for an aggregate of $174.5 million. Series D Preferred Stock dividends are recorded as preferred dividends classified as interest expense in the consolidated statements of comprehensive operations. For the three months ended March 31, 2015, we incurred preferred dividends classified as interest expense of $8.1 million related to the Series D Preferred Stock. On March 1, 2015, the cumulative cash distribution on the Series D Preferred Stock increased from 8.75% to 11% per annum compounded monthly resulting in an increase to our cash interest paid.

On January 7, 2014, we sold 6,800,000 shares of our Series E Preferred Stock to iStar and BREDS for an aggregate of $68 million. On June 4, 2014, we sold 600,000 additional shares of Series E Preferred Stock to iStar and BREDS for an aggregate of $6 million. We used funds from such sales to acquire and reposition additional properties. Between January 23, 2015 and June 30, 2015, we redeemed 1,245,278 shares of our Series E Preferred Stock. Subsequent to the redemptions, 6,154,722 shares of the Series E Preferred Stock remained outstanding for an aggregate of $61.5 million. Series E Preferred Stock dividends are recorded as preferred dividends classified as interest expense in our consolidated statements of comprehensive operations. For the three months ended March 31, 2015, we incurred preferred dividends classified as interest expense of $2.7 million related to our Series E Preferred Stock. Beginning the 21st month after the original issuance date, or October 1, 2015, the cumulative cash distribution will increase from 9.25% to 11.25% per annum compounded monthly which will result in an increase to our cash interest paid.

Pursuant to the protective provisions of the agreements designating the Series D Preferred Stock and the Series E Preferred Stock, or the Preferred Stock agreements, we may not, without the prior written consent of iStar and BREDS, take certain corporate actions, including, but not limited to, amending our charter or bylaws or entering into material contracts. In addition, pursuant to the terms of the Preferred Stock agreements, we are required to use any proceeds from a capital transaction, defined to include among other things, the sale of our properties or other investments or loan refinancings, to redeem all or a portion of the Series D Preferred Stock and Series E Preferred Stock.

The Series D Preferred Stock and Series E Preferred Stock will be redeemed in full with the net proceeds to us from this offering. In the event of a public listing of our common stock prior to June 28, 2016, we are obligated to redeem no less than 50% of the Series D Preferred Stock and Series E Preferred Stock outstanding at a price that as of March 31, 2015, would have included premiums of $0 and $3.2 million, respectively. The prepayment premium for the Series D Preferred Stock expired on February 28, 2015, and for the Series E Preferred Stock, declines ratably each month and expires on September 7, 2015.

Other Liquidity Needs

In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions to our common stockholders by means of secured or unsecured debt financing, equity issuances and property sales through one or more third parties. Upon redemption in full of the Series D Preferred Stock and the Series E Preferred Stock from the net proceeds to us from this offering, there are currently no limits or restrictions on the use of borrowings that would prohibit us from making the proceeds available for distribution to our common stockholders and holders of OP units, other than, in each case, the terms of our Secured Credit Facility and Revolving Line of Credit.

As of March 31, 2015, we estimated that our expenditures for capital improvements will require approximately $5.0 million for the remaining nine months of 2015. As of March 31, 2015, we had $6.7 million of restricted cash in loan impounds and reserve accounts for such capital expenditures and any remaining expenditures will be paid with net cash from operations or third party capital. We cannot provide assurance, however, that we will not exceed these estimated expenditure levels or be able to obtain additional sources of financing on commercially favorable terms or at all to fund such expenditures.

If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. If such a reduction of net cash provided by operating activities is realized, we may have a cash flow deficit in subsequent periods. Our estimate of net cash available is based on various assumptions, which are difficult to predict, including the levels of leasing activity and related leasing costs. Any changes in these assumptions could impact our financial results and our ability to fund working capital requirements, pay distributions to our stockholders, service our indebtedness and meet any unanticipated and other capital cash needs.

Cash Flows

Operating Activities

Cash flows provided by operating activities for the three months ended March 31, 2015 and 2014 were $8.0 million and $1.7 million, respectively.

For the three months ended March 31, 2015, cash flows provided by operating activities primarily related to the operations of our 75 consolidated properties during such period and the decrease in acquisition-related expenses of $3.7 million.

For the three months ended March 31, 2014, cash flows provided by operating activities was primarily related to the operations of our 79 consolidated properties during such period.

Cash flows provided by/(used in) operating activities for the years ended December 31, 2014, 2013 and 2012 were $21.6 million, $6.7 million, and $(9.8) million, respectively.

For the year ended December 31, 2014, cash flows provided by operating activities primarily related to the operations of our 77 consolidated properties during such period and the decrease in acquisition-related expenses.

For the year ended December 31, 2013, cash flows provided by operating activities primarily related to the operations of our 67 consolidated properties during such period and the decrease in acquisition-related expenses.

For the year ended December 31, 2012, cash flows used in operating activities primarily related to the payment of acquisition-related expenses of $19.9 million associated with the 2012 Transaction and the purchase of 16 properties and one parcel of undeveloped land. This was partially offset by cash flow provided by operating activities from the operations of our consolidated properties for such period.

Investing Activities

Cash flows provided by investing activities for the three months ended March 31, 2015 were $23.5 million compared to cash flows used in investing activities for the three months ended March 31, 2014 of $99.3 million.

For the three months ended March 31, 2015, cash flows provided by investing activities related to proceeds from the sale of two properties of $22.3 million, the change in restricted cash for capital replacement reserves of $2.2 million, offset slightly by capital expenditures of $1.6 million.

For the three months ended March 31, 2014, cash flows used in investing activities related to the acquisition of our properties of $84.3 million, capital expenditures of $12.2 million, and the change in restricted cash for capital replacement reserves of $3 million.

Cash flows used in investing activities for the years ended December 31, 2014, 2013 and 2012 were $102.7 million, $352.5 million, and $66.6 million, respectively.

For the year ended December 31, 2014, cash flows used in investing activities related to the acquisition of properties of $130.9 million and capital expenditures of $24.2 million. This was offset by proceeds from the sale of four properties of $43.3 million, the change in deposits on real estate acquisitions of $2.5 million, and the change in restricted cash for capital replacement reserves of $6.3 million.

For the year ended December 31, 2013, cash flows used in investing activities related to the acquisition of our properties of $368.5 million, capital expenditures of $16 million, purchase deposits on pending real estate acquisitions of $2 million, and the change in restricted cash for capital replacement reserves of $14.4 million. This was offset by proceeds from the sale of two properties of $48.5 million.

For the year ended December 31, 2012, cash flows used in investing activities related primarily to the acquisition of our properties of $62.1 million, capital expenditures of $2.7 million, purchase deposits on pending real estate acquisitions of $529,000, and the change in restricted cash for capital replacement reserves of $1.5 million, offset by cash received from property management termination fees paid to our property manager of $173,000.

Financing Activities

Cash flows used in financing activities for the three months ended March 31, 2015 were $22.9 million, compared to cash flows provided by financing activities of $97.3 million for the three months ended March 31, 2014.

For the three months ended March 31, 2015, cash flows used in financing activities related primarily to $14.9 million of payments on our mortgage loan payables, $5.6 million of payments to redeem preferred stock, payments for yield maintenance prepayment penalties and deferred financing costs of $2.5 million, distributions paid to our common stockholders, OP unit holders, LTIP unit holders and non-controlling interest partners in the aggregate amount of $5.2 million, and principal payments on the Secured Credit Facility of $756,000, partially offset by net proceeds on the revolving line of credit of $6.0 million.

For the three months ended March 31, 2014, cash flows provided by financing activities related primarily to the proceeds from the issuance of redeemable preferred stock of $68.0 million, borrowings on mortgage loan payables of $15.6 million, borrowings on the Secured Credit Facility of $20.7 million and borrowings on the revolving line of credit of $2.6 million. This was offset by $2.6 million of payments on our mortgage loan payables, payments for deferred financing costs of $2.7 million, and distributions to our common stockholders OP unit holders, LTIP holders and non-controlling interest partners in the aggregate amount of $4.4 million.

Cash flows provided by financing activities for the years ended December 31, 2014, 2013 and 2012 were $85.8 million, $347.7 million, and $77.8 million, respectively.

For the year ended December 31, 2014, cash flows provided by financing activities related primarily to the proceeds from the issuance of redeemable preferred stock of $74 million, proceeds from the issuance of mortgage loan payables of $49.8 million, net proceeds on the Secured Credit Facility of $18.4 million, and net proceeds on the Revolving Line of Credit of $3.9 million. This was offset primarily by the $36.9 million of payments on our mortgage loan payables, payments for deferred financing costs of $3.4 million, and distributions paid to our common stockholders, OP unit holders and non-controlling interest partners in the aggregate amount of $19.7 million.

For the year ended December 31, 2013, cash flows provided by financing activities related primarily to the proceeds from the issuance of common stock of $16.8 million, the issuance of $10 million in Series A Preferred Stock and $209.8 million in Series D Preferred Stock, borrowings on mortgage loan payables of $140.8 million and borrowings on the Secured Credit Facility of $145.2 million. This was offset by redemptions of the Series A Preferred Stock and Series B Preferred Stock in the amounts of $50 million and $10 million, respectively, $79.1 million of payments on our mortgage loan payables, payments for yield maintenance prepayment penalties and deferred financing costs of $22.8 million, and distributions to our common stockholders, OP unit holders and non-controlling interest partners in the aggregate amount of $12.3 million.

For the year ended December 31, 2012, cash flows provided in financing activities related primarily to borrowings on our mortgage loan payables of $45.7 million and issuance of our Series A Preferred Stock and Series B Preferred Stock in the aggregate amount of $50 million, partially offset by payments on our unsecured note payable of $7.8 million, deferred financing costs of $4.1 million, the payment of mortgage loan payables of $2 million, and distributions to our common stockholders and OP unit holders in the aggregate amount of $4.6 million.

Distributions

Common Stock

The amount of any distributions we pay to our holders of common stock is determined by our board and is dependent on a number of factors, including funds available for the payment of distributions, our financial condition and liquidity, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Code. We have not established any limit on the amount of offering proceeds or borrowings that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences. Furthermore, we are restricted, subject to certain exceptions, from declaring or paying any distributions (or setting aside any funds for the payment of distributions) on our common stock, unless full cumulative distributions on the Series D Preferred Stock and the Series E Preferred Stock have been declared and either paid or set aside for payment in full for all past distributions periods.

On February 24, 2011, our board approved the distribution rate to be an amount equal to a 3.00% annualized rate based upon a purchase price of $10.00 per share, and a 3.68% annualized rate, based upon our most recent estimated value of our shares of $8.15 per share, which became effective March 1, 2011. Our board authorizes distributions based on month-end record dates, which we pay monthly in arrears. Our distribution rate, if any, and payment frequency may vary from time to time. We have reduced our distribution rate in the past and may fail to pay distributions at the anticipated level, or at all, in the future. Following this offering, we expect that any distributions will be payable quarterly. See “Distribution Policy.”

For the three months ended March 31, 2015, we paid aggregate distributions of $1.9 million ($1.5 million in cash and $453,000 in shares of our common stock pursuant to the DRIP), as compared to cash flows provided by operating activities of $8.0 million. For the three months ended March 31, 2014, we paid aggregate distributions of $1.9 million ($1.3 million in cash and $561,000 in shares of our common stock pursuant to the DRIP), as compared to cash flows provided by operating activities of $1.7 million. From our inception through March 31, 2015, we paid cumulative distributions of approximately $62.1 million ($39.3 million in cash and $22.8 million in shares of our common stock pursuant to the DRIP), as compared to cumulative cash flows provided by operating activities of $45.3 million.

For the year ended December 31, 2014, we paid aggregate distributions of $7.6 million ($5.6 million in cash and $2 million in shares of our common stock pursuant to the DRIP), as compared to cash flows provided by operating activities of $21.6 million. For the year ended December 31, 2013, we paid aggregate distributions of $6.7 million ($4.9 million in cash and $1.8 million of shares of our common stock pursuant to the DRIP), as compared to cash flows provided by operating activities of $6.7 million. For the year ended December 31, 2012, we paid aggregate distributions of $6.1 million ($4.1 million in cash and $2 million in shares of our common stock pursuant to the DRIP), as compared to cash flows used in operating activities of $9.8 million. The cumulative distributions paid in excess of our cash flows provided by operating activities were paid primarily from net proceeds from our public offerings of common stock. Our distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders.

Effective July 1, 2015, we suspended the DRIP in connection with this offering, as determined by our board.

OP Units

The operating partnership agreement provides that our operating partnership will distribute to the partners (subject to certain limitations) cash from operations on a quarterly basis (or more frequently, if we so elect) in accordance with the percentage interests of the partners. We, as the general partner of our operating partnership, will determine the amounts of any future distributions in our sole discretion. For the three months ended March 31, 2015, we paid aggregate distributions of $3.1 million in cash to holders of OP units in our operating partnership. For the three months ended March 31, 2014, we paid aggregate distributions of $2.8 million ($2.7 million in cash and $104,000 of which was reinvested in OP units) to holders of OP units in our operating partnership. For the year ended December 31, 2014, we paid aggregate distributions of $12.1 million ($11.8 million in cash and $244,000 of which was reinvested in OP units) to holders of OP units in our operating partnership. For the year ended December 31, 2013, we paid aggregate distributions of $7.6 million ($7.3 million in cash and $300,000 of which was reinvested in OP units) to holders of OP units in our operating partnership. For the year ended December 31, 2012, we paid aggregate distributions of $451,000, in cash, to holders of OP units in our operating partnership. Distributions accrue at month-end and are payable monthly in arrears. Following this offering, we expect that any distributions will be payable quarterly. OP unit distributions were paid at a monthly rate of $0.025 per unit, which is equal to the distribution rate paid to the holders of our common stock. The distribution rights of the holders of OP units in our operating partnership are subject to the rights, preferences and priorities with respect to distributions to holders of preferred partnership units. Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding OP units.

LTIP Units

The LTIP units rank pari passu with the OP units as to the payment of distributions. For the three months ended March 31, 2015 and 2014, we paid aggregate distributions of $49,000 and $54,000, respectively, to holders of our LTIP units. For the years ended December 31, 2014, 2013 and 2012, we paid aggregate distributions of $233,000, $195,000 and $37,000, respectively, to holders of our LTIP units. Distributions were paid at a monthly rate of $0.025 per unit, which is equal to the distribution rate paid to the Class A common stockholders. Distributions accrue at month-end and are payable monthly in arrears. Following this offering, we expect that distributions will be payable quarterly. Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding LTIP units.

Preferred Stock

Prior to the redemption in full on June 28, 2013, holders of shares of the Series A Preferred Stock and the Series B Preferred Stock were entitled to a 9.75% annual distribution rate based upon a $10.00 per share value. For the year ended December 31, 2013, we paid aggregate distributions on the Series A Preferred Stock and the Series B Preferred Stock of $4.4 million. For the year ended December 31, 2012, we paid aggregate distributions on the Series A Preferred Stock and the Series B Preferred Stock of $281,000.

Holders of shares of our Series D Preferred Stock are entitled to cumulative distributions of 14.47% per annum based upon a $10.00 per share value. A portion of the cumulative distribution equal to 8.75% per annum, or the Series D Current Dividend, is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid upon redemption of the Series D Preferred Stock. On March 1, 2015, the Series D

Current Dividend increased from 8.75% to 11% per annum compounded monthly. For the three months ended March 31, 2015 and 2014, we paid $5.0 million and $4.6 million, respectively, to holders of the Series D Preferred Stock. For the year ended December 31, 2014 and 2013, we paid $18.6 million and $10.2 million, respectively, to holders of the Series D Preferred Stock. The aggregate accumulated distributions accrued but not paid to holders of the Series D Preferred Stock as of March 31, 2015, December 31, 2014 and 2013, were approximately $19.3 million, $16.3 million and $2.9 million, respectively.

We did not pay or accrue any distributions to holders of our Series D Preferred Stock for the year ended December 31, 2012, as there were no shares of Series D Preferred Stock outstanding during 2012. The Series D Preferred Stock rank senior to our Class A Common Stock with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our Company.

Holders of shares of our Series E Preferred Stock are entitled to cumulative distributions of 14.47% per annum based upon a $10.00 per share value. A portion of the cumulative distribution equal to 9.25% per annum, or the Series E Current Dividend, is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid upon redemption of the Series E Preferred Stock. Beginning the 21st month after the original issuance date, or October 1, 2015, the Series E Current Dividend will increase from 9.25% to 11.25% per annum compounded monthly. For the three months ended March 31, 2015 and 2014, we paid $1.7 million and $1.2 million, respectively, in distributions to holders of the Series E Preferred Stock. For the year ended December 31, 2014, we paid $7.8 million in distributions to holders of the Series E Preferred Stock. The aggregate accumulated distributions accrued but not paid to holders of the Series E Preferred Stock as of March 31, 2015 and December 31, 2014 were approximately $3.6 million and $2.6 million, respectively.

For the year ended December 31, 2013 and 2012, we did not pay or accrue any distributions to holders of our Series E Preferred Stock as there were no shares of Series E Preferred Stock outstanding during each period. The Series E Preferred Stock rank senior to our Class A Common Stock with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our Company.

The Series D Preferred Stock and Series E Preferred Stock will be redeemed in full with the net proceeds to us from this offering.

Sources of Distributions

For the three months ended March 31, 2015 and 2014, we paid aggregate common stock distributions of $1.9 million in each period, which were paid 100% from cash flows for such periods. For the three months ended March 31, 2015 and 2014, our FFO was $1.5 million and $(1.3) million, respectively, while our adjusted FFO, or AFFO, was $15.6 million and $11.2 million, respectively.

For the years ended December 31, 2014, 2013 and 2012, we paid aggregate common stock distributions of $7.6 million, $6.7 million, and $6.1 million, respectively, which were paid 100% from cash flows for such period. For the years ended December 31, 2014, 2013 and 2012, our FFO was $15.8 million, $(9) million, and $(21.5) million and our net loss was $66.7 million, $68.9 million and $41.6 million, respectively, while our AFFO was $52.1 million, $25.1 million and $10.9 million, respectively. Therefore, our management believes our current common stock distribution policy is sustainable at this time. From our inception through March 31, 2015, we paid cumulative common stock distributions of $62.1 million. We paid $36.5 million of our cumulative aggregate common stock distributions, or 58.8%, from cash flows from operating activities, and $25.6 million, or 41.2%, from proceeds from our public offerings of common stock. The payment of common stock distributions from sources other than cash flow provided by operating activities reduces the amount of proceeds available for investment and operations and may cause us to incur additional interest expense as a result of borrowed funds, if applicable. For a further discussion of FFO and AFFO, including a reconciliation of FFO and AFFO to net loss, see “—FFO and AFFO” below.

If common stock distributions made to our stockholders are in excess of our current and accumulated earning and profits, any future distributions would be considered a return of capital to our stockholders for federal income tax purposes. Our distributions paid in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders. The income tax treatment for distributions per share of common stock reportable for the years ended December 31, 2014, 2013 and 2012 was as follows:

	Year Ended December 31,
	2014		2013		2012
Ordinary income	$—	—%	$—	—%	$—	—%
Capital gain	—	—	—	—	—	—
Return of capital	0.30	100	0.30	100	0.30	100

	$0.30	100%	$0.30	100%	$0.30	100%

The income tax treatment for distributions per share of common stock yielded a $.08 return of capital for the three months ended March 31, 2015 and 2014, respectively. For a further discussion of our distributions, see “Distribution Policy.”

Financing

Management reviews our aggregate borrowings, both secured and unsecured, at least quarterly to ensure that such borrowings are reasonable in relation to the combined fair market value of all of our real estate and real estate-related investments. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. We compute our leverage at least quarterly on a consistently-applied basis. We may also incur indebtedness to finance improvements to properties and, if necessary, for working capital needs or to meet the distribution requirements applicable to REITs under the federal income tax laws. As of March 31, 2015, our aggregate borrowings, excluding Series D Preferred Stock and Series E Preferred Stock, were 64.2%, on a pro forma basis, of the combined fair market value of all of our real estate and real estate-related investments.

Our Secured Credit Facility contains representations, warranties, covenants, terms and conditions customary for transactions of this type, including a maximum leverage ratio and a minimum fixed charge coverage ratio, financial reporting requirements, limitations on liens, incurrence of debt, investments, mergers and asset dispositions, affirmative and negative covenants including covenants to preserve corporate existence and comply with laws, covenants on the use of proceeds of the Secured Credit Facility and default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Secured Credit Facility could result in all loans and other obligations becoming immediately due and payable and the Secured Credit Facility being terminated and allow the lenders to exercise all rights and remedies available to them with respect to the collateral. During 2014, we received a waiver from the lenders under the Secured Credit Facility, including for non-compliance with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014. The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, we and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive existing events of default, including the failure to comply with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014.

As amended, the Secured Credit Facility includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter,

75% of total asset value and (ii) a consolidated fixed charge coverage ratio, which, as of the end of any quarter, shall not be less than 1.05:1.00. As of March 31, 2015, we had $158.4 million outstanding under the Secured Credit Facility with an annual interest rate of 3.43%.

Our Revolving Line of Credit, which was originally scheduled to mature on January 22, 2015, was extended until March 6, 2015 and further extended until March 31, 2015. On March 24, 2015, the Revolving Line of Credit was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants, including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive any breach of the financial covenants to the extent there were any. As amended, the Revolving Line of Credit includes certain financial covenants, including: (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value; (ii) a consolidated fixed charge coverage ratio, which as of the end of any quarter shall not be less than 1.05:1.00; and (iii) a covenant which requires us to achieve FFO of at least $1.00 in each fiscal year. We have pledged $1.5 million in cash and equity interest in certain of our subsidiaries as collateral. As of March 31, 2015, we had $9.9 million outstanding under the Revolving Line of Credit with an annual interest rate of 3.43% and $100,000 available to be drawn.

Mortgage loan payables, net were $999.2 million ($991.9 million, excluding premium) as of March 31, 2015. As of March 31, 2015, we had 52 fixed rate and 12 variable rate mortgage loans with effective interest rates ranging from 1.77% to 6.58% per annum and a weighted average effective interest rate of 4.53% per annum.

On March 14, 2013, as part of the consideration for the ELRM Transaction, we entered into an unsecured note payable to ELRH II in the principal amount of $10 million, or the ELRH II Note. On December 20, 2013, we repaid $5 million of the outstanding principal amount on the note by issuing to ELRH II 613,497 shares of restricted common stock. Between May 2013 and October 2014, as part of the earnout consideration in connection with the ELRM Transaction, we also issued to ELRH II unsecured promissory notes in the aggregate principal amount of $616,000. We also issued the Legacy Unsecured Note for $500,000 to Legacy Galleria, LLC in connection with the acquisition of the Landmark at Magnolia Glen property on October 19, 2012. As of March 31, 2015, the outstanding principal amount under the unsecured notes payable to affiliates was $6.1 million. On May 28, 2015, we used approximately $5.1 million from the net proceeds of the sale of Landmark at Magnolia Glen to pay in full the outstanding principal and interest on the ELRH II Note, and we used approximately $501,000 of such net proceeds to pay in full the outstanding principal and interest on the Legacy Unsecured Note.

For a discussion of our mortgage loan payables, net, or our unsecured notes payable to affiliates and the Secured Credit Facility, see “Note 7, Debt” to our accompanying consolidated financial statements that are a part of this prospectus.

Commitments and Contingencies

The Company and certain of its affiliates are named defendants in a complaint filed on August 12, 2014 in the Superior Court of Orange County, California, styled S. Sidney Mandel et al. v. NNN Realty Investors, LLC et al., alleging that the Company, our operating partnership, our former advisor and Mr. Olander participated in fraudulent transfers of assets from an affiliate of Grubb & Ellis Company, thereby preventing such affiliate from satisfying contractual obligations to certain trusts in which plaintiffs invested. The plaintiffs seek damages and injunctive relief setting aside these alleged transfers. On October 6, 2014, the Company, our operating partnership and Mr. Olander filed a motion to quash service of the complaint for lack of personal jurisdiction. On January 5, 2015, before the motion to quash could be heard, the plaintiffs filed a fourth amended complaint that added Mr. Remppies, our COO and our acting chief administrative officer, as a defendant. On February 6, 2015, the Company, our operating partnership, our former advisor and Messrs. Olander and Remppies filed a motion to quash service of the fourth amended complaint for lack of personal jurisdiction. Before that motion could be heard, on March 12, 2015, the court granted the plaintiffs further leave to amend their complaint and stayed the case. The case was transferred to the court’s complex civil division on March 27, 2015. On June 22, 2015, the court allowed the plaintiffs 45 days to file a fifth amended complaint and continued to stay discovery. The Company believes that the plaintiffs’ claims are without merit and intends to defend the matter vigorously.

In addition to the foregoing, we are subject to various legal proceedings and claims arising in the ordinary course of business. We cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. We believe that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial condition, results of operations or cash flows.

Our general, administrative and other expenses on the consolidated statements of comprehensive operations for the year ended December 31, 2012 reflect professional fees of $2.1 million related to litigation in connection with the termination of our proposed purchase of several properties, which the court ruled in our favor and is no longer outstanding. In total, we incurred $3.4 million in fees related to the litigation.

On December 20, 2013, the Company entered into a support payment agreement with ELRH II, an entity affiliated with Messrs. Salkind and Israeli, two members of our board, and Mr. Lubeck, our former executive chairman. The agreement provides a price support mechanism with respect to the aggregate 1,226,994 shares of common stock (             shares of common stock after adjustment of the number of shares to give effect to the Recapitalization) the Company issued to ELRH II in connection with (i) the acquisition of 500,000 Class A Units in Timbercreek Holding and (ii) the pay down of $5 million of the ELRH II Note. Upon completion of this offering and upon the shares becoming freely tradable following completion of this offering, the expiration of any lock-up period agreed to with the underwriters and, in relation to the shares of Class B Common Stock, the conversion of such shares into shares of Class A Common Stock, the shares will no longer be subject to transfer restrictions and forfeiture provisions. If the shares are no longer restricted, ELRH II is obligated, for a period of ten business days, to use commercially reasonable efforts to sell the shares at a price above $         per share (as adjusted to give effect to the Recapitalization). In the event that ELRH II is not successful in selling the shares at a price above $         per share, ELRH II may give notice whereupon the Company has the option to either (i) issue additional shares of common stock of the Company with a value that is equal to the difference between $         per share multiplied by the 1,226,994 shares (prior to giving effect to the Recapitalization) and the actual gross selling price received by ELRH II upon the sale of the shares or (ii) repurchase the shares for $         per share in cash. In the event this offering does not take place before March 14, 2018, the Company may call or ELRH II may put the shares to us and we would be obligated to repurchase the shares for $8.15 per share in cash. The support payment agreement is accounted for as a free standing equity contract liability at fair value. The fair market value of the contract was insignificant as of March 31, 2015 and December 31, 2014. Under the terms of the support payment agreement, considered in conjunction with the Recapitalization, this support payment obligation will be phased in as the shares of Class B Common Stock received by ELRH II in the Recapitalization convert into shares of Class A Common Stock, with the Company’s initial price support obligation being limited to the              shares of freely tradable Class A Common Stock that will be held by ELRH II immediately following the Recapitalization and this offering.

We incurred certain contingent consideration obligations in connection with the ELRM Transaction, which closed on March 14, 2013. In consideration for the contribution to our operating partnership of ELRH’s economic rights to earn property management fees for managing certain real estate assets, our operating partnership agreed to issue up to $10 million in restricted OP units to ELRH. Additionally, ELRH and certain of its affiliates had the opportunity to earn additional consideration in the form of restricted OP units and promissory notes through a contingent consideration arrangement, which is based on two events: (i) projected fees that we would earn in connection with new property management agreements entered into with our property manager for properties that may be acquired by ELRH and certain of its affiliates; and (ii) funds raised at certain target dates to acquire properties in the Timbercreek Fund. As of December 31, 2014, all of our potential earnout obligations to the ELRM Parties contemplated by the ELRM Transaction have been satisfied.

On August 3, 2012, we and our operating partnership entered into the 2012 Transaction to acquire the 2012 Properties. In connection with the 2012 Transaction, our operating partnership entered into a definitive agreement for the acquisition of a property, known as Andros Isles, in exchange for aggregate consideration value of approximately $45 million and acquisition contingent consideration not to exceed $4 million. On June 4, 2014, we completed the acquisition of the property. On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with such acquisition for aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 was issued in shares of our common stock at a per share value of $8.15, in each case, to DK Gateway Andros II LLC, an entity affiliated with Mr. Kobel, our chairman. In addition, in connection with our April 30, 2015 refinancing of the loan on our Andros Isles property, we used funds released from escrow to redeem from DK Gateway Andros II LLC, 100,773 OP units for $821,300, or $8.15 per OP unit as required by contractual obligation. There is no longer acquisition contingent consideration related to this acquisition.

For a further discussion of our commitments and contingencies, see “Note 9, Commitments and Contingencies” to the consolidated financial statements that are a part of this prospectus.

Debt Service Requirements

One of our principal liquidity needs is the payment of interest on and principal of our outstanding indebtedness. As of March 31, 2015, we estimate that we will require approximately $43.4 million on a pro forma basis to pay interest and $233.4 million on a pro forma basis to pay principal on our outstanding mortgages, the maturing Secured Credit Facility, and unsecured indebtedness in the next 12 months, based on rates in effect as of such date. We plan to investigate opportunities to extend, refinance or raise funds to repay each of these instruments prior to their respective maturities. As of March 31, 2015, we had 64 mortgage loan payables outstanding in the aggregate principal amount of $999.2 million ($991.9 million, excluding premium). As of March 31, 2015, we had $6.1 million outstanding under our unsecured notes payable to affiliates, $158.4 million outstanding under our Secured Credit Facility and $9.9 million outstanding under our Revolving Line of Credit. As of June 30, 2015, we had $616,000 outstanding under our unsecured notes payable to affiliates.

We are required by the terms of the applicable mortgage loan documents, the Secured Credit Facility and the Revolving Line of Credit to comply with various covenants, including certain financial covenants, such as leverage and liquidity tests, and financial reporting requirements. During 2014, we received a waiver from the lenders under the Secured Credit Facility, including for non-compliance with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014. The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, we and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive existing events of default, including the failure to comply with the consolidated funded indebtedness to total asset value ratio for the quarters ended September 30, 2014 and December 31, 2014. As amended, the Secured Credit Facility includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value and (ii) a consolidated fixed charge coverage ratio, which, as of the end of any quarter, shall not be less than 1.05:1.00.

Our Revolving Line of Credit, which was originally scheduled to mature on January 22, 2015, was extended until March 6, 2015 and further extended until March 31, 2015. On March 24, 2015, the Revolving Line of Credit was further amended to, among other things: (i) extend the maturity date to January 4, 2016; (ii) amend certain covenants, including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio; and (iii) waive any breach of the financial covenants to the extent there were any. As amended, the Revolving Line of Credit includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value, (ii) a consolidated fixed charge coverage ratio, which, as of the end of any quarter, shall not be less than 1.05:1.00 and (iii) a covenant which requires us to achieve FFO of at least $1.00 in each fiscal year.

Except as noted above, we were in compliance with all other financial reporting requirements and covenants, including the fixed charge coverage ratio, during 2014 and as of March 31, 2015. We expect to remain in compliance with all covenants for the next 12 months.

As of March 31, 2015, (i) the weighted average effective interest rate on our outstanding mortgage debt was 4.53% per annum, (ii) our unsecured notes payable to affiliates had a weighted average interest rate of 3.06% per annum, (iii) the Revolving Line of Credit had an annual interest rate of 3.43% and (iv) the Secured Credit Facility had an annual interest rate of 3.43% per annum.

Contractual Obligations

The following table provides information with respect to (i) the maturity and scheduled principal repayments of our mortgage indebtedness, unsecured notes payable to affiliates, the Secured Credit Facility and our line of credit; and (ii) interest payments on our mortgage indebtedness, unsecured notes payable to affiliates, the Secured Credit Facility and our line of credit, as of December 31, 2014 (in thousands).

	Payments Due by Period
	Less than 1 Year (2015)	1-3 Years (2016-2017)	3-5 Years (2018-2019)	More than 5 Years (After 2020)	Total
Principal payments—fixed rate debt	$73,152	$289,773	$195,348	$202,918	$761,191
Interest payments—fixed rate debt	38,164	55,369	27,000	43,504	164,037
Principal payments—variable rate debt	228,663	65,593	4,942	122,313	421,511
Interest payments—variable rate debt (based on rates in effect as of December 31, 2014)	6,450	7,427	6,066	6,534	26,477

Total	$346,429	$418,162	$233,356	$375,269	$1,373,216

The following table provides information with respect to (i) the maturity and scheduled principal repayments of our mortgage indebtedness, unsecured notes payable to affiliates, the Secured Credit Facility and our Revolving Line of Credit and (ii) interest payments on our mortgage indebtedness, unsecured notes payable to affiliates, the Secured Credit Facility and our Revolving Line of Credit, as of March 31, 2015 (in thousands). The table excludes our Series D Preferred Stock and Series E Preferred Stock, which we plan to redeem with the proceeds to us from this offering.

	Payments Due by Period
	Remainder (2015)	(2016-2017)	(2018-2019)	(After 2019)	Total
Principal payments—fixed rate debt	$70,358	$289,038	$194,540	$186,407	$740,343
Interest payments—fixed rate debt	27,559	53,739	25,443	42,858	149,599
Principal payments—variable rate debt	67,053	231,630	4,924	122,353	425,960
Interest payments—variable rate debt (based on rates in effect as of March 31, 2015)	8,148	7,435	6,008	6,557	28,148

Total	$173,118	$581,842	$230,915	$358,175	$1,344,050

Off-Balance Sheet Arrangements

As of March 31, 2015, we had investments in unconsolidated entities accounted for under the equity method. For information regarding our equity method investments, see “Note 5, Investments in Unconsolidated Entities” to the consolidated financial statements that are a part of this prospectus.

Inflation

Our residents’ leases do not typically provide for rent escalations. However, they typically do not have terms that extend beyond 12 months. Accordingly, we have the opportunity to raise rental rates at least annually to offset such rising costs though we cannot make assurances that we will be able to and not experience a decrease in occupancy.

FFO and AFFO

FFO is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts and widely recognized by investors and analysts as one measure of operating performance of a REIT. The FFO calculation excludes items such as real estate depreciation and amortization, gains and losses on the sale of real estate assets and impairment on depreciable assets. Historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, it is management’s view, and we believe the view of many industry investors and analysts, that the presentation of operating results for a REIT using the historical accounting for depreciation is insufficient. In addition, FFO excludes gains and losses from the sale of real estate, which we believe provides management and investors with a helpful additional measure of the performance of our real estate portfolio, as it allows for comparisons, year to year, that reflect the impact on operations from trends in items such as occupancy rates, rental rates, operating costs, general, administrative and other expenses, and interest expenses. During the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014, and 2013, we excluded from the calculation of FFO a taxable (expense)/benefit of $(133,000), $443,000, $(163,000) and $3.5 million, respectively, from our TRS, which is our property manager.

We also use AFFO as a non-GAAP supplemental financial performance measure to evaluate the operating performance of our real estate portfolio. AFFO, as defined by our Company, represents FFO excluding certain non-cash or non-routine items such as acquisition-related expenses, litigation related expenses, incentive compensation—LTIP units, impairment losses, fair value changes, disposition right income, loss on debt and preferred stock extinguishments, expenses for preferred stock, amortization of net debt premium and amortization of below/above market leases. We exclude acquisition-related expenses, incentive compensation—LTIP units, impairment losses, fair value changes, disposition right income, loss on debt and preferred stock extinguishment, amortization of net debt premium and amortization of below/above market leases because these are non-cash items that we believe do not present an accurate depiction of our FFO. In addition, we believe that excluding the litigation related expenses outside of our ordinary routine litigation is appropriate because such litigation arose in connection with the termination pursuant to which we would acquire several apartment properties but did not. See “Note 9, Commitments and Contingencies” to our consolidated financial statements that are a part of this prospectus, for further discussion of our litigation. Finally, we exclude expenses related to our preferred stock due to its classification as debt on our consolidated balance sheets. Other REITs classify preferred stock and its related expenses as equity and, therefore, exclude it from their FFO calculation. In order to be comparable with other REITs, we adjust our preferred stock expenses in AFFO.

In addition to net income and cash flows from operations, as defined by GAAP, we believe both FFO and AFFO are helpful supplemental performance measures and useful in understanding the various ways in which our management evaluates the performance of our real estate portfolio in relation to management’s performance models, and in relation to the operating performance of other REITs. However, not all REITs calculate FFO and AFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and AFFO should not be considered as alternatives to net income or to cash flows from operations, and are not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs.

Our calculation of FFO and AFFO, and reconciliation to net loss, which is the most directly comparable GAAP financial measure, is presented in the following table for the three months ended March 31, 2015 and 2014 (in thousands, except per share data):

	Three Months Ended March 31,
	2015	2014
Net loss attributable to common stockholders	$(5,511)	$(12,269)
Add:
Redeemable non-controlling interest	(8,900)	(19,149)
Non-controlling interest	191	(1,483)
Depreciation and amortization	17,886	32,044
Gain on sale of operating properties	(2,297)	—
Income tax expense/(benefit) of TRS	133	(443)

FFO	$1,502	$(1,300)

Add:
Acquisition-related expenses	$—	$3,718
Incentive compensation—LTIP units	—	300
Fair value changes including interest rate caps and swap	(762)	(1,585)
Restructuring charges	398	—
Loss on debt and preferred stock extinguishment	2,269	—
Expenses for preferred stock	13,071	11,951
Amortization of net debt premium	(884)	(871)
Amortization of below market leases	(31)	(1,030)

AFFO(1)	$15,563	$11,183

Weighted average shares of common stock and OP units outstanding—basic	66,107,890	63,434,031

Weighted average shares of common stock, OP units and common stock equivalents outstanding—diluted	67,757,344	65,318,959

Net loss per share of common stock attributable to common stockholders	$(0.22)	$(0.49)

FFO per share of common stock and OP units—basic	$0.02	$(0.02)

FFO per share of common stock, OP units, and common stock equivalents—diluted	$0.02	$(0.02)

AFFO per share of common stock and OP units—basic(1)	$0.24	$0.18

AFFO per share of common stock, OP units, and common stock equivalents—diluted	$0.23	$0.17

(1)	The increase in AFFO and AFFO per share of common stock—basic and diluted during the three months ended March 31, 2015 and 2014 is attributable primarily to our acquisition of additional properties during 2014 and an increase in the rental revenues for the three months ended March 31, 2015.

Our calculation of FFO and AFFO, and reconciliation to net loss, which is the most directly comparable GAAP financial measure, is presented in the following table for the years ended December 31, 2014, 2013, and 2012 (in thousands, except per share data):

	Year Ended December 31,
	2014	2013	2012
Net loss attributable to common stockholders	$(25,299)	$(32,606)	$(34,860)
Add:
Redeemable non-controlling interest	(40,454)	(35,285)	(6,735)
Non-controlling interest	(985)	(1,021)	—
Depreciation and amortization, including discontinued operations	92,670	73,518	20,056
Net gain on the sale of depreciable property	(10,249)	(10,034)	—
Income tax expense/(benefit) of TRS	163	(3,532)	—

FFO	$15,846	$(8,960)	$(21,539)

Add:
Acquisition-related expenses	$2,366	$13,736	$19,894
Litigation related expenses	—	214	2,132
Incentive compensation—LTIP units	975	1,322	2,984
Restructuring and impairment loss	7,996	—	5,397
Fair value changes including interest rate caps and swap	(20,239)	(3,797)	(260)
Disposition right income	—	(1,757)	—
Loss on debt and preferred stock extinguishment	—	10,220	—
Expenses for preferred stock	50,627	19,692	3,035
Amortization of net debt premium	(3,446)	(2,536)	(290)
Amortization of below market leases	(1,987)	(3,062)	(410)

AFFO(1)	$52,138	$25,072	$10,943

Weighted average shares of common stock and OP units outstanding—basic	65,072,996	46,215,789	24,155,156

Weighted average shares of common stock, OP units and common stock equivalents outstanding—diluted	66,745,170	47,862,171	24,300,117

Net loss per share of common stock attributable to common stockholders	$(1.00)	$(1.44)	$(1.72)

FFO per share of common stock and OP units—basic	$0.24	$(0.19)	$(0.89)

FFO per share of common stock, OP units, and common stock equivalents—diluted	$0.24	$(0.19)	$(0.89)

AFFO per share of common stock and OP units—basic(1)	$0.80	$0.54	$0.45

AFFO per share of common stock, OP units, and common stock equivalents—diluted(1)	$0.78	$0.52	$0.45

(1)	The increase in FFO and AFFO per share of common stock—basic and diluted during the years ended December 31, 2014, 2013, and 2012 is attributable primarily to our acquisition of additional properties during the respective periods.

The following table is our reconciliation of FFO and AFFO share information to weighted average shares of our common stock outstanding, basic and diluted, reflected on the unaudited condensed consolidated statements of comprehensive operations for the three months ended March 31, 2015 and 2014:

	Three months ended March 31,
	2015	2014
Weighted average number of shares of common stock and OP units outstanding—basic	66,107,890	63,434,031
Weighted average number of OP units outstanding	(40,635,030)	(38,215,768)

Weighted average number of shares of common stock outstanding—basic per the condensed consolidated statements of comprehensive operations	25,472,860	25,218,263

Weighted average number of shares of common stock, OP units, and common stock equivalents outstanding—diluted	67,757,344	65,318,959
Weighted average number of OP units outstanding	(40,635,030)	(38,215,768)
Weighted average number of LTIP units	(647,908)	(482,290)
Weighted average number of unvested restricted shares of common stock	(189,829)	(7,791)
Weighted average number of unvested OP units	(811,717)	(1,154,926)
Weighted average number of unvested LTIP units	—	(239,921)

Weighted average number of shares of common stock outstanding—diluted per the condensed consolidated statements of comprehensive operations	25,472,860	25,218,263

The following table is our reconciliation of FFO and AFFO share information to weighted average shares of common stock outstanding, basic and diluted, reflected on the consolidated statements of comprehensive operations for the years ended December 31, 2014, 2013, and 2012:

	Year Ended December 31,
	2014	2013	2012
Weighted average number of shares of common stock and OP units outstanding—basic	65,072,996	46,215,789	24,155,156
Weighted average number of OP units outstanding	(39,749,742)	(23,526,216)	(3,911,026)

Weighted average number of shares of common stock outstanding— basic per the consolidated statements of comprehensive operations	25,323,254	22,689,573	20,244,130

Weighted average number of shares of common stock, OP units, and common stock equivalents outstanding—diluted	66,745,170	47,862,171	24,300,117
Weighted average number of OP units outstanding	(39,749,742)	(23,526,216)	(3,911,026)
Weighted average number of LTIP units	(592,322)	(400,005)	(144,961)
Weighted average number of unvested restricted shares of common stock	(129,879)	(6,682)	—
Weighted average number of unvested OP units	(949,973)	(1,034,861)	—
Weighted average number of unvested LTIP units	—	(204,834)	—

Weighted average number of shares of common stock outstanding—diluted per the consolidated statements of comprehensive operations	25,323,254	22,689,573	20,244,130

NOI

Our net income results are primarily from NOI generated from the operations of our apartment communities. NOI is a non-GAAP financial measure that we define as rental income and other property revenues less direct property rental expenses. Rental income represents gross market rent less adjustments for concessions and vacancy loss. Other property revenues consist primarily of utility re-billings as well as administrative, application and other fees charged to residents, including amounts recorded in connection with early lease terminations. Rental expenses include real estate taxes, insurance, personnel, utilities, repairs and maintenance, administrative and marketing. We believe that NOI is useful for investors as it provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to NOI for the three months ended March 31, 2015 and 2014 (in thousands):

	Three Months Ended March 31,
	2015	2014
Net loss	$(14,220)	$(32,901)
General, administrative and other expense	6,123	6,339
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration	(789)	(1,683)
Acquisition-related expense	—	3,718
Depreciation and amortization	17,886	32,044
Restructuring charges	398	—
Interest expense, net, including preferred dividends	26,555	25,585
Loss on debt and preferred stock extinguishment	2,269	—
(Income)/loss from unconsolidated joint ventures	(49)	231
Management fee income	(961)	(958)
Income tax expense/(benefit)	133	(443)
Net gain on the sale of depreciable properties	(2,297)	—

Net operating income	$35,048	$31,932

The following is a reconciliation of net loss, which is the most directly comparable GAAP financial measure, to NOI for the years ended December 31, 2014, 2013, and 2012 (in thousands), and same store NOI reconciliation:

	Year Ended December 31,
	2014	2013	2012
Net loss	$(66,738)	$(68,912)	$(41,595)
Property lease expense	55	2,678	4,208
General, administrative and other expense	23,303	19,433	13,344
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration	(20,380)	(3,642)	(315)
Acquisition-related expense	2,366	13,736	19,894
Depreciation and amortization, including discontinued operations	92,670	73,518	20,056
Restructuring and impairment charges	7,996	—	5,397
Interest expense, net, including preferred dividends and discontinued operations	105,492	52,536	17,519
Loss on debt and preferred stock extinguishment	—	10,220	—
Loss from unconsolidated joint ventures	971	159	—
Management fee income	(4,110)	(4,167)	(2,645)
Income tax expense/(benefit), including discontinued operations	163	(3,532)	—
Disposition right income	—	(1,757)	—
Net gain on the sale of depreciable properties	(10,249)	(10,034)	—

NOI	$131,539	$80,236	$35,863

NOI	$131,539	$80,236
Adjustment for discontinued operations	—	(2,579)

Adjusted NOI	$131,539	$77,657

Adjusted NOI:
Same store properties	$51,746	$48,972
Non-mature properties	79,793	28,685

Adjusted NOI	$131,539	$77,657

% change in same store properties NOI over prior year	5.7%

Subsequent Events

Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million in management fee revenue for the year ended December 31, 2014 with respect to the 11 formerly managed third party properties.

On April 30, 2015, we sold Courtyards on the River, a property consisting of 296 units in Tampa Bay, Florida, for $13 million at a net loss of $1.9 million. This property was classified as held and used at March 31, 2015. The net proceeds to us after extinguishment of debt of $1.2 million were used to pay down a portion of our Series D Preferred Stock and Series E Preferred Stock.

On April 30, 2015, we, through wholly-owned subsidiaries of our operating partnership, obtained five separate mortgage loans from CBRE Capital Markets for five of our properties known as Andros Isles, Arboleda, Grayson Park, Residences at Braemar and Stanford Reserve, which will in turn be assigned to Fannie Mae and serviced by CBRE Capital Markets. Each of the five loans is secured by these five properties, and each of the loans is cross-collateralized and cross-defaulted with the other four loans. The aggregate balance of the new mortgage loan payables is $112.4 million. The new mortgage loan payables each have a 10-year term maturing on May 1, 2025, and each accrues interest at a floating rate equal to one-month LIBOR plus 1.72%. We purchased interest rate caps for each loan. We used the net proceeds to us from the new loans to repay in full the $80.4 million outstanding balance on the five existing mortgage loan payables, $2.7 million of interest and yield maintenance prepayment penalties and we paid approximately $3.5 million for the settlement of the Landmark at Andros Isles acquisition contingent consideration. Existing lender held escrows of $543,000 were also applied to mortgage loan payables outstanding. We used the remainder of the net proceeds to us to redeem a portion of the outstanding Series D Preferred Stock and Series E Preferred Stock.

On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with our acquisition of Landmark at Andros Isles for aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 was issued in shares of our common stock at a per share value of $8.15. The consideration was paid to DK Gateway Andros II LLC, an entity affiliated with Mr. Kobel, our chairman.

On May 7, 2015, we entered into an employment agreement with Mr. Brooks to serve as our CFO, effective May 18, 2015. We issued 100,000 LTIP units at a value of $8.15 per unit to Mr. Brooks, in connection with this employment agreement.

On May 11, 2015, we used $33.0 million of property sale and loan refinancing proceeds in order to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $24.3 million of proceeds to redeem 2,202,057 shares of the Series D Preferred Stock, at a price of $11.02 per share, including $1.02 per share to repay aggregated accumulated and unpaid distributions. We used $8.7 million of proceeds to redeem 776,839 shares of the Series E Preferred Stock, at a price of $11.23 per share, including $1.23 per share to repay aggregated accumulated and unpaid distributions and a prepayment premium.

On June 10, 2015, we, through a wholly-owned subsidiary of our operating partnership, refinanced our existing mortgage loan by obtaining a new mortgage loan from CBRE Capital Markets, Inc. for Reserve at Mill Landing, which will in turn be assigned to Freddie Mac and serviced by GEMSA Loan Services. The loan is secured by the property. The new mortgage loan matures on July 1, 2022, and accrues interest at a floating rate equal to the 1-month LIBOR rate plus 2.52%. We purchased an interest rate cap for this loan with a term of three years. The balance of the new loan is approximately $15.3 million.

On June 17, 2015, we, through our wholly-owned subsidiary of our operating partnership, refinanced our existing mortgage loan by obtaining a new mortgage loan from CBRE Capital Markets, Inc. for Creekside Crossing, which will in turn be assigned to Freddie Mac and serviced by GEMSA Loan Services. The loan is secured by the property. The new mortgage loan matures on July 1, 2022, and accrues interest at a floating rate equal to the 1-month LIBOR rate plus 2.44%. We purchased an interest rate cap for this loan with a term of three years. The balance of the new loan is approximately $17.3 million.

On May 28, 2015, we sold Landmark at Magnolia Glen, a property consisting of 1,080 units in Hoover, Alabama, for $71.5 million at a gain of $5.6 million. This property was classified as held and used at March 31, 2015.

On June 1, 2015, we used $4.0 million of property sale and loan refinancing proceeds to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $2.9 million of proceeds to redeem 267,567 shares of the Series D Preferred Stock, at a price of $11.02 per share, including $1.02 per share to repay aggregated accumulated and unpaid distributions. We used $1.1 million of proceeds to redeem 94,392 shares of the Series E Preferred Stock, at a price of $11.13 per share, including $1.13 per share to repay aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemption, 18,116,628 shares of the Series D Preferred Stock and 6,391,169 shares of the Series E Preferred Stock remained outstanding.

On June 25, 2015, we used $10.0 million of property sale and loan refinancing proceeds to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $7.4 million of proceeds to redeem 670,243 shares of the Series D Preferred Stock, at a price of $11.04 per share, including $1.04 per share to repay aggregated accumulated and unpaid distributions. We used $2.6 million of proceeds to redeem 236,447 shares of the Series E Preferred Stock, at a price of $11.01 per share, including $1.01 per share to repay aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemption, 17,446,385 shares of the Series D Preferred Stock and 6,154,722 shares of the Series E Preferred Stock remained outstanding.

Since March 31 2015, two of our managed equity investment properties were sold by the Timbercreek Fund. We received approximately $1.7 million of distributions in connection with the sale of the two properties. In addition, on June 24, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, consisting of a total of 750 units for a combined purchase price of approximately $6.9 million. We no longer manage these properties and as a result of such dispositions, as of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund.

In late 2014, our audit committee, following receipt of a whistle-blower complaint, initiated an investigation into certain operational and financial issues directly involving three of our former senior executives, Mr. Lubeck, our former executive chairman, Mr. Miller, our former COO and CAO, and Ms. Truong, our former CIO. Our audit committee engaged Venable, and Venable, on behalf of our audit committee, engaged a forensic investigation firm, to assist the audit committee in connection with the investigation. The investigation primarily focused on the appropriateness and/or authorization of certain expense allocations, a proposed financing that was not completed and short-term intercompany loans. The proposed financing and the intercompany loans related to properties managed but not owned by us. The expense allocation issue involved three properties managed but not owned by us and four properties owned by us, and, for such owned properties, involved less than $50,000 of allocations in the aggregate. Mr. Lubeck had a financial interest and served in a fiduciary capacity on behalf of the owners of each of the properties that were managed by us and the subject of the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the audit committee, determined to separate Mr. Lubeck, Mr. Miller and Ms. Truong. On December 11, 2014, we entered into a separation agreement with Mr. Miller. In December 2014, our board determined to separate Mr. Lubeck and Ms. Truong with a mutual understanding of severance terms, and, on January 22, 2015, we entered into separation agreements with Mr. Lubeck and Ms. Truong, which included, in the case of Mr. Lubeck, mutual non-disparagement provisions. We also obtained a general release from each of Mr. Lubeck, Mr. Miller and Ms. Truong. Our audit committee’s investigation is now complete, and there was no resulting impact on our annual financial statements. In addition to investigating the matters described above, the forensic investigation firm also performed other forensic accounting procedures designed to identify if other instances similar to those described above had occurred for the years ended December 31, 2013 and 2014 and found no additional instances, other than those described above. We separated senior leadership responsibilities for accounting and operations, and, as a result, on December 11, 2014, Mr. Olander, our CEO and then-CFO was appointed to the additional position of interim CAO, replacing Mr. Miller in that position, and Mr. Remppies, our acting chief administrative officer, was appointed to the additional position of COO, also replacing Mr. Miller in that position. On January 29, 2015, our board appointed Mr. Olander as our president and appointed Mr. Kobel to serve as chairman of our board, replacing Mr. Lubeck in that position. On May 7, 2015, we entered into an employment agreement with Mr. Brooks to serve as our CFO effective May 18, 2015. In connection with the departure of Ms. Truong and Messrs. Lubeck and Miller, we accrued all severance to be paid directly to, or on their behalf, in the consolidated balance sheets as of December 31, 2014, and in restructuring and impairment charges in the consolidated statements of comprehensive operations for the year ended December 31, 2014. See Note 16, Restructuring and Impairment Charges for additional information related to the departure of these employees.

Material Related Party Arrangements

The transactions listed below may not be construed to be at arm’s length and the results of our operations may be different than if such transactions were conducted with non-related parties.

Agreement with Former Advisor

From February 2011 until August 3, 2012, we were externally advised by our former advisor, pursuant to an advisory agreement. Our former advisor is affiliated with us in that two of our executive officers, Messrs. Olander and Remppies, together own a majority interest in our former advisor. The advisory agreement was terminated on August 3, 2012 in connection with our 2012 Transaction, and no advisory fees have been paid since.

As compensation for services rendered in connection with the management of our assets, we paid a monthly asset management fee to our former advisor equal to one-twelfth of 0.30% of our average invested assets as of the last day of the immediately preceding quarter. The asset management fee was payable monthly in arrears in cash equal to 0.25% of our average invested assets and in shares of our common stock equal to 0.05% of our average invested assets. For the year ended December 31, 2012, we incurred $678,000 in asset management fees to our former advisor, which is included in general, administrative and other expense in our accompanying consolidated statements of comprehensive operations. Included in asset management fees to our former advisor are 13,992 shares of common stock valued at $9.00 per share, or $126,000, that were issued to our former advisor for its services for the year ended December 31, 2012. The advisory agreement also provided for the payment of certain subordinated performance fees upon the termination of the advisory agreement. For the three months ended March 31, 2015 and each of the years ended December 31, 2014, 2013 and 2012, we did not incur or pay any such fees.

In addition to the compensation paid to our former advisor pursuant to the advisory agreement, we paid directly or reimbursed our former advisor for all the expenses our former advisor paid or incurred in connection with the services provided to us. We reimbursed our former advisor $143,000 in operating expenses for the year ended December 31, 2012. Due to the termination of the advisory agreement on August 3, 2012, we do not expect to incur these expenses in the future.

2012 Transaction

On August 3, 2012, we and our operating partnership entered into the 2012 Transaction with affiliates of ELRH and DeBartolo to acquire a total of 22 properties, which included the 2012 Properties, containing an aggregate of 6,079 units. The aggregate consideration for the 2012 Properties was $483.6 million and consisted generally of OP units, cash and assumed mortgage indebtedness. As of December 31, 2014, we had completed the acquisition of all 22 properties. The acquisition of Andros Isles, one of the 2012 Properties, was subject to certain earn-out provisions, which we paid with aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 was issued in shares of our common stock at a per share value of $8.15. The consideration was paid to DK Gateway Andros II LLC, an entity affiliated with our chairman, Mr. Kobel. Eighteen of the multifamily apartment communities and the parcel of submerged land were controlled or managed by the ELRM Parties. The three remaining 2012 Properties were controlled or managed by DeBartolo and its affiliates. The ELRM Parties are affiliated with two of our directors, Messrs. Salkind and Israeli, and our former executive chairman, Mr. Lubeck, and DeBartolo is affiliated with another of our directors, Mr. Kobel, who is the chairman of our board. We paid the former advisor an acquisition fee of $4 million in connection with the 2012 Transaction. We also paid an acquisition fee of $2 million to Mr. Lubeck, who was the president and CEO of the ELRM Parties at that time, and an acquisition fee of $2 million to ELRH.

The 2012 Transaction was approved by a special committee of our board composed entirely of independent directors.

ELRM and Management Support Services Agreement

In connection with the acquisition of the 2012 Properties, our property manager entered into a management support services agreement with ELRM, who was the property manager of the properties at that time. During the period from January 1, 2013 to March 14, 2013, 32 of the 34 properties we owned had management support services or other accounting services performed by ELRM. During 2012, ELRM performed management support services or other accounting services for 29 of our 31 properties. Pursuant to the management support services agreement, ELRM was entitled to receive a fee equal to 3.00% of the gross receipts for each 2012 Property. ELRM also received a fee equal to 2.00% of the gross receipts for our other properties. The management support services agreement and the additional accounting services provided by ELRM were terminated in connection with the closing of the ELRM Transaction on March 14, 2013; accordingly, we no longer pay the management support services and accounting fees to ELRM. We incurred approximately $418,000 in both management support services fees and accounting services performed by ELRM for each of the years ended December 31, 2013 and 2012, which are included in general, administrative and other expense in the consolidated statements of comprehensive operations. We incurred no such expense for the three months ended March 31, 2015 or the year ended December 31, 2014. ELRM is affiliated with two of our directors, Messrs. Salkind and Israeli, and our former executive chairman, Mr. Lubeck.

At the time the management support services agreement was negotiated Messrs. Lubeck, Israeli and Salkind were not related parties, however, we consider these arrangements to be a related party transaction due to the length of time these services were provided to us by ELRM and the consideration we paid ELRM for such services.

ELRH paid to us the direct costs of certain employees that perform services on their behalf. For the years ended December 31, 2014 and 2013, we were reimbursed $848,000 and $644,000, respectively, by ELRH. As of December 31, 2014, we no longer had certain employees performing services on behalf of ELRH, therefore, this reimbursement arrangement ended as of such date

Lease for Office

In connection with the ELRM Transaction, we, through our operating partnership, entered into a lease agreement with Marlu Associates, Ltd., a Florida limited partnership, as the landlord, for office space located in Jupiter, Florida. Marlu Associates, Ltd. was an affiliated entity with Mr. Lubeck, our former executive chairman. The lease has a monthly rental payment of $2,833. On January 21, 2015, the lease agreement between Marlu Associates, Ltd. and our operating partnership was terminated. We made our last lease payment related to this agreement in January 2015 without penalty.

Timbercreek U.S. Multi-Residential Opportunity Fund #1

As part of the ELRM Transaction, we acquired the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. Also, during the period from the closing date of the ELRM Transaction and ending on the date that is 18 months thereafter, we had a commitment to purchase 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5 million. On December 20, 2013, we purchased the 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5 million, consisting of the issuance of 613,497 shares of our common stock, thereby becoming a limited partner in Timbercreek Holding. Timbercreek Holding is a limited partner in the Timbercreek Fund. Our former executive chairman, Mr. Lubeck, and our former CIO, Ms. Truong, previously served on the Investment Committee of the Timbercreek Fund prior to their separations therefrom on January 22, 2015. Messrs. Olander and Remppies were appointed as replacements and are now serving on the Investment Committee of the Timbercreek Fund. The Timbercreek Fund is fully invested, no longer raising capital and the sole purpose of their investment committee is to make capital decisions at the properties and to oversee future disposition of assets. We have a right of first opportunity to acquire any property that the Timbercreek Fund desires to sell, which we did not exercise in connection with the sale of two of our managed equity investment properties by the Timbercreek Fund since March 31, 2015. See “Certain Relationships and Related Party Transactions—Timbercreek U.S. Multi-Residential Opportunity Fund #1.”

OP Units Issued in Connection with Acquisitions

As of December 31, 2014, we had issued directly or indirectly 33,036,180 OP units relative to acquisitions with an aggregate value of $269.2 million to entities affiliated with Mr. Lubeck, Ms. Truong, and Messrs. Salkind and Kobel, two of our directors, in connection with the acquisition of various properties and the ELRM Transaction.

As of March 31, 2015, Messrs. Salkind, Israeli and Kobel beneficially owned, either directly or indirectly, 31,088,849 OP units with an aggregate value of $253.4 million.

Acquisition of Wholly-Owned Properties

During 2013, we acquired 23 properties from ELRH and certain affiliates and partners thereof, of which three were jointly owned by DeBartolo and OPTrust. ELRH is affiliated with two of our directors, Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman. DeBartolo is affiliated with Mr. Kobel, the chairman of our board. We refer to these 23 properties as the “Related Party Acquisitions.” We financed these Related Party Acquisitions with a combination of cash, OP units, indebtedness secured by the properties, issuance of preferred stock and LTIP units. The total purchase price for these 23 properties was $383.4 million. In addition, pursuant to the terms of the governing limited liability company agreements, certain limited liability companies compensated Mr. Lubeck, our former executive chairman, in the form of 42,945 OP units with a value of $350,000 in connection with our acquisition of eight of these properties.

Since December 31, 2013, we have acquired six additional wholly-owned properties from related parties.

On January 9, 2014, we acquired from Elco Landmark at Lakeways Management LLC and ELRH a 100% ownership in ten properties in Garland and Mesquite, Texas for a total purchase price of approximately $119.6 million (subject to prorations and adjustments). We subsequently consolidated this group into four properties. Elco Landmark at Lakeways Management LLC and ELRH are affiliated with Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman.

On January 15, 2014, we acquired from Elco Landmark at Bella Vista Management, LLC and ELRH a 100% ownership in Landmark at Bella Vista Apartments, a multifamily residential apartment property in Duluth, Georgia, for a total purchase price of approximately $31.9 million. Elco Landmark at Bella Vista Management, LLC and ELRH are affiliated with Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman.

Construction Contract with DeBartolo Construction

During 2013, DeBartolo Construction provided certain construction services for us related to our properties at Woodland Trace and Grayson Park for aggregate consideration of $2 million. Although the construction services were provided on the properties before they were contributed to us, we consider this transaction a related party transaction because DeBartolo Construction is affiliated with Mr. Kobel, the chairman of our board, and we acquired Woodland Trace and Grayson Park in 2013, a year in which Mr. Kobel also served on our board. The Company has decided not to use DeBartolo for any future construction projects.

Acquisition of Interests in Joint Venture Properties

Waverly Place—On November 18, 2013, we acquired from an affiliate of ELRH for approximately $1.2 million a 20% interest in a joint venture that owns a multifamily community in Melbourne, Florida, known as Landmark at Waverly Place. The contributor of such interest in Landmark at Waverly Place was Elco Landmark at Waverly Place Management, LLC, which is indirectly affiliated with Messrs. Salkind, Israeli and Kobel, and Mr. Lubeck, our former executive chairman. On June 24, 2015, we sold our 20% equity interest in this property.

The Fountains—On December 6, 2013, we acquired from an affiliate of ELRH for approximately $4.9 million a 20% interest in a joint venture that owns a multifamily community in Palm Beach Gardens, Florida, known as The Fountains property. The contributor of such interest in The Fountains was Elco Landmark at Garden Square Management, LLC, which is affiliated with Messrs. Salkind, Israeli and Kobel, and Mr. Lubeck, our former executive chairman. On June 24, 2015, we sold our 20% equity interest in this property.

January Portfolio—On January 7, 2014, we acquired from affiliates of ELRH 100% of the general partnership interests and 61.2% of the limited partnership interests in a joint venture that owns four multifamily properties, or the January Portfolio, for approximately $27.9 million (subject to prorations and adjustments). The contributors of the January Portfolio were EL-Harel Management LLC and EL-BK Management, LLC, which are affiliated with Messrs. Salkind and Israeli, current members of our board, and Mr. Lubeck, our former executive chairman. The January Portfolio properties are located in Pineville, North Carolina, Lawrenceville, Georgia, Suwanee, Georgia and Dallas, Texas.

Landmark at Maple Glen—On January 15, 2014, we acquired 44.76% of the general partnership interests and 6.34% of the limited partnership interests for approximately $9.1 million in a joint venture that owns a multifamily residential apartment property in Orange Park, Florida, known as Landmark at Maple Glen Apartments, or Maple Glen. The contributors of Maple Glen were Elco Landmark at Maple Glen Management, LLC, or EL Maple Glen, Main Street Residential Maple Glen LLC and Mr. Miller, our former COO and CAO. EL Maple Glen is affiliated with two of our directors, Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman.

Omnibus Agreement and the Restructuring Transactions

On December 31, 2013, we entered into the Omnibus Agreement with ELRH, EL and ENA. The principal purposes of the Omnibus Agreement and the transactions contemplated thereunder are to (i) enable us to acquire a total of 26 multifamily properties from ELRH and certain of its affiliates and partners (all of which we have acquired as of January 31, 2014 for a total aggregate purchase price of $456 million, reduced by the minority interest in joint venture properties acquired during January 2014, for a net aggregate consideration of $355 million) and (ii) enable the Restructuring Transactions to be consummated. ELRH, EL and ENA are affiliated with two of our directors, Messrs. Salkind and Israeli, and ELRH is affiliated with our former executive chairman, Mr. Lubeck.

Our board approved the Restructuring Transaction contemplated by the Omnibus Agreement, with Messrs. Lubeck and Salkind abstaining, based upon the recommendation of a special committee of our board comprised solely of independent directors. Mr. Israeli was not a member of our board at the time of approval of the Omnibus Agreement. See “Certain Relationships and Related Party Transactions—Omnibus Agreement and the Restructuring Transactions” and “Structure of Our Company.”

Corporate Governance Agreement

On January 7, 2014, in connection with the issuance of our Series E Preferred Stock, we entered into the Corporate Governance Agreement. Pursuant to the terms of the Corporate Governance Agreement, each of iStar and BREDS is entitled to nominate a director to our board. Mr. Frey is currently serving as iStar’s nominee on our board. Mr. Peter Sotoloff, who previously served as an independent director on our board, served as BREDS’ nominee until his resignation as a director on March 31, 2014. Mr. Nash is currently serving as BREDS’ nominee to our board. In addition, pursuant to the terms of the Corporate Governance Agreement, DK Landmark, a DeBartolo affiliate, is entitled to nominate one director to our board, and Mr. Kobel, our chairman, is currently serving as DK Landmark’s nominee on our board. Also, ELRH is entitled to nominate two directors to our board, and Messrs. Salkind and Israeli are currently serving as ELRH’s nominees. Finally, iStar, BREDS and ELRH have the right, acting by unanimous agreement among such parties, to nominate one director, or the Group Director, subject to certain conditions, and Mr. Ron Gaither currently is serving as the Group Director. We agreed to nominate each of Messrs. Kobel, Salkind, Israeli and Gaither (or any of their replacements) for re-election to our board at each subsequent meeting of our stockholders held to consider a vote on the election of our board, subject to certain conditions and limitations, as set forth in the Corporate Governance Agreement. In addition, we agreed to take all actions necessary to cause the re-election of each of the directors nominated by BREDS and iStar by the preferred stockholders. Upon the consummation of this offering, we intend to fully redeem all outstanding shares of our Series D Preferred Stock and Series E Preferred Stock. At such time, the rights and obligations of iStar and BREDS under the Corporate Governance Agreement, including the right of each of iStar and BREDS to nominate a director to our board, will expire. See “Certain Relationships and Related Party Transactions—Corporate Governance Agreement.”

Acquisition of Property Management Business

On March 14, 2013, we acquired the management operations of the ELRM Parties in the ELRM Transaction. Our acquisition included certain property management contracts and the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. The aggregate consideration that the ELRM Parties received in connection with the property management operation was $21.7 million, and consists of restricted OP units in our operating partnership having an aggregate value of $11.1 million, shares of common stock with a value of $5 million and the ELRH II Note and the other Notes, which had a balance of $5.6 million as of March 31, 2015. On May 28, 2015, we used approximately $5.1 million from the net proceeds of the sale of Landmark at Magnolia Glen to pay in full the outstanding principal and interest on the ELRH II Note leaving a $616,000 balance due on the Notes. The Notes accrue compounded interest at a rate of 3% per annum. The Notes are payable at the earlier of (i) May 10, 2018 or (ii) the date of our first firm commitment underwritten public offering in conjunction with which our common stock is listed for trading on the NYSE or The Nasdaq Stock Market. All potential earnout opportunities available to the ELRM Parties or otherwise pursuant to the ELRM Transaction were satisfied as of December 31, 2014.

In connection with the ELRM Transaction, on December 20, 2013, we purchased an equity interest of 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5 million paid by issuing 613,497 shares of our restricted common stock. As of October 25, 2014, the investment period of the Timbercreek Fund expired and no further capital can be raised, nor will the Timbercreek Fund make further investments.

As a result of the ELRM Transaction, we now perform certain functions, including the property management functions previously provided to us by the ELRM Parties. Also, effective as of the closing of the ELRM Transaction, we are no longer required to pay property management fees to ELRH.

Messrs. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman, directly or indirectly, owned a pecuniary interest in ELRM. In addition, Mr. Salkind’s father owned a 70% interest in EL, an affiliate of ELRM, through a holding company. Our board approved the ELRM Transaction, with Messrs. Lubeck and Salkind abstaining, based upon the recommendation of a special committee, which was comprised of Messrs. Olander, Bunting, Gaither and Kobel, none of whom have any direct pecuniary interest in the ELRM Transaction. Messrs. Bunting, Gaither and Kobel are independent directors of the Company. The special committee retained its own financial advisor to negotiate the terms of the ELRM Transaction and the definitive agreements. Mr. Israeli was not a member of our board at the time of the transaction. See “Certain Relationships and Related Party Transactions—Acquisition of Property Management Business.”

Managed Properties

As of March 31, 2015, we managed 16 properties owned by joint ventures between our affiliate, ELRH, and third parties. During the year ended December 31, 2014, we received approximately $1.7 million in management fees in connection with the 16 managed third party properties. We had no ownership interest in these 16 properties as of March 31, 2015. ELRH is affiliated with two of our directors, Messrs. Israeli and Salkind, and our former executive chairman, Mr. Lubeck. On February 9, 2015, Mr. Lubeck notified the Company on behalf of the applicable property owners that such property owners would be terminating the property management agreements for 11 of the 16 managed properties as soon as possible. Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million in management fee revenue for the year ended December 31, 2014 with respect to the 11 formerly managed third party properties. See “Certain Relationships and Related Party Transactions—Managed Properties.”

July 2013 Transaction

On July 1, 2013, we entered into a series of definitive agreements pursuant to which we acquired from ELRH and certain of its affiliates a portfolio of seven properties, containing a total of 1,982 units, in exchange for aggregate consideration valued at approximately $122.8 million. In addition, we issued to 2335887 Limited Partnership, an affiliate of OPTrust, 1,840,491 shares of our common stock for $15 million in cash and to MB Equity Holdings, Inc., an unaffiliated British Virgin Islands corporation, 214,724 shares of our common stock for $1.8 million in cash. See “Certain Relationships and Related Party Transactions.”

Registration Rights Agreements

In connection with the 2012 Transaction, we entered into a registration rights agreement dated as of August 3, 2012 for the benefit of the recipients of OP units issued pursuant to the interest contribution agreements contemplating the acquisition by us of certain multifamily apartment communities, or, collectively, the Contribution Agreements, with respect to the shares of our common stock that will be issuable to them upon redemption of such OP units, and any other shares of our common stock issued or issuable to them in connection with the transactions contemplated by the master contribution and recapitalization agreement, or the Master Agreement.

On August 3, 2012 and February 27, 2013, we entered into registration rights agreements for the benefit of the warrant holders, which include DK Landmark, an affiliate of DeBartolo and Mr. Kobel, the chairman of our board, with respect to our shares of common stock that will be issuable to them upon the exercise of the warrants.

On July 1, 2013, we entered into a registration rights agreement for the benefit of OPTrust in connection with the sale of shares of our common stock and the acquisition of a portfolio of properties from affiliates of ELRH and its partners. Messrs. Salkind and Israeli, current members of our board, and Mr. Lubeck, our former executive chairman, are affiliated with ELRH, and Robert A.S. Douglas, who was an independent director of the Company until July 9, 2013, is affiliated with OPTrust.

In addition, in connection with the contributions of properties contemplated by the Omnibus Agreement, certain contributors, including entities affiliated with ELRH, entered into joinders to the registration rights agreements.

The registration rights agreements contain terms that are substantially similar and provide for demand and piggyback registration rights. Pursuant to the registration rights agreements, the Company is required to use reasonable best efforts to cause the registration of registrable securities and no guaranty can be provided that such registration will occur within the applicable time period set forth in the registration rights agreements or at all. Absent an effective registration, the holders of registrable securities, including securities issued in connection with any exercise of the warrants or upon redemption of OP units will continue to hold unregistered shares.

Contemporaneously with the completion of this offering, pursuant to our obligations under the Omnibus Agreement, we will enter into a registration rights agreement for the benefit of each of ENA, EL, ELRH, ELRH II, Elco North America II, Inc., JLCo, LLC, which are collectively referred to, together with their affiliates including Messrs. Salkind, Israeli, Lubeck and Miller, as the Elco Parties. The applicable registration rights will relate to the registration of any shares of our common stock (i) received upon redemption by the Elco Parties of OP units received by them in connection with the Restructuring Transactions, (ii) received by the Elco Parties in connection with the redemption of their Series E Landmark II shares, and (iii) that may be issued to the Elco Parties in respect of the shares in clauses (i) and (ii) in connection with certain corporate transactions.

Under such registration rights agreement, at any time after the six-month anniversary of the completion of this offering, subject to certain exceptions, the Elco Parties may request registration on Form S-11 of any of our securities held by them, provided that (i) the registrable shares to be registered in such offering must have a market value of at least $15 million, and (ii) we will not be obligated to effect more than two offerings through a registration statement on form S-11 on behalf of the Elco Parties (unless the two previously filed registration statements fail to remain effective for a certain period of time or fail to register at least 75% of the registrable securities that the Elco Parties requested to be registered by us).

In addition to the rights described above, commencing six months after the completion of this offering, subject to certain exceptions, the Elco Parties will have the right to demand that we file an unlimited number of registration statements on Form S-3 of similar short-form registration, provided that we will not be obligated to effect any short form registration if (i) the Elco Parties propose to sell registrable securities at an anticipated aggregate price to the public of less than $1 million, or (ii) if we have previously effected two short form registration statements within the preceding 12-month period. The Elco Parties will also be entitled to piggyback registration rights whenever we determine to register any shares of our common stock under the Securities Act.

To the extent that any Elco Party participates in a public offering of our common stock, the participating Elco Party will be required, upon request of the underwriters, to agree to certain lock-up obligations. The registration rights agreement also restricts us from granting registration rights to any third party which are more preferential to, favorable than or inconsistent with the rights granted to the Elco Parties under the registration rights agreement. The rights of the Elco Parties under the registration rights agreement terminate on the earlier of (i) the 10 year anniversary of the completion of this offering, and (ii) the date on which the Elco Parties no longer hold any registrable securities.

See “Certain Relationships and Related Party Transactions—Registration Rights Agreements.”

Warrants

In connection with the issuances of our Series A Preferred Stock, and our Series B Preferred Stock, which were redeemed in 2013, we issued to entities affiliated with DeBartolo and OPTrust warrants to purchase an aggregate of $60 million in shares of our common stock at an exercise price per share of common stock equal to: (i)              (after being adjusted to reflect the effects of the Recapitalization ) if the warrants are being exercised in connection with a “change of control” (as such term is defined in the form of warrant); or (ii) the greater of (A)              (after being adjusted to reflect the effects of the Recapitalization) and (B) 80% of the public offering price of our common stock in our first underwritten public offering, in conjunction with which our common stock becomes listed for trading on the NYSE, if the warrants are being exercised during the 60-day period following such underwritten public offering. The warrants remained outstanding subsequent to the redemption of the Series A Preferred Stock and the Series B Preferred Stock and will become exercisable at any time and from time to time prior to their expiration following the completion of an underwritten public offering or in connection with a change of control. In general, the August 3, 2012 and February 27, 2013 warrants will immediately expire and cease to be exercisable upon the earliest to occur of: (i) the close of business on August 3, 2015 and February 27, 2016, respectively; (ii) the close of business on the date that is 60 days after the completion of the underwritten public offering (or the next succeeding business day); (iii) the consummation of a “Qualified Company Acquisition” (as such term is defined in the form of warrant); and (iv) the cancellation of the warrants by our Company, at its option or at the option of the warrant holder, in connection with a change of control (other than a Qualified Company Acquisition).

Unless the offering price per share in this offering exceeds $        , the holders of our warrants will not be likely to exercise the warrants under the terms. See “Certain Relationships and Related Party Transactions—Series A Preferred Stock, Series B Preferred Stock, Warrants to Purchase Common Stock.”

Equity Issuance

In connection with the 2012 Transaction, we issued and sold 4,000,000 shares of our Series A Preferred Stock to OPTrust, an affiliate of Robert A.S. Douglas, who became an independent director of the Company in connection with the 2012 Transaction and served until July 9, 2013, at a purchase price of $10.00 per share, for an aggregate purchase price of $40 million. We also issued and sold 1,000,000 shares of our Series B Preferred Stock to DeBartolo, an affiliate of Mr. Kobel, at a price of $10.00 per share, for an aggregate purchase price of $10 million. On February 21, 2013, we issued and sold another 1,000,000 shares of Series A Preferred Stock to an affiliate of Mr. Douglas at a purchase price of $10.00 per share, for an aggregate purchase price of $10 million. See “Certain Relationships and Related Party Transactions—Series A Preferred Stock, Series B Preferred Stock, Warrants to Purchase Common Stock”

On June 28, 2013, we entered into a series of definitive agreements which collectively set forth the terms and conditions pursuant to which we agreed to issue and sell for cash to iStar and BREDS an aggregate of up to $219.0 million in shares of our Series D Preferred Stock, par value $0.01 per share. Holders of the Series D Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. As of December 31, 2014, we had issued a total of 20,976,300 shares of Series D Preferred Stock, at a price of $10.00 per share, for an aggregate of $209.8 million. We used the proceeds from the sale of the Series D Preferred Stock to redeem all issued and outstanding shares of our Series A Preferred Stock and Series B Preferred Stock and to acquire and renovate certain multifamily apartment communities.

On January 7, 2014, we entered into a securities purchase agreement, pursuant to which we issued and sold for cash an aggregate of 6,800,000 shares of our Series E Preferred Stock to iStar and BREDS, at a price of $10.00 per share, for an aggregate of $68.0 million. iStar is an affiliate of one of our independent directors, Mr. Frey, and BREDS is an affiliate of one of our independent directors, Mr. Nash. On June 4, 2014, we issued and sold for cash an aggregate of 600,000 additional shares of our Series E Preferred Stock to iStar and BREDS at a price of $10.00 per share, for an aggregate of $6 million. As of December 31, 2014, we had issued a total of 7,400,000 shares of our Series E Preferred stock to iStar and BREDS, at a price of $10.00 per share, for an aggregate of $74.0 million.

Between January 23, 2015 and June 30, 2015, we have used $52.9 million of property sale and loan refinancing proceeds to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $38.9 million of proceeds to redeem 3,529,915 shares of the Series D Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions. We used $14.0 million of proceeds to redeem 1,245,278 shares of the Series E Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemptions referenced above, 17,446,385 shares of the Series D Preferred Stock and 6,154,722 shares of the Series E Preferred Stock remained outstanding. The Series D Preferred Stock and Series E Preferred Stock will be redeemed in full from the net proceeds to the Company from this offering. See “Certain Relationships and Related Party Transactions—Series D Preferred Stock and Series E Preferred Stock.”

Tax Protection Agreements

We have entered into tax protection agreements with the Tax Protected Parties who contributed certain multifamily apartment communities in connection with the 2012 Transaction and certain other acquisitions. Pursuant to these agreements, our operating partnership has agreed, among other things, to indemnify the Tax Protected Parties against certain taxes incurred by them upon a sale, exchange or other disposition of the Tax Protected Properties during a specified restricted period, or the Tax Protection Period, plus an additional amount equal to the taxes incurred by the Tax Protected Parties as a result of the indemnification payments. The Tax Protection Periods range from five to seven years, and in each case the “protected gain” decreases ratably over the Tax Protection Period. The disposition of a Tax Protected Property in certain tax deferred transactions such as a like-kind exchange would not trigger this indemnification obligation. We have 31 Tax Protected Properties. We estimate that the total amount of protected gain on all of the Tax Protected Properties is $123.6 million as of June 30, 2015. Protected gain is the amount of gain that would be specially allocated under the Code to the Tax Protected Parties upon a taxable sale of the Tax Protected Properties. If we sell one or more of the Tax Protected Properties during the Tax Protection Period, we are obligated to reimburse the Tax Protected Parties for their tax liabilities on the protected gain at the then-applicable tax rates, grossed up on an after-tax basis. Because the protected gain decreases ratably over the Tax Protection Periods, the reimbursement payments also decline ratably over the Tax Protection Periods.

In addition, the tax protection agreements for six properties (representing a total equity value of approximately $67.0 million as of March 31, 2015, based on the book value of the property minus the remaining mortgage outstanding), provide the owners of the Tax Protected Parties the Put Right. These six agreements further provide for the exercise of the Put Right to be structured in a manner that will qualify as a reorganization under the Code. If the Put Right is exercised with respect to a property in a merger transaction, we would inherit the applicable Tax Protected Party’s tax basis in the property and any related unpaid taxes of such Tax Protected Party.

Also pursuant to the tax protection agreements, our operating partnership has agreed to maintain sufficient indebtedness on the Tax Protected Properties during their respective Tax Protection Periods or, alternatively, to offer the Tax Protected Parties the opportunity to guarantee specific types of the operating partnership’s indebtedness in order to enable them to continue to defer certain tax liabilities. The related parties with which we have tax protection agreements are Mr. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman, through their affiliation with ELRH, and Mr. Kobel, through his affiliation with DeBartolo.

Exemptions from Ownership Limits

We have granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to OPTrust to permit OPTrust to own up to 8% of our outstanding common stock plus the shares of common stock previously issued to OPTrust and shares issued to OPTrust upon redemption of OP units held by OPTrust, exercise of warrants and exercise of put rights pursuant to the tax protection agreements. OPTrust, is affiliated with Robert A.S. Douglas, who was an independent director of the Company until July 9, 2013, and with 2335887 Limited Partnership.

We have granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to EL to permit EL to own up to 20% of our outstanding common stock. EL is the parent company of ENA, which is affiliated with Messrs. Israeli, Salkind and Lubeck.

Employment Agreements

We have entered into employment agreements with each of Messrs. Olander, Remppies and Brooks. For a description of the terms of these employment agreements, see “Management—Employment and Separation Agreements” and “Management—2015 Subsequent Events.”

Separation Agreements

We have entered into separation agreements with each of Messrs. Lubeck and Miller and Ms. Truong. For a description of the terms of these separation agreements, see “Management—Employment and Separation Agreements.”

Support Payment Agreement

We have entered into a support payment agreement with ELRH II. For a description of the terms of this support payment agreement, see “Certain Relationships and Related Party Transactions—Support Payment Agreement” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies.”

Indemnification Agreements

Our charter and bylaws provide for certain indemnification rights for our directors and officers, and, effective upon completion of this offering, we have entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Maryland law. See “Description of the Partnership Agreement of Landmark Apartment Trust Holdings, LP—Management Liability and Indemnification.”

Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses and Indemnification of Future Amounts

On August 28, 2012, pursuant to an Interest Contribution Agreement among us, our operating partnership, ELRM and certain persons and entities identified as the contributors in such agreement, we acquired 100% of the interests in Daytona Seabreeze, LLC, a Delaware limited liability company, or Daytona Seabreeze, which owns a multifamily apartment community known as Overlook at Daytona.

An action, or the Action, was brought by CJK Daytona Seabreeze, LLC against, among others, Mr. Lubeck, our former executive chairman, our operating partnership, Daytona Seabreeze and Seabreeze Daytona Marina, LLC, or Daytona Marina. We collectively refer to Daytona Marina, our operating partnership and Daytona Seabreeze as the Indemnified Parties. In connection with the Action, on October 16, 2014, the Indemnified Parties entered into an Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses, Future Attorneys’ Fees, Costs and Expenses and Indemnification, or the Agreement, with Mr. Lubeck and SFLP Diplomatic, LLC, which we refer to collectively as the Indemnifying Persons. Pursuant to the Agreement, the Indemnifying Persons have agreed to indemnify the Indemnified Parties and certain other related persons and entities against any losses incurred in connection with the Action, including but not limited to attorneys’ fees, costs and any amounts paid in settlement of the Action. The Indemnifying Persons also have reimbursed the Indemnified Parties and certain other related persons and entities for past attorneys’ fees and have agreed to pay future attorneys’ fees incurred in connection with the Action. The Action was settled and dismissed with prejudice on March 31, 2015.

Magnolia Glen Arrangements

In connection with the sale of Landmark at Magnolia Glen, we entered into (i) the Magnolia Glen Amendment and (ii) the New TPA with the Tax Protected Partners. Pursuant to the Magnolia Glen Amendment (i) the Tax Protected Partners waived any tax protection payments they were entitled to in connection with the sale of Landmark at Magnolia Glen, (ii) we entered into the New TPA to provide tax protection on Landmark at Ocean Breeze, Grand Arbor Reserve, Landmark at Avery Place, Landmark at Lake Village North, Landmark at Lake Village East, Landmark at Lake Village West, Landmark at Laurel Heights, Landmark at Bella Vista, Landmark at Woodland Trace and Landmark at Grayson Park as set forth therein in an aggregate amount of $18.3 million that was equivalent to the tax protection that such Tax Protected Partners were entitled to in connection with the sale of Landmark at Magnolia Glen, and (iii) we used approximately $5.1 million from the net proceeds of the sale to pay in full the outstanding principal and interest on that certain Subordinated Promissory Note dated March 14, 2013 issued to ELRH II, an affiliate of ENA.

Legacy Unsecured Note

As part of the purchase of Landmark at Magnolia Glen on October 19, 2012, we issued the Legacy Unsecured Note to Legacy Galleria, LLC, which became our affiliate on July 31, 2013 in connection with the joint venture transaction with Legacy at Stafford Landing, LLC, our joint venture partner. In connection with the sale of Landmark at Magnolia Glen, we also entered into an Amendment, Waiver and Termination of Tax Protection Agreement with Legacy Galleria, LLC, or the Legacy Amendment. Pursuant to the Legacy Amendment, (i) Legacy Galleria, LLC waived any tax protection payments it may have been entitled to in connection with the sale, (ii) we used approximately $501,000 from the net proceeds from the sale to pay in full the outstanding principal and interest on the Legacy Unsecured Note, and (iii) we used approximately $10.9 million from the net proceeds of the sale to redeem from Legacy Galleria, LLC, 1,340,966 OP units at a price of $8.15 per OP unit.

Other

As of March 31, 2015 and December 31, 2014, we had $604,000 and $1.6 million outstanding, respectively, which were recorded in other receivables due from affiliates in our consolidated balance sheets. The amounts outstanding represented amounts due from our managed properties owned by affiliated third parties as part of the normal operations of our property manager, which primarily consisted of management fee receivables and payroll reimbursement receivables.

As of March 31, 2015 and December 31, 2014, we had $278,000 and $117,000, respectively, which were recorded in other payables due to affiliates in our consolidated balance sheets. The amounts outstanding represented amounts due to ELRH in connection with the ELRM Transaction and payables due to our managed properties owned by affiliated third parties as part of the normal operations of our property manager.

For more information regarding our material related party arrangements, see “Certain Relationships and Related Party Transactions.”

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

All information in this “Industry Overview and Market Opportunity” section is derived from the market study prepared for us by RCG.

Economic Trends

Overview

The national economy continues to expand at a solid pace, with job growth spread across an increasingly diverse group of sectors and regions of the country. This growth is fueled by an improving household sector; recovering housing markets; the growing need for health-care services; and global demand for technology products. Private sector job growth is particularly robust, averaging 210,000 new jobs per month through 2015 year-to-date. Since February 2010, the U.S. economy has added a total of 12.6 million private sector jobs, recovering 138.0% of the jobs lost during the recession. Employment growth is expected to increase by 1.8% through year-end 2015, with hiring reaching a total of 2.5 million new jobs. Payrolls should continue to expand by 1.7% in2016, with employers expected to add a total of 5.0 million jobs nationwide from 2015 through 2016. Looking ahead, job growth should slow to 0.5% during 2017 before rising to 0.8% in 2018 and 1.5% in 2019.

The national unemployment rate continues to fall as payroll expansion exceeds the growth of the labor force. Through year-end the U.S. unemployment rate is projected to contract to the low-5% range, down from a rate of 7.0% during 2013 and compared with the peak of 10% in October 2009. The unemployment rate is expected to continue to decrease in the near term, reaching 4.9% in 2016, increase somewhat to 5.5% in 2017 and 5.7% in 2018, and then fall to 5.6% in 2019.

Major Industry Trends

Global demand for technology products is a major source of U.S. economic growth, spurring new employment in metropolitan areas with well-established industry clusters including Silicon Valley, San Francisco, Austin and Seattle as well as those with emerging high-tech concentrations such as Raleigh-Durham , Dallas and Tampa. Demographic trends represent the key drivers of the growing U.S. health-care industry, with the aging baby-boomer population increasing the demand for medical services. Since 2010, the educational and health services sector added 2.29 million jobs through May 2015 year-to-date, with gains most heavily concentrated in metropolitan areas with regional health-care hubs, large academic or specialty hospitals, rapid population growth and expanding retirement-aged populations, including many of the major metropolitan areas in the Sunbelt region such as Charlotte, Tampa and Orlando.

Looking ahead, the outlook for the national economy is positive, with healthy job growth expected to continue during the five-year forecast period. The strongest gains are projected in the professional and business services, educational and health services, trade, and leisure and hospitality sectors; however, employment growth should occur in all sectors of the economy. Job growth is expected to exceed the national average in select markets, particularly those with high concentrations of employment in growth industries and strong population growth.

In the Sunbelt region, RCG expects employment in the major metropolitan areas to expand rapidly through 2019, with cumulative job growth exceeding the national average. Job gains in the Sunbelt region should be fueled by demographic growth, expanding professional and business services, increased health-care utilization, rebounding housing markets, as well as high technology industry expansion in select metro areas. Strong net migration and population growth far exceeding the national average should result in employment growth in the retail trade and leisure and hospitality sectors, as well as wholesale trade, transportation and distribution. At the same time, retiring baby-boomers should resume the historical trend of migrating to the Sunbelt, generating significant new demand for health-care services in these markets. Combined with accelerating population growth, the expanding Sunbelt regional economy should support new household formation and robust demand for rental housing, sustaining strong apartment market fundamentals through 2019.

The economic and demographic growth in these areas will likely result in greater housing demand in the future in many of the Company’s markets. On an aggregate basis, the markets that comprise the Company portfolio should add jobs and households at a more brisk pace than the national pace. Comparing the employment and household compound annual growth rate between the aggregate of markets in the Company portfolio and the nation, employment and household growth for the aggregate of markets in the Company portfolio through 2019 is expected to increase at a compound annual growth rate of 1.5% and 1.4%, respectively, compared with employment growth of 1.1% and household growth of 1.3% nationally.

Total Employment Growth

	2012	2013	2014	2015f	2016f	2017f	2018f	2019f	2015f-2019 CAGR
Atlanta	2.1%	3.2%	4.0%	2.5%	2.2%	1.0%	1.4%	1.6%	1.5%
Austin	4.9%	4.4%	3.1%	2.3%	2.4%	2.2%	2.8%	3.0%	2.6%
Birmingham	1.2%	1.6%	0.9%	1.4%	1.2%	0.4%	0.9%	1.1%	0.9%
Charlotte	3.0%	2.9%	3.5%	2.0%	1.5%	0.7%	1.0%	1.3%	1.1%
Dallas	3.0%	3.1%	3.8%	2.3%	2.2%	1.9%	2.3%	2.5%	2.2%
Jacksonville	1.9%	3.1%	2.6%	2.9%	1.9%	0.7%	0.9%	1.1%	1.2%
Nashville	3.8%	3.7%	3.1%	2.6%	2.2%	1.0%	1.5%	1.9%	1.6%
Orlando	3.1%	3.6%	4.6%	3.2%	1.9%	0.8%	1.0%	1.2%	1.2%
Raleigh	3.1%	2.9%	3.5%	2.5%	2.3%	1.3%	1.5%	1.7%	1.7%
San Antonio	3.3%	2.9%	3.3%	2.2%	2.1%	1.8%	2.2%	2.4%	2.1%
Tampa	2.3%	2.5%	2.7%	2.0%	1.6%	0.8%	1.0%	1.3%	1.2%
Houston	4.5%	3.2%	3.7%	0.9%	0.7%	1.2%	1.7%	1.7%	1.3%
West Palm Beach	2.3%	4.0%	3.1%	1.9%	1.6%	0.7%	0.9%	1.1%	1.1%
Portsmouth	1.5%	0.5%	0.4%	1.0%	0.9%	0.2%	0.5%	0.7%	0.6%
Greensboro	2.3%	4.0%	3.1%	1.9%	1.6%	0.7%	0.9%	1.1%	1.1%
Melbourne	-0.9%	0.2%	2.7%	1.8%	1.4%	0.5%	0.7%	1.1%	0.9%
Columbia	3.0%	2.7%	0.0%	1.4%	1.2%	0.4%	0.6%	0.9%	0.8%
Fort Myers	4.0%	5.2%	5.1%	2.0%	1.5%	0.6%	0.8%	1.1%	1.0%
Daytona Beach	1.4%	2.9%	2.2%	1.9%	1.0%	0.5%	0.7%	1.0%	0.8%

Company Aggregate	3.0%	3.1%	3.3%	2.0%	1.7%	1.2%	1.5%	1.7%	1.5%
U.S. Total	1.7%	2.4%	2.1%	1.8%	1.7%	0.5%	0.8%	1.5%	1.1%

Sources: U.S. Bureau of Labor Statistics, RCG

Total Household Growth

	2012	2013	2014	2015f	2016f	2017f	2018f	2019f	2015f-2019 CAGR
Atlanta	1.5%	1.6%	1.3%	1.2%	1.1%	1.2%	1.1%	1.0%	1.1%
Austin	0.2%	3.6%	3.1%	2.9%	2.6%	2.5%	2.5%	2.6%	2.6%
Birmingham	1.1%	-1.4%	0.5%	0.4%	0.4%	0.3%	0.3%	0.3%	0.4%
Charlotte	0.6%	2.1%	2.0%	1.8%	2.4%	2.2%	2.5%	2.5%	2.2%
Dallas	1.6%	2.1%	1.8%	1.7%	1.5%	1.5%	1.5%	1.5%	1.5%
Jacksonville	0.0%	1.4%	1.5%	1.5%	1.5%	1.5%	1.5%	1.6%	1.5%
Nashville	0.5%	2.4%	1.8%	2.0%	1.4%	1.0%	1.2%	1.3%	1.4%
Orlando	1.7%	0.2%	2.3%	1.8%	1.3%	0.9%	1.0%	1.0%	1.2%
Raleigh	3.4%	1.4%	2.2%	2.1%	1.9%	1.7%	2.1%	2.1%	2.0%
San Antonio	0.5%	1.6%	2.0%	1.8%	1.5%	1.4%	1.6%	1.6%	1.6%
Tampa	2.0%	0.7%	1.0%	1.1%	1.1%	1.0%	1.1%	1.1%	1.1%
Houston	1.6%	3.3%	2.0%	1.4%	1.2%	1.3%	1.4%	1.4%	1.3%
West Palm Beach	0.1%	1.6%	1.2%	1.0%	0.9%	1.0%	1.2%	1.2%	1.0%
Portsmouth	1.9%	-0.5%	0.6%	0.7%	0.6%	0.6%	0.6%	0.6%	0.6%
Greensboro	1.1%	-0.2%	0.8%	0.7%	0.8%	0.7%	0.8%	0.8%	0.7%
Melbourne	0.9%	0.5%	0.6%	0.6%	0.4%	0.5%	0.5%	0.6%	0.5%
Columbia	-0.5%	1.0%	1.1%	1.1%	1.0%	0.9%	0.9%	1.0%	1.0%
Fort Myers	2.8%	2.1%	2.2%	2.3%	2.1%	1.9%	1.8%	1.9%	2.0%
Daytona Beach	4.0%	0.4%	0.5%	0.5%	0.3%	0.3%	0.4%	0.5%	0.4%

Company Aggregate	1.3%	1.6%	1.6%	1.5%	1.3%	1.3%	1.3%	1.4%	1.4%
U.S. Total	1.0%	1.1%	1.4%	1.6%	1.4%	1.2%	1.2%	1.4%	1.3%

Sources: U.S. Census Bureau, RCG

Demographics

Job creation and the recovery in single family home prices throughout the nation has increased the mobility of U.S. households and allowed for the resumption of historical migration patterns. These patterns include the movement of retirees from areas such as the Midwest and Northeast to warmer climates in the Sunbelt region, in addition to the migration of both domestic and foreign working-age households to areas with greater job opportunities. Following the economic recovery, the release of pent-up demand for relocation to warmer regions and areas of greater economic opportunity is currently fueling faster population growth, household formation, and job creation in the Sunbelt region as compared with the national average. Markets with high barriers to development tend to receive a lower level of in-migration, as a high cost of living contributes to a slower pace of population growth. Additionally, retirees relocating to warmer areas often leave populous cities in the Northeast, including several high barrier markets. As a result of these trends, RCG expects a relatively slow pace of net migration to result in modest population growth and household formation in the high barrier markets relative to the Sunbelt region.

Echo boomers

Defined as the generation born between 1982 and 1994, the echo boomers currently comprise the largest generational group in the United States with more than 57 million members. These individuals, if not still in the family home, tended to live with several roommates. This bundling of households created a significant backlog of demand for housing units during the recession. Led by industries that tend to employ members of the younger age cohorts, job creation in the initial years of the economic recovery has allowed these echo-boomer households to unbundle, driving a brisk rate of household formation. RCG expects households will continue to unbundle as economic opportunities increase in coming years, potentially creating up to five million additional households in the next several years. Many of these younger households will choose to rent because of the desire for flexibility and convenience. Furthermore, among those who would opt for for-sale housing many will not qualify for mortgage financing or will lack the means to save for a down payment. As this backlog of demand for rental housing is released in coming years, RCG projects operating conditions will strengthen.

Migration of the echo-boomer population should follow regional job opportunities, fueling a faster rate of population growth and household formation in areas of economic expansion. With many metro areas in the Sunbelt region expected to record an above-average rate of employment growth in the coming years, echo boomers will increasingly relocate to metro areas in this region in order to find employment. As a result, household formation among echo boomers should outpace both the national average.

Baby boomers

Now the second-largest generational cohort, the baby boomers began to reach retirement age in 2010, in the midst of the Great Recession. With a large proportion of homeowners, many members of the baby-boomer generation were trapped in place by underwater mortgages and the erosion of retirement portfolio values. Since that time, both home values and the stock market recovered alongside the national economy. As a result, members of the baby-boomer generation are increasingly comfortable retiring and relocating to a warmer climate at the same time. This trend benefits the Sunbelt regional economy as demand for housing, goods and services increases alongside the rising population. As baby-boomer households continue to migrate to metro areas in the Sunbelt region, job creation in population-driven industries such as health care, retail trade, and construction should accelerate. Relative to the national average, the baby boomer population in the Sunbelt region should grow at a significantly faster pace.

Tenure Choice

Several factors should affect tenure choice more broadly through the current real estate cycle and fuel demand for rental housing. More stringent lending standards, adopted by regulators following the financial crisis during the recession, will likely reduce the availability of mortgage financing for many households. Debt-to-income restrictions could severely limit access to credit, particularly as the increasing costs of higher education translate into higher debt loads for many households.

Lifestyle preferences should also drive higher rentership in coming years. The flexibility associated with renting appeals to many households, particularly those in younger cohorts who prioritize mobility. Additionally, many households will opt to rent in order to avoid the maintenance costs and burdens that attend for-sale housing. RCG believes that tenants will highly value properties that are proximate to public transportation or to highways and major thoroughfares linking to significant employment clusters. Since 2005, the U.S. rentership rate increased steadily, reaching an average of 35.8% in the first quarter of 2015. RCG projects the U.S. rentership rate will stabilize near 36% in coming years, boosted by the formation of new, younger households. Considering the current U.S. rentership rate and forecasted household formation in the next several years, a stable U.S. rentership rate around 36% would equate to more than two million additional renter households nationwide by year-end 2019.

Housing Starts

Following several years of muted construction activity, national multifamily rental starts increased significantly in 2012 and should increase further in coming years. The forecast calls for multifamily rental starts to average 308,000 units per year between 2015 and 2019. By comparison, between 1977 and 2014, multifamily rental starts averaged approximately 271,000 per year. Considering the ratio of rental starts to total population, RCG projects rental starts during the forecast period will average 0.10% of the total population, remaining less than the average ratio between 1977 and 2014 of 0.11%. When controlling for population growth, RCG does not expect development to exceed historical norms during the forecast period.

The shift in construction patterns during the for-sale housing boom and the lack of development during the recession are also significant considerations in the supply discussion. During the housing boom, construction of multifamily rental units decreased considerably as builders adapted to accelerating demand for single family for-sale homes and condominium units. The pace of rental housing development declined further during the recession, marking the lowest levels of construction in the historical period since 1976. Population growth and increasing formation of renter households as economic conditions improve will likely exacerbate this issue in coming years.

A substantial proportion of current development is occurring in markets with high barriers to development. By contrast, development in lower barrier markets, including those in the Sunbelt region, is muted compared with historical norms. RCG expects construction activity will increase in lower barrier markets. However, increasing rental demand, a product of strong household formation, and higher construction costs that constrain development should attenuate the risk of overbuilding. This risk is particularly low in many of the most-populous metro areas of the Sunbelt region where demand is projected to expand considerably because of strong population and employment growth.

Multifamily permit activity in the markets within the Company portfolio is expected to increase at a moderate pace similar to the growth in housing starts nationally through 2019, limiting supply-side risk in the Company portfolio markets.

Multifamily Permits (Thou.)

	2012	2013	2014	2015f	2016f	2017f	2018f	2019f	2015f-2019 CAGR
Atlanta	5.2	9.5	9.5	8.0	7.2	7.0	7.5	7.8	-0.6%
Austin	9.3	10.2	9.0	6.5	6.0	5.0	7.6	7.9	5.0%
Birmingham	1.2	1.0	1.0	0.8	0.6	0.5	0.6	0.8	0.0%
Charlotte	5.5	5.2	6.5	5.5	4.6	3.5	3.9	4.4	-5.4%
Dallas	16.0	16.9	18.1	15.4	14.4	10.6	12.7	14.8	-1.0%
Jacksonville	2.9	1.1	1.5	1.8	1.6	1.3	1.5	1.7	-1.4%
Nashville	2.9	3.8	5.7	5.3	4.9	3.2	3.4	3.8	-8.0%
Orlando	4.0	5.4	6.6	5.7	5.3	4.5	5.0	5.4	-1.3%
Raleigh	8.2	6.3	4.9	4.5	4.0	3.0	3.3	4.0	-2.9%
San Antonio	3.1	2.3	4.0	2.8	2.7	2.3	2.6	2.9	0.9%
Tampa	4.4	4.7	5.2	4.5	4.1	3.5	3.9	4.1	-2.3%
Houston	14.9	16.9	25.4	16.2	11.0	9.5	12.7	14.0	-3.6%
West Palm Beach	2.3	2.3	2.5	2.7	3.0	2.0	2.6	3.0	2.7%
Portsmouth	2.0	3.3	1.7	2.0	2.3	1.4	1.7	2.0	0.0%
Greensboro	1.2	1.1	1.7	1.3	1.2	1.0	1.2	1.4	1.9%
Melbourne	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.2	0.9%
Columbia	0.9	0.5	0.8	0.6	0.6	0.6	0.6	0.7	0.4%
Fort Myers	0.2	0.6	1.0	0.8	0.7	0.7	0.7	0.8	1.6%
Daytona Beach	0.1	0.3	0.2	0.3	0.3	0.3	0.3	0.3	0.8%

Company Aggregate	84.3	91.6	105.3	84.8	74.7	59.9	71.9	79.9	-1.5%
U.S. Total	245.3	307.2	380.0	350.0	350.0	335.0	330.0	331.0	-1.4%

Sources: Census, RCG

This moderate level of permitting activity combined with a more robust increase in household formations through 2019 should result in a larger decline in the multifamily permit-to-household-formation ratio for the aggregate Company portfolio markets relative to the comparable ratio nationally.

Multifamily Permit-to-Household Formation Ratios
	2012	2013	2014	2015f	2016f	2017f	2018f	2019f	2015f-2019 CAGR
Atlanta	0.2	0.3	0.4	0.3	0.3	0.3	0.3	0.4	3.8%
Austin	8.0	0.4	0.4	0.3	0.3	0.3	0.4	0.4	5.3%
Birmingham	0.3	-0.2	0.4	0.4	0.4	0.3	0.5	0.5	5.8%
Charlotte	1.3	0.4	0.5	0.4	0.3	0.2	0.2	0.2	-14.2%
Dallas	0.5	0.4	0.4	0.4	0.4	0.3	0.3	0.4	-0.4%
Jacksonville	261.9	0.2	0.2	0.2	0.2	0.2	0.2	0.2	-3.4%
Nashville	0.9	0.3	0.5	0.4	0.5	0.5	0.4	0.4	1.5%
Orlando	0.3	3.7	0.4	0.4	0.5	0.6	0.6	0.6	11.4%
Raleigh	0.4	0.7	0.3	0.3	0.3	0.3	0.2	0.3	-4.0%
San Antonio	0.8	0.2	0.3	0.2	0.2	0.2	0.2	0.2	2.1%
Tampa	0.2	0.6	0.4	0.4	0.3	0.3	0.3	0.3	-4.7%
Houston	0.5	0.2	0.6	0.5	0.4	0.3	0.4	0.4	-4.1%
West Palm Beach	3.8	0.3	0.4	0.5	0.6	0.4	0.4	0.4	-3.2%
Portsmouth	0.2	-1.1	0.4	0.5	0.6	0.4	0.4	0.5	1.6%
Greensboro	0.2	-1.0	0.5	0.4	0.3	0.3	0.3	0.4	0.2%
Melbourne	0.0	0.0	0.0	0.1	0.1	0.1	0.1	0.1	0.3%
Columbia	-0.7	0.2	0.2	0.2	0.2	0.2	0.2	0.2	1.8%
Fort Myers	0.0	0.1	0.2	0.1	0.1	0.1	0.1	0.2	4.5%
Daytona Beach	0.0	0.4	0.2	0.3	0.6	0.5	0.4	0.3	0.4%

Company Aggregate	0.4	0.4	0.4	0.4	0.4	0.3	0.3	0.4	-0.9%
U.S. Total	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.6%

Sources: Census, RCG

Operating Conditions

Vacancy Rate and Rent Growth

Rapidly improving economic conditions, highly supportive demographic fundamentals, elevated rentership rates, and reasonable levels of new development should support an extended period of strong apartment market conditions with low vacancy rates and solid rent growth through 2019 throughout much of the nation. Trends will, however, vary significantly across regions and markets with industry trends and migration heavily influencing the distribution of rental demand across markets. Even as operating conditions stabilize in high barrier markets as the current cycle progresses, significant gains should occur in secondary and tertiary markets with strong demand drivers, especially those with high net migration and robust employment growth. These positive demographic and economic trends should fuel strengthening operating fundamentals in the Sunbelt region during coming years.

Improving economic conditions caused the national vacancy rate for professionally managed apartment units to decrease rapidly, falling from a recessionary peak of 8.2% in late 2009 to 4.5% in the first quarter of 2015. As occupancy increased, rent growth accelerated markedly, averaging 3.5% between the third quarter of 2010 and the first quarter of 2015, and peaking at 4.8% at year-end 2011. RCG projects the effective rent will grow at a decelerating rate through 2018 before increasing slightly, with the five-year forecast calling for cumulative growth of 17.2%. The vacancy rate should reach 4.5% by year-end 2015 before increasing modestly through 2018 when job creation slows. The vacancy rate should resume a downward trend in the last year of the forecast period, reaching 5.2% in 2019.

Dallas/Fort Worth

Economic Trends

The Dallas/Fort Worth economy grew rapidly in recent years, adding more than 475,000 jobs since late 2009, more than double the number of jobs lost during the recession. As one of the fastest-growing economy in the country through May 2015, total payroll employment in Dallas/Fort Worth grew by 112,001 jobs as of May, representing an increase of 3.2% year-over-year compared with August 2013. After a spike during the recession, the unemployment rate in the Dallas/Fort Worth metropolitan area declined rapidly in response to a sustained period of strong employment growth.

Led by continued job growth in the professional and business services sector, including the region’s emerging technology industry, the Dallas economy is expected to grow at a relatively brisk pace through much of the forecast period. Total employment levels are expected to increase by 2.3% in 2015 followed by a 2.2% rise in 2016, resulting in the addition of more than 153,400 jobs through the near-term forecast period. The healthy rate of job creation should continue through the remainder of the forecast period, with total payrolls rising by 1.9% in 2017. Thereafter job growth should increase to 2.3% in 2018 and 2.5% rise in 2019. As a result, the Dallas/Fort

Worth economy should grow by an estimated 392,800 net jobs through the five-year forecast period, while the unemployment rate contracts to 5.4% by the end of the forecast period. The region’s prominence as a major distribution hub and diverse economic base should enable the Dallas economy to maintain a healthy rate of growth through the foreseeable future.

Demographics

Boosted by strong migration from other regions and abroad, the Dallas/Fort Worth metropolitan area population is increasing at a higher rate than the national average. An abundance of job opportunities, low cost of living, and status as a popular location for newly immigrated residents should sustain this trend through the medium term and likely beyond. From 2004 to 2014, the Dallas/Fort Worth population increased at an average annual rate of 2.0%, as compared with 0.9% on the national level. Through 2019, RCG projects that Dallas/Fort Worth population growth should decelerate to an annual average rate of 1.7% from 2015 to 2019.

Population growth and increased employment allowed for a brisk rate of household formation, particularly among members of the prime renting-age cohort. Although single family homes are relatively affordable in the region, concentrated household formation among younger residents disproportionately favored rental units, driving up the Dallas/Fort Worth rentership rate to 43.5% in the first quarter of 2015 from less than 39% just four years prior. In 2014, 42,000 households were formed in the Dallas/Fort Worth metro area, an increase of 1.8% from the previous year. RCG forecasts that the household formation rate will continue at this pace in the coming years to an annual average of 1.5% from 2015 to 2019. Through 2019, a cumulative total of nearly 188,700 households will be formed in the Dallas/Fort Worth region.

Apartment Market

Continued job creation, demographic factors, and lending constraints are expected to drive increasing demand for rental housing in Dallas/Fort Worth in coming years. Currently, low vacancy rates in Dallas/Fort Worth throughout the majority of apartment submarkets are driving rent growth. As of the first quarter of 2015, the vacancy rate for professionally managed apartment units decreased by 120 basis points from the first quarter of 2014 to 5.1%, surpassing the pre-recession low and indicating that operating conditions are particularly tight. RCG expects the vacancy rate in Dallas/Fort Worth will reach 5.6% by year-end 2015. The forecast then calls for the vacancy rate to increase to 5.9% through 2016 as supply increases and somewhat slower job creation causes demand to ease slightly. The vacancy rate will decrease moderately in 2018 and 2019. Demand for rental housing should also contribute to consistently strong rent growth in coming years. RCG expects rent growth in Dallas/Fort Worth will reach 4.0% for 2015 and then decelerate gradually through 2018, before increasing in 2019. Between 2015 and 2019, RCG projects cumulative rent growth in Dallas/Fort Worth of 17.6%. By comparison, our national apartment forecast for professionally managed properties calls for cumulative rent growth of 16.1%. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was approximately 19.4% for the Dallas/Fort Worth metro area compared with approximately 27.2% for the United States.

With months of robust job creation attracting tens of thousands of new residents in Dallas/Fort Worth to the metroplex, demand for rental housing is substantial. New development increased sharply in 2012 and 2013 from recessionary lows as builders sought to capture this increasing demand for apartments. RCG projects annual permit issuances in Dallas/Fort Worth will reach 15,400 in 2015. Permit issuances should then gradually ease through the remainder of the forecast period. RCG forecasts that annual permit issuances will average approximately 13,600 per year between 2015 and 2019, compared with the historical average between 1996 and 2013 of 13,000 per year. Despite this increase from the historical average, RCG believes the risk of overbuilding will be attenuated by a high rate of household formation that will be spurred by sustained job creation and migration to the region. Through 2019, RCG projects that multifamily permit issuances will average 0.5% of total households in the metroplex. By comparison, between 1996 and 2014, permit issuances averaged 0.7% of total households.

Atlanta

Economic Trends

The economy in Atlanta expanded steadily since 2010, regaining 311,000 jobs, or 147.9% of the jobs lost during the recession. Total employment in the metropolitan area increased significantly during the past year, adding approximately 80,500 jobs in May year-over-year, an increase of 3.2% compared with May 2014. After increasing significantly during the recession, the unemployment rate in Atlanta decreased steadily in response to sustained job growth in recent years. During April 2015, the unemployment rate in Atlanta was 6.0%, representing an 80 basis-point drop compared with the rate of 6.8% during April 2014.

Looking forward, RCG expects the Atlanta economy to expand through the duration of the forecast period, adding jobs at a healthy clip through 2019. Following a 3.9% increase the previous year, total employment levels are expected to expand by 2.5% in 2015 and by 2.2% in 2016, resulting in the addition of more than 121,800 jobs through the near-term forecast period. Total employment levels should increase at a somewhat slower pace through the latter part of the forecast period, rising by 1.0% in 2017, 1.4% in 2018. As the economic recovery continues to broaden, Atlanta’s position as a financial hub in the region should result in further employment gains in industries such as finance, insurance, real estate, and law. By 2019, Atlanta’s employment base is expected to increase at an annual rate of 1.6%, resulting in the addition of close to 229,000 net jobs during the five-year forecast period. The strong pace of job creation in the near term should have a similarly positive effect on the unemployment rate, which is expected to contract to 5.9% by 2016, before easing to 7.0% by 2019.

Demographics

Similar to much of the Southern region, the Atlanta metropolitan area tends to record a faster rate of population growth than the national average as a result of strong in-migration, a pattern that RCG predicts will extend through 2019. From 2004 to 2014, the Atlanta MSA population increased at an average annual rate of 1.9% as compared with 0.9% nationally. RCG expects the rate of population growth to accelerate alongside economic growth, increasing at an average annual rate of 1.6% from 2015 through 2019 compared with an annual average of 1.4% during the previous five-year period.

The combination of population growth and job creation is supporting a strong rate of household formation in the Atlanta region, particularly among members of the prime renting-age cohort. Looking forward, an elevated rate of household formation in the next several years will boost demand for housing. RCG forecasts average annual household formation of 1.1% from 2015 to 2019 representing a cumulative total of more than 113,000 new households in the Atlanta metro area. With demographic and economic trends leading to household formation concentrated among young adults, RCG projects that Atlanta household formation should disproportionately lead to greater demand for rental units.

Apartment Market

RCG expects that continued job creation, demographic factors, and lending constraints will continue to drive demand for rental housing in Atlanta in coming years. As of the first quarter of 2015, the vacancy rate in Atlanta for professionally managed apartment units decreased by 80 basis points from the first quarter of 2014 to 6.7%. This marked the nineteenth consecutive quarter of year-over-year decreases in the vacancy rate, an indication that operating conditions are strengthening because of the continued expansion of metro-area payrolls. RCG expects the vacancy rate in Atlanta will increase moderately from the low levels sustained during the past year, reaching 6.6% at year-end 2015 and 7.6% by 2017. The forecast calls for the vacancy rate to decrease during the last two years of the forecast, reaching 7.2% by 2019. Increasing demand should also contribute to steady rent growth in coming years. RCG projects cumulative rent growth in Atlanta for professionally managed apartment units of 16.6% between 2015 and 2019. As of the first quarter of 2015, the ratio of the average effective apartment rent to median income was approximately 39.5% for the Atlanta metro area compared with approximately 27.2% for the United States.

Atlanta multifamily permitting activity was limited for five years following the recession, but permit issuances increased significantly in 2013 and remained at this elevated level through 2014. The forecast calls for gradual decreases in annual permit issuances through 2017 with a slight uptick in permit issuances in 2018 and 2019. Permitting activity during the forecast period should remain significantly less than the historical average between 1996 and 2014 of 10,500 issuances per year. Between 1996 and 2014 the number of multifamily permits issued annually amounted to 0.6% of total households in the Atlanta metro area, on average. As construction activity accelerates during the forecast period, RCG expects this ratio will increase to 0.4%, remaining substantially below the long-term average. Therefore, RCG does not expect a significant risk of oversupply in the Atlanta apartment market, despite a significant increase from cyclical lows during the recession. Strong household formation and increasing demand for rental housing through 2019 should further mitigate the risk of overbuilding in the metro-area apartment sector.

Charlotte

Economic Trends

The Charlotte economy was hit particularly hard by the recession because of the high concentration of financial services firms within the metropolitan area. However, the local economy improved significantly with robust job growth in recent years. The Charlotte economy added more than 154,600 jobs since the end of 2009, regaining 168% of the jobs lost during the recession. As of April 2015, the unemployment rate in Charlotte decreased to 5.5%.

The Charlotte economy should continue adding jobs at a solid pace, exceeding the national growth rate through the duration of the forecast period. In the near term, payrolls are expected to increase by an average of 2.0% in 2015, adding a total of more than 21,400 jobs. The unemployment rate is expected to fall through 2016 before increasing to 6.0% by 2019. In the near term, the economy should continue to expand at a healthy rate, with employment growth averaging 1.8% annually. Through the five-year forecast period, total employment in Charlotte is expected to increase by 72,400 net jobs.

Demographics

Job opportunities in growing, local industries like finance and health care, a low cost of living, and proximity to higher education institutions are driving brisk population growth and household formation in the Charlotte metro area. From 2003 to 2014, the local population increased at an average annual pace of 2.6% as compared with 0.9% nationally. In the near term, hiring in health care and professional services should attract new residents to the region at an accelerating pace. Population growth should average 1.9 % annually from 2015 to 2019, outpacing the national forecast of 0.8% average annual population growth during this period.

Increased employment among Charlotte’s growing population of younger residents is driving a robust rate of household formation among young households, fueling positive overall household formation. Driven by rapid population growth and healthy job creation, household formation should maintain a brisk pace through 2019, averaging 2.3% annually. Nationally, household formation is forecasted to average 1.4% during this period.

With young residents propelling local household formation, growing housing demand is disproportionately benefiting the rental market. Illustrating this trend, the rentership rate increased in recent years, rising to 37.0% in the first quarter of 2015 from about 35% during the prior economic expansion period. Looking forward, Charlotte’s large population of echo boomers entering the workforce and job creation in industries that tend to employ young adults should lead to continued household formation concentrated among young residents.

Apartment Market

Despite aggressive new development in the past couple years, operating conditions in the Charlotte apartment sector remained steady through the first quarter of 2015. The vacancy rate in Charlotte for professionally managed apartment units increased by 10 basis points from the previous year, to 5.4%, while the effective rent increased by 5.8%. RCG expects that operating conditions in Charlotte will improve through the end of the year, with the vacancy rate decreasing to 5.9% and projected annual rent growth of 4.3%. Consistent job creation and steady household formation should contribute to increasing demand for apartments in coming years. RCG projects the apartment vacancy rate in Charlotte will decrease modestly through 2016 and stabilize at approximately 6.8% in 2017. The forecast through 2019 calls for cumulative rent growth of 15.5%, a figure that would exceed projected rent growth nationally of 16.1%. Renter income restraints should not encumber rent growth in coming years. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was approximately 21.5% for the Charlotte metro area compared with approximately 27.2% for the United States.

Although new development since 2012 exceeded the historical norm, the risk of overbuilding in the Charlotte market is minimal in the medium term because of the projected high rate of household formation during the forecast period. Of the markets covered by RCG, RCG projects Charlotte will have one of the highest rates of household formation through 2019, with 84,000 new households projected in the region, many of which will require rental housing. The forecast calls for annual permit issuances to decrease in 2015, totaling 5,500 issuances compared with 6,500 in 2014. Permit issuances should decrease through 2017, stabilizing at approximately 3,800 issuances in 2018. RCG projects permit issuances will average 4,400 per year through 2019. Between 2015 and 2019, multifamily permit issuances in Charlotte are forecasted to amount to 0.6% of total households in the metro area. By comparison, between 1996 and 2014, annual permit issuances averaged 0.8% of total households. Forecasted new development therefore should occur at a slower rate than the historical average, and sustained demand for apartments should mitigate the risk of overbuilding in the metro area during the current real estate cycle.

Tampa

Economic Trends

Following a severe downturn, the Tampa economy grew rapidly in recent years, adding nearly 141,400 jobs since early 2010 and regaining 99% of the jobs lost during the recession. Employment gains were spread throughout much of the region’s diverse economy, fueled by growth in the health care, technology and life sciences industries. The unemployment rate in Tampa reached 5.4% as of April 2015, down by 80 basis points as compared with April 2014.

Employment in the Tampa metropolitan area is expected to continue growing at a healthy rate through 2019, on par with the national growth rate. In the near term, hiring is expected to increase by 44,100 jobs, representing a growth rate of 1.8% per year on average through 2015 and 2016. The economy should grow at a slower pace through the medium term, with annual payroll growth averaging 1.0% from 2017 through 2019. During the five-year forecast period, total employment in Tampa is expected to increase by more than 84,000 jobs. The unemployment rate is projected to decrease through 2016, falling to the high-4% range before stabilizing at approximately 6.0% from 2017 through 2019.

Demographics

Annual growth in the Tampa population typically outpaces the national average; however, the region is prone to cyclical slowdowns. From 2004 to 2014, the Tampa population expanded at an average annual pace of 1.3% as compared with 0.9% at the national level. New migrants are attracted to the region’s affordable cost of living, coastal location and job opportunities in local industries. Looking forward, population growth should follow the pro-cyclical pattern and remain robust in the coming years. From 2015 to 2019, the Tampa population should increase by 1.3% annually, as compared with 0.8% nationally.

Household formation should increase alongside employment growth in the coming years. From 2015 to 2019, the number of Tampa households should grow by 1.1% annually on average, a significant increase from a recent low of—1.1% in 2008. During the five-year forecast period, a cumulative total of approximately 64,000 new households will be formed in the Tampa metro area.

Apartment Market

Operating conditions in the Tampa apartment sector improved significantly through the first quarter of 2015. The vacancy rate for professionally managed apartment units decreased by 100 basis points from the first quarter of 2014 to 4.8%. Effective rents increased by 6.8% year-over-year during this period. The forecast calls for sustained strength in operating conditions through the next five years, with the vacancy rate in Tampa increasing slightly from current market lows and rent growth moderating to a more sustainable pace. RCG projects the apartment vacancy rate in Tampa will stabilize in the low-5% range. Our forecast is for cumulative rent growth in Tampa of 13.7% between 2015 and 2019. As of the first quarter of 2015, the ratio of the average effective apartment rent to median income was approximately 25.0% for the Tampa metro area compared with approximately 27.2% for the United States. Accordingly, rents continue to be relatively affordable given the median salary for the region, and renter income restraints should not encumber rent growth in coming years.

Development in Tampa increased substantially in 2012 from the recessionary lows in 2010 and 2011 and continued to rise during the past two years. In 2014, multifamily permit issuances totaled 5,200, which RCG expects will be the highest level of permitting for the current real estate cycle. Despite the uptick in new development in the past three years, permit issuances continue to lag the historical average between 1996 and 2014 of 5,340 issuances per year. The forecast calls for the number permit issuances to decrease steadily from 2015 through 2017, increasing slightly in 2018 and 2019. RCG projects permit issuances will average 4,000 per year during the five-year forecast, a significantly slower rate of development than the historical average. The risk of overbuilding in coming years is minimal because of strong household formation: the metro area is projected to add approximately 64,000 households from 2015 through 2019. Between 2014 and 2019, annual multifamily permit issuances in Tampa are forecasted to amount to 0.3% of total households in the metro area, compared with 0.5% of total households on average between 1996 and 2014.

Birmingham

Economic Trends

Birmingham’s economy is slowly recovering, buoyed by the resurgence in domestic manufacturing, the rising demand for health-care services, and the influx of back-office operations into the region. Given its central location in the Southeast region, the area is an established multi-modal distribution hub, and continues to expand in conjunction with the recovery of the Southeast regional economy and rising export activity. The employment base expanded by 30,700 since late 2009, accounting for 65.8% of the jobs lost during the most recent downturn. The manufacturing sector is the bright spot in the economy and growing at the fastest pace, spearheaded by strength in auto manufacturing and growth in ancillary metals and steel manufacturing industries. As a result, labor market conditions are tightening. The unemployment rate fell to 5.5% as of April 2015.

Birmingham’s economic growth should accelerate during the next few years. Educational and health services payrolls will add the most jobs, a product of an aging local population. Favorable costs of doing business will also fuel continued expansions of national companies for back-office operations. Prospects for the local auto industry are positive. Payroll gains increase at 1.4% in 2015, translating into the addition of 7,100 jobs. Reflecting the temporary national slowdown anticipated for 2017, employment growth in the medium term will decelerate to 0.8% per year between 2016 and 2018. The unemployment rate is expected to fall to 4.1% by 2016 and increase slightly in 2017 and through 2019. In total, 26,400 jobs will be added to Birmingham’s employment base during the five-year forecast period.

Demographics

Population growth in Birmingham is lagging that of the United States overall, but should be fairly stable during the forecast period. From 2002 to 2007, the local population grew at an annual average rate of 0.8%, just behind the national pace of 0.9%. However, population growth decelerated to an average annual rate of 0.5% per year between 2008 and 2014, falling further behind the national average. Looking ahead, this trend is expected to continue. The metropolitan area will add 0.4% on average annually to the population base between 2015 and 2015 as compared with the national forecast of 0.8% during the same period.

Household formation is also lagging the nation, but should continue with slow, steady growth during the next few years. In-migration is expected to increase as payroll growth picks up. Household formation in Birmingham is forecasted to average 0.4% annually between 2015 and 2019 as compared with the national average of 1.4% during this period. Longer term, as a stronger economic recovery takes hold, household formation in Birmingham should move back closer to national norms.

While household formation is weak overall, growth in the echo-boomer age cohort, which is most likely to rent, turned positive in 2013 after two years of declines, signaling an early recovery for apartment demand. Additionally, robust home-price appreciation caused a decline in affordability, pushing more people that are forming new households into the rental pool. By 2019, home price affordability is expected to fall to 57.7% from 64.0% in 2015 and 65.0% in 2014. As a result, growth prospects for this renting-age population are positive, boding well for the apartment market.

Apartment Market

Operating conditions in Birmingham’s apartment market strengthened slightly in 2015. According to MPF Research, the vacancy rate in Birmingham for professionally managed apartments ticked down to 6.9% during the first quarter of 2015, from 7.7% in the first quarter of 2014. Despite the decrease in the vacancy rate. Rents decreased 0.5% year-over-year. Looking ahead, limited borrowing opportunities for those with mediocre credit, normalizing interest rates and rising home prices will provide a solid base of renters, offsetting the rise in new construction in Birmingham. The overall rental vacancy rate in Birmingham is expected to decrease to 6.8% by the end of 2015 and contract through the forecast period, dropping to 6.6% by 2019. The forecast through 2019 calls for cumulative rent growth in Birmingham of 13.5% for Birmingham. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was approximately 19.9% for the Birmingham metro area compared with approximately 27.2% for the United States.

New development in Birmingham picked up in 2012 and 2013, but permit activity slowed in 2014. This measured supply response from builders is expected to continue, pointing to a limited pipeline of future projects. RCG forecasts 800 permit issuances for 2015, the same level. Permit activity is expected to slightly less than to this level through the remainder of the forecast period. Overall, 700 permits are expected to be issued in Birmingham on average annually between 2015 and 2019, lower than the 1,700 issued between 2008 and 2012. Therefore, new development should occur at a slower rate than the historical average.

Orlando

Economic Trends

Following the recession and the period of slow growth during the recovery, the Orlando economy grew rapidly from 2012 through 2014, spurred by growth in the technology and life sciences industries and the recovery in regional tourism. Orlando employers grew local payrolls by more than 166,000 jobs throughout the metropolitan area since early 2010, regaining 157.1% of the jobs lost during the recession. With one of the fastest-growing economies in the country during the past year, total employment levels in the Orlando metropolitan area increased by 44,500 jobs year-over-year as of May, representing an increase of 4.0% compared with May 2014. The unemployment rate in Orlando dropped to 5.3% as of April 2015, accounting for a large decrease of 80 basis points as compared with April 2014.

Employment in the Orlando metropolitan area is projected to continue expanding, with job growth exceeding the national average through 2019. In the near term, employment should grow by 57,800 jobs, an average growth rate of 2.5% per year through 2015 and 2016. The educational and health services sector should be a significant source of employment growth as demand for medical services increases to meet the needs of the expanding retirement-aged population. The unemployment rate should continue to fall through the near term, reaching 4.1% in 2016 before increasing during 2017 and 2018 to 5.5%. In 2019, the unemployment rate should tighten slightly to 5.3%. Through the medium term, the Orlando economy is expected to grow at a more modest pace, with payrolls increasing by an average of 1.0% annually from 2017 through 2019. During the five-year forecast period, the local economy is projected to gain 93,700 jobs on net.

Demographics

A low cost of living and job opportunities in the region’s tourism, health-care and housing industries led to a brisk rate of net in-migration to the Orlando metro area during recent decades. From 2004 to 2014, the population increased at an average annual rate of 2.3% as compared with 0.9% nationally. After a cyclical slowdown during the recession, population growth should accelerate in the coming years alongside economic opportunities. From 2015 to 2019, the Orlando population should increase at an average annual pace of 2.2% as compared with a 0.8% national average.

The combination of population growth and job creation has allowed for a faster rate of household formation in recent years. In 2014, the number of Orlando households increased by 2.3%, equal to the addition of approximately 17,600 households. Looking forward, Orlando household formation should average 1.2% annually from 2015 to 2019 for the cumulative addition of nearly 49,000 new households. .

A shifting demographic profile, coupled with decreased access to the single family market, led to a rise in the Orlando rentership rate in recent years. As of the first quarter of 2015, 40.1% of Orlando households rented their homes, up from a low of 26.0% in early 2007. Looking forward, a higher proportion of young households should support an elevated rate of rentership through the medium term.

Apartment Market

Operating conditions in the Orlando apartment sector improved through the first quarter of 2015. The vacancy rate in Orlando for professionally managed apartment units decreased by 100 basis points from the previous year to 4.1%, and effective rent increased by 6.7%. The forecast calls for further improvement through the end of the year, with the vacancy rate in Orlando flattening out and annual rent growth of 2.7%. RCG projects the apartment vacancy rate in Orlando will stabilize at approximately 4.3% from 2015 through the end of the forecast. RCG projects cumulative rent growth in Orlando of 14.9%, a figure that would slightly exceed national rent growth of 16.1%. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was approximately 25.1% for the Orlando metro area compared with approximately 27.2% for the United States. Accordingly, the asking rent continues to be relatively affordable compared with the median salary for the region, and renter income restraints should not encumber rent growth in coming years.

Permit issuances in Orlando increased substantially in 2012 through 2014, following several years during the recession of limited development. Despite the uptick in new development in the past two years, permit issuances continue to lag the historical norm. Based on the current pace of issuances, RCG projects that 5,700 permits will be issued in 2015. The forecast calls for annual permit issuances to stabilize in 2015, and then decrease moderately through 2017 with a slight uptick in issuances in 2018, and increasing in 2019. RCG believes that the risk of overbuilding in coming years is minimal because of the prospect for increasing rentership and household formation produced by steady employment growth and net migration. Comparing forecasted new development with the historical average, RCG projects permit issuances in Orlando will average approximately 5,200 per year through 2019 versus 6,300 issuances per year between 1996 and 2014. Between 2015 and 2019, multifamily permit issuances are forecasted to average 0.6% of total households in the metro area. Annual permit issuances averaged 0.9% of total households between 1996 and 2014. Therefore, new development should occur at a slower rate than the historical average.

Austin

Economic Trends

Following multiple years of extremely rapid growth, the Austin economy regained 740.1% of the jobs lost during the recession through May 2015, more than any other major metropolitan area in the country. The local economy added a total of 179,020 new jobs from the trough in fall 2009. Economic conditions in Austin remained very strong during the past year. Robust hiring since 2009 put strong downward pressure on the unemployment rate in the Austin metropolitan area, with the rate decreasing to 3.3% through May 2015.

The area’s established technology cluster, highlighted by the area’s close ties to the University of Texas at Austin, industry-leading firms, and high-skilled labor force, should remain the primary driver of job creation through the forecast period. Total payroll levels are expected to increase by 2.3% in 2015, followed by a 2.4% increase in 2016, resulting in the addition of more than 44,200 net jobs through the near-term forecast period. Total payroll levels should continue to expand through the remainder of the forecast. By 2017, as the pace of growth begins to ease, total employment levels should increase by 2.2% before growing by 2.8% in 2018 and 3.0% in 2019, resulting in the addition of approximately 122,500 net jobs during the five-year forecast period. The unemployment rate should contract to 4.0% through the end of the forecast period, reverting to a pre-recession level.

Demographics

Attracted by a high quality of life, universities, and job opportunities in innovative industries, migration into the Austin metro area has been driving strong population growth, particularly among the region’s younger residents. From 2004 to 2014, the total Austin population increased by 3.2% per year on average as compared with 0.9% nationally. RCG believes that robust job creation should extend through 2019, attracting young workers in particular to the region. Austin population growth should average 2.8% annually from 2015 to 2019, as compared with 0.8% on the national level.

The combination of increased hiring and strong population growth is propelling a brisk rate of household formation in the Austin MSA. Household formation increased to 3.1% in 2014 from 0.2% in 2012 and 2.5% in 2011, representing the addition of 62,700 households from 2011 through 2014. Looking forward, sustained job creation in a broad range of employment sectors should allow for a brisk rate of household formation. RCG projects an average annual rate of household formation of 2.6% from 2015 to 2019, equal to the cumulative addition of nearly 98,100 new households. Austin historically has a high rentership rate compared with the United States, a product of the high cost of homeownership, and, in recent years, significant appreciation of the median price of for-sale housing relative to other populous Texas metropolitan areas. Moreover, the significant concentration of younger households in the metro area, especially those in the prime renting cohort, affects tenure choice.

Apartment Market

Job creation and migration to the metro area are boosting demand for rental housing in Austin and are contributing to strong operating conditions in the apartment sector. In the first quarter of 2015, the vacancy rate in Austin for professionally managed apartment units increased 10 basis points compared with the previous year, at 5.0%, while the effective rent increased by 5.9%. Due to the increase in new development, RCG expects tight conditions will ease through 2019. The forecast through 2019 calls for the apartment vacancy rate in Austin to increase moderately in 2015 to 5.6% and stabilizing at approximately 5.7% through the remainder of the forecast. RCG projects asking rents in Austin will increase by 4.7% in 2015 and then average 3.6% through 2019. RCG forecasts cumulative rent growth of 20.1%, significantly exceeding projected rent growth nationally. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was 21.1% for the Austin metro area compared with 27.2% for the United States. This signifies that although the asking rent increased markedly in recent quarters, it remains relatively affordable compared with median salary. Moreover, this indicates that renter income constraints should not encumber rent growth in coming years.

New supply is increasing in Austin at a rapid pace as developers respond to strong demand for rental housing. New development increased sharply in 2012 and 2013 from recessionary lows. RCG projects that annual permit issuances will remain moderate at 6,500 issuances compared with 9,000 the previous year. RCG expects annual issuances will decrease steadily from the 2015 level through 2017. The forecast through 2019 calls for permit issuances to average 6,600 per year, compared with the historical average between 1996 and 2014 of 5,800 per year. Despite this significant increase, RCG believes the risk of overbuilding will be attenuated by a high rate of household formation that will be spurred by sustained job creation and migration to the region. RCG projects that multifamily permit issuances in Austin will average 0.9% of total households in the metro area during the forecast period. By comparison, annual permit issuances averaged 1.1% of total households between 1996 and 2014. Forecasted new development therefore should reach the historical average and RCG expects robust tenant demand to absorb most of the new units.

Nashville

Economic Trends

Nashville’s economy has been growing at a rapid clip since 2010 and the metropolitan area gained back 293% of the jobs lost during the recession, ranking it among the top bounce-back markets in the nation. This growth translated into the addition of 151,200 jobs from the trough in the fall of 2009. Robust hiring has maintained a tight labor market, with the unemployment rate decreasing substantially to 4.5% as of April of 2015.

Nashville’s economy will continue to outperform the nation during the forecast period. Total payrolls are expected to increase by 2.6% in 2015, followed by a 2.2% increase in 2016, resulting in the addition of 43,500 net jobs in the near term. The pace of growth is expected to ease in 2017, resulting in slower 1.0% payroll gains, followed by an uptick in 2018 to 1.5% and an expected 1.9% growth in 2019. In total, 84,400 jobs will be added during the forecast period. The unemployment rate should decline to 4.9% by the end of 2019, falling below the 2007 pre-recession level.

Demographics

The fast-growing economy is driving healthy migration, creating above-average population growth in Nashville during the past several years. From 2004 to 2014, the local population increased at an average annual pace of 2.0% as compared with 0.9% nationally. Strong employment prospects will continue bringing new residents to Nashville and population growth is expected to average 1.7% annually between 2015 and 2019. This rate will be above the 0.8% national average for the same period.

Favorable employment opportunities are fueling a brisk rate of household formation among young households, driving healthy overall household formation rates. Strong population and job growth that will outpace the national average should keep households growing at a fast pace through the forecast period. Household formation is expected to average 1.4% annually between 2015 and 2019, outpacing the national average of 1.4% for the same period. With young residents entering the workforce and propelling local household formation, RCG projects that new households will continue to be concentrated in the echo-boomer age cohort, disproportionately leading to greater demand for rental units.

Apartment Market

Nashville’s apartment market weakened moderately through the first quarter of 2015. According the MPF Research, the vacancy rate in Nashville for professionally managed apartments increased from 4.2% in the first quarter of 2014 to 4.5% during the first quarter of 2015. Rent growth was robust, with average asking rents increasing by 6.9% from the previous year. Looking ahead, the apartment market in Nashville should continue to improve through the medium term as sustained job creation and steady household formation boost demand for rental units. RCG forecasts the rental vacancy rate in Nashville will decrease to 4.6% in 2015, and stabilize in the low-5.0% range from 2017 through 2019. RCG projects cumulative rent growth in Nashville of 18.4%, a figure that would exceed rent growth nationally of 16.1%. As of the first quarter of 2015, the ratio of average asking apartment rent to median income was approximately 22.5% for the Nashville metro area, compared with approximately 27.2% for the United States. These figures indicate that asking rent is relatively affordable compared with median salary for the region, and rent income restraints should not encumber rent growth in coming years.

Apartment building activity in Nashville, which fell sharply during the recession, increased substantially since 2012. Permit issuances are expected to moderate to 5,300 in 2015 from 5,700 in 2014 and 3,800 in 2013. The forecast calls for annual permit issuances to fall through 2017 to 3,200 before increasing in 2018 and 2019. Overall, annual permitting activity will average 4,100 between 2015 and 2019, an increase from the recession-era 1,700 permits issued on average annually between 2008 and 2012. Between 2015 and 2019, multifamily permit issuances are forecasted to amount to 0.6% of total households in the metro area. By comparison, between 1996 and 2014, annual permit issuances averaged 0.5% of total households. Forecasted new development in Nashville should occur at a slower rate than the historical average as a result, and sustained demand for apartments should mitigate the risk of overbuilding in the metro area during the current real estate cycle.

Raleigh-Durham

Economic Trends

The Raleigh-Durham economy recorded strong job growth during the past five years. Fueled by robust growth in the technology, health-care and higher education industries, total employment expanded by more than 108,400 jobs (227% of jobs lost during the recession). The unemployment rate in the Raleigh-Durham metropolitan area decreased substantially during the past year to reach 4.7% as of April 2015, compared with the historical annual average since 1990 of 4.5%.

Through the forecast period, the economy in Raleigh-Durham is expected to create new jobs at a stable, healthy rate comparable to the national employment growth rate. During the near term, employment is expected to increase by 2.5% during 2015 and by 2.3% during 2016, adding a total of more than 41,300 net jobs. Through the latter portion of the forecast period, the unemployment rate is expected to contract to 4.6% by 2019, slightly above the historical average in the Raleigh-Durham metropolitan area. Job growth should remain healthy through the forecast, increasing by an average of 1.7% annually from 2016 through 2019, with growth and stability provided by the technology sector, universities and the health-care industry. During the five-year forecast period, employers should add a total of more than 83,600 net jobs.

Demographics

The Raleigh-Durham population is growing at a significantly faster rate than the national average, driven by strong migration into the metro area. From 2004 to 2014, the Raleigh-Durham population increased at an average annual pace of 2.7% as compared with 0.9% population growth on the national level. Looking forward, rapid job creation in local knowledge-based industries should support stronger migration into the region in the coming years, propelling brisk population growth at an average annual rate of 2.3% from 2015 to 2019.

The large and growing population of echo boomers entering the workforce and finding viable employment is the driving force behind an increased rate of household formation in recent years. Nearly 14,400 households were formed in Raleigh-Durham during 2014, an increase of 2.2%. The rate of household formation should average 2.0% per year from 2015 to 2019 in Raleigh-Durham.

The increase in Raleigh-Durham younger households in recent years maintaining the local rentership rate, even though the single family market is relatively affordable when compared with denser coastal cities. In the first quarter of 2015, 28.5% of Raleigh-Durham households were renter-occupied, similar to the pre-recession levels from 2005 to 2007. Given the amenities desired by the younger residents driving household formation, who tend to favor community rather than privacy, RCG expects the Raleigh-Durham rentership rate to remain at an elevated level through 2019 and likely beyond.

Apartment Market

Elevated levels of new development marked by the delivery of several thousand units in the past several quarters weakened operating conditions in the Raleigh-Durham apartment sector through the first quarter of 2015 as new development is being absorbed. Steady employment growth continues to produce household formation and fuels demand for rental housing in Raleigh-Durham. The vacancy rate in Raleigh-Durham for professionally managed apartment units increased by 40 basis points from the previous year to 6.5% while the effective rent increased by 4.6%. RCG expects that operating conditions in Raleigh-Durham will improve through the end of the year, with the vacancy rate remaining stable and projected annual rent growth of 4.0%. RCG expects the vacancy rate in Raleigh-Durham will increase moderately in 2016 to 7.1% and then stabilize remaining in the low-7% range through the balance of the forecast period. The forecast through 2019 calls for cumulative rent growth of 15.8%, a figure that would track with projected rent growth nationally of 16.1%. Renter income restraints should not encumber rent growth in coming years. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was approximately 19.8% for the Raleigh-Durham metro area compared with approximately 27.2% for the United States.

Although new development exceeded historical norms during the past several quarters, in the medium term the risk of overbuilding in the market will be minimal because of the projected high rate of household formation in Raleigh-Durham during the forecast period. Of the markets covered by RCG, RCG projects Raleigh-Durham will have on of the highest rates of household formation through 2019, with approximately 69,400 households projected to be formed, many of which will require rental housing. The forecast calls for annual permit issuances to ease in 2015, decreasing to 4,500 issuances compared with 4,900 in 2014. Permit issuances should decrease steadily through 2017, and then rise slightly to 3,300 in 2018 and 4,000 in 2019. Comparing forecasted new development with the historical average, RCG projects permit issuances will average 3,700 per year during the five-year forecast versus 3,900 issuances per year between 1996 and 2014. Between 2015 and 2019, multifamily permit issuances are forecasted to amount to 0.5% of total households in the Raleigh-Durham metro area. By comparison, between 1996 and 2014, annual permit issuances averaged 0.6% of total households. Forecasted new development therefore should occur at a slower rate than the historical average, and sustained demand for apartments should mitigate the risk of overbuilding in the metro area during the current real estate cycle.

San Antonio

Economic Trends

Following the recession, the San Antonio economy expanded significantly since 2010, adding more than 133,000 jobs, or 607.4% of the jobs lost during the recession, supported by increased oil and gas development in the nearby Eagle Ford shale formation. Following multiple years of sustained job growth, the unemployment rate decreased significantly, reaching 3.7% as of May 2015, below the historical average since 1990 of 5.2%.

Into the forecast period, the San Antonio economy is expected to maintain a healthy rate of job creation, outpacing or closely matching the national employment growth rate through the duration of the forecast period. In 2015, employment in San Antonio is expected to grow by 2.2% followed by a 2.1% rise in 2016, an increase of 42,700 net jobs through the near term. Into the latter part of the forecast period, employment growth should average to 1.8% in 2017 increasing slightly to 2.2% in 2018. The anticipated expansion of the private sector combined with the stability provided by the strong military presence in the region should allow the region to outperform. By 2019, the unemployment rate should be 5.4%, and job creation should remain strong, growing at an annual growth rate of 2.2%, or 108,300 net jobs through the five-year forecast period.

Demographics

The rate of San Antonio population growth is faster than the national rate, averaging 2.32% from 2004 to 2014, as compared with 0.9% nationally. RCG projects continued growth in the San Antonio population at an average rate of 1.8% annually from 2015 to 2019.

Job creation in a broad range of industries is allowing for robust household formation in the San Antonio metro. The rate of household formation increased to 2.0% in 2014 from 0.5% in 2012, equal to the addition of more than 31,400 households from 2012 through 2014. In line with expectations for extended job creation, RCG forecasts a healthy rate of household formation in the future, averaging 1.6% per year from 2015 to 2019.

From 2003 to 2013, approximately one-third of households were renter-occupied. In the coming years, RCG projects price appreciation and rising mortgage interest rates will decrease the affordability of for-sale housing at the same time that a demographic wave of young households boosts demand for rental units, driving the San Antonio rentership rate closer to its historical average.

Apartment Market

Operating conditions in the apartment sector remained strong through the first quarter of 2015, as steady employment growth boosted demand for rental housing in San Antonio. The vacancy rate in San Antonio for professionally managed apartment units decreased from the previous year to 6.9% while the effective rent increased by 5.1%. Consistent hiring with the expected recovery in the local financial services and insurance cluster, and steady household formation should fuel demand for apartments in coming years. RCG projects the apartment vacancy rate in San Antonio will increase slightly to 7.5% in 2015 and then remain at that level in 2016 before decreasing to 7.2% in 2019. The forecast through 2019 calls for asking rents to increase by 3.4% in 2015 and then average 3.0% growth. Cumulative rent growth in San Antonio of 15.5% should be slightly lower than the projected rent growth nationally of 16.1%.As of the second quarter of 2014, the ratio of the average asking apartment rent to median income was approximately 20.0% for the San Antonio metro area compared with approximately 27.2% for the United States. Accordingly, although the asking rent increased steadily in recent quarters, it remains relatively affordable compared with the median salary for the region. Renter income constraints should not encumber rent growth in coming years.

RCG projects that annual permit issuances in San Antonio will decrease in 2015 to 2,800 issuances compared with 4,000 in 2014. Permit issuances should decrease steadily through 2017, before increasing in 2018 and 2019. The forecast through 2019 calls for permit issuances to average 2,700 per year, compared with the historical average between 1996 and 2014 of 3,200 per year. RCG believes the risk of overbuilding in the market is minimal because of the projected high rate of household formation during the forecast period: the forecast calls for the formation of nearly 65,000 households, many of which will require rental housing. Multifamily permit issuances in San Antonio are projected to average to 0.3% of total households in the metro area during the forecast period. By comparison, annual permit issuances averaged 0.5% of total households between 1996 and 2014. Forecasted new development therefore should occur at a similar rate as the historical average.

Jacksonville

Economic Trends

Following sluggish growth in 2010 and 2011, the economy in Jacksonville grew rapidly in 2013, spurred by expanding transportation and distribution activity as the regional and national economies strengthened further. Employers added more than 54,500 jobs in the Jacksonville metropolitan area since early 2010, regaining 100% of the jobs lost during the recession. As of April 2015, the unemployment rate in Jacksonville decreased to 5.5%.

The local economy is expected to continue adding jobs through 2019, growing slightly faster than the national rate. In the near term, payrolls are expected to increase by a total of 30,900 jobs, a growth rate of 1.5% per year through 2015 and 2019. The unemployment rate is expected to continue decreasing steadily, reaching a rate of 4.9% during 2016 and increasing slightly through 2018. The economy should continue to grow at a moderate pace, with employment growth averaging 0.9% per year from 2017 through 2019. Through 2019, total payrolls in Jacksonville are expected to grow by 49,300 net jobs.

Demographics

Jacksonville’s annual population growth has consistently surpassed the U.S. average, as new residents are attracted to the region’s universities, growth industries, and affordable cost of living. From 2004 to 2014, Jacksonville’s population increased by 1.6% annually on average as compared with 0.9% nationally. Annual population growth should remain steady at 1.6% in 2015 to an average of 1.7% per year from 2016 to 2019.

The region’s increasingly solidified economic recovery should allow for strong, steady household formation in the years to come. Concentrated in the large echo-boomer age cohort, annual household formation should average 2.3% from 2015 to 2019 in Jacksonville as compared with a 1.4% annual average household formation on the national level.

Jacksonville’s echo-boomer population should continue to lead household formation, spurring demand for housing that should disproportionately favor rental units. After falling to about one-quarter of the region’s households in 2008, the rentership rate increased to 35% in first quarter of 2015.

Apartment Market

Operating conditions in the Jacksonville apartment sector were strong through the first quarter of 2015. The vacancy rate in Jacksonville for professionally managed apartment units decreased by 190 basis points from the previous year to 5.5% while the effective rent increased by 4.2%. RCG expects that operating conditions in Jacksonville will remain steady through the end of the year, with the vacancy rate increasing modestly and projected annual rent growth of 4.0%. RCG projects the apartment vacancy rate in Jacksonville of 6.0% in 2015, before decreasing to 5.9% in 2016. RCG expects the vacancy rate in Jacksonville will flatten out at approximately 6.1% from 2017 through 2019. With job creation expected to slightly exceed projected growth nationally, the forecast through 2019 calls for strong rent growth. RCG projects cumulative rent growth in Jacksonville of 15.0%, a figure that would track with projected rent growth nationally of 16.1%. As of the first quarter of 2015, the ratio of the average asking apartment rent to median income was approximately 19.5% for the Jacksonville metro area compared with approximately 27.2% for the United States. Accordingly, the asking rent continues to be relatively affordable compared with the median salary for the region, and renter income restraints should not encumber rent growth in coming years.

Following several years during the recession and early recovery when new construction volume was significantly less than the historical norm, permit issuances in Jacksonville increased substantially in 2012. However, permit issuance declined significantly in 2013, with issuances totaling 1,100 for the year. RCG forecasts annual permit issuances to increase in 2015, reaching 1,800 issuances, and then decrease modestly through 2017 averaging 1,500 issuances per year. RCG expects permit issuances will increase to 1,700 in 2019. Despite moderate demand, the risk of overbuilding in coming years is minimal. Comparing forecasted new development with the historical average, RCG projects permit issuances in Jacksonville will average 1,600 per year through 2019 versus 2,800 issuances per year between 1996 and 2014. Between 2015 and 2017, multifamily permit issuances are forecasted to average to 0.4% of total households in the metro area whereas between 1996 and 2014, annual permit issuances averaged 0.6% of total households.

BUSINESS AND PROPERTIES

Overview

We were formed in late 2005 and are self-administered and self-managed, and we conduct our operations through our operating partnership. As of March 31, 2015, we had a 100% ownership interest in 69 consolidated properties, and a controlling interest in six consolidated properties held through consolidated joint ventures, with an aggregate of 23,492 units and approximately 21.5 million square feet of gross leasable area. The average occupancy of our consolidated properties was 94.3% as of March 31, 2015, and the average monthly revenue per occupied unit was $949 for the month ended March 31, 2015. Since March 31, 2015, we sold two of our consolidated properties, Courtyards on the River and Landmark at Magnolia Glen, consisting of a total of 1,376 units for a combined purchase price of $84.5 million. In addition to our consolidated properties, as of March 31, 2015, we held minority interests in ten managed equity investment properties. The average occupancy of our managed equity investment properties was 95.3% as of March 31, 2015, and the average monthly revenue per occupied unit was $980 for the month ended March 31, 2015. Since March 31, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, and the Timbercreek Fund sold two other managed equity investment properties. As of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund. As of June 30, 2015, we also had five managed third party properties.

Our properties primarily consist of mid-market, garden-style apartments primarily located in the Sunbelt region and feature exceptional resident services, convenient locations and spacious, comfortable, clean, and modern living spaces. Many of our properties feature popular amenities such as swimming pools, fitness centers, business centers, green spaces, including playgrounds and picnic areas, dog parks, pet care centers and on-site “coffee houses” equipped with Wi-Fi.

Our primary business focus in the near term will be to intensively manage our portfolio to capture the benefits of recently completed value-added improvements and accelerating favorable market trends to enhance the financial performance of our properties. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which have been completed. We believe that our renovation and repositioning strategy has shown attractive results. Our average revenue per occupied unit increased by 15.9% in the aggregate for those 20 consolidated properties. This measure compares the average revenue per occupied unit in each of those 20 consolidated properties for the month ended May 31, 2015 (at which point the average occupancy at such properties was 96.0%) to the average revenue per occupied unit for each such property for the month during which the renovation and repositioning project commenced (at which point the average occupancy at such properties was 95.0%), which ranged from September 2013 to February 2014.

We have qualified and elected to be taxed as a REIT under the Code for federal income tax purposes commencing with our taxable year ended December 31, 2006. We intend to continue to meet the requirements for qualification and taxation as a REIT.

From our founding in 2005 until December 31, 2010, we were externally advised by G&E REIT Advisor. From February 2011 until August 3, 2012, we were externally advised by our former advisor, an entity in which two of our executive officers, Messrs. Olander and Remppies, together owned a majority interest. Subsequently, we internalized our former advisor.

We have experienced rapid growth since the beginning of 2012. We acquired 16 consolidated properties comprising 5,048 units in 2012, 38 consolidated properties and two managed equity investment properties comprising an aggregate of 12,023 units in 2013 and 14 consolidated properties comprising 5,099 units in 2014. To achieve this growth, we have benefited from our ongoing relationship with ELRH, which is affiliated with Messrs. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman. Between

August 2012 and December 31, 2014, ELRH, together with its affiliates and joint venture partners, collectively, contributed to us their direct or indirect equity interests in 47 of our owned consolidated properties comprising 14,867 units, which included a 20% equity interest in each of two of our managed equity investment properties. Since December 31, 2014, we sold four of such consolidated properties and our 20% equity interest in each of the two managed equity investment properties. Through March 31, 2015, we also acquired certain assets from ELRH’s integrated real estate management company. As a result of these transactions, we now self-manage all of our consolidated properties in our portfolio. For the past four years, our property management team has managed 59 of the 75 consolidated properties in our portfolio as of March 31, 2015.

We also have benefited from strong institutional affiliations, including with iStar, Blackstone, DeBartolo and OPTrust. In 2013, we issued preferred stock to affiliates of iStar and Blackstone for net proceeds of approximately $209.8 million to help finance our acquisition of 19 properties comprising 6,202 units. In connection with these ongoing relationships, each of iStar, Blackstone and DeBartolo has a representative who serves on our board. We believe these ongoing relationships have established an excellent foundation for our business going forward. For more information regarding these relationships, see “Certain Relationships and Related Party Transactions.”

In late 2014, our audit committee, following receipt of a whistle-blower complaint, initiated an investigation into certain operational and financial issues directly involving three of our former senior executives, Mr. Lubeck, our former executive chairman, Mr. Miller, our former COO and CAO, and Ms. Truong, our former CIO. Our audit committee engaged Venable, and Venable, on behalf of our audit committee, engaged a forensic investigation firm, to assist the audit committee in connection with the investigation. The investigation primarily focused on the appropriateness and/or authorization of certain expense allocations, a proposed financing that was not completed and short-term intercompany loans. The proposed financing and the intercompany loans related to properties managed but not owned by us. The expense allocation issue involved three properties managed but not owned by us and four properties owned by us, and, for such owned properties, involved less than $50,000 of allocations in the aggregate. Mr. Lubeck had a financial interest and served in a fiduciary capacity on behalf of the owners of each of the properties that were managed by us and the subject of the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the audit committee, determined to separate Mr. Lubeck, Mr. Miller and Ms. Truong. On December 11, 2014, we entered into a separation agreement with Mr. Miller. In December 2014, our board determined to separate Mr. Lubeck and Ms. Truong with a mutual understanding of severance terms, and, on January 22, 2015, we entered into separation agreements with Mr. Lubeck and Ms. Truong, which included, in the case of Mr. Lubeck, mutual non-disparagement provisions. We also obtained a general release from each of Mr. Lubeck, Mr. Miller and Ms. Truong. Our audit committee’s investigation is now complete, and there was no resulting impact on our annual financial statements. In addition to investigating the matters described above, the forensic investigation firm also performed other forensic accounting procedures designed to identify if other instances similar to those described above had occurred for the years ended December 31, 2013 and 2014 and found no additional instances, other than those described above. We separated senior leadership responsibilities for accounting and operations, and, as a result, on December 11, 2014, Mr. Olander, our CEO and then-CFO was appointed to the additional position of interim CAO, replacing Mr. Miller in that position, and Mr. Remppies, our acting chief administrative officer, was appointed to the additional position of COO, also replacing Mr. Miller in that position. On January 29, 2015, our board appointed Mr. Olander as our president and appointed Mr. Kobel to serve as chairman of our board, replacing Mr. Lubeck in that position. On May 7, 2015, we entered into an employment agreement with Mr. Brooks to serve as our CFO effective May 18, 2015.

Competitive Advantages

We believe that we distinguish ourselves from other owners and operators of apartment communities as a result of the following competitive strengths:

•	Well-located portfolio in key submarkets in the Sunbelt region which are experiencing population and employment growth. We strategically have concentrated our portfolio of mid-market apartment communities in certain key submarkets throughout the Sunbelt region, including our three largest markets, Dallas, Texas, Atlanta, Georgia and Charlotte, North Carolina. According to RCG, aggregate employment and household growth for the markets with properties in our portfolio through 2019 is expected to increase at a compound annual growth rate of 1.5% and 1.4%, respectively, compared to 1.1% and 1.3%, respectively, nationally. For the month ended March 31, 2015, 78% of our NOI was from our apartment communities in the top 20 MSAs based on projected population growth from 2015-2019, according to RCG.

•	Experience in identifying and acquiring properties where we can deploy our expertise in successfully renovating and repositioning such properties. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, accounting for 26.9% of the total units at December 31, 2014, in our consolidated properties. Our average revenue per occupied unit increased by 15.9% in the aggregate for those 20 consolidated properties. This measure compares the average revenue per occupied unit in each of those 20 consolidated properties for the month ended May 31, 2015 (at which point the average occupancy at such properties was 96.0%) to the average revenue per occupied unit for each such property for the month during which the renovation and repositioning project commenced (at which point the average occupancy at such properties was 95.0%), which ranged from September 2013 to February 2014. This substantial experience enhances our ability to deploy capital toward those projects that we believe will have the most favorable impact on our revenue.

•	Strong operational track record. We believe we have strong customer service and a technologically-advanced resident service platform, which includes streamlined online leasing and resident portals for online and mobile payments, service requests and communications. Our average revenue per occupied unit increased from $861 for the month ended March 31, 2014 to $949 for the month ended March 31, 2015, representing a 10.2% increase during that time period. For the twelve months ended March 31, 2015, we achieved average renewals of approximately 54.1%, while maintaining high average occupancy of 94.5%. Our average renewal rate exceeds the multifamily industry average of 45% for the year ended December 31, 2014, according to the NAA. In addition, we seek to implement comprehensive revenue enhancing and cost reduction initiatives. For example, we purchased Bay Breeze, a 180-unit garden style apartment community located in Ft. Myers, Florida, in August 2012 for $17.7 million, or $98,333 per unit. At the time of the acquisition, average monthly rent was $912 per unit. Over a 23-month period following the acquisition, we focused on increasing average rent, other income and occupancy. At the same time, we focused on reducing operating expenses in various ways such as utilizing our bulk purchasing power with national vendors and obtaining reimbursements of utility costs from residents. We sold Bay Breeze in June 2014 for $24.2 million, or $134,166 per unit. At the time of sale, average monthly rent had increased to $1,049, or 15% higher than at acquisition. The sale resulted in a realized internal rate of return of 30% on this investment.

•	Successful acquiror of properties in non-marketed transactions. We have a history of successfully acquiring properties in non-marketed transactions, and our team possesses detailed knowledge of and familiarity with the submarkets in which our portfolio is concentrated and in which we are seeking to expand. In 2013, we acquired 16 properties comprising 5,329 units from unaffiliated third parties in non-marketed transactions for an aggregate purchase price of approximately $422 million, and, in 2014, we acquired three properties comprising 894 units from unaffiliated third parties in non-marketed transactions for an aggregate purchase price of approximately $69.5 million.

•

Experienced management team, with substantial experience in apartment community acquisition, operation, investment and value creation. Our management team’s expertise in evaluating properties and identifying opportunities to enhance those properties is derived from its years of experience in acquiring, repositioning and renovating properties. Each of our key executives, including Messrs. Olander and Remppies, has considerable experience building successful real estate companies, including significant experience in the multifamily sector. Messrs. Olander and Remppies have collectively invested in and sold approximately 82,000 multifamily units with a value of over $5.2 billion over the past 30 years. For the past four years, our property management team has managed 59 of the 75 consolidated properties in our portfolio as of March 31, 2015.

Business and Growth Strategies

Our primary business objectives are to achieve stable cash flows, generate competitive risk-adjusted returns and maximize stockholder value through owning, managing, acquiring, redeveloping and repositioning mid-market, garden-style apartment communities in the Sunbelt region of the U.S. by pursuing the following business and growth strategies:

•	Increase our revenue and cash flow through proactive management of our portfolio and operations. Our operating strategy includes a “hands-on” management style, which includes close and frequent contact between senior management and other employees, extensive reporting processes and frequent on-site visits. We believe our employees are our strength so we incentivize and train our team members to achieve performance goals, including through the use of performance-based compensation. This operating strategy enables us to adopt an active approach to property management by aggressively leasing available units through targeted marketing and emphasizing regular maintenance and periodic renovations and repositioning to meet the needs of residents. Our operating strategy also includes developing and offering new ancillary income programs aimed at offering new services to residents. We believe that our operating strategy results in superior customer service to our residents. We believe these strategies will enhance our ability to increase our rental rates, revenue and NOI, maintain high occupancy rates, reduce resident turnover, make value-enhancing and income-producing capital improvements, where appropriate, and control operating costs and capital expenditures. In order to maximize our long-term returns, we manage our expenses through economies of scale. We believe that our size, geographic footprint and integrated property management platform provide economies of scale and contribute to our ability to enhance the financial performance of our apartment communities. We continually seek opportunities to take advantage of economies of scale on both a portfolio-wide and market-specific basis, such as through our entry into portfolio-wide contracts for insurance, repair, maintenance supply and telephone service, among others.

•	Identify and pursue attractive acquisition opportunities in our target markets in the Sunbelt region. Our acquisition strategy is focused on acquiring mid-market multifamily properties in key infill submarkets in the Sunbelt region where (1) there is limited land available for development, (2) population growth rates are expected to exceed the national average or economic growth is expected to be strong and/or (3) the average income of the residents generally exceeds the average income for the metropolitan area in which the community is located. In certain circumstances, certain of our joint venture partners have participation rights to invest in any new properties with us. In evaluating potential acquisitions, the primary factor we consider is the property’s current and projected cash flow. We also consider a number of other factors in achieving our acquisition strategy, such as the geographic location, including the tax and regulatory environment; the construction quality and condition; the potential for renovation, repositioning and capital appreciation, including the potential for expanding the physical layout of the property; the general credit quality of current and potential residents; the potential for rent increases; the competition from existing properties and potential of new development; the prospects for liquidity through sale, financing or refinancing of the property; the environmental assessment and condition of the property; and the treatment of the property acquisition under applicable federal, state and local tax and other laws and regulations. In addition we believe we can utilize our strategic relationships with our joint venture partners, owners of our managed properties, institutional property investors, lenders, developers and co-investors of multifamily properties and our management team’s experience in acquiring properties to pursue acquisition opportunities where we believe we can increase occupancy and rental rates and reduce operating expenses.

•	Increase our revenues through targeted repositioning and renovation opportunities. We are focused on identifying and acquiring properties that present attractive renovation and repositioning opportunities. Between September 2013 and March 2015, we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which we have completed. We undertake improvement projects with respect to exterior appearance, or “curb appeal,” landscaping, amenities, branding and interiors to accomplish three primary goals: (1) raising our revenues from improved properties and units; (2) minimizing operational and ongoing capital expenditure costs; and (3) improving the quality, or “asset class,” of our properties.

•	Dispose of certain properties and strengthen our presence in our target markets in the Sunbelt region. We continuously evaluate our portfolio to decide whether there are properties that may be advantageous to sell. In light of these evaluations, we periodically determine whether a particular property should be sold or otherwise disposed of after consideration of other relevant factors, including the current and projected performance of the property, market and economic conditions and continued qualification as a REIT, with a view toward achieving our principal investment objectives. Specifically, we periodically review the markets in which our properties are located to determine whether the economic and demographic characteristics of those markets remain attractive in light of our long-term strategic objectives. Next, we consider whether our portfolio is over- or under-concentrated in each market based on the foregoing assessment. Within markets in which we have determined our portfolio is over-concentrated, we seek to identify properties with lower margins and properties that are more capital-intensive in order to strategically dispose of such properties. In addition, we may consider selling a property if we believe the value of the property might decline substantially, an opportunity has arisen to improve other properties and a substantial investment is required, current and/or projected cash flow is not attractive or we otherwise believe the sale of the property is in our stockholders’ best interest. Our current strategy will be to use proceeds from any property sales to redeem in full our Series D Preferred Stock and our Series E Preferred Stock, secondarily, to reinvest proceeds from any sales, financings, refinancings or other dispositions of our properties in additional properties, and, finally, for the renovation and repositioning of existing properties or to increase our reserves for such purposes. When appropriate to minimize our tax liabilities, we may structure the sale of a property as a “like-kind exchange” under the federal income tax laws so that we acquire qualifying like-kind replacement property meeting our investment objectives without recognizing a taxable gain on the sale.

Properties

Description of Our Properties

As of March 31, 2015, we had a 100% ownership interest in 69 consolidated properties, and a controlling interest in six consolidated properties held through consolidated joint ventures, with an aggregate of 23,492 units and approximately 21.5 million square feet of gross leasable area. The average occupancy of our consolidated properties was 94.3% as of March 31, 2015, and the average monthly revenue per occupied unit was $949 for the month ended March 31, 2015. Since March 31, 2015, we sold two of our consolidated properties, Courtyards on the River and Landmark at Magnolia Glen, for $84.5 million. In addition to our consolidated properties, as of March 31, 2015, we held minority interests in ten managed equity investment properties. The average occupancy of our managed equity investment properties was 95.3% as of March 31, 2015, and the average monthly revenue per occupied unit was $980 for the month ended March 31, 2015. Since March 31, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, and the Timbercreek Fund sold two other managed equity investment properties. As of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund. As of June 30, 2015, we also had five managed third party properties.

Our properties primarily consist of mid-market, garden-style apartments primarily located in the Sunbelt region, and feature exceptional resident services, convenient locations and spacious, comfortable, clean and modern living spaces. Many of our properties feature popular amenities such as swimming pools, fitness centers, business centers, green spaces, including playgrounds and picnic areas, dog parks, pet care centers and on-site “coffee houses” equipped with Wi-Fi.

Consolidated Properties

Our consolidated properties are located primarily in key submarkets throughout the Sunbelt region. The following table illustrates for each submarket the percentage of total property revenue, total property revenue, weighted average occupancy and weighted average revenue per occupied unit of our 75 consolidated properties (including six properties held through a consolidated joint venture) for the month ended March 31, 2015 (in thousands, except weighted average revenue per occupied unit):

Submarket	% Property Revenue by Submarket for the Month Ended March 31, 2015(1)	Total Property Revenue for the Month Ended March 31, 2015(1)	Weighted Average Revenue Per Occupied Unit for the Month Ended March 31, 2015(1)(2)	Weighted Average Occupancy at March 31, 2015(2)
Dallas, TX	26.2%	$5,502	$919	95.9%
Atlanta, GA	11.6%	2,442	$1,007	95.1%
Charlotte, NC	9.5%	2,006	$885	94.0%
Tampa Bay, FL	6.8%	1,423	$901	96.3%
Birmingham, AL	6.2%	1,308	$907	88.0%
Orlando, FL	6.3%	1,331	$979	94.8%
Austin, TX	4.8%	1,018	$1,102	94.9%
Nashville, TN	4.5%	940	$987	95.2%
Raleigh, NC	3.8%	791	$877	93.1%
San Antonio, TX	3.3%	700	$1,070	92.8%
Jacksonville, FL	3.2%	682	$837	93.7%
Houston, TX	3.2%	681	$1,176	96.2%
Columbia, SC	3.1%	644	$855	94.7%
Melbourne, FL	1.6%	337	$814	94.9%
Other(3)	5.9%	1,212	$1,101	89.7%

Total	100.0%	$21,017	$949	94.3%

(1)	Total property revenue includes total rental income and other ancillary income. Other ancillary income represents 14.0% of total property revenue.
(2)	Weighted average revenue per occupied unit and weighted average occupancy is based on the total number of properties within each submarket.
(3)	Includes Portsmouth, VA, Daytona Beach, FL and Greensboro, NC.

The following table presents certain additional information about our consolidated properties as of March 31, 2015:

Community Name(1)	MSA	Year Built	Most Recent Renovation by Company or ELRH	Date Acquired	Number of Units	Occupancy (2)	Outstanding Principal Amount of Mortgage as of 3/31/2015 (in thousands)	Interest Rate of Applicable Mortgage		Maturity Date of Applicable Mortgage
Texas
Landmark at Heritage Fields	Dallas, TX	1979	06/01/2011	10/22/2012	240	93.8%	$—	—%		(3)
Landmark at Preston Wood	Dallas, TX	1979	07/31/2014	09/20/2013	194	95.9%	7,856	5.24%		10/01/2015
Landmark at Ridgewood	Dallas, TX	1979	06/01/2011	10/22/2012	184	95.1%	—	—%		(3)
Landmark at Barton Creek	Austin, TX	1980	09/30/2014	06/28/2013	298	91.9%	25,299	2.71	%(10)	07/01/2020
Landmark at Rosewood(5)	Dallas, TX	1980	N/A	01/07/2014	232	94.8%	6,937	2.16	%(6)	10/05/2016
Landmark at Sutherland Park	Dallas, TX	1981	09/30/2014	10/30/2013	480	95.8%	21,374	5.82%		01/01/2018
Kensington Station	Dallas, TX	1983	06/25/2009	03/29/2013	238	96.2%	—	—%		(3)
Landmark at Lake Village East	Dallas, TX	1983	N/A	01/09/2014	329	95.7%	9,044	—%		(7)
Landmark at Lake Village North	Dallas, TX	1983	N/A	01/09/2014	848	97.2%	30,211	—%		(7)
Landmark at Lake Village West	Dallas, TX	1983	N/A	01/09/2014	294	95.6%	12,992	—%		(7)
Landmark at Laurel Heights	Dallas, TX	1983	N/A	01/09/2014	286	96.8%	14,021	—%		(7)
Landmark at Spring Creek	Dallas, TX	1984	11/30/2014	02/06/2014 11/06/2014	236	97.5%	8,650	3.78%		12/01/2021
Monterra Pointe	Dallas, TX	1984	06/25/2009	03/29/2013	200	95.5%	—	—%		(3)
Palisades at Bear Creek	Dallas, TX	1984	06/25/2009	03/29/2013	120	96.7%	—	—%		(3)
Landmark at Gleneagles	Dallas, TX	1986	09/30/2014	07/23/2013	590	97.3%	25,879	5.61%		06/01/2017
Landmark at Prescott Woods	Austin, TX	1986	09/30/2014	07/23/2013	364	95.3%	14,748	6.45%		02/01/2020
Landmark at Collin Creek	Dallas, TX	1988	09/30/2014	10/09/2013	314	95.5%	—	—%		(3)
Crestmont Reserve	Dallas, TX	1989	06/25/2009	03/29/2013	242	93.8%	—	—%		(3)
Landmark at Courtyard Villas	Dallas, TX	1999	09/30/2014	10/30/2013	256	95.3%	13,703	5.40%		04/01/2016
Park at Northgate	Houston, TX	2002	N/A	06/12/2007	248	97.2%	10,295	5.94%		08/01/2017
Villas of El Dorado	Dallas, TX	2002	N/A	11/02/2007	248	95.9%	13,600	5.68%		12/01/2016
Rock Ridge	Dallas, TX	2003	N/A	09/30/2010	226	94.7%	13,330	4.20%		10/01/2020
Hidden Lake	San Antonio, TX	2004	N/A	12/28/2006	380	92.1%	19.218	5.34%		01/11/2017
Towne Crossing	Dallas, TX	2004	N/A	08/29/2007	268	96.3%	13,161	2.66	%(4)	11/01/2015
Walker Ranch	San Antonio, TX	2004	N/A	10/31/2006	325	93.5%	20,000	5.36%		05/11/2017
Arboleda(21)	Austin, TX	2007	N/A	03/31/2008	312	97.1%	16,239	2.56	%(11)	04/01/2015
Bella Ruscello	Dallas, TX	2008	N/A	03/24/2010	216	94.4%	12,379	5.53%		04/01/2020
Landmark at Emerson Park(8)	Houston, TX	2008	N/A	08/30/2012	354	95.5%	22,670	2.42	%(9)	09/01/2022

SUBTOTAL for Texas					8,522	95.6%	$331,606

Community Name(1)	MSA	Year Built	Most Recent Renovation by Company or ELRH	Date Acquired	Number of Units	Occupancy (2)	Outstanding Principal Amount of Mortgage as of 3/31/2015 (in thousands)	Interest Rate of Applicable Mortgage		Maturity Date of Applicable Mortgage
Florida
The Overlook at Daytona(15)	Daytona Beach, FL	1961	01/31/2009	08/28/2012	233	93.6%	$15,858	4.75	%(16)	04/09/2015
Courtyards on the River(20)	Tampa Bay, FL	1972	06/30/2014	07/01/2013	296	95.3%	11,451	4.49%		11/01/2020
Landmark at Grand Meadow	Melbourne, FL	1974	05/14/2011	10/11/2012	212	94.3%	6,060	3.23%		11/01/2019
Landmark at Avery Place	Tampa Bay, FL	1981	11/10/2011	11/26/2013	264	95.8%	4,800 4,277	5.49 5.69	% %	08/01/2015
Landmark at Ocean Breeze	Melbourne, FL	1985	06/21/2012	08/16/2013	224	95.5%	6,000	2.35	%(14)	08/17/2020
Milana Reserve	Tampa Bay, FL	1985	09/10/2009	10/01/2012	232	97.8%	9,961	4.59%		10/01/2020
Fountain Oaks	Jacksonville, FL	1987	09/30/2014	07/01/2013	160	96.9%	5,746	4.50%		07/01/2016
Grand Isle at Baymeadows	Jacksonville, FL	1988	04/07/2010	11/08/2012	352	93.5%	—	—%		(3)
Landmark at Grand Palms	Tampa Bay, FL	1988	05/12/2010	10/31/2012	438	96.1%	17,840 2,296	5.94 6.58	% %	09/01/2019
Landmark at Grayson Park(21)	Tampa Bay, FL	1988	03/30/2013	10/03/2013	408	96.8%	15,322	4.91%		04/11/2015
Landmark at Maple Glen(5)	Jacksonville, FL	1988	N/A	01/15/2014	358	92.5%	14,139	5.05%		06/01/2018
Landmark at Woodland Trace	Orlando, FL	1988 2005	11/28/2012	10/03/2013	384	97.7%	14,437	4.28%		12/01/2018
Landmark at Stafford Landing(5)(8)	Orlando, FL	1997 1999	In progress	07/31/2013	522	94.3%	26,100	2.35	%(12)	07/31/2020
Landmark at West Place(8)	Orlando, FL	2002	N/A	09/04/2014	342	93.0%	24,584	1.76	%(13)	10/01/2024
Esplanade	Orlando, FL	2008	N/A	09/14/2012	186	94.1%	8,645	4.28%		12/01/2018
Landmark at Andros Isles(21)	Daytona Beach, FL	2012	N/A	06/04/2014	360	92.8%	29,347	5.40%		12/01/2052

SUBTOTAL for Florida					4,971	94.9%	$216,863
North Carolina
Grand Arbor Reserve	Raleigh, NC	1968	10/13/2009	08/20/2013	297	96.0%	$16,571	4.22%		09/01/2020
Lexington on the Green	Raleigh, NC	1979	10/30/2008	07/03/2013	384	89.6%	17,837	5.26%		01/01/2018
Landmark at Chesterfield(5)	Charlotte, NC	1984	N/A	01/07/2014	250	91.6%	10,513	2.16	%(6)	10/05/2016
Stanford Reserve(21)	Charlotte, NC	1984	09/30/2014	07/01/2013	310	96.1%	11,181	5.68%		04/01/2015
Landmark at Battleground Park	Greensboro, NC	1990	07/31/2014	09/09/2013	240	91.3%	10,434	6.32%		08/01/2016
Landmark at Monaco Gardens	Charlotte, NC	1990	07/31/2014	06/28/2013	276	93.8%	14,600	2.78	%(17)	07/01/2023
Victoria Park	Charlotte, NC	1990	02/28/2009	04/30/2013	380	89.0%	—	—%		(3)
Caveness Farms	Raleigh, NC	1998	10/30/2008	07/03/2013	288	94.8%	18,257 3,257	4.75 5.32%%		10/01/2020
Landmark at Mallard Creek	Charlotte, NC	1999	07/31/2014	03/28/2013	240	94.6%	13,815	2.71	%(18)	04/01/2023
Grand Terraces	Charlotte, NC	1999 2002	11/18/2008	07/01/2013	240	96.3%	—	—%		(3)
Residences at Braemar(21)	Charlotte, NC	2005	N/A	06/29/2007	160	96.9%	8,360	5.72%		06/01/2015
Landmark at Greenbroke Commons(8)	Charlotte, NC	2005 2008	N/A	02/28/2013	279	95.3%	24,614	4.29%		05/01/2022

Community Name(1)	MSA	Year Built	Most Recent Renovation by Company or ELRH	Date Acquired	Number of Units	Occupancy (2)	Outstanding Principal Amount of Mortgage as of 3/31/2015 (in thousands)	Interest Rate of Applicable Mortgage		Maturity Date of Applicable Mortgage
Landmark at Brighton Colony(8)	Charlotte, NC	2008 2012	N/A	02/28/2013	276	95.3%	24,230	4.06%		10/01/2024

SUBTOTAL for North Carolina					3,620	93.6%	$173,669
Tennessee
Landmark at Lyncrest Reserve	Nashville, TN	1984 1985	07/31/2014	09/20/2013	260	96.9%	$14,171	5.65%		02/01/2016
Landmark at Glenview Reserve	Nashville, TN	1988 1989	09/30/2014	09/09/2013	360	93.9%	13,960	6.33%		09/01/2016
Landmark at Wynton Pointe	Nashville, TN	1989	09/30/2014	07/23/2013	380	95.3%	19,160	5.89%		11/01/2016

SUBTOTAL for Tennessee					1,000	95.2%	$47,291
Georgia
Landmark at Bella Vista	Atlanta, GA	1985	N/A	01/15/2014	564	96.1%	$—	—%		(3)
Landmark at Grand Oasis(5)	Atlanta, GA	1997	N/A	01/07/2014	434	94.0%	27,988	2.16	%(6)	10/05/2016
Retreat at Kedron Village	Atlanta, GA	2001	N/A	06/27/2008	216	95.8%	—	—%		(3)
Landmark at Coventry Pointe(5)	Atlanta, GA	2002	N/A	01/07/2014	250	92.8%	16,376	2.16	%(6)	10/05/2016
Parkway Grand	Atlanta, GA	2002	07/09/2009	11/08/2012	313	96.8%	19,023	6.19%		08/01/2016
Creekside Crossing(24)	Atlanta, GA	2003	N/A	06/26/2008	280	91.8%	17,000	2.52	%(19)	07/01/2015
Landmark at Creekside Grand	Atlanta, GA	2005	07/12/2011	10/04/2012	492	96.8%	26,504	4.87%		08/01/2017

SUBTOTAL for Georgia					2,549	95.1%	$106,891
Alabama
Landmark at Deerfield Glen	Birmingham, AL	1972	06/29/2013	11/26/2013	320	91.3%	$13,039	3.59%		07/01/2019
Landmark at Magnolia Glen(22)	Birmingham, AL	1988 1996	02/03/2012	10/19/2012	1,080	86.3%	34,614	5.40%		03/01/2018
Landmark at Lancaster Place	Birmingham, AL	2006	01/30/2013	10/16/2013	240	91.3%	10,292	4.10%		02/01/2019

SUBTOTAL for Alabama					1,640	88.0%	$57,945
South Carolina
Landmark at Pine Court	Columbia, SC	1989	12/31/2014	01/23/2014	316	95.6%	$15,575	4.20%		02/01/2021
Reserve at River Walk	Columbia, SC	1992	02/20/2009	04/30/2013	220	95.5%	—	—%		(3)
Reserve at Mill Landing(23)	Columbia, SC	2000	12/08/2008	11/06/2012	260	93.1%	12,282	5.25%		07/11/2015

SUBTOTAL for South Carolina					796	94.7%	$27,857

Community Name(1)	MSA	Year Built	Most Recent Renovation by Company or ELRH	Date Acquired	Number of Units	Occupancy (2)	Outstanding Principal Amount of Mortgage as of 3/31/2015 (in thousands)	Interest Rate of Applicable Mortgage	Maturity Date of Applicable Mortgage
Virginia
Heights at Olde Towne(15)	Portsmouth, VA	1972	09/30/2014	12/21/2007	148	87.2%	$10,191	5.79%	01/01/2019
Myrtles at Olde Towne	Portsmouth, VA	2004	N/A	12/21/2007	246	81.3%	19,555	5.79%	01/01/2019

SUBTOTAL for Virginia					394	83.5%	$29,746

Total/Weighted Average at 100%					23,492	94.3%	$1,013,508

(1)	All of our consolidated properties are garden-style properties except as noted.
(2)	Represents the average physical occupancy as of March 31, 2015.
(3)	This property is financed through a Secured Credit Facility provided by affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, underwriters in this offering. Borrowings under the Secured Credit Facility bear interest at an annual rate equal to, at our option, (i) the highest of (A) the federal funds rate, plus one-half of 1.0% and a margin that fluctuates based on a ratio of NOI from all collateral properties to the aggregate outstanding principal amount of loans under the facility, (B) the rate of interest as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus a margin that fluctuates based on our debt yield or (C) the Eurodollar Rate (as defined in the credit agreement) for a one-month interest period plus 1.0% and a margin that fluctuates based upon our debt yield or (ii) the Eurodollar Rate (as defined in the credit agreement) plus a margin that fluctuates based upon our debt yield. As of March 31, 2015, our annual interest rate was 3.43% on principal outstanding of $158.4 million, which represents the Eurodollar Rate described in (ii) above, based on a one month interest period plus a margin of 3.25%. The Secured Credit Facility was scheduled to mature on March 7, 2015, but we and the lenders under the Secured Credit Facility entered into amendments to, among other things, extend the maturity date to January 4, 2016.
(4)	This interest rate is floating at Freddie Mac Reference Bill (as defined in the credit agreement) plus 250 basis points.
(5)	We own a partial interest in this property through a joint venture. Please see “Properties Held Through Joint Ventures” below for more information.
(6)	This interest rate is floating at one month LIBOR plus 200 basis points and subject to a swap agreement which fixes the rate at 3.725%.
(7)	These properties are covered by six mortgages totaling $66.3 million with interest ranging from 5.57% to 5.89% which expire from April 11, 2016 to December 11, 2016.
(8)	This property has not been under consistent management by us and/or ELRH for the past four years. Except as noted, each of our owned properties has been under consistent management by us and/or ELRH for the past four years.
(9)	This interest rate is floating at one month LIBOR plus 226 basis points and subject to a cap agreement at 5.45%.
(10)	This interest rate is floating at one month LIBOR plus 255 basis points and subject to a cap agreement at 3.20%.
(11)	This interest rate is floating at one month LIBOR plus 240 basis points.
(12)	This interest rate is floating at one month LIBOR plus 220 basis points and subject to a swap agreement which fixes the rate at 2.34%.
(13)	This interest rate is floating at one month LIBOR plus 160 basis points.
(14)	This interest rate is floating at one month LIBOR plus 220 basis points and subject to a swap agreement which fixes the rate at 2.38%.
(15)	This property is a mid-rise apartment community. On May 4, 2015, the Company extended the maturity date of this loan to October 9, 2015.
(16)	This interest rate is floating at one month LIBOR plus 375 basis points and subject to a floor of 4.75%.
(17)	This interest rate is floating at one month LIBOR plus 262 basis points and subject to a cap agreement at 3.89%.
(18)	This interest rate is floating at one month LIBOR plus 255 basis points and subject to a cap agreement at 4.01%.
(19)	This interest rate is floating at Freddie Mac Reference Bill (as defined in the credit agreement) plus 236 basis points and subject to a cap agreement at 6.50%. On June 17, 2015, we refinanced our existing loan for this property.
(20)	This property was sold in April 2015.
(21)	On April 30, 2015, we refinanced our existing loan for this property. For more information see “—Recent Developments.”
(22)	This property was sold in May 2015.
(23)	On June 10, 2015, we refinanced our existing loan for this property.
(24)	On June 17, 2015, we refinanced our existing loan for this property.

Geographic Concentration

The table below shows the concentration of our consolidated, managed equity investment and managed third party properties as of March 31, 2015.

	Consolidated Properties		Managed Equity Investment Properties		Managed Third Party Properties
State	Number of Properties	Number of Units	Number of Properties	Number of Units	Number of Properties	Number of Units
Texas
Dallas, TX	21	6,241	—	—	1	198
Austin, TX	3	974	1	229	2	388
San Antonio, TX	2	705	—	—	2	383
Houston, TX	2	602	—	—	1	272

Subtotal for Texas	28	8.522	1	229	6	1,241

Florida
Tampa Bay, FL	5	1,638	—	—	—	—
Orlando, FL	4	1,434	1	296	2	420
Melbourne, FL(1)	2	436	1	208	—	—
Jacksonville, FL	3	870	1	232	5	1,442
Palm Beach, FL(1)	—	—	1	542	—	—
Daytona Beach, FL	2	593	—	—	—	—

Subtotal for Florida	16	4,971	4	1,278	7	1,862

North Carolina
Charlotte, NC	9	2,411	1	476	—	—
Raleigh, NC	3	969	3	1,038	—	—
Greensboro, NC	1	240	—	—	—	—

Subtotal for North Carolina	13	3,620	4	1,514	—	—

Alabama
Birmingham, AL	3	1,640	—	—	—	—

Subtotal for Alabama	3	1,640	—	—	—	—

Georgia
Atlanta, GA	7	2,549	—	—	3	2,457

Subtotal for Georgia	7	2,549	—	—	3	2,457

Tennessee
Nashville, TN	3	1,000	—	—	—	—

Subtotal for Tennessee	3	1,000	—	—	—	—

Virginia
Portsmouth, VA	2	394	—	—	—	—
Charlottesville, VA	—	—	1	425	—	—

Subtotal for Virginia	2	394	1	425	—	—

South Carolina
Columbia, SC	3	796	—	—	—	—

Subtotal for South Carolina	3	796	—	—	—	—

Total Properties	75	23,492	10	3,446	16	5,560

(1)	As of March 31, 2015 a subsidiary of the Company owned a 20% equity interest in the property known as (i) The Fountains, located in Palm Beach, Florida, with 542 units and (ii) Waverly Place, located in Melbourne, Florida, with 208 units. In addition, since March 31, 2015, we sold our 20% equity interest in each of the managed equity investment properties known as Landmark at Waverly Place and The Fountains and we no longer manage such properties. In addition, the Company issued shares of common stock, equal to a valuation of $5.0 million, to acquire a minority equity interest referred to as Class A Units in the Timbercreek Fund, which, as of June 30, 2015, indirectly owns 100% of six properties, each of which is managed by our property manager.

Resident Leases at Our Consolidated Properties

Residents at each of our consolidated properties execute a lease agreement with us. Our leases typically follow standard forms customarily used between residents and landlords in the state where the relevant properties are located. Typically, under such leases, residents are required to pay a refundable security deposit or a non-refundable lease fee and are responsible for monthly rent, and, in certain circumstances, utilities. Our lease terms generally range from month-to-month leases to one-year lease terms.

Properties Held Through Joint Ventures

As of June 30, 2015, we had ownership interests in six properties that are owned by joint ventures. Each joint venture is structured through a limited liability company or limited partnership that wholly owns the property. Our ownership interest in these joint ventures is held through our operating partnership, and our percentage ownership interest in these joint ventures ranges from 51.1% to 61.2%. We currently manage all of our joint venture properties. There are risks related to our ownership of joint ventures. See “Risk Factors—Risks Related to Our Business—Our joint ownership of certain properties may involve risks not associated with direct ownership, which may materially and adversely affect us, including our financial condition, cash flows and results of operations.”

We have a right of first refusal to acquire the interests of any partner in our joint venture for our Landmark at Maple Glen property that desires to sell its partnership interest therein.

Our joint venture strategy is to continue to co-invest with joint venture partners where we believe that the arrangement will allow us to obtain a higher return on our investment. We will do so by leveraging our skills in acquiring, repositioning and renovating properties while simultaneously spreading risk amongst our joint venture partners. While we intend to continue to strategically invest in joint venture arrangements, we do not plan to co-invest and acquire interests in properties through resident in common syndications.

The table below sets forth certain information with respect to our joint venture properties.

U.S. Joint Ventures	Ownership %		Number of Units	Joint Venture Partner
Landmark at Chesterfield	61.2	%(1)	250	Harel Insurance and Finance
Landmark at Coventry Pointe	61.2	%(1)	250	Harel Insurance and Finance
Landmark at Grand Oasis	61.2	%(1)	434	Harel Insurance and Finance
Landmark at Rosewood	61.2	%(1)	232	Harel Insurance and Finance
Stafford Landing	60.2	%(1)	522	Legacy Capital Partners
Landmark at Maple Glen	51.1	%(1)	358	Menora Mivtachim Insurance Ltd.

TOTAL			2,046

(1)	The joint venture is consolidated due to our controlling interest in the ownership of the entity which owns the property. Non-controlling interest is recognized for the portion of a consolidated joint venture not owned by us.

Our Renovation and Repositioning Projects

Between September 2013 and March 2015 we invested a total of $25.5 million to renovate and reposition 20 consolidated properties, all of which have been completed. Information concerning these projects is set forth in the table below.

Property	Submarket	Expenditures Between 9/30/13 and 3/31/15 (in thousands)	Renovation Commencement Date	Renovation Completion Date
Landmark at Gleneagles	Dallas, TX	$2,440	9/30/2013	9/30/2014
Landmark at Mallard Creek	Charlotte, NC	926	9/30/2013	7/31/2014
Landmark at Prescott Woods	Austin, TX	1,235	9/30/2013	9/30/2014
Landmark at Stafford Landing	Orlando, FL	2,214	9/30/2013	3/31/2015
Stanford Reserve	Charlotte, NC	783	9/30/2013	9/30/2014
Landmark at Glenview Reserve	Nashville, TN	2,180	10/31/2013	9/30/2014
Landmark at Lyncrest Reserve	Nashville, TN	1,184	10/31/2013	7/31/2014
Landmark at Wynton Pointe	Nashville, TN	1,476	10/31/2013	9/30/2014
Fountain Oaks	Jacksonville, FL	499	11/30/2013	9/30/2014
Landmark at Battleground Park	Greensboro, NC	861	11/30/2013	7/31/2014
Landmark at Monaco Gardens	Charlotte, NC	1,012	11/30/2013	7/31/2014
Landmark at Preston Wood	Dallas, TX	936	11/30/2013	7/31/2014
Lexington on the Green	Raleigh, NC	629	11/30/2013	9/30/2014
Heights at Olde Towne	Portsmouth, VA	501	12/31/2013	9/30/2014
Landmark at Barton Creek	Austin, TX	1,161	12/31/2013	9/30/2014
Landmark at Collin Creek	Dallas, TX	1,772	12/31/2013	9/30/2014
Landmark at Courtyard Villas	Dallas, TX	1,058	12/31/2013	9/30/2014
Landmark at Sutherland Park	Dallas, TX	1,855	12/31/2013	9/30/2014
Landmark at Pine Court	Columbia, SC	1,027	2/28/2014	12/31/2014
Landmark at Spring Creek	Dallas, TX	1,797	2/28/2014	11/30/2014

TOTAL		$25,546

For 2015, our planned capital expenditures only include recurring costs to maintain our properties.

Case Studies

The following example illustrates certain successes we have had in identifying and purchasing properties in non-marketed transactions. Past results are not indicative of future and we are unable to offer assurance that we will experience success, if at all, in future endeavors.

Purchase Through Non-Marketed Transaction

In October 2013, we completed the acquisition of a portfolio of ten undercapitalized properties containing an aggregate of 3,422 units in the Dallas, Texas, Nashville, Tennessee, Austin, Texas, and Greensboro, North Carolina submarkets, for an aggregate purchase price of $261.8 million, which we believe is below the replacement cost. We previously managed these properties on behalf of third-party owners for an average of two years and we were therefore able to make a preemptive offer to purchase the assets before they were broadly marketed. A significant portion of the capital needed to purchase the properties was provided by proceeds of the issuance of our Series D Preferred Stock. The properties are included in our consolidated properties as of March 31, 2015.

The following example illustrates the effect of value-added improvements we have made at certain of our properties. Past results are not indicative of future and we are unable to offer assurance that we will experience success, if at all, in future endeavors.

Bay Breeze

We purchased Bay Breeze, a 180 unit garden style apartment community located in Ft. Myers, Florida, in August 2012 for $17.7 million, or $98,333 per unit. At the time of the acquisition, average monthly rent was $912 per unit. Over a 23-month period following the acquisition, we focused on increasing average rent, other income and occupancy. At the same time, we focused on reducing operating expenses in various ways such as utilizing our bulk purchasing power with national vendors and obtaining reimbursements of utility costs from residents. We sold Bay Breeze in June 2014 for $24.2 million, or $134,166 per unit. At the time of sale, average monthly rent had increased to $1,049, or 15% higher than at acquisition. The sale resulted in a realized internal rate of return of 30% on this investment.

Managed Properties

As of March 31, 2015, we had 16 managed third party properties, comprising 5,560 units, owned by joint ventures between affiliates of ELRH and third parties. Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million in management fee revenue for the year ended December 31, 2014 with respect to the 11 formerly managed third party properties. Since March 31, 2015, the Timbercreek Fund sold two of the managed equity investment properties and, as of October 25, 2014, the investment period of the Timbercreek Fund expired and no further capital can be raised, nor will the Timbercreek Fund make further investments. In addition, since March 31, 2015, we sold our 20% equity interest in each of the managed equity investment properties known as Landmark at Waverly Place and The Fountains and we no longer manage such properties. Due to these factors, we expect our management fee income in future years to decrease.

Our management contracts are typically for two-year terms, which automatically renew on a year-to-year basis with a 30-day cancellation clause for either party. The agreements provide that we are responsible for the maintenance, repair and operation of the managed property, including: hiring employees, coordinating repairs, cleaning, painting, undertaking decoration and alterations, providing weekly leasing reports, billing and collecting rents, advertising the property for rent, handling security deposits and interest as dictated by local law, preparing and filing tax returns, addressing lessee complaints and supervising the resident moving in/out process. We charge a fee of 3-4% of monthly gross receipts of the property. We are reimbursed by the owners of our managed properties for certain costs, including repair and maintenance costs, utilities, advertising fees, collection agency fees, legal fees and certain employee salaries.

Recent Developments

Since March 31, 2015, we sold two of our consolidated properties, Courtyards on the River and Landmark at Magnolia Glen, consisting of a total of 1,376 units for a combined purchase price of $84.5 million. We used a portion of the net proceeds to us from the sale of these two properties to redeem a portion of the Series D Preferred Stock and Series E Preferred Stock on May 11, 2015, June 1, 2015 and June 25, 2015.

In connection with the sale of Landmark at Magnolia Glen on May 28, 2015, we entered into (i) the Magnolia Glen Amendment and (ii) the New TPA, with the Tax Protected Partners. Pursuant to the Magnolia Glen Amendment (i) the Tax Protected Partners waived any tax protection payments they were entitled to in connection with the sale of the Landmark at Magnolia Glen property, (ii) we entered into the New TPA to provide tax protection on Landmark at Ocean Breeze, Grand Arbor Reserve, Landmark at Avery Place, Landmark at Lake Village North, Landmark at Lake Village East, Landmark at Lake Village West, Landmark at Laurel Heights, Landmark at Bella Vista, Landmark at Woodland Trace and Landmark at Grayson Park as set forth therein in an aggregate amount of $18.3 million that was equivalent to the tax protection that such Tax Protected Partners were entitled to in connection with the sale of Landmark at Magnolia Glen, and (iii) we used approximately $5.1 million from the net proceeds of the sale to pay in full the outstanding principal and interest on that certain Subordinated Promissory Note dated March 14, 2013 issued to ELRH II, an affiliate of ENA.

In connection with the sale of Landmark at Magnolia Glen, we also entered into the Legacy Amendment. Pursuant to the Legacy Amendment, (i) Legacy Galleria, LLC waived any tax protection payments it may have been entitled to in connection with the sale, (ii) we used approximately $501,000 from the net proceeds from the sale to pay in full the outstanding principal and interest on the Legacy Unsecured Note, and (iii) we used approximately $10.9 million from the net proceeds of the sale to redeem from Legacy Galleria, LLC, 1,340,966 OP units at a price of $8.15 per OP unit.

In addition, we are under contract to sell one of our consolidated properties. Such contract contains customary terms, including closing conditions, and there is no guarantee that we will be able to consummate such transaction on the terms contemplated or at all. We intend to use all or substantially all of the net proceeds to us in connection with the consummation of such transaction to redeem a portion of the Series D Preferred Stock and the Series E Preferred Stock.

Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million and $285,000 in management fee revenue for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively, related to the 11 formerly managed third party properties.

Since March 31, 2015, two of our managed equity investment properties were sold by the Timbercreek Fund. We received approximately $1.7 million of distributions in connection with the sale of the two properties. In addition, on June 24, 2015, we sold our 20% equity interest in each of two of our managed equity investment properties, Landmark at Waverly Place and The Fountains, consisting of a total of 750 units for a combined purchase price of approximately $6.9 million. We no longer manage these properties and as a result of such dispositions, as of June 30, 2015, we hold an indirect equity interest in six managed equity investment properties, all of which are owned by the Timbercreek Fund.

On April 30, 2015, we, through wholly-owned subsidiaries of our operating partnership, obtained five separate mortgage loans from CBRE Capital Markets for five of our properties known as Andros Isles, Arboleda, Grayson Park, Residences at Braemar and Stanford Reserve, which will in turn be assigned to Fannie Mae and serviced by CBRE Capital Markets. Each of the five loans is secured by these five properties, and each of the loans is cross-collateralized and cross-defaulted with the other four loans. The aggregate balance of the new mortgage loans payables is $112.4 million. The new mortgage loans payables each have a 10-year term maturing on May 1, 2025, and each accrues interest at a floating rate equal to one-month LIBOR plus 1.72%. We purchased interest rate caps for each loan. We used the net proceeds to us from the new loans to repay in full the $80.4 million outstanding balance on the five existing mortgage loan payables, $2.7 million of interest and yield maintenance prepayment penalties and we paid approximately $3.5 million for the settlement of the Landmark at Andros Isles acquisition contingent consideration. Existing lender held escrows of $543,000 were also applied to mortgage loan payables outstanding. We used the remainder of the net proceeds to us to redeem a portion of the outstanding Series D Preferred Stock and Series E Preferred Stock.

On June 4, 2014, we acquired our consolidated property known as Landmark at Andros Isles, which included acquisition contingent consideration based on a calculation of future net operating income (which included the payment of principal and interest on the mortgage loan payable as defined in the definitive agreements) over the four-year period subsequent to the acquisition, with a total payout not to exceed $4.0 million. On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with such acquisition for aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 was issued in shares of our common stock at a per share value of $8.15, in each case, to DK Gateway Andros II LLC, an entity affiliated with Mr. Kobel, our chairman. In addition, in connection with our April 30, 2015 refinancing of the loan on Landmark at Andros Isles, we used funds released from escrow to redeem from DK Gateway Andros II LLC, 100,773 OP units for $821,300, or $8.15 per OP Unit as required by contractual obligation. There is no longer acquisition contingent consideration related to this acquisition.

On June 10, 2015, we, through a wholly-owned subsidiary of our operating partnership, refinanced our existing mortgage loan by obtaining a new mortgage loan from CBRE Capital Markets, Inc. for Reserve at Mill Landing, which will in turn be assigned to Freddie Mac and serviced by GEMSA Loan Services. The loan is secured by the property. The new mortgage loan matures on July 1, 2022, and accrues interest at a floating rate equal to the 1-month LIBOR rate plus 2.52%. We purchased an interest rate cap for this loan with a term of three years. The balance of the new loan is approximately $15.3 million.

On June 17, 2015, we, through our wholly-owned subsidiary of our operating partnership, refinanced our existing mortgage loan by obtaining a new mortgage loan from CBRE Capital Markets, Inc. for Creekside Crossing, which will in turn be assigned to Freddie Mac and serviced by GEMSA Loan Services. The loan is secured by the property. The new mortgage loan matures on July 1, 2022, and accrues interest at a floating rate equal to the 1-month LIBOR rate plus 2.44%. We purchased an interest rate cap for this loan with a term of three years. The balance of the new loan is approximately $17.3 million.

Between April 1, 2015 and June 30, 2015, we have used $47.0 million of property sale and loan refinancing proceeds in order to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $34.6 million of proceeds to redeem 3,139,867 shares of the Series D Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions. We used $12.4 million of proceeds to redeem 1,107,678 shares of the Series E Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemptions made above, 17,446,385 shares of the Series D Preferred Stock and 6,154,722 shares of the Series E Preferred Stock remained outstanding.

Our Leases

Our principal executive offices are located at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230. Our current monthly rental rate for the office space in Richmond, Virginia is $6,777 and the lease expires in February 2018. We also lease office space at 3505 East Frontage Road, Suite 150, Tampa, Florida 33607. Our current monthly rental rate for the office space in Tampa, Florida is $15,810 and the lease expires in December 2016.

We expect to be able to renew each of our leases or to lease comparable facilities on terms commercially acceptable to us.

Tax Status

We qualified and elected to be taxed as a REIT beginning with our taxable year ended December 31, 2006 under Sections 856 through 860 of the Code and we intend to continue to meet the requirements for qualification and taxation as a REIT. To maintain our qualification as a REIT for federal income tax purposes, we must meet certain organizational and operational requirements, including a requirement to pay distributions to our stockholders of at least 90% of our “REIT taxable income,” determined without regard to the dividends paid deduction and excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. Our property manager is organized as a TRS and accordingly is subject to income taxation.

If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal, state and local income tax at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs. Such a violation could have a material adverse effect on our results of operations, liquidity and financial condition and on our net cash available for distribution to our stockholders. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be subject to a maximum U.S. federal income tax rate of 23.80% (including the 3.8% Medicare tax on net investment income), and, subject to limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. See “U.S. Federal Income Tax Considerations.”

Competition

The residential apartment community industry is highly competitive. This competition could reduce occupancy levels and unit rental rates at our properties, which would materially and adversely affect our operating results, liquidity and financial condition. We face competition from many sources, including from other properties both in the immediate vicinity and the operating markets where our properties are and will be located. We compete primarily on the basis of price, location, design, quality, service and reputation. In addition, overbuilding of properties may occur, which would increase the number of apartment units available and may decrease occupancy and unit rental rates.

Furthermore, properties we acquire most likely compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single- and multifamily homes available to rent or purchase. Competitive housing in a particular area and the increasing affordability of owner occupied single- and multifamily homes available to rent or purchase caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our residents, lease apartment units and increase or maintain rental rates.

We also face competition for real estate investment opportunities. These competitors may be other REITs and other entities that have, among other things, substantially greater financial resources and access to capital, a lower cost of capital and a higher tolerance for risk than we do. We also face competition for investors from other residential apartment community REITs and real estate entities.

Government Regulations

Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

Costs of Compliance with the Americans with Disabilities Act

Under the ADA, all public accommodations must meet federal requirements for access and use by disabled persons. We believe that we are in substantial compliance with present requirements of the ADA, however, none of our properties have been audited, nor have investigations of our properties been conducted, to determine compliance. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the cost of compliance with the ADA or other legislation. We may incur substantial costs to comply with the ADA or any other legislation.

Costs of Government Environmental Regulation and Private Litigation

Environmental laws and regulations may hold us liable for costs or damages (including removal or remediation costs) arising from certain hazardous or toxic substances, which may be at, on, under or released from our current or former properties, and there is no assurance that such liability will not be material. These laws could impose liability without regard to whether we are responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. In addition, environmental laws provide for sanctions, including fines and penalties, and may result in substantial costs, in the event of noncompliance. Environmental laws also impose liability on a person who arranges for the disposal or treatment of hazardous or toxic substances and such person may incur the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal or treatment facility. As the owner and operator of our properties, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances. See “Risk Factors—Risks Related to Real Estate Industry” for additional information.

Other Federal, State and Local Regulations

Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we may incur governmental fines or private damage awards. While we believe that our properties are currently in material compliance with all of these regulatory requirements, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures. We believe, based in part on engineering reports which are generally obtained at the time we acquire the properties, that all of our properties comply in all material respects with current regulations. However, if we were required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flows and ability to satisfy our debt service obligations and to pay distributions to our stockholders could be materially and adversely affected.

Legal Proceedings

The Company and certain of its affiliates are named defendants in a complaint filed on August 12, 2014 in the Superior Court of Orange County, California, styled S. Sidney Mandel et al. v. NNN Realty Investors, LLC et al., alleging that the Company, our operating partnership, our former advisor and Mr. Olander participated in fraudulent transfers of assets from an affiliate of Grubb & Ellis Company, thereby preventing such affiliate from satisfying contractual obligations to certain trusts in which plaintiffs invested. The plaintiffs seek damages and injunctive relief setting aside these alleged transfers. On October 6, 2014, the Company, our operating partnership and Mr. Olander filed a motion to quash service of the complaint for lack of personal jurisdiction. On January 5, 2015, before the motion to quash could be heard, the plaintiffs filed a fourth amended complaint that added Mr. Remppies, our COO and our acting chief administrative officer, as a defendant. On February 6, 2015, the Company, our operating partnership, our former advisor and Messrs. Olander and Remppies filed a motion to quash service of the fourth amended complaint for lack of personal jurisdiction. Before that motion could be heard, on March 12, 2015, the court granted the plaintiffs further leave to amend their complaint and stayed the case. The case was transferred to the court’s complex civil division on March 27, 2015. On June 22, 2015, the court allowed the plaintiffs 45 days to file a fifth amended complaint and continued to stay discovery. The Company believes that the plaintiffs’ claims are without merit and intends to defend the matter vigorously.

In addition to the foregoing, we are subject to various legal proceedings and claims arising in the ordinary course of business. We cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. We believe that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial condition, results of operations or cash flows.

Insurance

We carry comprehensive general liability coverage on our apartment communities, with limits of liability customary within the multifamily apartment industry to insure against liability claims and related defense costs. We are also insured, with limits of liability customary within the multifamily apartment industry, against the risk of direct physical damage in amounts necessary to reimburse us on a replacement cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period.

Employees

As of March 31, 2015, we had 748 employees, including corporate staff at our two regional offices and all on-site staff located at our properties. None of our employees is represented by a union or collective bargaining agreements. We believe our relationship with our employees to be positive, which is a key component of our operating strategy.

Available Information

Our principal executive offices are located at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230 and the telephone number is (804) 237-1335. The e-mail address of our investor relations department is IR@latapts.com, and our website is www.latapts.com. We make available on our website, free of charge, our annual, quarterly and current reports and amendments to those reports as soon as reasonably practicable after such material is electronically filed, or furnished, to the SEC. These reports are also available to the public, free of charge, at the SEC’s website at www.sec.gov. Information on our website is not a part of, and is not incorporated by reference into, this prospectus.

MANAGEMENT

Directors, Executive Officers and Significant Employees

Our board currently consists of nine directors. Our bylaws provide for a minimum of seven and a maximum of eleven directors. Our directors each serve a term of one year and may be re-elected. See “Material Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors.” Subject to rights pursuant to any employment agreements, officers serve at the discretion of our board.

The following table sets forth certain information concerning the individuals who will be our executive officers and directors upon completion of this offering:

Executive Officers and Directors

Name	Age	Position
Stanley J. Olander, Jr.	60	CEO, President, interim CAO and Director
Glenn W. Bunting, Jr.(1)	70	Director
Karl Frey(1)	54	Director
Ronald D. Gaither(1)	57	Director
Avi Israeli	52	Director
Edward M. Kobel(1)	57	Director
Michael Nash(1)	54	Director
Michael Salkind	48	Director
Howard Silver(1)	60	Director
Gustav G. Remppies	54	COO
Greg E. Brooks	49	CFO
B. Mechelle Lafon	44	Assistant CFO and Treasurer

(1)	Independent within the meaning of the NYSE listing standards.

Biographical Summaries of Executive Officers

Stanley J. (“Jay”) Olander, Jr., age 60, has been the CEO and a director of the Company since December 2005, the President of the Company since January 2015 and the interim CAO since December 2014. From December 2006 until August 2012, he served as chairman of our board, and from April 2007 to March 2010, he served as our President. Mr. Olander also served as our CFO from November 2010 to June 2011 and from March 2014 to May 18, 2015, at which point Mr. Brooks began his role as CFO. From January 2006 to 2012, Mr. Olander served as a managing member of our former advisor. From December 2005 until November 2010, he served as CEO of G&E REIT Advisor, and from April 2007 until November 2010, he served as the President of G&E REIT Advisor. From December 2007 until November 2010, Mr. Olander served as the Executive Vice President, Multifamily Division of Grubb & Ellis Company, where he also served in various capacities within the organization from December 2005 until November 2010, including serving as CEO, President and Chairman of the board of directors of Grubb & Ellis Residential Management, Inc. from August 2007 until November 2010. From 1996 until April 2005, Mr. Olander served as President and CFO and a member of the board of directors of Cornerstone Realty Income Trust, Inc., or Cornerstone, a publicly traded apartment REIT listed on the NYSE with a market capitalization of $1.5 billion. In 2005, Mr. Olander oversaw the sale of Cornerstone. Mr. Olander has been responsible for the acquisition and financing of approximately 75,000 apartment units during his career. Mr. Olander also serves on the boards of directors of the Virginia Museum of Fine Arts Foundation and Greater Richmond SCAN. Mr. Olander received a B.S. in Business Administration from Radford University and an M.A. in Real Estate and Urban Land Development from Virginia Commonwealth University.

Our board selected Mr. Olander to serve as a director because he serves as our CEO and President and has previously served as the president and CFO of a publicly traded apartment REIT. Mr. Olander has expansive knowledge of the real estate and multifamily housing industries and relationships with chief executives and other senior management at real estate, multifamily development and investment companies, as well as financial lending institutions. Our board believes that Mr. Olander brings strong operational and financial expertise to our board.

Gustav G. Remppies, age 54, has served as the COO since December 2014. Mr. Remppies previously served as President of the Company from March 2010 until April 2013. Mr. Remppies also served as acting Chief Administrative Officer of the Company from April 2013 until May 2015. From November 2010 until August 2012, Mr. Remppies served as Secretary of the Company, and from December 2005 until March 2010, as Executive Vice President and CIO. Mr. Remppies has also been a managing member of our former advisor since January 2006. Mr. Remppies served as Executive Vice President and CIO of G&E REIT Advisor from December 2005 until November 2010. Mr. Remppies served in various capacities with Grubb & Ellis Company or its affiliates from December 2005 until November 2010, including Executive Vice President of Grubb & Ellis Residential Management, Inc. From 1995 to 2003, Mr. Remppies served as Senior Vice President of Acquisitions of Cornerstone, and from 2003 to April 2005, he served as its Executive Vice President and CIO. As such, he was responsible for all acquisitions, dispositions, financings and development for Cornerstone. During his tenure at Cornerstone, Mr. Remppies oversaw the acquisition and development of approximately 30,000 apartment units. In addition, at Cornerstone he oversaw the placement of over $500 million in debt, both secured and unsecured, with a variety of lenders. Mr. Remppies received a B.S. degree in Business Administration from the University of Richmond.

Greg E. Brooks, age 49, has served as our CFO since May 18, 2015. Mr. Brooks previously served as a Managing Director in the Real Estate group at Evercore Group L.L.C., where he was responsible for real estate capital markets transactions (both public and private) and real estate advisory assignments, including M&A and portfolio transactions on both the buy and sell sides. Prior to joining Evercore, Mr. Brooks was a Portfolio Manager at several prominent hedge funds where he initiated and managed long/short portfolio strategies that were invested in publicly-traded real estate securities. Prior to his hedge fund experience, Mr. Brooks was a Portfolio Manager at Cohen & Steers, where he had direct responsibility for managing mutual funds and institutional separate accounts that totaled more than $9.0 billion. Prior to Cohen & Steers, Mr. Brooks held research analyst positions at AEW Capital Management and previous to that at Eaton Vance Management. Mr. Brooks received a B.S. degree in Business Administration from the University of Connecticut and received a M.S. degree in Finance from Boston College.

B. Mechelle Lafon, age 44, has served as Assistant CFO of the Company since April 2013, having previously served as the CFO from June 2011 until April 2013. Ms. Lafon also acts as Treasurer of the Company. Ms. Lafon served as our controller from December 2010 until June 2011. Prior to joining the Company, from 1999 to June 2008, Ms. Lafon worked at UDR, Inc., formerly United Dominion Realty Trust, Inc., or UDR, and from June 2001 to June 2008, she served as UDR’s corporate controller. From 1996 to 1999, Ms. Lafon was on the audit staff of Keiter, Stephens, Hurst, Gary & Shreaves, P.C. From 1994 to 1996, she was the senior internal auditor of First Virginia Bank, Inc. Ms. Lafon received a B.A. degree in Business Administration from James Madison University and is a Certified Public Accountant.

Biographical Summaries of Directors

Information regarding our directors is set forth below. For biographical information regarding Mr. Olander, our CEO, President and interim CAO see “—Biographical Summaries of Executive Officers” above.

Glenn W. Bunting, Jr., age 70, has been an independent director since December 2005. He was President of American KB Properties, Inc., which developed and managed shopping centers, from 1985 until mid-2010. He has been President of G. B. Realty Corporation, which brokers shopping centers and apartment communities, since 1980. Mr. Bunting is a current director of Apple REIT Co., where he serves as chair of the compensation committee and a member of the executive and audit committees. Mr. Bunting received a B.S. in Business Administration from Campbell University.

Our board selected Mr. Bunting to serve as a director due to his knowledge of the real estate and publicly registered non-traded and traded REIT industries and his service on the boards of directors of several non-traded and traded REITs. Our board believes that Mr. Bunting’s publicly registered non-traded and traded REIT experience will result in assisting us in developing our long-term strategy.

Karl Frey, age 54, has been an independent director since June 2013. Mr. Frey is an Executive Vice President of iStar Land Company and has more than 30 years of real estate investment experience. Mr. Frey joined iStar in August 2011. Prior to joining iStar, Mr. Frey was a Managing Director of Starwood Capital from November 2007 to August 2011. Mr. Frey has been responsible for real estate finance, investment and development of commercial projects for institutional investors and owners, including MetLife, AIG, Prudential (PruExpress), The Home Depot, Insignia and Starwood Capital. Mr. Frey is a council member of the Urban Land Institute. Mr. Frey graduated from MIT in 1983 after attending on a full Navy/Marine Corps scholarship.

Our board selected Mr. Frey to serve as a director because of his expansive real estate investment experience.

Ronald D. Gaither, age 57, has been an independent director since June 2012. Mr. Gaither joined Green Bear Real Estate Capital, LLC, or Green Bear, in 2009 as its managing partner. Green Bear provides investment advisory services and arranges debt and equity capital for real estate projects. From 1999 until 2008, Mr. Gaither served as Executive Vice President and COO for Arbor Commercial Mortgage, LLC, or Arbor. Arbor and its affiliates provided commercial and multifamily mortgages through Fannie Mae, FHA and conduit securitization. Arbor also manages a publicly traded REIT, Arbor Realty Trust, which provides bridge loans, mezzanine debt and preferred equity for commercial real estate projects. Mr. Gaither was Senior Credit Officer for PNC Mortgage Corporation, or PNC, located in Chicago, Illinois from 1997-1998. While at PNC, he was appointed to the Freddie Mac lender advisory board, PNC Mortgage Asset Liability Management Committee, and served on the board of directors for PNC Captive Reinsurance Corporation. Mr. Gaither joined Amerin Guaranty Corporation, which operates as a mortgage guaranty insurer, in 1996 until 1997 as Senior Operations and Risk Manager. From 1990 to 1996, Mr. Gaither was a Senior Vice President with Prudential Home Mortgage Corporation, or Prudential. He was appointed Corporate Treasurer of Prudential in 1991 where he arranged and managed a $1.0 billion syndicated credit facility. In 1994, he was appointed Senior Credit Policy Officer and was responsible for working with the rating agencies Fannie Mae, Freddie Mac and private securities investors on all credit policy issues. Mr. Gaither serves as CEO and president and is also on the board of directors for FirstCity Bank of Commerce in North Palm Beach, Florida and has served on the advisory board for the Sam Zell Real Estate Institute at the Wharton Graduate School and on the board of directors of the Real Estate Executive Counsel. Mr. Gaither received a B.A. in Business Administration from Winston-Salem State University and a M.S. in Management from the Kellogg Graduate School of Management at Northwestern University.

Our board selected Mr. Gaither to serve as a director because of his expansive real estate investment experience.

Avi Israeli, age 52, has been a director of the Company since March 2015. Since 2000, Mr. Israeli has been Vice President, Business Development of EL (Tel Aviv Stock Exchange, or TASE), which is the parent company of a $2 billion diversified international group of companies traded on the TASE and an affiliate of ELRH. EL and its subsidiaries deliver comprehensive turnkey solutions in electromechanical systems, real estate development and construction, facility management and large-scale infrastructure. Since 2014, Mr. Israeli has served as chairman of the board of Electra Real Estate Ltd. (TASE), or Electra RE, one of EL’s publicly traded subsidiaries. In addition, Mr. Israeli has served as a director of Electra Consumer Products (1970) Ltd., a majority-owned subsidiary of Electra RE, since 2007. Prior to joining the Elco companies, Mr. Israeli was an investment banker in corporate finance with Barclays de Zoete Wedd (London), Poalim Capital Markets & Investments (Tel Aviv) and Tamir Fishman &Co. (Tel Aviv). Mr. Israeli received an L.L.B. from Hebrew University, an M.B.A. from Insead and a certificate from the Advanced Management Program (AMP/168) at Harvard Business School. Mr. Israeli is also a member of the Israel Bar Association.

Our board selected Mr. Israeli to serve as a director because of his experience at EL and as the chairman of the board of Electra, as well as his membership on the boards of directors of the various other Elco affiliates and his significant real estate acquisition experience.

Edward M. Kobel, age 57, has been an independent director since August 2012 and has served as chairman of our board since January 2015. Mr. Kobel is a co-founder of and serves as the President and COO of DeBartolo and is responsible for that company’s strategy, execution and capitalization. Mr. Kobel also co-founded the Community Reinvestment Partners, a fund that intends to invest into value added real estate in the states of North Carolina, South Carolina, Georgia, Florida and Alabama, and the DeBartolo Community Retail Fund L.P., which is a national fund to acquire value-added retail nationwide. Prior to overseeing DeBartolo, Mr. Kobel served as a partner of Fortis Advisors, an affiliate company of the DeBartolo Property Group, where he managed $600 million in real estate projects. Before joining Fortis Advisors, Mr. Kobel founded Trinity Development, which was primarily engaged in new retail development as well as value-added shopping center redevelopment and completed over $300 million in retail development. Mr. Kobel has completed near $4 billion of real estate transactions since June 2009. Currently, he has $1.2 billion of apartments under development around the United States. Throughout his professional career, Mr. Kobel has been a champion of charitable causes, devoting his time and leadership to multiple non-profit organizations and was awarded the Outstanding Professional and Community Citizenship award from Tampa Mayor Pam Lorio. Mr. Kobel is the chairman of Lifework Leadership, a leadership development program that provides ethical leadership training for business and community leaders, and sits on the board of several non-profit organizations.

Our board selected Mr. Kobel to serve as a director because of his strong real estate and financial expertise.

Michael Nash, age 54, has been an independent director since April 2014. Mr. Nash is a Senior Managing Director in the Real Estate Group of Blackstone and the CIO of Blackstone Real Estate Debt Strategies, each based in New York. He is also a member of the Real Estate Investment Committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Prior to joining Blackstone in 2007, Mr. Nash was with Merrill Lynch from 1997 to 2007 where he led the firm’s Real Estate Principal Investment Group— Americas. Mr. Nash currently serves as the Executive Chairman of the board of directors of Blackstone Mortgage Trust Inc., the Chairman of the board of directors of the Blackstone Real Estate Income Funds, which is a complex of registered closed-end funds, a board member of La Quinta Holdings Inc., and a pending board member of Hudson Pacific Properties. Mr. Nash received a B.S. in Accounting from State University of New York at Albany and an M.B.A. in Finance from the Stern School of Business at New York University.

Our board selected Mr. Nash to serve as a director because of his vast experience in real estate investment and capital markets.

Michael Salkind, age 48, has been a director since August 2012. Mr. Salkind has been the Co-Managing Director of EL since December 1, 1999, and a member of its board of directors since October 5, 2011. He is also the chairman of the board of directors of Electra Ltd. (TASE), or Electra, Elco’s group of companies for construction and infrastructure, since May 30, 2010 and a member of the board of directors since July 7, 2008. Mr. Salkind is also a member of the board of directors of various other affiliates of EL, including Electra Consumer Products (1970) Ltd. (TASE) since December 1997, Electra RE since July 2004, ENA since April 2008 and Elco North America II, Inc. since December 2012. He received a B.S. in Business Administration from Boston University and an M.B.A. from Columbia University.

Our board selected Mr. Salkind to serve as a director because of his experience as the co-managing director of EL and as the chairman of the board of directors of Electra, as well as his membership on the boards of directors of the various other Elco affiliates and his significant real estate acquisition experience.

Howard Silver, age 60, has been an independent director since January 2014. From 1998 to 2007, Mr. Silver was President and CEO of Equity Inns, Inc., or Equity Inns, a former NYSE listed company. Mr. Silver also served as CFO and COO of Equity Inns from 1994 to 2004. Until the sale of Equity Inns to Whitehall Global

Real Estate Funds in October 2007, Equity Inns was the largest hotel REIT focused on the upscale extended stay, all suite and midscale limited service segments of the hotel industry. Prior to joining Equity Inns, Mr. Silver was employed by E&Y from 1987 to 1992 and by Pricewaterhouse Coopers (formerly Coopers & Lybrand L.L.P.) from 1978 to 1986, both global accounting firms. Mr. Silver currently serves on the boards of directors of Education Realty Trust, a public student housing REIT, Jernigan Capital, Inc., a self-storage mortgage REIT, Ridgeway Country Club and the Memphis Jewish Community Center. Mr. Silver also served on the boards of directors of CapLease, Inc., a public net lease REIT, from 2004 to 2013 and Great Wolf Resorts, Inc., a public indoor water park resort company, from 2004 to 2012. Mr. Silver holds a B.S. in Accountancy from the University of Memphis and has been a Certified Public Accountant since 1980.

Our board selected Mr. Silver to serve as a director because of his strong real estate experience and financial expertise.

Corporate Governance Profile

Director Independence

We currently have a nine-member board. A majority of our directors are “independent directors.” Three of our directors, Messrs. Olander, Salkind and Israeli, are not considered to be independent directors. Under the NYSE rules, each of our independent directors and the members of the audit committee would qualify as independent.

Board Leadership Structure; Independent Lead Director

Mr. Olander serves as our CEO, President and interim CAO, and, until May 18, 2015, he served as our CFO. Since January 29, 2015, Mr. Kobel has served as chairman of our board. The independent directors believe that it is in our best interest to retain flexibility in determining whether to separate or combine the roles of CEO and chairman of our board based on our circumstances. Accordingly, the roles of chairman of our board and CEO are currently separate and our chairman of our board is an independent director. Our board believes that at the current time this structure is best for the Company as it allows our CEO to focus on the Company’s strategy, business and operations, while enabling our chairman of our board to assist with board matters and serve as a liaison between our board and the Company’s management. The board also believes that this leadership structure aids in our board’s oversight of risk and strengthens risk management.

In addition, our board believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks it faces, with a non-management chairman and through the composition of our board, the strong leadership of the independent directors and the independent committees of our board, as well as the other corporate governance structures and processes already in place. Six of our nine current directors are non-management directors and are independent under the NYSE listing standards. All of the Company’s directors are free to suggest the inclusion of items on the agenda for meetings of our board or raise subjects that are not on the agenda for that meeting. In addition, our board and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The board also meets in executive sessions of only non-management directors at times deemed appropriate by the chairman of our board or by the lead independent director in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, the audit committee, compensation committee and nominating and corporate governance committee of our board, all of which are comprised entirely of independent directors, also perform oversight functions independent of management. Our governance practices are reflected in our Code of Ethics, or the Code of Ethics, and Code of Ethics and Conflict of Interest Policy, or the Conflict of Interest Policy, we have adopted. Some of the relevant processes and other corporate governance practices include:

•	A majority of our directors are independent directors.

•	Each director is an equal participant in decisions made by the full board.

•	Each of our committees, including the audit committee, is comprised entirely of independent directors.

•	Each of our directors is elected annually by our stockholders.

Committees of Our Board of Directors

We have three standing committees of our board: the audit committee, the compensation committee and the nominating and corporate governance committee. From time to time, our board may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that at least a majority of the members of each such committee are independent directors.

Audit Committee

The audit committee is responsible for, among other things, assisting our board with oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory financial disclosure requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and independent auditor.

The audit committee must be comprised of a minimum of three individuals, a majority of whom must be independent directors. Currently, the audit committee includes Messrs. Bunting, Gaither, Kobel and Silver, each of whom is an independent director. Mr. Silver is designated an “audit committee financial expert,” as defined in the applicable SEC regulations, and serves as the audit committee chairman. The audit committee held 19 meetings during the year ended December 31, 2014. The audit committee charter can be found in the “Corporate Governance” section of our website at www.latapts.com.

Compensation Committee

The compensation committee is responsible for, among other things, assisting our board with:

•	reviewing the Company’s compensation philosophy;

•	reviewing annually the corporate goals and objectives related to the compensation of executive officers;

•	evaluating the performance of the executive officers in light of the corporate goals;

•	setting compensation levels of the executive officers;

•	reviewing and approving annually the compensation structure for the Company’s executive officers and our board;

•	overseeing the process for identifying and addressing any material risks related to the Company’s compensation policies; and

•	approving and authorizing the Company to enter into any employment agreements, severance arrangements, change in control provisions and other compensation-related agreements.

The compensation committee presently consists of Messrs. Bunting, Frey, Gaither and Kobel, with Mr. Gaither serving as its chairman. The compensation committee establishes salaries of our executive officers and the incentive compensation for our directors and employees. Each of the members of the compensation committee is an independent director. The compensation committee held nine meetings during the year ended December 31, 2014. The compensation committee charter can be found in the “Corporate Governance” section of our website at www.latapts.com.

In the second half of 2013, with the assistance of management, the compensation committee engaged in a search for a compensation consultant, ultimately deciding between two reputable firms. Following review and consideration of the proposals received, the compensation committee retained FPL Associates L.P., or FPL Associates, to conduct a compensation analysis covering the Company’s executives, to provide guidance for any proposed changes to our executive compensation program and to assist the compensation committee with the development of any new compensation arrangements. The compensation committee considered the independence of FPL Associates under applicable SEC and NYSE rules and concluded that there was no conflict of interest.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for, among other things:

•	making recommendations of nominations for directors;

•	considering any stockholder nominations for director made in accordance with our bylaws;

•	recommending corporate governance policies;

•	leading our board in its annual review of our board’s performance, evaluating and resolving potential conflicts of interest; and

•	monitoring the Company’s compliance with corporate governance requirements of state and federal laws.

The nominating and corporate governance committee presently consists of Messrs. Bunting, Frey and Gaither, with Mr. Bunting serving as its chairman. All of the members of the nominating and corporate governance committee are independent directors. The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2014. The nominating and corporate governance charter can be found in the “Corporate Governance” section of our website at www.latapts.com.

The nominating and corporate governance committee does not have a formal policy with respect to diversity, however it and our board seek to recommend director nominees that represent a mix of backgrounds, skills and experience in order to enhance our board deliberations and discussions.

Board of Directors’ Role in Risk Oversight

Our board is actively involved in overseeing risks associated with our business strategies and decisions. This oversight is conducted primarily through our committees, as disclosed in the descriptions of each of the committees above, and more fully in their respective charters, but the full board has retained responsibility for general oversight of such risks. The board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

At the present time, we have determined that any risks from our compensation programs and policies are not reasonably likely to have a materially adverse effect on us. We believe that our compensation programs and policies mitigate risk by combining competitive salaries, discretionary and performance-based bonuses and equity incentives that align the interests of our executive officers and stockholders, thereby reducing the incentives to unnecessary risk taking. In addition, the compensation committee is responsible for assuring that our compensation structures for our executive officers reduce the incentives to excessive or unnecessary risk-taking.

Codes of Business Conduct and Ethics

Our Code of Ethics, which contains general guidelines for conducting our business and is designed to help our senior management resolve ethical issues in an increasingly complex business environment, applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The Code of Ethics covers topics including, but not limited to, conflicts of interest, policies and procedures for financial records and periodic reports, record retention and compliance with laws and regulations.

Our Conflict of Interest Policy, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and all members of our board, covers topics including, but not limited to, conflicts of interest, record keeping, confidentiality of information, disclosure and compliance and reporting of illegal behavior.

The Code of Ethics can be found in the “Corporate Governance” section of our website at www.latapts.com. If in the future we amend, modify or waive a provision in either of the Code of Ethics or Conflict of Interest Policy, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website, as necessary.

Corporate Governance Agreement

On January 7, 2014, in connection with the issuance of our Series E Preferred Stock, we entered into the Corporate Governance Agreement with each of ELRH, which is an affiliate of two of our directors, Messrs. Salkind and Israeli, OPTrust, DK Landmark, which is an affiliate of our chairman, Mr. Kobel, iStar, which is an affiliate of one of our directors, Mr. Frey, BREDS, which is an affiliate of one of our directors, Mr. Nash, and, solely in their capacity as holders of capital stock of the Company, Mr. Kobel, one of our directors and the chairman of our board, and Mr. Lubeck, our former executive chairman.

The Corporate Governance Agreement provides certain of our stockholders the right to nominate one or more director nominees for election to our board. Specifically, the Corporate Governance Agreement provides each of DK Landmark and OPTrust the right to nominate one director to our board and ELRH the right to nominate two directors to our board. Mr. Kobel is currently serving as DK Landmark’s nominee on our board and Messrs. Salkind and Israeli are currently serving as ELRH’s nominees. OPTrust irrevocably waived its rights under the Corporate Governance Agreement to nominate directors to our board. We agreed to nominate each of Messrs. Kobel, Salkind, Gaither and Israeli (or any of their replacements) for re-election to our board at each subsequent meeting of our stockholders held to consider a vote on the election of our board, subject to certain conditions and limitations, as set forth in the Corporate Governance Agreement.

In addition, in connection with the issuance of our Series D Preferred Stock and Series E Preferred Stock and pursuant to the Corporate Governance Agreement, each of iStar and BREDS is entitled to nominate a director to our board. Mr. Frey is currently serving as iStar’s nominee on our board, and Mr. Nash is currently serving as BREDS’ nominee to our board. Additionally, iStar, BREDS and ELRH have the right, acting by unanimous agreement among such parties, to nominate the Group Director, subject to certain conditions, and Mr. Gaither will continue as the Group Director.

Upon the consummation of this offering, we intend to fully redeem all outstanding shares of our Series D Preferred Stock and Series E Preferred Stock. At such time, the rights and obligations of iStar and BREDS under the Corporate Governance Agreement, including the right to nominate a director to our board, will expire. See “Certain Relationships and Related Party Transactions—Corporate Governance Agreement.” Moreover, our obligation to nominate one or more directors, as applicable, nominated by each of DK Landmark and ELRH is subject to certain conditions and limitations, as set forth in the Corporate Governance Agreement, including the ownership by each of DK Landmark and ELRH of a minimum amount of securities of the Company. The respective rights and obligations of DK Landmark and ELRH under the Corporate Governance Agreement expire upon the consummation of an IPO; provided, however, that notwithstanding the foregoing:

(a)

our obligations to nominate the director nominated by DK Landmark for re-election to our board applies until the earlier of (i) the second annual meeting of our stockholders following the consummation of an IPO or (ii) DK Landmark and its affiliates cease to own, directly or indirectly, an aggregate of at least 500,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held; and

(b)	our obligations to nominate (i) two directors nominated by ELRH applies until ELRH and its affiliates cease to own, directly or indirectly, an aggregate of at least 3,680,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held and (ii) one director nominated by ELRH applies until ELRH and its affiliates cease to own, directly or indirectly, an aggregate of at least 2,450,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held. Additionally, if ELRH and its affiliates cease to own, directly or indirectly, an aggregate of at least 1,225,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held, then ELRH will no longer be entitled to participate in the nomination of the Group Director.

The Corporate Governance Agreement also provided that for so long as Mr. Lubeck, our former executive chairman, continues to serve as a director of the Company, we agreed to take all corporate and other action necessary to cause him to be elected by our board to serve as our executive chairman. However, pursuant to the separation agreement dated January 22, 2015 by and between Mr. Lubeck and the Company, as further discussed in “—2015 Subsequent Events,” Mr. Lubeck agreed to resign from the Company and not to accept any nomination to serve as a member of our board at any point in the future.

Director Compensation

Overview of Director Compensation Program

Pursuant to the terms of our director compensation program, our independent directors received the following forms of compensation in 2014:

•	Annual Retainer/Equity Compensation. Our independent directors received an annual retainer of $100,000, 40% of which was paid in cash or restricted stock (at the director’s election) and 60% of which was paid in restricted stock (which for 2014 was in the form of a one-time restricted stock award of $240,000 granted on May 13, 2014, which will vest as to 25% of the shares on each of the first four anniversaries of the grant date). On August 14, 2014, our board approved, upon the recommendation of the compensation committee, the modification of all outstanding shares of restricted stock held by our independent directors to provide that all such shares will become fully vested upon a “change in control” of the Company (as defined in the 2012 Plan).

•	Meeting Fees. Our independent directors received (i) no meeting fees for the first six meetings of our board, (ii) $1,500 for each of the seventh and eighth meetings of our board and (iii) $1,000 for each board meeting in excess of the eighth meeting, in each case as attended in person or by telephone.

•	Committee Retainer/Fees. On August 12, 2014, the compensation committee approved an increase in the lead director annual retainer to $20,000. The (i) audit committee chair received an annual cash retainer of $20,000, (ii) compensation committee chair received an annual cash retainer of $15,000, (iii) nominating and corporate governance committee chair received an annual cash retainer of $10,000 and (iv) other members of each of the foregoing committees received an annual cash retainer equal to one-half of the retainer received by the chair of each committee, in each case paid ratably over each of the four quarters of our calendar year. No meeting fees were paid for the first eight committee meetings; however, a fee of $1,000 cash per meeting was paid for each committee meeting in excess of such eighth meeting, if any, whether attended in person or by telephone.

•	Other Compensation. Our directors were reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our board. Our independent directors did not receive other benefits from us.

We also adopted stock ownership guidelines for our directors. These guidelines require each independent director to own, within five years of the guidelines becoming effective, which occurred on March 20, 2014, or, for new directors, within five years of joining our board, shares of our common stock having a value equal to four times the annual cash retainer amount (i.e., $160,000). To the extent an independent director does not meet this threshold, the director will be required to retain 100% of the net after tax equity received for service on our board until such threshold level is satisfied.

Messrs. Olander and Lubeck did not receive any compensation from us for their service as members of our board.

Equity Awards Granted to Independent Directors

Messrs. Frey, Gaither, Kobel, Silver and Sotoloff were each granted 1,000 shares of restricted stock on March 20, 2014, in satisfaction of the equity grant that the director was entitled to receive upon his initial appointment to our board. These grants were not made at the time of initial appointment due to an administrative delay. The vesting schedule of each such grant, which is based upon the date of each director’s respective initial appointment to our board rather than the grant date, is as follows: (i) with respect to the shares granted to Mr. Frey, 20% of the shares upon grant and 20% on each of June 28, 2014, June 28, 2015, June 28, 2016 and June 28, 2017; (ii) with respect to the shares granted to Messrs. Gaither and Kobel, 40% of the shares upon grant and 20% on each of August 3, 2014, August 3, 2015 and August 3, 2016; (iii) with respect to the shares granted to Mr. Silver, 20% of the shares upon grant and 20% on each of February 3, 2015, February 3, 2016, February 3, 2017 and February 3, 2018; and (iv) with respect to the shares granted to Mr. Sotoloff, 20% of the shares upon grant and 20% on each of July 19, 2014, July 19, 2015, July 19, 2017 and July 19, 2018; however, in connection with his resignation from our board on March 31, 2014, Mr. Sotoloff forfeited 800 shares of restricted stock, which were unvested as of the time of his resignation.

Messrs. Bunting, Frey, Gaither, Kobel, Nash and Silver were each granted 29,447.85 shares of restricted stock on May 13, 2014, in satisfaction of the one-time restricted stock award of $240,000 described above.

On May 13, 2014, each of the following independent directors was awarded the following number of shares of restricted stock in respect of the period from January 1, 2014 to May 31, 2014, to compensate such director for his or her service on our board during such period in accordance with our new director compensation program: Ms. Biller, 2,282.72 shares; Mr. Bunting, 2,671.27 shares; Mr. Frey, 2,671.27 shares; Mr. Gaither, 2,671.27 shares; Mr. Gary, 2,282.72 shares; Mr. Kobel, 2,671.27 shares; Mr. Nash, 1,104.29 shares; and Mr. Silver, 1,996.42 shares. These shares of restricted stock vest as follows: (i) with respect to the shares granted to Messrs. Bunting, Frey, Gaither and Kobel, 20% of the shares upon grant and 20% on each of the first four anniversaries of January 1, 2014; (ii) with respect to the shares granted to Messrs. Nash and Silver, 20% of the shares upon grant and 20% on each of the first four anniversaries of the date that each such independent director was appointed to our board (April 8, 2014 for Mr. Nash and February 3, 2014 for Mr. Silver); and (ii) with respect to the shares granted to Ms. Biller and Mr. Gary, the shares were fully vested on the date of grant.

Director Compensation for Fiscal Year 2014

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Current Directors
Glenn W. Bunting, Jr.(4)(5)	145,486	261,771	407,257
Karl Frey(3)(4)(5)(6)	87,569	269,921	357,490
Ronald D. Gaither(3)(4)(5)	129,278	269,921	399,199
Edward M. Kobel(3)(4)(5)	97,486	269,921	367,407
Michael Nash(4)(5)(6)	45,000	249,000	294,000
Michael Salkind(7)	—	—	—
Howard Silver(3)(4)(5)	82,111	264,421	346,532
Former Directors
Andrea R. Biller(5)	22,029	18,604	40,633
Robert A. Gary, IV(5)	34,914	18,604	53,518
Peter Sotoloff(3)(6)	20,917	8,150	29,067

(1)	The dollar amount reflected in the “Stock Awards” column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Compensation–Stock Compensation, of all grants of restricted stock to our directors. The amounts are calculated based on the number of shares granted multiplied by the fair market value per share of our common stock on the date of grant ($8.15). See Note 11 to the consolidated financial statements for an explanation of the assumptions made in valuing these awards.
(2)	As of December 31, 2014, the following Directors held the number of non-vested shares of restricted common stock set forth beside his name: Mr. Bunting (32,785); Mr. Gaither (32,585); Mr. Kobel (32,585); Mr. Frey (32,185); Mr. Silver (31,845); and Mr. Nash (30,331).
(3)	On March 20, 2014, we granted 1,000 shares of restricted common stock to each of Messrs. Frey, Gaither, Kobel, Silver and Sotoloff in satisfaction of the equity grant that the director was entitled to receive upon his initial appointment to our board. These grants were not made at the time of initial appointment due to an administrative delay. The aggregate grant date fair value of each such grant computed in accordance with FASB ASC Topic 718 was $8,150. The vesting schedule of each such grant, which is based upon the date of each director’s respective initial appointment to our board rather than the grant date, is as follows: (i) with respect to the shares granted to Mr. Frey, 20% of the shares upon grant and 20% on each of June 28, 2014, June 28, 2015, June 28, 2016 and June 28, 2017; (ii) with respect to the shares granted to Messrs. Gaither and Kobel, 40% of the shares upon grant and 20% on each of August 3, 2014, August 3, 2015 and August 3, 2016; (iii) with respect to the shares granted to Mr. Silver, 20% of the shares upon grant and 20% on each of February 3, 2015, February 3, 2016, February 3, 2017 and February 3, 2018; and (iv) with respect to the shares granted to Mr. Sotoloff, 20% of the shares upon grant and 20% on each of July 19, 2014, July 19, 2015, July 19, 2017 and July 19, 2018. Upon Mr. Sotoloff’s resignation from our board on March 22, 2014, 800 of the 1,000 shares of restricted common stock were forfeited.
(4)	On May 13, 2014, we granted 29,447.85 shares of restricted common stock to each of Messrs. Bunting, Frey, Gaither, Kobel, Nash and Silver in satisfaction of the one-time restricted stock award that they were each entitled to receive under our director compensation program. The aggregate grant date fair value of each such grant computed in accordance with FASB ASC Topic 718 was $240,000. Each such grant will vest as to 25% of the shares on each of the first four anniversaries of the grant date.
(5)

On May 13, 2014, each of the following independent directors was awarded the following number of shares of restricted stock, with the corresponding aggregate grant date fair value computed in accordance with FASB ASC Topic 718 indicated in parentheses: Ms. Biller, 2,282.72 shares ($18,604); Mr. Bunting, 2,671.27 shares ($21,771); Mr. Frey, 2,671.27 shares ($21,771); Mr. Gaither, 2,671.27 shares ($21,771); Mr. Gary, 2,282.72 shares ($18,604); Mr. Kobel, 2,671.27 shares ($21,771); Mr. Nash, 1,104.29 shares ($9,000); and Mr. Silver, 1,996.42 shares ($16,271). These shares of restricted stock, which were awarded to compensate each such director for his or her service on our board during the period from January 1, 2014 to May 31, 2014 in accordance with our director compensation program, vest as follows: (i) with respect to the shares granted to Messrs. Bunting, Frey, Gaither and Kobel, 20% of the shares upon grant and 20% on each of the first four anniversaries of January 1, 2014; (ii) with respect to the shares granted to Messrs. Nash and Silver, 20% of the shares upon grant and 20% on each of the first four anniversaries of the date that each such independent director was appointed to our board (April 8, 2014 for Mr. Nash and February 3, 2014 for Mr. Silver); and (ii) with respect to the shares granted to Ms. Biller and Mr. Gary, the shares were fully vested on the date of grant.
(6)	Through December 31, 2014, Messrs. Frey, Nash and Sotoloff did not receive earned cash fees for their duties as directors of our Company due to certain policies of their employers; however, such earned cash fees were paid directly to their respective employers.
(7)	Neither Mr. Salkind, nor his employer, receives compensation for his duties as a director of our Company due to certain policies of his employer.

Executive Compensation

Compensation Discussion and Analysis

Overview

The following compensation discussion and analysis, or CD&A, discusses the total compensation for our named executive officers during 2014 and describes our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees. However, we may limit the availability of some of our compensation programs (such as retirement plans and health and welfare plans) to comply with regulatory requirements.

Our named executive officers for 2014 were the following five individuals, two of whom currently serve as executive officers of the Company and three of whom formerly served as executive officers of the Company:

Name	Position with Company
Stanley J. Olander, Jr.	CEO, President, Former CFO and interim CAO
Gustav G. Remppies	COO and Former Chief Administrative Officer
Joseph G. Lubeck	Former Executive Chairman
James G. Miller	Former CFO, COO and CAO
Elizabeth Truong	Former CIO

Mr. Olander has been our CEO since December 2005 and became our President on January 29, 2015, our CFO on March 20, 2014 and our interim CAO on December 11, 2014. Mr. Olander served as our CFO until May 18, 2015, the date on which Mr. Brooks became our CFO, as discussed below in “2015 Subsequent Events.” Mr. Remppies became our COO on December 11, 2014.

Our board and Mr. Lubeck, our former executive chairman, and Ms. Truong, our former CIO, decided to separate in late 2014 with a mutual understanding of severance terms. On January 22, 2015, the Company and the former executives finalized and executed the separation agreements with Mr. Lubeck and Ms. Truong. On December 15, 2014, the Company entered into a separation agreement with Mr. Miller, who served as our CFO until March 20, 2014, pursuant to which he resigned from the Company, effective December 11, 2014.

Overview of 2014 Performance

The Company acquired 14 multifamily apartment properties and sold four properties during 2014 for a total of 77 consolidated properties at December 31, 2014, compared to 67 properties at December 31, 2013. This growth resulted in an increase in revenues of $105.3 million from $156.9 million for the year ended December 31, 2013 to $262.2 million for the year ended December 31, 2014. In addition, our gross real estate investments increased $400 million from $1.5 billion at December 31, 2013 to $1.9 billion at December 31, 2014. The Company’s same store NOI increased by 5.7% from 2013 to 2014. This is a non-GAAP financial measure. Reconciliation to a GAAP amount appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—NOI.”

Role of the Compensation Committee, Management and the Compensation Consultant

Compensation Committee. The compensation committee has been appointed to discharge our board’s responsibilities relating to the establishment, administration and oversight of our policies, programs and procedures for the annual and long-term compensation of our named executive officers and to administer our employee benefit plans. The compensation committee, in consultation with its compensation consultant and management, developed a new executive compensation program in 2014, which is described in greater detail below in this CD&A.

The compensation committee evaluates the effectiveness of the Company’s compensation programs by reviewing our performance as a whole and the performance of individual officers. In doing so, the compensation committee takes into account our strategy as annually presented to our board, our fiscal performance both annually and for longer-term periods and the individual goals for each executive officer. To the extent that, based on these factors, together with information provided by its compensation consultant or that it otherwise gathers, the compensation committee believes that changes to compensation programs are warranted, it will make changes to such programs as it deems appropriate.

The compensation committee evaluates the risks and rewards associated with our overall compensation philosophy and structure and believes that, through a combination of our compensation program design and features, as outlined below, and procedures of our board and management, undue risk-taking is mitigated.

•	Our compensation program rewards our named executive officers based on performance across multiple metrics, not just a single metric. Further, the selected metrics have a push-pull tension across them that help to counterbalance and mitigate risk.

•	The compensation committee evaluates performance based on both objective and subjective criteria.

•	Our compensation program has both short-term performance goals as well as long-term (multi-year) goals.

•	Our compensation program incorporates both absolute performance and relative performance against our peers.

Management. The compensation committee considered input from, among others, Mr. Olander in connection with the development of our executive compensation program in 2014. Other members of management also played a role in developing our executive compensation program in 2014. The compensation for Mr. Olander has been approved by our full board, which ultimately has responsibility for approving the compensation of the CEO.

Compensation Consultant. In the second half of 2013, the compensation committee retained FPL Associates as its independent compensation consultant to conduct a compensation analysis covering the Company’s executives, to provide guidance for any proposed changes to our executive compensation program and to assist the compensation committee with the development of any new compensation arrangements. In 2014, FPL Associates assisted the compensation committee in examining competitive compensation practices and analyzing peer group data, and provided recommendations for further development of the executive compensation program, including short-term and long-term incentive programs, the setting of performance measurements and goals and the addition of a clawback feature. Based, in part, on the recommendations of FPL Associates, the compensation committee approved and our board adopted our current executive compensation program in 2014, which is discussed in greater detail below in this CD&A.

Results from the 2012 Annual Meeting Non-Binding Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders, the ballot included our first non-binding, advisory vote on the compensation of our named executive officers, commonly known as “say on pay.” Approximately 83% of the votes cast voted “FOR” the compensation of the Assistant CFO, who was our only paid executive officer during 2011 and acted as our CFO as of such date, as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders. The compensation committee viewed the results of this advisory vote on the compensation of our named executive officers to be an endorsement of our executive compensation program by the stockholders who voted at the 2012 Annual Meeting of Stockholders. As a result, no changes were made to the executive compensation program in connection with the vote.

At our 2012 Annual Meeting of Stockholders, the stockholders also voted, by non-binding vote, on the frequency with which a non-binding advisory vote on named executive officer compensation will be requested from stockholders. Approximately 67% of the votes cast voted that the advisory vote on the compensation paid to the named executive officers of the Company should occur every three years. In accordance with the voting results on this advisory proposal, our board determined that the Company would hold an advisory vote on named executive officer compensation every three years.

Compensation Philosophy and Objectives

General Philosophy. We believe the levels of compensation we provide should be competitively reasonable and appropriate for our business needs and circumstances. We believe our executive compensation program enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our named executive officers’ engagement, focus, motivation and enthusiasm for our future.

We consider many factors in determining appropriate compensation levels for each named executive officer. These considerations may include:

•	our analyses of competitive compensation practices;

•	the compensation committee’s evaluation of the executive officers’ individual performance and contributions to performance goals which could include, but are not limited to, FFO growth and total stockholder return growth;

•	Company performance, including comparisons to market;

•	operational management, such as project milestones and process improvements;

•	internal working and reporting relationships and our desire to encourage collaboration and teamwork among our executive officers;

•	individual expertise, skills and knowledge;

•	leadership, including developing and motivating employees, collaborating within the Company, attracting and retaining employees and personal development; and

•	labor market conditions, the need to retain and motivate, the potential to assume increased responsibilities and the perceived long-term value to the Company.

We do not have a pre-defined framework that determines which of these factors may be more or less important. The emphasis placed on specific factors may vary among the named executive officers. The compensation committee considered these and other relevant factors in developing our executive compensation program, entering the new employment agreements with certain of our named executive officers, and setting the base salary amounts and short-term and long-term incentive opportunities for our named executive officers in 2014. The compensation committee will continue to consider these and other relevant factors, along with competitive data, in determining our CEO’s compensation in the future. The compensation committee and our CEO will follow a similar practice to determine the basis of the other executive officers’ compensation in the future.

Objectives. The main objectives of our executive officer compensation program are to retain and attract employees necessary to operate and grow our business and to align the interests of our executive officers with the interests of our stockholders. To achieve this alignment, we must attract and retain individuals with the appropriate expertise and leadership ability, and we must motivate and reward them to build long-term stockholder value. We and our competitors recruit from a limited pool of resources for individuals who are highly experienced, successful and well regarded. Accordingly, we designed our executive compensation program to link annual and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives and to align executive officers’ interests with stockholder value creation.

To achieve these objectives, the compensation committee worked with FPL Associates to review and approve corporate goals and objectives relevant to the compensation of our executive officers, to evaluate executive officer performance in light of those goals and to set executive officer compensation levels based on this evaluation. The compensation committee set the components of our executive compensation program to be competitive with other REITs, taking into account individually each component of compensation.

The compensation committee intends for each component and the aggregate of the compensation program to be competitive and to address the compensation committee’s general underlying philosophy and policies for executive officer compensation, which are as follows:

•	to attract, retain and reward executive officers who have the motivation, experience and skills to continue our track record of profitability, growth and attractive total stockholder return;

•	to link compensation with enhancing stockholder value, given market conditions;

•	to base each executive officer’s compensation on the appropriate blend of corporate and individual goals, with top executive officers accountable for earnings, balance sheet management and strategic planning, ultimately delivering long-term total stockholder return;

•	to set total compensation to be competitive with similarly situated public real estate companies across the multifamily sector;

•	to set total compensation at a level that is fair and equitable when viewed both internally and externally;

•	to provide most of each top executive officer’s total compensation as variable compensation in a pay-for-performance setting through a combination of annual bonuses and long-term equity awards; and

•	to provide an appropriate portion of total compensation as performance-based equity awards that aligns our executive officers’ interests with the interests of our stockholders.

Executive Compensation Practices

The table below highlights certain practices that we follow in our executive compensation program and others that we have avoided because we believe doing so is in the interests of our stockholders:

Pay for Performance. Compensation paid under our short-term incentive program and our long-term incentive program is based on a mixture of performance metrics.	No Excessive Perquisites. We do not provide any supplemental executive retirement plans, Company cars, club memberships or other significant perquisites.

    Pay for Performance Compensation Mix. The overall compensation opportunity that is fixed is limited while a significant portion is at-risk and can only be earned based on the achievement of certain criteria.

No Executive Retirement or Health Benefits. Our executive officers participate in the same retirement and health plans as our other employees.

    Clawback Policy. The independent directors of our board may, in their discretion, recoup all or a portion of the bonus or incentive compensation paid to an executive officer if they determine that our financial results were restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our executive officers.

    No Dividends on Unearned Performance Awards. We do not pay dividends with respect to performance-based equity awards unless and until the awards are earned. If performance is achieved, and therefore awards are earned, the holder will be entitled to the dividends that would have been paid had the number of earned awards been issued at the beginning of the performance period.

Independent Compensation Consultant. The compensation committee retained an independent compensation consulting firm, FPL Associates, with expertise in the REIT industry.

Compensation Risk Assessment. The compensation committee conducted a compensation risk assessment to ensure that the executive compensation program does not encourage excessively risky behaviors.

Use of Benchmarking and Peer Group Data

In connection with its analysis of the compensation of our executives, FPL Associates identified, and the compensation committee approved, the following peer group, which was used by the compensation committee for benchmarking and reviewing the executive compensation program:

Associated Estates Realty Corporation

BRE Properties, Inc.

Camden Property Trust

Colonial Properties Trust

Cousins Properties Incorporated

Education Realty Trust, Inc.

Hersha Hospitality Trust

Home Properties, Inc.

Mid-America Apartment Communities, Inc.

Post Properties, Inc.

Rouse Properties, Inc.

BRE Properties, Inc. and Colonial Properties Trust have each been acquired and will therefore no longer be included in the peer group on a going forward basis. The members of the peer group were selected because of their similarity to the Company in terms of size, type of property focus, complexity of operations and/or geography. Generally, FPL Associates’ analysis compared our executives’ base salary, total annual cash compensation, long-term incentive award value and total remuneration against the peer group on an individualized basis, as well as an aggregate group. FPL Associates’ compensation analysis also considered compensation trends in the broader REIT market. The compensation committee, in its discretion in setting the compensation elements and levels for the named executive officers, took into consideration this data, as well as other factors. Although the compensation committee does review the executive compensation programs of our peers, the compensation committee does not target a specific percentile range within the peer group when determining a named executive officer’s compensation.

Elements of our Executive Officer Compensation Program

We have a straightforward compensation program. The three main elements are annual base salary, annual incentive awards under our short-term incentive program and equity incentive awards under our long-term incentive program. We believe that each of these elements helps us attract and retain executive officers. The specific purpose of each element is described below.

Base Salary. We provide an annual salary to each named executive officer as an economic consideration for the executive’s level of responsibility, expertise, skills, knowledge and experience. Consistent with our pay-for-performance philosophy, we believe that base salary should be a relatively small portion of an executive’s total compensation. Each named executive officer who is currently serving as an executive officer of the Company had the following base salary in 2014: (i) Mr. Olander, $625,000; and (ii) Mr. Remppies, $300,000. Each named executive officer who is a former executive officer of the Company had the following base salary in 2014: (i) Mr. Lubeck, $675,000; (ii) Mr. Miller, $350,000; and (iii) Ms. Truong, $300,000. For each named executive officer other than Mr. Remppies, the foregoing amount represents an increase from his or her base salary in 2013. The increased amounts were approved by the compensation committee after consultation with FPL Associates based on competitive market practices and each executive’s personal contributions to the Company, unique qualifications and skill sets.

Annual Incentives. Annual incentives are part of our named executive officers’ annual compensation and one component of variable compensation. The compensation committee believes that this element of our compensation program helps to motivate named executive officers to strive to attain our annual goals. During 2014, the compensation committee and our board approved the short term incentive plan, or STIP, pursuant to which the named executive officers, are eligible to earn annual performance bonuses. The purpose of the STIP is to emphasize short-term (i.e., annual) goals across key corporate, financial and operating metrics.

Each named executive officer participated in the STIP during calendar year 2014, other than Mr. Remppies. Mr. Remppies was eligible to receive a target annual bonus of $600,000 for calendar year 2014 based on his performance and the Company’s performance during the year, as determined by the compensation committee in its discretion.

The payment of annual bonuses under the STIP to the named executive officers is subject to the achievement of performance criteria established annually by the compensation committee, which will be based 80% on corporate goals and 20% on individual goals. Annual incentives under the STIP are generally payable 50% in cash and 50% in equity.

Annual incentives under the STIP are expressed at threshold, target and maximum levels. The threshold, target and maximum annual bonus levels for Mr. Olander for calendar year 2014 were $350,000, $700,000 and $1,050,000, respectively.

The threshold, target and maximum annual bonus levels for calendar year 2014 for each named executive officer who is a former executive officer of the Company were: $325,000, $650,000 and $975,000 for Mr. Lubeck; $150,000, $300,000 and $450,000 for Mr. Miller; and $125,000, $250,000 and $375,000 for Ms. Truong. Messrs. Lubeck and Miller, and Ms. Truong, were not entitled to receive a STIP bonus for calendar year 2014 due to their respective resignations from the Company prior to the payment of such bonuses.

The corporate performance goals under the STIP for 2014 were as follows:

Performance Metric	Threshold	Target	Maximum
Modified AFFO(1)	$58.5 million	$62 million	$65 million
Same Store NOI	3%	4%	5%
Operating Performance of Redevelopment Activities	105%	100%	95%
Transactional Activity and Balance Sheet Management	Performance subjectively reviewed by thecompensation committee

(1)	The compensation committee initially set the threshold, target and maximum levels for the modified AFFO performance metric at $63 million, $66.7 million and $70 million, respectively. The compensation committee determined to adjust each level downward by approximately $4.4 million to reflect certain acquisitions and dispositions of properties that occurred during 2014, and to reflect various transactional related expenses and restructuring expenses directed by and approved by our board.

In the event the Company’s actual performance does not meet the threshold level for a performance metric, as set forth in the table above, no portion of the annual bonus will be earned in respect of such metric. If the Company’s actual performance for the calendar year is above the maximum level for a performance metric, as set forth in the table above, the amount of the annual bonus that may be earned in respect of such performance metric will be capped at the maximum level.

The Company’s modified AFFO for 2014 was approximately $59.1 million, which was between the threshold and target performance levels that were established for this performance metric. Modified AFFO is calculated by taking our AFFO for 2014 of approximately $52.1 million, and adding back our non-recurring corporate expenses for 2014 of approximately $7 million. Modified AFFO is a non-GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—FFO and AFFO” for a reconciliation of our GAAP net loss to AFFO for the years ended December 31, 2014, 2013 and 2012.

The Company’s same store NOI increased by 5.7% from 2013 to 2014, which was greater than the maximum performance level that was established for this performance metric. This is a non-GAAP financial measure. Reconciliation to a GAAP amount appears in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—NOI.”

The compensation committee determined that the operating performance of redevelopment activities performance metric, which measures actual capital expenditures versus budgeted capital expenditures with respect to selected redevelopment projects, was achieved at the 102% level, which was between the threshold and target levels established for this performance metric. In determining the appropriate annual bonus amount for each named executive officer who participated in the STIP in 2014, the compensation committee also considered, as an additional qualitative measure to assess the Company’s performance during 2014, our average revenue per occupied unit increased by 12.3% in the aggregate for those 20 consolidated properties versus our budgeted increase of 7%. This measure compares the average revenue per occupied unit for each such property for the month during which the renovation and repositioning project commenced, which ranged from September 2013 to February 2014.

Based on its subjective review of the Company’s transactional activity during 2014, including the Company’s execution of property acquisitions during 2014, the compensation committee determined that the Company achieved the transactional activity and balance sheet management performance metric during 2014. Management met its acquisition and disposition goals as set out in its 2014 budget plan. We purchased 14 properties at a combined purchase price of $406.8 million, as set out in management’s 2014 budget. In addition, we sold four apartment communities for a combined sales price of $55.1 million and refinanced two mortgages totaling $31.1 million in accordance with our plan.

Based on the achievement of the performance metrics, on April 9, 2015, the compensation committee approved a $540,000 annual bonus for Mr. Olander for 2014, of which $100,000 was paid in the form of cash and $440,000 was paid in the form of a grant of 53,987.73 fully vested LTIP units, which were granted on April 9, 2015. The number of LTIP units granted to Mr. Olander was based on the fair market value per share of our common stock on the date of grant ($8.15). Although the STIP contemplates that annual incentives will be payable 50% in cash and 50% in equity, the compensation committee determined that it was in the best interests of the Company and our stockholders if a larger portion (approximately 81%) of Mr. Olander’s annual incentive was paid in equity.

On April 9, 2015, the compensation committee approved a $600,000 annual bonus for Mr. Remppies based on its subjective determination of his overall performance and the Company’s overall performance during 2014, of which $300,000 was paid in the form of cash and $300,000 was paid in the form of a grant of 36,809.82 fully vested LTIP units, which were granted on April 9, 2015. The number of LTIP units granted to Mr. Remppies was based on the fair market value per share of our common stock on the date of grant ($8.15).

The other named executive officers were not entitled to receive a STIP bonus for 2014 due to their respective resignations from the Company prior to the payment of such bonuses.

Long-Term Equity Incentives. We provide equity incentives in the form of stock-based compensation, which has consisted of LTIP units. LTIP units, which represent interests in the operating partnership that are structured as a profits interest in the operating partnership, are described in the narrative disclosure to the “Summary

Compensation Table” and the “Grants of Plan-Based Awards in 2014 Table.” We offer stock-based compensation as an incentive to build long-term stockholder value, to align the interests of executive officers and stockholders and to retain executive officers through what we hope will be long-term wealth creation in the value of their equity holdings, which may have vesting provisions that encourage continued employment.

On June 4, 2014, in connection with the closing of our acquisition of the Andros Isles property, Messrs. Lubeck, Olander and Remppies were each granted 27,607 LTIP units under the 2012 Plan, which were fully vested on the date of grant. These grants were made pursuant to the terms of each of Mr. Lubeck’s, Mr. Olander’s and Mr. Remppies’ prior employment agreements with the Company, each dated August 3, 2012. On March 19, 2014, Mr. Miller and Ms. Truong were each granted equity bonus awards in the amount of 6,135 LTIP units, which were fully vested on the date of grant, in recognition of their individual performance for the Company during 2013.

Pursuant to his employment agreement with the Company, which is described below, the threshold, target and maximum equity compensation levels for Mr. Olander for calendar year 2014 were $300,000, $600,000 and $900,000, respectively. Pursuant to his prior employment agreement with the Company, which is described below, Mr. Remppies was eligible to receive an annual target equity compensation award of $300,000. Annual equity compensation awards are determined by the compensation committee based on its subjective determination of the overall performance of the executive and the Company during the year.

On April 9, 2015, the compensation committee granted Mr. Olander 153,374.23 LTIP units in recognition of the Company’s and his performance during calendar year 2014. The LTIP units had an aggregate grant date fair value of $1,250,000 based on the fair market value per share of our common stock on such date ($8.15). The LTIP units vested immediately as to 48% of the shares upon grant, and 26% will vest on each of the first two anniversaries of April 9, 2015. In determining to grant Mr. Olander an equity award in excess of his maximum equity compensation level for calendar year 2014 pursuant to his employment agreement, the compensation committee took into account, among other factors, that Mr. Olander agreed to take on the roles of CFO and interim CAO in 2014, in addition to serving as our CEO. The following two charts illustrate the mix of compensation earned by Mr. Olander during 2014. As set forth in the charts, long-term incentive compensation comprised over 50% of Mr. Olander’s compensation for 2014, and equity comprised 70%.

On April 9, 2015, the compensation committee granted Mr. Remppies 18,404.91 LTIP units in recognition of the Company’s and his performance during calendar year 2014. The LTIP units had an aggregate grant date fair value of $150,000 based on the fair market value per share of our common stock on such date ($8.15). The LTIP units vested immediately as to 25% of the shares upon grant, and 25% will vest on each of the first three anniversaries of April 9, 2015. In determining to grant Mr. Remppies this equity award for calendar year 2014, the compensation committee took into account, among other factors, that Mr. Remppies agreed to take on the role of COO in 2014, in addition to serving as our Chief Administrative Officer.

Pursuant to their respective employment agreements with the Company, which have been superseded by their respective separation agreements with the Company, as described below, the threshold, target and maximum equity compensation levels for Messrs. Lubeck and Miller, and Ms. Truong, for calendar year 2014 were: $300,000, $600,000 and $900,000 for Mr. Lubeck; $125,000, $250,000 and $375,000 for Mr. Miller; and $100,000, $200,000 and $300,000 for Ms. Truong. Messrs. Lubeck and Miller, and Ms. Truong, were not entitled to receive an equity compensation award for calendar year 2014 due to their respective resignations from the Company prior to the grant of such awards. In the event the Company’s actual performance does not meet the threshold level for a performance metric, as set forth in the table above, no portion of the annual bonus will be earned in respect of such metric. If the Company’s actual performance for the calendar year is above the maximum level for a performance metric, as set forth in the table above, the amount of the annual bonus that may be earned in respect of such performance metric will be capped at the maximum level.

Employment and Separation Agreements

We believe that employment agreements are an important tool for attracting and retaining executives. The Company entered into new employment agreements on July 21, 2014 with each of Messrs. Lubeck and Olander, and on July 23, 2014, with each of Mr. Miller and Ms. Truong. The new employment agreements replaced the existing employment agreements of Messrs. Lubeck and Olander, each dated as of August 3, 2012, and of Mr. Miller and Ms. Truong, each dated as of July 1, 2012 and amended on February 25, 2013. Mr. Olander’s employment agreement was amended, effective May 7, 2015. Mr. Remppies entered into a new employment agreement with the Company, dated May 7, 2015, which replaced his existing employment agreement with the Company, dated August 3, 2012.

The employment agreements with Mr. Olander and Mr. Remppies contain change in control provisions affecting the vesting and exercise of equity awards, which we believe prevents our executives from becoming distracted and provides an incentive for them to continue to seek to build stockholder value in the event that the Company considers a transaction which would be a change in control. The material terms of the employment agreement with Mr. Olander as in effect prior to its amendment on May 7, 2015, and the material terms of the prior employment agreement with Mr. Remppies, are described in the narrative disclosure to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2014 Table.” For a description of the material terms of the amendment to Mr. Olander’s employment agreement and the material terms of Mr. Remppies’ new employment agreement, see “Management—2015 Subsequent Events.”

The employment agreements with Mr. Lubeck and Ms. Truong also contained change in control provisions affecting the vesting and exercise of equity awards. Although Mr. Lubeck and Ms. Truong are no longer employed by the Company, the terms of their employment agreements are required to be described herein pursuant to Item 402 of Regulation S-K. The material terms of such agreements are described in the narrative disclosure to the “Summary Compensation Table” and the “Grants of Plan-Based Awards in 2014 Table.”

In connection with his resignation from the Company, Mr. Miller entered into a separation agreement and general release with the Company, dated as of December 15, 2014, but effective as of December 11, 2014, which superseded his employment agreement with the Company, other than certain restrictive covenants contained therein. The material terms of the separation agreement and general release with Mr. Miller are described in “—Potential Payments Upon Termination or Change in Control.”

Our board and Mr. Lubeck, our former executive chairman, and Ms. Truong, our former CIO, decided to separate in late 2014 with a mutual understanding of severance terms. On January 22, 2015, the Company and the former executives finalized and executed the separation agreements, which also included other provisions, including a general release from Mr. Lubeck and Ms. Truong. The material terms of these agreements are described in “—Potential Payments Upon Termination or Change in Control.” The separation agreements superseded each of Mr. Lubeck’s and Ms. Truong’s employment agreements.

Clawback of Awards

Our board adopted a clawback policy in 2014 in connection with the implementation of our new executive compensation program. The clawback policy provides that if, in the opinion of the independent directors of our board, the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s executive officers, the independent directors have the discretion to use their best efforts to remedy the fraud or misconduct and prevent its recurrence. The Company’s independent directors may, based upon the facts and circumstances surrounding the restatement, direct that the Company recovers all or a portion of any bonus or incentive compensation paid, or cancel the stock-based awards granted under the long-term incentive plan, to an executive officer. In addition, the independent directors may also seek to recoup any gains realized with respect to equity-based awards, including stock options and restricted stock units, regardless of when issued. The remedies that may be sought by the independent directors are subject to a number of conditions, including, that: (1) the bonus or incentive compensation to be recouped was calculated based upon the financial results that were restated, (2) the executive officer in question engaged in the intentional misconduct and (3) the bonus or incentive compensation calculated under the restated financial results is less than the amount actually paid or awarded.

Perquisites and Benefits

Perquisites are not a significant component of executive compensation. While employed by us, the Company paid Mr. Lubeck and Mr. Miller a monthly car allowance of $900 and $372, respectively. The Company’s 401(k) plan provides a discretionary matching contribution to all participants, including participating named executive officers, which is equal to 40% of employee deferrals that do not exceed 5% of eligible earnings (up to plan limits). In 2014, the Company gave each named executive officer a cash allowance that could be used by the executive for any reason but which was intended to cover the costs of the executive’s portion of the premiums for medical, dental, vision, child life, spouse life, optional life, critical illness and accident insurance coverage under the Company’s plans. Our general policies applicable to all employees govern paid vacation and other time off.

Tax Considerations

Under Section 162(m) of the Code, or Section 162(m), a public company generally is limited to a $1 million deduction for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the CFO). This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based. The compensation committee believes it is appropriate to take into account the $1 million limit on the deductibility of executive compensation and to seek to qualify executive compensation awards as performance-based compensation excluded from the $1 million limit. However, our board may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for our executive officers.

2015 Subsequent Events

Separation of Mr. Lubeck and Ms. Truong

Our board and Mr. Lubeck, our former executive chairman, and Ms. Truong, our former CIO, decided to separate in late 2014 with a mutual understanding of severance terms. On January 22, 2015, the Company and the former executives finalized and executed the separation agreements, which also included other provisions, including a general release from Mr. Lubeck and Ms. Truong. The material terms of these agreements are described in “—Potential Payments Upon Termination or Change in Control.”

LTIP Awards

Based on its determination of each executive’s performance and the Company’s performance during 2014, the compensation committee granted equity awards to each of Messrs. Olander and Remppies in 2015, as described above in “—Elements of our Executive Officer Compensation Program—Long-Term Equity Incentives.”

Extension of Incentive Plans

On June 25, 2015, our board of directors approved and adopted an amendment to each of the 2006 Plan and the 2012 Plan in order to extend the duration of each plan to June 30, 2035.

New CFO

On May 7, 2015, we entered into an employment agreement with Mr. Brooks, pursuant to which Mr. Brooks became our CFO effective May 18, 2015. The material terms of Mr. Brooks’ employment agreement are summarized below.

Employment Agreements with Gustav G. Remppies and Greg E. Brooks

On May 7, 2015, the Company entered into a new employment agreement with Mr. Remppies and an employment agreement with Mr. Brooks, pursuant to which Mr. Brooks became the CFO effective May 18, 2015. Mr. Remppies’ employment agreement replaced his prior employment agreement with the Company, dated August 3, 2012.

Mr. Remppies’ employment agreement, which became effective on May 7, 2015, has an initial term expiring on May 7, 2018, and Mr. Brooks’ employment agreement, which became effective on May 18, 2015, has an initial term expiring on May 18, 2018. The employment agreements provide for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with prior written notice of non-renewal (90 days in the case of non-renewal by the executive and 180 days in the case of non-renewal by the Company). The employment agreements require the executive to devote substantially all of his business time and effort to the performance of his duties with the Company.

The employment agreements provide for, among other things:

•	an annual base salary of $400,000 for Mr. Remppies and $350,000 for Mr. Brooks, subject to future increases but not decreases from time to time at the discretion of our board of directors or the compensation committee;

•	eligibility to receive annual cash and equity bonus compensation, subject to the terms and conditions established annually by our board of directors or the compensation committee and any applicable award agreement;

•	eligibility to participate in the Company’s equity incentive plans, subject to the terms and conditions of such plans and any applicable award agreement; and

•	the entitlement to receive all employee benefits and perquisites made available to the Company’s other senior executives, and payment by the Company of 100% of the premium costs of the health insurance coverage provided to the executive and his dependents.

Annual cash and equity bonus compensation will be subject to the achievement of performance criteria established annually by our board of directors or the compensation committee, which will be based 80% on corporate goals and 20% on individual goals. The threshold, target and maximum annual bonus levels for the executives for calendar year 2015 are: $200,000, $400,000 and $600,000, respectively, for Mr. Remppies; and $250,000, $350,000 and $450,000, respectively, for Mr. Brooks. Neither executive’s annual bonus for calendar year 2015 will be prorated. Each executive’s annual bonus, if any, will be paid 50% in cash and 50% in LTIP units.

Equity compensation awards will be subject to the executive’s achievement of performance criteria over a three-year performance period. The threshold, target and maximum equity compensation levels for the executives for calendar year 2015 are: $350,000, $700,000 and $1,050,000, respectively, for Mr. Remppies; and $200,000, $350,000 and $500,000, respectively, for Mr. Brooks. Each executive’s equity compensation award for calendar year 2015 will be in the form of LTIP units and will not be prorated. Equity compensation awards earned by the executives will vest 50% on the conclusion of the performance period and 50% on the first anniversary of the conclusion of the performance period.

Upon the occurrence of a Successful Capital Transaction, each executive will be granted a one-time equity compensation award in an amount equal to $900,000 for Mr. Remppies and $1,000,000 for Mr. Brooks, subject to the executive’s continued employment with the Company or any of its subsidiaries through the date of such Successful Capital Transaction; provided, that, if, within six months following the termination of the executive’s employment (i) by the Company without “cause,” (ii) by the executive for “good reason” (as each such term is defined below), (iii) due to the executive’s death or (iv) by virtue of the executive’s disability, a Successful Capital Transaction occurs, then the executive or his estate or beneficiaries, as applicable, will be entitled to receive such one-time equity compensation award. A “Successful Capital Transaction” means the occurrence of any of the following events: (i) the consummation of a sale, merger or “change in control” (as such term is defined in the 2012 Plan) of the Company that was approved by our board of directors, (ii) the Company raises sufficient equity capital to repay at least 50% of the Company’s preferred debt, provided that clause (ii) may only be triggered in connection with a liquidity event, which, for the avoidance of doubt, will not include a refinancing of the Company’s preferred debt, or (iii) the Company raises sufficient capital to reduce the Company’s debt to total capitalization level to below 50%.

Mr. Brooks will also be granted a one-time equity compensation award of 100,000 LTIP units within ten days following the effective date of his employment agreement, which will vest annually over four years, with 25% vesting on each of the first, second, third and fourth anniversaries of the effective date, subject to such other terms and conditions as the compensation committee will determine.

If the Company terminates the executive’s employment for cause or if the executive’s employment terminates as a result of the expiration and non-renewal of the employment agreement, the executive will be entitled to receive his annual base salary and other Accrued Benefits, as well as any earned and accrued bonus. However, if the executive is terminated for certain types of cause, the executive will not be entitled to receive any earned and accrued bonus. If the executive resigns without good reason, the executive will be entitled to receive the Accrued Benefits.

If the Company terminates the executive’s employment without cause or the executive resigns for good reason, the executive will be entitled receive the Accrued Benefits, any earned and accrued bonus, and, subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company, the following severance benefits:

•	A cash payment equal to one and one-half (1.5) times the sum of (i) the executive’s then-current annual base salary plus (ii) the greater of (x) the annual bonus compensation most recently earned (whether or not paid) and (y) the average annual bonus compensation actually paid for the last three full fiscal years, provided that, if at the time of termination at least three full fiscal years have not occurred, then the average annual bonus will be determined using the target bonus level for calendar year 2015 for the missing years. The cash payment will be payable in equal installments over 18 months.

•	The Company will (i) reimburse the COBRA premium for the executive and his dependents under its major medical group health and dental plan and (ii) provide such additional continuing health, dental, disability and life insurance benefits as the executive and his dependents would have received (and at the same cost as payable by the Company’s other executives) in the absence of the executive’s termination, in each case for 18 months, provided that such reimbursements and coverage will cease if the executive becomes entitled to health benefits from another employer.

•	All Equity Awards will immediately vest and any forfeiture restrictions will immediately lapse (treating any performance criteria applicable to such awards for the year of termination as being fully satisfied).

The executive or his estate or beneficiaries, as applicable, will be entitled to receive the following benefits in the event of the executive’s death or disability:

•	The Accrued Benefits and any earned and accrued bonus.

•	An amount equal to the sum of (i) one year of the executive’s then-current annual base salary plus (ii) the executive’s annual bonus at the target level for the year in which his death or disability occurs, or, if no target level has been established for that year, based on the target level for calendar year 2015, provided that in no event will such amount be less than the annual bonus (if any) earned by the executive for the prior year.

•	Equity Awards that vest solely based on the passage of time will become fully vested and Equity Awards that vest based on the achievement of performance criteria and for which the performance period is incomplete will be deemed earned based on the actual levels of achievement of the performance criteria as of the date of the termination (or the target levels of achievement with respect to the performance criteria relating to strategic objectives). The Equity Awards will be pro-rated based on the portion of the performance period that has elapsed through the date of termination. Equity Awards for which the performance period is complete but for which the additional vesting period is incomplete will become fully vested as of the date of termination.

•	Reimbursement of the COBRA premium for the executive and his dependents under the Company’s major medical group health and dental plan and such additional continuing benefits as the executive and his dependents would have been entitled to receive in the absence of the executive’s termination, in each case for 18 months.

“Cause” is generally defined in the employment agreements as the occurrence of any of the following: (a) the executive’s conviction for (or pleading guilty or nolo contendere to) any felony or misdemeanor which our board of directors reasonably concludes brings the executive into disrepute or is likely to cause material harm to the Company (not including violations of routine vehicular laws); (b) the executive’s indictment for any felony or misdemeanor involving moral turpitude (which our board of directors reasonably concludes brings the executive into disrepute or is likely to cause material harm to the Company), if such indictment is not discharged or otherwise resolved within 18 months; (c) the executive’s commission of an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Company, its “business” (as such term is defined in the employment agreement) or the performance of the executive’s duties under the employment agreement; (d) the continuing failure or habitual neglect by the executive to perform the executive’s duties under the employment agreement; (e) any violation by the executive of the restrictive covenants set forth in the employment agreement; or (f) the executive’s material breach of the employment agreement, subject, with respect to items (d), (e) and (f) above, to certain cure rights provided to the executive in the employment agreement.

“Good Reason” is generally defined in the employment agreements as the occurrence of any of the following without the executive’s written consent, subject to certain notice and cure provisions set forth in the employment agreements: (a) any material and significant diminution in the executive’s title, authorities, duties or responsibilities (including without limitation the assignment of duties inconsistent with his position, or a significant adverse alteration of the nature or status of his responsibilities, or a significant adverse alteration of the conditions of his employment); (b) a material reduction in the executive’s annual salary; (c) the Company’s material breach of the employment agreement; or (d) a determination by the Company to relocate its corporate headquarters to a new location that is more than 50 miles from the current address of the Company’s corporate headquarters in Richmond, Virginia.

The employment agreements provide that upon the occurrence of a “change in control” (as such term is defined in the 2012 Plan, as amended and in effect as of the effective date of the employment agreement), all Equity

Awards granted to the executive under the employment agreement will vest and all forfeiture restrictions applicable to such Equity Awards will lapse (treating any performance criteria applicable to such awards as being fully satisfied).

The employment agreements provide that, prior to the effective time of an IPO, if the executive incurs any excise tax liability under Section 4999 of the Code as a result of receiving any “parachute payments” (as defined in Section 280G of the Code) from the Company, the Company will pay the executive an amount equal to the sum of such excise tax liability plus the amount necessary to put the executive in the same after-tax position (taking into account any additional tax liability incurred by the executive as a result of the Company’s payment of the excise tax liability) as if no excise taxes had been imposed with respect to such parachute payments. The employment agreements, with respect to the period of time from and after the effective time of an IPO, provide that the Company will reduce any payments to the executive to the extent necessary to prevent such payments from being subject to the excise tax under Section 4999 of the Code, but only if such reduction would give the executive a better after-tax result then if he received the full amount of the payments.

The employment agreements contain standard confidentiality provisions, which apply indefinitely, and non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for 18 months following the executive’s termination of employment for any reason (other than due to the executive’s death).

First Amendment to Employment Agreement of Stanley J. Olander, Jr.

On May 7, 2015, the Company entered into an amendment to the employment agreement, dated July 21, 2014, of Mr. Olander, or the Amendment. The changes that were made to Mr. Olander’s employment agreement that are summarized below conform his employment agreement to the provisions of the employment agreements of Messrs. Remppies and Brooks, as described above.

The Amendment modifies, among other things, the manner in which the vesting of Mr. Olander’s outstanding equity compensation awards will accelerate upon his termination of employment without “cause” or resignation for “good reason” (as each such term is defined in his employment agreement), or upon the occurrence of a “change in control” of the Company (as such term is defined in the 2012 Plan). Upon any such termination of employment or upon the occurrence of a change in control, all equity awards granted to Mr. Olander will be deemed vested and any applicable forfeiture restrictions will lapse (treating any applicable performance criteria for the year of termination as being fully satisfied or, upon a change in control, treating any applicable performance criteria as being fully satisfied). The Amendment also modifies the $1,000,000 one-time equity compensation award that Mr. Olander is entitled to receive under his employment agreement such that it will be awarded upon the occurrence of a Successful Capital Transaction, consistent with the terms of the employment agreements of Messrs. Remppies and Brooks, as described above.

Except as modified by the Amendment, Mr. Olander’s employment agreement remains unchanged and in full force and effect.

Clawback of Awards

On June 25, 2015, upon recommendation from the compensation committee, our board adopted the following policy. If our board determines that a Covered Officer (as defined below) has engaged in fraud or willful misconduct that caused or otherwise contributed to the requirement for a material accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement (other than a restatement due to a change in accounting rules), our board will review all performance-based compensation awarded to or earned by that Covered Officer on the basis of performance during fiscal periods materially affected by the restatement. Performance-based compensation subject to this policy includes annual cash incentive/bonus awards (including short-term incentive awards) and all forms of equity-based compensation. If, in our board’s view, the performance-based compensation would have been lower if it had been based on the restated results, our board will, to the extent permitted by applicable law, seek recoupment from that Covered Officer of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. Generally, this review would include consideration of:

•	our board’s view of what performance-based compensation would have been awarded to or earned by the Covered Officer had the financial statements been properly reported;

•	the nature of the events that led to the restatement;

•	the conduct of the Covered Officer in connection with the events that led to the restatement;

•	whether the assertion of a claim against the Covered Officer could prejudice the Company’s overall interests and whether other penalties or punishments are being imposed on the Covered Officer, including by third parties such as regulators or other authorities; and

•	any other facts and circumstances that our board deems relevant.

Any recoupment under this policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

For purposes of this policy, “Covered Officers” means the Company’s executive officers (as defined under the Exchange Act), any other officer of the Company subject to the reporting requirements of Section 16 of the Exchange Act, and any other officer as determined by our board) in its sole and absolute discretion. Nothing contained in this policy will limit the Company’s ability to seek recoupment, in appropriate circumstances (including circumstances beyond the scope of this policy) and as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Covered Officer.

Our board may delegate one or more of the duties or powers described in this policy to one or more committees of our board consisting solely of independent directors.

Implementation rules for the mandatory clawback requirements under the Dodd-Frank Act have yet to be finalized as of the date of initial adoption of this policy. As such, to the extent necessary, this policy will be amended to conform with the final Dodd-Frank Act rules once issued and applicable to the Company.

Executive Officer Compensation

Summary Compensation Table

The following table provides information regarding the compensation earned in 2014, 2013 and 2012 by our named executive officers for services to us.

Name and Principal Position	Year		Salary	Bonus(9)	Stock Awards (10)	Non-Equity Incentive Plan Compensation (11)	All Other Compensation (12)	Total
Current Executive Officers
Stanley J. Olander(1)	2014		$625,000	$—	$224,997	$100,000	$87,737	$1,037,734
CEO, President, Former CFO and Interim CAO	2013		$300,000	$300,000	$300,000	$—	$5,551	$905,551
	2012	(2)	$115,385	$—	$1,605,875	$—	$28,079	$1,749,340

Gustav G. Remppies(3)	2014		$300,000	$600,000	$224,997	$—	$80,947	$1,205,944
COO and Former Chief Administrative Officer	2013		$284,615	$250,000	$250,000	$—	$6,125	$790,740
	2012	(2)	$96,154	$—	$1,198,376	$—	$22,762	$1,317,292

Former Executive Officers
Joseph G. Lubeck(4)	2014		$675,000	$—	$224,997	$—	$82,258	$982,255
Former Executive Chairman	2013		$250,000	$250,000	$1,358,742	$—	$59,366	$1,918,108
	2012	(2)	$96,154	$—	$179,626	$—	$2,755	$278,535

James G. Miller(5)(6)	2014		$339,455	$—	$50,000	$—	$401,427	$790,882
Former COO and CAO	2013		$234,677	$50,000	$489,000	$—	$27,176	$800,853
	2012	(2)	$—	$—	$—	$—	$—	$—

Elizabeth T. Truong(7)(8)	2014		$300,000	$—	$50,000	$—	$34,734	$384,734
Former CIO	2013		$234,677	$50,000	$489,000	$—	$28,925	$802,602
	2012	(2)	$—	$—	$—	$—	$—	$—

(1)	In addition to his position as our CEO, Mr. Olander served as our CFO from March 20, 2014 to May 18, 2015, our President from January 29, 2015 and our interim CAO from December 11, 2014. Mr. Olander serves on our board; however, he does not receive compensation in connection with such service.
(2)	For 2012, represents compensation from August 3, 2012 until December 31, 2012. Prior to August 3, 2012, our executive officers did not receive compensation directly from us for services related to us.
(3)	Mr. Remppies served as our President and CIO until April 5, 2013, at which time Mr. Remppies was appointed as in which role Mr. Remppies served until May 18, 2015. Mr. Remppies was also appointed to serve as COO on December 11, 2014.
(4)	Mr. Lubeck became the Executive Chairman of our Company on August 3, 2012. Until his resignation on January 22, 2015, Mr. Lubeck served on our board; however, he did not receive compensation for such role.
(5)	Mr. Miller became an employee of our Company on March 14, 2013 and served as our CFO from April 5, 2013 to March 20, 2014. He became our COO and CAO on March 20, 2014. Mr. Miller resigned on December 11, 2014.
(6)	Other than the equity award, affiliates of ELRH reimbursed the Company for 25% of Mr. Miller’s compensation in 2013.
(7)	Ms. Truong became an employee of our Company on March 14, 2013 and our CIO on April 5, 2013. Ms. Truong resigned on January 22, 2015.
(8)	Other than the equity award, affiliates of ELRH reimbursed the Company for 100% of Ms. Truong’s compensation in 2013.
(9)	The amount in this column for Mr. Remppies for 2014 represents the discretionary annual bonus that Mr. Remppies earned for calendar year 2014, of which $300,000 was paid in the form of cash and $300,000 was paid in the form of a grant of 36,809.82 fully vested LTIP units, which were granted on April 9, 2015.

(10)	The dollar amount reflected in the “Stock Awards” column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, of all grants of LTIP units. See Note 11 to the consolidated financial statements. For 2014, the aggregate grant date fair value of equity awards reported in this column reflects the grant date fair value of time-vested LTIP unit grants to our named executive officers.
(11)	Represents the cash portion of the annual performance-based bonus that Mr. Olander earned under the STIP for calendar year 2014. The remaining portion of Mr. Olander’s annual bonus for calendar year 2014 under the STIP ($440,000) was paid to him in the form of 53,987.73 fully vested LTIP units, which were granted to Mr. Olander on April 9, 2015.
(12)	All other compensation for our named executive officers for 2014 is described in the table below:

2014	Stanley J. Olander	Gustav G. Remppies	Joseph G. Lubeck	James G. Miller	Elizabeth T. Truong
Distributions on LTIP units(i)	$74,986	$58,146	$61,458	$18,534	$19,534
Severance and Accrued Leave Benefits(ii)	$—	$—	$—	$368,615	$—
Cash Allowance(iii)	$7,551	$8,199	$10,000	$10,000	$10,000
Car Allowance	$—	$—	$10,800	4,278	$—
401(k) Employer Match	$5,200	$14,602	$—	—	$5,200

Total	$87,737	$80,947	$82,258	$401,427	$34,734

(i)	Represents the aggregate amount of monthly distributions paid by the Company with respect to the unvested LTIP units. These distributions are paid in connection with the Company’s payment of distributions on limited partnership units and the monthly amounts are calculated based on the number of LTIP units held at month-end and multiplied by $0.025 per LTIP unit.
(ii)	Represents the separation payments and accrued leave benefits that Mr. Miller is entitled to receive, assuming compliance with the terms of his separation agreement, in connection with his resignation from the Company on December 11, 2014, pursuant to the terms of his separation agreement and general release with the Company, as described below in “Potential Payments Upon Termination or Change in Control.” The amount in the table above is comprised of the following amounts: (i) $300,000, which is the aggregate amount of the separation payments to be paid to Mr. Miller in equal installments over a twelve month period that commenced on February 11, 2015, (ii) $21,500, which is the estimated amount of premiums to be paid by the Company for continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, of Mr. Miller and his dependents under the Company’s health, dental and vision plans for a period of twelve months, provided that Mr. Miller is not eligible for coverage by a subsequent employer, and (iii) $47,115, which is the amount of accrued leave benefits paid by the Company to Mr. Miller in connection with his resignation.
(iii)	Represents the cash allowance that the Company gave to each named executive officer in 2014, which could be used by the executive for any reason but which was intended to cover the costs of the executive’s portion of the premiums for medical, dental, vision, child life, spouse life, optional life, critical illness and accident insurance coverage under the Company’s plans.

Grants of Plan-Based Awards in 2014

The following table summarizes grants of plan-based awards made to our named executive officers for 2014.

Name	Grant Date		Board / Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Current Executive Officers
Stanley J. Olander	06/04/2014	(4)	07/27/2012	350,000	700,000	1,050,000	350,000	700,000	1,050,000	27,607	224,997
Gustav G. Remppies	06/04/2014	(4)	07/27/2012	—	—	—	—	—	—	27,607	224,997

Former Executive Officers
Joseph G. Lubeck	06/04/2014	(4)	07/27/2012	325,000	650,000	975,000	325,000	650,000	975,000	27,607	224,997
James G. Miller	03/19/2014	(5)	03/19/2014	150,000	300,000	450,000	150,000	300,000	450,000	6,315	50,000
Elizabeth T. Truong	03/19/2014	(5)	03/19/2014	125,000	250,000	375,000	125,000	250,000	375,000	6,315	50,000

(1)	The amounts in the table for Messrs. Olander, Lubeck and Miller, and Ms. Truong, represent each executive’s respective aggregate threshold, target and maximum annual bonus levels under the STIP for calendar year 2014. Annual bonuses under the STIP are generally payable 50% in cash and 50% in equity. Based on the achievement of the applicable performance metrics, on April 9, 2015, the compensation committee approved an annual cash bonus of $100,000 for Mr. Olander for 2014. The other named executive officers were not entitled to receive a STIP bonus for 2014 due to their respective resignations from the Company prior to the payment of such bonuses.
(2)	The amounts in the table for Messrs. Olander, Lubeck and Miller, and Ms. Truong, represent each executive’s respective aggregate threshold, target and maximum annual bonus levels under the STIP for calendar year 2014. Annual bonuses under the STIP are generally payable 50% in cash and 50% in equity. Based on the achievement of the applicable performance metrics, on April 9, 2015, the compensation committee approved an annual equity award bonus for Mr. Olander for 2014 of $440,000, which was paid in the form of a grant of 53,987.73 fully vested LTIP units on April 9, 2015. The number of LTIP units granted to Mr. Olander was based on the fair market value per share of our common stock on the date of grant ($8.15). The other named executive officers were not entitled to receive a STIP bonus for 2014 due to their respective resignations from the Company prior to the payment of such bonuses.
(3)	Computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. See Note 11 to the consolidated financial statements for an explanation of the assumptions made in valuing these awards.
(4)	Represents an award of LTIP units granted under the 2012 Plan. The board approved the grant of these LTIP units on July 27, 2012, in connection with the 2012 Transaction. Pursuant to the terms of each of Mr. Lubeck’s, Mr. Olander’s and Mr. Remppies’ prior employment agreement with the Company, each dated August 3, 2012, these LTIP units were to be granted immediately following the closing of our acquisition of the Andros Isles property. These LTIP units were granted on June 4, 2014, the date of the closing of such acquisition, and were fully vested upon grant.
(5)	Represents an award of LTIP units granted under the 2012 Plan. These LTIP units were fully vested upon grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Current Executive Officers

Employment Agreement with Mr. Olander

The Company entered into a new employment agreement on July 21, 2014 with Mr. Olander, which superseded Mr. Olander’s prior employment agreement dated August 3, 2012. The employment agreement has an initial term expiring on December 31, 2017. The employment agreement provides for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with prior written notice of non-renewal (90 days in the case of non-renewal by the executive and 180 days in the case of non-renewal by our Company). The employment agreement provides that Mr. Olander will be nominated for re-election to our board at each annual meeting of our stockholders for so long as he serves as our CEO. The employment agreement requires Mr. Olander to devote substantially all of his business time and effort to the performance of his duties with our Company.

The employment agreement provides for, among other things:

•	an annual base salary of $625,000, subject to future increases from time to time at the discretion of our board or the compensation committee;

•	eligibility to receive annual cash and equity bonus compensation, subject to the terms and conditions established annually by our board or the compensation committee and any applicable award agreement;

•	eligibility to participate in our equity incentive plans, subject to the terms and conditions of such plans and any applicable award agreement; and

•	the entitlement to receive all employee benefits and perquisites made available to our other senior executives.

Annual cash and equity bonus compensation will be subject to the achievement of performance criteria established annually by our board or the compensation committee, which will be based 80% on corporate goals and 20% on individual goals. The threshold, target and maximum annual bonus levels for Mr. Olander for calendar year 2014 were $350,000, $700,000 and $1,050,000, respectively.

Equity compensation awards will be subject to Mr. Olander’s achievement of performance criteria over a three-year performance period. The threshold, target and maximum equity compensation levels for Mr. Olander for calendar year 2014 were $300,000, $600,000 and $900,000, respectively. Equity compensation awards earned by Mr. Olander will vest 50% on the conclusion of the performance period and 50% on the first anniversary of the conclusion of the performance period. The employment agreements provide that Mr. Olander will also be granted a one-time equity compensation award in the amount of $1,000,000, subject to such vesting or forfeiture restrictions as the compensation committee will determine.

The employment agreement provides that we will pay for 100% of the premium cost of our health insurance coverage provided to Mr. Olander and his dependents, subject to our continuation of such plan and coverage. Further, the employment agreement provides that Mr. Olander is entitled to long-term disability coverage equal to 66.67% of his annual base salary and life insurance coverage equal to $1,000,000.

The entitlements of Mr. Olander under his employment agreement upon a termination of employment or change in control of the Company are described in “—Potential Payments Upon Termination or Change in Control.”

Mr. Olander’s employment agreement was amended, effective May 7, 2015. The material terms of such amendment are described above in “—2015 Subsequent Events.”

Employment Agreement with Mr. Remppies

The Company entered into an employment agreement with Mr. Remppies, effective as of August 3, 2012. The initial term of the agreement expires on December 31, 2016. The employment agreement provides for automatic one-year extensions, unless either party provides the other with prior written notice of non-renewal in accordance with the terms of such agreement. The employment agreement provides for, among other things:

•	an annual base salary which is subject to future increases from time to time at the discretion of our board or the compensation committee;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by the compensation committee;

•	participation in our equity incentive plans; and

•	participation in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, relocation programs and similar benefits that may be available to our other senior executive officers.

The employment agreement provides that the initial target cash bonus for Mr. Remppies will be 100% of his annual salary, subject to achievement of performance criteria established by the compensation committee. The employment agreement further provides that the initial annual equity compensation award target for Mr. Remppies will be an LTIP award under the 2012 Plan in an amount equal to 100% of his annual salary, subject to achievement of performance criteria established by the compensation committee and such vesting or forfeiture restrictions as the compensation committee determines. In addition, the employment agreement provides for a grant of 174,647 LTIP units to Mr. Remppies (of which 147,040 units were issued in 2012 and 27,607 were issued in 2014).

The employment agreement provides that the Company will pay for 100% of the premium cost of the Company’s health insurance, dental insurance and disability insurance coverage provided to Mr. Remppies and his dependents, subject to the Company’s continuation of such plan and coverage. Further, the employment agreement provides that Mr. Remppies is entitled to long-term disability coverage equal to 66.67% of his annual base salary and life insurance coverage equal to $1,000,000.

The entitlements of Mr. Remppies under his employment agreement upon a termination of employment or change in control of the Company are described in “—Potential Payments Upon Termination or Change in Control.”

The Company entered into a new employment agreement with Mr. Remppies, dated May 7, 2015, which replaced his existing employment agreement with the Company, effective as of August 3, 2012. The material terms of Mr. Remppies’ new employment agreement are described above in “—2015 Subsequent Events.”

Employment Agreements with Former Executive Officers

The Company also entered into new employment agreements on July 21, 2014 with Mr. Lubeck, and on July 23, 2014 with Ms. Truong. Such employment agreements replaced the prior employment agreements of Mr. Lubeck, dated as of August 3, 2012, and Ms. Truong, dated as of July 1, 2012 and amended on February 25, 2013. On January 22, 2015, the Company entered into a separation agreement and general release with each of Mr. Lubeck and Ms. Truong pursuant to which each, respectively, resigned. The separation agreements superseded each of Mr. Lubeck’s and Ms. Truong’s employment agreements. Although Mr. Lubeck and Ms. Truong resigned in January 2015, the terms of their employment agreements are required to be described herein pursuant to Item 402 of Regulation S-K. The following terms, as they apply to Mr. Lubeck and Ms. Truong, are no longer applicable after their respective resignations on January 22, 2015. See “—Potential Payments Upon Termination or Change in Control—Separation Agreements with Mr. Lubeck and Ms. Truong” for a description of the terms applicable to Mr. Lubeck and Ms. Truong in 2015.

The employment agreements of Mr. Lubeck and Ms. Truong had the same terms and conditions as the employment agreement for Mr. Olander, as described above, except that:

•	the employment agreement for Ms. Truong had an initial term expiring on December 31, 2016;

•	the employment agreements provided for an annual base salary of $675,000 for Mr. Lubeck and $300,000 for Ms. Truong;

•	the threshold, target and maximum annual bonus levels for the executives for calendar year 2014 were: $325,000, $650,000 and $975,000 for Mr. Lubeck; and $125,000, $250,000 and $375,000 for Ms. Truong;

•	the threshold, target and maximum equity compensation levels for the executives for calendar year 2014 were: $300,000, $600,000 and $900,000 for Mr. Lubeck; and $100,000, $200,000 and $300,000 for Ms. Truong; and

•	the employment agreement for Ms. Truong provided that her one-time equity compensation award would have been in the amount of $200,000.

The entitlements of Mr. Lubeck and Ms. Truong under their respective employment agreements upon a termination of employment or change in control of the Company are described in “—Potential Payments Upon Termination or Change in Control,” although such terms are no longer applicable to Mr. Lubeck and Ms. Truong due to their separation from the Company.

2012 Other Equity-Based Award Plan

The 2012 Plan is intended to assist the Company and its affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its affiliates and to associate their interests with those of the Company and its stockholders. The 2012 Plan is administered by the compensation committee, provided that our board may, subject to certain limitations, exercise any and all rights and duties of the compensation committee under the 2012 Plan.

Eligibility

All employees of the Company or any subsidiary of the Company, including our named executive officers, and any member of our board are eligible to participate in the 2012 Plan. In addition, any other individual who provides significant services to the Company or a subsidiary of the Company (including an individual who provides services to the Company or a subsidiary of the Company by virtue of employment with, or providing services to, the operating partnership) is eligible to participate in the 2012 Plan if the compensation committee, in its sole discretion, or our board to the extent it determines to exercise the compensation committee’s duties in accordance with the 2012 Plan, determines that the participation of such individual is in the best interest of the Company.

Share Authorization

The maximum aggregate number of our shares of common stock that may be issued collectively under the 2012 Plan and the 2006 Plan is 2,000,000 shares of common stock. Other equity-based awards that are LTIP units will reduce the maximum aggregate number of shares of common stock that may be issued under the 2012 Plan on a one-for-one basis (i.e., each such unit shall be treated as an award of common stock).

Reallocation of Shares

If any award or grant under the 2012 Plan (including LTIP units) or the 2006 Plan expires, is forfeited or is terminated without having been exercised or is paid in cash without a requirement for the delivery of common stock, then any common stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such award or grant and any forfeited, lapsed, cancelled or expired LTIP units shall be available for the grant of additional other equity-based awards and other awards under the 2006 Plan. Any shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any other equity-based award under the 2012 Plan will not reduce the number of shares of common stock available under the 2012 Plan or the 2006 Plan.

Change in Control

Upon a change in control (as defined in the 2012 Plan), the compensation committee is authorized to cause outstanding other equity-based awards to become earned and non-forfeitable, in whole or in part. In the event of a change in control, the compensation committee, in its discretion and without the need for a participant’s consent, may provide that an outstanding other equity-based award, in whole or in part, will be assumed by, or a substitute award granted by, the surviving entity in the change in control. Any such assumed or substituted award will have a value, as of the date of the change in control, that is substantially equal to the value of the original award, or portion thereof to be assumed or substituted, as the compensation committee determines is equitably required and such other terms and conditions as may be prescribed by the compensation committee. In the event of a change in control, the compensation committee, in its discretion and without the need of a participant’s consent, may provide that each outstanding other equity-based award, in whole or in part, will be cancelled in exchange for a payment in cash, shares of our common stock or other securities or consideration received by stockholders in the change in control transaction. The amount of the payment will be an amount that is substantially equal to the price per share received by stockholders for each share of our common stock subject to an other equity-based award, or portion thereof to be cancelled, or the value of the other securities or property in which the other equity-based award, or portion thereof to be canceled, is denominated.

Other Equity-Based Awards; LTIP Units

The administrator may grant other equity-based awards under the 2012 Plan, including LTIP units. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator. LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the 2012 Plan, reducing the aggregate share authorization under the 2012 Plan and the 2006 Plan on a one-for-one basis (i.e., each such unit shall be treated as an award of common stock). The vesting period and other forfeiture restrictions for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether or not vested, will receive the same periodic per unit distributions as the limited partnership units issued by the operating partnership, which distributions will generally equal per share distributions on shares of our common stock, provided that distributions will not be paid in respect of LTIP units that are subject to performance-based vesting conditions unless and until such LTIP units become earned. The grant of LTIP units must satisfy the requirements of the partnership agreement of our operating partnership as in effect on the date of grant.

Initially, LTIP units will not have full parity with the limited partnership units issued by the operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, the operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in the operating partnership’s valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of limited partnership units. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of limited partnership units, the LTIP units will achieve full parity with the limited partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of limited partnership units at any time, and thereafter enjoy all the rights of the limited partnership units, including redemption/exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Amendment; Duration

The board may amend or terminate the 2012 Plan at any time; provided, however, that no amendment may adversely impair the rights of participants with respect to outstanding other equity-based awards, including holders of LTIP units. In addition, an amendment will be contingent on approval of the Company’s stockholders if the amendment would materially increase the aggregate number of shares of common stock that may be issued under the 2012 Plan together with the number of shares that may be issued under the 2006 Plan (except as provided in connection with certain adjustments related to changes in the Company’s capital structure). On June 25, 2015, our board approved and adopted an amendment to the 2012 Plan to extend the expiration date to June 30, 2035. Other equity-based awards, including LTIP units, granted before such date shall remain valid in accordance with their terms.

2006 Incentive Award Plan

We adopted our 2006 Plan (as amended and restated effective May 13, 2014), pursuant to which our board, or a committee of our independent directors, may make grants of options and awards of shares of our restricted common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. To date, only restricted stock awards to our directors have been granted under the 2006 Plan. On May 13, 2014, our board amended and restated the 2006 Plan to provide that independent directors will no longer be granted 1,000 shares of restricted stock upon their initial election and subsequent re-elections to our board. Our board adopted a new director compensation program in 2014, which is described in “—Director Compensation.”

Amendment; Duration

The board may not, without stockholder approval given within 12 months of our board’s action, amend our 2006 Plan to increase the number of shares of our common stock that may be issued pursuant to our 2006 Plan. Our 2006 Plan will be in effect until terminated by our board, which it may do at any time. On June 25, 2015, our board approved and adopted an amendment to the 2012 Plan to extend the expiration date to June 30, 2035. Except as indicated above, our board may modify our 2006 Plan from time to time.

Restrictions

Shares of restricted common stock granted under the 2006 Plan may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of restricted common stock have full voting rights and rights to dividends.

Outstanding Equity Awards at Fiscal Year End 2014

The following summarizes unvested equity awards held by our named executive officers as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Current Executive Officers
Stanley J. Olander	—	—
Gustav G. Remppies	—	—
Former Executive Officers
Joseph G. Lubeck(2)	90,695	739,164
James G. Miller(3)	—	—
Elizabeth T. Truong(2)	40,000	326,000

(1)	The market value of unvested LTIP units was calculated by multiplying the number of LTIP units by $8.15, the fair market value per share of our common stock on December 31, 2014.
(2)	Represents grants of LTIP units awarded to Mr. Lubeck and Ms. Truong on March 14, 2013 under the 2012 Plan. Mr. Lubeck and Ms. Truong forfeited all of their unvested LTIP units in connection with their respective resignations from the Company on January 22, 2015.
(3)	Mr. Miller forfeited all of his unvested LTIP units (40,000 LTIP units) in connection with his resignation from the Company on December 11, 2014.

Option Exercises and Stock Vested

The table below sets forth the number of LTIP units vested during the fiscal year ended December 31, 2014 and the aggregate dollar amount realized on vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Current Executive Officers
Stanley J. Olander(2)	27,607	224,997
Gustav G. Remppies(2)	27,607	224,997
Former Executive Officers
Joseph G. Lubeck(3)	72,954	594,578
James G. Miller(4)	26,135	213,000
Elizabeth T. Truong(4)	26,135	213,000

(1)	The value realized on vesting is calculated based on the number of LTIP units granted multiplied by the fair market value per share of our common stock on the vesting date ($8.15).
(2)	For both Mr. Olander and Mr. Remppies, these LTIP units were fully vested on the date of grant (June 4, 2014).
(3)	The amount is comprised of 27,607 LTIP units, which were fully vested on the date of grant (June 4, 2014), and 45,347 LTIP units, which represents the vesting of one-third of the 136,042 LTIP units that were granted to Mr. Lubeck on March 14, 2013. The remaining two-thirds, or 90,695, of the 136,042 LTIP units were forfeited in connection with Mr. Lubeck’s separation from the Company.
(4)	For both Mr. Miller and Ms. Truong, the amount is comprised of 6,135 LTIP units, which were fully vested on the date of grant (March 19, 2014), and 20,000 LTIP units, which represents the vesting of one-third of the 60,000 LTIP units that were granted to each executive on March 14, 2013. The remaining two-thirds, or 40,000 of the 60,000 LTIP units, were forfeited in connection with Mr. Miller’s and Ms. Truong’s separation from the Company.

Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Olander

The following description summarizes Mr. Olander’s entitlements upon a termination of employment or change in control of the Company pursuant to his employment agreement as in effect prior to its amendment on May 7, 2015. For a description of the material terms of the amendment to Mr. Olander’s employment agreement, see “—2015 Subsequent Events.”

If we terminate Mr. Olander’s employment for “cause” (as defined in the employment agreement) or if Mr. Olander’s employment terminates as a result of the expiration and non-renewal of the employment agreement, he will be entitled to receive his annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination, or the Accrued Benefits, as well as any earned and accrued bonus. However, if Mr. Olander is terminated for cause based on (i) a felony or misdemeanor conviction that brings him into disrepute or is likely to cause material harm to our Company, (ii) a felony or misdemeanor indictment involving moral turpitude that is not discharged or otherwise resolved within 18 months or (iii) an act of fraud, theft, dishonesty or breach of fiduciary duty related to our Company, its business or the performance of his duties, then Mr. Olander will not be entitled to receive his earned and accrued bonus. If Mr. Olander resigns without “good reason” (as defined in the employment agreement), he will be entitled to receive the Accrued Benefits.

If we terminate Mr. Olander’s employment without cause or he resigns for good reason, he will be entitled to receive the Accrued Benefits, any earned and accrued bonus, and, subject to his execution and non-revocation of a general release of claims in favor of our Company, the following severance benefits:

•	A cash payment equal to one and one-half (1.5) times the sum of (i) Mr. Olander’s then-current annual base salary plus (ii) the greater of (x) the annual bonus compensation most recently earned (whether or not paid) and (y) the average annual bonus compensation actually paid for the last three full fiscal years, provided that, if at the time of termination at least three full fiscal years have not occurred, then the average annual bonus will be determined using the target bonus level for calendar year 2014 for the missing years. The cash payment will be payable in equal installments over 18 months.

•	We will (i) reimburse the COBRA premium for Mr. Olander and his dependents under its major medical group health and dental plan and (ii) provide such additional continuing health, dental, disability and life insurance benefits as Mr. Olander and his dependents would have received (and at the same cost as payable by the Company’s other executives) in the absence of Mr. Olander’s termination, in each case for 18 months, provided that such reimbursements and coverage will cease if Mr. Olander becomes entitled to health benefits from another employer.

•	Equity awards granted to Mr. Olander, or the Equity Awards, that vest solely based on the passage of time will become fully vested and Equity Awards that vest based on the achievement of performance criteria and for which the performance period is incomplete will be deemed earned based on the actual levels of achievement of the performance criteria as of the date of termination (or the target levels of achievement with respect to performance criteria relating to strategic objectives). The Equity Awards will be pro-rated based on the portion of the performance period that has elapsed through the date of termination. Equity Awards for which the performance period is complete but for which the additional vesting period is incomplete will become fully vested as of the date of termination.

Mr. Olander or his estate or beneficiaries, as applicable, will be entitled to receive the following benefits in the event of Mr. Olander’s death or disability:

•	The Accrued Benefits and any earned and accrued bonus.

•	An amount equal to the sum of (i) one year of Mr. Olander’s then-current annual base salary plus (ii) his annual bonus at the target level for the year in which his death or disability occurs, or, if no target level has been established for that year, based on the target level for calendar year 2014, provided that in no event will such amount be less than the annual bonus (if any) earned by Mr. Olander for the prior year.

•	Equity Awards that vest solely based on the passage of time will become fully vested and Equity Awards that vest based on the achievement of performance criteria and for which the performance period is incomplete will be deemed earned based on the actual levels of achievement of the performance criteria as of the date of the termination (or the target levels of achievement with respect to the performance criteria relating to strategic objectives). The Equity Awards will be pro-rated based on the portion of the performance period that has elapsed through the date of termination. Equity Awards for which the performance period is complete but for which the additional vesting period is incomplete will become fully vested as of the date of termination.

•	Reimbursement of the COBRA premium for Mr. Olander and his dependents under our major medical group health and dental plan and such additional continuing benefits as Mr. Olander and his dependents would have been entitled to receive in the absence of Mr. Olander’s termination, in each case for 18 months.

The employment agreements provide that if a “change in control” (as defined in the employment agreements) occurs, then, with respect to each Equity Award held by Mr. Olander as of the date of such change in control for which vesting is solely based on the passage of time, 100% of such Equity Award will vest, and for which vesting is based on the achievement of performance criteria and for which the performance period is incomplete, the performance period will end on the date of the change in control and the Equity Award will be deemed earned based on the actual levels of achievement of the performance criteria as of such date (or the target levels of achievement with respect to the performance criteria relating to strategic objectives). The employment agreements provide that a change in control will not include an IPO.

The employment agreement provides that, prior to the effective time of an IPO, if Mr. Olander incurs any excise tax liability under Section 4999 of the Code as a result of receiving any “parachute payments” (as defined in Section 280G of the Code, such section, Section 280G) from our Company, we will pay him an amount equal to the sum of such excise tax liability plus the amount necessary to put him in the same after-tax position (taking into account any additional tax liability incurred by the executive as a result of our payment of the excise tax liability) as if no excise taxes had been imposed with respect to such parachute payments. The employment agreement, with respect to the period of time from and after the effective time of an IPO, provides that we will reduce any payments to Mr. Olander to the extent necessary to prevent such payments from being subject to the excise tax under Section 4999 of the Code, but only if such reduction would give Mr. Olander a better after-tax result then if he received the full amount of the payments.

The employment agreement contains standard confidentiality provisions, which apply indefinitely, and non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for 18 months following the executive’s termination of employment for any reason (other than due to the executive’s death).

Employment Agreement with Mr. Remppies

The following description summarizes Mr. Remppies’ entitlements upon a termination of employment or change in control of the Company pursuant to his prior employment agreement with the Company, dated August 3, 2012. For a description of the material terms of Mr. Remppies’ new employment agreement with the Company, dated May 7, 2015, see “—2015 Subsequent Events.”

If we terminate the employment of Mr. Remppies for “cause” (as defined in his employment agreement), he will be entitled to receive his annual base salary and other benefits that have been earned and accrued prior to the date of termination, and any earned and accrued bonus and reimbursement of expenses incurred prior to the date of termination. However, if Mr. Remppies is terminated for cause based on (i) a felony or misdemeanor conviction that brings the named executive officer into disrepute or is likely to cause material harm to the Company, (ii) a felony or misdemeanor indictment involving moral turpitude that is not discharged or otherwise resolved within 18 months or (iii) an act of fraud, theft, dishonesty or breach of fiduciary duty related to the Company, its business or the performance of his duties, then he will not be entitled to receive his earned and accrued bonus.

If Mr. Remppies resigns without “good reason” (as defined in the employment agreement), he will be entitled to receive his annual base salary and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination.

If we terminate the employment of Mr. Remppies without cause or he resigns for good reason, he will be entitled to certain severance benefits, which include the following:

•	Annual base salary and other benefits that have been earned and accrued prior to the date of termination, reimbursement of expenses incurred prior to the date of termination and any cash or equity bonus compensation that has been earned and accrued prior to the date of termination;

•	A cash payment in an amount equal to one and one-half (1.5) times the sum of (i) his then-current annual base salary plus the greater of (ii) the annual cash bonus compensation most recently earned (whether or not paid) and the average annual cash bonus compensation actually paid for the last three full fiscal years (using, for each partial fiscal year, the target annual cash bonus under the employment agreement to determine the average), subject to his timely execution and non-revocation of the general release of claims, and payable in equal installments in accordance with the Company’s payroll over the period in which the covenant against competition applies;

•	Reimbursement of the COBRA premium under its major medical health and dental plan, and Mr. Remppies and his dependents will be entitled to receive continuing coverage under health, dental, disability and life insurance benefit plans at the same cost as payable by our other executives for a period of 18 months after his termination, subject to his timely execution and non-revocation of the general release of claims. We will have no obligation to provide these continuing benefits if Mr. Remppies becomes entitled to receive them from another employer; and

•	Immediate vesting of all equity awards granted to Mr. Remppies under our 2006 Plan, the 2012 Plan or any subsequent equity incentive plan approved by our board, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our board, may be cashed out or cancelled, subject to his timely execution and non-revocation of the general release of claims.

The employment agreement with Mr. Remppies provides that Mr. Remppies or his estate will be entitled to certain benefits in the event of his death or disability. Specifically, Mr. Remppies, or in the event of his death, his beneficiaries, will be entitled to the following:

•	Annual salary and other benefits that are earned and accrued under the employment agreement and the applicable benefit plans prior to the date of termination;

•	Any cash or equity bonus compensation that has been earned and accrued prior to the date of termination;

•	An additional amount equal to one year of his then-current annual salary plus an amount equal to the annual cash bonus for the year in which his death or disability occurs based on the then-current annual cash bonus target level under the bonus plan or, if not in place, the initial target level under the employment agreement for such year (and no less than the annual cash bonus earned by him for the prior year);

•	Immediate vesting of all equity awards granted to Mr. Remppies under our 2006 Plan, the 2012 Plan or any subsequent equity incentive plan approved by our board, any forfeiture restrictions will immediately lapse and any target bonus performance criteria for the year in which such termination occurs will be treated as satisfied and, in the case of any options, will become vested and exercisable or, at the discretion of our board, may be cashed out or cancelled;

•	Reimbursement for and/or continuing coverage under the Company’s benefit plans for a period of 18 months after Mr. Remppies’ termination; and

•	Reimbursement for expenses incurred prior to the date of termination.

The employment agreement of Mr. Remppies provides that, if a “change in control” (as defined in the employment agreements) occurs, all equity awards granted to the named executive officer under the 2006 Plan, the 2012 Plan and any subsequent equity incentive plans approved by our board will immediately vest (and the performance criteria will be treated as satisfied) and, if applicable, become exercisable.

The employment agreement of Mr. Remppies provides that the Company will indemnify him for any “parachute payment” as defined in Section 280G for any excise tax liability, which would include the Company’s payment of the excise tax liability as well as the income, excise tax and employment tax liability attributable to payment of the excise tax liability.

The employment agreement contains standard confidentiality provisions, which apply indefinitely, and non-competition and non-solicitation provisions, which apply during the term of the employment agreement and for 18 months following the executive’s termination of employment for any reason (other than due to the executive’s death).

Employment Agreements with Former Executive Officers

Mr. Lubeck and Ms. Truong each resigned from the Company on January 22, 2015. They are entitled to receive certain separation payments and benefits pursuant to a separation agreement and general release that they each entered into with the Company in connection with their resignations, as described below in “Separation Agreements with Messrs. Miller and Lubeck and Ms. Truong.” Each executive’s separation agreement superseded his or her employment agreement with the Company. As a result, the termination and change in control provisions under each executive’s employment agreement are no longer applicable. A description of the termination and change in control provisions under each executive’s employment agreement has been provided below in satisfaction of the requirements of Item 402 of Regulation S-K.

The employment agreement for Mr. Lubeck had the same termination and change in control provisions as the employment agreement for Mr. Olander, as described above. The employment agreement for Ms. Truong had the same termination and change in control provisions as the employment agreement for Mr. Olander, except that:

•	The employment agreement for Ms. Truong provided for a cash payment upon her termination of employment by the Company without cause or her resignation for good reason equal to one (1) times the sum of (i) her then-current annual base salary plus (ii) the greater of (x) the annual bonus compensation most recently earned (whether or not paid) and (y) the average annual bonus compensation actually paid for the last three full fiscal years, provided that, if at the time of termination at least three full fiscal years had not occurred, then the average annual bonus would have been determined using the target bonus level for calendar year 2014 for the missing year. The cash payment would have been payable in equal installments over 12 months.

•	The employment agreement for Ms. Truong provided for the reimbursement of COBRA premiums and the provision of additional continuing benefits for a period of up to 12 months upon a termination of her employment by the Company without cause or her resignation for good reason, or in the event of her death or disability.

•	The employment agreement of Ms. Truong provided that we would reduce any payments to her to the extent necessary to prevent such payments from being subject to the excise tax under Section 4999 of the Code, but only if such reduction would give her a better after-tax result then if she received the full amount of the payments.

•	The employment agreement for Ms. Truong contained non-competition and non-solicitation provisions that applied during the term of the employment agreement and for 12 months following her termination of employment for any reason (other than due to her death).

Separation Agreements with Messrs. Miller and Lubeck and Ms. Truong

Mr. Miller resigned on December 11, 2014. As a result, the terms of his employment agreement do not govern in the event of a termination or change in control during 2014 and therefore are not described here. In connection with his resignation, Mr. Miller entered into a separation agreement and general release with the Company, dated as of December 15, 2014, but effective as of December 11, 2014, which superseded his employment agreement, except for certain restrictive covenants contained therein. Pursuant to the separation agreement and general release, the Company agreed to pay Mr. Miller an aggregate of $300,000 to be paid in equal installments over a twelve month period commencing on February 11, 2015. In addition, the Company also agreed to pay Mr. Miller for accrued leave benefits owed by the Company to Mr. Miller, and the premiums under COBRA for any health, dental and visual plans for Mr. Miller and his dependents for a period of twelve months, provided that Mr. Miller is not eligible for coverage by a subsequent employer. Mr. Miller agreed that all of his unvested equity interests will be forfeited. Mr. Miller agreed to comply with the restrictive covenants set forth in his employment agreement with the Company, which include standard confidentiality provisions, which apply indefinitely, and non-competition and non-solicitation provisions, which apply for 12 months following Mr. Miller’s termination of employment. Notwithstanding the foregoing, the Company granted Mr. Miller a limited waiver from the non-compete restrictions in his employment agreement, which will permit Mr. Miller to be employed by, among others, ELRH, an entity affiliated with (i) ENA, currently the Company’s second largest stockholder, (ii) Mr. Joseph Lubeck, the Company’s former executive chairman, and (iii) Mr. Michael Salkind, a member of our board. Except as otherwise permitted by the limited waiver of the non-compete provision, each of the foregoing payments and benefits is subject to Mr. Miller’s continued compliance with the terms of his separation agreement and general release.

Our board and Mr. Lubeck decided to separate in late 2014 with a mutual understanding of severance terms. On January 22, 2015, the Company and the former executive finalized and executed the separation agreement, which also included other provisions, including a general release from Mr. Lubeck. Pursuant to Mr. Lubeck’s separation agreement and general release, which superseded his employment agreement with the Company, the Company agreed to pay Mr. Lubeck an aggregate of $675,000 to be paid in equal installments over a twelve month period. In addition, the Company agreed to pay Mr. Lubeck for accrued leave benefits owed by the Company to Mr. Lubeck. The Company also agreed to pay the premiums under COBRA for any health, dental and visual plans for Mr. Lubeck and his dependents for a period of twelve months, provided that Mr. Lubeck is not eligible for coverage by a subsequent employer. Mr. Lubeck agreed that all of his unvested equity interests will be forfeited. Mr. Lubeck resigned from any and all positions on our board and will not in the future hold or attempt to hold, or accept any appointment to, any position on our board. Mr. Lubeck also resigned from any and all positions on the advisory board of the Timbercreek Fund. Mr. Lubeck agreed to comply with the restrictive covenants set forth in Article 6 of his employment agreement with the Company, as described above in “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Messrs. Olander and Lubeck and Ms. Truong.” Notwithstanding the foregoing, the Company granted Mr. Lubeck a limited waiver from the non-compete restrictions in Mr. Lubeck’s employment agreement. Except as otherwise permitted by the limited waiver of the non-compete provision, each of the foregoing payments and benefits is subject to Mr. Lubeck’s continued compliance with the terms of his separation agreement and general release.

Our board and Ms. Truong decided to separate in late 2014 with a mutual understanding of severance terms. On January 22, 2015, the Company and the former executive finalized and executed the separation agreement, which also included other provisions, including a general release from Ms. Truong. Pursuant to Ms. Truong’s separation agreement and general release, which superseded her employment agreement with the Company, the Company agreed to pay Ms. Truong an aggregate of $300,000 to be paid in equal installments over a twelve month period and an additional $28,413 for PTO. In addition, the Company agreed to pay Ms. Truong for accrued leave benefits owed by the Company to Ms. Truong. The Company also agreed to pay the premiums under COBRA for any health, dental and visual plans for Ms. Truong and her dependents for a period of twelve months, provided that Ms. Truong is not eligible for coverage by a subsequent employer. Ms. Truong agreed that all of her unvested equity interests will be forfeited. Ms. Truong agreed to comply with the restrictive covenants set forth in Article 6 of her employment agreement with the Company, as described above in “—Potential Payments Upon Termination or Change in Control—Employment Agreements with Messrs. Olander and Lubeck and Ms. Truong.” Notwithstanding the foregoing, the Company granted Ms. Truong a limited waiver from the non-compete restrictions in Ms. Truong’s employment agreement. Except as otherwise permitted by the limited waiver of the non-compete provision, each of the foregoing payments and benefits is subject to Ms. Truong’s continued compliance with the terms of her separation agreement and general release.

Termination and Change in Control Tables for 2014

The following tables set forth the estimated cash costs incurred under these agreements if the described termination or change in control event had occurred on December 31, 2014.

Stanley J. Olander

Event	Cash Payment of Annual Base Salary and Annual Cash Bonus ($)	COBRA and Other Insurance Premiums ($)	Value of Accelerated Vesting of Equity Awards ($)	280G Tax Gross-Up ($)	Total ($)
Termination Without Cause or For Good Reason	1,787,500	11,920	—	—	1,799,420
Termination for Death or Disability	1,325,000	11,920	—	—	1,336,920
Change in Control without Termination	—	—	—	—	—
Change in Control and Termination Without Cause or For Good Reason	1,787,500	11,920	—	812,692	2,612,112

Gustav G. Remppies

Event	Cash Payment of Annual Base Salary and Annual Cash Bonus ($)	COBRA and Other Insurance Premiums ($)	Value of Accelerated Vesting of Equity Awards ($)	280G Tax Gross-Up ($)	Total ($)
Termination Without Cause or For Good Reason	1,350,000	12,893	—	—	1,362,893
Termination for Death or Disability	600,000	12,893	—	—	612,893
Change in Control without Termination	—	—	—	—	—
Change in Control and Termination Without Cause or For Good Reason	1,350,000	12,893	—	587,836	1,950,729

Joseph G. Lubeck (former executive officer)(1)

Event	Cash Payment of Annual Base Salary and Annual Cash Bonus ($)	COBRA and Other Insurance Premiums ($)	Value of Accelerated Vesting of Equity Awards ($)	280G Tax Gross-Up ($)	Total ($)
Termination Without Cause or For Good Reason	1,787,500	16,188	739,164	—	2,542,852
Termination for Death or Disability	1,325,000	16,188	739,164	—	2,080,352
Change in Control without Termination	—	—	739,164	—	—
Change in Control and Termination Without Cause or For Good Reason	1,787,500	16,188	739,164	949,343	3,492,195

James G. Miller (former executive officer)(2)

Event	Aggregate Amount of Cash Separation Payments ($)	COBRA and Other Insurance Premiums ($)	Value of Accelerated Vesting of Equity Awards ($)	280G Tax Gross-Up ($)	Total ($)
Resignation on December 11, 2014	300,000	21,500	—	—	321,500

Elizabeth Truong (former executive officer)(1)

Event	Cash Payment of Annual Base Salary and Annual Cash Bonus ($)	COBRA and Other Insurance Premiums ($)	Value of Accelerated Vesting of Equity Awards ($)	280G Tax Gross-Up ($)	Total ($)
Termination Without Cause or For Good Reason	550,000	10,397	326,000	—	886,397
Termination for Death or Disability	550,000	10,397	326,000	—	886,397
Change in Control without Termination	—	—	326,000	—	326,000
Change in Control and Termination Without Cause or For Good Reason	550,000	10,397	326,000	—	886,397

(1)	Mr. Lubeck and Ms. Truong each resigned from the Company on January 22, 2015. They are entitled to receive certain separation payments and benefits pursuant to a separation agreement and general release that they each entered into with the Company in connection with their resignations, as described above in “—Separation Agreements with Messrs. Miller and Lubeck and Ms. Truong.” As a result, the termination and change in control provisions under each executive’s employment agreement are no longer applicable. A quantification of the estimated payments and benefits that would have been received by the executives under such provisions had the described termination or change in control event occurred on December 31, 2014 has been provided in the tables above in satisfaction of the requirements of Item 402 of Regulation S-K.
(2)	Mr. Miller resigned from the Company, effective December 11, 2014, pursuant to a separation agreement and general release that he entered into with the Company, dated December 15, 2014, as described above in “—Separation Agreements with Messrs. Miller and Lubeck and Ms. Truong.” The amounts in the table above for Mr. Miller represent the separation payments and benefits that he is entitled to receive under his separation agreement, assuming compliance with the terms of his separation agreement.

Compensation Committee Interlocks and Insider Participation

Other than Messrs. Lubeck and Olander, no member of our board served as an officer, and no member of our board served as an employee, of the Company or any of our subsidiaries during the fiscal year ended December 31, 2014. In addition, during the fiscal year ended December 31, 2014, none of our named executive officers served as a director or member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more named executive officers serving as a member of our board or compensation committee.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the compensation committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the compensation committee reviews all of our compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The compensation committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of our overall compensation program, taken as a whole, do not encourage excessive risk taking. The compensation committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

2012 Transaction

On August 3, 2012, we and our operating partnership entered into the 2012 Transaction with affiliates of ELRH and DeBartolo to acquire a total of 22 properties, which included the 2012 Properties, containing an aggregate of 6,079 units. The aggregate consideration for the 2012 Properties was $483.6 million and consisted generally of OP units, cash and assumed mortgage indebtedness. As of December 31, 2014, we had completed the acquisition of all 22 properties. The acquisition of Andros Isles, one of the 2012 Properties, was subject to certain earn-out provisions, which we paid with aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 was issued in shares of our common stock at a per share value of $8.15. The consideration was paid to DK Gateway Andros II LLC, an entity affiliated with our chairman, Mr. Kobel. Eighteen of the multifamily apartment communities and the parcel of submerged land were controlled or managed by the ELRM Parties. The three remaining 2012 Properties were controlled or managed by DeBartolo and its affiliates. The ELRM Parties are affiliated with our director, Mr. Salkind, and our former executive chairman, Mr. Lubeck, and DeBartolo is affiliated with another of our directors, Mr. Kobel, who is the chairman of our board. We paid the former advisor an acquisition fee of $4 million in connection with the 2012 Transaction. We also paid an acquisition fee of $2 million to Mr. Lubeck, who was the president and CEO of the ELRM Parties at that time, and an acquisition fee of $2 million to ELRH.

The 2012 Transaction was approved by a special committee of our board composed entirely of independent directors.

ELRM and Management Support Services Agreement

In connection with the acquisition of the 2012 Properties, our property manager entered into a management support services agreement with ELRM, who was the property manager of the properties at that time. During the period from January 1, 2013 to March 14, 2013, 32 of our 34 properties we owned had management support services or other accounting services performed by ELRM. During 2012, ELRM performed management support services or other accounting services for 29 of our 31 properties. Pursuant to the management support services agreement, ELRM was entitled to receive a fee equal to 3.00% of the gross receipts for each 2012 Property. ELRM also received a fee equal to 2.00% of the gross receipts for our other properties. The management support services agreement and the additional accounting services provided by ELRM were terminated in connection with the closing of the ELRM Transaction on March 14, 2013; accordingly, we no longer pay the management support services and accounting fees to ELRM. We incurred approximately $418,000 in both management support services fees and accounting services performed by ELRM for each of the years ended December 31, 2013 and 2012, which are included in general, administrative and other expense in the consolidated statements of comprehensive operations. We incurred no such expense for the year ended December 31, 2014. Mr. Lubeck, our former executive chairman, and Mr. Salkind, one of our directors, directly or indirectly, owned an interest in ELRM.

At the time the management support services agreement was negotiated Messrs. Lubeck and Salkind were not related parties, however, we consider these arrangements to be a related party transaction due to the length of time these services were provided to us by ELRM and the consideration we paid ELRM for such services.

ELRH pays to us the direct costs of certain employees that perform services on their behalf. For the years ended December 31, 2014 and 2013, we were reimbursed $848,000 and $644,000, respectively, by ELRH. As of December 31, 2014, we no longer had certain employees performing services on behalf of ELRH, therefore, this reimbursement arrangement ended as of such date.

Acquisition of Wholly-Owned Properties

During 2013, we acquired 23 properties, which we refer to as the “Related Party Acquisitions,” from ELRH and certain affiliates and partners thereof, of which three were jointly owned by DeBartolo and OPTrust. ELRH is affiliated with two of our directors, Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman. DeBartolo is affiliated with Mr. Kobel, the chairman of our board. We financed these Related Party Acquisitions with a combination of cash, OP units, indebtedness secured by the properties, issuance of preferred stock and LTIP units. The total purchase price for these 23 properties was $383.4 million. In addition, pursuant to the terms of the governing limited liability company agreements, certain limited liability companies compensated Mr. Lubeck, our former executive chairman, in the form of 42,945 OP units with a value of $350,000 in connection with our acquisition of eight of these properties.

Since December 31, 2013, we have acquired six additional wholly-owned properties from related parties. On January 9, 2014, we acquired from Elco Landmark at Lakeways Management LLC and ELRH a 100% ownership in ten properties in Garland and Mesquite, Texas for a total purchase price of approximately $119.6 million (subject to prorations and adjustments). We subsequently consolidated this group into four properties. Elco Landmark at Lakeways Management LLC and ELRH are affiliated with Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman.

On January 15, 2014, we acquired from Elco Landmark at Bella Vista Management, LLC, or EL Bella Vista, and ELRH a 100% ownership in Landmark at Bella Vista Apartments, a multifamily residential apartment property in Duluth, Georgia, for a total purchase price of approximately $31.9 million. EL Bella Vista and ELRH are also affiliated with Messrs. Israeli, Salkind and Lubeck.

Acquisition of Interests in Joint Venture Properties

Waverly Place

On November 18, 2013, we acquired from an affiliate of ELRH for approximately $1.2 million a 20% interest in a joint venture that owns a multifamily community in Melbourne, Florida, known as Landmark at Waverly Place. The contributor of the equity interest in Landmark at Waverly Place was Elco Landmark at Waverly Place Management, LLC, which is affiliated with Messrs. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman. On June 24, 2015, we sold our 20% equity interest in this property.

The Fountains

On December 6, 2013, we acquired from an affiliate of ELRH for approximately $4.9 million a 20% interest in a joint venture that owns The Fountains. The contributor of such interest in The Fountains was Elco Landmark at Garden Square Management, LLC, which is affiliated with Messrs. Salkind, Israeli and Kobel, and Mr. Lubeck, our former executive chairman. On June 24, 2015, we sold our 20% equity interest in this property.

January Portfolio

On January 7, 2014, we acquired from affiliates of ELRH 100% of the general partnership interests and 61.2% of the limited partnership interests in the January Portfolio for approximately $27.9 million (subject to prorations and adjustments). The contributors of the equity interests in the January Portfolio were EL-Harel Management LLC and EL-BK Management, LLC, which are affiliated with Messrs. Salkind and Israeli, current members of our board, and Mr. Lubeck, our former executive chairman. The January Portfolio properties are located in Pineville, North Carolina, Lawrenceville, Georgia, Suwanee, Georgia and Dallas, Texas.

Landmark at Maple Glen

On January 15, 2014, we acquired 44.76% of the general partnership interests and 6.34% of the limited partnership interests for approximately $9.1 million in Maple Glen. The contributors of Maple Glen were EL Maple Glen, Main Street Residential Maple Glen LLC and Mr. Miller, our former COO and CAO. EL Maple Glen is affiliated with two of our directors, Messrs. Salkind and Israeli, and Mr. Lubeck, our former executive chairman.

Omnibus Agreement and the Restructuring Transactions

On December 31, 2013, we entered into the Omnibus Agreement with ELRH, EL and ENA. ENA is wholly-owned by EL, and ENA currently owns a majority equity interest in ELRH. The principal purposes of the Omnibus Agreement enabled us to acquire from ELRH (and certain affiliates and partners thereof) 26 apartment communities in exchange for OP units, cash and assumed mortgage indebtedness.

The Omnibus Agreement and the Restructuring Transactions also enabled a restructuring of ENA. As a result, contemporaneously with the completion of this offering, we will consummate each of the following transactions, known as the Restructuring Transactions:

•	a reorganization and recapitalization transaction by ENA resulting in ENA owning no assets other than OP units and shares of our common stock received upon conversion of any OP units and having no debt or liabilities other than those incurred under the Omnibus Agreement and certain tax liabilities;

•	the election by ENA to be taxed as a REIT for federal and state income tax purposes and to qualify as a DCR;

•	the reincorporation of ENA from a Delaware corporation to a Maryland corporation under the name “Landmark Apartment Trust II, Inc.”;

•	the acquisition by us of a majority interest in Landmark II, which we will accomplish by contributing all of the net proceeds to us from this offering to Landmark II in exchange for a number of Series L Landmark II shares equal to the number of shares of our Class A Common Stock issued by us in this offering (excluding any shares of Class A Common Stock sold by the selling stockholders); and

•	the contribution from Landmark II to our operating partnership of net proceeds received by Landmark II from our acquisition of Series L Landmark II shares, in exchange for which Landmark II shall receive additional Class A OP units, which will result in all of the net proceeds to us from this offering ultimately being contributed to our operating partnership in exchange for Class A OP units.

The foregoing transactions shall be consummated sequentially, but simultaneously with this offering. Following our acquisition of Series L Landmark II shares at the time of completion of this offering, we will own a majority of the outstanding voting stock of Landmark II. EL will own the remaining capital stock of Landmark II (excluding shares of preferred stock issued to 100 or more stockholders admitted for the purpose of REIT qualification) in the form of Series E Landmark II shares, in the same number of shares as is equal to the number of OP units held by ENA prior to the Restructuring Transactions plus the number of shares of our common stock (if any) that ENA owned immediately prior to this offering (after giving effect to the Recapitalization).

Ongoing Obligations Under the Omnibus Agreement

In the Omnibus Agreement, we agreed with EL to continue to cause each of Landmark II and us to qualify as a DCR following the completion of this offering, including by maintaining certain restrictions on ownership and transfer of our common stock described below under the section entitled “Description of Securities—Restrictions on Ownership and Transfer” and refraining from taking any action that would prevent Landmark II or us from qualifying as a DCR, until the DCR Release Date:

•	one year after the date that EL obtains an opinion of nationally-recognized tax counsel with expertise in the taxation of REITs that the disposition of its Series E Landmark II shares will not result in the payment by EL of federal or state income tax in the U.S., which opinion EL is required to use its commercially reasonable efforts to obtain no later than the five-year anniversary of the completion of this offering;

•	the date on which EL ceases to own any Series E Landmark II shares; and

•	the seven-year anniversary of the completion of this offering.

The ownership and other restrictions to which we agreed in the Omnibus Agreement have the effect of limiting the maximum percentage ownership by non-U.S. persons of the aggregate of our outstanding shares of capital stock. In addition, the restrictions on ownership and transfer generally have the effect of prohibiting any person from owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code.

EL will have the rights at any time and from time to time (but not exceeding four times per year), to require that all or any part of the Series E Landmark II shares held by it be redeemed by Landmark II for cash. The price per Series E Landmark II share that Landmark II will pay to EL as the redemption price for such shares shall be an amount per share equal to the closing price per share of our Class A Common Stock on the day immediately preceding the date of delivery of the redemption notice. In lieu of Landmark II paying cash to EL for the Series E Landmark II shares that it has elected to redeem, we may elect to purchase from EL the Series E Landmark II shares being redeemed by delivering to EL a number of shares of our Class A Common Stock equal to the number of such Series E Landmark II shares.

The Omnibus Agreement also contains customary representations and warranties relating to the consummation of the Restructuring Transactions and compliance with ongoing covenants. Pursuant to the Omnibus Agreement, EL will pay and indemnify us and our affiliates for (i) all taxes resulting from the breach of certain tax representations or warranties of ENA and ELRH, subject to certain limited exceptions; (ii) all taxes of ENA for any tax period preceding the closing of the Restructuring Transactions; (iii) the failure of Landmark II, for the period beginning January 1 of the year of this offering, to qualify as a REIT for all income tax purposes and to operate in conformity with the REIT requirements under the Code for any pre-closing tax period; and (iv) any tax liability of Landmark II as a transferee or successor under applicable regulations. EL is also required to indemnify, defend and hold harmless us and our affiliates against losses, claims and liabilities that arise out of, result from or relate to (a) any breaches or inaccuracies of representations and warranties made by ELRH, ENA or EL in the Omnibus Agreement, and (b) any breaches, failures to satisfy or non-fulfillments by any of ELRH, ENA and EL or their respective affiliates of their respective covenants and agreements contained in the Omnibus Agreement and the related transaction documents. To the extent that EL has any obligations to indemnify us for losses under the Omnibus Agreement, EL will satisfy its obligations first by the cancellation of a number of Series E Landmark II shares owned by EL equal to the losses suffered by us and second by the making of a cash payment to us.

We are required, subject to certain limited exceptions, to indemnify Landmark II and EL for all taxes of Landmark II and EL arising from the failure of Landmark II to qualify as a REIT for all income tax purposes and to operate as such for any post-closing tax period, or from the failure of Landmark II to qualify as a DCR. Further, we are required to indemnify, defend and hold harmless EL and each of its affiliates against losses, claims and liabilities that arise out of, result from or relate to (i) breaches or inaccuracies of our representations and warranties made in the Omnibus Agreement; (ii) breaches, failures to satisfy or non-fulfillments by us and our affiliates of our covenants and agreements contained in the Omnibus Agreement and the related transaction documents; and (iii) certain post-closing tax matters. To the extent we have any obligation to indemnify EL or its affiliates for losses, such obligations will be satisfied first by issuing to EL additional Series E Landmark II shares, up to a maximum amount that would not cause Landmark II to fail to qualify as a DCR, and second by a payment of cash by us to EL. Subject to losses arising in connection with the breach of covenants and agreements set forth in the Omnibus Agreement and the transaction documents contemplated thereunder, neither party can initiate any claims for indemnification unless such party or its affiliates have suffered losses, in the aggregate, in excess of $250,000, in which event it may seek recovery of such losses in full, including the first $250,000. This threshold does not apply to losses arising out of, or relating to, fraud or willful misconduct or in connection with the breach of covenants and agreements set forth in the Omnibus Agreement or the other ancillary documents.

Redemption of Series E Landmark II Shares

EL will have the right, at any time and from time to time (but not exceeding four times per year), to require that all or any part of the Series E Landmark II shares held by it be redeemed by Landmark II for cash. The price per Series E Landmark II share that Landmark II will pay to EL as the redemption price for such shares shall be an amount per share equal to the closing price per share of our common stock on the day immediately preceding the date of delivery of the redemption notice. In lieu of Landmark II paying cash to EL for the Series E Landmark II shares that it has elected to redeem, we may elect to purchase from EL the Series E Landmark II shares being redeemed by delivering to EL a number of shares of our common stock equal to the number of such Series E Landmark II shares.

In connection with the Omnibus Agreement, we entered into certain tax protection agreements. See “—Tax Protection Agreements.” Contemporaneously with the completion of this offering, pursuant to our obligations under the Omnibus Agreement, we will enter into a registration rights agreement. See “—Registration Rights Agreements.”

The board approved the Restructuring Transaction, with Messrs. Lubeck and Salkind abstaining, based upon the recommendation of a special committee of our board comprised solely of independent directors. Mr. Israeli was not a member of our board at the time.

Landmark II Stockholders Agreement

Contemporaneously with the completion of this offering, we will enter into the Landmark II Stockholders Agreement with EL and Landmark II relating to certain corporate governance matters and tax-related obligations, among other things.

We have agreed that Landmark II will be required to satisfy the ownership tests in Section 897(h)(4) of the Code based upon both (i) our status as a single domestic stockholder of Landmark II, and (ii) our stockholders being deemed to be the indirect stockholders of Landmark II on a pro rata basis. In addition, the Landmark II Stockholders Agreement provides that no stockholder may transfer any shares in Landmark II to any person that would not be considered a domestic stockholder for purposes of determining if a corporate is “domestically controlled” under Section 897(h)(4) of the Code, except that certain stock transfers may be made (a) to Landmark II, and (b) to certain affiliates of, or successors to (by merger, consolidation, recapitalization, equity interest sale or other than transactions involving the transferring stockholder), a stockholder of Landmark II. Any other transfers of shares in Landmark II will be subject to prior written approval of both us and EL and the execution of a joinder agreement to the Landmark II Stockholders Agreement.

In addition to the tax and transfer-related restrictions described above, we have agreed in the Landmark II Stockholders Agreement to take all actions in our control, including with respect to the voting of our Series L Landmark II shares, required to (i) set the number of directors of Landmark II at the same number of directors as have been elected to our board, and (ii) cause the election of all directors on our board to the board of Landmark II, except that, at all times until the DCR Release Date, EL will have the right to nominate two members to the board of Landmark II regardless of whether EL has the right to nominate two members to our board, and we have agreed to take all actions in our control, including by voting our Series L Landmark II shares or executing consents in favor of EL’s nominees, to cause such nominees to be elected to the board of Landmark II. In the event of the resignation, removal or other inability of any of the initial Landmark II board nominees (other than those nominated by EL) to serve, we and EL will be required to mutually agree on any replacement.

We have also agreed that, in addition to the applicable approval of Landmark II’s board, certain major decisions relating to Landmark II will require the unanimous prior written approval of all stockholders of Landmark II. Such matters include, among other things, (i) undertaking a public offering of shares of Landmark II’s capital stock, (ii) issuances or transfers (other than as described above) of Landmark II’s capital stock, (iii) incurrence of indebtedness and the making of guarantees, (v) certain distribution-related matters, (vi) transfers of our OP units held by Landmark II or other transfers outside the ordinary course of business, (vii) certain corporate reorganization, acquisition and divestiture transactions, (viii) amendments to the organizational documents of Landmark II, (ix) the taking of actions that could impair Landmark II’s REIT or DCR qualification, (x) certain bankruptcy or insolvency-related matters, and (xi) certain tax-related settlements.

Corporate Governance Agreement

On January 7, 2014, in connection with the issuance of our Series E Preferred Stock, we entered into the Corporate Governance Agreement with each of ELRH (an affiliate of two of our directors, Messrs. Salkind and Israeli), OPTrust, DK Landmark (an affiliate of our chairman, Mr. Kobel), iStar (an affiliate of one of our directors, Mr. Frey), BREDS (an affiliate of one of our directors, Mr. Nash), and, solely in their capacity as holders of capital stock of the Company, Mr. Kobel, one of our directors and the chairman of our board, and Mr. Lubeck, our former executive chairman.

The Corporate Governance Agreement provides certain of our stockholders the right to nominate one or more director nominees for election to our board. Specifically, the Corporate Governance Agreement provides each of DK Landmark and OPTrust the right to nominate one director to our board and ELRH the right to nominate two directors to our board. Mr. Kobel is currently serving as DK Landmark’s nominee on our board and Messrs. Salkind and Israeli are currently serving as ELRH’s nominees. OPTrust irrevocably waived its rights under the Corporate Governance Agreement to nominate directors to our board. We agreed to nominate each of Messrs. Kobel, Salkind and Israeli (or any of their replacements) for re-election to our board at each subsequent meeting of our stockholders held to consider a vote on the election of our board, subject to certain conditions and limitations, as set forth in the Corporate Governance Agreement.

In addition, in connection with the issuance of our Series D Preferred Stock and Series E Preferred Stock and pursuant to the Corporate Governance Agreement, each of iStar and BREDS is entitled to nominate a director to our board. Mr. Frey is currently serving as iStar’s nominee on our board, and Mr. Nash is currently serving as BREDS’ nominee to our board. Additionally, iStar, BREDS and ELRH have the right, acting by unanimous agreement among such parties, to nominate the Group Director subject to certain conditions, and Mr. Gaither will continue to serve as the Group Director.

Upon the consummation of this offering, we intend to fully redeem all outstanding shares of our Series D Preferred Stock and Series E Preferred Stock. At such time, the rights and obligations of iStar and BREDS under the Corporate Governance Agreement, including the right to nominate directors to our board, will expire. Moreover, our obligation to nominate one or more directors, as applicable, nominated by each of DK Landmark and ELRH is subject to certain conditions and limitations, as set forth in the Corporate Governance Agreement, including the ownership by each of DK Landmark and ELRH of a minimum amount of securities of the Company. The respective rights and obligations of DK Landmark and ELRH under the Corporate Governance Agreement expire upon the consummation of an IPO; provided, however, that notwithstanding the foregoing:

(a)	our obligations to nominate the director nominated by DK Landmark for re-election to our board applies until the earlier of (i) the second annual meeting of our stockholders following the consummation of an IPO or (ii) DK Landmark and its affiliates cease to own, directly or indirectly, an aggregate of at least 500,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held; and

(b)	our obligations to nominate (i) two directors nominated by ELRH applies until ELRH and its affiliates cease to own, directly or indirectly, an aggregate of at least 3,680,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held and (ii) one director nominated by ELRH applies until ELRH and its affiliates cease to own, directly or indirectly, an aggregate of at least 2,450,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held. Additionally, if ELRH and its affiliates cease to own, directly or indirectly, an aggregate of at least 1,225,000 shares of our common stock for more than 30 consecutive days during the 12-month period ending 120 days prior to the anniversary of the date on which our immediately preceding annual meeting of stockholders was held, then ELRH will no longer be entitled to participate in the nomination of the Group Director.

Acquisition of Property Management Business

On March 14, 2013, we acquired the management operations of the ELRM Parties in the ELRM Transaction. Our acquisition included certain property management contracts and the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. The aggregate consideration that the ELRM Parties received in connection with the property management operation was $21.7 million, and consists of restricted OP units in our operating partnership having an aggregate value of $11.1 million, shares of common stock with a value of $5 million and the ELRH II Note and the other Notes, which had a balance of $5.6 million as of March 31, 2015. On May 28, 2015, we used approximately $5.1 million from the net proceeds of the sale of Landmark at Magnolia Glen to pay in full the outstanding principal and interest on the ELRH II Note leaving a $616,000 balance due on the Notes. The Notes accrue compounded interest at a rate of 3% per annum. The Notes are payable at the earlier of (i) May 10, 2018 or (ii) the date of our first firm commitment underwritten public offering in conjunction with which our common stock is listed for trading on the NYSE or The Nasdaq Stock Market. All potential earnout opportunities available to the ELRM Parties or otherwise pursuant to the ELRM Transaction were satisfied as of December 31, 2014.

In connection with the ELRM Transaction, on December 20, 2013, we purchased an equity interest in Timbercreek Holding. See “—Timbercreek U.S. Multi-Residential Opportunity Fund #1.”

As a result of the ELRM Transaction, we now perform certain functions, including the property management functions previously provided to us by the ELRM Parties. Also, effective as of the closing of the ELRM Transaction, we are no longer required to pay property management fees to ELRH.

Messrs. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman, directly or indirectly, own a pecuniary interest in ELRM. In addition, Mr. Salkind’s father owned a 70% interest in EL, an affiliate of ELRM. Our board approved the ELRM Transaction, with Messrs. Lubeck and Salkind abstaining, based upon the recommendation of a special committee, which was comprised of Messrs. Olander, Bunting, Gaither and Kobel, none of whom have any direct pecuniary interest in the ELRM Transaction. Messrs. Bunting, Gaither and Kobel are independent directors of the Company. The special committee retained its own financial advisor to negotiate the terms of the ELRM Transaction and the definitive agreements. Mr. Israeli was not a member of our board at the time.

Managed Properties

As of March 31, 2015, we managed 16 properties owned by joint ventures between our affiliate, ELRH, or its affiliates, and third parties. During the year ended December 31, 2014, we received approximately $1.7 million in management fees in connection with the 16 managed third party properties. We had no ownership interest in these 16 properties as of March 31, 2015. ELRH is affiliated with two of our directors, Messrs. Israeli and Salkind, and our former executive chairman, Mr. Lubeck. On February 9, 2015, Mr. Lubeck notified the Company on behalf of the applicable property owners that such property owners would be terminating the property management agreements for 11 of the 16 managed properties as soon as possible. Since March 31, 2015, we transferred the property management for 11 of our formerly managed third party properties to affiliates of their owners. As a result, we currently have five managed third party properties. We earned and were paid $1.1 million in management fee revenue for the year ended December 31, 2014 with respect to the 11 formerly managed third party properties. Since March 31, 2015, the Timbercreek Fund sold two of the managed equity investment properties and, as of October 25, 2014, the investment period of the Timbercreek Fund expired and no further capital can be raised, nor will the Timbercreek Fund make further investments. In addition, since March 31, 2015, we sold our 20% equity interest in each of the managed equity investment properties known as Landmark at Waverly Place and The Fountains and we no longer manage such properties. Due to these factors, we expect our management fee income in future years to decrease.

Our management contracts are typically for two-year terms, which automatically renew on a year-to-year basis with a 30-day cancellation clause for either party. The agreements provide that we are responsible for the maintenance, repair and operation of the managed property, including: hiring employees, coordinating repairs, cleaning, painting, undertaking decoration and alterations, providing weekly leasing reports, billing and collecting rents, advertising the property for rent, handling security deposits and interest as dictated by local law, preparing and filing tax returns, addressing lessee complaints and supervising the resident moving in/out process. We charge a fee of 3-4% of monthly gross receipts of the property. We are reimbursed by the owners of our managed properties for certain costs, including repair and maintenance costs, utilities, advertising fees, collection agency fees, legal fees and certain employee salaries.

July 2013 Transaction

On July 1, 2013, we entered into a series of definitive agreements pursuant to which we acquired from ELRH and certain of its affiliates a portfolio of seven properties, containing a total of 1,982 units, in exchange for aggregate consideration valued at approximately $122.8 million. In addition, we issued to 2335887 Limited Partnership, an affiliate of OPTrust, 1,840,491 shares of our common stock for $15 million in cash and to MB Equity Holdings, Inc., an unaffiliated British Virgin Islands corporation, 214,724 shares of our common stock for $1.8 million in cash.

Messrs. Israeli and Salkind, current members of our board, and Mr. Lubeck, our former executive chairman, are affiliated with ELRH.

In connection with the July 2013 Transaction, we entered into a registration rights agreement. See “—Registration Rights Agreements.”

Registration Rights Agreements

In connection with the 2012 Transaction, we entered into a registration rights agreement dated as of August 3, 2012 for the benefit of the recipients of OP units issued pursuant to the Contribution Agreements with respect to the shares of our common stock that will be issuable to them upon redemption of such OP units, and any other shares of our common stock issued or issuable to them in connection with the transactions contemplated by the Master Agreement.

On August 3, 2012 and February 27, 2013, we entered into registration rights agreements for the benefit of the warrant holders, which include DK Landmark, an affiliate of DeBartolo and Mr. Kobel, our chairman, as described above, with respect to our shares of common stock that will be issuable to them upon the exercise of the warrants.

On July 1, 2013, we entered into a registration rights agreement for the benefit of OPTrust in connection with the sale of shares of our common stock and the acquisition of a portfolio of properties from affiliates of ELRH and its partners. Messrs. Israeli and Salkind, current members of our board, and Mr. Lubeck, our former executive chairman, are affiliated with ELRH, and Robert A.S. Douglas, who was an independent director of the Company until July 9, 2013, is affiliated with OPTrust. As a result, they each may have a financial interest in the transactions disclosed herein.

In addition, in connection with the contribution of properties contemplated by the Omnibus Agreement, certain contributors, including entities affiliated with ELRH, entered into joinders to the registration rights agreements.

The registration rights agreements contain terms that are substantially similar and provide for demand and piggyback registration rights. Pursuant to the registration rights agreements, the Company is required to use reasonable best efforts to cause the registration of registrable securities and no guaranty can be provided that such registration will occur within the applicable time period set forth in the registration rights agreements or at all. Absent an effective registration, the holders of registrable securities, including securities issued in connection with any exercise of the warrants or upon redemption of OP units, will continue to hold unregistered shares.

Contemporaneously with the completion of this offering, pursuant to our obligations under the Omnibus Agreement, we will enter into a registration rights agreement for the benefit of each of ENA, EL, ELRH, ELRH II, Elco North America II, Inc., JLCo, LLC, which are collectively referred to, together with their affiliates including Messrs. Salkind, Israeli, Lubeck and Miller, as the Elco Parties. The applicable registration rights will relate to the registration of any shares of our common stock (i) received upon redemption by the Elco Parties of OP units received by them in connection with the Restructuring Transactions, (ii) received by the Elco Parties in connect ion with the redemption of their Series E Landmark II shares, and (iii) that may be issued to the Elco Parties in respect of the shares in clauses (i) and (ii) in connection with certain corporate transactions.

Under such registration rights agreement, at any time after the six-month anniversary of the completion of this offering, subject to certain exceptions, the Elco Parties may request registration on Form S-11 of any of our securities held by them, provided that (i) the registrable shares to be registered in such offering must have a market value of at least $15 million, and (ii) we will not be obligated to effect more than two offerings through a registration statement on form S-11 on behalf of the Elco Parties (unless the two previously filed registration statements fail to remain effective for a certain period of time or fail to register at least 75% of the registrable securities that the Elco Parties requested to be registered by us).

In addition to the rights described above, commencing six months after the completion of this offering, subject to certain exceptions, the Elco Parties will have the right to demand that we file an unlimited number of registration statements on Form S-3 of similar short-form registration, provided that we will not be obligated to effect any short form registration if (i) the Elco Parties propose to sell registrable securities at an anticipated aggregate price to the public of less than $1 million, or (ii) if we have previously effected two short form registration statements within the preceding 12-month period. The Elco Parties will also be entitled to piggyback registration rights whenever we determine to register any shares of our common stock under the Securities Act.

To the extent that any Elco Party participates in a public offering of our common stock, the participating Elco Party will be required, upon request of the underwriters, to agree to certain lock-up obligations. The registration rights agreement also restricts us from granting registration rights to any third party which are more preferential to, favorable than or inconsistent with the rights granted to the Elco Parties under the registration rights agreement. The rights of the Elco Parties under the registration rights agreement terminate on the earlier of (i) the 10 year anniversary of the completion of this offering, and (ii) the date on which the Elco Parties no longer hold any registrable securities.

Series A Preferred Stock, Series B Preferred Stock, Warrants to Purchase Common Stock

In connection with the 2012 Transaction, we issued and sold 4,000,000 shares of our Series A Preferred Stock to OPTrust, an affiliate of Robert A.S. Douglas, who was an independent director of the Company until July 9, 2013, at a purchase price of $10.00 per share, for an aggregate purchase price of $40 million. We also issued and sold 1,000,000 shares of our Series B Preferred Stock to DeBartolo, an affiliate of Mr. Kobel, at a price of $10.00 per share, for an aggregate purchase price of $10 million. On February 21, 2013, we issued and sold another 1,000,000 shares of Series A Preferred Stock to an affiliate of Mr. Douglas at a purchase price of $10.00 per share, for an aggregate purchase price of $10 million. We redeemed all issued and outstanding shares of our Series A Preferred Stock and Series B Preferred Stock using the proceeds from the sale of the Series D Preferred Stock, as described below.

In connection with the issuances of our Series A Preferred Stock, and our Series B Preferred Stock, which were redeemed in 2013, we issued to entities affiliated with OPTrust and DeBartolo warrants to purchase an aggregate of $60 million in shares of our common stock at an exercise price per share of common stock equal to: (i)                     (after being adjusted to reflect the effects of the Recapitalization ) if the warrants are being exercised in connection with a “change of control” (as such term is defined in the form of warrant); or (ii) the greater of (A)                     (after being adjusted to reflect the effects of the Recapitalization) and (B) 80% of the public offering price of our common stock in our first underwritten public offering, in conjunction with which our common stock becomes listed for trading on the NYSE, if the warrants are being exercised during the 60-day period following such underwritten public offering. The warrants remained outstanding subsequent to the redemption of the Series A Preferred Stock and the Series B Preferred Stock and will become exercisable at any time and from time to time prior to their expiration following the completion of an underwritten public offering or in connection with a change of control. In general, the August 3, 2012 and February 27, 2013 warrants will immediately expire and cease to be exercisable upon the earliest to occur of: (i) the close of business on August 3, 2015 and February 27, 2016, respectively; (ii) the close of business on the date that is 60 days after the completion of the underwritten public offering (or the next succeeding business day); (iii) the consummation of a “Qualified Company Acquisition” (as such term is defined in the form of warrant); and (iv) the cancellation of the warrants by our Company, at its option or at the option of the warrant holder, in connection with a change of control (other than a Qualified Company Acquisition).

Unless the offering price per share in this offering exceeds $             (after being adjusted to reflect the effects of the Recapitalization), the holders of our warrants will not be likely to exercise the warrants. In the event of exercise of the warrants during the 60 days after the completion of this offering, after giving effect to the Recapitalization, a warrant for one share of common stock prior to the Recapitalization will be exercisable for five shares of common stock, including one share of Class A Common Stock and four shares of Class B Common Stock, at an exercise price of $         per share.

Series D Preferred Stock and Series E Preferred Stock

On June 28, 2013, we entered into a series of definitive agreements which collectively set forth the terms and conditions pursuant to which we agreed to issue and sell for cash to iStar and BREDS an aggregate of up to $219 million in shares of our Series D Preferred Stock. Holders of the Series D Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. As of March 31, 2015, we had issued a total of 20,586,252 shares of Series D Preferred Stock, at a price of $10.00 per share, for an aggregate of $205.9 million. We used the proceeds from the sale of the Series D Preferred Stock to redeem all issued and outstanding shares of our Series A Preferred Stock and Series B Preferred Stock and to acquire and renovate certain multifamily apartment communities.

On January 7, 2014, we entered into a securities purchase agreement with the investors, pursuant to which we issued and sold for cash an aggregate of 6,800,000 shares of our Series E Preferred Stock to iStar and BREDS, at a price of $10.00 per share, for an aggregate of $68 million. iStar is an affiliate of one of our independent directors, Mr. Frey, and BREDS is an affiliate of one of our independent directors, Mr. Nash, and is also an affiliate of Mr. Sotoloff, who served as an independent director on our board until his resignation on March 31, 2014. On June 4, 2014, we issued and sold for cash an aggregate of 600,000 additional shares of our Series E Preferred Stock to iStar and BREDS at a price of $10.00 per share, for an aggregate of $6 million. Holders of the Series E Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. iStar is an affiliate of one of our independent directors, Mr. Frey. BREDS is an affiliate of one of our independent directors, Mr. Nash, and is also an affiliate of Mr. Sotoloff, who served as an independent director of the Company until his resignation on March 31, 2014. As of March 31, 2015, we had issued a total of 7,262,400 shares of Series E Preferred Stock, at a price of $10.00 per share, for an aggregate of $72.6 million.

Between April 1, 2015 and June 30, 2015, we have used $47.0 million of property sale and loan refinancing proceeds in order to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $34.6 million of proceeds to redeem 3,139,867 shares of the Series D Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions. We used $12.4 million of proceeds to redeem 1,107,678 shares of the Series E Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemptions made above, 17,446,385 shares of the Series D Preferred Stock and 6,154,722 shares of the Series E Preferred Stock remained outstanding.

Lease for Office

In connection with the ELRM Transaction, we, through our operating partnership, entered into a lease agreement with Marlu Associates, Ltd., a Florida limited partnership, as the landlord, for office space located in Jupiter, Florida. Marlu Associates, Ltd. was an affiliated entity with Mr. Lubeck. The lease had a monthly rental payment of $2,833. On January 21, 2015, the lease agreement between Marlu Associates, Ltd. and our operating partnership was terminated. We made our last lease payment related to this agreement in January 2015 without penalty.

Timbercreek U.S. Multi-Residential Opportunity Fund #1

As part of the ELRM Transaction, we acquired the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. Also, during the period from the closing date of the ELRM Transaction and ending on the date that is 18 months thereafter, we had a commitment to purchase 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5.0 million. On December 20, 2013, we purchased the 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5 million, consisting of the issuance of 613,497 shares of our common stock, thereby becoming a limited partner in Timbercreek Holding. Timbercreek Holding is a limited partner in the Timbercreek Fund. Our former executive chairman, Mr. Lubeck and our former CIO, Ms. Truong, previously served on the Investment Committee of the Timbercreek Fund prior to their separations therefrom on January 22, 2015. Messrs. Olander and Remppies were appointed as replacements and are now serving on the Investment Committee of the Timbercreek Fund. The Timbercreek Fund is fully invested, no longer raising capital and the sole purpose of their investment committee is to make capital decisions at the properties and to oversee future disposition of assets. We have a right of first opportunity to acquire any property that the Timbercreek Fund desires to sell, which we did not exercise in connection with the sale of two of our managed equity investment properties by the Timbercreek Fund since March 31, 2015.

In connection with the ELRM Transaction and the acquisition of the Class A Units in Timbercreek Holding, among other things, we entered into a support payment agreement. See “—Support Payment Agreement.”

Support Payment Agreement

In connection with the ELRM Transaction, on December 20, 2013, the Company entered into a support payment agreement with ELRH II, an entity affiliated with Mr. Salkind, a member of our board, and Mr. Lubeck, our former executive chairman, relating to shares of common stock that ELRH received in connection with the post-closing adjustment of consideration for the contribution of its management business to the Company. The agreement provides a price support mechanism with respect to the aggregate 1,226,994 shares of common stock (             shares of common stock after adjustment of the number of shares to give effect to the Recapitalization) the Company issued to ELRH II in connection with (i) the acquisition of the Class A Units in Timbercreek Holding and (ii) the pay down of $5 million of a $10 million note payable to ELRH II arising from the ELRM Transaction. Upon completion of this offering and upon the shares becoming freely tradable following completion of this offering, the expiration of any lock-up period agreed to with the underwriters and, in relation to the shares of Class B Common Stock, the conversion of such shares into shares of Class A Common Stock, the shares will no longer be subject to transfer restrictions and forfeiture provisions. If the shares are no longer restricted, ELRH II is obligated, for a period of ten business days, to use commercially reasonable efforts to sell the shares at a price above $         per share (as adjusted to give effect to the Recapitalization). In the event that ELRH II is not successful in selling the shares at a price above $         per share, ELRH II may give notice whereupon the Company has the option to either (i) issue additional shares of common stock of the Company with a value that is equal to the difference between $         per share multiplied by the 1,226,994 shares (prior to giving effect to the Recapitalization) and the actual gross selling price received by ELRH II upon the sale of the shares or (ii) repurchase the shares for $         per share in cash. In the event this offering does not take place before March 14, 2018, the Company may call or ELRH II may put the shares to us and we would be obligated to repurchase the shares for $8.15 per share in cash. The support payment agreement is accounted for as a free standing equity contract liability at fair value. The fair market value of the contract was insignificant as of March 31, 2015 and

December 31, 2014. Under the terms of the support payment agreement, considered in conjunction with the Recapitalization, this support payment obligation will be phased in as the shares of Class B Common Stock received by ELRH II in the Recapitalization convert into shares of Class A Common Stock, with the Company’s initial price support obligation being limited to the shares of freely tradable Class A Common Stock that will be held by ELRH II immediately following the Recapitalization and this offering.

Construction Contract with DeBartolo Construction

During 2013, DeBartolo Construction Services provided certain construction services for us related to our properties at Woodland Trace and Grayson Park for aggregate consideration of $2 million. Although the construction services were provided on the properties before they were contributed to us, we consider this transaction a related party transaction because DeBartolo Construction is affiliated with Mr. Kobel, the chairman of our board, and we acquired Woodland Trace and Grayson Park in 2013, a year in which Mr. Kobel also served as director. The Company has decided not to use DeBartolo for any future construction projects.

Tax Protection Agreements

We have entered into tax protection agreements with the Tax Protected Parties who contributed certain multifamily apartment communities in connection with the 2012 Transaction and certain other acquisitions. Pursuant to these agreements, our operating partnership has agreed, among other things, to indemnify the Tax Protected Parties against certain taxes incurred by them upon a sale, exchange or other disposition of the Tax Protected Properties during the Tax Protection Period, plus an additional amount equal to the taxes incurred by the tax protected parties as a result of the indemnification payments. The Tax Protection Periods range from five to seven years, and in each case the “protected gain” decreases ratably over the Tax Protection Period. The disposition of a Tax Protected Property in certain tax deferred transactions such as a like-kind exchange would not trigger this indemnification obligation. We have 31 Tax Protected Properties. We estimate that the total amount of protected gain on all of the Tax Protected Properties is $123.6 million as of June 30, 2015. Protected gain is the amount of gain that would be specially allocated under the Code to the Tax Protected Parties upon a taxable sale of the Tax Protected Properties. If we sell one or more of the Tax Protected Properties during the Tax Protection Period, we are obligated to reimburse the Tax Protected Parties for their tax liabilities on the protected gain at the then-applicable tax rates, grossed up on an after-tax basis. Because the protected gain decreases ratably over the Tax Protection Periods, the reimbursement payments also decline ratably over the Tax Protection Period.

In addition, the tax protection agreements for six properties (representing a total equity value of approximately $67.0 million as of March 31, 2015, based on the book value of the property minus the remaining mortgage outstanding), provide the owners of the Tax Protected Properties the Put Right. These six agreements further provide for the exercise of the Put Right to be structured in a manner that will qualify as a reorganization under the Code. If the Put Right is exercised with respect to a property in a merger transaction, we would inherit the applicable Tax Protected Party’s tax basis in the property and any related unpaid taxes of such Tax Protected Party.

Also pursuant to the tax protection agreements, our operating partnership has agreed to maintain sufficient indebtedness on the Tax Protected Properties during their respective Tax Protection Periods or, alternatively, to offer the Tax Protected Parties the opportunity to guarantee specific types of the operating partnership’s indebtedness in order to enable them to continue to defer certain tax liabilities. The related parties with which we have tax protection agreements are Mr. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman, through their affiliation with ELRH, and Mr. Kobel, through his affiliation with DeBartolo.

Exemptions from Ownership Limits

We have granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to OPTrust to permit OPTrust to own up to 8% of our outstanding common stock plus the shares of common stock previously issued to OPTrust and shares issued to OPTrust upon redemption of OP units held by OPTrust, exercise of warrants and exercise of put rights pursuant to the tax protection agreements. OPTrust, is affiliated with Robert A.S. Douglas, who was an independent director of the Company until July 9, 2013, and with 2335887 Limited Partnership.

We have granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to EL to permit EL to own up to 20% of our outstanding common stock. EL is the parent company of ENA, which is affiliated with Messrs. Israeli, Salkind and Lubeck.

Indemnification Agreements

Our charter and bylaws provide for certain indemnification rights for our directors and officers, and, effective upon completion of this offering, we have entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Maryland law.

Employment Agreements

We have entered into employment agreements with each of Messrs. Olander, Remppies and Brooks. For a description of the terms of these employment agreements, see “Management—Employment and Separation Agreements” and “Management—2015 Subsequent Events.”

Separation Agreements

We have entered into separation agreements with each of Messrs. Lubeck and Miller and Ms. Truong. For a description of the terms of these separation agreements, see “Management—Employment and Separation Agreements.”

Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses and Indemnification of Future Amounts

On August 28, 2012, pursuant to an Interest Contribution Agreement among us, our operating partnership, ELRM and certain persons and entities identified as the contributors in such agreement, we acquired 100% of the interests in Daytona Seabreeze, LLC, a Delaware limited liability company, or Daytona Seabreeze, which owns a multifamily apartment community known as Overlook at Daytona.

An action, or the Action, was brought by CJK Daytona Seabreeze, LLC against, among others, Mr. Lubeck, our operating partnership, Daytona Seabreeze and Seabreeze Daytona Marina, LLC, or Daytona Marina. We collectively refer to Daytona Marina, our operating partnership and Daytona Seabreeze as the Indemnified Parties. In connection with the Action, on October 16, 2014, the Indemnified Parties entered into an Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses, Future Attorneys’ Fees, Costs and Expenses and Indemnification, or the Agreement, with Mr. Lubeck and SFLP Diplomatic, LLC, which we refer to collectively as the Indemnifying Persons. Pursuant to the Agreement, the Indemnifying Persons have agreed to indemnify the Indemnified Parties and certain other related persons and entities against any losses incurred in connection with the Action, including but not limited to attorneys’ fees, costs and any amounts paid in settlement of the Action. The Indemnifying Persons also have reimbursed the Indemnified Parties and certain other related persons and entities for past attorneys’ fees and have agreed to pay future attorneys’ fees incurred in connection with the Action. The Action was settled and dismissed with prejudice on March 31, 2015.

OP Units Issued in Connection with Acquisitions

As of December 31, 2014, we had issued 33,036,180 OP units with an aggregate value of $269.2 million in connection with acquisitions from related parties. Such OP units were issued, directly or indirectly, to entities affiliated with Mr. Lubeck, Ms. Truong, and Messrs. Salkind and Kobel, two of our directors, in connection with the acquisition of various properties and the ELRM Transaction. These OP units were outstanding at March 31, 2015, a portion of which are no longer considered related party due to the departure of certain executives. As of March 31, 2015, Messrs. Salkind, Israeli and Kobel beneficially owned, either directly or indirectly, 31,088,849 OP units with an aggregate value of $253.4 million.

Magnolia Glen Arrangements

In connection with the sale of Landmark at Magnolia Glen on May 28, 2015, we entered into (i) the Magnolia Glen Amendment and (ii) the New TPA, with the Tax Protected Partners. Pursuant to the Magnolia Glen Amendment (i) the Tax Protected Partners waived any tax protection payments they were entitled to in connection with the sale of the Landmark at Magnolia Glen property, (ii) we entered into the New TPA to provide tax protection on Landmark at Ocean Breeze, Grand Arbor Reserve, Landmark at Avery Place, Landmark at Lake Village North, Landmark at Lake Village East, Landmark at Lake Village West, Landmark at Laurel Heights, Landmark at Bella Vista, Landmark at Woodland Trace and Landmark at Grayson Park as set forth therein in an aggregate amount of $18.3 million that was equivalent to the tax protection that such Tax Protected Partners were entitled to in connection with Landmark at Magnolia Glen, and (iii) we used approximately $5.1 million from the net proceeds of the sale to pay in full the outstanding principal and interest on that certain Subordinated Promissory Note dated March 14, 2013 issued to ELRH II, an affiliate of ENA.

Legacy Unsecured Note

As part of the purchase of Landmark at Magnolia Glen on October 19, 2012, we issued the Legacy Unsecured Note to Legacy Galleria, LLC, which became our affiliate on July 31, 2013 in connection with the joint venture transaction with Legacy at Stafford Landing, LLC, our joint venture partner. In connection with the sale of Landmark at Magnolia Glen, we also entered into the Legacy Amendment. Pursuant to the Legacy Amendment, (i) Legacy Galleria, LLC waived any tax protection payments it may have been entitled to in connection with the sale, (ii) we used approximately $501,000 from the net proceeds from the sale to pay in full the outstanding principal and interest on the Legacy Unsecured Note, and (iii) we used approximately $10.9 million from the net proceeds of the sale to redeem from Legacy Galleria, LLC, 1,340,966 OP units at a price of $8.15 per OP unit.

G&E REIT Advisor

The company was previously advised by G&E REIT Advisor. On June 3, 2010, we entered into an agreement pursuant to which G&E REIT Advisor was potentially eligible to receive incentive compensation. Effective December 31, 2010, the advisory relationship was terminated and in accordance with the agreement, G&E REIT Advisor elected to defer such potential incentive compensation until the listing of our shares of common stock on a national securities exchange.

Pursuant to the terms of the agreement, G&E REIT Advisor is entitled to receive compensation to the extent that (i) the increase in current appraised fair market value relative to the original cost of 12 of our current assets exceeds (ii) the invested capital plus a cumulative, non-compounded annual return of 8%. According to our calculations, based, in part, on recent appraisals of the applicable properties and on actual distributions made by us, there is no circumstance under which payment could be due to G&E REIT Advisor as a result of this offering. However, we are unable to provide any assurance that G&E REIT Advisor will not contend otherwise.

Certain Conflict Resolution Restrictions and Procedures

Maryland Corporate Law

Under Maryland corporate law, transactions between us and our directors or entities in which one or more of our directors have a material financial interest are not void or voidable on account of such interest if the interest is disclosed and the transaction is approved or ratified by a majority of disinterested directors or a majority of the votes cast by disinterested stockholders or the transaction is fair and reasonable to us. Many of these types of transactions require prompt public disclosure under SEC rules and in some circumstances require stockholder ratification under the NYSE rules. Our board believes that by relying on established Maryland statutory guidance, stock exchange rules and appropriate governance mechanisms, combined with the transparency afforded under public company disclosure requirements, our board will be able to effectively regulate related party transactions.

Conflict of Interest Policy

Our Conflict of Interest Policy, which applies to all members of our board and our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, or collectively, the Covered Persons, contains certain restrictions and conflict resolution procedures designed to reduce or eliminate potential conflicts of interest. The overarching principle of this policy is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company. Our Conflict of Interest Policy requires each Covered Person to:

•	not use his or her personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company; and

•	report at least annually any affiliations or other relationships related to conflicts of interest.

In addition, our Conflict of Interest Policy requires all transactions involving a conflict of interest to be approved by a majority of our board, including a majority of the independent directors, not otherwise interested in the transaction as fair and reasonable to the Company and on terms not less favorable to the Company than those available from unaffiliated third parties.

Related Party Transaction Policy

On September 18, 2014, our board adopted the written “Related Party Transaction Policy and Procedures,” or the Related Party Policy, to supplement and be an extension of the Code of Ethics. The Related Party Policy states that our board, or in our board’s sole discretion the Audit Committee, is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than five percent owners of shares of our common stock or immediate family members of any of the foregoing, or the Related Party.

The policy requires that any newly proposed transactions between the Company and a related person must be submitted to our board for approval if the amount involved in the transaction is greater than $120,000 in a calendar year, the Company is a participant and any related person has or will have an interest, or a Related Party Transaction. In making its determination, our board will consider, among other factors, whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent to the Related Party’s interest in the transaction, including any conflicts of interest as addressed in the Code of Ethics and Conflict of Interest Policy. No director will participate in any discussion or approval of an interested transaction for which s/he is a Related Party.

The following transactions do not require approval by our board:

1.	compensation to (a) an executive officer or director of the Company if the compensation is required to be recorded in the Company’s proxy statement pursuant to Item 402 of Regulation S-K, or Item 402, or (b) an executive officer of the Company who is not an immediate family member as defined in Instruction 1 to Item 404(a) of Regulation S-K, if such compensation would have been required to be reported under Item 402 as compensation earned for services to the Company if the executive was a named executive officer and the compensation committee has approved, or recommended to our board for approval (and our board has approved), such compensation;

2.	transactions that are in the Company’s ordinary course of business, the terms of which are reasonably comparable to those that could be obtained by the Company in arm’s length dealings with unrelated third parties and where the interest of the Related Party arises only (a) from the Related Party’s position solely as a director of another corporation or organization that is a party to the transaction; (b) from the direct or indirect ownership by such Related Party and all other Related Parties, in the aggregate, of less than 5% equity interest in another person (other than a partnership) which is a party to the transaction; (c) from both such positions described in clause (a) and such ownership described in clause (b); or (d) from the Related Party’s position as a limited partner in a partnership in which the Related Party and all other Related Parties, in the aggregate, have an interest of less than 5%, and the Related Party is not a general partner of and does not have another position in the partnership;

3.	transactions that are in the Company’s ordinary course of business and where the interest of the Related Party arises solely from ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis; and

4.	transactions where the rates or charges involved in the transactions are determined to be competitive bids, where the Related Party is not involved in the bid process or awarding of the contract.

The board will review and may amend the Related Party Policy from time to time.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board and, in general, may be amended or revised from time to time by our board without a vote of our stockholders. However, any change to any of these policies would be made by our board only after a review and analysis of that change, in light of then-existing business and other circumstances, and then only if our directors believe, in the exercise of their business judgment, that it is advisable to do so and in our and our stockholders’ best interests. We intend to disclose any changes in these policies in periodic reports that we file or furnish under the Exchange Act.

Investment Objectives and Strategy

Overview

Our investment objective is to own, operate and where appropriate, redevelop and reposition income-producing properties that will (1) provide income to our stockholders out of cash flows from property operations and (2) create stockholder value through continued improvement in property operations which will result in improved asset value.

Additionally, we intend to:

•	continue to invest in income-producing real estate and other real estate-related investments in a manner which permits us to maintain our qualification as a REIT for federal income tax purposes; and

•	realize capital appreciation upon the sale of our properties from time to time.

We believe, based on our management’s prior real estate experience, that we have the ability to identify quality properties capable of meeting our investment objectives, however, we cannot assure our stockholders that we will attain these objectives. Decisions relating to the purchase, renovation, repositioning and sale of investments are made by our management, subject to the oversight and approval of our board.

We primarily acquire properties through wholly-owned subsidiaries of our operating partnership and we intend to continue to acquire fee simple ownership of properties; however, we may acquire properties subject to long-term ground leases. We may use other methods of acquiring a property when advantageous.

We are not limited in the number, size or type of properties we may acquire. The number, size and type of properties we acquire will depend upon our access to sources of capital, real estate and market conditions and other circumstances existing at the time we are acquiring our properties. We focus primarily on investments that produce current income. We may acquire real estate assets other than apartment communities, including, but not limited to, income-producing commercial properties or multifamily properties with a commercial component. The purchase of any apartment community or other property type will be based upon the best interest of our Company and our stockholders as determined by our board.

In determining whether to acquire a particular property, we may, in accordance with customary practices, seek to obtain an option to acquire the property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and is normally credited against the purchase price if the property is purchased.

We may also enter into arrangements with the seller or developer of a property, whereby the seller or developer agrees that if, during a stated period, the property does not generate specified cash flows, the seller or developer will pay us in cash an amount necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations. As a result, we will not be assuming the development risk during such stated period up to such specified cash flow level.

Acquisition Criteria

We believe, based on our management’s prior real estate experience, that we have the ability to identify quality properties capable of meeting our investment objectives. In evaluating potential acquisitions, the primary factor we consider is the property’s current and projected cash flow. We also consider a number of other factors, including:

•	The potential for economic growth in the tax and regulatory environment of the community in which the property is located;

•	The geographic location and type;

•	The construction quality and condition;

•	The potential for renovation, repositioning and capital appreciation;

•	The general credit quality of current and potential tenants;

•	The potential for rent increases;

•	The occupancy and demand by tenants for properties of a similar type in the same operating markets;

•	The competition from existing properties and the potential for the construction of new properties in the operating markets;

•	The treatment of the property and acquisition under applicable federal, state and local tax and other laws and regulations;

•	The prospects for liquidity through sale, financing or refinancing of the property; and

•	The potential for expanding the physical layout of the property.

It is our policy not to purchase any property unless and until we obtain an environmental assessment, at a minimum a Phase I review, and generally are satisfied with the environmental condition of the property, as determined by our management. However, such environmental assessments may not identify all potential environmental liabilities, and we may in the future discover adverse environmental conditions at our apartment communities, including at apartment communities we acquire in the future, which may have a material adverse effect on us. See “Risk Factors—Risks Related to Real Estate Industry” for additional information.

Real Estate-Related Investments

In addition to our acquisition of apartment communities and other income-producing commercial properties, we may make real estate-related investments, such as mortgage, mezzanine, bridge and other loans, common and preferred equity securities, commercial mortgage-backed securities and certain other securities, including collateralized debt obligations and foreign securities.

Making Loans and Investments in Mortgages

We do not have any outstanding loans to other entities or any plans to make such loans, but we may make loans as part of the sale of real property in the future. We will not make or invest in mortgage loans unless we obtain an appraisal concerning the underlying property from a certified independent appraiser. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

Investments in Securities

We do not currently hold any securities. However, in the future we may invest in various types of securities, including, but not limited to: (1) equity securities such as common stocks, preferred stocks and convertible preferred securities of public or private real estate companies (including other REITs, real estate operating companies and other real estate companies); (2) debt securities such as commercial mortgage-backed securities and debt securities issued by other real estate companies; and (3) certain other types of securities that may help us reach our diversification and other investment objectives. These other securities may include, but are not limited to, various types of collateralized debt obligations and certain foreign currency denominated securities.

Our management has substantial discretion with respect to the selection of specific securities investments. In determining the types of securities investments to make, our management will adhere to an asset allocation framework consisting primarily of components such as: (1) target mix of securities across a range of risk/reward characteristics; (2) exposure limits to individual securities; and (3) exposure limits to securities subclasses (such as common equities, debt securities and foreign securities).

Operating Strategy

Our primary operating strategy is to buy, own and manage a portfolio of quality apartment communities with stable and growing cash flows in select and diverse metropolitan areas with growth potential in the Sunbelt region, enhance those properties that meet our standards and investment objectives and to augment the performance and value of those properties through management strategies designed to address the needs of current and prospective tenants. Our management strategies include:

•	a “hands-on” management style, including close and frequent contact between senior management and other employees, extensive reporting processes and frequent on-site visits;

•	aggressively leasing available space through targeted marketing;

•	repositioning and renovating our properties to increase property revenues and/or minimize operational costs;

•	emphasizing regular maintenance and periodic renovation to meet the needs of tenants and to maximize long-term returns;

•	financing acquisitions and refinancing properties when favorable terms are available to increase cash flow;

•	providing superior customer service to our tenants;

•	developing and offering new ancillary income programs aimed at offering new services to residents on which we generate revenue, such as our valet waste program;

•	incorporating new technologies to improve efficiencies and data sharing and track performance across all facets of our business;

•	maximizing our revenues and minimizing our costs, including through utility rebillings and administrative, application and other fees charged to tenants;

•	incentivizing and training our team members to achieve performance goals, including through the use of performance-based compensation; and

•	identifying and implementing additional ancillary income sources.

Disposition Strategy

We are constantly evaluating our inventory for properties that could be advantageous to sell. Our management and our board regularly evaluate economic and market conditions and our exposures relating to such conditions. In light of these evaluations, our management and board will determine whether a particular property should be sold or otherwise disposed of after consideration of other relevant factors, including performance or projected performance of the property, market and economic conditions and continued qualification as a REIT, with a view toward achieving our principal investment objectives. Specifically, our management and our board periodically review the markets in which our properties are located to determine whether the economic and demographic characteristics of those markets are still attractive in light of our long-term strategic objectives. Next, we consider whether our portfolio is over- or under-concentrated in each market based on the foregoing assessment. In addition to such portfolio management, our management and board engages in active asset management. Within markets in which we have determined our portfolio is over-concentrated, we seek to identify properties with lower margins and properties that are more capital-intensive in order to strategically dispose of such properties. We cannot assure our stockholders that this objective will be realized. See also “Certain Relationships and Related Party Transactions—Tax Protection Agreements.”

When appropriate to minimize our tax liabilities, we may structure the sale of a property as a “like-kind exchange” under the federal income tax laws so that we acquire qualifying like-kind replacement property meeting our investment objectives without recognizing a taxable gain on the sale. Furthermore, our general strategy will be to reinvest proceeds from the sale, financing, refinancing or other disposition of our properties in additional properties or, secondarily, to use such proceeds for the maintenance or repair of existing properties or to increase our reserves for such purposes. The objective of reinvesting such proceeds is to increase the total value of our real estate assets and the cash flows therefrom.

In connection with a sale of a property, our general preference is to obtain an all-cash sale price. We may consider selling a property if it falls under one of the following criteria:

•	we believe the value of a property might decline substantially;

•	an opportunity has arisen to improve other properties;

•	we can increase cash flows through the disposition of the property; or

•	we believe the sale of the property is in our and our stockholders’ best interest.

Borrowing Policies

Our audit committee reviews our aggregate borrowings, both secured and unsecured, at least quarterly to ensure that such borrowings are reasonable in relation to the combined fair market value of all of our real estate and real estate-related investments. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. We compute our leverage at least quarterly on a consistently-applied basis. We may also incur indebtedness to finance improvements to properties and, if necessary, for working capital needs or to meet the distribution requirements applicable to REITs under the federal income tax laws. As of March 31, 2015, we had outstanding $1.1 billion of consolidated debt on a pro forma basis and a debt to gross assets ratio of 62.4% on a pro forma basis.

We have acquired and will continue to acquire properties with cash, mortgage loans or other debt, or by the issuance of equity securities by us or our operating partnership. With respect to properties purchased with cash or equity securities, we may later incur unsecured debt or mortgage indebtedness secured by selected properties, if favorable financing terms are available or circumstances otherwise warrant.

When we incur indebtedness, we endeavor to obtain a certain mix of fixed and floating rate loans to actively manage our balance sheet, and will continue to do so at our board’s discretion.

Codes of Business Conduct and Ethics

We adopted the Code of Ethics, which contains general guidelines for conducting our business and is designed to help our senior management resolve ethical issues in an increasingly complex business environment and applies to our the principal executive officer, executive chairman, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We also adopted the Code of Ethics and Conflict of Interest Policy, which applies to our executive chairman of our board, principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions and all members of our board and covers topics including, but not limited to, conflicts of interest, record keeping, confidentiality of information, disclosure and compliance and reporting of illegal behavior. See “Management—Corporate Governance Profile—Codes of Business Conduct and Ethics”

Related Party Transaction Policy and Procedures

Our board has adopted a Related Party Policy for the review, approval or ratification of any related person transaction. This written policy provides that any Related Party Transaction shall be consummated and shall continue only if our board has approved or ratified such transaction in accordance with the our charter and bylaws and the guidelines set forth in the Related Party Policy. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC. See “Certain Relationships and Related Party Transactions.”

STRUCTURE OF OUR COMPANY

Our Company

We were incorporated in Maryland as a corporation on December 21, 2005. We are self-administered and self-managed, and we conduct substantially all of our operations through our operating partnership. We are in the business of acquiring, owning and managing a diverse portfolio of quality properties with stable cash flows and growth potential in the Sunbelt region. We may acquire and have acquired other real estate-related investments. We focus primarily on investments that produce current income. We have qualified and elected to be taxed as a REIT under the Code for federal income tax purposes commencing with our taxable year ended December 31, 2006. We intend to continue to be meet the requirements for qualification and taxation as a REIT and a DCR.

Our Operating Partnership

We own, and expect to continue to own, all of our assets directly or indirectly through our operating partnership and its subsidiaries. We are the sole general partner of our operating partnership. Upon completion of the Restructuring Transactions described below and this offering, OP units and LTIP units in our operating partnership will be outstanding, and we will own, directly or indirectly through Landmark II,     % of the total outstanding OP units.

Our OP units will generally entitle us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. We generally have the exclusive power under the partnership agreement to manage and conduct the business and affairs of our operating partnership as sole general partner, subject to certain approval and voting rights of the limited partners, preferred stockholders and lenders, which are described more fully in the section “Description of the Partnership Agreement of Landmark Apartment Trust Holdings, LP.”

Our Structure

The following diagram depicts our expected ownership structure upon completion of the Restructuring Transactions and this offering, assuming an IPO price of $             per share, which is the mid-point of the price range set forth on the cover of this prospectus.

(1)	Certain assets are held in joint ventures with third party investors.
(2)	Percentage ownership of the Company reflects all classes of our common stock combined and percentage ownership of our operating partnership reflects all classes of OP units and LTIP units combined.

Restructuring Transactions under Omnibus Agreement

On December 31, 2013, we entered into the Omnibus Agreement with ELRH, EL and ENA. ENA is currently wholly-owned by EL, and ENA currently owns a majority interest in ELRH. The Omnibus Agreement and the transactions contemplated thereunder enabled us to acquire from ELRH (and certain affiliates and partners thereof) 26 apartment communities in exchange for OP units, cash and assumed mortgage indebtedness.

The Omnibus Agreement and the transactions contemplated thereunder also enabled a restructuring transaction of ENA. As a result, contemporaneously with the completion of this offering, we will consummate each of the following Restructuring Transactions:

•	a reorganization and recapitalization transaction by ENA resulting in ENA owning no assets other than OP units and shares of our common stock received upon conversion of any OP units and having no debt or liabilities other than those incurred under the Omnibus Agreement and certain tax liabilities;

•	the election by ENA to be taxed as a REIT for federal and state income tax purposes and to qualify as a DCR;

•	the reincorporation of ENA from a Delaware corporation to a Maryland corporation under the name “Landmark Apartment Trust II, Inc.”;

•	the acquisition by us of a majority interest in Landmark II, which we will accomplish by contributing all of the net proceeds to us from this offering to Landmark II in exchange for a number of Series L Landmark II shares equal to the number of shares of our Class A Common Stock issued by us in this offering (excluding any shares of Class A Common Stock sold by the selling stockholders); and

•	the contribution from Landmark II to our operating partnership of net proceeds received by Landmark II from our acquisition of Series L Landmark II shares, in exchange for which Landmark II shall receive additional Class A OP units, which will result in all of the net proceeds from this offering ultimately being contributed to our operating partnership in exchange for Class A OP units.

Following our acquisition of Series L Landmark II shares at the time of completion of this offering, we will own a majority of the outstanding voting stock of Landmark II. EL will own the remaining capital stock of Landmark II (excluding shares of preferred stock issued to 100 or more stockholders admitted for the purpose of REIT qualification) in the form of Series E Landmark II shares, in the same number of shares as is equal to the number of OP units held by ENA prior to the Restructuring Transactions plus the number of shares of our common stock (if any) that ENA owned immediately prior to this offering (after giving effect to the Recapitalization).

Ongoing Obligations Under the Omnibus Agreement

In the Omnibus Agreement, we agreed with EL to continue to cause each of Landmark II and us to qualify as a DCR following the completion of this offering, including by maintaining certain restrictions on ownership and transfer of our common stock described below under the section entitled “Description of Securities—Restrictions on Ownership and Transfer” and refraining from taking any action that would prevent Landmark II or us from qualifying as a DCR, until the DCR Release Date:

•	one year after the date that EL obtains an opinion of nationally-recognized tax counsel with expertise in the taxation of REITs that the disposition of its Series E Landmark II shares will not result in the payment by EL of federal or state income tax in the U.S., which opinion EL will use its commercially reasonable efforts to obtain no later than the five-year anniversary of the completion of this offering;

•	the date on which EL ceases to own any Series E Landmark II shares; and

•	the seven-year anniversary of the closing of the Restructuring Transactions.

The ownership and other restrictions to which we agreed in the Omnibus Agreement have the effect of limiting the maximum percentage ownership by non-U.S. persons of the aggregate of our outstanding shares of capital stock. In addition, the restrictions on ownership and transfer generally have the effect of prohibiting any person from owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code.

EL will have the right, at any time and from time to time (but not exceeding four times per year), to require that all or any part of the Series E Landmark II shares held by it be redeemed by Landmark II for cash. The price per Series E Landmark II share that Landmark II will pay to EL as the redemption price for such shares shall be an amount per share equal to the closing price per share of our Class A Common Stock on the day immediately preceding the date of delivery of the redemption notice. In lieu of Landmark II paying cash to EL for the Series E Landmark II shares that it has elected to redeem, we may elect to purchase from EL the Series E Landmark II shares being redeemed by delivering to EL a number of shares of our Class A Common Stock equal to the number of such Series E Landmark II shares.

The Omnibus Agreement also contains customary representations and warranties relating to the consummation of the Restructuring Transactions and compliance with ongoing covenants. Pursuant to the Omnibus Agreement, EL will pay and indemnify us and our affiliates for (i) all taxes resulting from the breach of certain tax representations or warranties of ENA and ELRH, subject to certain limited exceptions; (ii) all taxes of ENA for any tax period preceding the closing of the Restructuring Transactions; (iii) the failure of Landmark II, for the period beginning January 1 of the year of this offering, to qualify as a REIT for all income tax purposes and to operate in conformity with the REIT requirements under the Code for any pre-closing tax period; and (iv) any tax liability of Landmark II as a transferee or successor under applicable regulations. EL is also required to indemnify, defend and hold harmless us and our affiliates against losses, claims and liabilities that arise out of, result from or relate to (a) any breaches or inaccuracies of representations and warranties made by ELRH, ENA or EL in the Omnibus Agreement, and (b) any breaches, failures to satisfy or non-fulfillments by any of ELRH, ENA and EL or their respective affiliates of their respective covenants and agreements contained in the Omnibus Agreement and the related transaction documents. To the extent that EL has any obligations to indemnify us for losses under the Omnibus Agreement, EL will satisfy its obligations first by the cancellation of a number of Series E Landmark II shares owned by EL equal to the losses suffered by us and second by the making of a cash payment to us.

We are required, subject to certain limited exceptions, to indemnify Landmark II and EL for all taxes of Landmark II and EL arising from the failure of Landmark II to qualify as a REIT for all income tax purposes and to operate as such for any post-closing tax period, or from the failure of Landmark II to qualify as a DCR. Further, we are required to indemnify, defend and hold harmless EL and each of its affiliates against losses, claims and liabilities that arise out of, result from or relate to (i) breaches or inaccuracies of our representations and warranties made in the Omnibus Agreement; (ii) breaches, failures to satisfy or non-fulfillments by us and our affiliates of our covenants and agreements contained in the Omnibus Agreement and the related transaction documents; and (iii) certain post-closing tax matters. To the extent we have any obligation to indemnify EL or its affiliates for losses, such obligations will be satisfied first by issuing to EL additional Series E Landmark II shares, up to a maximum amount that would not cause Landmark II to fail to qualify as a DCR, and second by a payment of cash by us to EL. Subject to losses arising in connection with the breach of covenants and agreements set forth in the Omnibus Agreement and the transaction documents contemplated thereunder, neither party can initiate any claims for indemnification unless such party or its affiliates have suffered losses, in the aggregate, in excess of $250,000, in which event it may seek recovery of such losses in full, including the first $250,000. This threshold does not apply to losses arising out of, or relating to, fraud or willful misconduct or in connection with the breach of covenants and agreements set forth in the Omnibus Agreement or the other ancillary documents.

Landmark II Stockholders Agreement

Contemporaneously with the completion of this offering, we will enter into the Landmark II Stockholders Agreement with EL and Landmark II relating to certain corporate governance matters and tax-related obligations, among other things.

We have agreed that Landmark II will be required to satisfy the ownership tests in Section 897(h)(4) of the Code based upon both (i) our status as a single domestic stockholder of Landmark II and (ii) our stockholders being deemed to be the indirect stockholders of Landmark II on a pro rata basis. In addition, the Landmark II Stockholders Agreement provides that no stockholder may transfer any shares in Landmark II to any person that would not be considered a domestic stockholder for purposes of determining if a corporate is “domestically controlled” under Section 897(h)(4) of the Code, except that certain stock transfers may be made (a) to Landmark II, and (b) to certain affiliates of, or successors to (by merger, consolidation, recapitalization, equity interest sale or other than transactions involving the transferring stockholder), a stockholder of Landmark II. Any other transfers of shares in Landmark II will be subject to prior written approval of both us and EL and the execution of a joinder agreement to the Landmark II Stockholders Agreement.

In addition to the tax and transfer-related restrictions described above, we have agreed in the Landmark II Stockholders Agreement to take all actions in our control, including with respect to the voting of our Series L Landmark II shares, required to (i) set the number of directors of Landmark II at the same number of directors that have been elected to our board, and (ii) cause the election of all directors on our board to the board of Landmark II, except that, at all times until the DCR Release Date, EL will have the right to nominate two members to the board of Landmark II, and we have agreed to take all actions in our control, including by voting our Series L Landmark II shares or executing consents in favor of EL’s nominees, to cause such nominees to be elected to the board of Landmark II regardless of whether EL has the right to nominate two members to our board. In the event of the resignation, removal or other inability of any of the initial Landmark II board nominees (other than those nominated by EL) to serve, we and EL will be required to mutually agree on any replacement.

We have also agreed that certain major decisions by Landmark II will require the unanimous prior written approval of all stockholders of Landmark II. Such matters include, among other things, (i) undertaking a public offering of shares of Landmark II’s capital stock, (ii) issuances or transfers (other than as described above) of Landmark II’s capital stock, (iii) incurrence of indebtedness and the making of guarantees, (v) certain distribution-related matters, (vi) transfers of our OP units held by Landmark II or other transfers outside the ordinary course of business, (vii) certain corporate reorganization, acquisition and divestiture transactions, (viii) amendments to the organizational documents of Landmark II, (ix) the taking of actions that could impair Landmark II’s REIT or DCR qualification, (x) certain bankruptcy or insolvency-related matters, and (xi) certain tax-related settlements.

Corporate Governance Agreement

On January 7, 2014, in connection with the issuance of our Series E Preferred Stock, we entered into the Corporate Governance Agreement. Pursuant to the terms of the Corporate Governance Agreement, each of iStar and BREDS is entitled to nominate a director to our board. Mr. Frey is currently serving as iStar’s nominee on our board. Mr. Peter Sotoloff, who previously served as an independent director on our board, served as BREDS’ nominee until his resignation as a director on March 31, 2014. Mr. Nash is currently serving as BREDS’ nominee to our board. In addition, pursuant to the terms of the Corporate Governance Agreement, DK Landmark is entitled to nominate one director to our board, and Mr. Kobel is currently serving as DK Landmark’s nominee on our board. Also, ELRH is entitled to nominate two directors to our board, and Messrs. Salkind and Israeli are currently serving as ELRH’s nominees. Finally, iStar, BREDS and ELRH have the right, acting by unanimous agreement among such parties, to nominate the Group Director, subject to certain conditions, and Mr. Gaither currently is serving as the Group Director. We agreed to nominate each of Messrs. Kobel, Salkind, Israeli and Gaither (or any of their replacements) for re-election to our board at each subsequent meeting of our stockholders held to consider a vote on the election of our board, subject to certain conditions and limitations, as set forth in the Corporate Governance Agreement. In addition, we agreed to take all actions necessary to cause the re-election of each of the directors nominated by BREDS and iStar by the Preferred Stockholders. Upon the consummation of this offering, we intend to fully redeem all outstanding shares of our Series D Preferred Stock and Series E Preferred Stock. At such time, the right of iStar and BREDS to nominate a director to our board will expire. See “Certain Relationships and Related Party Transactions—Corporate Governance Agreement.”

Our Taxable REIT Subsidiary

Our property manager is a TRS. The property manager has incurred taxable losses since inception and did not have an income tax provision or benefit prior to December 31, 2013 due to the recording of a full valuation allowance against its deferred tax assets. During the first quarter of 2013, we evaluated the ability to realize our deferred tax asset, which was previously offset by a full valuation allowance. Due to a deferred tax liability resulting from the ELRM Transaction, we determined it is more likely than not that our deferred tax asset will be realized. Accordingly, an income tax benefit of $3.5 million was recognized for the year ended December 31, 2013, which includes a reversal of the prior valuation allowance of $2.7 million. In the quarter ended June 30, 2014, we determined that it is more likely than not that the deferred tax assets will not be realized due to losses incurred by the property manager and recorded a valuation allowance on its deferred tax assets. As of March 31, 2015, and December 31, 2014, the valuation allowance was $1.5 million and $1.1 million, respectively, and at December 31, 2013, there was no valuation allowance necessary. It is expected that any future net deferred tax assets will continue to be offset by a valuation allowance until the property manager becomes consistently profitable. To the extent the property manager generates consistent income, we may reduce the valuation allowance in the period such determination is made. As of March 31, 2015, total net operating loss carry forward for federal income tax purposes was approximately $6.1 million for our TRS. The net operating loss carry forwards will expire beginning 2031 for our TRS. A TRS generally may provide non-customary and other services to our customers and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries.” We may form additional TRSs in the future, and our operating partnership may contribute some or all of its interests in certain wholly owned subsidiaries or their assets to our TRSs. Any income earned by our TRSs will be included in our income in our consolidated financial statements, but will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. See “U.S. Federal Income Tax Considerations—Taxation of REITs in General—Income Tests.” Because a TRS is subject to federal income tax, and state and local income tax (where applicable) as a “C” corporation, the income earned by our TRSs generally will be subject to an additional level of tax as compared to the income earned by our other subsidiaries.

Redemption Rights of OP Unitholders

Following the completion of this offering, and after giving effect to the Recapitalization, OP units will be outstanding. Pursuant to the partnership agreement of our operating partnership and subject to certain exceptions, holders of OP units have redemption rights, which enable them to cause our operating partnership to redeem their OP units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis (subject to certain adjustments related to share dividends, stock splits and similar actions by us with respect to shares of our common stock). A holder of OP units may exercise its redemption rights at any time after the applicable OP units to be redeemed have been outstanding for at least one year, except that a holder of OP units may not exercise its redemption rights more than twice annually and may not redeem less than 1,000 OP units or, if the redeeming partner holds less than 1,000 OP units, all of its OP units at any time. The cash redemption amount per OP unit would be based on the average market price for shares of our common stock during the ten days preceding the receipt of a redemption notice by us. We expect to fund cash redemption, if any, out of available cash or borrowings. See “Description of the Partnership Agreement of Landmark Apartment Trust Holdings, LP—Redemption Rights.”

Benefits to Related Parties; Conflicts of Interest

Pursuant to the Corporate Governance Agreement and the terms of the Series D Preferred Stock and the Series E Preferred Stock, each of iStar and BREDS was entitled to nominate a director to be voted on for election by the holders of our preferred stock (iStar nominated Mr. Frey as its nominee, and BREDS nominated Mr. Nash as its nominee), and our preferred stockholders elected Messrs. Frey and Nash at our annual meeting of stockholders held on May 28, 2015.

iStar and BREDS, affiliates of our directors Messrs. Frey and Nash, are the sole holders of our Series D Preferred Stock Series E Preferred Stock. As described under “Use of Proceeds” below, we intend to use the net proceeds to us of this offering to redeem all of our outstanding Series D Preferred Stock and Series E Preferred

Stock. At such time, the right of iStar and BREDS to nominate a director to our board will expire. Upon completion of this offering and the Restructuring Transactions, certain of our continuing investors, directors, members of our senior management team and employees will receive material benefits, including those listed below. For further discussion of these benefits, see “Certain Relationships and Related Party Transactions.”

•	We have entered into indemnification agreements with our directors and executive officers at the closing of this offering, providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against such parties.

•	We have entered into a support payment agreement with ELRH II relating to shares of common stock that ELRH II received in connection with the post-closing adjustment of consideration for the contribution of ELRH’s management business to the Company, which obligates us shortly following completion of this offering to either, at our option, issue additional shares of common stock or repurchase with cash previously-issued shares in the event that ELRH II is unable to obtain a per share price above $ (as adjusted for the Recapitalization) in the sale of shares issued to it in connection with the acquisition of 500,000 Class A Units in Timbercreek Holding and the initial pay down of $5 million of a $10 million note. ELRH II is obligated, for a period of ten business days following the shares becoming freely tradable following completion of this offering, the expiration of any lock-up period agreed to with the underwriters and (in relation to the shares of Class B Common Stock) and the conversion of such shares into shares of Class A Common Stock, to use commercially reasonable efforts to sell the shares at a price above $ per share (as adjusted to give effect to the Recapitalization). See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies.”

•	Concurrently with the completion of this offering, we intend to redeem, from the holders of our Series D Preferred Stock and Series E Preferred Stock, all of our outstanding Series D Preferred Stock and Series E Preferred Stock with the net proceeds to us from this offering, which, as of June 30, 2015, would require total payments of approximately $260.6 million. See “Structure of Our Company.”

•	Concurrently with the completion of this offering, we intend to repay the Notes in the approximate amount of $616,000 in connection with the ELRM Transaction with the net proceeds to us from this offering.

•	We may issue to one or more entities, including an entity affiliated with Mr. Kobel, our chairman, shares of our common stock, including shares of our Class A Common Stock, in exchange for warrants, in the event that the offering price per share in this offering exceeds $ (after being adjusted to reflect the effects of the Recapitalization), that were issued in connection with the issuances of our Series A Cumulative Non-Convertible Preferred Stock, or our Series A Preferred Stock, and Series B Cumulative Non-Convertible Preferred Stock, or our Series B Preferred Stock, all of which shares of Series A Preferred Stock and Series B Preferred Stock have been redeemed. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Related Party Arrangements—Warrants” and “Shares Eligible for Future Sale—Warrants.”

•	We will register shares of our Class A Common Stock issued in exchange for OP units issued in connection with certain acquisitions and, if applicable, upon exercise of the warrants mentioned in the prior bullet. See “Shares Eligible for Future Sale—Registration Rights.”

•	ENA, an affiliate of two of our directors, Messrs. Salkind and Israeli, will engage in a restructuring transaction, pursuant to the Omnibus Agreement, which has this offering as a condition precedent.

•	Upon the completion of this offering, in accordance with the terms of their respective employment agreements, each of Messrs. Olander, Remppies and Brooks will be eligible to receive a one-time equity compensation award of Class A LTIP units for Mr. Olander, Class A LTIP units for Mr. Remppies and Class A LTIP units for Mr. Brooks, in each case assuming an IPO price of $ per share, which is the mid-point of the price range set forth on the cover of this prospectus.

Determination of Offering Price

Prior to this offering, there has been no public market for our common stock. The IPO price will be determined in consultation with the representatives of the underwriters. In determining the IPO price of our common stock, the representatives of the underwriters will consider, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated FFO, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole. The IPO price will not necessarily bear any relationship to the book value of our properties and assets, our financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after this offering.

Recapitalization

Prior to the completion of this offering, we intend to effect the Recapitalization. The Recapitalization will have the effect of phasing in, over a period of             days, the ability of holders of our outstanding common stock to sell their shares in transactions on the NYSE. Unless otherwise indicated, the information contained in this prospectus assumes that the Recapitalization described below has become effective.

The Recapitalization will involve the following steps:

•	a reverse stock split of our outstanding common stock;

•	redesignation of our outstanding common stock as “Class A Common Stock,” without making any other changes to the terms thereof;

•	creation of three new classes of our common stock—Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock—with the terms described more fully below; and

•	immediately following the reverse stock split, declaration and payment of a stock dividend pursuant to which each outstanding share of our Class A Common Stock will receive:

•	shares of our Class B-1 Common Stock; plus

•	shares of our Class B-2 Common Stock; plus

•	shares of our Class B-3 Common Stock.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding OP units and LTIP units. As a result of the Recapitalization, our outstanding warrants will be adjusted in accordance with their own terms so that, upon exercise of a warrant, the holder will receive the same number of shares of common stock, and of the same class or classes, as the holder of a share of common stock on the record date for the Recapitalization would then hold. See “Recapitalization.”

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF

LANDMARK APARTMENT TRUST HOLDINGS, LP

The following is a summary of certain provisions of the agreement of limited partnership of our operating partnership, as amended, which we refer to as the partnership agreement. This summary does not purport to be complete and is subject to and qualified by the specific in its entirety by reference the partnership agreement, including all amendments thereto, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are the sole general partner of our operating partnership, which was organized as a Virginia limited partnership on December 27, 2005. We have conducted, and expect to continue to conduct, substantially all of our operations and make substantially all of our investments through our operating partnership. Upon completion of this offering and the Restructuring Transactions, as described under the heading entitled “Structure of Our Company—Restructuring Transactions under Omnibus Agreement,”             OP units will be outstanding, consisting of             Class A OP units,             Class B-1 OP units,             Class B-2 OP units and             Class B-3 OP units, and             LTIP units will be outstanding, consisting of             Class A LTIP units, Class B-1 LTIP units,             Class B-2 LTIP units and             Class B-3 LTIP units. We will own, directly or indirectly,     % of the total outstanding OP units.

Our Class B OP units and Class B LTIP units will automatically convert into Class A OP units and Class A LTIP units, respectively, on the following schedule:             days following the Listing, in the case of our Class B-1 OP units and Class B-1 LTIP units,             days following the Listing, in the case of our Class B-1 OP units and Class B-1 LTIP units,             days following the Listing, in the case of our Class B-2 OP units and Class B-2 LTIP units, and             days following the Listing, in the case of our Class B-3 OP units and Class B-3 LTIP units.

Management of our Operating Partnership

As the sole general partner of our operating partnership, we have full, exclusive and complete discretion to manage and control the business of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, financings and refinancings, make distributions to partners and engage in certain corporate restructurings. The partnership agreement requires our operating partnership, however, to conduct its business in a manner that will permit us to qualify as a REIT. Limited partners in our operating partnership have no authority to participate in the management or control of our operating partnership, subject to rights to approve certain amendments to the partnership agreement as described below.

Management Liability and Indemnification

Neither we nor our directors and officers are liable for monetary damages to our operating partnership, the limited partners or assignees for losses sustained or liabilities incurred as a result of errors in judgment or acts or omissions, so long as such person acted in good faith. The partnership agreement provide for indemnification of us, our affiliates, directors, officers, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law and reimburse each such person for expenses, so long as (i) such person has determined, in good faith, that the course of conduct which cause the loss or liability was in the best interests of our operating partnership, (ii) such person was acting on behalf of or performing services on the part of our operating partnership, (iii) the liability or loss was not the result of negligence, misconduct or a knowing violation of the criminal law or any federal or state securities law by the person being indemnified, and (iv) the indemnification is only being made out of the net assets of our operating partnership. In no event, however, will our operating partnership be required to indemnify any person for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such person unless (a) there has been a successful adjudication on the merits of each count involving securities laws violations, (b) the claims have been dismissed with prejudice on the merits by a court, or (c) a court approves the settlement and related costs the settlement of the claims and finds that indemnification of the settlement and related costs should be made after having been advised of the position of the SEC and state securities authorities on indemnification for securities laws violations.

Transferability of Partnership Interests; Extraordinary Transactions

We may not voluntarily withdraw from our operating partnership or transfer all or any portion of our interest in our operating partnership except for a transfer to one of our wholly owned subsidiaries following which we withdraw as the general partner of our operating partnership or a transfer that is not required to be submitted to a vote of our stockholders. In addition, we are restricted from engaging in any merger, consolidation, sale of all or substantially all of our assets or recapitalization transaction unless:

•	we are the surviving entity in the transaction and our stockholders do not receive either cash, securities or other property in the transaction;

•	as a result of the transaction, all limited partners (other than our Company or an affiliate of our Company) will receive for each OP unit an amount of cash, securities or other property that is no less than the greatest amount of cash, securities or other property to be received in the transaction by a holder of our shares of common stock for each share of common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer has been made to, and accepted by, the holders of more than 50% of our outstanding shares of common stock, each holder of OP units has been given the option to exchange its OP units for the greatest amount of cash, securities or other property which a limited partner would have received had it (i) exercised its redemption rights (as described below), and (ii) sold, tendered or exchanged pursuant to the offer the shares of our common stock received upon exercise of its redemption rights immediately prior to the expiration of the offer; or

•	if, immediately after such transaction, (i) substantially all of the assets of the successor or surviving entity, other than the OP units held by us or stock of any wholly-owned subsidiary, are contributed, directly or indirectly, to our operating partnership as a capital contribution in exchange for additional OP units with a fair market value equal to the value of the assets contributed, as determined by the surviving entity in good faith, (ii) the surviving entity expressly agrees to assume all of our obligations under the partnership agreement, and (iii) the partnership agreement is amended by the surviving entity to provide for a new method of calculating the applicable amount of cash or shares of our common stock that are payable to a holder of OP units in our operating partnership upon exercise of its redemption rights or upon the occurrence of a successive merger or consolidation transaction that, as closely as reasonably possible, approximates the applicable calculation prior to the transaction (taking into account, among other things, the kind and amount of securities, cash or other property that was receivable in the transaction by a holder of our securities and the consideration that could have been received by a holder of OP units in our operating partnership if the partner had exercised its redemption rights immediately prior to the transaction.

Limited partners in our operating partnership are not permitted to transfer any partnership interests held by them or withdrawal from our operating partnership without our prior written consent, which we may withhold in our sole discretion.

Amendments to the Partnership Agreement

Limited partners in our operating partnership generally have no voting or consent rights with respect to matters affecting our Company or our operating partnership, except with respect to certain amendments to our operating partnership. We, as the general partner of our operating partnership are generally permitted to amend the partnership agreement without the consent of the limited partner, including any amendments to reflect the issuance of additional partnership interests or to set forth or modify the designations, preferences, rights, duties and powers of the holders of any additional partnership interests in our operating partnership. The consent of limited partners holding more than 50% of the interests in our operating partnership, however, is required to approve any amendment to the partnership agreement that would (i) adversely affect the rights of the limited partners to receive distributions payable to them, except in limited circumstances related to issuances of additional partnership units, (ii) alter allocations of income, gain, loss and expense to the limited partners, except in limited circumstances related to issuances of additional partnership units, (iii) impose any obligation on the limited partners to make additional capital contributions to our operating partnership, or (iv) adversely affect the operation of the provisions of the partnership agreement relating to the limited partners’ redemption rights.

Capital Contributions

Except as described above with respect to the Restructuring Transactions under the heading entitled “Structure of Our Company—Restructuring Transactions under Omnibus Agreement,” upon issuance of shares of our common stock, we will transfer substantially all of the net offering proceeds we receive to the operating partnership in exchange for OP units representing our ownership interest as a limited partner in our operating partnership. We will be deemed, however, to have made capital contributions in the amount of the gross offering proceeds to us received from investors, and our operating partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with this offering.

If our operating partnership requires additional funds at any time in excess of capital contributions made by us and the limited partners or otherwise available to our operating partnership, we may provide the necessary funds to our operating partnership, through loans or otherwise, or cause our operating partnership to obtain such funds from outside borrowings.

Issuances of Additional Partnership Units

We, as general partner, are authorized to cause our operating partnership to issue additional units or other partnership interests to its partners, including us and our affiliates, or other persons. These units or interests may be issued for consideration determined by us and on such terms and conditions as we may establish in our sole and absolute discretion. We may designate additional classes or series of units, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to OP units of our operating partnership, as we may determine in our sole and absolute discretion.

No units or partnership interests may be issued to us or our wholly owned subsidiaries, however, unless:

•	(i) the additional partnership interests or units are issued in connection with the issuance by us of shares of our common stock or other interests in our Company and the newly-issued shares of our common stock or other interests have designations, preferences and other rights such that the economic interests are substantially similar to the designations, preferences and other rights of the additional units or interests issued to us or our subsidiary by our operating partnership, and (ii) we make an additional capital contribution to our operating partnership in an amount equal to the proceeds raised in connection with the issuance by us of our shares of common stock or other interests in our Company; or

•	our operating partnership issues the additional units or partnership interests to all partners in proportion to their respective percentage interests in our operating partnership.

We are authorized under our operating partnership agreement to cause our operating partnership to issue partnership interests for less than fair market value so long as we conclude in good faith that such issuance is in our best interests and those of our operating partnership.

In addition, if we contribute additional capital to our operating partnership, we will generally revalue the property of our operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of our partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation.

Reimbursement of Expenses

In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

•	all expenses related to our continuing of existences and operations;

•	all expenses related to public offerings, registrations and repurchases of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications by us under applicable securities laws;

•	all expenses associated with compliance by us with laws;

•	all expenses associated with any 401(k) plan, incentive plan, bonus play or other compensatory plan for the benefit of our directors or employees; and

•	all other operating or administrative costs incurred by us in the ordinary course of business on behalf of or in connection with our operating partnership.

Distributions

The partnership agreement provides that, subject to any preferential distribution rights held with respect to any preferred partnership interests in our operating partnership that may exist at any given time, our operating partnership will distribute its cash from operations and any net proceeds from the sale of its assets on a quarterly basis (or more frequently at our election) on a pro rata basis in accordance with the percentage interests held by them in the operating partnership. We will determine the amounts of any future distributions in our sole discretion. Our operating partnership does not intend to maintain cash reserves to fund distributions. The net sale proceeds from the sale of one of our operating partnership’s properties will be distributed 100% to the partners in accordance with their percentage interests on a quarterly basis, or more often at the election of the general partner.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

All depreciation and amortization deductions of our operating partnership for each taxable year generally will be allocated to us and the limited partners in accordance with the respective percentage interests in the operating partnership.

All profits of the operating partnership generally will be allocated as follows: (i) first, 100.0% to us until the cumulative amount of the profits allocated pursuant to this clause (i) for the current and prior years equals the cumulative amount of losses allocated to us under clause (ii) in the next paragraph for the current and prior years, (ii) second, 100.0% to us and the limited partners in accordance with the respective percentage interests in the operating partnership until the cumulative amount of profits allocated pursuant to this clause (ii) for the current and prior years equals the cumulative amount of losses allocated pursuant to clause (iii) in the next paragraph for the current and prior years, and (iii) third, 100.0% to us and the limited partners in accordance with the respective percentage interests in the operating partnership.

All losses of the operating partnership generally will be allocated as follows: (i) first, 100.0% to us and the limited partners in accordance with the respective percentage interests in the operating partnership until the cumulative amount of losses allocated pursuant to this clause (i) for the current and prior years equals the cumulative amount of profits allocated pursuant to clause (iii) in the previous paragraph for the current and prior years, (ii) second, 100.0% to us until the cumulative amount of losses allocated pursuant to this clause (ii) for the current and prior years equals the cumulative amount of profits allocated to us with respect to any preferred partnership units for the current and prior year, and (iii) third, 100.0% to us and the limited partners in accordance with the respective percentage interests in the operating partnership.

All allocations are subject to compliance with the provisions of the federal income tax laws and certain special allocation provisions as described in the partnership agreement.

Redemption Rights

Pursuant to the partnership agreement, the limited partners holding Class A OP units in our operating partnership have redemption rights, which enable them to cause our operating partnership to redeem their OP units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis (subject to certain adjustments related to share dividends, stock splits and similar actions by us with respect to shares of our common stock). A limited partner may exercise its redemption rights at any time after the applicable OP units to be redeemed have been outstanding for at least one year, except that a limited partner may not exercise its redemption rights more than twice annually and may not redeem less than 1,000 OP units or, if the redeeming partner holds less than 1,000 OP units, all of its OP units at any time. The cash redemption amount per OP unit would be based on the average market price for shares of our common stock during the ten days preceding the receipt of a redemption notice by us. We expect to fund cash redemption, if any, out of available cash or borrowings.

Notwithstanding the foregoing, each limited partner is prohibited from exercising its redemption rights if the issuance of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our capital stock in excess of the restrictions on ownership and transfer of our stock contained in our charter, as described in the section entitled “Description of Securities—Restrictions on Ownership and Transfer”;

•	result in our shares of our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in us being “closely held” under the federal income tax laws;

•	cause the acquisition of shares of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the Securities Act; or

•	otherwise jeopardize our status as a REIT.

We may elect, in our sole discretion, to waive any of these restrictions and redeem a limited partner’s OP units for the applicable cash amount.

LTIP Units

Pursuant to our partnership agreement, we may cause our operating partnership to issue LTIP units, which are intended to qualify as “profits interests” in our operating partnership for U.S. federal income tax purposes, to persons who provide services to us or our operating partnership. LTIP units may be issued subject to vesting requirements, which, if they are not met, may result in the automatic forfeiture of any LTIP units issued. Generally, LTIP units will be entitled to the same non-liquidating distributions and allocations of profits and losses as the common units in our operating partnership on a per unit basis.

Subject to certain exceptions, LTIP units are treated with the same rights, privileges and obligations applicable to OP units and rank pari passu with OP units as to the payment of regular and special periodic distributions and distributions of assets upon liquidation. As with OP units, liquidating distributions with respect to LTIP units are made in accordance with the positive capital account balances of the holders of these LTIP units to the extent associated with these LTIP units. However, unlike OP units, upon issuance, LTIP units generally will have a capital account equal to zero. Upon the sale of all or substantially all of the assets of our operating partnership or a book-up event for tax purposes in which the book values of our operating partnership’s assets are adjusted, holders of LTIP units will be entitled to priority allocations of any book gain that may be allocated by our operating partnership to increase the value of their capital accounts associated with their LTIP units until these capital accounts are equal, on a per unit basis, to the capital accounts associated with the OP units. The amount of these priority allocations will determine the liquidation value of the LTIP units. In addition, once the capital account associated with a vested LTIP unit has increased to an amount equal, on a per unit basis, to the capital accounts associated with the OP units, that LTIP unit generally may be converted into an OP unit. The book gain that may be allocated to increase the capital accounts associated with LTIP units is comprised in part of unrealized gain, if any, inherent in the property of our operating partnership on an aggregate basis at the time of a book-up event. Book-up events are events that, for U.S. federal income tax purposes, require a partnership to revalue its property and allocate any unrealized gain or loss since the last book-up event to its partners. Book-up events generally include, among other things, the issuance or redemption by a partnership of more than a de minimis partnership interest.

LTIP units are not entitled to the redemption rights described above with respect to OP units, but any OP units into which LTIP units are converted are entitled to this redemption right. LTIP units, generally, vote with the OP units on matters with respect to which the OP units are entitled to vote. In addition, the consent of a number of holders of LTIP units holding at least a majority of the LTIP units then-outstanding is required to approve any amendment to the partnership agreement that would (i) adversely affect the rights of the holders of LTIP units to receive distributions payable to them, except in limited circumstances related to issuances of additional partnership units, and which amendment disproportionately affects the holders of LTIP units compared with holders of OP units, (ii) alter allocations of income, gain, loss and expense to the holders of LTIP units, except in limited circumstances related to issuances of additional partnership units and which amendment disproportionately affects holders of LTIP units compared with holders of OP units, (iii) amend the voting provisions in the partnership agreement related to holders of LTIP units, or (iv) adversely affect the operation of the provisions of the partnership agreement relating to the conversion and redemption rights of holders of LTIP units.

Conflicts of Interest

Conflicts of interest exist or could arise in the future as a result of our relationships with our operating partnership or any limited partner of our operating partnership. Our directors and officers have duties to our Company and our stockholders under applicable Maryland law in connection with their management of our Company. At the same time, we, as sole general partner, have fiduciary duties to our operating partnership and to its limited partners under Virginia law in connection with the management of our operating partnership. Our duties as sole general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our Company and our stockholders. The partnership agreement provides that in the event of a conflict between the interests of the limited partners of our operating partnership and our stockholders that cannot be resolved in a manner not adverse to either our stockholders or the limited partners, we shall act in favor of our stockholders, and we shall not be liable for monetary or other losses sustained, liabilities incurred or benefits not derived by limited partners in our operating partnership in connection therewith.

Term

Our operating partnership will continue until December 31, 2055, or at an earlier time upon the occurrence of the following events:

•	the bankruptcy, dissolution or withdrawal of our Company as general partner, unless the limited partners elect to continue our operating partnership;

•	90 days after the sale or other disposition of all or substantially all of the assets of our operating partnership; or

•	our election that our operating partnership should be dissolved.

Tax Matters

Our partnership agreement provides that we, as the general partner, will have authority to handle tax audits and to make tax elections under the federal income tax laws on behalf of our operating partnership.

PRINCIPAL AND SELLING STOCKHOLDERS

As of             , 2015, we had approximately                     million shares of common stock outstanding and              stockholders of record. As of                     , after giving effect to the Recapitalization, we would have had a total of approximately             shares of our Class A Common Stock and Class B Common Stock outstanding, consisting of approximately             shares of our Class A Common Stock,                     shares of our Class B-1 Common Stock,             shares of our Class B-2 Common Stock and                     shares of our Class B-3 Common Stock.

The following tables set forth certain information as of                     , 2015, after giving effect to the Recapitalization, regarding the beneficial ownership of our common stock, OP units, LTIP units and Preferred Stock by (1) each of our directors, (2) each of our named executive officers, (3) all of our directors, and executive officers as a group, (4) each holder of five percent or more of our common stock and (5) each of the selling stockholders. The first table gives information prior to the expected issuance of common stock in connection with this offering, and the second table gives effect to the expected issuance of common stock and the use of proceeds to us to redeem our outstanding Series D Preferred Stock and Series E Preferred Stock, as described further in “Use of Proceeds,” in connection with this offering. The extent to which a person holds OP units or LTIP units as opposed to common stock is described in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common stock, OP units and LTIP units shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

Unless otherwise indicated, the address of each named person is 4901 Dickens Road, Suite 101, Richmond, Virginia 23230. No shares beneficially owned by any executive officer or director have been pledged as security, except that entities affiliated with EL have pledged their respective interests in all of such securities in connection with loans made by Israel Discount Bank NY to entities affiliated with EL.

As of                     , 2015, after giving effect to the Recapitalization but prior to this offering

	Class A Common Stock, Class A OP units and Class A LTIP units		Class B Common Stock, Class B OP units and Class A LTIP units		Total Common Stock, OP units and LTIP units
Name of Beneficial Owner	Number of Securities Beneficially Owned(1)	Percent of Class	Number of Securities Beneficially Owned	Percent of Class	Number of Securities Beneficially Owned	Percent of Class
5% Stockholders
Entities affiliated with ELRH
OPTrust
BREDS
iStar
Directors, Director Nominees and Executive Officers
Stanley J. Olander, Jr.
Greg E. Brooks
Glenn W. Bunting, Jr.
Karl Frey
Ronald D. Gaither
Robert A. Gary, IV
Edward M. Kobel
Michael Nash
Michael Salkind
Avi Israeli
B. Mechelle Lafon
Gustav G. Remppies
Howard Silver
All directors and executive officers as a group (13 persons)
Selling Stockholders

*	Represents less than 1.0% of our outstanding securities.
(1)	For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days or pursuant to the redemption of OP units (assuming we elect to issue shares of common stock rather than pay cash upon such redemptions).

Immediately after this Offering(1)

		Class A Common Stock, Class A OP units and Class A LTIP units		Class B Common Stock, Class B OP units and Class A LTIP units		Total Common Stock, OP units and LTIP units
Name of Beneficial Owner	Number of Securities Beneficially Owned(1)	Percent of Class	Number of Securities Beneficially Owned	Percent of Class	Number of Securities Beneficially Owned	Percent of Class
5% Stockholders
Entities affiliated with ELRH
OPTrust
BREDS
iStar
Directors, Director Nominees and Executive Officers
Stanley J. Olander, Jr.
Greg E. Brooks
Glenn W. Bunting, Jr.
Karl Frey
Ronald D. Gaither
Robert A. Gary, IV
Edward M. Kobel
Michael Nash
Michael Salkind
Avi Israeli
B. Mechelle Lafon
Gustav G. Remppies
Howard Silver
All directors and executive officers as a group (13 persons)
Selling Stockholders

(1)	Assumes issuance of shares offered hereby and issuance, upon completion of this offering, of a one-time equity compensation awards of Class A LTIP units for Mr. Olander, Class A LTIP units for Mr. Remppies and Class A LTIP units for Mr. Brooks, in each case assuming an IPO price of $ per share, which is the mid-point of the price range set forth on the cover of this prospectus. Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ option to purchase additional shares. Excludes shares of our common stock that we may issue in lieu of cash to EL upon redemption of its Series E shares in Landmark II pursuant to the terms of the Omnibus Agreement, shares of our common stock that we may be required to issue to the owners of the Tax Protected Properties pursuant to certain tax protection agreements, shares of our common stock issuable upon exercise of outstanding warrants, shares of our common stock in the aggregate available for future issuance under our 2006 Plan and our 2012 Plan, and shares of our common stock that we may be required to issue under the support payment agreement.

For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days or pursuant to the redemption of OP (assuming we elect to issue shares of common stock rather than pay cash upon such redemptions).

DESCRIPTION OF SECURITIES

General

The following is a summary of the capital stock of our Company as in effect as of the date of this prospectus. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our charter and bylaws and the relevant provisions of Maryland law for a more complete understanding of our capital stock. Copies of our charter and bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and the following summary, to the extent it relies on those documents, is qualified in its entirety by reference thereto.

Our charter provides that we may issue 300,000,000 shares of our common stock, $0.01 par value per share, referred to as common stock, and 50,000,000 shares of preferred stock, $0.01 par value per share, referred to as preferred stock. Our charter authorizes our board, with the approval of a majority of the entire board and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. Upon completion of the Restructuring Transactions and this offering, shares of our common stock will be issued and outstanding, and no shares of preferred stock will be issued and outstanding.

Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders. DST Systems, Inc., or DST, acts as our own transfer agent and registrar for shares of common stock. Transfers of common stock can be effected simply by mailing a transfer and assignment form to DST, which DST or we will provide to you at no charge upon request.

Common Stock

Under our charter, we have 300,000,000 authorized shares of common stock, $0.01 par value per share, of which were issued and outstanding as of                     , 2015. As of that date, after giving effect to the Recapitalization, we would have had a total of approximately             shares of our Class A Common Stock and Class B Common Stock outstanding, consisting of approximately shares of our Class A Common Stock,             shares of our Class B-1 Common Stock,             shares of our Class B-2 Common Stock, and             shares of our Class B-3 Common Stock. We have authorized the issuance of up to             shares of Class A Common Stock in connection with this offering. The common stock offered by this prospectus, when issued, will be duly authorized, fully paid and nonassessable. The common stock is not convertible or subject to repurchase.

Holders of our common stock:

•	are entitled to receive distributions authorized by our board after payment of, or provision for, full cumulative distributions on, and any required repurchases of shares of, any preferred stock then outstanding;

•	are entitled to share ratably in the distributable assets of our Company remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all of our debts and liabilities in the event of any voluntary or involuntary liquidation or dissolution or winding up of our Company;

•	do not have preference, conversion (except for Class B Common Stock), exchange, sinking fund or repurchase rights or preemptive rights to subscribe for any of our securities; and

•	do not have appraisal rights unless our board determines that appraisal rights apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which such holders would otherwise be entitled to exercise appraisal rights.

We will generally not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to effect a transfer.

Stockholder Voting

Except as may otherwise be provided in the terms of any class or series of our common stock, all shares of common stock will have equal voting rights. Because stockholders do not have cumulative voting rights, holders of a majority of the outstanding shares of common stock can elect our entire board. The voting rights per share of our equity securities issued in the future will be established by our board.

Under the MGCL and our charter, we may not, without the affirmative vote of stockholders holding at least a majority of all shares of stock entitled to vote on the matter:

•	amend our charter, including, by way of illustration, amendments to provisions relating to director qualifications, fiduciary duty, liability and indemnification, conflicts of interest, investment policies or investment restrictions, except for amendments with respect to increases or decreases in the aggregate number of shares of our stock or the number of shares of stock of any class or series, changes in our name, changes in the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock or certain reverse stock splits, except that any amendment to Article X of our charter relating to amendments to our charter requires the affirmative approval of at least 2/3 of the votes entitled to be cast on the matter;

•	sell all or substantially all of our assets other than certain transfers to an entity in which all equity interests are owned, directly or indirectly, by us;

•	cause a merger or reorganization of our Company except that where the merger is effected through a wholly owned subsidiary and the consideration to be paid by us in the merger consists solely of cash, the merger may be approved solely by our board; or

•	dissolve or liquidate our Company.

Our charter further provides that, without the necessity for concurrence by our board and subject to the rights of any preferred stockholders, our stockholders may vote to remove any or all of our directors for cause. Removal of any member of our board by our stockholders must be approved by the affirmative vote of at least 2/3 of the votes entitled to be cast on the matter.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by a proxy executed in writing or in any other manner permitted by law directing the manner in which he or she desires that his or her vote be cast. Any such proxy must be received by our board prior to the date on which the vote is taken. Stockholders may take action without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Preferred Stock

Our charter authorizes our board without further stockholder action to provide for the issuance of up to 50,000,000 shares of preferred stock, in one or more series, with such voting powers and with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as our board shall approve.

Pursuant to our charter, 5,000,000 shares of our preferred stock are classified and designated as Series A Preferred Stock; 1,000,000 shares of our preferred stock are classified and designated as Series B Preferred Stock; 21,900,000 shares of our preferred stock are classified and designated as shares of our Series D Preferred Stock; and 7,400,000 shares of our preferred stock are classified and designated as shares of our Series E Preferred Stock.

As of March 31, 2015, there are no shares of our Series A Preferred Stock or Series B Preferred Stock outstanding and we have no present plans to issue any shares of such preferred stock. Also, as of June 30, 2015, there are 17,446,385 shares of our Series D Preferred Stock and 6,154,722 shares of our Series E Preferred Stock issued and outstanding. We plan to repay in full our Series D Preferred Stock and Series E Preferred Stock with the proceeds to us of this offering. See “Use of Proceeds.”

Issuance of Additional Securities and Debt Instruments

Our charter authorizes our board to issue additional securities, including common stock, preferred stock, convertible preferred stock and convertible debt, for cash, property or other consideration on such terms as they may deem advisable and to classify or reclassify any unissued shares of capital stock of our Company without approval of the holders of the outstanding securities. We may issue debt obligations with conversion privileges on such terms and conditions as the directors may determine, whereby the holders of such debt obligations may acquire our common stock or preferred stock. We may also issue warrants, options and rights to buy shares of our stock on such terms as the directors deem advisable subject to certain restrictions in our charter, despite the possible dilution in the value of the outstanding shares of our stock which may result from the exercise of such warrants, options or rights to buy shares of our stock, as part of a ratable issue to stockholders, as part of a private or public offering or as part of other financial arrangements. Our board, with the approval of a majority of the directors and without any action by stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, and to ensure that we and ENA each qualifies as a DCR for federal income tax purposes, our charter generally prohibits:

•	Aggregate Stock Ownership Limit: any person (other than a person who has been granted an exception) from actually or constructively owning more than the lesser of (a) 9.9% and (b) the percentage determined at the time of completion of this offering, by dividing (i) the excess of (A) 49.9% over (B) the percentage in value of the aggregate of the outstanding shares of capital stock that would be considered to be beneficially owned by an “individual” (as defined for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code)) by reason of attribution from EL, including (1) the capital stock EL would receive if EL were to have fully exercised the Optional Redemption (as defined in the Omnibus Agreement) and received as the redemption price therefor common stock in lieu of cash, and (2) all capital stock owned by EL at the time of completion of this offering other than the capital stock deemed received through the exercise of the Optional Redemption, by (ii) four, in value of the aggregate of the outstanding shares of capital stock;

•

Common Stock Ownership Limit: any person (other than a person who has been granted an exception) from actually or constructively owning more than the lesser of (a) 9.9% and (b) the percentage determined at the time of completion of this offering, by dividing (i) the excess of (A) 49.9% over (B) the percentage in value of the aggregate of the outstanding shares of capital stock that would be considered to be beneficially owned by an “individual” (as defined for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code)) by reason of attribution from EL, including

(1) the capital stock EL would receive if EL were to have fully exercised the Optional Redemption (as defined in the Omnibus Agreement) and received as the redemption price therefor common stock in lieu of cash, and (2) all capital stock owned by EL at the time of completion of this offering other than the capital stock deemed received through the exercise of the Optional Redemption, by (ii) four, in value or in number of shares, whoever is more restrictive) of the aggregate of outstanding shares of common stock; and

•	Non-U.S. Person Ownership Limit: any person from beneficially or constructively owning shares of our capital stock if, as a result of such beneficial or constructive ownership, the fair market value of the shares of capital stock owned directly and indirectly by non-U.S. persons for purposes of Section 897(h)(4)(B) of the Code would comprise more than the percentage determined at the time of completion of this offering by dividing (a) the excess of (i) 49% over (ii) one minus the percentage in value of the aggregate of the outstanding shares of capital stock of Landmark II that are owned by us, by (b) the percentage in value of the aggregate of the outstanding shares of capital stock of Landmark II that are owned by us.

Our charter also prohibits any person from,

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year);

•	beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

•	transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT or a “domestically controlled qualified investment entity” (within the meaning of Section 897(h)(4)(B) of the Code). The foregoing restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board, in its sole discretion, may exempt a person (prospectively or retroactively) from the above Aggregate Ownership Limit and Common Stock Ownership Limit. However, our board may not grant an exemption to any person unless our board,

•	obtains such representations and undertakings as our board may deem reasonably necessary in order to determine that granting the exemption would not result in our losing our qualification as a REIT or our status as a “domestically controlled qualified investment entity”;

•	such person does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and our board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom we (or an entity owned or controlled by us) derive (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of our board, rent from such tenant would not adversely affect our ability to qualify as a REIT shall not be treated as a tenant of ours); and

•	such person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions) will result in such shares of capital stock being automatically transferred to a Trust in accordance with the relevant provisions of our charter.

Prior to granting any exception, our board may require a ruling from the IRS or an opinion of counsel, in either case, in form and substance satisfactory to our board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure our status as a REIT.

In addition, our board from time to time may increase or decrease the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, and the Non-U.S. Person Ownership Limit. With respect to the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit only, these limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Our board, in its sole discretion, may from time to time decrease these ownership limits, provided that no decreased limit will apply to any person whose ownership percentage exceeds such decreased limit until that person’s ownership percentage equals or falls below such decreased ownership limit. With respect to the Non-U.S. Person Ownership Limit, our board may from time to time increase or decrease this limit but in no event shall Non-U.S. Person Ownership Limit exceed the lesser of 49% or such percentage as does not result in the sum of (i) the percentage ownership of Non-U.S. Persons in the Corporation’s majority owned subsidiary, known as Landmark II, and (ii) the product of (x) the percentage limit set forth in Section 6.2.1(a)(iii) multiplied by (y) the percentage ownership of the Corporation in its majority owned subsidiary, known as Landmark Apartment Trust II, Inc. to exceed 49%.

If any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

We have granted several exceptions to the ownership limits in our charter. The exceptions which will still be relevant following this offering are as follows:

•	We granted an exemption from the Aggregate Stock Ownership Limit of the Common Stock Ownership Limit to OPTrust to permit OPTrust to own up to 8% of our outstanding common stock plus the shares of common stock previously issued to OPTrust and shares to OPTrust upon redemption of OP units held by OPTrust, exercise of warrants and exercise of put rights pursuant to the tax protection agreements.

•	We granted an exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit to EL to permit EL to own up to 20% of our outstanding common stock.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to the MGCL and our charter and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which is prospectus is a part. See “Where You Can Find More Information.”

Our Charter and Bylaws

Stockholder rights and related matters are governed by the MGCL and our charter and bylaws. A majority of our directors must approve or ratify any subsequent amendment to our charter and bylaws, except that pursuant to the terms of the preferred stock set forth in the charter, the adoption or repeal of our bylaws may also require the consent of certain stockholders of the Company as described in our bylaws and the Corporate Governance Agreement. Provisions of our charter and bylaws, which are summarized below, may make it more difficult to change the composition of our board and may discourage or make more difficult any attempt by a person or group to obtain control of our Company.

Stockholders’ Meetings

An annual meeting of our stockholders will be held upon notice of not less than 10 nor more than 90 days for the purpose of electing directors and for the transaction of such other business as may come before the meeting. A special meeting of our stockholders may be called in the manner provided in the bylaws, including by the president or a majority of our board or a majority of our independent directors, and will be called by the secretary upon written request of stockholders holding in the aggregate at least 10% of the outstanding shares of our stock entitled to vote with respect to the business to be transacted at the special meeting. Upon receipt of a written request by the stockholders, either in person or by mail, stating the purpose(s) of the meeting, the secretary will provide all stockholders, within 10 days after receipt of this request, written notice, either in person, by mail or by electronic mail, of a meeting and the purpose of such meeting to be held on a date not less than 15 nor more than 60 days after the secretary’s distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to our stockholders. At any meeting of the stockholders, each common stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of a majority of the outstanding shares of stock entitled to vote with respect to the business to be transacted, present in person or by proxy, constitutes a quorum, and the majority of the votes cast by our stockholders at a meeting at which a quorum is present (in person or by proxy) will be binding on all of our stockholders.

Our Board of Directors

Our charter provides that the number of directors of our Company will be set by our board in accordance with our bylaws, except that the number of directors will not be less than the minimum number required by the MGCL (which is one). In addition, unless our bylaws are amended, the number of directors may never be less than seven nor more than eleven. As of the date of this prospectus, our board currently has nine members.

Each of our directors will be elected by our stockholders to serve until our next annual meeting and until his or her successor is duly elected and qualifies. The holders of a majority of the outstanding shares of our stock entitled to vote present in person or by proxy at an annual meeting at which a quorum is present are entitled to elect our directors. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of stockholders, the holders of the shares of common stock with a majority of the voting power of the stock will be able to elect all of our directors. Pursuant to the terms of the Corporate Governance Agreement (as described above), however, certain of our affiliates have the right to nominate directors for election or re-election to our board.

Subject to the terms of the Corporate Governance Agreement, a vacancy in our board caused by an increase in the number of directors or otherwise may be filled only by the vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred. Any director may resign at any time and may be removed only for cause by our stockholders holding at least two-thirds of the votes entitled to be cast generally in the election of directors, subject to the rights of holders of our preferred stock. “Cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. Subject to any rights provided for in our Corporate Governance Agreement, this provision, when coupled with the exclusive power of our board to fill vacancies on our board, precludes stockholders from (i) removing incumbent directors except upon the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter and for cause and (ii) filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) proof of actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

The MGCL permits a corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter provides that none of our directors or officers will be liable to our Company or our stockholders for money damages and that we will indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to our directors, our officers, and any individual who, while our director or officer at our request, served as a director, trustee, partner, member, manager or officer of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise for losses they may incur by reason of their service in those capacities. Additionally, the Company will have the power, with the approval of our board, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

We may purchase and maintain insurance to indemnify such parties against the liability assumed by them in accordance with our charter.

The indemnification provided in our charter is not exclusive of any other right to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by our Company or others, with respect to claims, issues or matters in relation to which our Company would not have obligation or right to indemnify such person under the provisions of our charter.

With respect to the limitation on liability and indemnification for our directors, to the extent that non-mandatory provisions of the MGCL applicable to us conflict with the provisions related to indemnifying and holding harmless our directors set forth in our charter, the provisions our charter will prevail.

Defenses Available

There are defenses available to our directors and officers and our advisor under Maryland corporate law in the event of a stockholder action against them. A director or officer may contend that he or she performed the action giving rise to the stockholder’s action in good faith, in a manner he or she reasonably believed to be in the best interest of our Company and with the care that an ordinarily prudent person in a like position under similar circumstances would have used. The directors and officers also are entitled to rely on information, opinions, reports or statements prepared by experts, including accountants, consultants and counsel, who were selected with reasonable care or a committee of our board on which the director does not serve as to a matter within its authority so long as the director has no knowledge that would cause such reliance to be unwarranted.

Takeover Provisions of the MGCL

The following paragraphs summarize certain material provisions of Maryland law and our charter and bylaws which may delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price for our stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by our board of such corporation and approved by the affirmative vote of at least (a) 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. In addition, a person is not an interested stockholder under the statute if the board of the corporation approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, a board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board prior to the time that the interested stockholder becomes an interested stockholder.

Our board has opted out of these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements do not apply to business combinations between us and an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

(1)	a person who makes or proposes to make a control share acquisition,

(2)	an officer of the corporation, or

(3)	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(a)	one-tenth or more but less than one-third,

(b)	one-third or more but less than a majority, or

(c)	a majority or more of all voting power.

Control shares of stock do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may repurchase any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our board has opted out of this provision, which exempts from the control share acquisition statute any and all shares of our stock by any person.

Appraisal Rights

The MGCL provides that stockholders may exercise appraisal rights unless appraisal rights are eliminated under a company’s charter. Our charter generally provides that holders of shares of our stock are not entitled to exercise any appraisal or fair value rights, unless our board, upon the-affirmative vote of a majority of the entire board, determines that such rights shall apply, with respect to all or any classes or series of our stock, to a particular transaction or all transactions occurring after the date of such approval for which holders of such shares of our stock would otherwise be entitled to exercise such rights.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirements for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on our board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we have elected (a) to require the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast in the election of directors for the removal of any director from our board, which removal also requires cause, (b) to provide that vacancies on our board may be filled, subject to the terms of the Corporate Governance Agreement and the rights of our holders of preferred stock, by an affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred, (c) to vest our board with the exclusive power to fix the number of directorships, subject to the limitations set forth in our charter and bylaws, and (d) to adopt the majority requirement for the calling of a special meeting of the stockholders. We have not elected to create a classified board. In the future, our board may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in our charter, our charter may be amended only if such amendment is declared advisable by our board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors and the provision in our charter relating to making amendments to our charter, may be amended only if such amendment is declared advisable by our board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. Our board, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares.

Subject to the terms of our Corporate Governance Agreement, our board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution or Termination of Our Company

We are an infinite-life corporation which may be dissolved under the MGCL at any time by the affirmative vote of a majority of our entire board and the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Transactions with Affiliates

Under the MGCL, each director is required to discharge his duties in good faith, in a manner reasonably believed to be in the best interest of our Company and with the care of an ordinarily prudent person in a like position under similar circumstances. In addition, Maryland law provides that a transaction between our Company and any of our directors or between our Company and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not voidable solely because of the common directorship or interest if:

•	the fact of the common directorship or interest is disclosed to or known by the directors and the transaction is authorized, approved or ratified by the disinterested directors;

•	the fact of the common directorship or interest is disclosed to or known by our stockholders and the transaction is authorized approved or ratified by the disinterested stockholders; or

•	the transaction is fair and reasonable to our Company.

See also “Certain Conflict Resolution Restrictions and Procedures” under “Certain Relationships and Related Party Transactions.”

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board, or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice as required by the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board at a special meeting may be made only (A) pursuant to our notice of the meeting, (B) by or at the direction of our board, or (C) provided that our board has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain actions, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Action by Stockholders

Our bylaws provide that stockholder action can be taken at an annual or special meeting of stockholders, or by written consent in lieu of a meeting signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to us at our registered office, our principal place of business or to any of our officers or agents that have custody of the books in which proceedings of meetings of stockholders are recorded. Every written consent must bear the date of signature of each stockholder who signs the consent and no written consent will be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent properly delivered to us, written consents signed by a sufficient number of holders to take action are properly delivered to us. These provisions, combined with the requirements of our bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders and the calling of a stockholder-requested special meeting of stockholders, may have the effect of delaying consideration of a stockholder proposal.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding             shares of our common stock, including             shares of our common stock issued to our continuing investors prior to this offering, consisting of             shares of Class A Common Stock,             shares of Class B-1 Common Stock,             shares of Class B-2 Common Stock and             shares of Class B-3 Common Stock (             shares of our common stock if the underwriters exercise their option to purchase additional shares in full, all of which are Class A Common Stock). In addition, a total of             shares of our common stock are reserved for issuance upon exchange of              OP units, LTIP units, and exercise of outstanding warrants to purchase shares in our common stock. Excludes (i)             shares of our common stock that we may issue to EL upon redemption of its series E shares in Landmark II pursuant to the terms of the Omnibus Agreement, (ii)             shares of our common stock we may be required to issue to the owners of the Tax Protected Parties pursuant to certain tax protection agreements, (iii)             shares of our common stock that we may be required to issue under the support payment agreement, and (iv)             shares of our common stock in the aggregate available for future issuance under our 2006 Plan and 2012 Plan. Includes             OP units (consisting of             Class A OP units,             Class B-1 OP units,             Class B-2 OP units and             Class B-3 OP units) and             LTIP units (consisting of             Class A LTIP units,             Class B-1 LTIP units,             Class B-2 LTIP units and             Class B-3 LTIP units) expected to be outstanding upon consummation of this offering and the Restructuring Transactions, including             OP units that were issued to the owners of the Tax Protected Properties pursuant to certain tax protection agreements and an aggregate of              Class A LTIP units to be granted to Messrs. Olander, Remppies and Brooks upon the completion of this offering, assuming an IPO price of $             per share, which is the mid-point of the price range set forth on the cover of this prospectus. Such             OP units include             OP units for which we are required to register the common stock issuable upon exchange of such OP units pursuant to registration rights agreements.

Of these shares, the             shares of our Class A Common Stock sold in this offering (             shares of our Class A Common Stock if the underwriters exercise their option to purchase additional shares in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares of common stock purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining shares of our Class A Common Stock expected to be outstanding immediately after completion of this offering, plus any shares of Class A Common Stock purchased by affiliates in this offering and the shares of our common stock owned by affiliates upon redemption of OP units, will be “restricted shares” as defined in Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. Approximately     % of the aggregate shares of Class A Common Stock that will be outstanding immediately upon completion of this offering will be subject to lock-up agreements.

As discussed below, shares of our Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock will not be listed upon any exchange immediately following this offering and are expected to be listed on the schedule set forth below.

Prior to the completion of this offering, we will have             holders of our common stock.

Prior to this offering, there has been no established trading market for our common stock. No assurance can be given as to (1) the likelihood that an active trading market for shares of our common stock will develop or be sustained, (2) the liquidity of any such market, (3) the ability of stockholders to sell their shares of our common stock when desired or at all, or (4) the prices that stockholders may obtain for any of their shares of our common stock. No prediction can be made as to the effect, if any, that future issuances or resales of shares of our common stock, or the availability of shares of our common stock for future issuance or resale, will have on the market price of shares of our common stock prevailing from time to time. Issuances or sales of substantial amounts of our common stock (including shares of our common stock issued upon the exchange of OP units or LTIP units), or the perception that such issuances or sales are occurring or may occur, could adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering—The number of shares of our Class A Common Stock available for future sale could materially and adversely affect the market price of our Class A Common Stock.”

Trading of our Class A Common Stock on the NYSE is expected to commence immediately following the completion of this offering. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our Class A Common Stock prevailing from time to time. Sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our Class A Common Stock. See “Risk Factors—Risks Related to this Offering.”

Prior to the completion of this offering, we intend to effect the Recapitalization. The Recapitalization will have the effect of phasing in, over a period of days, the ability of holders of our outstanding common stock to sell their shares in transactions on the NYSE. Unless otherwise indicated, the information contained in this prospectus assumes that the Recapitalization described below has become effective.

The Recapitalization will involve the following steps:

•	a reverse stock split of our outstanding common stock;

•	redesignation of our outstanding common stock as “Class A Common Stock,” without making any other changes to the terms thereof;

•	creation of three new classes of our common stock—Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock—with the terms described more fully below; and

•	immediately following the reverse stock split, declaration and payment of a stock dividend pursuant to which each outstanding share of our Class A Common Stock will receive:

•	shares of our Class B-1 Common Stock; plus

•	shares of our Class B-2 Common Stock; plus

•	shares of our Class B-3 Common Stock.

We are offering our Class A Common Stock in this offering, and we intend to list our Class A Common Stock on the NYSE. Our Class B Common Stock is identical to our Class A Common Stock except that (i) we do not intend to list our Class B Common Stock on a national securities exchange and (ii) shares of our Class B Common Stock will convert automatically into a like number of shares of our Class A Common Stock, pursuant to provisions of our charter, on the following schedule:

•	days following the Listing, in the case of our Class B-1 Common Stock;

•	days following the Listing, in the case of our Class B-2 Common Stock; and

•	days following the Listing, in the case of our Class B-3 Common Stock.

The terms of our Class A Common Stock and Class B Common Stock are described more fully under “Description of Securities” in this prospectus.

As a result of the Recapitalization, each holder of one share of common stock immediately prior to the Recapitalization will hold the following immediately following the Recapitalization:

•	shares of Class A Common Stock

•	shares of Class B-1 Common Stock

•	shares of Class B-2 Common Stock

•	shares of Class B-3 Common Stock

On the date that is             days following the Listing, all shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock will have converted into our Class A Common Stock.

The Recapitalization will have the effect of reducing the total number of outstanding shares of our common stock. As of                     , 2015, after giving effect to the Recapitalization, we would have had a total of approximately             shares of our Class A Common Stock and Class B Common Stock outstanding, consisting of approximately             shares of our Class A Common Stock,             shares of our Class B-1 Common Stock,             shares of our Class B-2 Common Stock and             shares of our Class B-3 Common Stock. All of these shares (except for certain shares described in “Shares Eligible for Future Sale”) will be freely tradable upon the completion of this offering except as otherwise provided in the restrictions on ownership and transfer of stock set forth in our charter described herein, although only the shares of Class A Common Stock are expected to be listed on the NYSE.

The Recapitalization will be effected on a pro rata basis with respect to all holders of our common stock. Accordingly, it will not affect any stockholder’s proportionate ownership of our outstanding common stock.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding OP units and LTIP units. As a result of the Recapitalization, our outstanding warrants will be adjusted in accordance with their own terms so that, upon exercise of a warrant, the holder will receive the same number of shares of common stock, and of the same class or classes, as the holder of a share of common stock on the record date for the Recapitalization would then hold.

For a description of certain restrictions on transfers of shares of our common stock held by our stockholders, see “Description of Securities—Restrictions on Ownership and Transfer.”

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates also are subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption Rights

Pursuant to the limited partnership agreement, limited partners of our operating partnership have the right to require our operating partnership to redeem part or all of their common OP units for cash, or, in some cases, at our election, shares of our common stock on a one-for-one basis, subject to the ownership limits set forth in our charter and described under the section entitled “Description of Securities—Restrictions on Ownership and Transfer.” Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding OP units and LTIP units. See also “Description of the Partnership Agreement of Landmark Apartment Trust Holdings, LP.”

Warrants

In connection with the issuances of our Series A Preferred Stock, and our Series B Preferred Stock, which were redeemed in 2013, we issued warrants to purchase an aggregate of $60 million in shares of our common stock at a specified exercise price per share of common stock. The warrants remained outstanding subsequent to the redemption of the Series A Preferred Stock and the Series B Preferred Stock and will become exercisable at any time and from time to time prior to their expiration following the completion of an underwritten public offering or in connection with a change of control. As a result of the Recapitalization, our outstanding warrants will be adjusted in accordance with their own terms so that, upon exercise of a warrant, the holder will receive the same number of shares of common stock, and of the same class or classes, as the holder of a share of common stock on the record date for the Recapitalization would then hold. Unless the price received per share in this offering exceeds $            , the holders of our warrants will not be likely to exercise the warrants under the terms. See “Certain Relationships and Related Party Transactions—Series A Preferred Stock, Series B Preferred Stock, Warrants to Purchase Common Stock.”

Put Rights in Certain Tax Protection Agreements

In the tax protection agreements for six properties (representing a total equity value of approximately $67 million based on the book value of the property minus the remaining mortgage outstanding as of March 31, 2015), we gave the owners of the Tax Protected Properties the Put Right during the Tax Protected Period to sell all of their interests in the Tax Protected Parties (i.e., the ownership interests in the Tax Protected Parties) to us in exchange for our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Material Related Party Arrangements—Tax Protection Agreements.”

Omnibus Agreement—Redemption of Series E Landmark II Shares

Pursuant to the terms of the Omnibus Agreement, EL will have the right, at any time and from time to time (but not exceeding four times per year), to require that all or any part of the Series E Landmark II shares held by it be redeemed by Landmark II for cash. The price per Series E Landmark II share that Landmark II will pay to EL as the redemption price for such shares shall be an amount per share equal to the closing price per share of our common stock on the day immediately preceding the date of delivery of the redemption notice. In lieu of Landmark II paying cash to EL for the Series E Landmark II shares that it has elected to redeem, we may elect to purchase from EL the Series E Landmark II shares being redeemed by delivering to EL a number of shares of our common stock equal to the number of such Series E Landmark II shares.

Support Payment Agreement

In connection with the ELRM Transaction, on December 20, 2013, the Company entered into a support payment agreement with ELRH II, an entity affiliated with Messrs. Salkind and Israeli, two of our directors, and Mr. Lubeck, our former executive chairman. The agreement provides a price support mechanism with respect to the aggregate 1,226,994 shares of common stock (             shares of common stock after adjustment of the number of shares to give effect to the Recapitalization) the Company issued to ELRH II in connection with (i) the acquisition of the Class A Units in Timbercreek Holding and (ii) the pay down of $5 million of the $10 million note payable to ELRH II arising from the ELRM Transaction. Upon completion of this offering and upon the shares becoming freely tradable following completion of this offering, the expiration of any lock-up period agreed to with the underwriters and, in relation to the shares of Class B Common Stock, the conversion of such shares into shares of Class A Common Stock, the shares will no longer be subject to transfer restrictions and forfeiture provisions. If the shares are no longer restricted, ELRH II is obligated, for a period of ten business days, to use commercially reasonable efforts to sell the shares at a price above $             per share (as adjusted to give effect to the Recapitalization). In the event that ELRH II is not successful in selling the shares at a price above $             per share, ELRH II may give notice whereupon the Company has the option to either (i) issue additional shares of common stock of the Company with a value that is equal to the difference between $

per share multiplied by the 1,226,994 shares (prior to giving effect to the Recapitalization) and the actual gross selling price received by ELRH II upon the sale of the shares or (ii) repurchase the shares for $             per share in cash. In the event this offering does not take place before March 14, 2018, the Company may call or ELRH II may put the shares to us and we would be obligated to repurchase the shares for $8.15 per share in cash. The support payment agreement is accounted for as a free standing equity contract liability at fair value. The fair market value of the contract was insignificant as of March 31, 2015 and December 31, 2014. Under the terms of the support payment agreement, considered in conjunction with the Recapitalization, this support payment obligation will be phased in as the shares of Class B Common Stock received by ELRH II in the Recapitalization convert into shares of Class A Common Stock, with the Company’s initial price support obligation being limited to the             shares of freely tradable Class A Common Stock that will be held by ELRH II immediately following the Recapitalization and this offering.

Registration Rights Agreements

In connection with the 2012 Transaction, we entered into a registration rights agreement dated as of August 3, 2012 for the benefit of the recipients of the OP units issued pursuant to the Contribution Agreements with respect to the shares of our common stock that will be issuable to them upon redemption of such OP units and any other shares of our common stock issued or issuable to them in connection with the transactions contemplated by the Master Agreement.

On August 3, 2012 and February 27, 2013, the Company also entered into registration rights agreements for the benefit of the warrant holders, which include DK Landmark, an affiliate of DeBartolo and Mr. Kobel, as described above, with respect to the shares of the Company’s common stock that will be issuable to them upon the exercise of the warrants.

On July 1, 2013, we entered into a registration rights agreement in connection with the sale of common stock and the acquisition of a portfolio of properties from ELRH and its partners.

In addition, in connection with the contribution of properties contemplated by the Omnibus Agreement, certain contributors, including entities affiliated with ELRH, entered into joinders to the registration rights agreements.

The registration rights agreements contain terms that are substantially similar and provide for demand and piggyback registration rights. Pursuant to the registration rights agreements, the Company is required to use reasonable best efforts to cause the registration of registrable securities and no guaranty can be provided that such registration will occur within the applicable time period set forth in the registration rights agreements or at all. Absent an effective registration, the holders of registrable securities, including securities issued in connection with any exercise of the warrants or upon redemption of OP units, will continue to hold unregistered shares. See “Certain Relationships and Related Party Transactions.”

Contemporaneously with the completion of this offering, pursuant to our obligations under the Omnibus Agreement, we will enter into a registration rights agreement for the benefit of each of ENA, EL, ELRH, ELRH II, Elco North America II, Inc., JLCo, LLC, which are collectively referred to, together with their affiliates, as the Elco Parties. The applicable registration rights will relate to the registration of any shares of our common stock (i) received upon redemption by the Elco Parties of OP units received by them in connection with the Restructuring Transactions, (ii) received by the Elco Parties in connect ion with the redemption of their Series E Landmark II shares, and (iii) that may be issued to the Elco Parties in respect of the shares in clauses (i) and (ii) in connection with certain corporate transactions.

Under such registration rights agreement, at any time after the 6 month anniversary of the completion of this offering, subject to certain exceptions, the Elco Parties may request registration on Form S-11 of any of our securities held by them, provided that (i) the registrable shares to be registered in such offering must have a market value of at least $15 million, and (ii) we will not be obligated to effect more than two offerings through a registration statement on form S-11 on behalf of the Elco Parties (unless the two previously filed registration statements fail to remain effective for a certain period of time or fail to register at least 75% of the registrable securities that the Elco Parties requested to be registered by us).

In addition to the rights described above, commencing six months after the completion of this offering, subject to certain exceptions, the Elco Parties will have the right to demand that we file an unlimited number of registration statements on Form S-3 of similar short-form registration, provided that we will not be obligated to effect any short form registration if (i) the Elco Parties propose to sell registrable securities at an anticipated aggregate price to the public of less than $1 million, or (ii) if we have previously effected two short form registration statements within the preceding 12-month period. The Elco Parties will also be entitled to piggyback registration rights whenever we determine to register any shares of our common stock under the Securities Act.

To the extent that any Elco Party participates in a public offering of our common stock, the participating Elco Party will be required, upon request of the underwriters, to agree to certain lock-up obligations. The registration rights agreement also restricts us from granting registration rights to any third party which are more preferential to, favorable than or inconsistent with the rights granted to the Elco Parties under the registration rights agreement. The rights of the Elco Parties under the registration rights agreement terminate on the earlier of (i) the 10 year anniversary of the completion of this offering, and (ii) the date on which the Elco Parties no longer hold any registrable securities.

Grants Under Our Long-Term Incentive Plans

The 2012 Plan is intended to assist the Company and its affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its affiliates and to associate their interests with those of the Company and its stockholders. The administrator may grant other equity-based awards under the 2012 Plan, including LTIP units. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator. See “Management—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2012 Other Equity-Based Award Plan.”

Pursuant to our 2006 Plan, our board, or a committee of our independent directors, may make grants of options and awards of shares of our restricted common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. To date, only restricted stock awards to our directors have been granted under the 2006 Plan. See “Management—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—2006 Incentive Award Plan.”

Lock-Up Agreements

In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, we and our officers and directors, the selling stockholders and             have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (including OP units) during the period from the date of this prospectus continuing through the date 365 days after the date of this prospectus, except with the prior consent of the representatives. See “Underwriting.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain federal income tax consequences of an investment in our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Landmark Apartment Trust, Inc.,” “Company,” “we,” “our,” and “us” mean only “Landmark Apartment Trust, Inc.” and not its subsidiaries. This summary is based upon the Code the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS (including administrative interpretations and practices expressed in private letter rulings, which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for your general information only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, and it does not discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	broker-dealers;

•	financial institutions;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	insurance companies;

•	non-U.S. stockholders, except to the extent discussed below in “—Taxation of Holders of Stock—Taxation of Non-U.S. Stockholders”;

•	persons holding 10% or more (by vote or value) of our outstanding common stock, except to the extent discussed below;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons holding our common stock on behalf of other persons as nominees;

•	persons holding our common stock through a partnership or similar pass-through entity;

•	persons subject to the alternative minimum tax provisions of the Code;

•	REITs;

•	regulated investment companies, or RICs;

•	subchapter S corporations;

•	foreign (non-U.S.) governments;

•	tax-exempt organizations, except to the extent discussed below in “—Taxation of Holders of Stock—Taxation of U.S. Tax-Exempt Stockholders”;

•	trusts and estates;

•	corporations subject to the provisions of Section 7874 of the Code; or

•	U.S. expatriates.

This summary assumes that investors will hold our common stock as a capital asset, which generally means property held for investment. The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances.

You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, owning, exchanging, or otherwise disposing of our common stock.

Taxation of the Company

We were incorporated in Maryland as a corporation on December 21, 2005 and elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 2006. As described in greater detail below, a REIT generally is not subject to federal income tax on the net income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code. We believe that we have been organized and have operated, and we intend to continue to operate, to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT.

The law firm of Hogan Lovells US LLP, or Hogan Lovells, has acted as our tax counsel in connection with the registration statement of which this discussion is a part. We have received an opinion of Hogan Lovells to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, beginning with our taxable year ended December 31, 2006, and that our current organization and current and intended method of operation (as described in this registration statement and in a letter which we have provided to Hogan Lovells) will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for the taxable year ending on December 31, 2015 and thereafter. It must be emphasized that the opinion of Hogan Lovells is based on various assumptions relating to our organization and operation, is conditioned upon factual representations and covenants made by our management regarding our organization, assets, income, the present and future conduct of our business operations, the economic terms of our leases, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion of Hogan Lovells was expressed as of the date issued. Hogan Lovells will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells’ opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (either of which could be significant) in order for us to maintain our REIT qualification.

Taxation of REITs in General

Qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to continue to operate so that we qualify as a REIT, we cannot assure you that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our “REIT taxable income” (determined before the deduction for dividends paid and excluding net capital gains) that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at both the corporate and stockholder levels that generally results from an investment in a “C” corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon the distribution of that income. Currently, stockholders of “C” corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are currently lower for individuals than ordinary income rates, and stockholders of “C” corporations who are taxed at regular corporate rates will receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Subject to certain limited exceptions, dividends received from REITs are generally not eligible for taxation at the preferential dividend income rates currently available to individual U.S. stockholders who receive dividends from “C” corporations, and corporate stockholders of a REIT are not eligible for the dividends received deduction. See “—Taxation of Holders of Stock—Taxation of Taxable U.S. Stockholders—Distributions Generally.” Income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by “C” corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders of the REIT, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Holders of Stock.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

•	We (or our stockholders) may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

•	If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to tenants in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. See “—Income Tests—Prohibited Transactions Tax” and “—Income Tests—Income from Foreclosure Property” below.

•	If we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property. See “—Income Tests—Income from Foreclosure Property” below.

•	We may elect to retain and pay federal income tax on our net long-term capital gain. To the extent we make a timely designation of such gain to our stockholders, a U.S. stockholder would (a) include its proportionate share of our undistributed long-term capital gain in its income, (b) be deemed to have paid the tax that we paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in our common stock. See “—Taxation of Holders of Stock—Taxation of Taxable U.S. Stockholders—Capital Gain Dividends; Retained Net Capital Gain.”

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements and our failure to satisfy such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which we fail either of the 75% or 95% gross income tests, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the asset tests because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets by the highest corporate tax rate applicable to corporations during the periods when such assets would have caused us to fail the relevant asset test.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and retained amounts on which income tax was paid at the corporate level.

•	If we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income or an asset test, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be required to pay a penalty of $50,000 for each such failure.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed with respect to items of income and expense if arrangements among us, our TRS and our tenants are not based on market rates.

•	If we acquire appreciated assets from a “C corporation” in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the “C corporation,” we may be subject to tax at the highest corporate income tax rate on the gain that we recognize from the disposition of the asset acquired from the “C corporation” in a carry-over basis transaction to the extent of the “built-in gain” in the asset. “Built-in gain” is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. In general, this tax applies for a period of 10 years beginning with the day the property of a “C corporation” is transferred to us in a carry-over basis transaction, or the recognition period. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. The IRS has issued proposed Treasury regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. The proposed Treasury regulations described above will not be effective unless they are issued in their final form, and as of the date of this registration statement it is not possible to determine whether the proposed Treasury regulations will be finalized in their current form or at all.

•	The earnings of any subsidiaries that are “C” corporations, including any TRS, are subject to federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities and as determined by applying certain attribution rules);

7.	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	that uses a calendar year for federal income tax purposes; and

9.	that meets other applicable tests, described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was 2006). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding stock of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. December 31 is our year-end, and we thereby satisfy this requirement.

If we fail to satisfy any of the various REIT requirements and could not avail ourselves of any statutory relief provisions, we would not qualify as a REIT. See “—Failure to Qualify.”

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership or other entity taxable as a partnership for federal income tax purposes, such as our operating partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below) and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs, as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in our operating partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in our Operating Partnership.”

We generally have control of our operating partnership and the subsidiary partnerships and limited liability companies, and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time for us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief as described below in “—Failure to Qualify.”

Qualified REIT Subsidiaries

If a REIT owns a qualified REIT subsidiary, or QRS, the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a corporation will qualify as a QRS if we own 100% of its shares and it is not a TRS. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any QRS we own. Income of a QRS will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting shares of a QRS will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries

A TRS is a corporation other than a REIT in which we directly or indirectly hold stock, and which has made a joint election with us to be treated as a TRS under Section 856(l) of the Code. A TRS also includes any corporation other than a REIT in which a TRS of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A TRS is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. If dividends are paid to us by our TRS, then a portion of the dividends we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “—Taxation of Holders of Stock—Taxation of Taxable U.S. Stockholders—Qualified Dividend Income.” We currently have one TRS, our property manager. We may acquire interests in additional TRSs in the future.

Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our TRS ensure that a TRS will be subject to an appropriate level of federal income taxation. For example, a TRS is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the TRS if the economic arrangements between us, our tenants, and the TRS are not comparable to similar arrangements among unrelated parties. Our TRS, and any TRSs, may make interest and other payments to us and to third parties. There can be no assurance that our TRS will not be limited in its ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our TRS.

Moreover, in order for us to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We intend, to the extent necessary, to limit the activities of our TRSs or take other actions necessary to satisfy the 25% value limit. There can, however, be no assurance that we will always satisfy the 25% value limit or that the IRS will agree with the value we assign to the TRSs in which we own an interest.

Subsidiary REITs

We will acquire an equity interest in Landmark II and may acquire interests in one or more REITs in the future. We intend that any REIT in which we have invested will be organized and will operate in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes. However, if any REIT in which we invest fails to qualify as a REIT, then (i) the relevant REIT would become an asset subject to regular U.S. corporate income tax, as described herein (see “—Failure to Qualify” below), and (ii) our equity interest in such REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and TRSs. See “—Asset Tests” below. If one or more of such REITs were to fail to qualify as a REIT, it is possible that we would not meet the 10% voting stock test and the 10% value test, and potentially the 5% and 75% asset tests, with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT unless we could avail our self of certain relief provisions.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis.

At least 75% of our gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including:

(1)	“rents from real property”;

(2)	interest on obligations secured by mortgages on real property or on interests in real property;

(3)	gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not treated as inventory property or property held for sale to customers in the ordinary course of business;

(4)	dividends or other distributions on, and gain from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs;

(5)	abatements and refunds of taxes on real property;

(6)	income and gain derived from foreclosure property;

(7)	amounts (other than amounts determined in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property an interests in real property);

(8)	gain from the sale or disposition of a real estate asset which is not a “prohibited transaction,” see “—Prohibited Transactions Tax” below; and

(9)	certain income derived from the temporary investment of new capital.

At least 95% of our gross income for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

The following items of income and gain are excluded from the computation of these gross income tests: (1) gross income from “prohibited transactions;” (2) income from, and gain from the sale or disposition of, certain hedging transactions (as discussed below); and (iii) certain foreign currency income.

The IRS has regulatory authority to determine whether any item of income, which is not otherwise described as qualifying income under the 95% and 75% gross income tests, may be treated as qualifying income for purposes of such tests or be excluded therefrom.

Rents from Real Property

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property lease.

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

•	Second, we, or an actual or constructive owner of 10% or more of our common stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a TRS, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space, or (ii) the property is a qualified lodging or qualified health facility and such property is operated on behalf of the TRS by a person who is an “eligible independent contractor” (as described below) and certain other requirements are met.

•	Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	Fourth, for rents to qualify as rents from real property for purposes of satisfying the gross income tests, we generally must not operate or manage a property or furnish or render services to the tenants at the property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a TRS. To the extent that “impermissible services” are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. We are permitted to provide to tenants directly services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. If the impermissible tenant services income exceeds 1% of our total gross income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total gross income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the services.

We cannot provide any assurance that the IRS will agree with our positions related to whether any services we provide directly (as opposed to through an independent contractor under the conditions described above or through a TRS) to tenants are “usually or customarily rendered” in connection with the rental of space for occupancy only. We monitor and intend to continue to monitor the activities at our properties and do not intend to provide services that will cause us to fail to meet the gross income tests.

In addition, as described above, any “redetermined rents,” “redetermined deductions,” or “excess interest” we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for safe-harbor provisions contained in the Code. Safe-harbor provisions are provided where:

•	amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

•	the TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•	rents paid to the REIT by tenants leasing at least 25% of the net leasable space of the REIT’s property who are not receiving services from the TRS are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the TRS and the charge for the service is separately stated; and

•	the TRS’s gross income from the service is not less than 150% of the subsidiary’s direct cost of furnishing the service.

Although we believe that any fees paid to a TRS for tenant services reflect arm’s length terms, a TRS may under certain circumstances provide tenant services that do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to accurately reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions or excess interest, as applicable.

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from our TRS or other such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	we attach a schedule of the sources of our income to our federal income tax return.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because we intentionally accrue or receive income that is non-qualifying for purposes of the REIT income tests and that exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

Income from Foreclosure Property

If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income (including any foreign currency gain) the REIT realizes from such property generally will be subject to tax at the maximum federal corporate income tax rate, regardless of whether the REIT distributes such income to its stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election.

Interest

“Interest” generally will be non-qualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. We may receive interest payments from our TRS. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from our TRS would affect our ability to continue to satisfy the 75% gross income test.

Dividends

We may receive dividends from our TRS, and we could realize capital gain with respect to our investments in our TRS (either due to distributions received from the TRS or upon a disposition of part or all of our interest in a TRS). Our share of any dividends received from our TRS or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that the amounts of dividends from our TRS and/or capital gain with respect to our TRS will affect our ability to continue to satisfy the 75% gross income test.

Hedging Transactions

From time-to-time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that a REIT enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income for purposes of the 75% and 95% gross income tests, provided that the REIT clearly and timely identifies such hedging transaction in the manner required under the Code and the Treasury regulations promulgated thereunder, or a qualifying hedging transaction. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as qualifying income for purposes of the 75% or 95% gross income test, provided the REIT clearly identifies the transaction as such before the close of the day on which it was acquired, originated, or entered into (or such other time as set forth in Treasury regulations), or a qualifying foreign currency transaction. We intend to structure any hedging transactions in a manner that does not jeopardize our REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign Currency Gains

“Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests, and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Temporary Investment Income

For purposes of the 75% gross income test, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our common stock or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital.

Failure to Satisfy the Income Tests

We expect to have gross income from various sources, including the sources described in the preceding paragraphs, which will not constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we were entitled to relief under certain provisions of the Code. These relief provisions generally would be available if our failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, we filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving us we would not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s non-qualifying income would be imposed.

Prohibited Transactions Tax

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership or any other subsidiary partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; (iii) we either (a) have seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion, or excluded sales) for the year of sale or (b) the aggregate tax basis of property sold (other than excluded sales) during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (c) the fair market value of property sold (other than excluded sales) during the year of sale is less than 10% of the fair market value of all of our assets as of the beginning of the taxable year; and (iv) if the requirement described in clause (iii)(a) of this paragraph is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

No assurance can be given, however, that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. In addition, we generally will attempt to comply with the terms of a safe harbor provision in the Code prescribing when an asset sale will not be characterized as a prohibited transaction.

Asset Tests

At the close of each calendar quarter, we must satisfy six tests relating to the nature of our assets.

(1)	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Code, and government securities. Real estate assets include interests in real property, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.

(2)	Not more than 25% of our total assets may be represented by securities, other than those described in (1) above.

(3)	Except for securities described in (1) above and securities of TRSs or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for securities described in (1) above and securities of TRSs or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.

(5)	Except for securities described in (1) above, securities of TRSs or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

(6)	Not more than 25% of the value of our total assets may be represented by the securities of one or more TRSs.

Each of our assets for purposes of these tests includes our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt a REIT holds from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships (other than straight debt or other excluded securities) that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled TRSs (i.e., TRSs in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code. Specifically, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We intend to comply with the asset tests and securities limitations for each relevant calendar quarter. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by us on a relevant testing date has resulted in a violation of one or more of the value limitations. We believe that the aggregate value of our interest in our TRS will not exceed 25% of the aggregate value of our gross assets. We intend to limit our ownership of any securities in an issuer that does not qualify as a QRS, REIT or a TRS so that our ownership of any such securities complies with the 10% voting securities limitation and 10% value limitation. However, we cannot assure you that the IRS will not contend that our assets or our interests in any securities violate the REIT asset requirements.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets (including a change caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in our interest in our operating partnership as a result of the exercise of OP units or an additional capital contribution of proceeds from an offering of capital stock by us.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000, a REIT can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which the REIT first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and the REIT disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets that caused us to tax the asset. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

We monitor and intend to continue to monitor our compliance with the asset tests and take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within such time period, we would cease to qualify as a REIT unless we could avail ourselves of available relief provisions. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which tax could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of: (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of our after tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. We currently intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, our operating partnership’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

In order for distributions to be counted toward satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders of ours would then increase the adjusted basis of their common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay taxable dividends in the form of stock or in-kind distributions of property.

In certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In we do pay “deficiency dividends,” we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends. We currently do not have any plans, however, to pay a portion of our dividends in stock.

If we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax it would pay on such gain. Built-in-gain is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

Record-Keeping Requirements

We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify

Specified cure provisions may be available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at a rate of 20%, and, subject to limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Tax Aspects of Investments in our Operating Partnership

General

We hold substantially all of our real estate assets through a single operating partnership that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for U.S. federal income tax purposes is a “pass-through” entity that is not subject to U.S. federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of the assets held by the operating partnership. Consequently, to the extent that we hold an equity interest in our operating partnership, our operating partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in our operating partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat our operating partnership as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, our operating partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “—Taxation of REITs in General—Asset Tests” and “—Taxation of REITs in General—Income Tests,” and in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “—Taxation of REITs in General—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. In addition, any change in the status of the operating partnership for tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

A partnership is a “publicly-traded partnership” under Section 7704 of the Code is:

(1)	interests in the partnership are traded on an established securities market; or

(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

We and our operating partnership intend to take the reporting position for federal income tax purposes that our operating partnership is not a publicly-traded partnership. There is a risk, however, that the right of a holder of OP units to redeem the units for shares of common stock could cause OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market, or on the substantial equivalent of a secondary market, if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that our operating partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. Our operating partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

If our operating partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us in order to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the operating partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.

Tax Allocations with Respect to the Properties

In general, under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in that partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely made for federal income tax purposes and do not affect other economic or legal arrangements among the partners.

These general rules may apply to a contribution of property by us to our operating partnership. To the extent that the operating partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may also apply to the contribution by us to our operating partnership of the net cash proceeds to us received in offerings of our stock. As a result, members, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of our operating partnership’s properties than would be the case if all of the operating partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to our operating partnership. This could cause us to recognize taxable income in excess of cash flow from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Holders of Stock

Taxation of Taxable U.S. Stockholders

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of ours that is for federal income tax purposes:

1.	an individual who is a citizen or resident of the United States;

2.	a corporation (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, or any state thereof, or the District of Columbia;

3.	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

4.	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

Generally, if an entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult with your tax advisor regarding the tax consequences of the ownership and disposition of our common stock.

A “non-U.S. holder” is a holder, including any partner in a partnership that holds our common stock that is not a U.S. holder.

Distributions Generally

So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S.

holders as ordinary income and will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding shares of preferred stock and then to our outstanding shares of common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis that each U.S. holder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a holder of record on a specified date in any of these months shall be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Dividends; Retained Net Capital Gain

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. holders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. holder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as capital gain. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. holder (a) will include in its income as long-term capital gains its proportionate share of such undistributed capital gain; and (b) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits, or E&P, will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%, and to U.S. holders that are corporations at a maximum rate of 35%; or

(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of our net capital gain as undistributed capital gain, a U.S. holder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by us on the undistributed capital gain.

Qualified Dividend Income

We may designate a portion of our distributions paid to U.S. holders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to non-corporate U.S. holders at long-term capital gain rates, provided that the U.S. holder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from regular corporations (including our TRS);

•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

•	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a regulated investment company), (ii) our TRS, or (iii) a “qualified foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (generally excluding a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the shares of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the U.S. holder as capital gain or as qualified dividend income will be indicated to U.S. holders on IRS Form 1099-DIV.

Dispositions of Stock

In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in the stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above), less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by U.S. holders taxed at individual rates upon the sale or disposition of our common stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if the stock is held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. holder upon the disposition of stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of stock by a U.S. holder who has held the stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

If a U.S. holder recognizes a loss upon a subsequent sale or other disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly and apply to transactions that would not typically be considered tax shelters. In addition significant penalties are imposed by the Code for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our common stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Medicare Tax

The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. holders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of stock to the extent the U.S. holder’s adjusted gross income exceeds certain thresholds. Prospective investors should consult their own tax advisors regarding this potential impact of this tax on their individual circumstances.

Taxation of Non-U.S. Stockholders

Our ownership limits restrict ownership of our common stock by non-U.S. persons so that we and Landmark II can qualify as DCRs. Due to the existing ownership of our common stock, and the existing rights to acquire our common stock upon the exchange of OP units, upon the exercise of warrants and upon the exercise of put rights, by non-U.S. persons, the ownership of our common stock by other non-U.S. persons will be very limited. The following discussion addresses certain federal income and estate tax consequences of the ownership and disposition of our common stock applicable to non-U.S. holders of our common stock. The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of federal income and estate taxation. For purposes of this summary, “non-U.S. holder” is a beneficial owner of our common stock that is not a U.S. Holder (as defined above under “—Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state local or foreign tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

Distributions Generally

As described in the discussion below, distributions paid by us with respect to our common stock will be treated for federal income tax purposes as:

•	ordinary dividends;

•	return of capital distributions; or

•	long-term capital gain.

This discussion assumes that our common stock will be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common stock is not regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends

Subject to the discussion below, distributions by us to a non-U.S. holder generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits and:

•	are not attributable to our net capital gain, or

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of our common stock at all times during the one-year period ending on the date of distribution.

We generally expect to withhold U.S. income tax at the rate of 30% on any distribution (including distributions that may later be determined to have been made in excess of current and accumulated E&P) made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or W-8BEN-E, as appropriate, with us evidencing eligibility for that reduced rate is filed with us;

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business; or

•	the non-U.S. holder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its stock will reduce the non-U.S. holder’s adjusted basis in its stock and will not be subject to federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See “—Dispositions of Stock” below.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends

Subject to the discussion below regarding distributions under FIRPTA, a distribution paid by us to a non-U.S. holder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated E&P and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. holder owns more than 5% of the value of our common stock at any point during the one year period ending on the date of distribution.

Distributions to non-U.S. holders that are designated by us at the time of distribution as capital gain dividends generally should not be subject to federal income taxation, unless:

•

the investment in our common stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to tax on a net basis in a manner similar to the taxation of U.S. holders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax; or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case such nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. holder that owns more than 5% of the value of our common stock at any time during the taxable year during the one year period ending on the date on which the distribution is paid will be subject to tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. Such distributions may be subject to a 30% branch profits tax.

With respect to a non-U.S. holder receiving a distribution that is treated as a capital gain dividend or could be treated as a capital gain dividend, we will withhold and remit to the IRS 35% of any distribution to that non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gain to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s federal income tax liability or refundable when the non-U.S. holder properly and timely files a tax return with the IRS.

It is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a USRPI, and (iii) paid to non-U.S. holders who own less than 5% of the value of the class of our stock in respect of which the distributions are made at all times during the relevant taxable year, will be treated as (a) long-term capital gain to such non-U.S. holders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. holders should consult their tax advisers regarding the taxation of such distribution in their particular circumstances.

Retention of Net Capital Gains

Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the non-U.S. holder timely files an appropriate claim for refunds.

Dispositions of Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

•	50% or more of all of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor;

•

We are not a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our common stock by a non-U.S. holder would not be subject to taxation under FIRPTA. Because our common stock will be publicly traded, however, we cannot guarantee that we will continue to be a domestically controlled qualified investment entity.

•	Either (1) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” in the U.S., or (2) our common stock is “regularly traded” on an “established securities market” in the U.S. and the selling non-U.S. holder has held over 5% of the value of our outstanding common stock at any time during the shorter of the period during which the non-U.S. holder held the stock or the five-year period ending on the date of the sale or exchange. We expect that our common stock will be “regularly traded” on an established securities market.

Specific wash sales rules applicable to sales of REIT stock could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. holder (1) disposes of our common stock within a 30–day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. holder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, our common stock during the 61–day period that begins 30 days prior to such ex-dividend date, and (3) if our common stock is “regularly traded” on an “established securities market” in the U.S., such non-U.S. holder has owned more than 5% of our outstanding common stock at any time during the 1-year period ending on the date of such distribution.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder if: (1) the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, in which case the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” shares described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, substantially identical stock within 30 days after such ex-dividend date.

Taxation of U.S. Tax-Exempt Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Provided that (1) a tax-exempt holder has not held our common stock as “debt financed property” within the meaning of the Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt holder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock should not give rise to UBTI to a tax-exempt holder.

Tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or our becoming a pension-held REIT.

U.S. tax-exempt holders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our common stock.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders

In general, information-reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock to some U.S. holders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments at the rate of 28% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Withholding on Payments in Respect of Certain Foreign Accounts

As described below, certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this withholding provision on their ownership and disposition of our common stock. See “—Withholding on Payments to Certain Foreign Entities” below.

Non-U.S. Stockholders

Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the United States office of a United States or foreign broker will be subject to information reporting and, possibly, backup withholding as described above for U.S. holders, or the withholding tax for non-U.S. holders, as applicable, unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a United States trade or business, a foreign partnership 50% or more of whose interests are held by partners who are United States persons, or a foreign partnership that is engaged in the conduct of a trade information reporting generally will apply as though the payment was made through a United States office of a United States or foreign broker unless the broker has documentary evidence as to the non-U.S. holder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of payees when the payee cannot be reliably associated with appropriate documentation provided to the payer. If a non-U.S. holder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate or withholding or no withholding under an applicable income tax treaty. Because the application of the Treasury regulations varies depending on the holder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult with their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010, or FATCA, which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The U.S. Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the regulations and subsequent administrative guidance, the required withholding began July 1, 2014 with respect to dividends on our common stock, but will not begin until January 1, 2017 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment related to our common stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and the holders of our common stock may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and holders of our stock may not conform to the federal income tax treatment discussed above. We will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not exempted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly. Moreover, stockholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of our Class A Common Stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, with us and the selling stockholders to purchase all of the shares of our Class A Common Stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Class A Common Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Class A Common Stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of this offering, not including the underwriting discount, are estimated at $         and are payable by us and the selling stockholders.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to additional shares of Class A Common Stock at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of Class A Common Stock proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors, the selling stockholders and             have agreed not to sell or transfer any shares of our Class A Common Stock or securities convertible into, exchangeable for, exercisable for, or repayable with shares of our Class A Common Stock, for 365 days after the date of this prospectus without first obtaining the written consent of the representatives of the underwriters. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any shares of our Class A Common Stock,

•	sell any option or contract to purchase any shares of our Class A Common Stock,

•	purchase any option or contract to sell any shares of our Class A Common Stock,

•	grant any option, right or warrant for the sale of any shares of our Class A Common Stock,

•	lend or otherwise dispose of or transfer any shares of our Class A Common Stock,

•	request or demand that we file a registration statement related to the shares of our Class A Common Stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any shares of our Class A Common Stock whether any such swap or other agreement is to be settled by delivery of shares of our Class A Common Stock or other securities, in cash or otherwise.

This lock-up provision applies to Class A Common Stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A Common Stock. It also applies to Class A Common Stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

NYSE Listing

We expect the Class A Common Stock to be approved for listing on the NYSE under the symbol “LAT.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares of Class A Common Stock to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our Class A Common Stock. The IPO price of our Class A Common Stock will be determined through negotiations between us, the representatives and the selling stockholders. In addition to prevailing market conditions, the factors to be considered in determining the IPO price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, our Company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares of our Class A Common Stock may not develop. It is also possible that after this offering the shares of our Class A Common Stock will not trade in the public market at or above the IPO price.

The underwriters do not expect to sell more than 5% of the shares of Class A Common Stock in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of Class A Common Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our Class A Common Stock. However, the representatives may engage in transactions that stabilize the price of the Class A Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell shares of our Class A Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our Class A Common Stock than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Class A Common Stock described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of Class A Common Stock or purchasing shares in the open market. In determining the source of shares of Class A Common Stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares of Class A Common Stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Class A Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A Common Stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Class A Common Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their respective affiliates are lenders under our Secured Credit Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A Common Stock may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of Class A Common Stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A Common Stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of Class A Common Stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt

Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of Class A Common Stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of Class A Common Stock offered should conduct their own due diligence on the shares of Class A Common Stock. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares of Class A Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the common stock offered hereby and our certain tax matters, will be passed upon for us by Hogan Lovells US LLP.             has acted as counsel to the selling stockholders. Sidley Austin LLP has acted as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Landmark Apartment Trust, Inc. at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and the related financial statement schedule, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Landmark Apartment Trust, Inc. for the three-month periods ended March 31, 2015 and March 31, 2014, appearing in this Prospectus and Registration Statement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 15, 2015, appearing elsewhere herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Joel Sanders & Company, P.A., independent auditors, has audited (i) the combined statements of revenues and certain operating expenses of Daytona Seabreeze, LLC, Baymeadows Partners, LLC, ADMG Altamonte Partners, LLC, Landmark at Grand Meadow Holdings, LLC, EL Conquistador Partners, LLC, Landmark at Grand Palms Holdings, LLC, Kings Caryle Club Apartments, LLC, Woodberry Partners, LLC, Landmark at Creekside Grand, LLC, Century Mill Investors, LLC, Bear Creek Partners, LLC, Bedford Partners, LLC, Cottonwood Partners, LLC, Pear Ridge Partners, LLC, Landmark at Ridgewood Preserve, L.P., Landmark at Heritage Fields, L.P., Manchester Park, L.P., and Landmark Grand at Galleria, LLC for the year ended December 31, 2011; (ii) the combined statements of revenues and certain operating expenses of Kings Carlyle Club Apartments, LLC, Bear Creek Partners, LLC, Bedford Partners, LLC, Cottonwood Partners, LLC, and Pear Ridge Partners, LLC for the year ended December 31, 2012; (iii) the combined statements of revenues and certain operating expenses of Landmark at Avery Place, LLC, and Landmark at Deerfield Glen, LLC for the years ended December 31, 2012, 2011 and 2010; (iv) the combined statements of revenues and certain operating expenses of Landmark at Lakeway Meadows, LP, Landmark Lakeway Place, LP, Landmark Lakeway Trace, LP, Landmark Lakeway 36, LP. Landmark Lakeshore/Lakeview, LP, Landmark Lakeway Harbor, LP, Landmark Lakeway Point, LP, Landmark Lakeway Colony, LP, Landmark Highlands at Galloway, LP, Landmark Windridge Court, LP, Landmark at Grand Oasis, LP, Landmark at Coventry Pointe, LP, Landmark at Chesterfield, LP, Landmark at Rosewood, LP, Landmark at Bella Vista, LP and Landmark at Maple Glen, LP for the years ended December 31, 2012, 2011 and 2010; (v) the combined statements of revenues and certain operating expenses of Landmark at Savoy Square, LLC, Landmark at Ocean Breeze, LLC, Meredith Partners, LLC, Landmark at Woodland Trace, L.P., Landmark at Grayson Park, L.P., and Landmark at Lancaster, LLC for the years ended December 31, 2012, 2011 and 2010; (vi) the combined statements of revenues and certain operating expenses of Mission Barton Creek, DST, Mission Brentwood, DST, Mission Gleneagles, DST, Mission Tanglewood, DST, Mission Battleground Park, DST, and Mission Briley Parkway, DST for the year ended December 31, 2012; (vii) the combined statements of revenues and certain operating expenses of Mission Courtyard Villas, DST and Mission Park Green, DST for the year ended December 31, 2012; (viii) the combined statements of revenues and certain operating expenses of Mission Preston Wood DST, and Mission Bellevue

Ridge, LLC for the year ended December 31, 2012; (ix) the combined statements of revenues and certain operating expenses of Royal Green Partners, LLC, Sonoma Partners, LLC, Solera Partners, LLC, Crown Ridge Partners, LLC, East Pointe Partners, LLC, Caveness Partners, LLC, Fairway Apartment Partners, LLC, and Hampton Ridge Partners, LLC for the years ended December 31, 2012, 2011 and 2010; and (x) the combined statements of revenues and certain operating expenses of Landmark at Lakeway Meadows, LP, Landmark Lakeway Place, LP, Landmark Lakeway Trace, LP, Landmark Lakeway 36, LP. Landmark Lakeshore/Lakeview, LP, Landmark Lakeway Harbor, LP, Landmark Lakeway Point, LP, Landmark Lakeway Colony, LP, Landmark Highlands at Galloway, LP, Landmark Windridge Court, LP, Landmark at Grand Oasis, LP, Landmark at Coventry Pointe, LP, Landmark at Chesterfield, LP, Landmark at Rosewood, LP, Landmark at Bella Vista, LP and Landmark at Maple Glen, LP for the year ended December 31, 2013 as set forth in their report appearing elsewhere in this prospectus and registration statement.

CliftonLarsonAllen LLP, independent auditors, has audited the combined statement of revenues and certain operating expenses of Bay Breeze Sonesta, LLC, Esplanade Apartments, LLC, and DK Gateway Andros, LLC for the year ended December 31, 2011 as set forth in their report appearing elsewhere in this prospectus and registration statement.

Unless otherwise indicated, the statistical and economic market data included in this prospectus, including information relating to the economic conditions within our markets contained in “Prospectus Summary,” “Industry Overview and Market Opportunity” and “Business and Properties” is derived from market information prepared for us by RCG, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on RCG’s authority as an expert in such matters. We paid RCG a fee of $10,000 for its services.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at http://www.latapts.com/. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act with respect to the Class A Common Stock we and the selling stockholders propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our Company and the common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. In addition, the SEC maintains a website, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

We are presently subject to the reporting requirements of the Exchange Act and will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

INDEX TO FINANCIAL STATEMENTS

LANDMARK APARTMENT TRUST, INC.

Unaudited Pro Forma Consolidated Financial Statements:
Unaudited Pro forma Consolidated Balance Sheet as of March 31, 2015	F-5
Unaudited Pro forma Consolidated Statement of Comprehensive Operations for the three months ended March 31, 2015 and for the year ended December 31, 2014	F-6
Notes to Unaudited Pro forma Consolidated Financial Statements	F-9

Historical Financial Statements:
Report of Independent Registered Public Accounting Firm-Ernst and Young LLP	F-15
Consolidated Balance Sheets as of December 31, 2014 and 2013	F-16
Consolidated Statements of Comprehensive Operations for the years ended December 31, 2014, 2013 and 2012	F-17
Consolidated Statements of Equity for the years ended December 31, 2014, 2013 and 2012	F-18
Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012	F-20
Notes to Consolidated Financial Statements	F-22
Real Estate Operating Properties and Accumulated Depreciation for the year ended December 31, 2014	F-65

Interim Financial Statements:
Report of Independent Registered Public Accounting Firm-Ernst and Young LLP	F-69
Condensed Consolidated Balance Sheets as of March 31, 2015 (Unaudited) and December 31, 2014 (Audited)	F-70
Condensed Consolidated Statements of Comprehensive Operations (Unaudited) for the three months ended March 31, 2015 and 2014	F-71
Condensed Consolidated Statement of Equity (Unaudited) for the three months ended March 31, 2015	F-72
Condensed Statements of Cash Flows (Unaudited) for the three months ended March 31, 2015 and 2014	F-73
Notes to Condensed Consolidated Financial Statements	F-74

Bay Breeze Sonesta, LLC, Esplanade Apartments, LLC and DK Gateway Andros, LLC:
Report of Independent Auditors—CliftonLarsonAllen LLP	F-99
Combined Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2012 (unaudited) and the year ended December 31, 2011	F-100
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-101

Daytona Seabreeze, LLC, Baymeadows Partners, LLC, ADMG Altamonte Partners, LLC, Landmark at Grand Meadow Holdings, LLC, EL Conquistador Partners, LLC, Landmark at Grand Palms Holdings, LLC, Kings Caryle Club Apartments, LLC, Woodberry Partners, LLC, Landmark at Creekside Grand, LLC, Century Mill Investors, LLC, Bear Creek Partners, LLC, Bedford Partners, LLC, Cottonwood Partners, LLC, Pear Ridge Partners, LLC, Landmark at Ridgewood Preserve, L.P., Landmark at Heritage Fields, L.P., Manchester Park, L.P. and Landmark Grand at Galleria, LLC:

Report of Independent Auditors—Joel Sanders & Company, P.A.	F-103
Combined Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2012 (unaudited) and the year ended December 31, 2011	F-105
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-106

Kings Carlyle Club Apartments, LLC, Bear Creek Partners, LLC, Bedford Partners, LLC, Cottonwood Partners, LLC and Pear Ridge Partners, LLC:
Report of Independent Auditors—Joel Sanders & Company, P.A.	F-108
Combined Statements of Revenues and Certain Operating Expenses for the year ended December 31, 2012	F-110
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-111

Landmark at Avery Place, LLC Landmark at Deerfield Glen, LLC:
Report of Independent Auditors—Joel Sanders & Company, P.A.	F-112
Combined Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2013 (unaudited) and the years ended December 31, 2012, 2011 and 2010	F-114
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-115

Landmark at Lakeway Meadows, LP, Landmark Lakeway Place, LP, Landmark Lakeway Trace, LP, Landmark Lakeway 36, LP. Landmark Lakeshore/Lakeview, LP, Landmark Lakeway Harbor, LP, Landmark Lakeway Point, LP, Landmark Lakeway Colony, LP, Landmark Highlands at Galloway, LP, Landmark Windridge Court, LP, Landmark at Grand Oasis, LP, Landmark at Coventry Pointe, LP, Landmark at Chesterfield, LP, Landmark at Rosewood, LP, Landmark at Bella Vista, LP and Landmark at Maple Glen, LP:

Report of Independent Auditors—Joel Sanders & Company, P.A.	F-117
Combined Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2013 (unaudited) and the years ended December 31, 2012, 2011 and 2010	F-119
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-120

Landmark at Savoy Square, LLC, Landmark at Ocean Breeze, LLC, Meredith Partners, LLC, Landmark at Woodland Trace, L.P., Landmark at Grayson Park, L.P. and Landmark at Lancaster, LLC:
Report of Independent Auditors—Joel Sanders & Company, P.A.	F-122
Combined Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2013 (unaudited) and the years ended December 31, 2012, 2011 and 2010	F-124
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-125

Mission Barton Creek, DST, Mission Brentwood, DST, Mission Gleneagles, DST, Mission Tanglewood, DST, Mission Battleground Park, DST and Mission Briley Parkway, DST:
Report of Independent Auditors—Joel Sanders & Company, P.A.	F-127
Combined Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2013 (unaudited) and the year ended December 31, 2012	F-129
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-130

Mission Courtyard Villas, DST and Mission Park Green, DST:
Report of Independent Auditors—Joel Sanders & Company, P.A.	F-132
Combined Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2013 (unaudited) and the year ended December 31, 2012	F-134
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-135

Mission Preston Wood DST and Mission Bellevue Ridge, LLC:
Report of Independent Auditors—Joel Sanders & Company, P.A.	F-136
Combined Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2013 (unaudited) and the year ended December 31, 2012	F-138
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-139

Royal Green Partners, LLC, Sonoma Partners, LLC, Solera Partners, LLC, Crown Ridge Partners, LLC, East Pointe Partners, LLC, Caveness Partners, LLC, Fairway Apartment Partners, LLC and Hampton Ridge Partners, LLC:

Report of Independent Auditors—Joel Sanders & Company, P.A.	F-140
Combined Statements of Revenues and Certain Operating Expenses for the six months ended June 30, 2013 (unaudited) and the years ended December 31, 2012, 2011 and 2010	F-142
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-143

Landmark at Lakeway Meadows, LP, Landmark Lakeway Place, LP, Landmark Lakeway Trace, LP, Landmark Lakeway 36, LP. Landmark Lakeshore/Lakeview, LP, Landmark Lakeway Harbor, LP, Landmark Lakeway Point, LP, Landmark Lakeway Colony, LP, Landmark Highlands at Galloway, LP, Landmark Windridge Court, LP, Landmark at Grand Oasis, LP, Landmark at Coventry Pointe, LP, Landmark at Chesterfield, LP, Landmark at Rosewood, LP, Landmark at Bella Vista, LP and Landmark at Maple Glen, LP:

Report of Independent Auditors—Joel Sanders & Company, P.A.	F-145
Combined Statements of Revenues and Certain Operating Expenses for the year ended December 31, 2013	F-147
Notes to the Combined Statements of Revenues and Certain Operating Expenses	F-148

LANDMARK APARTMENT TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma financial statements have been prepared to provide pro forma financial information with regard to: (1) our 2014 Acquisitions, which includes 14 consolidated properties acquired during 2014; (2) our Property Dispositions, which includes the disposition of four apartment communities during 2014 and four apartment communities to date in 2015 and the sale of our 20% equity interest in two properties; (3) our Redemption of Preferred Stock, which includes the January 23, 2015, May 11, 2015, June 1, 2015 and June 25, 2015 redemptions totaling 3,529,915 shares of the Series D Preferred Stock and 1,245,278 shares of the Series E Preferred Stock, respectively; (4) the proceeds and the use of net proceeds to us from this offering; (5) the Restructuring Transaction; and (6) the Recapitalization.

Our unaudited pro forma consolidated statement of comprehensive operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 is presented as if the each of the 2014 Acquisitions, Property Dispositions, the Redemption of Preferred Stock, the proceeds and use of proceeds from this offering, the Restructuring Transaction, repayment of the Legacy Unsecured Note and $5 million of the Notes and the Recapitalization occurred on January 1, 2014. The adjustments are intended to reflect what the effect would have been had the transactions occurred as of January 1, 2014 on amounts that have been recorded in our historical consolidated statements of comprehensive operations. Our unaudited pro forma consolidated balance sheet as of March 31, 2015 is presented as if the Property Dispositions subsequent to March 31, 2015, the Redemption of Preferred Stock subsequent to March 31, 2015, the proceeds and the use of proceeds to us from this offering, the Restructuring Transaction, repayment of the Legacy Unsecured Note and $5 million of the Notes and the Recapitalization occurred on March 31, 2015. Our unaudited pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

LANDMARK APARTMENT TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2015

(In thousands, except for share data)

	Historical	Adjustments		Pro Forma Before Offering	Proceeds and Use of Proceeds from this Offering		Pro Forma
	Landmark Apartment Trust, Inc. (Unaudited)
Assets:
Real estate investments:
Operating properties, net	$1,686,675	$(79,647)	A	$1,607,028	$—
Cash and cash equivalents	17,552	758	A,B	18,310		C,D
Accounts receivable	6,737	(385)	A	6,352	—
Other receivables due from affiliates	604	—		604	—
Restricted cash	22,507	(2,521)	A,B	19,986	—
Goodwill	4,579	—		4,579	—
Investments in unconsolidated entities	8,316	(3,856)	A	4,460	—
Identified intangible assets, net	15,025	—		15,025	—
Other assets, net	20,023	(1,576)	A,B	18,447		D

Total assets	$1,782,018	$(87,227)		$1,694,791	$—

Liabilities and equity:
Liabilities:
Mortgage loan payables, net	$999,155	$(14,113)	A,B	$985,042	$—
Secured credit facility	158,420	—		158,420	—
Line of credit	9,902	—		9,902	—
Unsecured notes payable to affiliate	6,116	(5,500)	A	616		D
Series D cumulative non-convertible redeemable preferred stock with derivative	199,602	(31,399)	B	168,203		D
Series E cumulative non-convertible redeemable preferred stock with derivative	70,295	(11,213)	B	59,082		D
Accounts payable and accrued liabilities	58,471	(4,827)	A,B	53,644		D
Other payables due to affiliates	278	—		278	—
Acquisition contingent consideration	3,000	(3,000)	B	—	—
Security deposits, prepaid rent and other liabilities	7,325	(348)	A	6,977	—

Total liabilities	1,512,564	(70,400)		1,442,164	—
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 300,000,000 shares authorized; 25,684,047 shares issued and outstanding as of March 31, 2015 and shares issued and outstanding as of March 31, 2015 on a pro forma basis(1)	255	—	A,Q	255		C
Additional paid-in capital	227,753	400	A,Q	228,153		C
Accumulated other comprehensive loss, net	(432)	—		(432)	—
Accumulated deficit	(205,869)	(5,477)	A,B	(211,346)		D

Total stockholders’ equity	21,707	(5,077)		16,630	—
Redeemable non-controlling interests in operating partnership	221,493	(11,750)	A,B	209,743	—
Non-controlling interest partners	26,254	—		26,254	—

Total equity	269,454	(16,827)		252,627	—

Total liabilities and equity	$1,782,018	$(87,227)		$1,694,791	$—

(1)	As a result of the Recapitalization, each holder of one share of our common stock immediately prior to the Recapitalization will hold shares of our common stock (consisting of shares of Class A Common Stock, shares of Class B-1 Common Stock, shares of Class B-2 Common Stock and shares of Class B-3 Common Stock), immediately following the Recapitalization assuming the conversions occurred on December 31, 2014 (see note Q for further explanation).

LANDMARK APARTMENT TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

For the Three Months Ended March 31, 2015

(In thousands, except for share and per share data)

	Landmark Apartment Trust, Inc. (Unaudited)	Adjustments						Recapitalization		Pro Forma Before Offering	Adjustments for Repayment of Preferred Stock/ Other Debt		Pro Forma
		2014 Acquisitions		Property Dispositions		Redemption of Preferred Stock
Revenues:
Rental income	$54,716	$(31)	E	$(3,466)	F	$—		$—		$51,219	$—
Other property revenues	8,306	—		(687)	F	—		—		7,619	—
Management fee income	961	—		—		—		—		961	—
Reimbursed income	3,492	—		—		—		—		3,492	—

Total revenues	67,475	(31)		(4,153)		—		—		63,291	—
Expenses:
Rental expenses	27,974	—		(2,121)	F	—		—		25,853	—
Reimbursed expense	3,492	—		—		—		—		3,492	—
General, administrative and other expense	6,123	—		—		—		—		6,123	—
Change in fair value of preferred derivatives/warrants and acquisition contingent consideration	(789)	—		—		(137)	B	—		(926)		N
Depreciation and amortization	17,886	(591)	K	(1,179)	F	—		—		16,116	—
Restructuring charges	398	—		—		—		—		398	—

Total expenses	55,084	(591)		(3,300)		(137)		—		51,056	—
Other income/(expense):
Interest expense, net	(15,735)	—		824	F	545	B	—		(14,366)		N
Preferred dividends classified as interest expense	(10,820)	—		—		1,585	B	—		(9,235)		N
Gain on sale of operation properties	2,297	—		(2,297)	F	—		—		—	—
Income/(loss) from unconsolidated entities	49	—		(73)	F	—		—		(24)	—
Loss on debt and preferred stock extinguishment	(2,269)	—		—		2,269	B	—		—	—			—

Loss before income tax	(14,087)	560		(2,399)		4,536		—		(11,390)	—
Income tax expense	(133)	—		—		—		—		(133)	—

Net loss	(14,220)	560		(2,399)		4,536		—		(11,523)	—
Less: Net loss attributable to redeemable non-controlling interests in operating partnership	8,900	(433)	O	1,425	O	(2,761)	O	—		7,131
Net loss attributable to non-controlling interest partner	(191)	—		—		—		—		(191)	—

Net loss attributable to common stockholders	$(5,511)	$127		$(974)		$1,775		$—		$(4,583)	$—		$

Net loss per share of common stock attributable to common stockholders—basic	$(0.22)												$

Weighted average number of shares of common stock outstanding— basic and diluted	25,472,860	49,081	Q	—					Q	25,521,941	—
Weighted average number of OP units held by non-controlling interests—basic and diluted	40,635,030	(100,773)	R	(1,340,966)	R				R	39,193,291	—

LANDMARK APARTMENT TRUST, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS

For the Year Ended December 31, 2014

(In thousands, except for share and per share data)

	Landmark Apartment Trust, Inc. (Audited)	Adjustments						Recapitalization	Pro Forma Before Offering	Adjustments for Repayment of Preferred Stock/ Other Debt		Pro Forma
		2014 Acquisitions		Property Dispositions		Redemption of Preferred Stock
Revenues:
Rental income	$212,093	$4,810	E	$(18,538)	F	$—		$—	$198,365	$—
Other property revenues	32,680	387	E	(3,044)	F	—		—	30,023	—
Management fee income	4,110	(14)	G	—		—		—	4,096	—
Reimbursed income	13,325	—		—		—		—	13,325	—

Total revenues	262,208	5,183		(21,582)		—		—	245,809	—
Expenses:
Rental expenses	113,234	1,999	H	(11,423)	F	—		—	103,810	—
Property lease expense	55	(55)	I	—		—		—	—	—		—
Reimbursed expense	13,325	—		—		—		—	13,325	—
General, administrative and other expense	23,303	—		—		—		—	23,303	—
Change in fair value of preferred derivatives/warrants and acquisition contingent consideration	(20,380)	—		—		(236)	B	—	(20,616)		N
Acquisition-related expenses	2,366	(2,197)	J	—		—		—	169	—
Depreciation and amortization	92,670	2,896	K	(6,462)	F	—		—	89,104	—
Restructuring and impairment charges	7,996	—		—		—		—	7,996	—

Total expenses	232,569	2,643		(17,885)		(236)		—	217,091	—
Other income/(expense):
Interest expense, net	(63,122)	(1,650)	L	4,340	F	470	B	—	(59,962)		N
Preferred dividends classified as interest expense	(42,370)	(297)	M	—		6,910	B	—	(35,757)		N
(Loss)/income from unconsolidated entities	(971)	—		1,089	F	—		—	118	—
Gain on sale of operating properties	10,249	—		(10,249)	F	—		—	—	—		—

	Landmark Apartment Trust, Inc. (Audited)	Adjustments						Recapitalization		Pro Forma Before Offering	Adjustments for Repayment of Preferred Stock/ Other Debt	Pro Forma
		2014 Acquisitions		Property Dispositions		Redemption of Preferred Stock
Loss from continuing operations before income tax	(66,575)	593		(8,517)		7,616		—		(66,883)	—
Income tax expense	(163)	—		—		—		—		(163)	—

Net loss	(66,738)	593		(8,517)		7,616		—		(67,046)	—
Less: Net loss attributable to redeemable non-controlling interests in operating partnership	40,454	(241)	O	4,692	O	(4,649)	O	—		40,256
Net loss attributable to non-controlling interest partner	985	119	P	—		—		—		1,104	—

Net loss attributable to common stockholders	$(25,299)	$471		$(3,825)		$2,967		$—		$(25,686)	$—	$

Net loss per share of common stock attributable to common stockholders—basic	$(1.00)											$

Weighted average number of shares of common stock outstanding—basic and diluted	25,323,254	48,946	Q	—					Q	25,372,200	—
Weighted average number of OP units held by non-controlling interests—basic and diluted	39,749,742	605,505	R	(1,337,292)	R				R	39,017,955	—

LANDMARK APARTMENT TRUST, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

A. 2015 Property Dispositions

The adjustments reflect the disposition of Courtyards on the River, a 296-unit consolidated property, which was sold on April 30, 2015 for a sales price of $13.0 million, which is located in our Tampa, Florida market, and Landmark at Magnolia Glen, a 1,080-unit consolidated property, which was sold on May 28, 2015 for a sales price of $71.5 million, which is located in our Birmingham, Alabama market. Of the proceeds obtained from the dispositions, $11.5 million was used to repay the outstanding balance of the Courtyards on the River mortgage loan and $34.6 million was used to repay the outstanding balance of the Landmark at Magnolia Glen mortgage loan. Accounts receivables of $385,000 were settled upon dispositions, lender-held escrows of $1.2 million were settled upon release of the mortgage loans payable and $863,000 of accounts payable and accrued liabilities were settled upon the dispositions. We received net cash proceeds of $1.2 million from the sale of Courtyards on the River and $36.6 million from the sale of the Landmark at Magnolia Glen property, in each case after expenses and repayment of the mortgage loan. We recognized a net gain on sale of $3.8 million as a result of these dispositions. We used the net cash proceeds from these dispositions to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock, to repay the Legacy Unsecured Note in the amount of $500,000, to repay the majority of the Notes in the amount of $5 million, included $75,000 in accrued and unpaid interest, and to redeem OP units, valued at $8.15 per unit, in the amount of $10.9 million as consideration for the waiver of the tax protection agreement in conjunction with the disposition of the Landmark at Magnolia Glen property. We intend to use the remaining net cash proceeds from the disposition of the Landmark at Magnolia Glen property to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock during the third quarter of 2015. On June 24, 2015, we sold our interest in the Landmark at Waverly Place property, which was held through our joint venture with Elco Landmark at Waverly Place Management LLC. We sold our 20% interest in the Landmark at Waverly Place property, located in Melbourne, Florida, with 208 units, for a sales price $1.5 million and received cash proceeds of $1.3 million. On June 24, 2015, we also sold our interest in the Fountains property, which was held through our joint venture with Elco Landmark at Garden Square Management, LLC. We sold our 20% interest in the Fountains property, located in Palm Beach, Florida, with 542 units, for a sales price of $5.4 million and received cash proceeds of $5.2 million. We recognized an estimated gain of approximately $3.2 million as a result of these sales.

B. Redemption of Preferred Stock

The adjustments include the following redemptions of shares of our Series D Preferred Stock and of our Series E Preferred Stock:

Redemption Date	Series D Preferred Stock	Series E Preferred Stock
January 23, 2015	390,048	137,600
May 11, 2015	2,202,057	776,839
June 1, 2015	267,567	94,392
June 25, 2015	670,243	236,447

The May 11, 2015, June 1, 2015 and June 25, 2015 redemptions were for an aggregate total of $48.1 million, including accrued interest of $3.9 million, $1.0 million in deferred financing costs and prepayment premiums of $635,000 related to those shares, as if the redemption had occurred on March 31, 2015 for purposes of the unaudited pro forma consolidated balance sheet. The adjustments also include the removal of preferred dividends classified as interest expense and the amortization of deferred financing costs that would not have been incurred as if all of these redemptions had occurred on January 1, 2014 for purposes of the unaudited pro forma consolidated statement of comprehensive operations as of the year ended December 31, 2014 and for the three months ended March 31, 2015. The removal of amortization of deferred financing costs for the Series D Preferred Stock and the Series E Preferred Stock was $300,000 and $82,000 for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, which is recorded in interest expense, net in the consolidated statement of comprehensive operations.

Upon initial issuance, both the Series D Preferred Stock and the Series E Preferred Stock had a redemption feature that met the requirements to be accounted for separately as derivative financial instruments. We measured the derivative financial instruments and recorded a liability with a corresponding discount to each of the Series D Preferred Stock and Series E Preferred Stock. The discount for both the Series D Preferred Stock and Series E Preferred Stock is accreted to its fair value through the redemption date as interest expense. The redemption feature included a prepayment premium which expired for the Series D Preferred Stock on February 28, 2015, and for the Series E Preferred Stock, declines ratably each month and expires on September 7, 2015. The adjustments include a reduction in the derivative liability related to the Series E Preferred Stock in the amount of $137,000. Changes in the fair value of the derivative liability are recorded in change in fair value of preferred derivatives/warrants and acquisition contingent consideration in the unaudited pro forma consolidated statement of comprehensive operations. For the year ended December 31, 2014, the change in fair value was $236,000 and, for the three months ended March 31, 2015, the change in fair value was $137,000.

The adjustments also include proceeds from the refinancing of five mortgage loans payable that was completed on April 30, 2015. The aggregate balance of the new mortgage loans payable is $112.4 million. Net proceeds from the new loans were used to pay in full the $80.4 million outstanding balance on the five existing mortgage loans payable, $409,000 of interest, $2.3 million in yield maintenance prepayment penalties and $3.5 million for the settlement of the Landmark at Andros Isles acquisition contingent consideration liability which is discussed further below. Lender-held escrows of $543,000 were also applied to the mortgage loans payable outstanding. The majority of the remaining net proceeds of $26.3 million was used to redeem a portion of the Series D Preferred Stock and Series E Preferred Stock on May 11, 2015.

On May 5, 2015, the company settled the acquisition contingent consideration liability related to our acquisition of Landmark at Andros Isles in the amount of $3.9 million, of which $3.5 million was paid in cash in and by issuing to an entity to be specified by DeBartolo, $400,000 in shares of our common stock at a per share value of $8.15. These shares were issued on May 19, 2015. The acquisition contingent consideration liability had a fair value of $3.0 million as of March 31, 2015. In addition, on May 19, 2015, we redeemed $821,300 in OP units, at a per unit value of $8.15, in connection with the one-year anniversary of our acquisition of Landmark at Andros Isles related to the release of a lender-held escrow.

The adjustments reflect the impact of the refinancing of mortgage loans payable and the settlement of the acquisition contingent consideration liability as if they had occurred on March 31, 2015 for purposes of the unaudited pro forma consolidated balance sheet. The adjustments also include the removal of interest expense on the repaid loans and the addition of interest expense on the new loans that would have been applicable as if this refinancing had occurred on January 1, 2014 for purposes of the unaudited pro forma consolidated statement of comprehensive operations for the year ended December 31, 2014 and the three months ended March 31, 2015.

The historical loss on debt extinguishment for the three months ended March 31, 2015 relates to a yield maintenance prepayment penalty and the write off of unamortized deferred financing costs in connection with one of our property dispositions during 2015. In addition, the loss on preferred stock extinguishment for the three months ended March 31, 2015 relates to a prepayment premium in connection with the January 23, 2015 redemption of the Series D Preferred Stock and the Series E Preferred Stock. The adjustment reflects the removal of the loss on debt and preferred stock extinguishment.

C. Proceeds from this Offering

The adjustments reflect net proceeds to us from the sale of              shares of our common stock at a price of $         per share (the mid-point of the price range set forth on the cover of this prospectus) in this offering of $         million, which will be reduced by an underwriting discount of $         million and $         million in estimated expenses payable by us, resulting in net proceeds to us of $         million. These adjustments assume the underwriter’s option to purchase additional shares is not exercised.

D. Use of Proceeds

We intend to use the net proceeds to us from this offering to redeem all of our outstanding Series D Preferred Stock and Series E Preferred Stock, repay the remaining balance on the Notes, and, any remaining balance, for general corporate purposes. The adjustments reflect the redemption of the Series D Preferred Stock of $         million and the Series E Preferred Stock of $         million, the payment of related accrued interest of $         million, the write-off of the related net deferred financing costs of $         million, and the write-off of the remaining value of the derivatives of $         million and the repayment of the remaining balance of the Notes in the amount of $616,000.

In furtherance of the Restructuring Transaction, in accordance with the terms of the Omnibus Agreement, immediately following this offering, but immediately prior to redemption of the Series D Preferred Stock and Series E Preferred Stock, we will contribute all of the net proceeds to us from this offering to Landmark II in return for Series L shares therein, and Landmark II will immediately contribute all of those net proceeds to our operating partnership in exchange for OP units. Upon receipt of the net proceeds to us from this offering, the operating partnership will redeem the Series D preferred OP units and Series E preferred OP units outstanding held by us, which mirror the Series D Preferred Stock and Series E Preferred Stock outstanding. We will then redeem the Series D Preferred Stock and the Series E Preferred Stock. The foregoing transactions will occur simultaneously, in immediate succession, in accordance with the terms of the Omnibus Agreement.

E. Rental Income and Other Property Revenues

The adjustments related to our 2014 Acquisitions for the year ended December 31, 2014 include the incremental rental income and other property revenues recognized by each consolidated property prior to our acquisition for the period from January 1, 2014 to their respective acquisition dates. This also includes the amortization of below market leases associated with the aforementioned consolidated property acquisitions for the period from January 1, 2014 to their respective acquisition dates. The adjustments related to our 2014 Acquisitions for the three months ended March 31, 2015 include the removal of the amortization of below market leases associated with the aforementioned consolidated property acquisitions as this intangible would have been fully amortized within the year ended December 31, 2014 had the property acquisitions occurred on January 1, 2014. Our 2014 Acquisitions are as follows:

Property Description	Date Acquired	Ownership
Landmark at Chesterfield—Pineville, North Carolina(1)	January 7, 2014	61.2%
Landmark at Coventry Pointe—Lawrenceville, Georgia(1)	January 7, 2014	61.2%
Landmark at Grand Oasis—Suwanee, Georgia(1)	January 7, 2014	61.2%
Landmark at Rosewood—Dallas, Texas(1)	January 7, 2014	61.2%
Lake Village East—Garland, Texas	January 9, 2014	100%
Lake Village North—Garland, Texas	January 9, 2014	100%
Lake Village West—Garland, Texas	January 9, 2014	100%
Landmark at Laurel Heights—Mesquite, Texas	January 9, 2014	100%
Landmark at Bella Vista—Duluth, Georgia	January 15, 2014	100%
Landmark at Maple Glen—Orange Park, Florida(1)	January 15, 2014	51.1%
Landmark at Pine Court—Columbia, South Carolina	January 23, 2014	100%
Landmark at Spring Creek—Garland, Texas(2)	February 6, 2014 & November 6, 2014	100%
Landmark at Andros Isles—Daytona Beach, Florida	June 4, 2014	100%
Landmark at West Place—Orlando, Florida	September 4, 2014	100%

(1)	We consolidate properties for which we own less than 100% and hold the controlling financial interest or have management control.
(2)	On February 6, 2014, we acquired a 92.6% interest in Landmark at Spring Creek and, on November 6, 2014, we acquired the remaining ownership interest in this property.

F. Property Dispositions

Property Dispositions represents the four consolidated properties that we sold during 2014 and the four consolidated properties that we have sold to date in 2015 as follows: Manchester Park, May 28, 2014; Lofton Meadows, August 28, 2014; Bay Breeze Villas, September 30, 2014; Richmond on the Fairway, December 1, 2014; Avondale by the Lakes, March 5, 2015; Landmark at Savoy Square, March 26, 2015; Courtyards on the River, April 30, 2015; and Landmark at Magnolia Glen, May 28, 2015. The adjustments related to our Property Dispositions for the year ended December and the three months ended March 31, 2015, represent the removal of the actual rental income, other property revenues, rental expenses, depreciation and amortization, interest expense on debt secured by the properties and the gain on sale of operating properties recognized by each consolidated property sold as if each sale occurred on January 1, 2014. The adjustments also consider dispositions of our 20% equity interest in the Landmark of Waverly Place property and our 20% equity interest in the Fountains property that occurred on June 24, 2015. The adjustments for these dispositions represent the removal of our portion of the income or loss from the properties.

As noted above, in conjunction with the disposition of the Landmark at Magnolia Glen property, we repaid the Legacy Unsecured Note in the amount of $500,000 and the majority of the Notes in the amount of $5 million. Included in the adjustments related to our Property Dispositions, for the year ended December 31, 2014 and the three months ended March 31, 2015, is the removal of the interest expense of $170,000 and $42,000, respectively, related to both of these unsecured notes payable.

G. Management Fee Income

Certain of the consolidated properties we acquired were managed by us prior to their respective acquisition dates. The adjustments related to our 2014 Acquisitions for the year ended December 31, 2014 include the elimination of the management fee income recognized by our property manager prior to our acquisition of each managed property for the period from January 1, 2014 to their respective acquisition dates. Our property manager is the property manager for all of our properties. We eliminate all management fees paid by and received from our consolidated properties upon consolidation.

H. Rental Expenses

The adjustments related to our 2014 Acquisitions for the year ended December 31, 2014 represent the rental expenses recognized by each consolidated property prior to our acquisition for the period from January 1, 2014 to their respective acquisition dates for the year ended December 31, 2014.

I. Property Lease Expense

Our property lease expense was attributable to one leased property, Landmark at Spring Creek, owned by unaffiliated third parties. As the master tenant of the leased property, we paid property lease expense monthly to such unaffiliated third parties. During 2014, we acquired the leased property. The adjustments related to our 2014 Acquisitions for the year ended December 31, 2014 include the elimination of the property lease expense recognized by our leased property prior to our acquisition for the period from January 1, 2014 to its acquisition date.

J. Acquisition-Related Expenses

The adjustment includes the removal of non-recurring charges. Acquisition-related expenses directly attributable to our 2014 Acquisitions, which are non-recurring in nature and aggregating $2.2 million, are included in our historical consolidated statement of comprehensive operations for the year ended December 31, 2014.

K. Depreciation and Amortization

The adjustments include the incremental depreciation and amortization expense that would have been incurred if the 2014 Acquisitions had occurred on January 1, 2014. The incremental depreciation and amortization expense is based on the depreciable basis of the tangible assets acquired pursuant to the 2014 Acquisitions, assuming asset lives ranging from five to 40 years, as well as the amortization of the identified intangible assets with an estimated useful life of the weighted average lives of the remaining lease terms for in-place lease intangibles.

The adjustments related to our 2014 Acquisitions for the three months ended March 31, 2015 include the removal of the amortization of the in-place lease intangibles as these intangibles would have been fully amortized within the year ended December 31, 2014 had the property acquisitions occurred on January 1, 2014.

L. Interest Expense, Net

The adjustments for the year ended December 31, 2014 include the incremental interest expense that would have been incurred due to new debt, assumed debt (including the impact of amortizing the fair market adjustment on fixed rate debt over the term of the related debt instrument), and funds drawn on the Secured Credit Facility for 2014 Acquisitions, as if these transactions had occurred on January 1, 2014. In addition, the adjustments reflect the amortization of the deferred financing costs relating to the aforementioned debt amounts as if these transactions had occurred on January 1, 2014.

M. Preferred Dividends Classified as Interest Expense

The adjustments include preferred dividends classified as interest expense related to the January 7, 2014 and the June 4, 2014 issuances of 6,800,000 and 600,000 shares of our Series E Preferred Stock, respectively, with proceeds used to acquire certain of the 2014 Acquisitions. The adjustments for the year ended December 31, 2014 include the incremental preferred dividends classified as interest expense that would have been incurred as if these transactions had occurred on January 1, 2014.

N. Adjustments for Repayment of Preferred Stock/Other Debt

The adjustments reflect the removal of the change in fair value of preferred derivatives, interest expense which includes amortization of deferred financing costs and accretion expense, and preferred dividends classified as interest expense related to the Series D Preferred Stock and Series E Preferred Stock (including interest expense added pursuant to note L above) since certain of the net proceeds to us from this offering are to be used to redeem the Series D Preferred Stock and Series E Preferred Stock in full. The adjustments also include the removal of interest expense related to the remaining balance of the Notes since these will be repaid with certain of the net proceeds to us from this offering.

O. Net Loss Attributable to Redeemable Non-Controlling Interests in Operating Partnership

We allocate earnings attributable to redeemable non-controlling interests in our operating partnership based upon the weighted average number of OP units held by non-controlling interest holdings outstanding as a percentage of weighted average number of shares of common stock outstanding plus the weighted average number of OP units held by non-controlling interest holders outstanding. The percentage was 61.52% and 61.76% for our historical consolidated statement of comprehensive operations for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, and was     % and     % for our unaudited pro forma consolidated statement of comprehensive operations for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively. See notes P and Q below for further discussion of the pro forma adjustments to weighted average number of shares of common stock outstanding and weighted average number of OP units outstanding.

P. Net Loss Attributable to Non-Controlling Interest Partners

Non-controlling interest partners represent interests of our joint venture partners in six consolidated properties that we owned as of December 31, 2014. Our 2014 Acquisitions include five consolidated properties held through consolidated joint ventures. The adjustments to net loss attributable to non-controlling interest partner for the year ended December 31, 2014 related to our 2014 Acquisitions was $119,000 and includes the incremental net loss allocated to our non-controlling interest partners as if we had acquired our interests in the properties as of January 1, 2014.

Q. Weighted Average Number of Shares of Common Stock Outstanding

The pro forma weighted average shares of common stock outstanding were determined as if all of the shares of common stock issued in connection with the acquisition of Landmark of Andros Isles included in these unaudited pro forma consolidated financial statements were issued on January 1, 2014 for the year ended December 31, 2014 and the three months ended March 31, 2015.

Prior to the completion of this offering, we intend to effect the Recapitalization. The Recapitalization will have the effect of phasing in, over a period of          days, the ability of holders of our outstanding common stock to sell their shares in transactions on the NYSE. This Recapitalization includes: (1) a          reverse split of our outstanding common stock; (2) a redesignation of our outstanding common stock as “Class A Common Stock,” without making any changes to the terms thereof; (3) the creation of three new class of our common stock—Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock; and (4) immediately following the reverse stock split, declaration and payment of a stock dividend pursuant to which each outstanding share of our Class A Common Stock will receive              shares of our Class B-1 Common Stock,              shares of our Class B-2 Common Stock and              shares of our B-3 common stock. The day phasing in period applies to the Class B Common Stock and the schedule in which they will convert automatically into a like number of shares of our Class A Common Stock.

The adjustment includes the Recapitalization as well as the subsequent conversion of all Class B Common Stock into Class A Common Stock as if they had occurred on January 1, 2014. The Recapitalization will have the effect of reducing the total number of outstanding shares of our common stock. As a result of the Recapitalization, each holder of one share of our common stock immediately prior to the Recapitalization will hold              shares of our common stock (consisting of              shares of Class A Common Stock,              shares of Class B-1 Common Stock,              shares of Class B-2 Common Stock and              shares of Class B-3 Common Stock) immediately following the Recapitalization assuming the conversion occurred on that same day.

R. Weighted Average Number of OP Units Held by Non-Controlling Interests

The pro forma weighted average OP units held by non-controlling interests outstanding were determined as if all of the OP units issued for acquisitions, the OP units redeemed in connection with the acquisition of Landmark of Andros Isles and the OP units redeemed in connection with the disposition of the Landmark at Magnolia Glen property included in these unaudited pro forma consolidated financial statements were issued on January 1, 2014 for the year ended December 31, 2014 and the three months ended March 31, 2015.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our OP units. The recapitalization adjustment reflects the Recapitalization as well as the subsequent conversion of all Class B OP units into Class A OP units as if they had occurred on January 1, 2014. The Recapitalization will have the effect of reducing the total number of outstanding OP units. As a result of the Recapitalization, each holder of one OP unit immediately prior to the Recapitalization will hold          OP units (consisting of          Class A OP units,          Class B-1 OP units,          Class B-2 OP units and          Class B-3 OP units) immediately following the Recapitalization assuming the conversion occurred on that same day.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Landmark Apartment Trust, Inc.

We have audited the accompanying consolidated balance sheets of Landmark Apartment Trust, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive operations, equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule of real estate operating properties and accumulated depreciation. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Landmark Apartment Trust, Inc. at December 31, 2014, and 2013 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for reporting discontinued operations effective January 1, 2014.

/s/ Ernst & Young LLP

Richmond, Virginia

March 24, 2015

LANDMARK APARTMENT TRUST, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2014 and 2013

(In thousands, except for share data)

	December 31,
	2014	2013
ASSETS
Real estate investments:
Operating properties, net	$1,727,505	$1,410,513
Cash and cash equivalents	8,999	4,349
Accounts receivable	5,390	1,085
Other receivables due from affiliates	1,627	2,544
Restricted cash	28,734	29,690
Goodwill	4,579	9,679
Real estate and escrow deposits	—	2,536
Investments in unconsolidated entities	8,962	11,156
Identified intangible assets, net	16,464	35,849
Other assets, net	18,089	19,289

Total assets	$1,820,349	$1,526,690

LIABILITIES AND EQUITY
Liabilities:
Mortgage loan payables, net	$1,021,683	$838,434
Secured credit facility	159,176	145,200
Line of credit	3,902	—
Unsecured notes payable to affiliates	6,116	5,784
Series D cumulative non-convertible redeemable preferred stock with derivative	202,380	209,294
Series E cumulative non-convertible redeemable preferred stock with derivative	71,578	—
Accounts payable and accrued liabilities	55,386	31,488
Other payables due to affiliates	117	915
Acquisition contingent consideration	2,900	4,030
Security deposits, prepaid rent and other liabilities	7,993	6,954

Total liabilities	1,531,231	1,242,099
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 300,000,000 shares authorized; 25,628,526 and 25,182,988 shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	254	252
Additional paid-in capital	227,205	224,340
Accumulated other comprehensive loss	(340)	(178)
Accumulated deficit	(198,384)	(165,216)

Total stockholders’ equity	28,735	59,198
Redeemable non-controlling interests in operating partnership	233,652	221,497
Non-controlling interest partner	26,731	3,896

Total equity	289,118	284,591

Total liabilities and equity	$1,820,349	$1,526,690

The accompanying notes are an integral part of these consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

For the Years Ended December 31, 2014, 2013 and 2012

(In thousands, except for share and per share data)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Rental income	$212,093	$125,399	$49,822
Other property revenues	32,680	15,919	6,530
Management fee income	4,110	4,167	2,645
Reimbursed income	13,325	11,504	10,407

Total revenues	262,208	156,989	69,404
Expenses:
Rental expenses	113,234	63,661	25,735
Property lease expense	55	2,678	4,208
Reimbursed expense	13,325	11,504	10,407
General, administrative and other expense	23,303	19,433	13,344
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration	(20,380)	(3,642)	(315)
Acquisition-related expenses	2,366	13,736	19,894
Depreciation and amortization	92,670	72,491	17,596
Restructuring and impairment charges	7,996	—	5,397

Total expenses	232,569	179,861	96,266
Other income/(expense):
Interest expense, net	(63,122)	(35,651)	(13,369)
Preferred dividends classified as interest expense	(42,370)	(15,854)	(2,023)
Gain on sale of operating properties	10,249	—	—
Disposition right income	—	1,757	—
Loss from unconsolidated entities	(971)	(159)	—
Loss on debt and preferred stock extinguishment	—	(10,220)	—

Loss from continuing operations before income tax	(66,575)	(82,999)	(42,254)
Income tax (expense)/benefit	(163)	3,532	—

Loss from continuing operations	(66,738)	(79,467)	(42,254)
Income from discontinued operations	—	10,555	659

Net loss	(66,738)	(68,912)	(41,595)
Less: Net loss attributable to redeemable non-controlling interest in operating partnership	40,454	35,285	6,735
Net loss attributable to non-controlling interest partners	985	1,021	—

Net loss attributable to common stockholders	$(25,299)	$(32,606)	$(34,860)

Other comprehensive loss:
Change in cash flow hedges attributable to redeemable non-controlling interests in operating partnership	288	174	50
Change in cash flow hedges attributable to non-controlling interest partners	375	—	—
Change in cash flow hedges	(825)	(40)	(310)

Comprehensive loss attributable to common stockholders	$(25,461)	$(32,472)	$(35,120)

Earnings per weighted average common share—basic and diluted:
Loss per common share from continuing operations	$(1.00)	$(1.66)	$(1.75)
Income per common share from discontinued operations	—	0.22	0.03

Net loss per common share attributable to common stockholders—basic and diluted	$(1.00)	$(1.44)	$(1.72)

Weighted average number of common shares outstanding—basic and diluted	25,323,254	22,689,573	20,244,130

Weighted average number of common units held by non-controlling interests—basic and diluted	39,749,742	23,526,216	3,911,026

The accompanying notes are an integral part of these consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY

For the Years Ended December 31, 2014, 2013 and 2012

(In thousands, except for share data)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Redeemable Non- Controlling Interests in Operating Partnership	Non- Controlling Interest	Total Equity
	Number of Shares	Amount
BALANCE—December 31, 2011	19,935,953	$199	$177,516	$—	$(84,592)	$93,123	$—	$—	$93,123
Unrealized loss on cash flow hedges	—	—	—	(260)	—	(260)	(50)	—	(310)
Issuance of common stock	482,655	5	3,929	—	—	3,934	—	—	3,934
Issuance of vested and nonvested restricted common stock	4,000	—	8	—	—	8	—	—	8
Offering costs	—	—	(7)	—	—	(7)	—	—	(7)
Issuance of common stock to our former advisor	13,992	—	126	—	—	126	—	—	126
Amortization of nonvested restricted common stock compensation	—	—	42	—	—	42	—	—	42
Issuance of common stock under the DRIP	219,046	3	1,948	—	—	1,951	—	—	1,951
Issuance of LTIP units	—	—	2,984	—	—	2,984	—	—	2,984
Distributions	—	—	—	—	(6,120)	(6,120)	(1,385)	—	(7,505)
Issuance of OP units for acquisition of properties	—	—	—	—	—	—	152,309	—	152,309
Net loss attributable to redeemable non-controlling interests in operating partnership	—	—	—	—	—	—	(6,735)	—	(6,735)
Net loss attributable to common stockholders	—	—	—	—	(34,860)	(34,860)	—	—	(34,860)

BALANCE—December 31, 2012	20,655,646	$207	$186,546	$(260)	$(125,572)	$60,921	$144,139	$—	$205,060
Change in cash flow hedges	—	—	—	82	—	82	(122)	—	(40)
Capital contribution from non-controlling interest partner	—	—	—	—	—	—	—	5,000	5,000
Issuance of common stock	4,294,026	43	34,953	—	—	34,996	—	—	34,996
Issuance of vested and nonvested restricted common stock	5,000	—	8	—	—	8	—	—	8
Offering costs	—	—	(367)	—	—	(367)	—	—	(367)
Issuance of LTIP units	—	—	800	—	—	800	—	—	800
Amortization of nonvested restricted common stock and LTIP unit compensation	—	—	542	—	—	542	—	—	542
Issuance of common stock under the DRIP	228,316	2	1,858	—	—	1,860	—	—	1,860
Distributions	—	—	—	—	(7,038)	(7,038)	(7,551)	(83)	(14,672)
Issuance of OP units including the reinvestment of distributions	—	—	—	—	—	—	120,316	—	120,316
Net loss attributable to redeemable non-controlling interests in operating partnership	—	—	—	—	—	—	(35,285)	—	(35,285)
Net loss attributable to non-controlling interest partner	—	—	—	—	—	—	—	(1,021)	(1,021)
Net loss attributable to common stockholders	—	—	—	—	(32,606)	(32,606)	—	—	(32,606)

LANDMARK APARTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF EQUITY—(Continued)

For the Years Ended December 31, 2014, 2013 and 2012

(In thousands, except for share data)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Redeemable Non- Controlling Interests in Operating Partnership	Non- Controlling Interest	Total Equity
	Number of Shares	Amount
BALANCE—December 31, 2013	25,182,988	$252	$224,340	$(178)	$(165,216)	$59,198	$221,497	$3,896	$284,591
Change in cash flow hedges	—	—	—	(162)	—	(162)	(288)	(375)	(825)
Capital contribution from non-controlling interest partner	—	—	—	—	—	—	—	26,655	26,655
Issuance of vested and nonvested restricted common stock	200,038	—	68	—	—	68	—	—	68
Forfeiture of nonvested restricted common stock	(800)	—	—	—	—	—	—	—	—
Offering costs	—	—	(14)	—	—	(14)	—	—	(14)
Issuance of LTIP units	—	—	801	—	—	801	—	—	801
Amortization of nonvested restricted common stock and LTIP unit compensation	—	—	474	—	—	474	—	—	474
Issuance of common stock under the DRIP	246,300	2	2,002	—	—	2,004	—	—	2,004
Distributions	—	—	—	—	(7,869)	(7,869)	(12,268)	(2,276)	(22,413)
Issuance of OP units including the reinvestment of distributions	—	—	—	—	—	—	65,646	—	65,646
Cancellation of OP units	—	—	—	—	—	—	(481)	—	(481)
Acquisition of non-controlling interest	—	—	(466)	—	—	(466)	—	(184)	(650)
Net loss attributable to redeemable non-controlling interests in operating partnership	—	—	—	—	—	—	(40,454)	—	(40,454)
Net loss attributable to non-controlling interest partners	—	—	—	—	—	—	—	(985)	(985)
Net loss attributable to common stockholders	—	—	—	—	(25,299)	(25,299)	—	—	(25,299)

BALANCE—December 31, 2014	25,628,526	$254	$227,205	$(340)	$(198,384)	$28,735	$233,652	$26,731	$289,118

The accompanying notes are an integral part of these consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2014, 2013 and 2012

(In thousands)

	Year Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(66,738)	$(68,912)	$(41,595)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization (including deferred financing costs, debt discount and discontinued operations)	96,029	74,685	20,501
Gain on sale of operating properties	(10,249)	(10,034)	—
Disposition right income	—	(1,757)	—
Loss on debt and preferred stock extinguishment	—	10,220	—
Deferred income tax benefit	(435)	(3,532)	—
Accretion expense related to preferred stock	6,364	2,566	655
Changes in fair value of preferred stock derivatives/warrants and acquisition contingent consideration	(20,380)	(3,642)	(315)
Equity based compensation, net of forfeitures	1,343	1,350	3,160
Issuance of redeemable non-controlling interest in operating partnership for services rendered in the acquisition of communities	—	6,693	—
Issuance of common stock for services rendered for the Recapitalization Transaction	—	—	1,834
Bad debt expense	2,640	1,323	373
Restructuring and impairment charges	6,622	—	5,397
Loss from unconsolidated entities	971	159	—
Unconsolidated entity distributions	—	49	—
Changes in operating assets and liabilities:
Increase in operating assets	(13,095)	(9,157)	(2,295)
Increase in operating liabilities	18,484	6,731	2,469

Net cash provided by/(used in) operating activities	21,556	6,742	(9,816)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of properties, net	(130,870)	(368,455)	(62,074)
Acquisition of non-controlling interest	(650)	—	—
Proceeds from the sale of operating properties, net	43,342	48,480	—
Cash received from property management termination fees	—	—	173
Acquisition of unconsolidated entities	—	(216)	—
Capital expenditures	(24,191)	(15,969)	(2,671)
Return of investment from unconsolidated entities	847	—	—
Change in deposits on real estate acquisitions	2,536	(2,007)	(529)
Change in restricted cash—capital replacement reserves	6,255	(14,370)	(1,479)

Net cash used in investing activities	(102,731)	(352,537)	(66,580)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of mortgage loan payables	49,834	140,759	45,722
Payments on mortgage loan payables	(36,942)	(79,110)	(1,982)
Net proceeds on line of credit	3,902	—	—
Borrowings on unsecured note payable	—	—	500
Payments on unsecured note payable	—	—	(7,750)
Net proceeds on secured credit facility	18,420	145,200	—
Proceeds from the issuance of common stock	—	16,752	—
Proceeds from the issuance of redeemable preferred stock	74,000	219,763	50,000
Redemption of preferred stock	—	(60,000)	—
Payment of yield maintenance prepayment penalties and deferred financing costs	(3,423)	(22,790)	(4,128)
Payment of offering costs	(14)	(367)	(7)
Distributions paid to common stockholders	(5,619)	(4,878)	(4,152)
Distributions paid to holders of LTIP Units	(233)	(195)	—
Distributions to non-controlling interest partner	(2,276)	(83)	—
Distributions paid to redeemable non-controlling interests in operating partnership	(11,824)	(7,354)	(451)

Net cash provided by financing activities	85,825	347,697	77,752

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,650	1,902	1,356
CASH AND CASH EQUIVALENTS—Beginning of period	4,349	2,447	1,091

CASH AND CASH EQUIVALENTS—End of period	$8,999	$4,349	$2,447

LANDMARK APARTMENT TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 31, 2014, 2013 and 2012

(In thousands)

	Year Ended December 31,
	2014	2013	2012
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest on mortgage loan payables and secured credit facility	$52,681	$30,915	$15,069
Interest on preferred stock	$26,379	$14,643	$281
State income taxes	$598	$242	$327
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
Accrued capital expenditures	$354	$—	$—
Financing Activities:
Mortgage loan payables assumed with the acquisition of properties, net	$181,118	$321,438	$192,712
Secured credit facility repayment at time of disposition of property	$4,444	$—	$—
Release of mortgage loan payable on the sale of properties	$7,314	$21,612	$—
Unsecured notes payable to affiliate related to the ELRM Transaction	$332	5,284	$—
Issuance of redeemable non-controlling interests in operating partnership for acquisition of properties and the ELRM Transaction including settlement of contingent consideration	$65,402	$107,184	$152,309
Cancellation of redeemable non-controlling interest in operating partnership related to the ELRM transaction	$481	$—	$—
Issuance of common stock to pay down unsecured note payable to affiliate	$—	$5,000	$—
Issuance of redeemable non-controlling interest in operating partnership for the investment in unconsolidated entities	$—	$6,147	$—
Issuance of common stock for the acquisition of properties	$—	$8,244	$2,100
Issuance of common stock related to the purchase of 500,000 Class A units in Timbercreek U.S. Multi-Residential (U.S.) Holding L.P.	$—	$5,000	$—
Issuance of common stock under the DRIP	$2,004	$1,860	$1,951
Issuance of redeemable non-controlling interests in operating partnership due to reinvestment of distribution	$244	$300	$—
Fair value of non-controlling interest partner’s interest in acquired properties	$26,655	$5,000	$—
Distributions declared but not paid on common stock	$641	$630	$516
Distributions declared but not paid on LTIP units	$—	$—	$9
Distributions declared but not paid on redeemable non-controlling interest in operating partnership	$1,036	$836	$934
Change in other comprehensive operations	$(825)	$40	$310

The accompanying notes are an integral part of these consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The use of the words “the company,” “we,” “us,” “our company,” or “our” refers to Landmark Apartment Trust, Inc. and its subsidiaries, including Landmark Apartment Trust Holdings, LP, except where the context otherwise requires.

1.	Organization and Description of Business

Landmark Apartment Trust, Inc., a Maryland corporation, was incorporated on December 21, 2005. We are self-administered and self-managed, and we conduct substantially all of our operations through Landmark Apartment Trust Holdings, LP, or our operating partnership. We are in the business of acquiring, holding and managing a diverse portfolio of quality properties with stable cash flows and growth potential in the Sunbelt region, which comprises the South and certain Southwest regions of the United States. We may acquire and have acquired other real estate-related investments. We focus primarily on investments that produce current income. We have qualified and elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes and we intend to continue to meet the requirements for qualification and taxation as a REIT.

Between July 19, 2006 and July 17, 2011, we raised a total of $187.1 million in connection with our continuous offering of shares of our common stock. On February 24, 2011, our board of directors adopted the Second Amended and Restated Distribution Reinvestment Plan, or the DRIP, to be effective as of March 11, 2011. The DRIP is designed to offer our existing stockholders a simple and convenient method of purchasing additional shares of our common stock by reinvesting cash distributions. The DRIP offers up to 10,000,000 shares of our common stock for reinvestment for a maximum offering of up to $95 million. Distributions subject to the DRIP are reinvested in shares of our common stock at a price equal to the most recently disclosed per share value, as determined by our board of directors. Effective as of August 3, 2012, our board of directors determined that the fair value of our common stock is $8.15 per share. Accordingly, $8.15 is the per share price used for the purchases of shares pursuant to the DRIP until such time as our board of directors provides a new estimate of share value.

As disclosed previously, on August 3, 2012, we and our operating partnership entered into definitive agreements (the agreements and the transactions thereunder collectively referred to as the Recapitalization Transaction) to acquire a total of 22 properties, which included 21 multifamily properties and one parcel of undeveloped land, or the Contributed Properties, containing an aggregate of 6,079 units. The aggregate consideration for the Contributed Properties consisted generally of common units of limited partnership interests in the operating partnership, cash and assumed mortgage indebtedness. As of December 31, 2014, we had completed the acquisition of all 22 Contributed Properties.

As of December 31, 2014, we consolidated 77 properties, including six properties held through consolidated joint ventures, and two parcels of undeveloped land with an aggregate of 23,978 apartment units, which had an aggregate gross carrying value of $1.9 billion. We refer to these properties as our consolidated owned properties, all of which we manage.

As of December 31, 2014, we also managed 26 properties, in two of which we own a direct minority interest (held through unconsolidated joint ventures), and eight of which are owned by Timbercreek U.S. Multi-Residential Operating L.P., or the Timbercreek Fund, in which we own an indirect minority interest through our investment in Timbercreek U.S. Multi-Residential (U.S.) Holding L.P., a Delaware limited partnership, or Timbercreek Holding. Timbercreek Holding is a limited partner in the Timbercreek Fund. We refer to these ten communities as our managed equity investment properties which have an aggregate of 3,446 apartment units at December 31, 2014. The remaining 16 properties which have an aggregate of 5,560 apartment units are owned by one or more third parties, including certain entities affiliated with Elco Landmark Residential Holdings, LLC’s, or ELRH, and we refer to these as our managed third party properties.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All of our consolidated and managed properties are managed by LATPM, LLC, or our property manager.

See Note 3, Real Estate Investments—Real Estate Acquisitions, Note 11, Equity—Common Stock, Note 12, Non-Controlling Interest—Redeemable Non-Controlling Interests in Operating Partnership, and Note 14, Business Combinations—2014 Property Acquisitions, for additional information.

2.	Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.

Certain prior year amounts have been reclassified to conform to the current year presentation due to the breakout of preferred dividends from interest expense, net, to preferred dividends classified as interest expense and the breakout of the change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration from general, administrative and other expense.

Basis of Presentation

Our accompanying consolidated financial statements include our accounts and those of our operating partnership, as well as the wholly-owned and controlled subsidiaries of our operating partnership. We operate in an umbrella partnership REIT structure in which, generally, wholly-owned subsidiaries of our operating partnership own all of our properties we acquire, except those in which we have a joint venture partner. We are the sole general partner of our operating partnership, and as of December 31, 2014 and 2013 we owned approximately 37.8% and 42.4%, respectively, of the general partnership interest in our operating partnership, and the limited partners owned approximately 62.2% and 57.6%, respectively, of the operating partnership interest. Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (subject to applicable restrictive covenants in our charter and loan agreements in favor of our preferred equity holders and lenders), the accounts of our operating partnership are consolidated in our consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of our consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased.

Restricted Cash

Restricted cash is comprised of security deposits, impound reserve accounts for property taxes, insurance and capital improvements and replacements.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification, or ASC, Topic 605, Revenue Recognition, or ASC Topic 605, and ASC Topic 840, Leases. ASC Topic 605 requires that all four of the following basic criteria be met before revenue is realized or realizable and earned: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.

We lease multifamily residential apartments under operating leases and substantially all of our apartment leases are for a term of one year or less. Rental income and other property revenues are recorded when due from residents and is recognized monthly as it is earned pursuant to the terms of the underlying leases. Other property revenues consist primarily of utility rebillings and administrative, application and other fees charged to residents, including amounts recorded in connection with early lease terminations. Early lease termination amounts are recognized when received and realized. Expense reimbursements are recognized and presented in accordance with ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, or ASC Subtopic 605-45. ASC Subtopic 605-45 requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk.

Management fees are recognized when earned in accordance with each management contract. We receive fees for property management and related services provided to third parties. These fees are recognized in management fee income on the consolidated statements of comprehensive operations. Management fees are based on a percentage of revenues for the month as defined in the related property management agreements. We also pay certain payroll and related costs related to the operations of third party properties that we manage. Under terms of the related management agreements, these costs are reimbursed by the third party property owners and recognized by us as revenue as they are characterized by GAAP as “out of pocket” expenses incurred in the performance of a service. A portion of our management fee income and reimbursed income is received from affiliates of the Timbercreek Fund and Elco Landmark Residential Management, LLC, or ELRM, which are affiliated entities.

Properties Held for Sale and Discontinued Operations

Prior to the adoption of FASB issued Accounting Standards Update, or ASU, 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, or ASU 2014-08, the results of operations for those properties sold during the year or classified as held for sale at the end of the current year are classified as discontinued operations in the prior periods. See Recently Issued Accounting Pronouncements below for further discussion of our adoption of ASU 2014-08. Further, to meet the discontinued operations criteria, we will not have any significant continuing involvement in the ownership or operation of the property after the sale or disposition. Once a property is classified as held for sale, depreciation is no longer recorded. However, if we determine that the property no longer meets the criteria for held for sale, we will recapture any unrecorded depreciation on the property. The assets and liabilities, if any, of properties classified as held for sale are presented separately on the consolidated balance sheets at the lower of their carrying amount or their estimated fair value less the costs to sell the assets.

During the year ended December 31, 2013, we disposed of two properties that were classified as discontinued operations. We did not dispose of any properties during the year ended December 31, 2012. As of December 31, 2014 and 2013, we did not have any properties classified as held for sale. For additional information on property disposals, see Note 4, Real Estate Disposition Activities.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Purchase Price Allocation

Real Estate Investments

In accordance with ASC Topic 805, Business Combinations, we, with assistance from independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets and liabilities at their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were to be replaced and vacant using comparable sales, cost data and discounted cash flow models similar to those used by independent appraisers. The fair market value for furniture, fixtures and equipment on the premises is based on a cost approach.

The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between: (1) the contractual amounts to be paid pursuant to the lease over its remaining term and (2) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases, if any, would be included in identified intangible assets, net in our accompanying consolidated balance sheets and will be amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values, if any, would be included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets and would be amortized to rental income over the remaining non-cancelable lease term plus below market renewal options, if such renewal options are reasonably assured and deemed bargain renewal options, of the acquired leases with each property.

The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of resident relationships based on management’s evaluation of the specific characteristics of each resident’s lease and our overall relationship with that respective resident. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts allocated to in-place lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases. The amounts allocated to the value of resident relationships are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases.

The value allocable to above or below market assumed debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The amounts allocated to above or below market debt are included in mortgage loan payables, net in our accompanying consolidated balance sheets and are amortized to interest expense over the remaining term of the assumed mortgage.

These allocations are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.

Management Company

The assets and liabilities of businesses acquired are recorded at their respective fair values as of the acquisition date. We obtained third-party valuations of material intangible assets acquired, including resident relationships, which were based on management’s inputs and assumptions relating primarily to the expected cash flows. The fair values of the intangible assets acquired are based on the expected discounted cash flows of the

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

identified intangible assets. Costs in excess of the net fair values of assets and liabilities acquired are recorded as goodwill. Finite-lived intangible assets are amortized using a method of amortization consistent with our expected future cash flows in the period in which those assets are expected to be received. We do not amortize indefinite lived intangibles and goodwill.

We through our property manager, acquired the property management business of ELRM and certain of its affiliates on March 14, 2013. Results of operations for the property management business are reflected in our consolidated statements of comprehensive operations for the period subsequent to the acquisition date through December 31, 2014. See Note 14, Business Combinations—ELRM Transaction, for more detailed information.

Goodwill and Identified Intangible Assets, Net

Goodwill resulting from business combinations is generally determined as the excess of the fair value of the consideration transferred, plus the fair value of any non-controlling interests in the acquired business, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized, but is tested for impairment on an annual basis or in interim periods if events or circumstances indicate potential impairment. Through the ELRM Transaction, as noted above, we acquired a property management business including the in-place workforce, which created approximately $6.8 million of goodwill. During the year ended December 31, 2013, we recorded an increase to goodwill of $2.9 million as a measurement period adjustment as we obtained the necessary information to quantify the value of intangible assets acquired. During the year ended December 31, 2014, we recorded a decrease to goodwill of $481,000, which represents a correction of the original purchase price allocation due to an immaterial error.

Our annual impairment test date is December 31. For the year ended December 31, 2014, we recorded $4.6 million of impairment to goodwill which was primarily due to our planned reduction of our third party property management business. In the first quarter of 2015, we received notices of termination for property management contracts for 11 of our 16 managed third party properties. Based on the reduction of future economic benefits related to such contracts, we determined that we had an impairment to goodwill. Utilizing the discounted cash flow method of the income approach, we established a value to measure the impairment to goodwill which is a Level 3 fair value measurement. No impairment was recorded for the year ended December 31, 2013. As of December 31, 2014 and 2013, we had goodwill of $4.6 million and $9.7 million, respectively, included in our accompanying consolidated balance sheets. For additional information regarding goodwill, see Note 14, Business Combinations, Note 16, Restructuring and Impairment Charges, and Note 18, Subsequent Events.

Identified intangible assets, net, consists of in-place lease intangibles from property acquisitions; trade name and trademark intangibles and property management contract intangibles from the ELRM Transaction in the first quarter of 2013; and a disposition fee right intangible resulting from the acquisition of the remaining 50% ownership interest in NNN/Mission Residential Holdings, LLC, or NNN/MR Holdings, in the second quarter of 2011. In-place lease intangibles are amortized on a straight-line basis over their respective estimated useful lives and property management contracts are amortized on a basis consistent with estimated cash flows from these intangible assets. Both are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Trade name and trademarks have an indefinite life and are not amortized. Disposition fee right intangibles are not amortized but are realized in the event that any of the leased properties are sold. During the year ended December 31, 2013, we purchased three of the four properties and wrote down $1.3 million of our disposition fee right intangible. During the year ended December 31, 2014, we acquired the fourth property and waived the disposition fee from the sellers of the controlling interest of $284,000. We did not have any disposition fee right intangible write downs during 2012.

For the year ended December 31, 2012, there was an impairment loss of $5.4 million resulting from the termination of property management contracts of our property manager for 33 properties owned by unaffiliated

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

third parties with no future source of income related to such contacts, using a Level 3 fair value measurement. This event triggered an immediate and full impairment of the goodwill in the amount of $3.8 million and of resident relationship intangibles, net, and an expected termination fee intangible in the amount of $1.6 million.

Operating Properties, Net

We carry our operating properties at historical cost less accumulated depreciation. The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 10 to 40 years. Land improvements are depreciated over the estimated useful lives ranging primarily from five to 15 years. Furniture, fixtures and equipment is depreciated over the estimated useful lives ranging primarily from five to 15 years. When depreciable property is retired, replaced or disposed of, the related costs and accumulated depreciation is removed from the accounts and any gain or loss is reflected in operations.

An operating property is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. We would recognize an impairment loss to the extent the carrying amount exceeds the fair value of the property. For the years ended December 31, 2014, 2013 and 2012, we recorded no impairment losses to operating properties.

Fair Value Measurements

We follow ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, to account for the fair value of certain assets and liabilities. ASC Topic 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3: Significant inputs to the valuation model are unobservable.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Assets, Net

Other assets, net consist primarily of deferred financing costs, prepaid expenses and deposits. Deferred financing costs include amounts paid to lenders and others to obtain financing. Such costs are amortized over the term of the related loan, using the effective interest rate method. Amortization of deferred financing costs is included in interest expense in our accompanying consolidated statements of comprehensive operations.

Derivative Financial Instruments

We utilize derivative financial instruments to manage interest rate risk and generally designate these financial instruments as cash flow hedges. Derivative financial instruments are recorded on our consolidated balance sheets as either an asset or liability and measured quarterly at their fair value. Derivatives that are not designated by us to be a hedge have the change in fair value recorded in interest expense in our accompanying consolidated statements of comprehensive operations. Derivatives that are designated by us to be a hedge have the changes in fair value that are deemed effective reflected in accumulated other comprehensive income or loss. The ineffective component of cash flow hedges, if any, is recorded in earnings.

Other Comprehensive Loss

Accumulated other comprehensive loss, as reflected in the consolidated statements of equity, reflects the effective portion of the cumulative changes in the fair value of derivatives in qualifying cash flow hedge relationships.

Advertising Costs

All advertising costs are expensed as incurred and reported as rental expenses in our accompanying consolidated statements of comprehensive operations. During the years ended December 31, 2014, 2013 and 2012, total advertising expense was $3.4 million, $1.7 million and $678,000, respectively.

Stock Compensation

We follow ASC Topic 718, Compensation—Stock Compensation, or ASC Topic 718, to account for our stock compensation pursuant to our 2006 Award Plan and 2012 Award Plan. See Note 11, Equity—2006 Incentive Award Plan and 2012 Other Equity-Based Award Plan, for a further discussion of grants under our 2006 Award Plan and the 2012 Award Plan.

Income Taxes

For federal income tax purposes, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2006, and we intend to continue to be taxed as a REIT. To qualify as a REIT for federal income tax purposes, we must meet certain organizational and operational requirements, including a requirement to pay distributions to our stockholders of at least 90% of our annual taxable income, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on net income that we distribute to our stockholders.

The property acquisitions which were acquired, in part, in exchange for limited partnership units in our operating partnership, or OP units, are intended to be treated, in whole or in part, for federal income tax purposes as tax-deferred contributions.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For certain multifamily properties that we have acquired through the issuance of OP units, we have entered into tax protection agreements which are intended to protect the contributing investors against receiving the special allocation of taxable “built-in” gain described above upon a future disposition by the operating partnership of the properties. Under the Code, taxable gain recognized upon a sale of an asset contributed to a partnership must be allocated to the contributing partner in a manner that takes into account the variation between the tax basis and the fair market value of the asset at the time of the contribution

We are subject to state and local income taxes in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain of our activities must be conducted by subsidiaries which elect to be treated as taxable REIT subsidiaries, or TRSs. TRSs are subject to both federal and state income taxes. The tax years 2010-2013 remain open to examination by the major taxing jurisdictions to which we are subject. We recognize tax penalties relating to unrecognized tax benefits as additional tax expense. Interest relating to unrecognized tax benefits is recognized as interest expense.

Income taxes are provided for under the liability approach and consider differences between the tax and GAAP bases. The tax effects of these differences are reflected on the balance sheet as deferred tax assets and deferred tax liabilities and measured using the effective tax rate expected to be in effect when the temporary differences reverse. ASC Topic 740, Income Taxes, or ASC Topic 740, also requires that deferred tax assets are offset by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. During 2014, we evaluated the ability to realize our deferred tax assets, and due to our cumulative loss position, we believe it is more likely than not that our deferred tax assets will not be realized. As such, we recorded a valuation allowance to fully offset our net deferred tax assets.

We follow ASC Topic 740 to recognize, measure, present and disclose in our consolidated financial statements uncertain tax positions that we have taken or expect to take on a tax return. Management has evaluated our income tax positions and concluded that we have no uncertain income tax positions at December 31, 2014 and 2013. We are not currently under audit by any tax jurisdiction.

Equity Method Investments

We use the equity method to account for investments in entities that we do not have a controlling financial interest or where we do not own a majority of the economic interest but have the ability to exercise significant influence over the investee. For an investment accounted for under the equity method, our share of net earnings or losses is reflected as income when earned and distributions are credited against our investment as received.

We continually evaluate our investments in unconsolidated joint ventures when events or changes in circumstances indicate that there may be an other-than-temporary decline in value. We consider various factors to determine if a decrease in the value of the investment is other-than-temporary. These factors include, but are not limited to, age of the venture, our intent and ability to retain our investment in the entity, the financial condition and long-term prospects of the entity, and the relationships with the other joint venture partners and its lenders. If we believe that the decline in fair value is temporary, no impairment is recorded. If we determine that the decrease in the value of the investment is other than temporary, the amount of loss recognized is the excess of the investment’s carrying amount over its estimated fair value. The aforementioned factors are taken as a whole by management in determining the valuation of our investment property. Should the actual results differ from management’s judgment, the valuation could be negatively affected and may result in a negative impact to our consolidated financial statements. We have had no decreases in the value of our equity method investments for the years ended December 31, 2014 and 2013. We did not have equity method investments for the year ended December 31, 2012.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment Disclosure

ASC Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about a public entity’s reportable segments. We have determined that we have one reportable segment, with activities related to investing in and managing properties. Our investments in real estate are geographically diversified and management evaluates operating performance on an individual property level. However, as each of our properties has similar economic characteristics, residents and products and services, our properties both owned and leased have been aggregated into one reportable segment for the years ended December 31, 2014, 2013 and 2012. The operations of our property manager, excluding reimbursed costs, are not material to our consolidated statements of comprehensive operations and therefore, have been aggregated with our properties both owned and leased.

Recently Issued Accounting Pronouncements

In April 2014, FASB issued ASU 2014-08 which incorporates a requirement that a disposition represent a strategic shift in an entity’s operations into the definition of a discontinued operation. In accordance with ASU 2014-08, a discontinued operation represents (i) a component of an entity or group of components that has been disposed of or is classified as held for sale in a single transaction and represents a strategic shift that has or will have a major effect on an entity’s financial results, or (ii) an acquired business that is classified as held for sale on the date of acquisition. A strategic shift could include a disposal of (i) a separate major line of business, (ii) a separate major geographic area of operations, (iii) a major equity method investment, or (iv) other major parts of an entity. The standard requires prospective application and will be effective for interim and annual periods beginning on or after December 15, 2014 with early adoption permitted. The standard is not applied to components of an entity that were sold or classified as held for sale prior to the adoption of the standard.

We have elected to adopt this standard early, effective January 1, 2014, which primarily has the impact of reflecting gains and losses on the sale of operating properties prospectively within continuing operations, and results in not classifying the operations of such operating properties as discontinued operations in all periods presented. During the year ended December 31, 2014, we sold four properties which were subject to the early adoption of ASU 2014-08 and, therefore, the gain on such sales are reported as a gain on sale of operating properties within continuing operations. During the year ended December 31, 2013, we sold two of our properties which were not subject to the early adoption of ASU 2014-08 and, therefore, the gain on such sales and results of operations prior to such sales are reported as discontinued operations for the year ended December 31, 2013 in our consolidated statements of comprehensive operations.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606),” effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The core principle of ASU 2014-09, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Certain contracts are excluded from ASU 2014-09, including lease contracts within the scope of the FASB guidance included in Leases. We are currently evaluating to determine the potential impact, if any, the adoption of ASU 2014-09 will have on our financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40), effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The amendments in this update provide guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. We are currently evaluating the potential impact, if any, the adoption of ASU 2014-15 will have on footnote disclosures.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Real Estate Investments

Our investments in our consolidated owned properties, net consisted of the following as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Land	$278,885	$221,595
Land improvements	137,646	118,652
Building and improvements(1)	1,420,815	1,129,619
Furniture, fixtures and equipment	38,457	30,567

	1,875,803	1,500,433
Less: accumulated depreciation	(148,298)	(89,920)

	$1,727,505	$1,410,513

(1)	Includes $2.5 million and $10.4 million of direct construction costs for our repositioning activities in progress as of December 31, 2014 and 2013, respectively. We anticipate that the repositioning activities related to these properties will be completed during the first quarter of 2015.

Depreciation expense for the years ended December 31, 2014, 2013 and 2012 was $61.1 million, $35.1 million, and $13.7 million, respectively.

Real Estate Acquisitions

During the year ended December 31, 2014, we completed the acquisition of 14 consolidated properties, as set forth below (in thousands, except unit data):

Property Description	Date Acquired	Number of Units	Total Purchase Price per Purchase Agreement	Percentage Ownership
Landmark at Chesterfield—Pineville, NC(1)	January 7, 2014	250	$19,451	61.2%
Landmark at Coventry Pointe—Lawrenceville, GA(1)	January 7, 2014	250	27,826	61.2%
Landmark at Grand Oasis—Suwanee, GA(1)	January 7, 2014	434	48,290	61.2%
Landmark at Rosewood—Dallas, TX(1)	January 7, 2014	232	12,902	61.2%
Lake Village East—Garland, TX	January 9, 2014	329	18,547	100%
Lake Village North—Garland, TX	January 9, 2014	848	59,147	100%
Lake Village West—Garland, TX	January 9, 2014	294	19,221	100%
Landmark at Laurel Heights—Mesquite, TX	January 9, 2014	286	20,709	100%
Landmark at Bella Vista—Duluth, GA	January 15, 2014	564	31,277	100%
Landmark at Maple Glen—Orange Park, FL(1)	January 15, 2014	358	32,246	51.1%
Landmark at Pine Court—Columbia, SC	January 23, 2014	316	20,300	100%
Landmark at Spring Creek—Garland, TX(2)	February 6, 2014 & November 6, 2014	236	10,723	100%
Landmark at Andros Isles—Daytona Beach, FL	June 4, 2014	360	47,700	100%
Landmark at West Place—Orlando, FL	September 4, 2014	342	38,500	100%

Total acquired properties		5,099	$406,839

(1)	We consolidate entities for which we own less than 100% but we hold the controlling financial interest or have management control.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2)	On February 6, 2014, we acquired a 92.6% interest in Landmark of Spring Creek and on November 6, 2014, we acquired the remaining ownership interest of this property.

4.	Real Estate Disposition Activities

During the year ended December 31, 2014, we sold four properties with an aggregate of 715 apartment units for a combined purchase price of $55.1 million. We received cash proceeds of $26 million, net of outstanding mortgage notes payable of $29.1 million (including $17.4 million of mortgage debt paid directly to lenders, $7.3 million of mortgage debt assumed by the buyer and $4.4 million paid down on the Secured Credit Facility), secured by the properties and other closing costs and adjustments of $2.5 million. As of the date of disposal, the properties had a net carrying value of $42.4 million. Our gain on the sale of the properties was $10.2 million. During the year ended December 31, 2013, we sold two properties with an aggregate of 700 apartment units for a combined purchase price of $71.7 million. We received cash proceeds of $24.5 million, net of outstanding mortgage notes payable of $45.6 million secured by the properties and other closing costs and adjustments of $1.5 million. As of the date of disposal the properties had a net carrying value of $60.2 million. These property dispositions were either smaller assets with less operating efficiencies or were not in our key markets.

The operations for any real estate assets sold during the year ended December 31, 2013, have been presented as income from discontinued operations in the accompanying consolidated statements of comprehensive operations. Accordingly, certain reclassifications have been made to prior years to reflect discontinued operations consistent with current year presentation. We had no real estate dispositions for the year ended December 31, 2012.

The following is a summary of income from discontinued operations for the periods presented (dollars in thousands):

	Year ended December 31,
	2013	2012
Rental income	$3,604	$7,374
Other property revenues	584	991

Total revenues	4,188	8,365
Rental expenses	(1,583)	(3,119)
Interest expense, net	(1,057)	(2,127)
Depreciation and amortization expense	(1,027)	(2,460)

Total expenses	(3,667)	(7,706)

Income before net gain on the sale of property	521	659
Net gain on the sale of property	10,034	—

Income from discontinued operations	10,555	659
Less: Net income from discontinued operations attributable to redeemable non-controlling interests in operating partnership	5,486	107

Income from discontinued operations attributable to common stockholders	$5,069	$552

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	Investments in Unconsolidated Entities

As of December 31, 2014 and 2013, we held non-controlling interests in the following investments which are accounted for under the equity method (in thousands, except unit data):

Investment Description	Date Acquired	Number of Units	Total Investment at December 31, 2014	Total Investment at December 31, 2013	Percentage Ownership at December 31, 2014
Landmark at Waverly Place—Melbourne, FL	November 18, 2013	208	$955	$1,158	20%
The Fountains—Palm Beach Gardens, FL	December 6, 2013	542	3,460	4,998	20%
Timbercreek U.S. Multi-Residential (U.S.) Holding L.P.—500,000 Class A Units	December 20, 2013	N/A	4,547	5,000	8.1%

Total investments			$8,962	$11,156

On November 18, 2013, we acquired an equity interest in the Landmark at Waverly Place property from affiliates of ELRH. We own a 20% non-controlling interest and our joint venture partner owns an 80% controlling interest in Landmark at Waverly Place, LLC, the entity that owns the Landmark of Waverly Place property. The difference between the carrying value and underlying equity in the net assets at December 31, 2014 and 2013 was $463,000 and $645,000, respectively.

On December 6, 2013, we acquired an equity interest in the Fountains property from affiliates of ELRH. We own a 20% non-controlling interest and our joint venture partner owns an 80% controlling interest in Landmark at Garden Square, LLC, the entity that owns The Fountains property. The difference between the carrying value and underlying equity in the net assets at December 31, 2014 and 2013 was $839,000 and $2 million, respectively.

On December 20, 2013, in conjunction with the ELRM Transaction, we purchased 500,000 Class A Units in Timbercreek Holding from Elco Landmark Residential Holdings II, LLC, an affiliate, for consideration in the amount of $5 million consisting of the issuance of 613,497 of shares of our common stock, therefore, becoming a limited partner in Timbercreek Holding. At December 31, 2014, we owned approximately 8.1% of the limited partnership interest in Timbercreek Holding.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Disposition fee rights(1)	$—	$284
In-place leases, net of accumulated amortization of $788,000 and $39.1 million as of December 31, 2014 and 2013, respectively (with a weighted average remaining life of 3 months and 3.6 months as of December 31, 2014 and 2013, respectively)	591	16,662
Trade name and trade marks (indefinite lives)	200	200
Property management contracts, net of accumulated amortization of $5.2 million and $2.2 million as of December 31, 2014 and 2013, respectively (with a weighted average remaining life of 80.4 months and 165.3 months as of December 31, 2014 and 2013, respectively)	15,673	18,703

	$16,464	$35,849

(1)	On February 6, 2014, we purchased a controlling interest in Landmark at Spring Creek and, therefore, consolidated this apartment community in our consolidated financial statements. Prior to our consolidation, the Landmark at Spring Creek property was owned by unaffiliated third parties and leased by our wholly owned subsidiary, NNN Mission Residential Holdings, LLC, or NNN/MR Holdings. Pursuant to the master lease or other operative agreement between NNN/MR Holdings and the respective third party property owners, our NNN/MR Holdings was entitled to a disposition fee in the event that the leased property was sold. We recognized this as a disposition fee rights intangible of $284,000 for the year ended December 31, 2013. Upon our acquisition of a controlling interest of Landmark at Spring Creek, we waived the disposition fee from the sellers of the controlling interest during the first quarter of 2014. During the last quarter of 2014, we acquired the remaining ownership interest in Landmark at Spring Creek and now own 100% of interest therein.

As of December 31, 2014 and 2013, we had below market lease intangibles, net, of $31,000 and $870,000, respectively, which are classified as a liability in security deposits, prepaid rent and other liabilities in our consolidated balance sheets. We amortize our net below market lease intangibles on a straight-line basis as an increase to rental income.

Amortization expense recorded on the identified intangible assets, net for the years ended December 31, 2014, 2013 and 2012 was $31.6 million, $37.4 million, and $3.9 million, respectively.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated amortization expense on the identified intangible assets as of December 31, 2014 is as follows (in thousands):

Year	Amount
2015	$4,033
2016	3,451
2017	3,145
2018	762
2019	762
Thereafter	4,111

Total	$16,264

7.	Debt

The following is a summary of our secured and unsecured debt at December 31, 2014 and 2013, (in thousands):

	December 31,
	2014	2013
Mortgage loan payables—fixed	$755,576	$652,345
Mortgage loan payables—variable	257,932	175,120

Total secured fixed and variable rate debt	1,013,508	827,465
Premium, net	8,175	10,969

Total mortgage loan payables, net	1,021,683	838,434
Secured credit facility	159,176	145,200
Line of credit	3,902	—

Total secured fixed and variable rate debt, net	$1,184,761	$983,634

Unsecured notes payable to affiliates	$6,116	$5,784

Scheduled payments and maturities of secured and unsecured debt at December 31, 2014 were as follows (in thousands):

Year	Secured notes payments(1)	Secured notes maturities	Unsecured notes maturities
2015	$12,893	$288,422	$500
2016	11,515	234,014	—
2017	10,111	99,726	—
2018	8,789	105,210	5,616
2019	7,397	73,278	—
Thereafter	40,320	284,911	—

	$91,025	$1,085,561	$6,116

(1)	Secured note payments are comprised of the principal pay downs for mortgage loan payables and the secured credit facility.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mortgage Loan Payables, Net

Mortgage loan payables, net were $1.02 billion ($1.01 billion, excluding premium) and $838.4 million ($827.5 million, excluding premium) as of December 31, 2014 and 2013, respectively. As of December 31, 2014, we had 54 fixed rate and 12 variable rate mortgage loans with effective interest rates ranging from 1.76% to 6.58% per annum and a weighted average effective interest rate of 4.53% per annum. As of December 31, 2014, we had $763.8 million ($755.6 million, excluding premium) of fixed rate debt, or 74.8% of mortgage loan payables, net at a weighted average interest rate of 5.22% per annum and $257.9 million of variable rate debt, or 25.2% of mortgage loan payables, net at a weighted average effective interest rate of 2.52% per annum. As of December 31, 2013, we had 47 fixed rate and ten variable rate mortgage loans with effective interest rates ranging from 2.37% to 6.58% per annum, and a weighted average effective interest rate of 4.70% per annum. As of December 31, 2013, we had $663.3 million ($652.3 million, excluding premium) of fixed rate debt, or 79.1% of mortgage loan payables, at a weighted average interest rate of 5.18% per annum and $175.1 million of variable rate debt, or 20.9% of mortgage loan payables, net at a weighted average effective interest rate of 2.92% per annum.

We are required by the terms of certain loan documents to meet certain financial covenants, such as minimum net worth and liquidity amounts, and comply with certain financial reporting requirements. Most of the mortgage loan payables may be prepaid in whole but not in part, subject to prepayment premiums and certain tax protection agreements that we are a party to. As of December 31, 2014, 20 of our mortgage loan payables had monthly interest-only payments, while 46 of our mortgage loan payables as of December 31, 2014 had monthly principal and interest payments.

Secured Credit Facility

The secured facility with Bank of America, N.A. and certain other lenders, or the Secured Credit Facility, is in the aggregate maximum principal amount of $180 million and the amount available is based on the lesser of the following: (i) the aggregate commitments of all lenders and (ii) a percentage of the appraised value for all properties. As of December 31, 2014, we had $159.2 million outstanding under the Secured Credit Facility with $20.8 million available to be drawn on the incremental facility and 13 of our properties were pledged as collateral. See Note 18, Subsequent Events, for additional information.

The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, the company and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date of the Secured Credit Facility to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to, among other things, (i) extend the maturity date to January 4, 2016, (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio, and (iii) waive existing events of default, including the failure to comply with the consolidated funded indebtedness to total asset value ratio for the quarter ended December 31, 2014. We were in compliance with all other ratios during 2014. As amended, the Secured Credit Facility includes certain financial covenants, including a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed as of the end of each quarter, 75% of total asset value and (ii) a consolidated fixed charge coverage ratio, which as of the end of any quarter shall not be less than (i) 1.05:1.00. We expect to remain in compliance with all covenants for the next 12 months.

Pursuant to the terms of the credit agreement governing the terms of the Secured Credit Facility, we and certain of our indirect subsidiaries guaranteed all of the obligations of our operating partnership and each other guarantor under the credit agreement and the related loan documents. From time to time, the operating partnership may cause additional subsidiaries to become guarantors under the credit agreement.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

All borrowings under the Secured Credit Facility bear interest at an annual rate equal to, at our option, (i) the highest of (A) the federal funds rate, plus one-half of 1% and a margin that fluctuates based on our debt yield, (B) the rate of interest as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus a margin that fluctuates based on our debt yield or (C) the Eurodollar Rate (as defined in the credit agreement) for a one-month interest period plus 1% and a margin that fluctuates based upon our debt yield or (ii) the Eurodollar Rate (as defined in the credit agreement) plus a margin that fluctuates based upon our debt yield. As of December 31, 2014, our annual interest rate was 2.92% on principal outstanding of $159.2 million, which represents the Eurodollar Rate, based on a one-month interest period plus a margin of 2.75%. We are required by the terms of the Secured Credit Facility to meet certain financial covenants, such as minimum net worth and liquidity amounts, and comply with certain financial reporting requirements. During 2014, we received a waiver from the lenders under the Secured Credit Facility, including for the consolidated funded indebtedness to total asset value ratio for the quarter ended September 30, 2014. See discussion above related to the fourth quarter waivers related to the amendment to the Secured Credit Facility.

Line of Credit

On January 22, 2014, we entered into an agreement with Bank Hapoalim, as lender, for a revolving line of credit in the aggregate principal amount of up to $10 million to be used for our working capital and general corporate purposes. Our revolving line of credit, which was originally scheduled to mature on January 22, 2015, was extended until March 6, 2015 and further extended until March 31, 2015. On March 24, 2015, the revolving line of credit was further amended to, among other things, (i) extend the maturity date to January 4, 2016, (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio, and (iii) waive existing events of default. As amended, the revolving line of credit includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed as of the end of each quarter, 75% of total asset value, (ii) a consolidated fixed charge coverage ratio, which as of the end of any quarter shall not be less than 1.05:1.00 and (iii) a funds from operations covenant which requires the company to achieve funds from operations of at least $1.00 in each fiscal year. We have pledged $1.5 million in cash and equity interest in certain of our subsidiaries as collateral. As of December 31, 2014, we had $3.9 million outstanding under our revolving line of credit with $6.1 million available to be drawn. On February 11, 2015, we drew an additional $6 million on our line of credit leaving $100,000 available to be drawn. Our revolving line of credit bears an annual interest rate equal to the Eurodollar Rate plus a 3.00% margin. As of December 31, 2014, our annual interest rate was 3.16%.

Unsecured Notes Payable to Affiliates

On March 14, 2013, as part of the consideration for the ELRM Transaction, we entered into an unsecured note payable to Elco Landmark Residential Holdings II, or Holdings II, an affiliate of ELRH, in the principal amount of $10 million. On December 20, 2013, we repaid $5 million of the outstanding principal amount on the note by issuing to Holdings II 613,497 shares of restricted common stock. Between May 2013 and October 2014, as part of the earnout consideration in connection with the ELRM Transaction, we also issued to Holdings II unsecured promissory notes in the aggregate principal amount of $616,000. These unsecured notes payable to affiliate mature on the earliest of the fifth anniversary from the applicable date of issuance or the date of our company’s initial public offering on a national securities exchange. Simple interest is payable monthly or can be accrued until maturity at an annual rate of 3.00% at our option.

As of December 31, 2014, the outstanding principal amount under the unsecured note payable to Legacy Galleria, LLC, or the Legacy Unsecured Note, was $500,000. The Legacy Unsecured Note was issued as part of the purchase of the Landmark at Magnolia Glen property on October 19, 2012. The Legacy Unsecured Note

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

matures on August 3, 2015. Interest is payable monthly at an annual rate based on a benchmark index from the limited partnership unit distributions dividend rate or 3.68%. On July 31, 2013, Legacy Galleria, LLC became our affiliate. In connection with the joint venture transaction with Legacy at Stafford Landing, LLC, our joint venture partner, the Legacy Unsecured Note was recorded as an unsecured note payable to affiliates in our consolidated balance sheets as of December 31, 2014 and 2013.

Deferred Financing Cost, Net

As of December 31, 2014 and 2013, we had $10.7 million and $14.5 million, respectively, in deferred financing costs, net of accumulated amortization of $10.4 million and $4.4 million, respectively. Amortization expense recorded on the deferred financing costs for the year ended December 31, 2014, 2013, and 2012 was $6.8 million, $3.9 million and $686,000, respectively.

Loss on Debt Extinguishment

The initial Secured Credit Facility proceeds were used, in part, to refinance existing mortgage loan payables. Certain of the refinanced mortgage loan payables were subject to prepayment penalties and write off of unamortized deferred financing costs that totaled $684,000 during the year ended December 31, 2013.

8.	Preferred Stock and Warrants to Purchase Common Stock

Series D Preferred Stock

As of December 31, 2014, we had issued and outstanding an aggregate of 20,976,300 shares of our 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, or our Series D Preferred Stock, to iStar Apartment Holdings LLC, or iStar, and BREDS II Q Landmark LLC, or BREDS, at $10.00 per share. Holders of the Series D Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. A portion of the cumulative cash dividend equal to 8.75% per annum compounded monthly, or the Series D Current Dividend, is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid prior to the redemption of the Series D Preferred Stock. On March 1, 2015, the Series D Current Dividend increased from 8.75% to 11% per annum compounded monthly. We may, however, elect to pay up to the full amount of accrued dividends on each dividend payment date. Our failure to pay in full, in cash, any Series D Current Dividend on any applicable payment date will constitute an event of default, which could result in the dividend rate being increased to 19.97% per annum, of which 11% per annum compounded monthly will be due as the Series D Current Dividend on the 15th of each month. Series D Preferred Stock dividends are recorded as preferred dividends classified as interest expense in our consolidated statements of comprehensive operations. For the year ended December 31, 2014 and 2013, we incurred preferred dividends classified as interest expense of $32 million and $13.1 million, respectively, related to Series D Preferred Stock. We did not incur preferred dividends classified as interest expense for the year ended December 31, 2012, as there were no shares of Series D Preferred Stock outstanding for such period.

We are required to redeem all outstanding shares of Series D Preferred Stock on June 28, 2016, subject to a one-year extension, for a cash payment to the holders of the Series D Preferred Stock in an amount per share equal to $10.00 plus any accrued and unpaid dividends due under the agreement. Based on the requirement of redemption for cash, the Series D Preferred Stock is classified as a liability in our consolidated balance sheets as of December 31, 2014 and 2013. Failure to redeem the Series D Preferred Stock by any mandatory redemption date (as extended) will trigger increases in dividends due under the agreement. If an event of default occurs on our mortgage loan payables, the Secured Credit Facility or other indebtedness and is continuing after an applicable cure period, there will then be an event of default on the Series D Preferred Stock. On March 24, 2015, we received a waiver on certain events of default associated with the Secured Credit Facility and the line of credit.

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In addition, in the event of a triggering event as defined in the Series D Preferred Stock agreements, we are obligated to redeem not less than 50% of the shares of the Series D Preferred Stock then outstanding, at a certain premium. This redemption feature meets the requirements to be accounted for separately as a derivative financial instrument. We measured the fair value of this derivative at the issuance date and recorded a liability for approximately $13.5 million with a corresponding discount recorded to the value of the Series D Preferred Stock. The Series D Preferred Stock discount is accreted to its face value through the redemption date as interest expense. Interest expense recorded for the accretion of the Series D Preferred Stock discount for the years ended December 31, 2014 and 2013 was $4.2 million and $1.9 million, respectively. We did not record interest expense related to accretion for the year ended December 31, 2012, as there were no shares of Series D Preferred Stock outstanding for such period.

As of December 31, 2014 and 2013, the fair value of this derivative was $0 and $11.1 million, respectively. The derivative is recorded at fair value for each reporting period, with changes in fair value being recorded through change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our consolidated statements of comprehensive operations. For the years ended December 31, 2014 and 2013, we recorded a decrease in the fair value of the derivative of $11.1 million and $2.4 million, respectively. We did not record a change in the fair value of the derivative for the year ended December 31, 2012, as there were no shares of Series D Preferred Stock outstanding for such period. The decreases in fair value were due to changes in assumptions used in the valuation of the derivative, primarily, the anticipated timing of the listing of our common shares on a public exchange. The Series D Preferred Stock and the derivative are presented together in the consolidated balance sheets as Series D cumulative non-convertible redeemable preferred stock with derivative in the amount of $202.4 million and $209.3 million as of December 31, 2014 and 2013, respectively. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

Series E Preferred Stock

On January 7, 2014, we issued and sold, for cash, an aggregate of 6,800,000 shares of our 9.25% Series E Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, or our Series E Preferred Stock, to iStar and BREDS at a price of $10.00 per share, for an aggregate of $68 million. On June 4, 2014, in accordance with the terms of the Series E Preferred Stock agreements (as defined below), we issued and sold, for cash, an aggregate of 600,000 additional shares of our Series E Preferred Stock to iStar and BREDS at a price of $10.00 per share, for an aggregate of $6 million. The proceeds from the sale of the Series E Preferred Stock have been used primarily to acquire and renovate additional properties. As of December 31, 2014, we had issued and outstanding an aggregate of 7,400,000 shares of Series E Preferred Stock.

Holders of our Series E Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. A portion of the cumulative cash dividend equal to 9.25% per annum compounded monthly, or the Series E Current Dividend, is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid prior to the redemption of the Series E Preferred Stock. Beginning the 21st month after the original issuance date, or October 1, 2015, the Series E Current Dividend will increase from 9.25% to 11.25% per annum compounded monthly. We may, however, elect to pay up to the full amount of accrued dividends on each dividend payment date. Our failure to pay in full, in cash, any Series E Current Dividend on any applicable payment date will constitute an event of default, which could result in the dividend rate being increased to 19.97% per annum, of which 11% per annum compounded monthly will be due as the Series E Current Dividend on the 15th of each month. Series E Preferred Stock dividends are recorded as preferred dividends classified as interest expense in our consolidated statements of comprehensive operations. For the year ended December 31, 2014, we incurred preferred dividends classified as interest expense of $10.4 million related to the Series E Preferred Stock. We did not record preferred dividends classified as interest expense for the years ended December 31, 2013 and 2012, as there were no shares of Series E Preferred Stock outstanding for such periods.

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We are required to redeem all outstanding shares of Series E Preferred Stock on June 28, 2016, subject to a one-year extension, for a cash payment to the holders of the Series E Preferred Stock in an amount per share equal to $10.00 plus any accrued and unpaid dividends due pursuant to the Series E Preferred Stock agreements. Based on the requirement of redemption for cash, the Series E Preferred Stock is classified as a liability in our consolidated balance sheets as of December 31, 2014 and 2013. Failure to redeem the Series E Preferred Stock by any mandatory redemption date (as extended) will trigger increases in dividends due under the Series E Preferred Stock agreements. If an event of default occurs on our mortgage loan payables, the Secured Credit Facility or other indebtedness and is continuing after an applicable cure period, there will then be an event of default on the Series E Preferred Stock. On March 24, 2015, we received a waiver on certain events of default associated with the Secured Credit Facility and the line of credit.

In addition, in the event of a triggering event as described in the Series E Preferred Stock agreements, we are obligated to redeem not less than 50% of the shares of the Series E Preferred Stock then outstanding, at a certain premium. This redemption feature meets the requirements to be accounted for separately as a derivative financial instrument. We measured the fair value of this derivative at the issuance date and recorded a liability for approximately $6 million with a corresponding discount recorded to the value of the Series E Preferred Stock. The Series E Preferred Stock discount is accreted to its face value through the redemption date as interest expense. Interest expense recorded for the accretion of the Series E Preferred Stock discount for the year ended December 31, 2014 was $2.2 million. We did not record accretion expense for the years ended December 31, 2013 and 2012, as there were no shares of Series E Preferred Stock outstanding for such periods.

The derivative is recorded at fair value for each reporting period, with changes in fair value being recorded through change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our consolidated statements of comprehensive operations. As of December 31, 2014, the fair value of this derivative was $1.4 million, and accordingly, the decrease in fair value for the year ended December 31, 2014 was $4.6 million. The decrease in fair value was due to changes in assumptions used in the valuation of the derivative, primarily, the anticipated timing of the listing of our common shares on a public exchange. The Series E Preferred Stock and the derivative are presented together in our consolidated balance sheets as Series E cumulative non-convertible redeemable preferred stock with derivative in the amount of $71.6 million as of December 31, 2014. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

Summary of Rights of Series D Preferred and Series E Preferred Stock

The Series D Preferred Stock and the Series E Preferred Stock rank senior to our common stock with respect to distribution rights, redemption rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our company. In addition to other preferential rights, upon voluntary or involuntary liquidation, dissolution or winding up of our company, each holder of Series D Preferred Stock and Series E Preferred Stock is entitled to receive liquidating distributions in cash of certain expenses in an amount equal to $10.00 per share plus any accrued and unpaid dividends due under the agreement, before any distribution or payment is made to the holders of our company’s common stock. Also, pursuant to the protective provisions of the agreements designating the Series D Preferred Stock, or the Series D Preferred Stock agreements, and Series E Preferred Stock, or the Series E Preferred Stock agreements, we may not, without the prior written consent of iStar and BREDS, take certain corporate actions, including, but not limited to, amending our charter or bylaws or entering into material contracts. In addition, under the terms of the Series D Preferred Stock agreements and Series E Preferred Stock agreements, we are required to use any proceeds from the sale of our properties or loan refinancings to redeem a portion of the Series E Preferred Stock.

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Holders of the shares of our Series D Preferred Stock and our Series E Preferred Stock will vote together as a single class for the election of the iStar director and the BREDS director. In addition, subject to certain limitations, holders of the shares of our Series D Preferred Stock and Series E Preferred Stock will vote together as a single class with the holders of our company’s common stock on any matter presented to the common stockholders for their action or consideration at any meeting of stockholders or, to the extent permitted, by written consent in lieu of a meeting. Subject to certain limitations, each holder of outstanding shares of our Series D Preferred Stock and Series E Preferred Stock shall be entitled to cast the number of votes equal to the quotient, rounded down to the nearest whole number of votes, obtained by dividing (A) the aggregate liquidation preference of the shares of Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter by (B) the book value per share (each as defined in our charter). Effectively, the holders of the shares of our Series D Preferred Stock and our Series E Preferred Stock could account for a quorum at any meeting of our company’s shareholders and, to the extent such holders, voted their respective shares in the same manner, such holders could effectively control the outcome of any matter submitted to the shareholders for approval.

Series A Preferred Stock and Series B Preferred Stock

We previously issued and sold, for cash, 5,000,000 shares of Series A Preferred Stock, at a price of $10.00 per share, and 1,000,000 shares of Series B Preferred Stock, at a price of $10.00 per share. On June 28, 2013, we redeemed all of the issued and outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock using proceeds from our issuance of the Series D Preferred Stock. Accordingly, as of December 31, 2014 and 2013, no shares of Series A Preferred Stock or Series B Preferred Stock were issued or outstanding.

Based on the requirement for redemption for cash, the Series A Preferred Stock and the Series B Preferred Stock were classified as a liability in our consolidated balance sheet as of December 31, 2013. The preferred share liability was accreted through the redemption date of June 28, 2013. For the years ended December 31, 2014, 2013 and 2012, we recorded $0, $635,000 and $655,000, respectively, in accretion, which was recorded as interest expense in our consolidated statements of comprehensive operations. We redeemed the Series A Preferred Stock and the Series B Preferred Stock in the amounts of $50 million and $10 million, respectively, and wrote off the remaining unamortized discount in the amount of $1.3 million, which is recorded as loss on debt and preferred stock extinguishment in our consolidated statements of comprehensive operations. The Series A Preferred Stock and the Series B Preferred Stock were considered equity securities for federal income tax purposes.

The Series A Preferred Stock and the Series B Preferred Stock were entitled to a 9.75% annual distribution based on $10.00 per share recorded as preferred dividends classified as interest expense in consolidated statements of comprehensive operations through June 28, 2013. For the years ended December 31, 2014, 2013 and 2012, we incurred $0, $2.7 million, and $2 million, respectively, in interest expense to holders of the Series A Preferred Stock and Series B Preferred Stock. As of December 31, 2014 and 2013, there were no aggregate accumulated distributions accrued but not paid to holders of the Series A Preferred Stock and the Series B Preferred Stock for each period.

As of June 28, 2013, in connection with the redemption of the Series A Preferred Stock and the Series B Preferred Stock, we incurred a $9.5 million loss on preferred stock extinguishment consisting of $6.4 million in yield maintenance prepayment penalty payments, a write off in the amount of $2.5 million in unamortized loan accretion and deferred financing costs, and $600,000 in redemption fees, which are recorded in the consolidated statements of comprehensive operations in loss on debt and preferred stock extinguishment. We define yield maintenance prepayment penalty payments as the 24 month yield the Series A Preferred Stock and Series B

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Preferred Stock holders were entitled to, regardless of the date of prepayment within the first 24 month period following the closing. The minimum yield is calculated by taking the monthly dividend multiplied by 24, less any payments paid, plus certain other fees for early redemption. All amounts due were paid at the time of redemption and nothing further is owed.

Warrants to Purchase Common Stock

In connection with the issuances of the Series A Preferred Stock and the Series B Preferred Stock, which were redeemed in 2013 as noted above, we issued warrants to purchase an aggregate of $60 million in shares of our common stock at an exercise price per share of common stock equal to: (i) $9.00 if the warrants are being exercised in connection with a “change of control” (as such term is defined in the form of warrant); or (ii) the greater of $9.00 and 80% of the public offering price of our common stock in our first underwritten public offering, in conjunction with which our common stock is listed for trading on the New York Stock Exchange if the warrants are being exercised during the 60-day period following such underwritten public offering. The warrants remained outstanding subsequent to the redemption of the Series A Preferred Stock and the Series B Preferred Stock and will become exercisable at any time and from time to time prior to their expiration following the completion of an underwritten public offering and in connection with a change of control. In general, the August 3, 2012 and February 27, 2013 warrants will immediately expire and cease to be exercisable upon the earliest to occur of: (i) the close of business on the later of August 3, 2015; (ii) the close of business on the date that is 60 days after the completion of the underwritten public offering (or the next succeeding business day); (iii) the consummation of a “Qualified Company Acquisition” (as such term is defined in the form of warrant); and (iv) the cancellation of the warrants by our company, at its option or at the option of the warrant holder, in connection with a change of control (other than a Qualified Company Acquisition).

We measured the fair value of the warrants as of December 31, 2014 and 2013 resulting in our recording $663,000 and $1.8 million, respectively, reflected in security deposits, prepaid rent and other liabilities in our consolidated balance sheets. The warrants are recorded at fair value for each reporting period with changes in fair value being recorded in change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our consolidated statements of comprehensive operations. For the years ended December 31, 2014, 2013 and 2012, we recorded a decrease of $1.1 million, $527,000, and $315,000, respectively. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

9.	Commitments and Contingencies

Litigation

The company and certain of its affiliates are named defendants in a complaint filed on August 12, 2014 in the Superior Court of Orange County, California, styled S. Sidney Mandel et al. v. NNN Realty Investors, LLC et al., alleging that the company, our operating partnership, our Former Advisor and Mr. Olander, our chief executing officer, chief financial officer, chief accounting officer and president, participated in fraudulent transfers of assets from an affiliate of Grubb & Ellis Company, thereby preventing such affiliate from satisfying contractual obligations to certain trusts in which plaintiffs invested. The plaintiffs seek damages and injunctive relief setting aside these alleged transfers. On October 6, 2014, the company, our operating partnership and Mr. Olander filed a motion to quash service of the complaint for lack of personal jurisdiction. On January 5, 2015, before the motion to quash could be heard, the plaintiffs filed a fourth amended complaint that added Mr. Remppies, our chief operating officer and our chief administrative officer, as a defendant. On February 6, 2015, the company, our operating partnership, our Former Advisor and Messrs. Olander and Remppies filed a motion to quash service of the fourth amended complaint for lack of personal jurisdiction. The company believes

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that the plaintiffs’ claims are without merit and intends to defend the matter vigorously. We have not accrued any amount for the possible outcome of this litigation because management does not believe that a material loss is probable or estimable at this time.

In addition to the foregoing, we are subject to various legal proceedings and claims arising in the ordinary course of business. We cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. We believe that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial condition, results of operations or cash flow.

Our general, administrative and other expenses on the consolidated statements of comprehensive operations for the year ended December 31, 2012 reflect professional fees of $2.1 million related to litigation in connection with the termination of our proposed purchase of several properties, which the court ruled in our favor and is no longer outstanding. In total, we incurred $3.4 million in fees related to the litigation. We incurred no such expense in the years ended December 31, 2014 and 2013.

Environmental Matters

It is our policy not to purchase any property unless and until we obtain an environment assessment, which consists of, at a minimum, a Phase I review, and generally are satisfied with the environmental condition of the property, as determined by our management. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Acquisition Contingent Consideration

ELRM Transaction

We incurred certain contingent consideration in connection with the ELRM Transaction during the first quarter of 2013. In consideration for the contribution to our operating partnership of ELRH’s economic rights to earn property management fees for managing certain real estate assets of Timbercreek, our operating partnership agreed to issue up to $10 million in restricted OP units to ELRH. Additionally, ELRH and certain of its affiliates had the opportunity to earn additional consideration in the form of restricted OP units and a promissory note through a contingent consideration arrangement, which is based on two events: (i) projected fees that we would earn in connection with new property management agreements for properties that may be acquired by ELRH and certain of its affiliates and (ii) funds raised at certain target dates to acquire properties in the Timbercreek Fund. As of December 31, 2014, all potential earnout opportunities available to the ELRM Parties or otherwise pursuant to the ELRM Transaction have been satisfied.

Our contingent consideration liability would change based on achieving the contingencies and the quarterly fair valuation. We recorded an estimated fair value of $6.7 million for this contingent consideration on March 14, 2013, which was recorded in acquisition contingent consideration in our consolidated balance sheets. We achieved contingencies of $2 million and $200,000 for the years ended December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, we determined that the fair value of the acquisition contingent consideration was $0 and $4 million, respectively. We had a decrease of $3.8 million and $715,000, respectively, for the years ended December 31, 2014 and 2013 which is recorded in change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our consolidated statements of comprehensive

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operations. For the year ended December 31, 2012, we did not record a change in fair value of the contingent consideration since the transaction did not occur until 2013. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

Landmark at Andros Isles

On August 3, 2012, we and our operating partnership entered the Recapitalization Transaction to acquire the Contributed Properties. In connection with the Recapitalization Transaction, our operating partnership entered into a definitive agreement for the acquisition of a 360-unit multifamily apartment community known as the Andros Isles property, or the Andros Property, in exchange for aggregate consideration valued at approximately $45 million and acquisition contingent consideration not to exceed $4 million. On June 4, 2014, we completed the acquisition of the Andros Property which included consideration of $10.3 million in OP units, $5.2 million in net cash, $29.5 million of assumed mortgage loan payable, and the estimated fair value of acquisition contingent consideration of $2.7 million. The acquisition contingent consideration is based on a calculation of future net operating income (which includes the payment of principal and interest on the mortgage loan payable as defined in the definitive agreements) over the four-year period subsequent to the acquisition, with a total payout not to exceed $4 million. As of December 31, 2014, the estimated fair value of the acquisition contingent consideration was $2.9 million with an increase in fair value of $200,000. The change in fair value is recorded to change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration on our consolidated statements of comprehensive operations. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis and Note 14, Business Combinations—2014 Property Acquisitions, for further discussion of our 2014 acquisitions.

Support Payment Agreement

On December 20, 2013, the company entered into a support payment agreement with Elco Landmark Residential Holdings II LLC, or ELRH II, an entity affiliated with Mr. Salkind, a member of our board, and Mr. Lubeck, our former executive chairman. The agreement provides a price support mechanism with respect to the aggregate 1,226,994 shares of common stock the company issued to ELRH II in connection with (i) the acquisition of the Class A Units in Timbercreek Holding and (ii) the pay down of $5 million of the $10 million note payable to ELRH II arising from the ELRM Transaction. Upon the completion of a public offering and upon the Company’s capital stock listing on the New York Stock Exchange or The Nasdaq Stock Market, or the IPO, the shares will no longer be subject to transfer restrictions and forfeiture provisions. If the shares are no longer restricted due to the occurrence of an IPO, ELRH II is obligated, for a period of ten business days, to use commercially reasonable efforts to sell the shares at a price above $8.15 per share. Otherwise, ELRH II may request that the company either (i) issue additional shares of common stock of the company in the amount that is equal to the difference between $8.15 per share and the actual gross selling price received by ELRH II upon the sale of the shares or (ii) repurchase the shares for $8.15 per share in cash. In the event an IPO does not take place before March 14, 2018, the company is obligated to repurchase the shares for $8.15 per share in cash.

10.	Related Party Transactions

The transactions listed below cannot be construed to be at arm’s length and the results of our operations may be different than if such transactions were conducted with non-related parties.

Advisory Agreement with Former Advisor

From February 2011 until August 3, 2012, we were externally advised by ROC REIT Advisors, LLC, or our Former Advisor, pursuant to an advisory agreement. Our Former Advisor was affiliated with us in that two of our

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executive officers, Stanley J. Olander, Jr. and Gustav G. Remppies, together owned a majority interest in our Former Advisor. The advisory agreement was terminated on August 3, 2012 in connection with our Recapitalization Transaction and no advisory fees have been paid since then.

As compensation for services rendered in connection with the management of our assets, we paid a monthly asset management fee to our Former Advisor equal to one-twelfth of 0.30% of our average invested assets as of the last day of the immediately preceding quarter. The asset management fee was payable monthly in arrears in cash equal to 0.25% of our average invested assets and in shares of our common stock equal to 0.05% of our average invested assets. For the year ended December 31, 2012, we incurred $678,000 in asset management fees to our Former Advisor, which is included in general, administrative and other expense in our accompanying consolidated statements of comprehensive operations. Included in asset management fees to our Former Advisor are 13,992 shares of common stock valued at $9.00 per share, or $126,000, that were issued to our Former Advisor for its services for the year ended December 31, 2012. The advisory agreement also provided for the payment of certain subordinated performance fees upon the termination of the advisory agreement. For each of the years ended December 31, 2014, 2013 and 2012, we did not incur or pay any such fees.

In addition to the compensation paid to our Former Advisor pursuant to the advisory agreement, we paid directly or reimbursed our Former Advisor for all the expenses our Former Advisor paid or incurred in connection with the services provided to us. We reimbursed our Former Advisor $143,000 in operating expenses for the year ended December 31, 2012, respectively. Due to the termination of the advisory agreement on August 3, 2012, we do not expect to incur these expenses in the future.

ELRM and Management Support Services Agreement

In connection with the acquisition of the Contributed Properties, our Property Manager entered into a management support services agreement with ELRM, who was the property manager of the properties at that time. During the period from January 1, 2013 to March 14, 2013, 32 of our 34 properties we owned had management support services or other accounting services performed by ELRM. During 2012, ELRM performed management support services or other accounting services for 29 of our 31 properties. Pursuant to the management support services agreement, ELRM was entitled to receive a fee equal to 3.00% of the gross receipts for each Contributed Property. ELRM also received a fee equal to 2.00% of the gross receipts for our other properties. The management support services agreement and the additional accounting services provided by ELRM were terminated in connection with the closing of the ELRM Transaction on March 14, 2013; accordingly, we no longer pay the management support services and accounting fees to ELRM. See Note 14, Business Combinations—ELRM Transaction, for more information on the acquisition of the property management business of ELRM. We incurred approximately $418,000 in both management support services fees and accounting services performed by ELRM for each of the years ended December 31, 2013 and 2012, which are included in general, administrative and other expense in the consolidated statements of comprehensive operations. We incurred no such expense for the year ended December 31, 2014. Joseph G. Lubeck, our former executive chairman, and Mr. Salkind, one of our directors, directly or indirectly, owned an interest in ELRM. See Note 18, Subsequent Events for further discussion of executive officer resignations.

At the time the management support services agreement was negotiated Messrs. Lubeck and Salkind were not related parties, however, we consider these arrangements to be a related party transaction due to the length of time these services were provided to us by ELRM and the consideration we paid ELRM for such services.

ELRH pays to us the direct costs of certain employees that perform services on their behalf. For the years ended December 31, 2014 and 2013, we were reimbursed $848,000 and $644,000, respectively, by ELRH. As of December 31, 2014, we no longer had certain employees performing services on the behalf of ELRH, therefore, this reimbursement arrangement ended as of such date.

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Lease for Offices

In connection with our acquisition of the property management business of ELRM, we, through our operating partnership, entered into a lease agreement with Marlu Associates, Ltd., a Florida limited partnership, as the landlord, for office space located in Jupiter, Florida. Marlu Associates, Ltd. was an affiliated entity with Mr. Lubeck. The lease has a monthly rental payment of $2,833. On January 21, 2015, the lease agreement between Marlu Associates, Ltd. and our operating partnership was terminated. We made our last lease payment related to this agreement in January 2015 without penalty.

Timbercreek U.S. Multi-Residential Opportunity Fund #1

As part of the ELRM Transaction, we acquired the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. Also, during the period from the closing date of the ELRM Transaction and ending on the date that is 18 months thereafter, we had a commitment to purchase 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5 million. On December 20, 2013, we purchased the 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5 million, consisting of the issuance of 613,497 shares of our common stock, thereby becoming a limited partner in Timbercreek Holding. Timbercreek Holding is a limited partner in the Timbercreek Fund. Mr. Lubeck and our former chief investment officer, Elizabeth Truong, previously served on the Investment Committee of the Timbercreek Fund prior to their resignations therefrom on January 21, 2015. Mr. Stanley J. Olander and Mr. Gustav Remppies were appointed as replacements and are now serving on the Investment Committee of the Timbercreek Fund. The Timbercreek Fund is fully invested, no longer raising capital and the sole purpose of their investment committee is to make capital decisions at the properties and to oversee future disposition of assets. See Note 18, Subsequent Events for further discussion of executive officer resignations.

OP Units Issued in Connection with Acquisitions

As of December 31, 2014, we had issued 33,036,180 OP units with an aggregate value of $269.2 million. Such OP units were issued, directly or indirectly, to entities affiliated with Mr. Lubeck, Ms. Truong, and Messrs. Salkind and Kobel, two of our directors, in connection with the acquisition of various properties and the ELRM Transaction. Subsequent to December 31, 2014, after the resignation of Mr. Lubeck and Ms. Truong, we had 12,688,988 OP units with an aggregate value of $103.4 million outstanding to the remaining related parties. See Note 18, Subsequent Events for further discussion of executive officer resignations.

Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses and Indemnification of Future Amounts

On August 28, 2012, pursuant to an Interest Contribution Agreement among us, our operating partnership, ELRM and certain persons and entities identified as the contributors in such agreement, we acquired 100% of the interests in Daytona Seabreeze, LLC, a Delaware limited liability company, or Daytona Seabreeze, which owns a multi-family apartment community known as Overlook at Daytona.

An action, or the Action, was brought by CJK Daytona Seabreeze, LLC against, among others, Mr. Lubeck, our operating partnership, Daytona Seabreeze and Seabreeze Daytona Marina, LLC, or Daytona Marina. We collectively refer to Daytona Marina, our operating partnership and Daytona Seabreeze as the Indemnified Parties. In connection with the Action, on October 16, 2014, the Indemnified Parties entered into an Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses, Future Attorneys’ Fees, Costs and Expenses and Indemnification, or the Agreement, with Mr. Lubeck and SFLP Diplomatic, LLC, which we refer

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to collectively as the Indemnifying Persons. Pursuant to the Agreement, the Indemnifying Persons have agreed to indemnify the Indemnified Parties and certain other related persons and entities against any losses incurred in connection with the Action, including but not limited to attorneys’ fees, costs and any amounts paid in settlement of the Action. The Indemnifying Persons also have reimbursed the Indemnified Parties and certain other related persons and entities for past attorneys’ fees and have agreed to pay future attorneys’ fees incurred in connection with the Action.

Other

As of December 31, 2014 and 2013, we had $1.6 million and $2.5 million outstanding, respectively, which were recorded in other receivables due from affiliates in our consolidated balance sheets. The amounts outstanding represented amounts due from our managed properties owned by affiliated third parties as part of the normal operations of our Property Manager, which primarily consisted of management fee receivables and payroll reimbursement receivables.

As of December 31, 2014 and 2013, we had $117,000 and $915,000, respectively, which were recorded in other payables due to affiliates in our consolidated balance sheets. The amounts outstanding represented amounts due to ELRH in connection with the ELRM Transaction and payables due to our managed properties owned by affiliated third parties as part of the normal operations of our Property Manager.

11.	Equity

Preferred Stock

Our charter authorizes us to issue 50,000,000 shares of our preferred stock, par value $0.01 per share. As of December 31, 2014 and 2013, we had issued and outstanding 20,976,300 shares of Series D Preferred Stock. Additionally, as of December 31, 2014, we had issued and outstanding 7,400,000 shares of Series E Preferred Stock. See Note 8, Preferred Stock and Warrants to Purchase Common Stock.

Common Stock

Our charter authorizes us to issue up to 300,000,000 shares of our common stock. As of December 31, 2014 and 2013, we had 25,628,526 and 25,182,988 shares, respectively, of our common stock issued and outstanding.

The following are the equity transactions with respect to our common stock during the year ended December 31, 2014:

•	246,300 shares of common stock were issued pursuant to the DRIP.

•	200,038 shares of restricted common stock were issued to certain of our independent directors pursuant to the terms and conditions of the 2006 Award Plan.

•	800 shares of restricted common stock were forfeited by an independent director upon his resignation from our board of directors.

Our distributions are subject to approval by our board of directors. Our common stock distributions for the years ended December 31, 2014, 2013 and 2012 totaled $0.30 per share for each period.

We report earnings (loss) per share pursuant to ASC Topic 260, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) attributable to common shares for the period by the weighted average number of common shares outstanding during the period

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

using the two class method. Diluted earnings (loss) per share is calculated by dividing the net income (loss) attributable to common shares for the period by the weighted average number of common and dilutive securities outstanding during the period using the two-class method. Nonvested shares of our restricted common stock give rise to potentially dilutive shares of our common stock. As of December 31, 2014, 2013 and 2012, there were 192,316, 7,400 and 5,400 shares, respectively, of nonvested shares of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. The long-term investment plan units, or LTIP Units, could potentially dilute the basis earnings per share in future periods but were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented. Further, the warrants were not included in the computation of diluted earnings per share and also would have been anti-dilutive for the periods presented.

Distribution Reinvestment Plan

In the first quarter of 2011, our board of directors adopted the DRIP. The DRIP provides a way to increase stockholders’ investment in our company by reinvesting distributions to purchase additional shares of our common stock. The DRIP offers up to 10,000,000 shares of our common stock for reinvestment. Distributions are reinvested in shares of our common stock at a price equal to the most recently disclosed per share value, as determined by our board of directors.

Since August 2012, we have done a series of acquisitions and issued common stock or common stock equivalents, or equivalents, at $8.15 per share. This price was determined to be a fair value based on negotiated transactions with advice from professionals. Accordingly, $8.15 is the per share price used for the issuance of shares pursuant to the DRIP until such time as our board of directors provides a new estimate of share value. For the years ended December 31, 2014, 2013 and 2012, $2 million, $1.9 million and $2 million, respectively, in distributions were reinvested, and 246,300, 228,316 and 219,046 shares of our common stock, respectively, were issued pursuant to the DRIP.

OP Units

As of December 31, 2014 and 2013, we had issued 41,446,746 and 33,450,957 OP units to our non-controlling interest holders, respectively, for consideration of $337.8 million and $272.6 million, respectively, in relation to the acquisition of properties and the ELRM Transaction. The OP units issued as part of the ELRM Transaction are restricted and will vest in equal amounts over a period of five years, subject to certain accelerated vesting and cancellation provisions. See Note 12, Non-Controlling Interest, for additional information on our OP units.

LTIP Units

As of December 31, 2014 and, 2013, we had issued 647,908 and 720,322 LTIP Units under the 2012 Award Plan (as defined below), respectively, to certain of our executive officers as incentive compensation. In December 2014, certain of the company’s former executive officers forfeited a total of 170,695 unvested LTIP units in conjunction with their resignations. The forfeiture was recorded effective December 31, 2014 in accordance with ASC Topic 718. See Note 18, Subsequent Events, for discussion on the departure of the executive officers. For the years ended December 31, 2014, 2013 and 2012, we recognized compensation expense of $975,000, $1.3 million and $3 million, respectively, related to the LTIP issued and outstanding.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2006 Incentive Award Plan

We adopted our 2006 Award Plan pursuant to which our board of directors or a committee of our independent directors may make grants of options, restricted common stock awards, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock or equivalents that may be issued pursuant to our 2006 Award Plan, together with the number of shares of common stock or equivalents issued under the 2012 Award Plan (as defined below), is an aggregate total of 2,000,000, subject to adjustment under specified circumstances.

Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of restricted common stock have full voting rights and rights to dividends. For the years ended December 31, 2014, 2013 and 2012, we recognized compensation expense of $368,000, $31,000 and $50,000, respectively, related to the restricted common stock grants ultimately expected to vest, which has been reduced for estimated forfeitures. ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock compensation expense is included in general, administrative and other in our accompanying consolidated statements of comprehensive operations.

As of December 31, 2014 and 2013, there was $1.3 million and $54,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to the nonvested shares of our restricted common stock. As of December 31, 2014, this expense is expected to be recognized over a remaining weighted average period of 3.32 years.

As of December 31, 2014 and 2013, the fair value of the nonvested shares of our restricted common stock was $1.6 million and $60,310, respectively, based upon $8.15 at grant date. A summary of the status of the nonvested shares of our restricted common stock as of December 31, 2014 and 2013, and the changes for the years ended December 31, 2014 and 2013, is presented below:

	Restricted Common Stock	Weighted Average Grant Date Fair Value
Balance—December 31, 2012	5,400	$10.00
Granted	5,000	$8.15
Vested	(3,000)	$8.15

Balance—December 31, 2013	7,400	$9.00
Granted	200,038	$8.15
Vested	(14,322)	$8.15
Forfeited	(800)	$8.15

Balance—December 31, 2014	192,316	$8.18

2012 Other Equity-Based Award Plan

During 2012, our board of directors adopted our 2012 Award Plan, which is intended to assist our company and its affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the company and its affiliates and to associate their interests with those of the company and its stockholders. The 2012 Award Plan is also intended to complement the purposes and objectives of the 2006 Award Plan through the grant of “other equity-based

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

awards” under the 2012 Award Plan. Pursuant to the 2012 Award Plan, our board of directors or the compensation committee of our board of directors may make grants of other equity-based awards to our independent directors, employees and certain consultants. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and the terms and conditions of such other equity-based awards are determined by our board of directors or the compensation committee of our board of directors, as applicable. The maximum aggregate number of shares of our common stock or equivalents that may be issued under the 2012 Award Plan, together with the number of shares of common stock or equivalents issued under the 2006 Award Plan, is an aggregate total of 2,000,000 shares.

401(k) Savings Plan

We have a 401(k) savings plan, which is a voluntary defined contribution plan. Under the savings plan, every employee is eligible to participate, beginning on the date the employee has completed two months of continuous service with us. Each participant may make contributions to the savings plan by means of a pre-tax salary deferral, which may not be less than 1% or more than 85% of the participant’s compensation, subject to limitations under the federal tax code on the annual amount of salary deferrals which may be made by any participant. The company may make discretionary matching contributions on the participant’s behalf up to a predetermined limit, which was 40% of salary deferrals for the first 5% of eligible compensation. The matching contribution made for the year ended December 31, 2014, was $140,000. The matching contribution for the years ended December 31, 2013 and 2012 were insignificant to the company. A participant’s salary deferral and the company’s matched portion is 100% vested and nonforfeitable. Administrative expenses under the savings plan were paid by us and were not significant for all periods presented.

12.	Non-Controlling Interests

Redeemable Non-Controlling Interests in Operating Partnership

Redeemable non-controlling interests in operating partnership represent the limited partnership interests in our operating partnership held by third party entities. The OP units have the rights and preferences as set forth in our partnership agreement, as amended, and may, following a 12-month holding period, become redeemable at the option of the holder, at which time we have the discretion to exchange the OP units for either (i) shares of our common stock on a one-for-one basis or (ii) a cash amount equal to the product of (A) the number of redeemed OP units, multiplied by (B) the “cash amount” (as defined in our partnership agreement). However, if our common stock has not become listed or admitted to trading on any national securities exchange at the time of redemption and we elect to redeem the OP units for cash rather than unrestricted common stock, the cash redemption amount will be $8.15 per redeemed OP unit. These non-controlling interests are recorded as equity in our consolidated balance sheet due to our ability at our sole discretion to redeem OP units for unregistered shares.

As of December 31, 2014, and 2013, we had issued 41,446,746 and 33,450,957 OP units, respectively, for a total consideration of $337.8 million and $272.6 million, respectively, in relation to the acquisition of properties and the ELRM Transaction. If the OP units were to be redeemed, the total redemption value would have been $337.8 million as of December 31, 2014. The following are the equity transactions for our OP units during the year ended December 31, 2014:

29,968 OP units were issued pursuant to reinvestment of the distributions.

1,252,245 OP units were issued as partial consideration for the acquisition of Landmark at Chesterfield, Landmark at Coventry Pointe, Landmark at Grand Oasis, and Landmark at Rosewood.

3,425,900 OP units were issued as partial consideration for the acquisition of Lake Village East, Lake Village North, Lake Village West, and Landmark at Laurel Heights.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

894,183 OP units were issued as partial consideration for the acquisition of Landmark at Bella Vista.

1,116,976 OP units were issued as partial consideration for the acquisition of Landmark at Maple Glen.

1,263,725 OP units were issued as partial consideration for the acquisition of Landmark at Andros Isles.

31,087 restricted OP units were issued in connection with the partial settlement of the acquisition contingent consideration related to the ELRM Transaction.

58,965 OP units related to the ELRM Transaction consideration were forfeited and cancelled. See Note 14, Business Combinations—ELRM Transaction, for further discussion.

40,670 restricted OP units were issued in connection with the final settlement of the acquisition contingent consideration related to the ELRM Transaction.

For the years ended December 31, 2014 and 2013, distributions paid on these OP units were in the amount of $12.1 million and $7.6 million, respectively. For the years ended December 31, 2014 and 2013, $244,200 and $300,000, respectively, in distributions were reinvested and 29,968 and 35,738, respectively, OP units were issued.

As of December 31, 2014 and 2013, we owned approximately 37.8% and 42.4% of the general partnership interest in our operating partnership, respectively, and the limited partners owned approximately 62.2% and 57.6%, respectively, of the limited partnership interests in our operating partnership.

Non-Controlling Interest Partners

Non-controlling interest partners represents interests of our joint venture partners in six and one consolidated properties, respectively, as of December 31, 2014 and 2013 and is presented as part of equity in our consolidated balance sheets. We consolidate an entity in which we own less than 100% but for which we hold the controlling financial interest. In addition, we consolidate any joint venture or partnership in which we are the general partner or managing member and the third party does not have the ability to participate substantially in the decision-making process or remove us as general partner or managing member, as the case may be, without cause.

As of December 31, 2014 and 2013, the amount of non-controlling interest of our partners was $26.7 million and $3.9 million, respectively. During the years ended December 31, 2014 and 2013, we had net loss attributable to non-controlling interest partners of was $985,000 and $1 million, respectively.

13.	Fair Value of Derivatives and Financial Instruments

ASC Topic 825, Financial Instruments, requires disclosure of the fair value of financial instruments, whether or not recognized on the face of the balance sheet. Fair value is defined under ASC Topic 820, Fair Value Measurements and Disclosures.

Interest Rate Caps and Interest Rate Swaps

We consider the carrying values of cash and cash equivalents, accounts receivable, other receivables due from affiliates, restricted cash, real estate and escrow deposits, accounts payable and accrued liabilities, and other payables due to affiliates to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We manage our interest rate risk through the use of derivative financial instruments. We do not enter into derivative transactions for trading or other speculative purposes. The interest rate derivatives that we primarily use are interest rate caps and interest rate swaps. We enter into these interest rate derivative transactions to reduce our exposure to fluctuations in interest rates on future debt issuances. We assess the effectiveness of qualifying cash flow hedges both at inception and on an on-going basis. The fair values of the hedging derivatives and non-designated derivatives that are in an asset position are recorded in other assets, net on the accompanying consolidated balance sheets. The fair value of derivatives that are in a liability position are included in security deposits, prepaid rent and other liabilities on the accompanying consolidated balance sheets.

As of December 31, 2014, we had entered into four interest rate cap agreements. An interest rate cap involves the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. The fair value of our rate cap agreement is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rate rises above the strike rate of the cap and is a Level 2 fair value calculation. These derivatives are not intended by us to be a hedge instrument, and the change in fair value is recorded to interest expense in the consolidated statements of comprehensive operations. For the years ended December 31, 2014, 2013 and 2012, the change in fair value resulted in an increase to interest expense of $384,000, $142,000, and $55,000, respectively.

As of December 31, 2014, we had entered into three interest rate swap agreements pursuant to which we have agreed to pay a fixed rate of interest in exchange for a floating rate of interest at a future date and have designated two of these as hedging derivatives and one as a non-designated hedge. The fair value of our swap agreements is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rate rises above or below the strike rate of the future floating rate and is a Level 2 fair value calculation.

For the two interest rate swaps that we have determined qualify as effective cash flow hedges, we have recorded the effective portion of cumulative changes in the fair value of the hedging derivatives in accumulated other comprehensive operations in the consolidated statements of equity. Amounts recorded in accumulated other comprehensive operations will be reclassified into earnings in the periods in which earnings are affected by the hedged cash flow. To adjust the hedging derivatives in qualifying cash flow hedges to their fair value and recognize the impact of hedge accounting, we recorded $(825,000), $(40,000) and $(310,000) in other comprehensive loss for the years ended December 31, 2014, 2013, and 2012, respectively. The one interest rate swap is not intended by us to be a hedge instrument and the change in fair value is recorded to interest expense in the consolidated statements of comprehensive operations. For the year ended December 31, 2014, the change in fair value was an increase to interest expense of $244,000. For the years ended December 31, 2013 and 2012, we did not record a change in fair value.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes our derivative arrangements and the consolidated hedging derivatives at December 31, 2014 and 2013, (in thousands, except interest rates):

	December 31, 2014			December 31, 2013
	Non- designated Hedges		Cash Flow Hedges	Non-designated Hedges	Cash Flow Hedges
	Interest Rate Caps	Interest Rate Swaps	Interest Rate Swaps	Interest Rate Caps	Interest Rate Swaps
Notional balance	$77,585	$58,815	$32,100	$102,065	$32,100
Weighted average interest rate(1)	2.69%	1.54%	2.18%	2.81%	2.38%
Weighted average capped interest rate	4.13%	N/A	N/A	3.68%	N/A
Earliest maturity date	Jul-17	Sep-16	Jul-20	Mar-15	Jul-20
Latest maturity date	Jul-18	Sep-16	Aug-20	Jul-18	Aug-20
Estimated fair value, asset/(liability)	$94	$(1,112)	$(1,175)	$478	$(350)

(1)	For interest rate caps, this represents the weighted average interest rate on the debt.

Financial Instruments Measured/Disclosed at Fair Value on a Recurring Basis

The table below presents our liabilities measured/disclosed at fair value on a recurring basis as of December 31, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Estimate at December 31, 2014	Carrying Value at December 31, 2014
Liabilities
Mortgage loan payables, net(1)	$—	$1,061,988	$—	$1,061,988	$1,021,683
Unsecured notes payable to affiliates(2)	—	—	6,116	6,116	6,116
Secured Credit Facility(1)	—	159,207	—	159,207	159,176
Line of credit(1)	—	3,903	—	3,903	3,902
Acquisition contingent consideration- Andros Isles(3)	—	—	2,900	2,900	2,900
Warrants(4)	—	—	663	663	663
Series E preferred stock derivative(5)	—	—	1,400	1,400	1,400

Total liabilities at fair value	$—	$1,225,098	$11,079	$1,236,177	$1,195,840

(1)	The fair value is estimated using borrowing rates available to us for debt instruments with similar terms and maturities.
(2)	The fair value is not determinable due to the related party nature of the unsecured notes payable to affiliates, other than the Legacy Unsecured Note. The fair value of the Legacy Unsecured Note is based on a benchmark index from the limited partnership unit distributions dividend rate; therefore, we consider the fair value of the Legacy Unsecured Note to be equal to the carrying value.
(3)	The fair value is based on management’s inputs and assumptions related primarily to certain net operating income over a four-year period for Landmark at Andros Isles.
(4)	The fair value of the warrants is estimated using the Monte-Carlo Simulation.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5)	The fair value of the Series E Preferred Stock derivative, which relates to the mandatory redemption of 50% of the Series E Preferred Stock outstanding as of the date of a triggering event as described in the Series E Preferred Stock agreements for a premium, is determined using a modeling technique based on significant unobservable inputs calculated using a probability-weighted approach. Significant inputs include the expected timing of a triggering event, the expected timing of additional issuances of Series E Preferred Stock, and the discount rate.

The table below presents our liabilities measured/disclosed at fair value on a recurring basis as of December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Estimate at December 31, 2013	Carrying Value at December 31, 2013
Liabilities
Mortgage loan payables, net(1)	$—	$858,658	$—	$858,658	$838,434
Unsecured notes payable to affiliates(2)	—	—	5,784	5,784	5,784
Credit Facility(1)	—	145,247	—	145,247	145,200
Acquisition contingent consideration-ELRM Transaction(3)	—	—	4,030	4,030	4,030
Warrants(4)	—	—	1,789	1,789	1,789
Series D preferred stock derivative(5)	—	—	11,100	11,100	11,100

Liabilities at fair value	$—	$1,003,905	$22,703	$1,026,608	$1,006,337

(1)	The fair value is estimated using borrowing rates available to us for debt instruments with similar terms and maturities.
(2)	The fair value of the Legacy Unsecured Note is based on a benchmark index from the limited partnership unit distributions dividend rate; therefore, we consider the fair value of the Legacy Unsecured Note to be equal to the carrying value.
(3)	The fair value is based on management’s inputs and assumptions relating primarily to the expected cash flows, and the timing of such cash flows, from the economic rights we acquired in connection with the ELRM Transaction that enables us to earn property management fees and subordinated participation distributions with respect to certain real estate assets. During the second quarter of 2014, management determined that the targeted cash flows would not be raised by a certain date which resulted in a complete write off of the acquisition contingent consideration.
(4)	The fair value of the warrants is estimated using the Monte-Carlo Simulation.
(5)	The fair value of the Series D Preferred Stock derivative, which relates to the mandatory redemption of 50% of the Series D Preferred Stock outstanding as of the date of a triggering event as defined in the Series D Preferred Stock agreement for a premium, is determined using a modeling technique based on significant unobservable inputs calculated using a probability-weighted approach. Significant inputs include the expected timing of a triggering event, the expected timing of additional issuances of Series D Preferred Stock, and the discount rate.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below provides a reconciliation of the fair values of acquisition contingent consideration, warrant liability, Series D Preferred Stock derivative and Series E Preferred Stock derivative measured on a recurring basis for which the company has designated as Level 3 (in thousands):

	Acquisition Contingent Consideration —ELRM Transaction	Acquisition Contingent Consideration —AndrosIsle	Warrants	Series D Preferred Stock Derivative	Series E Preferred Stock Derivative	Total
Balance at December 31, 2013	$4,030	$—	$1,789	$11,100	$—	$16,919
Additions		2,700	—	—	6,000	8,700
Change due to liability realized	(276)	—	—	—	—	(276)
Changes in fair value(1)	(3,754)	200	(1,126)	(11,100)	(4,600)	(20,380)

Balance at December 31, 2014	$—	$2,900	$663	$—	$1,400	$4,963

(1)	Reflected in change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration on the consolidated statements of comprehensive operations for the year ended December 31, 2014.

There were no transfers between Level 1, Level 2 and Level 3 of the fair value hierarchy during the year ended December 31, 2014.

14.	Business Combinations

2014 Property Acquisitions

For the year ended December 31, 2014, we completed the acquisition of 14 consolidated properties, including five properties held through consolidated joint ventures, adding a total of 5,099 apartment units to our property portfolio. The aggregate purchase price was approximately $406.8 million, plus closing costs and acquisition fees of $2.2 million, which are included in acquisition-related expenses in our accompanying consolidated statements of comprehensive operations. See Note 3, Real Estate Investments—Real Estate Acquisitions, for a listing of the properties acquired and the dates of the acquisitions.

Results of operations for the property acquisitions are reflected in our consolidated statements of comprehensive operations for the year ended December 31, 2014 for the period subsequent to the acquisition dates. For the period from the acquisition dates through December 31, 2014, we recognized $43.1 million in revenues and $9.1 million in net loss for the newly-acquired properties.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the fair value of the assets acquired and liabilities assumed at the time of acquisition (dollars in thousands):

December 31, 2014
Land	$65,919
Land improvements	23,095
Building and improvements	299,676
Furniture, fixtures and equipment	7,139
In-place leases	12,459
(Above)/below market leases	(1,254)
Fair market value of assumed debt	(181,118)
Acquisition contingent consideration	(2,700)
Other assets/liabilities, net	(873)

Total	222,343
Equity/limited partnership unit consideration	(91,473)

Net cash consideration	$130,870

In accordance with ASC Topic 805, Business Combinations, or ASC Topic 805, we allocated the purchase price of the 14 properties to the fair value of assets acquired and liabilities assumed, including allocating to the intangibles associated with the in-place leases, above/below market leases and assumed debt. Certain allocations, including the initial estimate of the fair value of acquisition contingent consideration, as of December 31, 2014 are subject to change based on finalization of the value of consideration paid and information to be received related to one or more events at the time of purchase, which confirm the value of an asset acquired or a liability assumed in an acquisition of a property.

2013 Property Acquisitions

For the year ended December 31, 2013, we completed the acquisition of 38 consolidated properties and one undeveloped parcel of land, including one property held through a consolidated joint venture, adding a total of 11,273 apartment units to our property portfolio. The aggregate purchase price was approximately $805.1 million, plus closing costs and acquisition fees of $12.2 million, which are included in acquisition-related expenses in our accompanying consolidated statements of comprehensive operations.

Results of operations for the property acquisitions are reflected in our consolidated statements of comprehensive operations for the year ended December 31, 2013 for the period subsequent to the acquisition dates. For the period from the acquisition dates through December 31, 2013, we recognized $46.3 million in revenues and $31.8 million in net loss for the newly-acquired properties.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the fair value of the assets acquired and liabilities assumed at the time of acquisition (in thousands):

December 31, 2013
Land	$127,657
Land improvements	61,317
Building and improvements	562,009
Furniture, fixtures and equipment	13,799
In-place leases	45,879
(Above)/below market leases	(3,375)
Fair market value of assumed debt	(321,438)
Other assets/liabilities, net	(12,943)

Total	472,905
Equity/limited partnership unit consideration	(104,450)

Net cash consideration	$368,455

In accordance with ASC Topic 805, we allocated the purchase price of the 38 properties and one undeveloped parcel of land to the fair value of assets acquired and liabilities assumed, including allocating to the intangibles associated with the in-place leases, above/below market leases and assumed debt. The purchase price accounting is final with no adjustments since December 31, 2013.

2012 Property Acquisitions

For the year ended December 31, 2012, we completed the acquisition of 16 consolidated properties and one undeveloped parcel of land, adding a total of 5,048 apartment units to our property portfolio. The aggregate purchase price was $432.8 million, plus closing costs and acquisition fees of $1 million, which are included in acquisition-related expenses in our accompanying consolidated statements of comprehensive operations.

Results of operations for the property acquisitions are reflected in our consolidated statements of comprehensive operations for the year ended December 31, 2012 for the period subsequent to the acquisition dates. For the period from the acquisition dates through December 31, 2012, we recognized $10.6 million in revenues and $4.1 million in net loss for the newly-acquired properties.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the time of acquisition (in thousands):

December 31, 2012
Land	$57,412
Land improvements	36,976
Building and improvements	300,736
Furniture, fixtures and equipment	5,082
In-place leases	9,673
Fair market value of assumed debt	(192,684)
Other assets/liabilities, net	(712)

Total	216,483
Equity/limited partnership unit consideration	(154,409)

Net cash consideration	$62,074

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In accordance with ASC Topic 805, we allocated the purchase price of the 16 properties and one undeveloped parcel of land to the fair value of assets acquired and liabilities assumed, including allocating to the intangibles associated with the in-place leases and assumed debt. The purchase price accounting is final with no adjustments since December 31, 2012.

ELRM Transaction

In connection with the ELRM Transaction, we acquired certain assets of the property management business of ELRH and certain of its affiliates on March 14, 2013. Results of operations for the property management business are reflected in our consolidated statements of comprehensive operations for the period subsequent to the acquisition date through December 31, 2013. For the period from March 14, 2013 through December 31, 2013, we recognized $4 million in revenues and $53,000 in consolidated net loss before income tax benefit, and transaction related costs of approximately $175,000 were recorded as a component of acquisition-related expenses.

The purchase price allocation for the ELRM Transaction is final. Our purchase price allocation related to the ELRM Transaction is as follows (in thousands):

Property Management Business
Assets:
Furniture, fixtures and equipment	$81
Other assets, net	631
Identified intangible assets, net(1)(3)	21,070
Goodwill(2)(3)(4)	9,198

Total purchase price	30,980
Accounts payable and accrued liabilities	(196)
Unsecured notes payable to affiliate	(10,000)
OP units	(9,839)
Acquisition contingent consideration	(6,734)
Deferred tax liability, net	(4,211)

Cash paid	$0

(1)	Included in identified intangible assets, net on the consolidated balance sheets, as of December 31, 2014.
(2)	Included as goodwill on the consolidated balance sheets, as of December 31, 2014. Our annual impairment test date was December 31, 2014 and we determined that our goodwill was impaired by $4.6 million which was primarily due to the reduction of our third party property management business. Goodwill reflects the value of ELRM’s assembled work force and the deferred tax liability.
(3)	In the third quarter of the year ended December 31, 2013, we recorded an increase to goodwill of $3.3 million and a decrease to identified intangible assets of $3.3 million as a measurement period adjustment as we obtained the necessary information to quantify the value of intangible assets acquired during the quarter. During the fourth quarter of the year ended December 31, 2013, we recorded a decrease of $1 million to goodwill and a decrease of $1 million to deferred tax liability, net.
(4)	In the second quarter of 2014, we recorded a decrease to goodwill of $481,000 and a decrease to redeemable non-controlling interests in operating partnerships, which represents a correction of the original purchase price allocation due to an immaterial error. This correction resulted in the forfeiture of 58,965 OP units during the third quarter of 2014 in connection with two property management contracts being terminated in the second quarter of 2013.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro Forma Financial Data (Unaudited)

Assuming the acquisitions of the 14 consolidated properties, 38 consolidated properties and the ELRM Transaction discussed above that were acquired in 2014 and 2013 had occurred on January 1, 2013 and 2012, respectively, pro forma revenues, net loss, net loss attributable to controlling interest and net loss per common share attributable to controlling interest—basic and diluted, would have been as follows for the years ended December 31, 2014 and 2013 (in thousands, except per share data):

	Year Ended December 31,
	2014	2013
Revenues	$267,315	$256,765
Net loss	$(52,565)	$(42,202)
Net loss attributable to controlling interest	$(20,225)	$(20,268)
Net loss per common share attributable to controlling interest—basic and diluted	$(0.80)	$(0.89)

The pro forma results are not necessarily indicative of the operating results that would have been obtained had these transactions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

15.	Income Taxes

We have qualified and elected to be taxed as a REIT under the Code for federal income tax purposes and we intend to continue to be taxed as a REIT. To qualify as a REIT for federal income tax purposes, we must meet certain organizational and operational requirements, including a requirement to pay distributions to our stockholders of at least 90% of our annual taxable income, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on net income that we distribute to our stockholders. We are subject to state and local income taxes in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain of our activities must be conducted by subsidiaries which elect to be treated as a TRS, which is subject to both federal and state income taxes.

Our property manager is organized as a TRS and accordingly is subject to income taxation. The property manager has incurred taxable losses since inception and did not have an income tax provision or benefit prior to December 31, 2013 due to the recording of a full valuation allowance against its deferred tax assets. During the first quarter of 2013, we evaluated the ability to realize our deferred tax asset, which was previously offset by a full valuation allowance. Due to a deferred tax liability resulting from the ELRM Transaction, we determined it is more likely than not that our deferred tax asset will be realized. Accordingly, an income tax benefit of $3.5 million was recognized for the year ended December 31, 2013, which includes a reversal of the prior valuation allowance of $2.7 million.

In the quarter ended June 30, 2014, we determined that it more likely than not that the deferred tax assets will not be realized due to losses incurred by the property manager and recorded a valuation allowance on its deferred tax assets. As of December 31, 2014, the valuation allowance was $1.1 million and at December 31, 2013, there was no valuation allowance necessary. It is expected that any future net deferred tax assets will continue to be offset by a valuation allowance until the property manager becomes consistently profitable. To the extent the property manager generates consistent income, we may reduce the valuation allowance in the period such determination is made.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of deferred tax assets and liabilities are as follows as of December 31, 2014 and 2013 (in thousands).

	December 31, 2014	December 31, 2013
Deferred tax assets:
Goodwill and intangibles	$1,575	$1,730
Acquisition costs	413	444
Net operating loss	2,213	1,340
Other	109	68

Total deferred tax assets	4,310	3,582

Less valuation allowance	(1,093)	—

Net deferred tax asset	$3,217	$3,582

Deferred tax liabilities:
ELRM intangibles	$(2,691)	$(3,587)
Depreciation	(18)	(7)
Prepaids	(472)	(423)
Other	(36)	—

Total deferred tax liabilities	(3,217)	(4,017)

Net deferred tax liability	$—	$(435)

As of December 31, 2014 and 2013, we have recorded a net deferred tax liability of $0 and $435,000, respectively, which is classified in security deposits, prepaid rent and other liabilities in the consolidated balance sheets. Total net operating loss carry forward for federal income tax purposes was approximately $6.1 million as of December 31, 2014. The net operating loss carry forward will expire beginning 2031.

Our tax expense/(benefit) consisted of the following for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	December 31, 2014	December 31, 2013	December 31, 2012
	Amount	Amount	Amount
Loss from continuing operations	$(66,575)	$(82,999)	$(42,254)
Tax effect at statutory rate	(23,301)	(29,050)	(14,789)
REIT and non-controlling interest income	20,230	28,486	12,610
Goodwill impairment	1,751	—	—
Valuation allowance	1,094	(2,728)	2,174
State taxes	389	(242)	—
Other	—	2	5

Total tax expense/(benefit)	$163	$(3,532)	$—

16.	Restructuring and Impairment Charges

In late 2014, our audit committee initiated an investigation into certain operational and financial matters and engaged outside advisors to assist it in connection with the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

audit committee, determined to negotiate and enter into separation agreements with three former executives. In conjunction with this, our board of directors approved a shift in strategic direction of our company subsequent to the determination to enter into separation agreements with our three former executive officers. This shift is geared toward a focus on the long term equity capitalization of the company, an overall corporate expense reduction, and a reduction of our third party property management business. The plan is being accomplished via reassignment of internal operational duties, reduction in staff, elimination of a prior executive office and negotiations with various owners regarding cancellation of various management contracts, changes in personnel, and the elimination of a focus on certain financing activities that were determined to not be in the best long term interests of our shareholders.

During the year ended December 31, 2014, we recorded $8 million in charges directly attributable to these changes, including severance incurred in connection with the separation of three former executive officers and other employees of $1.5 million, a $1.4 million write off of costs related to an offering of debt securities which we decided not to pursue as a result of the change in leadership and $500,000 in legal fees related to the investigation and such employee departures. Also included is a goodwill impairment of $4.6 million that was primarily due to the reduction of our third party property management business. These charges are recorded in “restructuring and impairment charges” in our consolidated statements of comprehensive operations.

Of the $8 million in restructuring and impairment charges that we expensed, $2 million remains in “accounts payable and accrued liabilities” in our consolidated balance sheets at December 31, 2014, which will be paid in full by February 2016.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	Selected Quarterly Financial Data (Unaudited)

Set forth below is the unaudited selected quarterly financial data. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the unaudited selected quarterly financial data when read in conjunction with our consolidated financial statements (in thousands, except share and per share data).

	Quarter Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Revenues	$68,198	$66,195	$65,296	$62,519
Expenses(1)(2)	(60,509)	(53,171)	(48,842)	(70,047)

Loss/(income) from operations	7,689	13,024	16,454	(7,528)
Other expense, net(2)	(24,076)	(25,974)	(20,348)	(25,816)

Net loss from continuing operations before tax	(16,387)	(12,950)	(3,894)	(33,344)
Income tax benefit/(expense)	2	(388)	(220)	443

Loss from continuing operations	(16,385)	(13,338)	(4,114)	(32,901)
Income from discontinued operations	—	—	—	—

Net loss	(16,385)	(13,338)	(4,114)	(32,901)
Less: Net loss attributable to redeemable noncontrolling interests in operating partnership	10,332	8,308	2,665	19,149
Net loss/(income) attributable to non-controlling interest	(328)	(58)	(112)	1,483

Net loss attributable to common stockholders	$(6,381)	$(5,088)	$(1,561)	$(12,269)

Earnings per weighted average common share—basic and diluted:
Loss from continuing operations	$(0.25)	$(0.20)	$(0.06)	$(0.49)
Income from discontinued operations	—	—	—	—

Net loss per common share attributable to common stockholders—basic and diluted	$(0.25)	$(0.20)	$(0.06)	$(0.49)

Weighted average number of common shares outstanding—basic and diluted	25,415,146	25,357,926	25,294,650	25,218,263

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Quarter Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Revenues(3)	$53,020	$44,415	$34,097	$25,457
Expenses(2)(3)	(59,901)	(56,913)	(35,791)	(27,256)

Loss from operations(3)	(6,881)	(12,498)	(1,694)	(1,799)
Other expense, net(2)(3)	(19,740)	(15,840)	(17,281)	(7,266)

Net loss from continuing operations before tax(3)	(26,621)	(28,338)	(18,975)	(9,065)
Income tax benefit/(expense)(3)	454	(41)	286	2,833

Net loss from continuing operations(3)	(26,167)	(28,379)	(18,689)	(6,232)
Income from discontinued operations(3)	15	3,471	218	6,851

Net (loss)/income	(26,152)	(24,908)	(18,471)	619
Less: Net loss/(income) attributable to redeemable non-controlling interests in operating partnership	13,803	12,640	9,137	(295)
Net loss attributable to non-controlling interest	599	422	—	—

Net (loss)/income attributable to common stockholders	$(11,750)	$(11,846)	$(9,334)	$324

Earnings per weighted average common share—basic and diluted:
Loss from continuing operations	$(0.49)	$(0.57)	$(0.43)	$(0.13)
Income from discontinued operations(3)	—	0.07	—	0.15

Net (loss)/income per common share attributable to common stockholders—basic and diluted	$(0.49)	$(0.50)	$(0.43)	$0.02

Weighted average number of common shares outstanding—basic and diluted	24,073,724	23,847,912	21,755,583	21,034,949

(1)	In the quarter ended December 31, 2014, we recorded restructuring and impairment changes in the amount of $8 million.
(2)	In the quarter ended December 31, 2014, we began reporting loss from unconsolidated entities in other expenses, net instead of expenses. Amounts for the quarters ended March 31, June 30 and September 30, 2014 and December 31, 2013, will not equal previously reported results due to the reclassification between other expenses, net and expenses.
(3)	Amounts for the quarters ended March 31 and June 30, 2013, will not equal previously reported results due to reclassification between income from continuing operations and income from discontinued operations.

18.	Subsequent Events

Redemption of Series D Preferred Stock and Series E Preferred Stock

On January 23, 2015, the company used $5.9 million of sale proceeds, from the sale of Richmond on Fairway property during 2014, and redeemed 390,048 shares of the Series D Preferred Stock and 137,600 shares of the Series E Preferred Stock and paid all accrued interest related to those shares to iStar and BREDS. Subsequent to the redemption, 20,586,252 and 7,262,400 shares of the Series D Preferred Stock and Series E Preferred Stock, respectively, were outstanding. See Note 4, Real Estate Disposition Activities, for a discussion of sale of apartment communities and Note 8, Preferred Stock and Warrants to Purchase Common Stock, for a discussion of our preferred shares.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Extension of our Secured Credit Facility and Revolving Line of Credit

The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, the company and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date of the Secured Credit Facility to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to, among other things: (i) extend the maturity date to January 4, 2016, (ii) amend certain covenants including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio, and (iii) waive existing events of default, including the failure to comply with the consolidated funded indebtedness to total asset value ratio for the quarter ended December 31, 2014.

Our revolving line of credit, which was originally scheduled to mature on January 22, 2015, was extended until March 6, 2015 and further extended until March 31, 2015. On March 24, 2015, the revolving line of credit was further amended to, among other things: (i) extend the maturity date to January 4, 2016, (ii) amend certain covenants, including the consolidated funded indebtedness to total asset value ratio and the consolidated fixed charge coverage ratio, and (iii) waive existing events of default. On February 11, 2015, we drew an additional $6 million on our line of credit leaving $100,000 available to be drawn.

Termination of Property Management Agreements

As of February 9, 2015, Mr. Lubeck had notified the company on behalf of the applicable property owners, that the owner would be terminating the property management agreements for 11 of the managed properties as soon as possible, subject to lender approval. The property manager is currently transitioning property management duties accordingly and anticipates that such termination will be effective in the second quarter of 2015.

Sale of Properties

On March 5, 2015, we sold Avondale by the Lakes, a property consisting of 304 units in St. Petersburg, Florida, for $20.2 million. The net proceeds of $6 million will be used to pay down a portion of our Series D Preferred Stock and Series E Preferred stock in the first quarter of 2015.

Departure of Directors or Certain Officers

In late 2014, our audit committee initiated an investigation into certain operational and financial matters and engaged outside advisors to assist it in connection with the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the audit committee, determined to negotiate and enter into separation agreements with three former executives. On December 11, 2014, the company entered into a separation agreement with Mr. James Miller, our company’s former chief operating officer and chief accounting officer. Our board and Mr. Joseph Lubeck, our company’s former executive chairman, and Ms. Elizabeth Truong, our company’s former chief investment officer, decided to separate in late 2014 with financial terms in accordance with their existing employment agreements. On January 22, 2015, the company finalized other non-financial terms of the separation agreements with Mr. Lubeck and Ms. Truong. Our audit committee’s investigation is now complete, and there was no resulting impact on our company’s financial statements. In connection with their departure, we accrued all severance to be paid directly to, or on their behalf, in the consolidated balance sheets as of December 31, 2014, and in restructuring and impairment charges in the consolidated statements of comprehensive operations for the year ended December 31, 2014. See Note 16, Restructuring and Impairment Charges for additional information related to the departure of these employees.

LANDMARK APARTMENT TRUST OF AMERICA, INC.

SCHEDULE III—REAL ESTATE OPERATING PROPERTIES AND ACCUMULATED

DEPRECIATION

(in thousands)

December 31, 2014

		Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Encumbrances	Land	Building, Improvements and Fixtures	Cost Capitalized Subsequent to Acquisition(1)	Land	Building, Improvements and Fixtures	Total (2)(3)	Accumulated Depreciation (2)(4)	Date of Construction	Date Acquired
Towne Crossing Apartments	$13,280	$2,041	$19,079	$682	$2,041	$19,761	$21,802	$(5,678)	2004	8/29/2007
Villas of El Dorado	13,600	1,622	16,741	850	1,622	17,591	19,213	(5,058)	2002	11/2/2007
Bella Ruscello Luxury Apartment Homes	12,434	1,620	15,510	557	1,620	16,067	17,687	(3,080)	2008	3/24/2010
Mission Rock Ridge Apartments	13,393	2,201	17,364	227	2,201	17,591	19,792	(3,169)	2003	9/30/2010
Landmark at Ridgewood Preserve	—	1,289	6,449	142	1,289	6,591	7,880	(710)	1979	10/22/2012
Landmark at Heritage Fields	—	1,683	9,734	204	1,683	9,938	11,621	(984)	1979	10/22/2012
Monterra Pointe	—	1,541	10,225	200	1,541	10,425	11,966	(713)	1984	3/29/2013
Kensington Station	—	1,864	12,946	164	1,864	13,110	14,974	(816)	1983	3/29/2013
Crestmont Reserve	—	2,274	15,928	168	2,274	16,096	18,370	(987)	1989	3/29/2013
Palisades at Bear Creek	—	1,814	6,069	102	1,814	6,171	7,985	(455)	1984	3/29/2013
Landmark at Gleneagles	25,985	7,249	32,631	2,645	7,249	35,276	42,525	(1,940)	1986	7/23/2013
Landmark at Preston Wood	7,891	1,765	10,132	956	1,765	11,088	12,853	(551)	1979	9/20/2013
Landmark at Collin Creek	—	4,439	17,011	1,863	4,439	18,874	23,313	(848)	1988	10/9/2013
Landmark at Courtyard Villas	13,762	3,355	16,744	1,149	3,355	17,893	21,248	(826)	1999	10/30/2013
Landmark at Sutherland Park	21,450	5,872	25,210	1,907	5,872	27,117	32,989	(1,198)	1981	10/30/2013
Landmark at Rosewood	6,970	2,793	9,637	53	2,793	9,690	12,483	(355)	1980	1/7/2014
Landmark at Spring Creek	8,650	2,609	7,657	1,952	2,609	9,609	12,218	(241)	1984	2/6/2014 & 11/6/2014
Landmark at Lake Village North	30,217	10,541	46,855	293	10,541	47,148	57,689	(1,574)	1983	1/9/2014
Landmark at Lake Village East	9,081	3,496	14,610	258	3,496	14,868	18,364	(529)	1983	1/9/2014
Landmark at Lake Village West	12,992	5,543	13,361	136	5,543	13,497	19,040	(517)	1983	1/9/2014
Landmark at Laurel Heights	14,026	3,679	16,544	83	3,679	16,627	20,306	(633)	1983	1/9/2014
Dallas, TX	203,731	69,290	340,437	14,591	69,290	355,028	424,318	(30,862)
Milana Reserve Apartments	10,012	3,605	14,828	285	3,605	15,113	18,718	(1,291)	1985	10/1/2012
Landmark at Grand Palms	20,222	10,985	30,309	376	10,985	30,685	41,670	(2,928)	1988	10/31/2012
Courtyards on the River	11,510	2,607	12,356	595	2,607	12,951	15,558	(961)	1972	7/1/2013
Avondale by the Lakes	11,665	3,298	14,298	389	3,298	14,687	17,985	(847)	1973	7/25/2013
Landmark at Savoy Square	6,733	1,797	7,769	201	1,797	7,970	9,767	(457)	1970	8/16/2013
Landmark at Grayson Park	15,430	4,802	25,424	193	4,802	25,617	30,419	(1,508)	1988	10/3/2013
Landmark at Avery Place	9,077	3,257	14,362	119	3,257	14,481	17,738	(670)	1981	11/26/2013
Tampa, FL	84,649	30,351	119,346	2,158	30,351	121,504	151,855	(8,662)

LANDMARK APARTMENT TRUST OF AMERICA, INC.

SCHEDULE III—REAL ESTATE OPERATING PROPERTIES AND ACCUMULATED

DEPRECIATION—(Continued)

(in thousands)

December 31, 2014

		Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Encumbrances	Land	Building, Improvements and Fixtures	Cost Capitalized Subsequent to Acquisition(1)	Land	Building, Improvements and Fixtures	Total (2)(3)	Accumulated Depreciation (2)(4)	Date of Construction	Date Acquired
Residences at Braemar	8,415	1,564	13,718	336	1,564	14,054	15,618	(4,054)	2005	6/29/2007
Landmark at Brighton Colony	24,230	2,869	26,128	102	2,869	26,230	29,099	(1,528)	2008/2012	2/28/2013
Landmark at Greenbrooke Commons	24,732	3,824	28,529	122	3,824	28,651	32,475	(1,630)	2005/2008	2/28/2013
Landmark at Mallard Creek	13,883	2,591	16,120	1,095	2,591	17,215	19,806	(1,161)	1999	3/28/2013
Victoria Park	—	4,730	14,612	262	4,730	14,874	19,604	(1,064)	1990	4/30/2013
Landmark at Monaco Gardens	14,600	2,963	17,917	1,168	2,963	19,085	22,048	(1,311)	1990	6/28/2013
Grand Terraces	—	2,130	12,934	119	2,130	13,053	15,183	(775)	1999/2002	7/1/2013
Stanford Reserve	11,252	2,546	11,541	1,018	2,546	12,559	15,105	(844)	1984	7/1/2013
Landmark at Chesterfield	10,563	3,533	15,070	76	3,533	15,146	18,679	(598)	1984	1/7/2014
Charlotte, NC	107,675	26,750	156,569	4,298	26,750	160,867	187,617	(12,965)
Creekside Crossing	17,000	5,233	20,699	342	5,233	21,041	26,274	(5,108)	2003	6/26/2008
Kedron Village	—	4,057	26,144	510	4,057	26,654	30,711	(7,195)	2001	6/27/2008
Landmark at Creekside Grand	26,634	4,127	48,455	267	4,127	48,722	52,849	(4,036)	2005	10/4/2012
Parkway Grand	19,097	6,142	22,803	234	6,142	23,037	29,179	(1,962)	2002	11/8/2012
Landmark at Grand Oasis	28,120	6,465	40,254	110	6,465	40,364	46,829	(1,378)	1997	1/7/2014
Landmark at Coventry Pointe	16,454	3,801	23,691	130	3,801	23,821	27,622	(804)	2002	1/7/2014
Landmark at Bella Vista	—	6,556	23,752	318	6,556	24,070	30,626	(811)	1985	1/15/2014
Atlanta, GA	107,305	36,381	205,798	1,911	36,381	207,709	244,090	(21,294)
Landmark at Magnolia Glen	34,744	1,351	70,442	1,170	1,351	71,612	72,963	(7,016)	1996	10/19/2012
Landmark at Lancaster Place(5)	10,344	538	16,315	81	538	16,396	16,934	(699)	2006	10/16/2013
Landmark at Deerfield Glen	13,101	2,564	18,903	222	2,564	19,125	21,689	(862)	1972	11/26/2013
Birmingham, AL	58,189	4,453	105,660	1,473	4,453	107,133	111,586	(8,577)
Arboleda Apartments	16,353	4,051	25,928	387	4,051	26,315	30,366	(6,019)	2007	3/31/2008
Landmark at Barton Creek	25,447	10,201	25,718	25	10,201	25,743	35,944	(1,667)	1980	6/28/2013
Landmark at Prescott Woods	14,797	7,449	15,828	1,324	7,449	17,152	24,601	(909)	1986	7/23/2013
Austin, TX	56,597	21,701	67,474	1,736	21,701	69,210	90,911	(8,595)
Esplanade Apartments	8,687	1,079	14,566	368	1,079	14,934	16,013	(1,312)	2008	9/14/2012
Landmark at Stafford Landing	26,100	5,971	25,883	2,254	5,971	28,137	34,108	(1,352)	1997/1999	7/31/2013
Landmark at Woodland Trace	14,504	3,009	20,889	173	3,009	21,062	24,071	(1,130)	1988/2005	10/3/2013
Landmark at West Place	24,584	5,626	31,567	80	5,626	31,647	37,273	(307)	2002	9/4/2014
Orlando, FL	73,875	15,685	92,905	2,875	15,685	95,780	111,465	(4,101)
Landmark at Wynton Pointe	19,233	5,653	25,654	1,572	5,653	27,226	32,879	(1,343)	1989	7/23/2013
Landmark at Glenview Reserve	14,010	2,856	17,828	2,290	2,856	20,118	22,974	(855)	1988/1989	9/9/2013
Landmark at Lyncrest Reserve	14,230	3,680	16,922	1,280	3,680	18,202	21,882	(790)	1984/1985	9/20/2013
Nashville, TN	47,473	12,189	60,404	5,142	12,189	65,546	77,735	(2,988)

LANDMARK APARTMENT TRUST OF AMERICA, INC.

SCHEDULE III—REAL ESTATE OPERATING PROPERTIES AND ACCUMULATED

DEPRECIATION—(Continued)

(in thousands)

December 31, 2014

		Initial Cost to Company			Gross Amount at Which Carried at Close of Period
	Encumbrances	Land	Building, Improvements and Fixtures	Cost Capitalized Subsequent to Acquisition(1)	Land	Building, Improvements and Fixtures	Total (2)(3)	Accumulated Depreciation (2)(4)	Date of Construction	Date Acquired
Lexington on the Green	17,917	3,418	18,385	893	3,418	19,278	22,696	(1,237)	1979	7/3/2013
Caveness Farms	21,606	2,896	22,386	127	2,896	22,513	25,409	(1,397)	1998	7/3/2013
Grand Arbor Reserve	16,645	3,036	18,061	246	3,036	18,307	21,343	(979)	1968	8/20/2013
Raleigh, NC	56,168	9,350	58,832	1,266	9,350	60,098	69,448	(3,613)
Walker Ranch Apartment Homes	20,000	3,025	28,273	436	3,025	28,709	31,734	(8,740)	2004	10/31/2006
Hidden Lake Apartment Homes	19,218	3,031	29,540	825	3,031	30,365	33,396	(7,552)	2004	12/28/2006
San Antonio, TX	39,218	6,056	57,813	1,261	6,056	59,074	65,130	(16,292)
Grand Isles at Baymeadows	—	6,189	25,407	171	6,189	25,578	31,767	(2,190)	1988	11/8/2012
Fountain Oaks	5,780	803	5,754	582	803	6,336	7,139	(538)	1987	7/1/2013
Landmark at Maple Glen	14,195	3,689	27,888	116	3,689	28,004	31,693	(1,017)	1988	1/15/2014
Jacksonville, FL	19,975	10,681	59,049	869	10,681	59,918	70,599	(3,745)
Park at Northgate	10,295	1,870	14,958	708	1,870	15,666	17,536	(4,875)	2002	6/12/2007
Landmark at Emerson Park	22,670	3,802	26,032	264	3,802	26,296	30,098	(2,288)	2008	8/30/2012
Houston, TX	32,965	5,672	40,990	972	5,672	41,962	47,634	(7,163)
Landmark at Grand Meadows	6,090	2,101	9,022	251	2,101	9,273	11,374	(998)	1974	10/11/2012
Landmark at Ocean Breeze	6,000	1,124	7,132	114	1,124	7,246	8,370	(448)	1985	8/16/2013
Melbourne, FL	12,090	3,225	16,154	365	3,225	16,519	19,744	(1,446)
Reserve at Mill Landing	12,352	2,042	20,994	308	2,042	21,302	23,344	(2,126)	2000	11/6/2012
Reserve at River Walk	—	2,262	12,392	129	2,262	12,521	14,783	(832)	1992	4/30/2013
Landmark at Pine Court	15,600	2,900	16,605	1,054	2,900	17,659	20,559	(621)	1989	1/23/2014
Columbia, SC	27,952	7,204	49,991	1,491	7,204	51,482	58,686	(3,579)
The Heights at Olde Towne	10,228	2,513	14,957	1,238	2,513	16,195	18,708	(3,818)	1972	12/21/2007
The Myrtles at Olde Towne	19,625	3,698	33,319	527	3,698	33,846	37,544	(7,512)	2004	12/21/2007
Overlook At Daytona	15,910	4,986	17,071	366	4,986	17,437	22,423	(1,386)	1961	8/28/2012
Landmark at Battleground Park	10,477	1,675	12,624	956	1,675	13,580	15,255	(582)	1990	9/9/2013
Andros Isles	29,406	4,635	42,529	16	4,635	42,545	47,180	(841)	2012	6/4/2014
Other	85,646	17,507	120,500	3,103	17,507	123,603	141,110	(14,139)
Seabreeze Daytona Undeveloped Land	—	2,100	—	—	2,100	—	2,100	—	—	8/28/2012
Lancaster Place Undeveloped Land	—	290	—	—	290	—	290	—	—	10/16/2013
Corporate	—	—	—	1,485	—	1,485	1,485	(277)	—	11/5/2010
Total	$1,013,508	$278,885	$1,551,922	$44,996	$278,885	$1,596,918	$1,875,803	$(148,298)

LANDMARK APARTMENT TRUST OF AMERICA, INC.

SCHEDULE III—REAL ESTATE OPERATING PROPERTIES AND ACCUMULATED

DEPRECIATION—(Continued)

(in thousands)

December 31, 2014

(1)	The cost capitalized subsequent to acquisition is net of dispositions.
(2)	The changes in total real estate and accumulated depreciation for the years ended December 31, 2014, 2013 and 2012 are as follows (in thousands):

	Total Real Estate	Accumulated Depreciation
Balance as of December 31, 2011	$388,281	$49,435
Acquisitions	400,206	—
Additions	2,670	16,154
Dispositions	—	—

Balance as of December 31, 2012	$791,157	$65,589
Acquisitions	764,782	—
Additions	16,961	36,597
Dispositions	(72,467)	(12,266)

Balance as of December 31, 2013	$1,500,433	$89,920
Acquisitions	395,829	—
Additions	26,387	61,092
Dispositions	(46,846)	(2,714)

Balance as of December 31, 2014	$1,875,803	$148,298

(3)	The net tax value of our real estate for federal income tax purposes is estimated to be $1.2 billion.
(4)	The cost of building and improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 10 to 40 years. Land improvements are depreciated over the estimated useful lives ranging primarily from five to 15 years. Furniture, fixtures and equipment is depreciated over the estimated useful lives ranging primarily from five to 15 years.
(5)	Landmark at Lancaster Place had a change in the allocation of the purchase price in the second quarter of 2014 due to information received which confirmed the value of the assets and liabilities assumed in the acquisition. The effect was to increase land by $54,000 and decrease buildings and improvements by $110,000. Total 2014 property acquisitions are affected by this allocation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Landmark Apartment Trust, Inc.

We have reviewed the condensed consolidated balance sheet of Landmark Apartment Trust, Inc. as of March 31, 2015, and the related condensed consolidated statements of comprehensive operations and cash flows for the three-month periods ended March 31, 2015 and 2014, and the condensed consolidated statement of equity for the three-month period ended March 31, 2015. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Landmark Apartment Trust, Inc. as of December 31, 2014, and the related consolidated statements of comprehensive operations, equity and cash flows for the year then ended (not presented herein) and we expressed an unqualified audit opinion on those consolidated financial statements in our report dated March 24, 2015. In our opinion, the accompanying condensed consolidated balance sheet of Landmark Apartment Trust, Inc. as of December 31, 2014, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

May 15, 2015

LANDMARK APARTMENT TRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2015 and December 31, 2014

(In thousands, except for share data)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Real estate investments:
Operating properties, net	$1,686,675	$1,727,505
Cash and cash equivalents	17,552	8,999
Accounts receivable	6,737	5,390
Other receivables due from affiliates	604	1,627
Restricted cash	22,507	28,734
Goodwill	4,579	4,579
Investments in unconsolidated entities	8,316	8,962
Identified intangible assets, net	15,025	16,464
Other assets, net	20,023	18,089

Total assets	$1,782,018	$1,820,349

LIABILITIES AND EQUITY
Liabilities:
Mortgage loan payables, net	$999,155	$1,021,683
Secured credit facility	158,420	159,176
Line of credit	9,902	3,902
Unsecured notes payable to affiliates	6,116	6,116
Series D cumulative non-convertible redeemable preferred stock with derivative	199,602	202,380
Series E cumulative non-convertible redeemable preferred stock with derivative	70,295	71,578
Accounts payable and accrued liabilities	58,471	55,386
Other payables due to affiliates	278	117
Acquisition contingent consideration	3,000	2,900
Security deposits, prepaid rent and other liabilities	7,325	7,993

Total liabilities	1,512,564	1,531,231
Equity:
Stockholders’ equity:
Common stock, $0.01 par value; 300,000,000 shares authorized; 25,684,047 and 25,628,526 shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively	255	254
Additional paid-in capital	227,753	227,205
Accumulated other comprehensive loss	(432)	(340)
Accumulated deficit	(205,869)	(198,384)

Total stockholders’ equity	21,707	28,735
Redeemable non-controlling interests in operating partnership	221,493	233,652
Non-controlling interest partners	26,254	26,731

Total equity	269,454	289,118

Total liabilities and equity	$1,782,018	$1,820,349

The accompanying notes are an integral part of these condensed consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS

For the Three Months Ended March 31, 2015 and 2014

(In thousands, except for share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Rental income	$54,716	$51,801
Other property revenues	8,306	7,328
Management fee income	961	958
Reimbursed income	3,492	2,432

Total revenues	67,475	62,519
Expenses:
Rental expenses	27,974	27,197
Reimbursed expense	3,492	2,432
General, administrative and other expense	6,123	6,339
Change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration	(789)	(1,683)
Acquisition-related expenses	—	3,718
Depreciation and amortization	17,886	32,044
Restructuring charges	398	—

Total expenses	55,084	70,047
Other income/(expense):
Interest expense, net	(15,735)	(15,605)
Preferred dividends classified as interest expense	(10,820)	(9,980)
Gain on sale of operating properties	2,297	—
Income/(loss) from unconsolidated entities	49	(231)
Loss on debt and preferred stock extinguishment	(2,269)	—

Loss before income tax	(14,087)	(33,344)
Income tax (expense)/benefit	(133)	443

Net loss	(14,220)	(32,901)
Less: Net loss attributable to redeemable non-controlling interest in operating partnership	8,900	19,149
Net (income)/loss attributable to non-controlling interest partners	(191)	1,483

Net loss attributable to common stockholders	$(5,511)	$(12,269)

Other comprehensive loss:
Change in cash flow hedges	(356)	(279)
Change in cash flow hedges attributable to redeemable non-controlling interests in operating partnership	149	115
Change in cash flow hedges attributable to non-controlling interest partners	115	90
Comprehensive loss attributable to common stockholders	$(5,603)	$(12,343)

Net loss per share of common stock attributable to common stockholders—basic and diluted	$(0.22)	$(0.49)

Weighted average number of shares of common stock outstanding—basic and diluted	25,472,860	25,218,263

Weighted average number of common units held by non-controlling interests—basic and diluted	40,635,030	38,215,768

Distributions declared per share of common stock	$0.08	$0.08

The accompanying notes are an integral part of these condensed consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

For the Three Months Ended March 31, 2015

(In thousands, except for share data)

(Unaudited)

	Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity	Redeemable Non- Controlling Interests in Operating Partnership	Non- Controlling Interest Partners	Total Equity
	Number of Shares	Amount
Balance—December 31, 2014	25,628,526	$254	$227,205	$(340)	$(198,384)	$28,735	$233,652	$26,731	$289,118
Change in cash flow hedges	—	—	—	(92)	—	(92)	(149)	(115)	(356)
Offering costs	—	—	(2)	—	—	(2)	—	—	(2)
Amortization of nonvested restricted common stock	—	—	98	—	—	98	—	—	98
Issuance of common stock under the DRIP	55,521	1	452	—	—	453	—	—	453
Distributions	—	—	—	—	(1,974)	(1,974)	(3,110)	(553)	(5,637)
Net loss attributable to redeemable non-controlling interests in operating partnership	—	—	—	—	—	—	(8,900)	—	(8,900)
Net income attributable to non-controlling interest partners	—	—	—	—	—	—	—	191	191
Net loss attributable to common stockholders	—	—	—	—	(5,511)	(5,511)	—	—	(5,511)

Balance—March 31, 2015	25,684,047	$255	$227,753	$(432)	$(205,869)	$21,707	$221,493	$26,254	$269,454

The accompanying notes are an integral part of these condensed consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2015 and 2014

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,220)	$(32,901)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization (including deferred financing costs and debt discount)	18,550	33,095
Gain on sale of operating properties	(2,297)	—
Loss on debt and preferred stock extinguishment	2,269	—
Deferred income tax benefit	—	(443)
Accretion expense related to preferred stock	1,716	1,513
Changes in fair value of preferred stock derivatives/warrants and acquisition contingent consideration	(789)	(1,683)
Equity based compensation, net of forfeitures	98	315
Bad debt expense	575	665
(Income)/loss from unconsolidated entities	(49)	404
Unconsolidated entity distributions	—	181
Changes in operating assets and liabilities:
Increase in operating assets	4	(2,927)
Increase in operating liabilities	2,117	3,501

Net cash provided by operating activities	7,974	1,720

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of properties, net	—	(84,327)
Proceeds from the sale of operating properties, net	22,281	—
Capital expenditures	(1,632)	(12,188)
Return of investment from unconsolidated entities	632	—
Change in deposits on real estate acquisitions	—	261
Change in restricted cash—capital replacement reserves	2,216	(3,004)

Net cash provided by/(used in) investing activities	23,497	(99,258)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of mortgage loan payables	—	15,600
Payments on mortgage loan payables	(14,939)	(2,596)
Net proceeds on line of credit	6,000	2,629
Net (repayment)/proceeds on secured credit facility	(756)	20,700
Proceeds from the issuance of redeemable preferred stock	—	68,000
Redemption of preferred stock	(5,566)	—
Payment of yield maintenance prepayment penalties and deferred financing costs	(2,472)	(2,664)
Payment of offering costs	(2)	(3)
Distributions paid to common stockholders	(1,471)	(1,329)
Distributions paid to holders of LTIP Units	(49)	(54)
Distributions to non-controlling interest partners	(553)	(292)
Distributions paid to redeemable non-controlling interests in operating partnership	(3,110)	(2,740)

Net cash (used in)/provided by financing activities	(22,918)	97,251

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,553	(287)
Cash and cash equivalents—Beginning of period	8,999	4,349

Cash and cash equivalents—End of period	$17,552	$4,062

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest on mortgage loan payables and secured credit facility	$13,314	$12,198
Interest on preferred stock	$6,766	$5,759
State income taxes	$133	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
Accrued capital expenditures	$366	$—
Financing Activities:
Mortgage loan payables assumed with the acquisition of properties, net	$—	$150,975
Release of mortgage loan payable on the sale of properties	$6,704	$—
Issuance of redeemable non-controlling interests in operating partnership for acquisition of properties and the ELRM Transaction including settlement of contingent consideration	$—	$54,622
Issuance of common stock under the DRIP	$453	$561
Issuance of redeemable non-controlling interests in operating partnership due to reinvestment of distribution	$—	$104
Fair value of non-controlling interest partner’s interest in acquired properties	$—	$26,501
Distributions declared but not paid on common stock	$642	$631
Distributions declared but not paid on redeemable non-controlling interest in operating partnership	$1,036	$1,004
Change in other comprehensive operations	$(357)	$(279)

The accompanying notes are an integral part of these condensed consolidated financial statements.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Three Months Ended March 31, 2015

The use of the words “the company,” “we,” “us,” “our company,” or “our” refers to Landmark Apartment Trust, Inc. and its subsidiaries, including Landmark Apartment Trust Holdings, LP, except where the context otherwise requires.

1.	Organization and Description of Business

Landmark Apartment Trust, Inc., a Maryland corporation, was incorporated on December 21, 2005. We are self-administered and self-managed, and we conduct substantially all of our operations through Landmark Apartment Trust Holdings, LP, or our operating partnership. We are in the business of acquiring, owning and managing a diverse portfolio of quality properties with stable cash flows and growth potential in the Sunbelt region, which comprises the South and certain Texas markets of the United States. We may acquire and have acquired other real estate-related investments. We focus primarily on investments that produce current income. We have qualified and elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Code, for federal income tax purposes and we intend to continue to meet the requirements for qualification and taxation as a REIT.

As of March 31, 2015, we consolidated 75 properties, including six properties held through consolidated joint ventures, and two parcels of undeveloped land with an aggregate of 23,492 apartment units, which had an aggregate gross carrying value of $1.8 billion. We refer to these properties as our consolidated properties, all of which we manage.

As of March 31, 2015, we also managed 26 properties, in two of which we own a direct minority interest (held through unconsolidated joint ventures), and eight of which are owned by Timbercreek U.S. Multi-Residential Operating L.P., or the Timbercreek Fund, in which we own an indirect minority interest through our investment in Timbercreek U.S. Multi-Residential (U.S.) Holding L.P., a Delaware limited partnership, or Timbercreek Holding. Timbercreek Holding is a limited partner in the Timbercreek Fund. We refer to these ten communities as our managed equity investment properties, which have an aggregate of 3,446 apartment units at March 31, 2015. As of April 14, 2015, the Timbercreek Fund sold one of the managed equity investment properties. The remaining 16 properties, which have an aggregate of 5,560 apartment units, are owned by one or more third parties, including certain entities affiliated with Elco Landmark Residential Holdings, LLC’s, or ELRH, and we refer to these as our managed third party properties. As of April 1, 2015, we transferred the property management for 11 of our 16 formerly managed third party properties to affiliates of their owners.

All of our consolidated and managed properties are managed by LATPM, LLC, or our property manager.

These financial statements have not been audited. Amounts as of December 31, 2014 included in these financial statements have been derived from the audited consolidated financial statements as of that date. We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States for interim financial information and the rules and regulations for reporting on Form 10-Q. Although we believe our footnote disclosures are adequate to make the information presented not misleading, you should read these financial statements in conjunction with the consolidated financial statements and notes to those consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

2.	Summary of Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

information and the rules and regulations for reporting on Form 10-Q. Accordingly, they do not include all of the information required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2015.

Certain prior year amounts have been reclassified to conform to the current year presentation due to the breakout of the change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration from general, administrative and other expense and the addition of property lease expense into general, administrative and other expenses.

Income Taxes

For federal income tax purposes, we have elected to be taxed as a REIT under Sections 856 through 860 of the Code beginning with our taxable year ended December 31, 2006, and we intend to continue to be taxed as a REIT. To qualify as a REIT for federal income tax purposes, we must meet certain organizational and operational requirements, including a requirement to pay distributions to our stockholders of at least 90% of our annual taxable income, excluding net capital gains. As a REIT, we generally will not be subject to federal income tax on net income that we distribute to our stockholders. We are subject to state and local income taxes in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain of our activities must be conducted by subsidiaries that elect to be treated as taxable REIT subsidiaries, or TRSs. TRSs are subject to both federal and state income taxes.

Our property manager is organized as a TRS and accordingly is subject to income taxation. During the second quarter of 2014, we determined that it is more likely than not that the deferred tax assets will not be realized due to losses incurred by the property manager and recorded a valuation allowance on its deferred tax assets. As of March 31, 2015 and December 31, 2014, the valuation allowance was $1.5 million and $1.1 million, respectively. It is expected that any future net deferred tax assets will continue to be offset by a valuation allowance until the property manager establishes a pattern of profitability. To the extent the property manager generates consistent income, we may reduce the valuation allowance in the period such determination is made.

Income tax (expense)/benefit of ($133,000) and $443,000 was recognized for the three months ended March 31, 2015 and 2014, respectively, which included state income tax expense of ($133,000) and $0 for the respective periods.

As of March 31, 2015, total net operating loss carry forward for federal income tax purposes was approximately $67 million and $6.1 million for our company and our TRS, respectively. The net operating loss carry forwards will expire beginning 2026 and 2031 for our company and our TRS, respectively.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued accounting standards update, or ASU, 2014-09, “Revenue from Contracts with Customers (Topic 606),” effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The core principle of ASU 2014-09, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Certain contracts are excluded from ASU 2014-09, including lease contracts within the

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

scope of the FASB guidance included in Leases. We are currently evaluating to determine the potential impact, if any, that the adoption of ASU 2014-09 will have on our financial position and results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40),” effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The amendments in this update provide guidance in GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. We are currently evaluating the potential impact, if any, that the adoption of ASU 2014-15 will have on our footnote disclosures.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810),” effective for fiscal years, and for interim periods within those years, beginning after December 15, 2015. The amendments in this update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. We are currently evaluating to determine the potential impact, if any, the adoption of ASU 2015-02 will have on our financial position and results of operations.

In April 2015, the FASB issued ASU 2015-03, “Interest—Imputation of Interest (Subtopic 835-30),” effective for the annual reporting periods beginning after December 15, 2015. The standard simplifies the presentation of debt issuance costs and requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new guidance will only impact financial statement presentation. The guidance is effective in the first quarter of 2016 and allows for early adoption. We do not expect the adoption of this standard to materially impact our consolidated financial statements.

3.	Real Estate Investments

Our investments in our consolidated owned properties, net consisted of the following as of March 31, 2015 and December 31, 2014 (in thousands):

	March 31, 2015	December 31, 2014
Land	$273,790	$278,885
Land improvements	135,592	137,646
Building and improvements(1)	1,402,464	1,420,815
Furniture, fixtures and equipment	38,083	38,457

	1,849,929	1,875,803
Less: accumulated depreciation	(163,254)	(148,298)

	$1,686,675	$1,727,505

(1)	Includes $772,000 and $2.5 million of direct construction costs in progress as of March 31, 2015 and December 31, 2014, respectively.

Depreciation expense for the three months ended March 31, 2015 and 2014 was $16.4 million and $14.3 million, respectively.

Real Estate Acquisitions

We did not complete any acquisitions during the three months ended March 31, 2015.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Real Estate Disposition Activities

During the three months ended March 31, 2015, we sold two properties, Avondale by the Lakes and Landmark at Savoy Square, with an aggregate of 486 apartment units for a combined purchase price of $31.6 million. As of the date of disposal, the properties had a net carrying value of $26.4 million. One of the mortgage loans, in the aggregate amount of $6.7 million, was directly assumed by the buyer. We incurred expenses and adjustments of $2.6 million associated with the dispositions. Our gain on the sale of the properties was $2.3 million, net of $1.7 million in taxes due related to a tax protection agreement during the three months ended March 31, 2015 for a prior year disposition. Of the $2.3 million of loss on debt and preferred stock extinguishment, $2.0 million relates to a yield maintenance prepayment penalty for the repayment of the mortgage debt paid directly to lenders. The remainder relates to the early extinguishment of the Series D Preferred Stock and Series E Preferred Stock. See Note 8—Preferred Stock and Warrants to Purchase Common Stock.

During the three months ended March 31, 2014, there were no properties sold.

5.	Investments in Unconsolidated Entities

As of March 31, 2015 and December 31, 2014, we held non-controlling interests in the following investments which are accounted for under the equity method (in thousands, except unit data):

Investment Description	Date Acquired	Number of Units	Total Investment at March 31, 2015	Total Investment at December 31, 2014	Percentage Ownership at March 31, 2015
Landmark at Waverly Place—Melbourne, FL	November 18, 2013	208	$581	$955	20%
The Fountains—Palm Beach Gardens, FL	December 6, 2013	542	3,275	3,460	20%
Timbercreek U.S. Multi-Residential (U.S.) Holding L.P.—500,000 Class A Units	December 20, 2013	N/A	4,460	4,547	8.7%

Total investments			$8,316	$8,962

On November 18, 2013, we acquired an equity interest in the Landmark at Waverly Place property from affiliates of ELRH. We own a 20% non-controlling interest and our joint venture partner owns an 80% controlling interest in Landmark at Waverly Place, LLC, the entity that owns the Landmark at Waverly Place property. The difference between the carrying value and underlying equity in the net assets at March 31, 2015 and December 31, 2014 was $460,000 and $463,000, respectively.

On December 6, 2013, we acquired an equity interest in the Fountains property from affiliates of ELRH. We own a 20% non-controlling interest and our joint venture partner owns an 80% controlling interest in Landmark at Garden Square, LLC, the entity that owns The Fountains property. The difference between the carrying value and underlying equity in the net assets at March 31, 2015 and December 31, 2014 was $830,000 and $839,000, respectively.

On December 20, 2013, in conjunction with the ELRM Transaction (as defined below), we purchased 500,000 Class A Units in Timbercreek Holding from Elco Landmark Residential Holdings II, LLC, or ELRH II, an affiliate of ELRH, for consideration in the amount of $5 million consisting of the issuance of 613,497 of shares of our common stock, therefore, becoming a limited partner in Timbercreek Holding. At March 31, 2015, we indirectly owned approximately 8.7% of the limited partnership interest in the Timbercreek Fund. On March 14, 2013, we completed the acquisition of certain assets constituting the management operations of ELRH, and certain of its affiliates, or, collectively, the ELRM Parties, and acquired the management operations

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of the ELRM Parties, including certain property management contracts and the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. We refer to this acquisition as the ELRM Transaction.

6.	Identified Intangible Assets, Net

Identified intangible assets, net consisted of the following as of March 31, 2015 and December 31, 2014 (in thousands):

	March 31, 2015	December 31, 2014
In-place leases, net of accumulated amortization of $0 and $788,000 as of March 31, 2015 and December 31, 2014, respectively (with a weighted average remaining life of 0 months and 3 months as of March 31, 2015 and December 31, 2014, respectively)	$—	$591
Trade name and trade marks (indefinite lives)	200	200
Property management contracts, net of accumulated amortization of $6 million and $5.2 million as of March 31, 2015 and December 31, 2014, respectively (with a weighted average remaining life of 77.4 months and 80.4 months as of March 31, 2015 and December 31, 2014, respectively)	14,825	15,673

	$15,025	$16,464

As of March 31, 2015 and December 31, 2014, we had below market lease intangibles, net, of $0 and $31,000, respectively, which are classified as a liability in security deposits, prepaid rent and other liabilities in our condensed consolidated balance sheets. We amortize our net below market lease intangibles on a straight-line basis as an increase to rental income.

Amortization expense recorded on the identified intangible assets, net for the three months ended March 31, 2015 and 2014 was $1.4 million and $17.8 million, respectively.

7.	Debt

The following is a summary of our secured and unsecured debt, net of premium at March 31, 2015 and December 31, 2014 (in thousands):

	March 31, 2015	December 31, 2014
Mortgage loan payables—fixed	$734,727	$755,576
Mortgage loan payables—variable	257,138	257,932

Total secured fixed and variable rate debt	991,865	1,013,508
Premium, net	7,290	8,175

Total mortgage loan payables, net	999,155	1,021,683
Secured credit facility	158,420	159,176
Line of credit	9,902	3,902

Total secured fixed and variable rate debt, net	$1,167,477	$1,184,761

Unsecured notes payable to affiliates	$6,116	$6,116

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Scheduled payments and maturities of secured and unsecured debt at March 31, 2015 were as follows (in thousands):

Year	Secured notes payments(1)	Secured notes maturities	Unsecured notes maturities
2015(2)	$11,060	$125,851	$500
2016	11,149	400,068	—
2017	9,726	99,725	—
2018	8,385	105,210	5,616
2019	6,975	73,278	—
Thereafter	39,974	268,786	—

	$87,269	$1,072,918	$6,116

(1)	Secured note payments are comprised of the normal principal payments for mortgage loan payables and the secured credit facility.
(2)	Included is maturing debt in the second quarter of 2015 of $67.9 million which has been refinanced or extended subsequent to March 31, 2015. Also included in maturing debt for the third and fourth quarters of 2015 is $39.1 million, and $9.1 million, respectively. We plan to investigate opportunities to extend, refinance or raise funds to repay each of these instruments prior to their respective maturities.

Mortgage Loan Payables, Net

Mortgage loan payables, net were $999.2 million ($991.9 million, excluding premium) and $1.022 billion ($1.014 billion, excluding premium) as of March 31, 2015 and December 31, 2014, respectively. As of March 31, 2015, we had 52 fixed rate and 12 variable rate mortgage loans with effective interest rates ranging from 1.77% to 6.58% per annum and a weighted average effective interest rate of 4.53% per annum. As of March 31, 2015, we had $742.0 million ($734.7 million, excluding premium) of fixed rate debt, or 74.3% of mortgage loan payables, net at a weighted average interest rate of 5.23% per annum and $257.1 million of variable rate debt, or 25.7% of mortgage loan payables, net at a weighted average effective interest rate of 2.51% per annum. As of December 31, 2014, we had 54 fixed rate and 12 variable rate mortgage loans with effective interest rates ranging from 1.76% to 6.58% per annum, and a weighted average effective interest rate of 4.53% per annum. As of December 31, 2014, we had $763.8 million ($755.6 million, excluding premium) of fixed rate debt, or 74.8% of mortgage loan payables, at a weighted average interest rate of 5.22% per annum and $257.9 million of variable rate debt, or 25.2% of mortgage loan payables, net at a weighted average effective interest rate of 2.52% per annum.

We are required by the terms of certain loan documents to meet certain financial covenants, including leverage and liquidity tests, and comply with certain financial reporting requirements. We expect to remain in compliance with all covenants for the next 12 months.

Most of the mortgage loan payables may be prepaid in whole but not in part, subject to prepayment premiums and certain tax protection agreements that we are a party to. As of March 31, 2015, 19 of our mortgage loan payables had monthly interest-only payments, while 45 of our mortgage loan payables as of March 31, 2015 had monthly principal and interest payments.

Secured Credit Facility

The secured facility with Bank of America, N.A. and certain other lenders, or the Secured Credit Facility, is in the aggregate maximum principal amount of $180.0 million and the amount available is based on the lesser of

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the following: (i) the aggregate commitments of all lenders and (ii) a percentage of the appraised value for all properties. As of March 31, 2015, we had $158.4 million outstanding under the Secured Credit Facility and 13 of our properties were pledged as collateral. Although $14.1 million is currently available under the Secured Credit Facility, based on a prior draw up to $165.9 million during the year ended December 31, 2014, subject to compliance with applicable collateral requirements, we currently do not expect to borrow any additional amounts prior to its maturity on January 4, 2016.

The Secured Credit Facility was scheduled to mature on March 7, 2015. On March 6, 2015, we and the lenders under the Secured Credit Facility entered into an amendment to extend the maturity date of the Secured Credit Facility to March 31, 2015. On March 24, 2015, the Secured Credit Facility was further amended to extend the maturity date to January 4, 2016, and amend certain covenants. As amended, the Secured Credit Facility includes certain financial covenants, including a consolidated leverage ratio, which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value and a consolidated fixed charge coverage ratio, which as of the end of any quarter shall not be less than 1.05:1.00. As of March 31, 2015 we were in compliance with all such requirements. We expect to remain in compliance with all covenants for the next 12 months.

Pursuant to the terms of the credit agreement governing the terms of the Secured Credit Facility, we and certain of our indirect subsidiaries guaranteed all of the obligations of our operating partnership and each other guarantor under the credit agreement and the related loan documents. From time to time, the operating partnership may cause additional subsidiaries to become guarantors under the credit agreement.

All borrowings under the Secured Credit Facility bear interest at an annual rate equal to, at our option, (i) the highest of (A) the federal funds rate, plus one-half of 1% and a margin that fluctuates based on our debt yield, (B) the rate of interest as publicly announced from time to time by Bank of America, N.A. as its prime rate, plus a margin that fluctuates based on our debt yield or (C) the Eurodollar Rate for a one-month interest period plus 1% and a margin that fluctuates based upon our debt yield or (ii) the Eurodollar Rate (as defined in the credit agreement) plus a margin that fluctuates based upon our debt yield. As of March 31, 2015, our annual interest rate was 3.43% on principal outstanding of $158.4 million, which represents the Eurodollar Rate, based on a one-month interest period plus a margin of 3.25%.

Line of Credit

On January 22, 2014, we entered into an agreement with Bank Hapoalim, as lender, for a revolving line of credit, or our revolving line of credit, in the aggregate principal amount of up to $10.0 million to be used for our working capital and general corporate purposes. Our revolving line of credit, which was originally scheduled to mature on January 22, 2015, was extended until March 6, 2015 and further extended until March 31, 2015. On March 24, 2015, the revolving line of credit was further amended to extend the maturity date to January 4, 2016 and amend certain covenants. As amended, the revolving line of credit includes certain financial covenants, including (i) a consolidated leverage ratio which requires that consolidated funded indebtedness may not exceed, as of the end of any quarter, 75% of total asset value, (ii) a consolidated fixed charge coverage ratio, which as of the end of any quarter shall not be less than 1.05:1.00 and (iii) a funds from operations, or FFO, covenant which requires us to achieve FFO of at least $1.00 in each fiscal year. We expect to remain in compliance with all covenants for the next 12 months. We have pledged $1.5 million in cash and equity interest in certain of our subsidiaries as collateral, which is recorded in restricted cash on the unaudited condensed consolidated balance sheet. As of March 31, 2015, we had $9.9 million outstanding under our revolving line of credit with $100,000 available to be drawn. Our revolving line of credit bears an annual interest rate equal to LIBOR plus a 3.25% margin. As of March 31, 2015, our annual interest rate was 3.43%.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unsecured Notes Payable to Affiliates

On March 14, 2013, as part of the consideration for the ELRM Transaction, we entered into an unsecured note payable to ELRH II in the principal amount of $10.0 million. On December 20, 2013, we repaid $5.0 million of the outstanding principal amount on the note by issuing to ELRH II 613,497 shares of restricted common stock. Between May 2013 and October 2014, as part of the earnout consideration in connection with the ELRM Transaction, we also issued to ELRH II unsecured promissory notes in the aggregate principal amount of $616,000. These unsecured notes payable to affiliates mature on the earliest of the fifth anniversary from the applicable date of issuance or the date of our company’s initial public offering on a national securities exchange. Simple interest is payable monthly or can be accrued until maturity at an annual rate of 3.00% at our option.

As of March 31, 2015 and December 31, 2014, the outstanding principal amount under the unsecured note payable to Legacy Galleria, LLC, or the Legacy Unsecured Note, was $500,000. The Legacy Unsecured Note was issued as part of the purchase of the Landmark at Magnolia Glen property on October 19, 2012. The Legacy Unsecured Note matures on August 3, 2015. Interest is payable monthly at an annual rate based on a benchmark index from the limited partnership unit distributions dividend rate or 3.68%. On July 31, 2013, Legacy Galleria, LLC became our affiliate in connection with the joint venture transaction with Legacy at Stafford Landing, LLC, our joint venture partner, and, therefore, the Legacy Unsecured Note was recorded as an unsecured note payable to affiliates in our condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014.

Deferred Financing Cost, Net

As of March 31, 2015 and December 31, 2014, we had $9.5 million and $10.7 million, respectively, in deferred financing costs, net of accumulated amortization of $11.5 million and $10.4 million, respectively. Deferred financing costs, net are included in other assets, net on our condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014.

Amortization expense recorded on the deferred financing costs for the three months ended March 31, 2015 and 2014 was $1.5 million and $1.9 million, respectively.

8.	Preferred Stock and Warrants to Purchase Common Stock

Series D Preferred Stock

As of March 31, 2015 and December 31, 2014, we had issued an aggregate of 20,586,252 shares and 20,976,300 shares, respectively, of our 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, or our Series D Preferred Stock, to iStar Apartment Holdings LLC, or iStar, and BREDS II Q Landmark LLC, or BREDS, at $10.00 per share, for an aggregate of $205.9 million and $209.8 million, respectively. On January 23, 2015, we used $4.3 million of sale proceeds, from the sale of the Richmond on the Fairway property in 2014, to redeem 390,048 shares of the Series D Preferred Stock and paid all accrued interest related to those shares to iStar and BREDS.

Holders of the Series D Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. A portion of the cumulative cash dividend, or the Series D Current Dividend, is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid prior to the redemption of the Series D Preferred Stock. On March 1, 2015, the Series D Current Dividend increased from 8.75% to 11% per annum compounded monthly. We may, however, elect to pay up to the full amount of accrued dividends on each dividend payment date. Our failure to pay in full, in cash, any Series D Current Dividend on any applicable payment date will constitute an event of default, which could result in the dividend rate being increased to 19.97% per annum, of which 11% per annum compounded monthly will be due as the Series D Current Dividend on the 15th of each month. Series D Preferred Stock dividends are recorded as preferred

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dividends classified as interest expense in our condensed consolidated statements of comprehensive operations. For the three months ended March 31, 2015 and 2014, we incurred preferred dividends classified as interest expense of $8.1 million and $7.7 million, respectively, related to the Series D Preferred Stock.

We are required to redeem all outstanding shares of the Series D Preferred Stock on June 28, 2016, subject to a one-year extension, for a cash payment to the holders of the Series D Preferred Stock in an amount per share equal to $10.00 plus any accrued and unpaid dividends due under the agreement. Based on the requirement of redemption for cash, the Series D Preferred Stock is classified as a liability in our condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014. Failure to redeem the Series D Preferred Stock by any mandatory redemption date (as extended) will trigger increases in dividends due under the agreement. If an event of default occurs on our mortgage loan payables, the Secured Credit Facility or other indebtedness and is continuing after an applicable cure period, there will then be an event of default on the Series D Preferred Stock.

In addition, in the event of a triggering event as defined in the Series D Preferred Stock agreements, including a public offering of the company’s common stock, we are obligated to redeem not less than 50% of the shares of the Series D Preferred Stock then outstanding. This redemption feature meets the requirements to be accounted for separately as a derivative financial instrument. We measured the fair value of this derivative at the issuance date and recorded a liability for approximately $13.5 million with a corresponding discount recorded to the value of the Series D Preferred Stock. The Series D Preferred Stock discount is accreted to its face value through the redemption date as interest expense. Interest expense recorded for the accretion of the Series D Preferred Stock discount for the three months ended March 31, 2015 and 2014 was $1.1 million and $979,000, respectively.

The derivative is recorded at fair value for each reporting period, with changes in fair value being recorded through change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our condensed consolidated statements of comprehensive operations. For the three months ended March 31, 2014, we recorded a decrease in the fair value of the derivative of $900,000. As of March 31, 2015 and December 31, 2014, this derivative had no fair value. The Series D Preferred Stock and the derivative are presented together in the condensed consolidated balance sheets as Series D cumulative non-convertible redeemable preferred stock with derivative in the amount of $199.6 million and $202.4 million as of March 31, 2015 and December 31, 2014, respectively. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

Series E Preferred Stock

As of March 31, 2015 and December 31, 2014, we had issued an aggregate of 7,262,400 shares and 7,400,000 shares, respectively, of our 9.25% Series E Cumulative Non-Convertible Preferred Stock, par value $0.01 per share, or our Series E Preferred Stock, to iStar and BREDS at a price of $10.00 per share, for an aggregate of $72.6 million and $74.0 million, respectively. The proceeds from the sale of the Series E Preferred Stock were used primarily to acquire and renovate additional properties. On January 23, 2015, the company used $1.6 million of sale proceeds, from the sale of the Richmond on Fairway property during 2014, to redeem 137,600 shares of the Series E Preferred Stock and paid all accrued interest related to those shares to iStar and BREDS.

Holders of our Series E Preferred Stock are entitled to cumulative cash dividends of 14.47% per annum, compounded monthly. A portion of the cumulative cash dividend equal to 9.25% per annum compounded monthly, or the Series E Current Dividend, is payable in cash on the 15th day of each month while the remaining amount is accrued and must be paid prior to the redemption of the Series E Preferred Stock. On October 1, 2015, the Series E Current Dividend will increase from 9.25% to 11.25% per annum compounded monthly. We may, however, elect to pay up to the full amount of accrued dividends on each dividend payment date. Our failure to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

pay in full, in cash, any Series E Current Dividend on any applicable payment date will constitute an event of default, which could result in the dividend rate being increased to 19.97% per annum, of which 11% per annum compounded monthly will be due as the Series E Current Dividend on the 15th of each month. Series E Preferred Stock dividends are recorded as preferred dividends classified as interest expense in our condensed consolidated statements of comprehensive operations. For the three months ended March 31, 2015 and 2014, we incurred preferred dividends classified as interest expense of $2.7 million and $2.3 million, respectively, related to the Series E Preferred Stock.

We are required to redeem all outstanding shares of Series E Preferred Stock on June 28, 2016, subject to a one-year extension, for a cash payment to the holders of the Series E Preferred Stock in an amount per share equal to $10.00 plus any accrued and unpaid dividends due pursuant to the Series E Preferred Stock agreements. Based on the requirement of redemption for cash, the Series E Preferred Stock is classified as a liability in our condensed consolidated balance sheets as of March 31, 2015 and December 31, 2014. Failure to redeem the Series E Preferred Stock by any mandatory redemption date (as extended) will trigger increases in dividends due under the Series E Preferred Stock agreements. If an event of default occurs on our mortgage loan payables, the Secured Credit Facility or other indebtedness and is continuing after an applicable cure period, there will then be an event of default on the Series E Preferred Stock.

In addition, in the event of a triggering event as described in the Series E Preferred Stock agreements, including a public offering of the company’s common stock, we are obligated to redeem not less than 50% of the shares of the Series E Preferred Stock then outstanding at a certain premium. This redemption feature meets the requirements to be accounted for separately as a derivative financial instrument. We measured the fair value of this derivative at the issuance date and recorded a liability for approximately $6.0 million with a corresponding discount recorded to the value of the Series E Preferred Stock. The Series E Preferred Stock discount is accreted to its face value through the redemption date as interest expense. Interest expense recorded for the accretion of the Series E Preferred Stock discount for the three months ended March 31, 2015 and 2014 was $593,000 and $534,000, respectively.

The derivative is recorded at fair value for each reporting period, with changes in fair value being recorded through change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our condensed consolidated statements of comprehensive operations. As of March 31, 2015 and December 31, 2014, the fair value of this derivative was $900,000 and $1.4 million, respectively, and the change in fair value for the three months ended March 31, 2015 and 2014 was $(500,000) and $600,000, respectively. The Series E Preferred Stock and the derivative are presented together in our condensed consolidated balance sheets as Series E cumulative non-convertible redeemable preferred stock with derivative in the amount of $70.3 million and $71.6 million, respectively, as of March 31, 2015 and December 31, 2014. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

Summary of Rights of Series D Preferred and Series E Preferred Stock

The Series D Preferred Stock and the Series E Preferred Stock rank senior to our common stock with respect to distribution rights, redemption rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our company. In addition to other preferential rights, upon voluntary or involuntary liquidation, dissolution or winding up of our company, each holder of Series D Preferred Stock and Series E Preferred Stock is entitled to receive liquidating distributions in cash of certain expenses in an amount equal to $10.00 per share plus any accrued and unpaid dividends due under the agreement, before any distribution or payment is made to the holders of our company’s common stock. Also, pursuant to the protective provisions of the agreements designating the Series D Preferred Stock, or the Series D Preferred Stock agreements, and Series E Preferred

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Stock, or the Series E Preferred Stock agreements, we may not, without the prior written consent of iStar and BREDS, take certain corporate actions, including, but not limited to, amending our charter or bylaws or entering into material contracts. In addition, under the terms of the Series D Preferred Stock agreements and Series E Preferred Stock agreements, we are required to use any proceeds from the sale of our properties or loan refinancings to redeem a portion of the Series D Preferred Stock and Series E Preferred Stock.

Holders of the shares of our Series D Preferred Stock and our Series E Preferred Stock will vote together as a single class for the election of the iStar director and the BREDS director. In addition, subject to certain limitations, holders of the shares of our Series D Preferred Stock and Series E Preferred Stock will vote together as a single class with the holders of our company’s common stock on any matter presented to the common stockholders for their action or consideration at any meeting of stockholders or, to the extent permitted, by written consent in lieu of a meeting. Subject to certain limitations, each holder of outstanding shares of our Series D Preferred Stock and Series E Preferred Stock shall be entitled to cast the number of votes equal to the quotient, rounded down to the nearest whole number of votes, obtained by dividing (A) the aggregate liquidation preference of the shares of Preferred Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter by (B) the book value per share (each as defined in our charter). Effectively, the holders of the shares of our Series D Preferred Stock and our Series E Preferred Stock could account for a quorum at any meeting of our company’s shareholders and, to the extent such holders, voted their respective shares in the same manner, such holders could effectively control the outcome of any matter submitted to the shareholders for approval.

Warrants to Purchase Common Stock

In connection with the issuances of the Series A Preferred Stock and the Series B Preferred Stock, which were redeemed on June 28, 2013, we issued warrants to purchase an aggregate of $60.0 million in shares of our common stock at an exercise price per share of common stock equal to: (i) $9.00 if the warrants are being exercised in connection with a “change of control” (as such term is defined in the form of warrant); or (ii) the greater of $9.00 and 80% of the public offering price of our common stock in our first underwritten public offering, in conjunction with which our common stock is listed for trading on the New York Stock Exchange if the warrants are being exercised during the 60-day period following such underwritten public offering. The warrants remained outstanding subsequent to the redemption of the Series A Preferred Stock and the Series B Preferred Stock and will become exercisable at any time and from time to time prior to their expiration following the completion of an underwritten public offering and in connection with a change of control. In general, the August 3, 2012 and February 27, 2013 warrants will immediately expire and cease to be exercisable upon the earliest to occur of: (i) the close of business on the later of August 3, 2015; (ii) the close of business on the date that is 60 days after the completion of the underwritten public offering (or the next succeeding business day); (iii) the consummation of a “Qualified Company Acquisition” (as such term is defined in the form of warrant); and (iv) the cancellation of the warrants by our company, at its option or at the option of the warrant holder, in connection with a change of control (other than a Qualified Company Acquisition).

We measured the fair value of the warrants as of March 31, 2015 and December 31, 2014 resulting in our recording $274,000 and $663,000, respectively, reflected in security deposits, prepaid rent and other liabilities in our condensed consolidated balance sheets. The warrants are recorded at fair value for each reporting period with changes in fair value being recorded in change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our condensed consolidated statements of comprehensive operations. For the three months ended March 31, 2015 and 2014 , we recorded a decrease in the fair value of the warrants of $389,000 and $750,000, respectively. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.	Commitments and Contingencies

Litigation

The company and certain of its affiliates are named defendants in a complaint filed on August 12, 2014 in the Superior Court of Orange County, California, styled S. Sidney Mandel et al. v. NNN Realty Investors, LLC et al., alleging that the company, our operating partnership, ROC REIT Advisors, LLC, or our former advisor, and Mr. Olander, our chief executive officer, chief financial officer, interim chief accounting officer and president, participated in fraudulent transfers of assets from an affiliate of Grubb & Ellis Company, thereby preventing such affiliate from satisfying contractual obligations to certain trusts in which plaintiffs invested. The plaintiffs seek damages and injunctive relief setting aside these alleged transfers. On October 6, 2014, the company, our operating partnership and Mr. Olander filed a motion to quash service of the complaint for lack of personal jurisdiction. On January 5, 2015, before the motion to quash could be heard, the plaintiffs filed a fourth amended complaint that added Mr. Remppies, our chief operating officer and our acting chief administrative officer, as a defendant. On February 6, 2015, the company, our operating partnership, our former advisor and Messrs. Olander and Remppies filed a motion to quash service of the fourth amended complaint for lack of personal jurisdiction. Before that motion could be heard, on March 12, 2015, the court granted the plaintiffs further leave to amend their complaint, stayed the case and moved to transfer the case to the court’s complex civil division. The case was transferred on March 27, 2015. The company believes that the plaintiffs’ claims are without merit and intends to defend the matter vigorously. We have not accrued any amount for the possible outcome of this litigation because management does not believe that a material loss is probable or estimable at this time.

In addition to the foregoing, we are subject to various legal proceedings and claims arising in the ordinary course of business. We cannot determine the ultimate liability with respect to such legal proceedings and claims at this time. We believe that such liability, to the extent not provided for through insurance or otherwise, will not have a material adverse effect on our financial condition, results of operations or cash flow.

Environmental Matters

It is our policy not to purchase any property unless and until we obtain an environmental assessment, which consists of, at a minimum, a Phase I review, and unless and until we generally are satisfied with the environmental condition of the property, as determined by our management. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Acquisition Contingent Consideration

ELRM Transaction

We incurred certain contingent consideration in connection with the ELRM Transaction during the first quarter of 2013. In consideration for the contribution to our operating partnership of ELRH’s economic rights to earn property management fees for managing certain real estate assets of the Timbercreek Fund, our operating partnership agreed to issue up to $10.0 million in restricted OP units to ELRH. Additionally, ELRH and certain of its affiliates had the opportunity to earn additional consideration in the form of restricted OP units and a promissory note through a contingent consideration arrangement, which is based on two events: (i) projected fees

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

that we would earn in connection with new property management agreements for properties that may be acquired by ELRH and certain of its affiliates and (ii) funds raised at certain target dates to acquire properties in the Timbercreek Fund. As of December 31, 2014, all potential earnout opportunities available to the ELRM Parties or otherwise pursuant to the ELRM Transaction have been satisfied.

Our contingent consideration liability would change based on achieving the contingencies and the quarterly fair valuation. As of March 31, 2015 and December 31, 2014, we determined that there was no fair value of the acquisition contingent consideration. We had a decrease in the fair value of the contingent consideration of $2.4 million for the three months ended March 31, 2014, which is recorded in change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration in our consolidated statements of comprehensive operations. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation of assets and liabilities on a recurring basis.

Landmark at Andros Isles

On June 4, 2014, we completed the acquisition of Landmark at Andros Isles, which included acquisition contingent consideration with an initial estimated fair value of $2.7 million. The acquisition contingent consideration is based on a calculation of future net operating income (which includes the payment of principal and interest on the mortgage loan payable as defined in the definitive agreements) over the four-year period subsequent to the acquisition, with a total payout not to exceed $4.0 million. As of March 31, 2015 and December 31, 2014, the estimated fair value of the acquisition contingent consideration was $3 million and $2.9 million, respectively, with an increase in fair value of $100,000 for the three months ended March 31, 2015. The change in fair value is recorded to change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration on our condensed consolidated statements of comprehensive operations. See Note 13, Fair Value of Derivatives and Financial Instruments, for further discussion of our fair valuation on a recurring basis.

On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with the Landmark at Andros Isles acquisition for aggregate consideration of $3.9 million, of which $3.5 million was paid in cash and $400,000 will be issued in shares of our common stock at a per share value of $8.15. As of such date, there is no longer acquisition contingent consideration related to this acquisition. See Note 10, Related Party Transactions, and Note 16, Subsequent Events, for further discussion regarding the acquisition contingent consideration.

Support Payment Agreement

On December 20, 2013, we entered into a support payment agreement with ELRH II, an entity affiliated with Mr. Michael Salkind and Mr. Avi Israeli, two members of our board of directors, or our board, and Mr. Joseph Lubeck, our former executive chairman. The agreement provides a price support mechanism with respect to the aggregate 1,226,994 shares of common stock the company issued to ELRH II in connection with (i) the acquisition of the Class A Units in Timbercreek Holding and (ii) the pay down of $5.0 million of a $10.0 million note payable to ELRH II arising from the ELRM Transaction. Upon the completion of a public offering and upon the Company’s capital stock listing on the New York Stock Exchange or The Nasdaq Stock Market, or the IPO, the shares will no longer be subject to transfer restrictions and forfeiture provisions. If the shares are no longer restricted due to the occurrence of an IPO, ELRH II is obligated, for a period of ten business days, to use commercially reasonable efforts to sell the shares at a price above $8.15 per share. If they are unsuccessful, ELRH II may give notice whereupon we have the option to issue additional shares of our common stock in the amount that is equal to the difference between $8.15 per share and the actual gross selling price received by

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ELRH II upon the sale of the shares. In the alternative, we may elect to redeem the shares for cash. In the event an IPO does not take place before March 14, 2018, we may call or ELRH II may put the shares to us and we would be obligated to repurchase the shares for $8.15 per share in cash. The support payment agreement is accounted for as a free standing equity contract liability at fair value. The fair market value of the contract was insignificant as of March 31, 2015 and December 31, 2014.

10.	Related Party Transactions

The transactions listed below cannot be construed to be at arm’s length and the results of our operations may be different than if such transactions were conducted with non-related parties.

ELRH

ELRH previously paid to us the direct costs of certain employees that performed services on their behalf. As of December 31, 2014, we no longer had employees performing services on behalf of ELRH, therefore, this reimbursement arrangement ended as of such date. For the three months ended March 31, 2014, we were reimbursed $331,000 by ELRH.

Timbercreek U.S. Multi-Residential Opportunity Fund #1

As part of the ELRM Transaction, we acquired the rights to earn property management fees and back-end participation for managing certain real estate assets acquired by the Timbercreek Fund. Also, during the period from the closing date of the ELRM Transaction and ending on the date that is 18 months thereafter, we had a commitment to purchase 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5.0 million. On December 20, 2013, we purchased the 500,000 Class A Units in Timbercreek Holding for consideration in the amount of $5.0 million, consisting of the issuance of 613,497 shares of our common stock, thereby becoming a limited partner in Timbercreek Holding. Timbercreek Holding is a limited partner in the Timbercreek Fund. Messrs. Olander and Remppies serve on the Investment Committee of the Timbercreek Fund. The Timbercreek Fund is fully invested, no longer raising capital, and the sole purpose of their investment committee is to make capital decisions regarding the properties and to oversee future dispositions of assets.

OP Units Issued

As of March 31, 2015, we had issued 12,688,988 OP units with an aggregate value of $103.4 million. Such OP units were issued, directly or indirectly, to entities affiliated with Messrs. Salkind and Israeli, two members of our board, and Mr. Edward Kobel, our chairman, in connection with the acquisition of various properties and the ELRM Transaction.

Tax Protection Agreements

We have entered into 27 tax protection agreements with entities affiliated with Messrs. Salkind, Israeli and Kobel, or the Tax Protected Parties, who contributed certain multifamily apartment communities in connection with our acquisitions during the years ended 2014, 2013 and 2012. Pursuant to these agreements, our operating partnership has agreed, among other things, to indemnify the Tax Protected Parties against certain taxes incurred by them upon a sale, exchange or other disposition of the tax protected properties during a specified restricted period, or Tax Protection Period, plus an additional amount equal to the taxes incurred by the tax protected parties as a result of the indemnification payments. The Tax Protection Periods range from five to seven years.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses and Indemnification of Future Amounts

On August 28, 2012, pursuant to an Interest Contribution Agreement among us, our operating partnership, Elco Landmark Residential Management and certain persons and entities identified as the contributors in such agreement, we acquired 100% of the interests in Daytona Seabreeze, LLC, a Delaware limited liability company, or Daytona Seabreeze, which owns a multi-family apartment community known as Overlook at Daytona.

An action, or the Action, was brought by CJK Daytona Seabreeze, LLC against, among others, Mr. Lubeck, our former executive chairman, our operating partnership, Daytona Seabreeze and Seabreeze Daytona Marina, LLC, or Daytona Marina. We collectively refer to Daytona Marina, our operating partnership and Daytona Seabreeze as the Indemnified Parties. In connection with the Action, on October 16, 2014, the Indemnified Parties entered into an Agreement Concerning Reimbursement of Attorneys’ Fees, Costs and Expenses, Future Attorneys’ Fees, Costs and Expenses and Indemnification, or the Agreement, with Mr. Lubeck and SFLP Diplomatic, LLC, which we refer to collectively as the Indemnifying Persons. Pursuant to the Agreement, the Indemnifying Persons have agreed to indemnify the Indemnified Parties and certain other related persons and entities against any losses incurred in connection with the Action, including but not limited to attorneys’ fees, costs and any amounts paid in settlement of the Action. The Indemnifying Persons also have reimbursed the Indemnified Parties and certain other related persons and entities for past attorneys’ fees and have agreed to pay future attorneys’ fees incurred in connection with the Action. The Action was settled and dismissed with prejudice on March 31, 2015.

Landmark at Andros Isles Acquisition Contingent Consideration

On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with the Landmark at Andros Isles acquisition for aggregate consideration of $3.9 million. The consideration will be paid to one or more entities, which are affiliated with our chairman, Mr. Kobel. See Note 9, Commitments and Contingencies, for a further discussion of our acquisition contingent consideration related to Landmark at Andros Isles.

Other

As of March 31, 2015 and December 31, 2014, we had $604,000 and $1.6 million outstanding, respectively, which were recorded in other receivables due from affiliates in our condensed consolidated balance sheets. The amounts outstanding represented amounts due from our managed properties owned by affiliated third parties as part of the normal operations of our property manager, which primarily consisted of management fee receivables.

As of March 31, 2015 and December 31, 2014, we had $278,000 and $117,000, respectively, which were recorded in other payables due to affiliates in our condensed consolidated balance sheets. The amounts outstanding represented payables due to our managed properties owned by affiliated third parties as part of the normal operations of our property manager.

11.	Equity

Preferred Stock

Our charter authorizes us to issue 50,000,000 shares of our preferred stock, par value $0.01 per share. As of March 31, 2015 and December 31, 2014, we had issued and outstanding 20,586,252 and 20,976,300 shares, respectively, of Series D Preferred Stock and, as of March 31, 2015 and December 31, 2014, we had issued and outstanding 7,262,400 and 7,400,000 shares, respectively, of Series E Preferred Stock. See Note 8, Preferred Stock and Warrants to Purchase Common Stock.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Common Stock

Our charter authorizes us to issue up to 300,000,000 shares of our common stock. As of March 31, 2015 and December 31, 2014, we had 25,684,047 and 25,628,526 shares, respectively, of our common stock issued and outstanding.

The following are the equity transactions with respect to our common stock during the three months ended March 31, 2015:

•	55,521 shares of common stock were issued pursuant to the DRIP.

Our distributions are subject to approval by our board. Our common stock distributions as of March 31, 2015 and December 31, 2014 was equivalent to $0.30 per share per annum for each period then ended.

We report earnings (loss) per share pursuant to ASC Topic 260, Earnings Per Share. Basic earnings (loss) per share attributable for all periods presented are computed by dividing net income (loss) attributable to shares of our common stock for the period by the weighted average number of shares of our common stock outstanding during the period using the two class method. Diluted earnings (loss) per share is calculated by dividing the net income (loss) attributable to common shares for the period by the weighted average number of common and dilutive securities outstanding during the period using the two-class method. Nonvested shares of our restricted common stock give rise to potentially dilutive shares of our common stock. As of March 31, 2015, and December 31, 2014, there were 189,579 and 192,316 shares, respectively, of nonvested shares of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. The long-term investment plan units, or LTIP Units, could potentially dilute the basic earnings per share in future periods but were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented. Further, the warrants were not included in the computation of diluted earnings per share and also would have been anti-dilutive for the periods presented.

Distribution Reinvestment Plan

In the first quarter of 2011, our board adopted the Second Amended and Restated Dividend Reinvestment Plan, or DRIP. The DRIP provides a way to increase stockholders’ investment in our company by reinvesting distributions to purchase additional shares of our common stock. The DRIP offers up to 10,000,000 shares of our common stock for reinvestment. Distributions are reinvested in shares of our common stock at a price equal to the most recently disclosed per share value, as determined by our board.

Since August 2012, we have made a series of acquisitions and issued common stock or common stock equivalents, or equivalents, at $8.15 per share. This price was determined to be a fair value based on negotiated transactions with advice from professionals. Accordingly, $8.15 is the per share price used for the issuance of shares pursuant to the DRIP until such time as our board provides a new estimate of share value. For the three months ended March 31, 2015, $453,000 in distributions were reinvested and 55,521 shares of our common stock were issued pursuant to the DRIP.

OP Units

As of both March 31, 2015 and December 31, 2014, we had issued 41,446,746 OP units to our non-controlling interest holders for consideration of $337.8 million in relation to the acquisition of properties and the ELRM Transaction. The OP units issued as part of the ELRM Transaction are restricted and will vest in equal amounts over a period of five years, subject to certain accelerated vesting and cancellation provisions. See Note 12, Non-Controlling Interest, for additional information on our OP units.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

LTIP Units

As of both March 31, 2015 and December 31, 2014, we had issued 647,908 LTIP Units under the 2012 Award Plan (as defined below), respectively, to certain of our executive officers as incentive compensation. For the three months ended March 31, 2015 and 2014, we recognized compensation expense of $0 and $300,000, respectively, related to the LTIP Units issued and outstanding. LTIP Unit compensation expense is included in general, administrative and other in our accompanying condensed consolidated statements of comprehensive operations.

2006 Incentive Award Plan

We adopted our 2006 Award Plan pursuant to which our board or a committee of our independent directors may make grants of options, restricted common stock awards, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock or equivalents that may be issued pursuant to our 2006 Award Plan, together with the number of shares of common stock or equivalents issued under the 2012 Award Plan (as defined below), is an aggregate total of 2,000,000, subject to adjustment under specified circumstances.

Shares of restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of restricted common stock have full voting rights and rights to dividends. For the three months ended March 31, 2015 and 2014, we recognized compensation expense of $98,000 and $14,000, respectively, related to the restricted common stock grants ultimately expected to vest, which has been reduced for estimated forfeitures. ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock compensation expense is included in general, administrative and other in our accompanying condensed consolidated statements of comprehensive operations.

As of March 31, 2015 and December 31, 2014, there was $1.2 million and $1.3 million, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to the nonvested shares of our restricted common stock. As of March 31, 2015, this expense is expected to be recognized over a remaining weighted average period of 3.08 years.

As of March 31, 2015 and December 31, 2014, the fair value of the nonvested shares of our restricted common stock was $1.5 million and $1.6 million, respectively, based upon $8.15 at grant date. A summary of the status of the nonvested shares of our restricted common stock as of March 31, 2015 and December 31, 2014, and the changes for the three months ended March 31, 2015, is presented below:

	Restricted Common Stock	Weighted Average Grant Date Fair Value
Balance—December 31, 2014	192,316	$8.18
Vested	(2,737)	$8.15

Balance—March 31, 2015	189,579	$8.18

2012 Other Equity-Based Award Plan

During 2012, our board adopted our 2012 Award Plan, which is intended to assist our company and our affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the company and its affiliates and to associate their interests with those of the company and its stockholders. The 2012 Award Plan is also intended to complement

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the purposes and objectives of the 2006 Award Plan through the grant of “other equity-based awards” under the 2012 Award Plan. Pursuant to the 2012 Award Plan, our board or our compensation committee may make grants of other equity-based awards to our independent directors, employees and certain consultants. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, and the terms and conditions of such other equity-based awards are determined by our board or our compensation committee, as applicable. The maximum aggregate number of shares of our common stock or equivalents that may be issued under the 2012 Award Plan, together with the number of shares of common stock or equivalents issued under the 2006 Award Plan, is an aggregate total of 2,000,000 shares, subject to adjustment under specified circumstances.

401(k) Savings Plan

We have a 401(k) savings plan, which is a voluntary defined contribution plan. Under the savings plan, every employee is eligible to participate, beginning on the date the employee has completed two months of continuous service with us. Each participant may make contributions to the savings plan by means of a pre-tax salary deferral, which may not be less than 1% or more than 85% of the participant’s compensation, subject to limitations under the federal tax code on the annual amount of salary deferrals which may be made by any participant. The company may make discretionary matching contributions on the participant’s behalf up to a predetermined limit, which was 40% of salary deferrals for the first 5% of eligible compensation. The matching contribution made for the three months ended March 31, 2015 and 2014, was $46,000 and $28,000, respectively. A participant’s salary deferral and the company’s matched portion is 100% vested and nonforfeitable. Any administrative expenses under the savings plan that were paid by us were not significant for all periods presented.

12.	Non-Controlling Interests

Redeemable Non-Controlling Interests in Operating Partnership

Redeemable non-controlling interests in operating partnership represent the limited partnership interests in our operating partnership held by third party entities. The OP units have the rights and preferences as set forth in our partnership agreement, as amended, and may, following a 12-month holding period, become redeemable at the option of the holder, at which time we have the discretion to exchange the OP units for either (i) shares of our common stock on a one-for-one basis or (ii) a cash amount equal to the product of (A) the number of redeemed OP units, multiplied by (B) the “cash amount” (as defined in our partnership agreement). However, if our common stock has not become listed or admitted to trading on any national securities exchange at the time of redemption and we elect to redeem the OP units for cash rather than unrestricted common stock, the cash redemption amount will be $8.15 per redeemed OP unit. These non-controlling interests are recorded as equity in our condensed consolidated balance sheet due to our ability at our sole discretion to redeem OP units for unregistered shares.

As of both March 31, 2015 and December 31, 2014, we had issued 41,446,746 OP units for a total consideration of $337.8 million in relation to the acquisition of properties and the ELRM Transaction. If the OP units were to be redeemed, the total redemption value would have been $337.8 million as of March 31, 2015.

For the three months ended March 31, 2015, there were no distributions reinvested in additional OP units.

As of March 31, 2015 and December 31, 2014, we owned approximately 37.9% and 37.8% of the general partnership interest in our operating partnership, respectively, and the limited partners owned approximately 62.1% and 62.2%, respectively, of the limited partnership interests in our operating partnership.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Non-Controlling Interest Partners

Non-controlling interest partners represents interests of our joint venture partners in six consolidated properties as of March 31, 2015 and December 31, 2014 and is presented as part of equity in our condensed consolidated balance sheets. We consolidate an entity in which we own less than 100% but for which we hold the controlling financial interest. In addition, we consolidate any joint venture or partnership in which we are the general partner or managing member and the third party does not have the ability to participate substantially in the decision-making process or remove us as general partner or managing member, as the case may be, without cause.

As of March 31, 2015 and December 31, 2014, the amount of non-controlling interest of our partners was $26.3 million and $26.7 million, respectively. During the three months ended March 31, 2015 and 2014, we had net (income)/loss attributable to non-controlling interest partners of $(191,000) and $1.5 million, respectively.

13.	Fair Value of Derivatives and Financial Instruments

ASC Topic 825, Financial Instruments, requires disclosure of the fair value of financial instruments, whether or not recognized on the face of the balance sheet. Fair value is defined under ASC Topic 820, Fair Value Measurements and Disclosures.

We consider the carrying values of cash and cash equivalents, accounts receivable, other receivables due from affiliates, restricted cash, real estate and escrow deposits, accounts payable and accrued liabilities, and other payables due to affiliates to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization.

Interest Rate Caps and Interest Rate Swaps

We manage our interest rate risk through the use of derivative financial instruments. We do not enter into derivative transactions for trading or other speculative purposes. The interest rate derivatives that we primarily use are interest rate caps and interest rate swaps. We enter into these interest rate derivative transactions to reduce our exposure to fluctuations in interest rates on future debt issuances. We assess the effectiveness of qualifying cash flow hedges both at inception and on an on-going basis. The fair values of the hedging derivatives and non-designated derivatives that are in an asset position are recorded in other assets, net on the accompanying condensed consolidated balance sheets. The fair value of derivatives that are in a liability position are included in security deposits, prepaid rent and other liabilities on the accompanying condensed consolidated balance sheets.

As of March 31, 2015, we had entered into four interest rate cap agreements. An interest rate cap involves the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. The fair value of our rate cap agreement is determined using the market standard methodology of discounting the future expected cash receipts that would occur if the variable interest rate rises above the strike rate of the cap and is a Level 2 fair value calculation. These derivatives are not designated by us to be a hedge instrument, and the change in fair value is recorded to interest expense in the condensed consolidated statements of comprehensive operations. For the three months ended March 31, 2015 and 2014, the change in fair value resulted in an increase to interest expense of $49,000 and $97,000, respectively.

As of March 31, 2015, we had entered into three interest rate swap agreements pursuant to which we have agreed to pay a fixed rate of interest in exchange for a floating rate of interest at a future date and have designated two of these as hedging derivatives and one as a non-designated hedge. The fair value of our swap agreements is determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rate rises above or below the strike rate of the future floating rate and is a Level 2 fair value calculation.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the two interest rate swaps that we have determined qualify as effective cash flow hedges, we have recorded the effective portion of cumulative changes in the fair value of the hedging derivatives in accumulated other comprehensive operations in the condensed consolidated statements of equity. Amounts recorded in accumulated other comprehensive operations will be reclassified into earnings in the periods in which earnings are affected by the hedged cash flow. To adjust the hedging derivatives in qualifying cash flow hedges to their fair value and recognize the impact of hedge accounting, we recorded $356,000 and $279,000 in other comprehensive loss for the three months ended March 31, 2015 and 2014, respectively. The one interest rate swap is not intended by us to be a hedge instrument and the change in fair value is recorded to interest expense in the condensed consolidated statements of comprehensive operations. For the three months ended March 31, 2015, the change in fair value was a decrease to interest expense of $22,000. For the three months ended March 31, 2014, we did not record a change in fair value.

The following table summarizes our derivative arrangements and the consolidated hedging derivatives at March 31, 2015 and December 31, 2014, (in thousands, except interest rates):

	March 31, 2015			December 31, 2014
	Non- designated Hedges		Cash Flow Hedges	Non- designated Hedges		Cash Flow Hedges
	Interest Rate Caps	Interest Rate Swaps	Interest Rate Swaps	Interest Rate Caps	Interest Rate Swaps	Interest Rate Swaps
Notional balance	$77,585	$58,815	$32,100	$77,585	$58,815	$32,100
Weighted average interest rate(1)	2.69%	1.54%	2.30%	2.69%	1.54%	2.18%
Weighted average capped interest rate	4.13%	N/A	N/A	4.13%	N/A	N/A
Earliest maturity date	Jul-17	Sep-16	Jul-20	Jul-17	Sep-16	Jul-20
Latest maturity date	Jul-18	Sep-16	Aug-20	Jul-18	Sep-16	Aug-20
Estimated fair value, asset/(liability)	$44	$(1,089)	$(1,532)	$94	$(1,112)	$(1,175)

(1)	For interest rate caps, this represents the weighted average interest rate on the debt.

Financial Instruments Measured/Disclosed at Fair Value on a Recurring Basis

The table below presents our liabilities measured/disclosed at fair value on a recurring basis as of March 31, 2015, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Estimate at March 31, 2015	Carrying Value at March 31, 2015
Liabilities
Mortgage loan payables, net(1)	$—	$1,031,957	$—	$1,031,957	$999,155
Unsecured notes payable to affiliates(2)	—	—	6,116	6,116	6,116
Secured Credit Facility(1)	—	159,034	—	159,034	158,420
Line of credit(1)	—	9,922	—	9,922	9,902
Acquisition contingent consideration- Andros Isles(3)	—	—	3,000	3,000	3,000
Warrants(4)	—	—	274	274	274
Series E preferred stock derivative(5)	—	—	900	900	900

Total liabilities at fair value	$—	$1,200,913	$10,290	$1,211,203	$1,177,767

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	The fair value is estimated using borrowing rates available to us for debt instruments with similar terms and maturities.
(2)	The fair value is not determinable due to the related party nature of the unsecured notes payable to affiliates, other than the Legacy Unsecured Note. The fair value of the Legacy Unsecured Note is based on a benchmark index from the limited partnership unit distributions dividend rate; therefore, we consider the fair value of the Legacy Unsecured Note to be equal to the carrying value.
(3)	The fair value is based on management’s inputs and assumptions related primarily to certain net operating income over a four-year period for Landmark at Andros Isles.
(4)	The fair value of the warrants is estimated using the Monte-Carlo Simulation.
(5)	The fair value of the Series E Preferred Stock derivative, which relates to the mandatory redemption of 50% of the Series E Preferred Stock outstanding as of the date of a triggering event as described in the Series E Preferred Stock agreements for a premium, is determined using a modeling technique based on significant unobservable inputs calculated using a probability-weighted approach. Significant inputs include the expected timing of a triggering event, the expected timing of additional issuances of Series E Preferred Stock, and the discount rate.

The table below presents our liabilities measured/disclosed at fair value on a recurring basis as of December 31, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall (in thousands):

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Estimate at December 31, 2014	Carrying Value at December 31, 2014
Liabilities
Mortgage loan payables, net(1)	$—	$1,061,988	$—	$1,061,988	$1,021,683
Unsecured notes payable to affiliates(2)	—	—	6,116	6,116	6,116
Secured Credit Facility(1)	—	159,207	—	159,207	159,176
Line of credit(1)		3,903		3,903	3,902
Acquisition contingent consideration-Andros Isles(3)	—	—	2,900	2,900	2,900
Warrants(4)	—	—	663	663	663
Series E preferred stock derivative(5)			1,400	1,400	1,400

Total liabilities at fair value	$—	$1,225,098	$11,079	$1,236,177	$1,195,840

(1)	The fair value is estimated using borrowing rates available to us for debt instruments with similar terms and maturities.
(2)	The fair value is not determinable due to the related party nature of the unsecured notes payable to affiliates, other than the Legacy Unsecured Note. The fair value of the Legacy Unsecured Note is based on a benchmark index from the limited partnership unit distributions dividend rate; therefore, we consider the fair value of the Legacy Unsecured Note to be equal to the carrying value.
(3)	The fair value is based on management’s inputs and assumptions relating primarily to certain net operating income over a four-year period for Landmark at Andros Isles.
(4)	The fair value of the warrants is estimated using the Monte-Carlo Simulation.
(5)

The fair value of the Series E Preferred Stock derivative, which relates to the mandatory redemption of 50% of the Series E Preferred Stock outstanding as of the date of a triggering event as described in the Series E

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Preferred Stock agreements for a premium, is determined using a modeling technique based on significant unobservable inputs calculated using a probability-weighted approach. Significant inputs include the expected timing of a triggering event, the expected timing of additional issuances of Series E Preferred Stock, and the discount rate.

The table below provides a reconciliation of the fair values of acquisition contingent consideration, warrant liability, and Series E Preferred Stock derivative measured on a recurring basis for which the company has designated as Level 3 (in thousands):

	Acquisition Contingent Consideration - Andros Isles	Warrants	Series E Preferred Stock Derivative	Total
Balance at December 31, 2014	$2,900	$663	$1,400	$4,963
Additions	—	—	—	—
Change due to liability realized	—	—	—	—

Changes in fair value(1)	100	(389)	(500)	(789)

Balance at March 31, 2015	$3,000	$274	$900	$4,174

(1)	Reflected in change in fair value of preferred stock derivatives/warrants and acquisition contingent consideration on the condensed consolidated statements of comprehensive operations for the three months ended March 31, 2015.

There were no transfers between Level 1, Level 2 and Level 3 of the fair value hierarchy during the three months ended March 31, 2015.

14.	Business Combinations

2015 Property Acquisitions

We did not complete any acquisitions during the three months ended March 31, 2015.

2014 Property Acquisitions

For the three months ended March 31, 2014, we completed the acquisition of 12 consolidated properties, including six properties held through consolidated joint ventures, adding a total of 4,397 apartment units to our property portfolio. The aggregate purchase price was approximately $319.5 million, plus closing costs and acquisition fees of $3.1 million, which are included in acquisition-related expenses in our accompanying condensed consolidated statements of comprehensive operations.

Results of operations for the property acquisitions are reflected in our condensed consolidated statements of comprehensive operations for the three months ended March 31, 2014 for the period subsequent to the acquisition dates. For the period from the acquisition dates through March 31, 2014, we recognized $9.4 million in revenues and $5.2 million in net loss for the newly-acquired properties.

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the fair value of the assets acquired and liabilities assumed at the time of acquisition (in thousands):

March 31, 2014
Land	$54,760
Land improvements	16,957
Building and improvements	233,809
Furniture, fixtures and equipment	4,570
In-place leases	9,830
(Above)/below market leases	(1,146)
Fair market value of assumed debt	(150,975)
Other assets/liabilities, net	(28,960)

Total	138,845
Equity/limited partnership unit consideration	(54,518)

Net cash consideration	$84,327

In accordance with ASC Topic 805, we allocated the purchase price of the 12 properties to the fair value of assets acquired and liabilities assumed, including allocating to the intangibles associated with the in-place leases, above/below market leases and assumed debt. The purchase price accounting is final with no adjustments since December 31, 2014.

Pro Forma Financial Data (Unaudited)

Assuming the acquisitions of the 12 consolidated properties that were acquired in three months ended March 31, 2014 had occurred on January 1, 2013, pro forma revenues, net loss, net loss attributable to controlling interest and net loss per common share attributable to controlling interest—basic and diluted, would have been as follows for the three months ended March 31, 2014 (in thousands, except per share data):

Three Months Ended March 31, 2014
Revenues	$62,678
Net loss	$(24,382)
Net loss attributable to controlling interest	$(8,942)
Net loss per common share attributable to controlling interest—basic and diluted	$(0.35)

The pro forma results are not necessarily indicative of the operating results that would have been obtained had these transactions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

15.	Restructuring and Impairment Charges

In late 2014, our audit committee initiated an investigation into certain operational and financial matters and engaged outside advisors to assist it in connection with the investigation. Upon consideration of the work conducted in the audit committee’s investigation and other factors, our board, upon the recommendation of the audit committee, determined to negotiate and enter into separation agreements with three former executives. In conjunction with this, our board of directors approved a shift in strategic direction of our company subsequent to the determination to enter into separation agreements with our three former executive officers. This shift is geared toward a focus on the long term equity capitalization of the company, an overall corporate expense

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reduction, and a reduction of our third party property management business. The plan is being accomplished via reassignment of internal operational duties, reduction in staff, elimination of a prior executive office and transferring of 11 of our 16 third party managed properties to affiliates of their owners (which occurred on April 1, 2015), changes in personnel, and the elimination of a focus on certain financing activities that were determined to not be in the best long term interests of our shareholders.

During the year ended December 31, 2014, we recorded $8.0 million in charges directly attributable to these changes in restructuring and impairment charges in our consolidated statements of comprehensive operations. Of the $8.0 million in restructuring and impairment charges that we expensed, $2.0 million remained in accounts payable and accrued liabilities in our consolidated balance sheets at December 31, 2014. During the three months ended March 31, 2015, we incurred additional restructuring charges of $398,000 related to additional accounting and legal fees that were recorded in restructuring charges in our consolidated statements of comprehensive operations, all of which remained in accounts payable and accrued liabilities in our consolidated balance sheets at March 31, 2015. During the three months ended March 31, 2015 we paid $315,000 for legal fees, $351,000 for severance and $45,000 of other accruals, leaving a remaining balance of $1.7 million in accounts payable and accrued liabilities in our condensed consolidated balance sheets as of March 31, 2015, which will be paid in full by February 2016.

16.	Subsequent Events

Termination of Property Management Agreements

During the first quarter of 2015, we were notified that the property owners of 11 of our managed third party properties would be transferring their property management agreements to affiliates of their owners. The transfers occurred on April 1, 2015.

Sale of Properties

On April 30, 2015, we sold Courtyards on the River, a property consisting of 296 apartment units in Tampa, Florida, for $13.0 million at a net loss of $1.9 million. This property was classified as held and used at March 31, 2015. The net cash proceeds to us of $1.2 million were used as a component of the Series D Preferred Stock and Series E Preferred Stock redemptions discussed below.

Refinancing of Mortgage Loan Payables

On April 30, 2015, we refinanced five mortgage loan payables, four of which were scheduled to mature in 2015 and one of which was schedule to mature in 2052. The aggregate balance of the new mortgage loan payables is $112.4 million. The new mortgage loan payables each have a 10-year term maturing on May 1, 2025, and each accrues interest at a floating rate equal to one-month LIBOR plus 1.72%. We purchased interest rate caps for each loan. We used the net proceeds to us from the new loans to repay in full the $80.4 million outstanding balance on the five existing mortgage loan payables, $2.7 million of interest and yield maintenance prepayment penalties and we paid approximately $3.5 million for the settlement of the Landmark at Andros Isles acquisition contingent consideration (see below). Existing lender held escrows of $543,000 were also applied to mortgage loan payables outstanding. We used the remainder of the net proceeds to us to redeem a portion of the outstanding Series D Preferred Stock and Series E Preferred Stock (see below).

Landmark at Andros Isles Acquisition Contingent Consideration

On May 5, 2015, we settled the acquisition contingent consideration that was due in connection with the Landmark at Andros Isles acquisition for aggregate consideration of $3.9 million, of which $3.5 million was paid

LANDMARK APARTMENT TRUST, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in cash and $400,000 will be issued in shares of our common stock at a per share value of $8.15. The consideration was paid or will be paid to one or more entities, which are affiliated with our chairman, Mr. Kobel. See Note 9—Commitments and Contingencies, and Note 10, Related Party Transactions.

New Chief Financial Officer

On May 7, 2015, we entered into an employment agreement with Greg E. Brooks to serve as our Chief Financial Officer effective May 18, 2015. Within 10 days of the effective date, we will issue 100,000 LTIP units at a value of $8.15 per unit to Mr. Brooks.

Redemption of Series D and Series E Preferred Stock

On May 11, 2015, we used $33.0 million worth of property sale and loan refinancing proceeds in order to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $24.3 million worth of proceeds to redeem 2,202,057 shares of the Series D Preferred Stock, at a price of $11.02 per share, including $1.02 per share to repay aggregated accumulated and unpaid distributions. We used $8.7 million worth of proceeds to redeem 776,839 shares of the Series E Preferred Stock, at a price of $11.23 per share, including $1.23 per share to repay aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemption, 18,384,195 shares of the Series D Preferred Stock and 6,485,561 shares of the Series E Preferred Stock remained outstanding.

Filing of Registration Statement

On May 14, 2015, we filed an S-11 registration statement with the United States Securities and Exchange Commission, which initiated the process of engaging in a potential IPO of the company’s Class A Common Stock. In connection with the IPO, we intend to effect a recapitalization transaction in which our outstanding shares of common stock will be redesignated as Class A Common Stock, par value $0.01 per share. However, we are unable to assure you that we will consummate such offering.

BAY BREEZE SONESTA, LLC, ESPLANADE APARTMENTS, LLC AND DK GATEWAY ANDROS, LLC

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Landmark Apartment Trust, Inc.

We have audited the accompanying combined statement of revenues and certain operating expenses of Bay Breeze Sonesta, LLC; Esplanade Apartments, LLC; and DK Gateway Andros, LLC (collectively the “DeBartolo Property Acquisitions” or the “Company”) for the year ended December 31, 2011. The combined statement of revenues and certain operating expenses is the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined statement of revenues and certain operating expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of revenues and certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a Form S-11 to be filed by Landmark Apartment Trust, Inc. as described in Note 1, and is not intended to be a complete presentation of the Company’s revenues and expenses.

In our opinion, the combined statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Company as described in Note 1 for the year ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

CliftonLarsonAllen LLP

Tampa, Florida

November 6, 2012

DEBARTOLO PROPERTY ACQUISITIONS

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2012 (Unaudited) and the Year Ended December 31, 2011

(In thousands)

	Six Months Ended June 30, 2012 (Unaudited)	Year Ended December 31, 2011
Revenues:
Rental income	$2,108	$3,341
Other property income	192	292

Total revenues	2,300	3,633
Certain operating expenses:
Administrative and marketing	211	430
Insurance	112	214
Personnel	359	475
Real estate taxes	233	261
Repairs and maintenance	331	633
Utilities	108	139

Total expenses	1,354	2,152

Revenues in excess of certain operating expenses	$946	$1,481

See accompanying notes to the combined statements of revenues and certain operating expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

NOTE 1—BASIS OF PRESENTATION

Presented herein are the combined statements of revenues and certain operating expenses of Bay Breeze Sonesta, LLC (“Bay Breeze”), Esplanade Apartments, LLC (“Esplanade”) and DK Gateway Andros, LLC (“Andros”)(collectively referred to as the “DeBartolo Property Acquisitions” or the “Company”). Each of the LLC’s are organized in the State of Florida. DeBartolo Development, LLC (“DeBartolo”), either in its own name or indirectly through entities wholly-owned and controlled by DeBartolo, owned these properties. On August 3, 2012, DeBartolo and its affiliates entered into Contribution Agreements with Landmark Apartment Trust, Inc. and Landmark Apartment Trust Holdings, LP (collectively “LAT”), under which the members of the DeBartolo Property Acquisitions agreed to contribute their member interests to LAT.

The combined statements have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the accompanying combined statements of revenues and certain operating expenses are not intended to be a complete presentation of the actual operations of the DeBartolo Property Acquisitions and certain expenses are excluded because they may not be comparable to those expected to be incurred in the future operations of the Company. Items excluded consist primarily of interest expense, partnership/owner expenses, and depreciation and amortization expense. Consequently, the combined statement of revenues and certain operating expenses for the year ended December 31, 2011 is not representative of the actual operations for the period.

Bay Breeze is a 180-unit residential apartment complex located in Fort Myers, Florida. Esplanade is a 186-unit residential apartment complex located in Orlando, Florida. Andros is a 360-unit residential apartment complex located in Daytona Beach, Florida. Bay Breeze and Esplanade are fully operating apartment complexes. Construction of the residential apartment complex of Andros began in 2011. Certain units were completed in the 4th quarter of 2011, at which time leasing operations commenced. The remaining units were completed at various times during the first and second quarters of 2012.

The accompanying interim combined statement of revenues and certain operating expenses for the six months ended June 30, 2012 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The combined financial statement is prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles. All intercompany accounts have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Revenue Recognition

Rental revenue is recognized in the period which it is earned under the terms of the related lease agreement. Leases are generally 12 months in duration and call for consistent rental payments during their term. Other income consists primarily of application fees, which are recognized as revenue at the inception of the lease, and late fees and utility reimbursements, which are recognized in the period in which they are charged.

Lease Incentives

Lease incentives, which are payments made to a tenant as an incentive to sign the lease, are amortized on a straight-line basis over the term of the lease as a reduction of rental revenue.

Real Estate

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations or betterments that extend the economic useful life of the assets are capitalized.

DAYTONA SEABREEZE, LLC, BAYMEADOWS PARTNERS, LLC, ADMG ALTAMONTE PARTNERS, LLC, LANDMARK AT GRAND MEADOW HOLDINGS, LLC, EL CONQUISTADOR PARTNERS, LLC, LANDMARK AT GRAND PALMS HOLDINGS, LLC, KINGS CARYLE CLUB APARTMENTS, LLC, WOODBERRY PARTNERS, LLC, LANDMARK AT CREEKSIDE GRAND, LLC, CENTURY MILL INVESTORS, LLC, BEAR CREEK PARTNERS, LLC, BEDFORD PARTNERS, LLC, COTTONWOOD PARTNERS, LLC, PEAR RIDGE PARTNERS, LLC, LANDMARK AT RIDGEWOOD PRESERVE, L.P., LANDMARK AT HERITAGE FIELDS, L.P., MANCHESTER PARK, L.P. AND LANDMARK GRAND AT GALLERIA, LLC

JOEL SANDERS & COMPANY, P. A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916—2000 FACSIMILE: (954) 916—2012 EMAIL: jscpa1@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Daytona Seabreeze, LLC, Baymeadows Partners, LLC, ADMG Altamonte Partners, LLC, Landmark at Grand Meadow Holdings, LLC, EL Conquistador Partners, LLC, Landmark at Grand Palms Holdings, LLC, Kings Caryle Club Apartments, LLC, Woodberry Partners, LLC, Landmark at Creekside Grand, LLC, Century Mill Investors, LLC, Bear Creek Partners, LLC, Bedford Partners, LLC, Cottonwood Partners, LLC, Pear Ridge Partners, LLC, Landmark at Ridgewood Preserve, L.P., Landmark at Heritage Fields, L.P., Manchester Park, L.P., and Landmark Grand at Galleria, LLC (collectively the “Properties”) for the year ended December 31, 2011. The combined statements of revenues and certain expenses is the responsibility of Elco Landmark Residential Holdings, LLC and/or Elco Landmark Residential Management, LLC (collectively the “EL Companies”) management. Our responsibility is to express an opinion on the combined statement of revenues and certain expenses based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statements of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Security and Exchange Commission for inclusion in a Form S-11 to be filed by Landmark Apartment Trust, Inc., as described in Note 1, and is not intended to be a complete presentation of the Properties’ revenues and expenses.

In our opinion, the combined statements of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties described in Note 1 for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

Joel Sanders & Company, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

September 28, 2012

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

For the Six Months Ended June 30, 2012 (Unaudited) and the Year Ended December 31, 2011

(In thousands)

	Six Months Ended June 30, 2012 (Unaudited)	Year Ended December 31, 2011
Revenues:
Rental income	$20,323	$37,297
Other property income	2,951	5,411

Total revenues	23,274	42,708
Certain operating expenses:
Administrative and marketing	2,347	4,248
Insurance	555	1,051
Personnel	2,699	5,133
Real estate taxes	2,300	4,190
Repairs and maintenance	1,453	2,473
Utilities	2,425	4,623

Total expenses	11,779	21,718

Revenues in excess of certain expenses	$11,495	$20,990

See accompanying notes to the combined statements of revenues and certain operating expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

NOTE 1—BASIS OF PRESENTATION

Presented herein is the combined statements of revenues and certain expenses related to the operations of Daytona Seabreeze, LLC, a 215-unit apartment community located in Daytona Beach, Florida; Baymeadows, Partners, LLC, a 352-unit apartment community located in Jacksonville, Florida; ADMG Altamonte Partners, LLC, a 232-unit apartment community located in Tampa, Florida; Grand Meadow Holdings, LLC, a 212-unit apartment community located in Melbourne, Florida; El Conquistador Partners, LLC, a 166-unit apartment community located in Bradenton, Florida; Grand Palms Holdings, LLC, a 438-unit apartment community located in Tampa, Florida; Kings Carlyle Club Apartments, LLC, a 243-unit apartment community located in Lawrenceville, Georgia; Woodberry Partners, LLC, a 313-unit apartment community located in Decatur, Georgia; Landmark at Creekside Grand, LLC, a 492- unit apartment community located in East Point, Georgia; Century Mill Investors, LLC, a 260-unit apartment community located in Lexington, South Carolina; Bear Creek Partners, LLC, a 120-unit apartment community located in Euless, Texas; Bedford Partners, LLC, a 238-unit apartment community located in Bedford, Texas; Cottonwood Partners, LLC, a 200-unit apartment community located in Arlington, Texas; Pear Ridge Partners, LLC, a 242-unit apartment community located in Dallas, Texas; Landmark at Ridgewood Preserve, L.P., a 184-unit apartment community located in Arlington, Texas; Landmark at Heritage Fields, L.P., a 240- unit apartment community located in Arlington, Texas; Manchester Park, L.P., a 126-unit apartment community located in Arlington, Texas, and Landmark Grand at Galleria, LLC, a 1,080-unit apartment community located in Hoover, Alabama.

The accompanying combined statements of revenues and certain expenses have been prepared with the applicable rules and regulations of the Securities and Exchange Commission for the acquisition of real estate properties. Accordingly, the statements of revenues and certain expenses exclude interest, depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

The accompanying interim combined statements of revenues and certain expenses for the six months ended June 30, 2012, is unaudited. In the opinion of management, all adjustments, consisting only of normal and recurring adjustments considered necessary for a fair statement, have been included. The reported results are not necessarily indicative of the results that may be expected for the full year.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The combined statements of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—MORTGAGE NOTES PAYABLE

Mortgage notes payable consisted of the following as of December 31, 2011 (in thousands):

4.75% mortgage note payable to bank, monthly payments of principal and interest, maturing October 2012	$17,718
3.81% mortgage note payable to bank, monthly payments of principal and interest, maturing December 2015	$16,726
4.59% mortgage note payable to bank, monthly payments of principal and interest, maturing October 2020	$10,554
3.0% mortgage note payable to bank, monthly payments of interest only, maturing May 2015	$5,920
5.0% mortgage note payable to bank, monthly payments of principal and interest, maturing October 2012	$7,530
5.94% mortgage note payable to bank, monthly payments of principal and interest, maturing August 2019	$18,728
6.58% mortgage note payable to bank, monthly payments of principal and interest, maturing September 2019	$2,384
4.45% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2013	$8,466
6.19% mortgage note payable to bank, monthly payments of principal and interest, maturing August 2015	$19,862
4.87% mortgage note payable to bank, monthly payments of principal and interest, maturing August 2017	$28,017
5.25% mortgage note payable to bank, monthly payments of principal and interest, maturing June 2015	$13,098
4.28% mortgage note payable to bank, monthly payments of interest only, maturing June 2015	$3,334
5.72% mortgage note payable to bank, monthly payments of principal and interest, maturing July 2013	$4,656
3.26% mortgage note payable to bank, monthly payments of interest only, maturing July 2013	$674
5.72% mortgage note payable to bank, monthly payments of principal and interest, maturing July 2013	$9,382
3.26% mortgage note payable to bank, monthly payments of interest only, maturing July 2013	$783
5.72% mortgage note payable to bank, monthly payments of principal and interest, maturing July 2013	$5,683
3.26% mortgage note payable to bank, monthly payments of interest only, maturing July 2013	$875
5.72% mortgage note payable to bank, monthly payments of principal and interest, maturing July 2013	$11,974
3.26% mortgage note payable to bank, monthly payments of interest only, maturing July 2013	$1,419
3.75% mortgage note payable to bank, monthly payments of interest only, maturing June 2013	$4,350
3.75% mortgage note payable to bank, monthly payments of interest only, maturing June 2013	$5,637
3.75% mortgage note payable to bank, monthly payments of interest only, maturing June 2013	$2,100
4.28% mortgage note payable to bank, monthly payments of interest only through December 2012, then monthly payments of principal and interest, maturing December 2018	$15,000

Total mortgage notes payable	$214,870

KINGS CARLYLE CLUB APARTMENTS, LLC, BEAR CREEK PARTNERS, LLC, BEDFORD PARTNERS, LLC, COTTONWOOD PARTNERS, LLC AND PEAR RIDGE PARTNERS, LLC

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2021 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statement of revenues and certain expenses of Kings Carlyle Club Apartments, LLC, Bear Creek Partners, LLC, Bedford Partners, LLC, Cottonwood Partners, LLC, and Pear Ridge Partners, LLC (the “Properties”) for the year ended December 31, 2012.

Management’s Responsibility for the Combined Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statement of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statement of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statement of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

October 22, 2014

Weston, Florida

COMBINED STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED

DECEMBER 31, 2012

(In thousands)

Year Ended December 31, 2012
Revenues:
Rental income	$7,189
Other property income	1,137

Total revenues	8,326
Certain expenses:
Administrative and marketing	929
Insurance	146
Personnel	1,094
Real estate taxes	1,003
Repairs and maintenance	674
Utilities	975

Total expenses	4,821

Revenues in excess of certain expenses	$3,505

The accompanying notes are an integral part of these combined statement of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein is the combined statement of revenues and certain expenses related to the operations of Kings Carlyle Club Apartments, LLC, a 243-unit apartment community located in Lawrenceville, Georgia, Bear Creek Partners, LLC, a 120-unit apartment community located in Euless, Texas, Bedford Partners, LLC, a 238-unit apartment community located in Bedford, Texas, Cottonwood Partners, LLC, a 200-unit apartment community located in Arlington, Texas, and Pear Ridge Partners, LLC, a 242-unit apartment community located in Dallas, Texas.

The accompanying combined statement of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the year ended December 31, 2012, due to the exclusion of the following: depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

4.3945% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2013	$8,309
5.72% mortgage note payable to bank, monthly payments of principal and interest, maturing July 2013	$31,275
3.21% mortgage note payable to bank, monthly payments of interest only, maturing July 2013	$3,750

Total mortgage notes payable	$43,334

LANDMARK AT AVERY PLACE, LLC AND LANDMARK AT DEERFIELD GLEN, LLC

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust of America, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Landmark at Avery Place, LLC, and Landmark at Deerfield Glen, LLC (the “Properties”) for each of the three years in the period ended December 31, 2012.

Management’s Responsibility for the Combined Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for each of the three years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 to be filed by the Company) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

February 7, 2014

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011 AND 2010

(In thousands)

	Nine Months Ended September 30, 2013 (Unaudited)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Rental income	$3,186	$2,801	$1,766	$259
Other property income	655	510	235	12

Total revenues	3,841	3,311	2,001	271
Certain expenses:
Administrative and marketing	536	451	204	22
Insurance	121	138	92	15
Personnel	486	401	283	26
Real estate taxes	386	306	200	26
Repairs and maintenance	243	140	91	15
Utilities	517	403	168	13

Total expenses	2,289	1,839	1,038	117

Revenues in excess of certain expenses	$1,552	$1,472	$963	$154

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Landmark at Avery Place, LLC, which owns as its sole asset a 264-unit apartment community located in Tampa, Florida, and Landmark at Deerfield Glen, LLC, which owns as its sole asset a 320-unit apartment community located in Hoover, Alabama.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the nine months ended September 30, 2013 and for the years ended December 31, 2012, 2011, and 2010, due to the exclusion of the following: interest, depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

Because these Properties were acquired from a related party, these statements have been prepared for the nine months ended September 30, 2013 and the years ended December 31, 2012, 2011 and 2010.

The accompanying interim combined statements of revenues and certain expenses for the nine months ended September 30, 2013 are unaudited. In the opinion of management, the combined statements of revenues reflect all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit are generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable on the Properties consisted of the following as of December 31, 2012 (in thousands):

5.49% mortgage note payable to bank, monthly payments of interest only, maturing August 2015	$4,800
5.49% mortgage note payable to bank, monthly payments of interest only, maturing August 2015	$4,277
3.59% mortgage note payable to bank, monthly payments of interest only, maturing July 2019	$13,200

Total mortgage notes payable	$22,277

LANDMARK AT LAKEWAY MEADOWS, LP, LANDMARK LAKEWAY PLACE, LP, LANDMARK LAKEWAY TRACE, LP, LANDMARK LAKEWAY 36, LP, LANDMARK LAKESHORE/LAKEVIEW, LP, LANDMARK LAKEWAY HARBOR, LP, LANDMARK LAKEWAY POINT, LP, LANDMARK LAKEWAY COLONY, LP, LANDMARK HIGHLANDS AT GALLOWAY, LP, LANDMARK WINDRIDGE COURT, LP, LANDMARK AT GRAND OASIS, LP, LANDMARK AT COVENTRY POINTE, LP, LANDMARK AT CHESTERFIELD, LP, LANDMARK AT ROSEWOOD, LP, LANDMARK AT BELLA VISTA, LP AND LANDMARK AT MAPLE GLEN, LP

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Landmark at Lakeway Meadows, LP, Landmark Lakeway Place, LP, Landmark Lakeway Trace, LP, Landmark Lakeway 36, LP. Landmark Lakeshore/Lakeview, LP, Landmark Lakeway Harbor, LP, Landmark Lakeway Point, LP, Landmark Lakeway Colony, LP, Landmark Highlands at Galloway, LP, Landmark Windridge Court, LP, Landmark at Grand Oasis, LP, Landmark at Coventry Pointe, LP, Landmark at Chesterfield, LP, Landmark at Rosewood, LP, Landmark at Bella Vista, LP and Landmark at Maple Glen, LP (the “Properties”) for each of the three years in the period ended December 31, 2012.

Management’s Responsibility for the Combined Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for each of the three years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

March 24, 2014

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011 AND 2010

(In thousands)

	Nine Months Ended September 30, 2013 (Unaudited)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Rental income	$22,126	$28,026	$15,145	$685
Other property income	3,485	4,466	1,986	71

Total revenues	25,611	32,492	17,131	756
Certain expenses:
Administrative and marketing	2,709	3,580	1,505	89
Insurance	529	683	340	37
Personnel	2,874	3,538	2,150	191
Real estate taxes	2,524	3,588	1,956	110
Repairs and maintenance	1,655	2,133	857	56
Utilities	2,347	2,867	1,741	193

Total expenses	12,638	16,389	8,549	676

Revenues in excess of certain expenses	$12,973	$16,103	$8,582	$80

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Landmark at Lakeway Meadows, LP, a 460-unit apartment community located in Garland, Texas; Landmark Lakeway Place, LP, a 148-unit apartment community located in Garland, Texas; Landmark Lakeway Trace, LP, a 204-unit apartment community located in Garland, Texas; Landmark Lakeway 36, LP, a 36-unit apartment community located in Garland, Texas; Landmark Lakeshore/Lakeview, LP, a 97-unit apartment community located in Garland, Texas; Landmark Lakeway Harbor, LP, a 114-unit apartment community located in Garland, Texas; Landmark Lakeway Point, LP, a 151-unit apartment community located in Garland, Texas; Landmark Lakeway Colony, LP, a 294-unit apartment community located in Garland, Texas; Landmark Highlands at Galloway, LP, a 253-unit apartment community located in Mesquite, Texas; Landmark Windridge Court, LP, a 33-unit apartment community located in Mesquite, Texas; Landmark at Grand Oasis, LP, a 434-unit apartment community located in Suwanee, Georgia; Landmark at Coventry Pointe, LP, a 250-unit apartment community located in Lawrenceville, Georgia; Landmark at Chesterfield, LP, a 250-unit apartment community located in Pineville, North Carolina; Landmark at Rosewood, LP a 232-unit apartment community located in Dallas, Texas; Landmark at Bella Vista, LP a 564-unit apartment community located in Duluth, Georgia and Landmark at Maple Glen, LP a 358-unit apartment community located in Orange Park, Florida.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the nine months ended September 30, 2013 and for the years ended December 31, 2012, 2011, and 2010, due to the exclusion of the following: depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

Because these Properties were acquired from a related party, these Statements have been prepared for the nine months ended September 30, 2013 and years ended December 31, 2012, 2011, and 2010.

The accompanying interim combined statement of revenues and certain expenses for the nine months ended September 30, 2013, is unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$15,560
5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$5,800
5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$7,520
5.574% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2016	$11,866
5.89% mortgage note payable to bank, monthly payments of principal and interest, maturing December 2016	$12,992
5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$12,920
3.72% mortgage note payable to bank, monthly payments of interest only, maturing October 2016	$62,300
5.18% mortgage note payable to bank, monthly payments of principal and interest, maturing June 2018	$16,399
5.05% mortgage note payable to bank, monthly payments of interest only, maturing April 2014	$14,500

Total mortgage notes payable	$159,857

LANDMARK AT SAVOY SQUARE, LLC, LANDMARK AT OCEAN BREEZE, LLC, MEREDITH PARTNERS, LLC, LANDMARK AT WOODLAND TRACE, L.P., LANDMARK AT GRAYSON PARK, L.P. AND LANDMARK AT LANCASTER, LLC

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Landmark at Savoy Square, LLC, Landmark at Ocean Breeze, LLC, Meredith Partners, LLC, Landmark at Woodland Trace, L.P., Landmark at Grayson Park, L.P., and Landmark at Lancaster, LLC (the “Properties”) for each of the three years in the period ended December 31, 2012.

Management’s Responsibility for the Combined Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for each of the three years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

December 18, 2013

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011 AND 2010

(In thousands)

	Nine Months Ended September 30, 2013 (Unaudited)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Rental income	$8,818	$11,628	$3,833	$2,178
Other property income	1,142	1,485	426	259

Total revenues	9,960	13,113	4,259	2,437
Certain expenses:
Administrative and marketing	1,053	1,460	411	188
Insurance	370	516	140	50
Personnel	1,105	1,555	580	297
Real estate taxes	866	1,114	202	140
Repairs and maintenance	754	799	247	139
Utilities	1,207	1,764	688	281

Total expenses	5,355	7,208	2,268	1,095

Revenues in excess of certain expenses	$4,605	$5,905	$1,991	$1,342

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Landmark at Savoy Square, LLC, a 182-unit apartment community located in Clearwater, Florida, Landmark at Ocean Breeze, LLC, a 224-unit apartment community located in Melbourne, Florida, Meredith Partners, LLC, a 297-unit apartment community located in Raleigh, North Carolina, Landmark at Woodland Trace, LP, a 384-unit apartment community located in Casselberry, Florida, Landmark at Grayson Park, LP, a 408-unit apartment community located in Tampa, Florida, and Landmark at Lancaster Place, LLC, a 240-unit apartment community located is Calera, Alabama.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the nine months ended September 30, 2013 and for the years ended December 31, 2012, 2011, and 2010, due to the exclusion of the following: interest, depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

Because these Properties were acquired from a related party, these Statements have been prepared for the nine months ended September 30, 2013 and years ended December 31, 2012, 2011 and 2010.

The accompanying interim combined statement of revenues and certain expenses for the nine months ended September 30, 2013 is unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit are generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

5.75% mortgage note payable to bank, monthly payments of principal and interest, maturing February 2014	$5,899
5.75% mortgage note payable to bank, monthly payments of interest only until December 31, 2012, then payments of principal and interest, maturing June 2014	$4,258
6.25% mortgage note payable to bank, monthly payments of interest, maturing April 2015	$16,500
4.28% mortgage note payable to bank, monthly payments of interest only until December 31, 2012, then payments of principal and interest, maturing December 2018	$15,000
4.91% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2015	$16,230
4.10% mortgage note payable to bank, monthly payments of principal and interest, maturing February 2019	$10,635

Total mortgage notes payable	$68,522

MISSION BARTON CREEK, DST, MISSION BRENTWOOD, DST, MISSION GLENEAGLES, DST, MISSION TANGLEWOOD, DST, MISSION BATTLEGROUND PARK, DST AND MISSION BRILEY PARKWAY, DST

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Mission Barton Creek, DST, Mission Brentwood, DST, Mission Gleneagles, DST, Mission Tanglewood, DST, Mission Battleground Park, DST, and Mission Briley Parkway, DST (the “Properties”) for the year ended December 31, 2012.

Management’s Responsibility for the Combined Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

October 8, 2013

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND FOR THE YEAR ENDED

DECEMBER 31, 2012

(In thousands)

	Six Months Ended June 30, 2013 (Unaudited)	Year Ended December 31, 2012
Revenues:
Rental income	$9,413	$18,601
Other property income	1,365	2,477

Total revenues	10,778	21,078
Certain expenses:
Administrative and marketing	686	1,581
Insurance	336	867
Personnel	1,050	2,223
Real estate taxes	1,274	2,290
Repairs and maintenance	702	1,417
Utilities	883	1,756

Total expenses	4,931	10,134

Revenues in excess of certain expenses	$5,847	$10,944

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Mission Barton Creek, DST, a 298-unit apartment community located in Austin, Texas, Mission Brentwood, DST, a 380-unit apartment community located in Nashville, Tennessee, Mission Gleneagles, DST, a 590-unit apartment community located in Dallas, Texas, Mission Tanglewood, DST, a 364-unit apartment community located in Austin, Texas, Mission Battleground Park, DST, a 240-unit apartment community located in Greensboro, North Carolina, and Mission Briley Parkway, DST, a 360-unit apartment community located in Nashville, Tennessee.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the six months ended June 30, 2013 and for the year ended December 31, 2012, due to the exclusion of the following: depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

The accompanying interim combined statement of revenues and certain expenses for the six months ended June 30, 2013, is unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

3.129% mortgage note payable to bank, monthly payments of principal and interest, maturing November 2015	$20,290
5.8875% mortgage note payable to bank, monthly payments of principal and interest, maturing November 2016	$19,748
5.61% mortgage note payable to bank, monthly payments of principal and interest, maturing June 2016	$26,742
6.45% mortgage note payable to bank, monthly payments of principal and interest, maturing February 2019	$15,143
6.322% mortgage note payable to bank, monthly payments of principal and interest, maturing August 2016	$11,042
6.326% mortgage note payable to bank, monthly payments of principal and interest, maturing September 2016	$14,357

Total mortgage notes payable	$107,322

MISSION COURTYARD VILLAS, DST AND MISSION PARK GREEN, DST

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Mission Courtyard Villas, DST and Mission Park Green, DST (the “Properties”) for the year ended December 31, 2012.

Management’s Responsibility for the Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

January 10, 2013

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND FOR THE YEAR ENDED

DECEMBER 31, 2012

(In thousands)

	Nine Months Ended September 30, 2013 (Unaudited)	Year Ended December 31, 2012
Revenues:
Rental income	$4,644	$5,978
Other property income	724	954

Total revenues	5,368	6,932
Certain expenses:
Administrative and marketing	308	412
Insurance	159	314
Personnel	534	750
Real estate taxes	612	794
Repairs and maintenance	357	436
Utilities	582	757

Total expenses	2,552	3,463

Revenues in excess of certain expenses	$2,816	$3,469

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Mission Courtyard Villas, DST, a 256-unit apartment community located in Mesquite, Texas, and Mission Park Green, DST, a 480-unit apartment community located in Plano, Texas.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the nine months ended September 30, 2013 and for the year ended December 31, 2012, due to the exclusion of the following: interest, depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

The accompanying interim combined statement of revenues and certain expenses for the nine months ended September 30, 2013 is unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statements of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit are generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

5.4% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2016	$14,185
5.82% mortgage note payable to bank, monthly payments of interest only until January 2013, then monthly payments of principal and interest, maturing January 2018	$22,000

Total mortgage notes payable	$36,185

MISSION PRESTON WOOD DST AND MISSION BELLEVUE RIDGE, LLC

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Mission Preston Wood DST, and Mission Bellevue Ridge, LLC (the “Properties”) for the year ended December 31, 2012.

Management’s Responsibility for the Combined Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses.

Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

December 5, 2013

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND FOR THE YEAR ENDED

DECEMBER 31, 2012

(In thousands)

	Six Months Ended June 30, 2013 (Unaudited)	Year Ended December 31, 2012
Revenues:
Rental income	$1,897	$3,667
Other property income	330	612

Total revenues	2,227	4,279
Certain expenses:
Administrative and marketing	150	287
Insurance	83	205
Personnel	227	475
Real estate taxes	193	350
Repairs and maintenance	174	306
Utilities	264	519

Total expenses	1,091	2,142

Revenues in excess of certain expenses	$1,136	$2,137

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Mission Preston Wood, DST, a 194-unit apartment community located in Richardson, Texas, and Mission Bellevue Ridge, LLC, a 260-unit apartment community located in Nashville, Tennessee.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the six months ended June 30, 2013 and for the year ended December 31, 2012, due to the exclusion of the following: interest, depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

The accompanying interim combined statements of revenues and certain expenses for the six months ended June 30, 2013 are unaudited. In the opinion of management, the statements reflect all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statements of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statements of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

5.24% mortgage note payable to bank, monthly payments of principal and interest, maturing October 2015	$8,150
5.648% mortgage note payable to bank, monthly payments of principal and interest, maturing February 2016	$14,653

Total mortgage notes payable	$22,803

ROYAL GREEN PARTNERS, LLC, SONOMA PARTNERS, LLC, SOLERA PARTNERS, LLC, CROWN RIDGE PARTNERS, LLC, EAST POINTE PARTNERS, LLC, CAVENESS PARTNERS, LLC, FAIRWAY APARTMENT PARTNERS, LLC AND HAMPTON RIDGE PARTNERS, LLC

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2012 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statements of revenues and certain expenses of Royal Green Partners, LLC, Sonoma Partners, LLC, Solera Partners, LLC, Crown Ridge Partners, LLC, East Pointe Partners, LLC, Caveness Partners, LLC, Fairway Apartment Partners, LLC, and Hampton Ridge Partners, LLC (the “Properties”) for each of the three years in the period ended December 31, 2012.

Management’s Responsibility for the Combined Statements of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statements of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statements of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statements of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statements of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statements of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statements of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statements of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for each of the three years in the period ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

September 16, 2013

Weston, Florida

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND FOR THE YEARS ENDED

DECEMBER 31, 2012, 2011 AND 2010

(In thousands)

	Six Months Ended June 30, 2013 (Unaudited)	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenues:
Rental income	$8,213	$16,802	$16,331	$15,473
Other property income	1,122	2,253	2,045	1,746

Total revenues	9,335	19,055	18,376	17,219
Certain expenses:
Administrative and marketing	984	1,942	1,819	1,693
Insurance	331	583	478	506
Personnel	1,163	2,312	2,269	2,098
Real estate taxes	699	1,334	1,381	1,488
Repairs and maintenance	763	1,520	1,439	1,330
Utilities	900	1,896	1,782	1,602

Total expenses	4,840	9,588	9,169	8,718

Revenues in excess of certain expenses	$4,495	$9,467	$9,207	$8,501

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statements of revenues and certain expenses related to the operations of Royal Green Partners, LLC, a 160-unit apartment community located in Jacksonville, Florida, Sonoma Partners, LLC, a 296-unit apartment community located in Tampa, Florida, Solera Partners, LLC, a 304-unit apartment community located in St. Petersburg, Florida, Crown Ridge Partners, LLC, a 240-unit apartment community located in Charlotte, North Carolina, East Pointe Partners, LLC, a 310-unit apartment community located in Charlotte, North Carolina, Caveness Partners, LLC, a 288-unit apartment community located in Wake Forest, North Carolina, Fairway Apartment Partners, LLC, a 384-unit apartment community located in Raleigh, North Carolina, and Hampton Ridge Partners, LLC, a 380-unit apartment community located in Charlotte, North Carolina.

The accompanying combined statements of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the six months ended June 30, 2013 and for the years ended December 31, 2012, 2011, and 2010, due to the exclusion of the following: interest, depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

Because these Properties were acquired from a related party, these Statements have been prepared for the six months ended June 30, 2013 and years ended December 31, 2012, 2011 and 2010.

The accompanying interim combined statement of revenues and certain expenses for the six months ended June 30, 2013, is unaudited. In the opinion of management, the Statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2012 (in thousands):

5.19% mortgage note payable to bank, monthly payments of interest at a floating rate swap, maturing March 2013	$6,750
4.49% mortgage note payable to bank, monthly payments of principal and interest, maturing November 2020	$11,941
4.59% mortgage note payable to bank, monthly payments of principal and interest, maturing November 2020	$12,094
6.50% mortgage note payable to bank, monthly payments of interest, maturing August 2015	$12,500
5.68% mortgage note payable to bank, monthly payments of principal and interest, maturing June 2015	$11,771
4.75% mortgage note payable to bank, monthly payments of principal and interest, maturing September 2020	$18,915
5.26% mortgage note payable to bank, monthly payments of principal and interest, maturing January 2018	$18,493
5.34% mortgage note payable to bank, monthly payments of interest at a floating rate swap, maturing March 2013	$13,600

Total mortgage notes payable	$106,064

LANDMARK AT LAKEWAY MEADOWS, LP, LANDMARK LAKEWAY PLACE, LP, LANDMARK LAKEWAY TRACE, LP, LANDMARK LAKEWAY 36, LP. LANDMARK LAKESHORE/LAKEVIEW, LP, LANDMARK LAKEWAY HARBOR, LP, LANDMARK LAKEWAY POINT, LP, LANDMARK LAKEWAY COLONY, LP, LANDMARK HIGHLANDS AT GALLOWAY, LP, LANDMARK WINDRIDGE COURT, LP, LANDMARK AT GRAND OASIS, LP, LANDMARK AT COVENTRY POINTE, LP, LANDMARK AT CHESTERFIELD, LP, LANDMARK AT ROSEWOOD, LP, LANDMARK AT BELLA VISTA, LP AND LANDMARK AT MAPLE GLEN, LP

JOEL SANDERS & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

1301 SHOTGUN ROAD

WESTON, FLORIDA 33326

MEMBER: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	TEL: (954) 916-2000 FACSIMILE: (954) 916-2021 EMAIL: jscpal@msn.com	MEMBER: FLORIDA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of Landmark Apartment Trust, Inc.

We have audited the accompanying combined statement of revenues and certain expenses of Landmark at Lakeway Meadows, LP, Landmark Lakeway Place, LP, Landmark Lakeway Trace, LP, Landmark Lakeway 36, LP. Landmark Lakeshore/Lakeview, LP, Landmark Lakeway Harbor, LP, Landmark Lakeway Point, LP, Landmark Lakeway Colony, LP, Landmark Highlands at Galloway, LP, Landmark Windridge Court, LP, Landmark at Grand Oasis, LP, Landmark at Coventry Pointe, LP, Landmark at Chesterfield, LP, Landmark at Rosewood, LP, Landmark at Bella Vista, LP and Landmark at Maple Glen, LP (the “Properties”) for the year ended December 31, 2013.

Management’s Responsibility for the Combined Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the combined statement of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the combined statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined statement of revenue and certain expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenue and certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined statement of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the combined statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined statement of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined statement of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and certain expenses described in Note 1 of the Properties for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1, the accompanying combined statement of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-11 of Landmark Apartment Trust, Inc.) and are not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

CERTIFIED PUBLIC ACCOUNTANTS

October 22, 2014

Weston, Florida

COMBINED STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE YEAR ENDED

DECEMBER 31, 2013

(In thousands)

Year Ended December 31, 2013
Revenues:
Rental income	$29,590
Other property income	4,720

Total revenues	34,310
Certain expenses:
Administrative and marketing	3,698
Insurance	757
Personnel	3,820
Real estate taxes	3,648
Repairs and maintenance	2,275
Utilities	3,075

Total expenses	17,273

Revenues in excess of certain expenses	$17,037

The accompanying notes are an integral part of these combined statement of revenues and certain expenses.

NOTES TO THE COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1—Basis of Presentation

Presented herein are the combined statement of revenues and certain expenses related to the operations of Landmark at Lakeway Meadows, LP, a 460-unit apartment community located in Garland, Texas; Landmark Lakeway Place, LP, a 148-unit apartment community located in Garland, Texas; Landmark Lakeway Trace, LP, a 204-unit apartment community located in Garland, Texas; Landmark Lakeway 36, LP, a 36-unit apartment community located in Garland, Texas; Landmark Lakeshore/Lakeview, LP, a 97-unit apartment community located in Garland, Texas; Landmark Lakeway Harbor, LP, a 114-unit apartment community located in Garland, Texas; Landmark Lakeway Point, LP, a 151-unit apartment community located in Garland, Texas; Landmark Lakeway Colony, LP, a 294-unit apartment community located in Garland, Texas; Landmark Highlands at Galloway, LP, a 253-unit apartment community located in Mesquite, Texas; Landmark Windridge Court, LP, a 33-unit apartment community located in Mesquite, Texas; Landmark at Grand Oasis, LP, a 434-unit apartment community located in Suwanee, Georgia; Landmark at Coventry Pointe, LP, a 250-unit apartment community located in Lawrenceville, Georgia; Landmark at Chesterfield, LP, a 250-unit apartment community located in Pineville, North Carolina; Landmark at Rosewood, LP a 232-unit apartment community located in Dallas, Texas; Landmark at Bella Vista, LP a 564-unit apartment community located in Duluth, Georgia and Landmark at Maple Glen, LP a 358-unit apartment community located in Orange Park, Florida.

The accompanying combined statement of revenues and certain expenses relate to the Properties and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual operations of the Properties for the year ended December 31, 2013, due to the exclusion of the following: depreciation and amortization, amortization of tangible assets and liabilities not directly related to the future operations.

NOTE 2—Summary of Significant Accounting Policies

Basis of Accounting

The combined statement of revenues and certain expenses are prepared on the accrual basis of accounting.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s rental revenue is obtained from tenants through rental payments as provided for under noncancelable apartment rental contracts. Rental revenues attributable to leases is recorded when due from residents and is recognized monthly as it is earned, which approximates the straight-line basis. Leases entered into between a resident and the Company for the rental of an apartment unit is generally year to year, renewable upon consent of both parties on an annual or monthly basis.

Repairs and Maintenance

Significant improvements, renovations or betterments that extend the economic useful life of the assets are capitalized. Expenditures for repairs and maintenance are expensed as incurred.

NOTE 3—Mortgage Notes Payable

Mortgage notes payable consisted of the following as of December 31, 2013 (in thousands):

5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$15,560
5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$5,800
5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$7,520
5.574% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2016	$11,700
5.89% mortgage note payable to bank, monthly payments of principal and interest, maturing December 2016	$12,992
5.89% mortgage note payable to bank, monthly payments of interest only, maturing December 2016	$12,920
3.725% mortgage note payable to bank, monthly payments of interest only, maturing October 2016	$62,300
5.18% mortgage note payable to bank, monthly payments of principal and interest, maturing April 2014	$16,156
5.05% mortgage note payable to bank, monthly payments of principal and interest, maturing June 2018	$14,402

Total mortgage notes payable	$159,350

Until                      (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

            shares

LANDMARK APARTMENT TRUST, INC.

CLASS A COMMON STOCK

PROSPECTUS

BofA Merrill Lynch

Citigroup

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and distribution of the securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC registration fee		$43,575
FINRA filing fee		56,750
NYSE listing fee		*
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment,

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

Common Stock

Between August 2012 and June 2015, we issued common stock to the persons, in the amounts and for the prices per share set forth in the table below. The proceeds of these issuances were used to pay transaction expenses, acquire certain properties and reduce liabilities. Restricted stock grants were also made to our directors, in each case as shown in greater detail in the table below. No sales commissions or other consideration were paid in connection with such sales, which were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act as transactions not involving any public offering.

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			Common Stock	Price ($)
8/3/2012	Elco North America, Inc.	Transaction Expenses relating to the 2012 Transaction	22,040	8.15

8/3/2012	Elco Landmark Residential Holdings LLC	Reimbursement of transaction expenses relating to the 2012 Transaction	202,946	8.15

8/3/2012	ROC REIT Advisors, LLC	Advisory fees through date of termination of advisor	1,749	8.15

8/28/2012	Joseph G. Lubeck	Acquisition of site on which to build a marina	257,669	8.15

2/28/2013	James Chrysson, Paul Chrysson, James Yopp	Brighton Colony (f/k/a Ashley Court Apartments)	306,537	8.15

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			Common Stock	Price ($)
2/28/2013	James Chrysson, Paul Chrysson, James Yopp, Anthony Atala	Greenbrooke Commons (f/k/a Abbington Place Apartments)	705,280	8.15

6/5/2013	Restricted stock grant to board	Director compensation program	5,000	8.15

7/1/2013	2335887 Limited Partnership	Grand Terraces, Stanford Reserve, Courtyards on the River, Fountain Oaks, Caveness Farms, Lexington on the Green & Avondale by the Lakes	1,840,491	8.15

7/1/2013	MB Equity Holdings, Inc.	Grand Terraces, Stanford Reserve, Courtyards on the River, Fountain Oaks, Caveness Farms, Lexington on the Green & Avondale by the Lakes	214,724	8.15

12/20/2013	ELRH II	Shares issued in exchange for reduction of amounts owed under promissory note from $10 million to $5 million and acquisition of equity interest in Timbercreek Fund class A units	1,226,994	8.15

3/20/2014	Restricted stock grant to board	Director compensation program	5,000	8.15

3/31/2014	Forfeiture of restricted stock grant to board	Director compensation program	(800)	8.15

5/13/2014	Restricted stock grant to board	Director compensation program	195,038	8.15

5/19/2015	DK Gateway Andros II LLC	Acquisition of Andros Isles	49,080	8.15

Distribution Reinvestment Plan

In the first quarter of 2011, our board adopted the DRIP. The DRIP provides a way to increase stockholders’ investment in our Company by reinvesting distributions to purchase additional shares of our common stock. The DRIP offers up to 10,000,000 shares of our common stock for reinvestment. Distributions are reinvested in shares of our common stock at a price equal to the most recently disclosed per share value, as determined by our board.

Since August 2012, we have done a series of acquisitions and issued common stock or common stock equivalents at $8.15 per share. This price was determined to be a fair value based on negotiated transactions with advice from professionals. Accordingly, $8.15 is the per share price used for the issuance of shares pursuant to the DRIP until such time as our board provides a new estimate of share value. For the years ended December 31, 2014, 2013 and 2012, $2 million, $1.9 million and $2 million, respectively, in distributions were reinvested, and 246,300, 228,316 and 219,046 shares of our common stock, respectively, were issued pursuant to the DRIP. Effective July 1, 2015, we suspended the DRIP in connection with this offering, as determined by our board.

Operating Partnership Securities

Between August 2012 and June 2015, we issued OP units in exchange for properties and LTIP units to our management as compensation to the persons, in the amounts and for the prices per security set forth in the table below. Additionally, dividend reinvestment in the form of additional OP units is shown in the table. No sales commission or other consideration were paid in connection with such sales, which were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act as transactions not involving any public offering.

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			OP Units	Price ($)	LTIP units	Price ($)
8/3/2012	Jay Olander, Gus Remppies, Joe Lubeck	Compensation			366,120	8.15

8/28/2012	AMDG Diplomatic Partners, LP	Overlook at Daytona	206,931	8.15

8/28/2012	SFLP Diplomatic, LLC	Overlook at Daytona	488,052	8.15

8/30/2012	DK Bay Breeze, LLC	Bay Breeze	624,228	8.15

9/14/2012	DK Esplanade, LLC	Esplanade	428,263	8.15

9/14/2012	DK Esplanade II, LLC	Esplanade	47,585	8.15

10/1/2012	Elco Landmark Residential Holdings LLC	Milana Reserve	973,411	8.15

10/4/2012	Elco LR OPT II REIT LP	Creekside Grand	2,671,456	8.15

10/4/2012	Creekside Investors, LLC	Creekside Grand	215,326	8.15

10/10/2012	Elco Landmark Residential Holdings LLC	Lofton Meadows	436,220	8.15

10/11/2012	Gilco 2, LLC	Grand Meadow	107,747	8.15

10/11/2012	Landmark at Grand Meadow Holdings, LLC	Grand Meadow	566,832	8.15

10/19/2012	Legacy Galleria, LLC	Magnolia Glen	1,787,954	8.15

10/19/2012	Elco Landmark at Birmingham Management, LLC	Magnolia Glen	2,472,404	8.15

10/22/2012	Legacy Arlington LLC		700,447	8.15

10/22/2012	Elco Landmark Arlington Management LLC	Heritage, Ridgewood & Manchester	850,379	8.15

10/31/2012	Elco Landmark Grand Palms Management LLC	Grand Palms	1,207,597	8.15

10/31/2012	Legacy at Grand Palms LLC	Grand Palms	870,467	8.15

10/31/2012	Grand Palms Investors, LLC	Grand Palms	263,777	8.15

11/5/2012	Century Mill Investors, LLC	Reserve at Mill Landing	819,036	8.15

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			OP Units	Price ($)	LTIP units	Price ($)
11/8/2012	Elco Landmark Residential Holdings LLC	Parkway Grand & Grand Isles	2,950,109	8.15

1/31/2013	Kings Carlyle Club Mezz, LLC	Richmond on the Fairway	262,859	8.15

3/14/2013	Joe Lubeck, Jim Miller, Elizabeth Truong	Compensation			256,042	8.15

3/14/2013	Elco Landmark Residential Management LLC	Earnout payment pursuant to ELRM Transaction	505,164	8.15

3/14/2013	ELRH II	Earnout payment pursuant to ELRM Transaction	254,900	8.15

3/14/2013	Elco Landmark Residential Holdings LLC	Earnout payment pursuant to ELRM Transaction	447,239	8.15

3/28/2013	The Edward Van Wyckhouse Trust	Mallard Creek	46,160	8.15

3/29/2013	Elco Landmark Residential Holdings, LLC	Crestmont Reserve, Monterra Pointe, Kensington Station, Palisades at Bear Creek	2,264,350	8.15

4/20/2013	DRI*		3,704	8.15

4/30/2013	Elco Landmark Residential Holdings LLC	Reserve at Riverwalk	500,283	8.15

4/30/2013	ADMG Riverview Partners LP	Reserve at Riverwalk	47,000	8.15

5/20/2013	DRI*		3,714	8.15

6/20/2013	DRI*		3,726	8.15

7/1/2013	ADMG Partners LP	Grand Terraces & Stanford	103,539	8.15

7/1/2013	ADMG 191 Partners LP	Courtyards on the River & Fountain Oaks	42,301	8.15

7/1/2013	MB Equity Holdings, Inc.	Courtyards on the River & Fountain Oaks	31,561	8.15

7/3/2013	ADMG FairCave Partners LP	Lexington & Caveness	165,480	8.15

7/3/2013	Elco LR OPT II REIT LP	Acquisition-related expenses	773,876	8.15

7/20/2013	DRI*		3,861	8.15

7/23/2013	Sybil Wolfe Revocable Living Trust	Wynton Pointe	32,019	8.15

7/23/2013	Louis and Nita Savader	Wynton Pointe	16,420	8.15

7/25/2013	ADMG 191 Partners LP	Avondale by the Lakes	67,463	8.15

7/25/2013	MB Equity Holdings, Inc.	Avondale by the Lakes	15,780	8.15

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			OP Units	Price ($)	LTIP units	Price ($)
7/31/2013	ELRH II	Earnout payment pursuant to ELRM Transaction	121,482	8.15

8/16/2013	Elco Landmark at Savoy Square Management LLC	Savoy Square	177,237	8.15

8/16/2013	Legacy Savoy Square LLC	Savoy Square	123,119	8.15

8/16/2013	MB Equity Holdings, Inc.	Savoy Square	22,608	8.15

8/16/2013	Legacy Ocean Breeze LLC	Ocean Breeze	138,369	8.15

8/16/2013	Elco Landmark at Ocean Breeze Management LLC	Ocean Breeze	232,221	8.15

8/20/2013	DRI*		4,123	8.15

8/20/2013	Elco Landmark Residential Holdings LLC	Grand Arbor Reserve	715,987	8.15

8/27/2013	Joe Lubeck, Jay Olander, Gus Remppies	Compensation			98,160	8.15

9/9/2013	James M. and Jaime L. McNeely	Battleground Park	4,725	8.15

9/20/2013	DRI*		4,011	8.15

9/23/2013	ELRH II	Earnout payment pursuant to ELRM Transaction	18,277	8.15

10/3/2013	Elco LR OPT I REIT GP LLC	Woodland Trace & Grayson Park	3,548,002	8.15

10/16/2013	Elco LR OPT II REIT LP	Lancaster Place	901,988	8.15

10/18/2013	DRI*		4,154	8.15

11/18/2013	Elco Landmark at Waverly Place Management LLC	Waverly Place	149,328	8.15

11/20/2013	DRI*		4,216	8.15

11/26/2013	Elco Landmark at Avery Place Management LLC	Avery Place	407,072	8.15

11/26/2013	Legacy Avery Place, LLC	Avery Place	523,102	8.15

11/26/2013	Avery Place Investors, LLC	Avery Place	175,532	8.15

11/26/2013	Main Street Residential Avery Place LLC	Avery Place	87,758	8.15

11/26/2013	Elco Landmark at Deerfield Glen Management LLC	Deerfield Glen	586,500	8.15

11/26/2013	Legacy Deerfield Glen LLC	Deerfield Glen	556,628	8.15

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			OP Units	Price ($)	LTIP units	Price ($)
11/26/2013	MB Equity Holdings LLC	Deerfield Glen	55,663	8.15

12/6/2013	Elco Landmark at Garden Square Management LLC	The Fountains	604,906	8.15

12/20/2013	DRI*		4,229	8.15

1/7/2014	EL-Harel Management LLC	Coventry, Chesterfield, Grand Oasis, Rosewood	626,122	8.15

1/7/2014	EL-BK Management LLC	Coventry, Chesterfield, Grand Oasis, Rosewood	626,123	8.15

1/9/2014	Elco Landmark at Lakeway Management LLC	Lake Village North, East, West & Laurel Heights	3,425,900	8.15

1/15/2014	Elco Landmark at Bella Vista Management LLC	Bella Vista	894,183	8.15

1/15/2014	Elco Landmark at Maple Glen Management LLC	Maple Glen	990,209	8.15

1/15/2014	James G. Miller	Maple Glen	4,825	8.15

1/15/2014	Main St Residential Maple Glen LLC	Maple Glen	121,942	8.15

1/21/2014	DRI*		4,242	8.15

2/20/2014	DRI*		4,255	8.15

3/19/2014	Mechelle Lafon, Elizabeth Truong, Jim Miller	Compensation			15,460	8.15

3/20/2014	DRI*		4,268	8.15

4/17/2014	DRI*		4,282	8.15

5/19/2014	DRI		4,294	8.15

6/4/2014	DK Gateway Andros II, LLC	Andros Isles	1,263,725	8.15

6/4/2014	Joe Lubeck, Jay Olander, Gus Remppies	Compensation			82,821	8.15

6/20/2014	DRI*		4,307	8.15

7/17/2014	DRI*		4.321	8.15

9/18/2014	ELRH II		31,087	8.15

9/18/2014	ELRH II		20,345	8.15

9/18/2014	ELRH II		(58,965)	8.15

10/8/2014	ELRH II		20,325	8.15

12/31/2014	Joe Lubeck, Jim Miller, Elizabeth Truong	Forfeiture			(170,695)	8.15

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Price
			OP Units	Price ($)	LTIP units	Price ($)
4/9/2015	Stanley J. Olander, Jr., Gustav Remppies, Mechelle Lafon	Compensation			268,712	8.15

5/19/2015	DK Gateway Andros II LLC	Acquisition of Andros Isles	100,773	8.15

5/28/2015	Greg E. Brooks	Compensation			100,000	8.15

5/28/2015	Legacy Galleria LLC	Sale of Magnolia Glen	(1,340,966)	8.15

DRI*—Dividend reinvestment in the form of additional OP units. July 17, 2014 was the last dividend reinvestment.

OP Units

Pursuant to the partnership agreement, the limited partners holding OP units have redemption rights, which enable them to cause our operating partnership to redeem their OP units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis (subject to certain adjustments related to share dividends, stock splits and similar actions by us with respect to shares of our common stock). A limited partner may exercise its redemption rights at any time after the applicable OP units to be redeemed have been outstanding for at least one year, except that a limited partner may not exercise its redemption rights more than twice annually and may not redeem less than 1,000 OP units or, if the redeeming partner holds less than 1,000 OP units, all of its OP units at any time. The cash redemption amount per OP unit would be based on the average market price for shares of our common stock during the ten days preceding the receipt of a redemption notice by us. We expect to fund cash redemption, if any, out of available cash or borrowings.

Notwithstanding the foregoing, each limited partner is prohibited from exercising its redemption rights if the issuance of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, shares of our capital stock in excess of the restrictions on ownership and transfer of our stock contained in our charter, as described in the section entitled “Description of Securities—Restrictions on Ownership and Transfer”;

•	result in our shares of our capital stock being owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in us being “closely held” under the federal income tax laws;

•	cause the acquisition of shares of our common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the Securities Act; or

•	otherwise jeopardize our status as a REIT.

We may elect, in our sole discretion, to waive any of these restrictions and redeem a limited partner’s OP units for the applicable cash amount.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding OP units.

LTIP Units

Pursuant to our partnership agreement, we may cause our operating partnership to issue LTIP units, which are intended to qualify as “profits interests” in our operating partnership for U.S. federal income tax purposes, to persons who provide services to us or our operating partnership. LTIP units may be issued subject to vesting requirements, which, if they are not met, may result in the automatic forfeiture of any LTIP units issued. Generally, LTIP units will be entitled to the same non-liquidating distributions and allocations of profits and losses as the OP units in our operating partnership on a per unit basis.

Subject to certain exceptions, LTIP units are treated with the same rights, privileges and obligations applicable to OP units and rank pari passu with OP units as to the payment of regular and special periodic distributions and distributions of assets upon liquidation. As with OP units, liquidating distributions with respect to LTIP units are made in accordance with the positive capital account balances of the holders of these LTIP units to the extent associated with these LTIP units. However, unlike OP units, upon issuance, LTIP units generally will have a capital account equal to zero. Upon the sale of all or substantially all of the assets of our operating partnership or a book-up event for tax purposes in which the book values of our operating partnership’s assets are adjusted, holders of LTIP units will be entitled to priority allocations of any book gain that may be allocated by our operating partnership to increase the value of their capital accounts associated with their LTIP units until these capital accounts are equal, on a per unit basis, to the capital accounts associated with the OP units. The amount of these priority allocations will determine the liquidation value of the LTIP units. In addition, once the capital account associated with a vested LTIP unit has increased to an amount equal, on a per unit basis, to the capital accounts associated with the OP units, that LTIP unit generally may be converted into an OP unit. The book gain that may be allocated to increase the capital accounts associated with LTIP units is comprised in part of unrealized gain, if any, inherent in the property of our operating partnership on an aggregate basis at the time of a book-up event. Book-up events are events that, for U.S. federal income tax purposes, require a partnership to revalue its property and allocate any unrealized gain or loss since the last book-up event to its partners. Book-up events generally include, among other things, the issuance or redemption by a partnership of more than a de minimis partnership interest.

LTIP units are not entitled to the redemption rights described above with respect to OP units, but any OP units into which LTIP units are converted are entitled to this redemption right. LTIP units, generally, vote with the OP units on matters with respect to which the OP units are entitled to vote. In addition, the consent of a number of holders of LTIP units holding at least a majority of the LTIP units then-outstanding is required to approve any amendment to the partnership agreement that would (i) adversely affect the rights of the holders of LTIP units to receive distributions payable to them, except in limited circumstances related to issuances of additional partnership units, and which amendment disproportionately affects the holders of LTIP units compared with holders of OP units, (ii) alter allocations of income, gain, loss and expense to the holders of LTIP units, except in limited circumstances related to issuances of additional partnership units and which amendment disproportionately affects holders of LTIP units compared with holders of OP units, (iii) amend the voting provisions in the partnership agreement related to holders of LTIP units, or (iv) adversely affect the operation of the provisions of the partnership agreement relating to the conversion and redemption rights of holders of LTIP units.

Concurrently with the Recapitalization, we will amend the partnership agreement of our operating partnership to make corresponding changes to our outstanding LTIP units.

Preferred Stock

Between August 2012 and June 2015, we issued preferred stock to the persons, in the amounts and for the prices per share set forth in the table below. The proceeds of these issuances were used to acquire properties, pay transaction expenses and redeem previously-issued preferred stock, in each case as shown in greater detail in the table below. We used the proceeds from the sale of the Series D Preferred Stock to redeem all issued and outstanding shares of our Series A Preferred Stock and Series B Preferred Stock and to acquire and renovate certain multifamily apartment communities. Between January 23, 2015 and June 30, 2015, we have used $52.9 million of property sale and loan refinancing proceeds in order to redeem a portion of our outstanding Series D Preferred Stock and Series E Preferred Stock. We used $38.9 million of proceeds to redeem 3,529,915 shares of the Series D Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions. We used $14.0 million of proceeds to redeem 1,245,278 shares of the Series E Preferred Stock, including the repayment of aggregated accumulated and unpaid distributions and a prepayment premium. Subsequent to the redemptions made above, 17,446,385 shares of the Series D Preferred Stock and 6,154,722 shares of the Series E Preferred Stock remained outstanding.

No sales commission or other consideration were paid in connection with such sales, which were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(a)(2) of the Securities Act as transactions not involving any public offering.

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Redeemed/Price
			Preferred A Stock	Price ($)	Preferred B Stock	Price ($)	Preferred D Stock	Price ($)	Preferred E Stock	Price ($)
8/3/2012	OP Trust	Transaction Expenses relating to the 2012 Transaction	4,000,000	10.00

8/3/2012	DK Landmark, LLC	Transaction Expenses relating to the 2012 Transaction			1,000,000	10.00

2/27/2013	2335887 Limited Partnership	Brighton and Greenbrooke	1,000,000	10.00

6/28/2013	2335887 Limited Partnership	Redemption	-5,000,000	10.00

6/28/2013	DK Landmark, LLC	Redemption			-1,000,000	10.00

6/28/2013	iStar Apartment Holdings LLC	Redemption of Preferred A Stock and Preferred B Stock, Barton Creek, Monaco Gardens					6,572,200	10.00

6/28/2013	BREDS II Q Landmark LLC	Redemption of Preferred A Stock and Preferred B Stock, Barton Creek, Monaco Gardens					3,286,100	10.00

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Redeemed/Price
			Preferred A Stock	Price ($)	Preferred B Stock	Price ($)	Preferred D Stock	Price ($)	Preferred E Stock	Price ($)
7/23/2013	iStar Apartment Holdings LLC	Gleneagles, Prescott Woods, Wynton Pointe					3,594,000	10.00

7/23/2013	BREDS II Q Landmark LLC	Gleneagles, Prescott Woods, Wynton Pointe					1,797,000	10.00

7/31/2013	iStar Apartment Holdings LLC	Stafford Landing					500,000	10.00

7/31/2013	BREDS II Q Landmark LLC	Stafford Landing					250,000	10.00

9/9/2013	iStar Apartment Holdings LLC	Battleground Park & Glenview Reserve					1,020,000	10.00

9/9/2013	BREDS II Q Landmark LLC	Battleground Park & Glenview Reserve					510,000	10.00

9/20/2013	iStar Apartment Holdings LLC	Lyncrest Reserve & Preston Wood					900,000	10.00

9/20/2013	BREDS II Q Landmark LLC	Lyncrest Reserve & Preston Wood					450,000	10.00

10/29/2013	iStar Apartment Holdings LLC	Sutherland Park & Courtyard Villas					1,398,000	10.00

10/29/2013	BREDS II Q Landmark LLC	Sutherland Park & Courtyard Villas					699,000	10.00

1/7/2014	iStar Apartment Holdings LLC	Coventry, Chesterfield, Grand Oasis, Rosewood, Lake Village North, Lake Village East, Lake Village West & Laurel Heights							933,438	10.00

Date of Issuance	Recipient of Shares	Property Securities Issued in Exchange for	Securities Issued/Redeemed/Price
			Preferred A Stock	Price ($)	Preferred B Stock	Price ($)	Preferred D Stock	Price ($)	Preferred E Stock	Price ($)
1/7/2014	BREDS II Q Landmark LLC	Coventry, Chesterfield, Grand Oasis, Rosewood, Lake Village North, Lake Village East, Lake Village West & Laurel Heights							5,866,562	10.00

6/4/2014	iStar Apartment Holdings LLC	Andros Isles							82,362	10.00

6/4/2014	BREDS II Q Landmark LLC	Andros Isles							517,638	10.00

1/23/2015	iStar Apartment Holdings LLC	Redemption					(260,032)	10.00	(18,888)	10.00

1/23/2015	BREDS II Q Landmark LLC	Redemption					(130,016)	10.00	(118,712)	10.00

5/11/2015	iStar Apartment Holdings LLC	Redemption					(1,468,038)	10.00	(106,637)	10.00

5/11/2015	BREDS II Q Landmark LLC	Redemption					(734,019)	10.00	(670,202)	10.00

6/1/2015	iStar Apartment Holdings LLC	Redemption					(178,378)	10.00	(12,957)	10.00

6/1/2015	BREDS II Q Landmark LLC	Redemption					(89,189)	10.00	(81,435)	10.00

6/25/2015	iStar Apartment Holdings LLC	Redemption					(446,829)	10.00	(32,457)	10.00

6/25/2015	BREDS II Q Landmark LLC	Redemption					(223,414)	10.00	(203,990)	10.00

Warrants

In connection with the issuances of our Series A Preferred Stock and our Series B Preferred Stock, which were redeemed in 2013, we issued warrants to purchase an aggregate of $60 million in shares of our common stock at an exercise price per share of common stock equal to: (i) (after being adjusted to reflect the effects of the Recapitalization ) if the warrants are being exercised in connection with a “change of control” (as such term is defined in the form of warrant); or (ii) the greater of (A) (after being adjusted to reflect the effects of the Recapitalization ) and (B) 80% of the public offering price of our common stock in our first underwritten public offering, in conjunction with which our common stock becomes listed for trading on the New York Stock Exchange, if the warrants are being exercised during the 60-day period following such underwritten public offering. The warrants remained outstanding subsequent to the redemption of the Series A Preferred Stock and the Series B Preferred Stock and will become exercisable at any time and from time to time prior to their expiration following the completion of an underwritten public offering or in connection with a change of control. In general, the August 3, 2012 and February 27, 2013 warrants will immediately expire and cease to be exercisable upon the earliest to occur of: (i) the close of business on August 3, 2015; (ii) the close of business on the date that is 60 days after the completion of the underwritten public offering (or the next succeeding business day); (iii) the consummation of a “Qualified Company Acquisition” (as such term is defined in the form of warrant); and (iv) the cancellation of the warrants by our Company, at its option or at the option of the warrant holder, in connection with a change of control (other than a Qualified Company Acquisition).

Unless the offering price per share in this offering exceeds             , the holders of our warrants will not be likely to exercise the warrants under the terms.

Item 34.	Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as a director or officer of our Company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.

See page F-1 for an index of the financial statements included in this registration statement on Form S-11.

(b) Exhibits.

The list of exhibits following the signature page of this registration statement on Form S-11 is incorporated by reference.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Richmond, state of Virginia, on July 2, 2015.

LANDMARK APARTMENT TRUST, INC.

By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr. Chief Executive Officer, President, Interim Chief Accounting Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: July 2, 2015	By:	/s/ Stanley J. Olander, Jr.
Stanley J. Olander, Jr., Chief Executive Officer, President, Interim Chief Accounting Officer and Director (Principal Executive Officer)

Date: July 2, 2015	By:	/s/ Greg E. Brooks
Greg E. Brooks, Chief Financial Officer (Principal Financial Officer)

Date: July 2, 2015	By:	*
Edward M. Kobel, Director and Chairman of the Board of Directors

Date: July 2, 2015	By:	*
Glenn W. Bunting, Jr., Director

Date: July 2, 2015	By:	*
Karl Frey, Director

Date: July 2, 2015	By:	*
Ronald D. Gaither, Director

Date: July 2, 2015	By:	*
Avi Israeli, Director

Date: July 2, 2015	By:	*
Michael Nash, Director

Date: July 2, 2015	By:	*
Michael Salkind, Director

Date: July 2, 2015	By:	*
Howard Silver, Director

* By: /s/ Stanley J. Olander, Jr.

Stanley J. Olander, Jr.

Attorney-in-fact

EXHIBIT LIST

Our Company and our operating partnership are named Landmark Apartment Trust, Inc. and Landmark Apartment Trust Holdings, LP, respectively. Originally, our Company and our operating partnership were known as NNN Apartment REIT, Inc. and NNN Apartment REIT Holdings, L.P., respectively. Following the merger of NNN Realty Advisors, Inc. with Grubb & Ellis Company on December 7, 2007, we changed our corporate name, and the name of our operating partnership, to Grubb & Ellis Apartment REIT, Inc. and Grubb & Ellis Apartment REIT Holdings, L.P., respectively. On December 29, 2010, we amended our charter to change our corporate name from Grubb & Ellis Apartment REIT, Inc. to Apartment Trust of America, Inc., and we changed the name of our operating partnership from Grubb & Ellis Apartment REIT Holdings, L.P. to Apartment Trust of America Holdings, LP. On August 3, 2012, we amended our charter to change our corporate name from Apartment Trust of America, Inc., to Landmark Apartment Trust of America, Inc., and we changed the name of our operating partnership from Apartment Trust of America Holdings, LP to Landmark Apartment Trust of America Holdings, LP. On October 23, 2014 we amended our charter to change our corporate name from Landmark Apartment Trust of America, Inc. to Landmark Apartment Trust, Inc., and on October 24, 2014 we changed the name of our operating partnership from Landmark Apartment Trust of America Holdings, LP to Landmark Apartment Trust Holdings, LP. The following Exhibit List refers to the entity names used prior to such name changes, as applicable, in order to accurately reflect the names of the parties on the documents listed.

Exhibit

1.1**	Form of Underwriting Agreement

3.1*	Articles of Amendment and Restatement of Landmark Apartment Trust of America, Inc., dated June 17, 2013 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on June 21, 2013, and incorporated herein by reference)

3.2*	Articles Supplementary designating the 8.75% Series D Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (included as Exhibit 3.1 to our Current Report on Form 8-K filed on July 5, 2013, and incorporated herein by reference)

3.3*	Articles of Amendment amending certain provisions of the Articles Supplementary for the designation of the 8.75% Series D Cumulative Non-Convertible Preferred Stock (included as Exhibit 3.1 to our Current Report on Form 8-K filed on July 25, 2013, and incorporated herein by reference)

3.4*	Articles Supplementary designating the Series D Common Stock, par value $0.01 per share (included as Exhibit 3.2 to our Current Report on Form 8-K filed on July 5, 2013, and incorporated herein by reference)

3.5*	Articles of Amendment amending certain provisions of the Articles Supplementary for the designation of the 8.75% Series D Cumulative Non-Convertible Preferred Stock, dated September 9, 2013 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on September 13, 2013, and incorporated herein by reference)

3.6*	Articles Supplementary designating the 9.25% Series E Cumulative Non-Convertible Preferred Stock (included as Exhibit 3.1 to our Current Report on Form 8-K filed on January 10, 2014, and incorporated herein by reference)

3.7*	Articles Supplementary designating the Series E Common Stock, par value $0.01 per share (included as Exhibit 3.2 to our Current Report on Form 8-K filed on January 10, 2014, and incorporated herein by reference)

3.8*	Articles of Amendment amending certain provisions of the Articles Supplementary for the designation of the 8.75% Series D Cumulative Non-Convertible Preferred Stock (included as Exhibit 3.3 to our Current Report on Form 8-K filed on January 10, 2014, and incorporated herein by reference)

3.9*	Articles of Amendment to Articles of Amendment and Restatement of Landmark Apartment Trust, Inc., dated October 23, 2014 (included as Exhibit 3.1 to our Current Report on Form 8-K filed on October 29, 2014, and incorporated herein by reference)

Exhibit

3.10*	Third Amended and Restated Bylaws (included as Exhibit 3.4 to our Current Report on Form 8-K filed on January 10, 2014, and incorporated herein by reference)

3.11*	Amendment to Third Amended and Restated Bylaws (included as Exhibit 3.1 to our Current Report on Form 8-K filed on March 27, 2014 and incorporated herein by reference)

3.12*	Second Amendment to Third Amended and Restated Bylaws (included as Exhibit 3.1 to our Current Report on Form 8-K filed on April 25, 2014 and incorporated herein by reference)

3.13*	Third Amendment to Third Amended and Restated Bylaws (included as Exhibit 3.2 to our Current Report on Form 8-K filed on October 29, 2014, and incorporated herein by reference)

3.14*	Agreement of Limited Partnership of NNN Apartment REIT Holdings, L.P. (included as Exhibit 3.3 to our Quarterly Report on Form 10-Q filed on November 9, 2006 and incorporated herein by reference)

3.15*	First Amendment to Agreement of Limited Partnership of Grubb & Ellis Apartment REIT Holdings, L.P., dated June 3, 2010 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on June 3, 2010 and incorporated herein by reference)

3.16*	Second Amendment to Agreement of Limited Partnership of Apartment Trust of America Holdings, LP entered into by Apartment Trust of America, Inc., as the general partner of the partnership (included as Exhibit 10.1 to our Current Report on Form 8-K filed on June 30, 2011, and incorporated herein by reference)

3.17*	Third Amendment to Agreement of Limited Partnership of Apartment Trust of America Holdings, LP (included as Exhibit 3.5 to our Current Report on Form 8-K filed on August 8, 2012, and incorporated herein by reference)

3.18*	Fourth Amendment to Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP. (included as Exhibit 3.4 to our Current Report on Form 8-K filed on July 5, 2013, and incorporated herein by reference)

3.19*	Fifth Amendment to Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP (included as Exhibit 3.2 to our Current Report on Form 8-K filed on July 25, 2013, and incorporated herein by reference)

3.20*	Sixth Amendment to Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP (included as Exhibit 3.2 to our Current Report on Form 8-K filed on September 13, 2013 and incorporated herein by reference)

3.21*	Seventh Amendment to Agreement of Limited Partnership of Landmark Apartment Trust of America Holdings, LP (included as Exhibit 3.5 to our Current Report on Form 8-K filed on January 10, 2014 and incorporated herein by reference)

3.22*	Eighth Amendment to Agreement of Limited Partnership of Landmark Apartment Trust Holdings, LP (included as Exhibit 3.3 to our Current Report on Form 8-K filed on October 29, 2014 and incorporated herein by reference)

4.1*	Form of Subscription Agreement of Grubb & Ellis Apartment REIT, Inc. (included as Exhibit B to Supplement No. 4 to the Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-157375) filed August 23, 2010 and incorporated herein by reference)

4.2*	Second Amended and Restated Distribution Reinvestment Plan (included as Exhibit A to our Registration Statement on Form S-3 (File No. 333-173104) filed March 25, 2011 and incorporated herein by reference)

4.3†	2006 Incentive Award Plan of Landmark Apartment Trust of America, Inc., as amended and restated effective May 13, 2014 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on May 19, 2014 and incorporated herein by reference)

Exhibit

4.4†	Form of Subscription Agreement of Grubb & Ellis Apartment REIT, Inc. (included as Exhibit B to Supplement No. 4 to the Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-157375) filed August 23, 2010 and incorporated herein by reference)

4.5*	Registration Rights Agreement, dated as of August 3, 2012, by and between Apartment Trust of America, Inc. and the Holders named therein (included as Exhibit 4.1 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

4.6*	Registration Rights Agreement, dated as of August 3, 2012, by and among Apartment Trust of America, Inc., 2335887 Limited Partnership and DK Landmark, LLC (included as Exhibit 4.2 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

4.7*	Form of Non-Detachable Warrant to Purchase Shares of Common Stock (included as Exhibit 4.3 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated by reference herein)

4.8*	Non-Detachable Warrant to Purchase Shares of Common Stock, dated February 27, 2013, (included as Exhibit 4.1 to our Current Report on Form 8-K filed on March 4, 2013 and incorporated herein by reference).

4.9*	Registration Rights Agreement, dated February 27, 2013, by and between Landmark Apartment Trust of America, Inc. and 2335887 Limited Partnership (included as Exhibit 4.2 to our Current Report on Form 8-K filed on March 4, 2013 and incorporated herein by reference)

4.9*	Registration Rights Agreement, dated July 1, 2013, by and between Landmark Apartment Trust of America, Inc. and 2335887 Limited Partnership (included as Exhibit 4.1 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

4.10†	Apartment Trust of America, Inc. 2012 Other Equity-Based Award Plan (included as Exhibit 10.33 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

4.11†	Form of Long Term Incentive Plan Unit Vesting Award Agreement (included as Exhibit 10.6 to our Current Report on Form 8-K filed on March 19, 2013 and incorporated herein by reference)

4.12†	Amendment to the 2006 Incentive Award Plan (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 1, 2015 and incorporated herein by reference)

4.13†	Amendment to the 2012 Other Equity-Based Award Plan (included as Exhibit 10.2 to our Current Report on Form 8-K filed on July 1, 2015 and incorporated herein by reference)

5.1**	Opinion of Hogan Lovells US LLP regarding the validity of the securities

8.1**	Opinion of Hogan Lovells US LLP regarding tax matters

10.1*	Credit Agreement, dated March 7, 2013, by and among Landmark Apartment Trust of America Holdings, LP, as the borrower, Landmark Apartment Trust of America, Inc., as guarantor, Bank of America, N.A., as administrative agent, and the lenders and other guarantors party thereto (included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 13, 2013 and incorporated herein by reference)

10.2*	First Amendment, dated June 12, 2013, to the Credit Agreement dated as of March 7, 2013, among Landmark Apartment Trust of America Holdings, LP, as the borrower, Landmark Apartment Trust of America, Inc., as guarantor, Bank of America and the lenders and guarantors party thereto (included as Exhibit 10.2 to our Annual Report on Form 10-K filed on March 24, 2015 and incorporated herein by reference)

10.3*	Second Amendment, dated as of June 28, 2013, to the Credit Agreement dated as of March 7, 2013, among Landmark Apartment Trust of America Holdings, LP, as the borrower, Landmark Apartment Trust of America, Inc., as guarantor, Bank of America and the lenders and guarantors party thereto (included as Exhibit 10.4 to our Current Report on Form 8-K filed on July 5, 2013 and incorporated herein by reference)

Exhibit

10.4*	Third Amendment, dated as of October 9, 2013, to the Credit Agreement dated as of March 7, 2013, among Landmark Apartment Trust of America Holdings, LP, as the borrower, Bank of America, N.A., as administrative agent, and the lenders and other guarantors party thereto (included as Exhibit 10.1 to our Current Report on Form 8-K filed on October 16, 2013 and incorporated herein by reference)

10.5*	Fourth Amendment and Waiver, dated as of January 15, 2014, to the Credit Agreement dated as of March 7, 2013, among Landmark Apartment Trust of America Holdings, LP, as the borrower, Landmark Apartment Trust of America, Inc., as guarantor, Bank of America, N.A., as administrative agent, and the lenders and other guarantors party thereto (included as Exhibit 10.1 to our Current Report on Form 8-K filed on January 22, 2014 and incorporated herein by reference)

10.6*	Fifth Amendment to Credit Agreement, dated as of January 22, 2014, among Landmark Apartment Trust Holdings, LP, Landmark Apartment Trust, Inc., Bank of America, N.A. and the lenders and other guarantors party thereto (included as Exhibit 10.6 to our Quarterly Report on Form 10-Q filed on November 14, 2014 and incorporated herein by reference)

10.7*	Sixth Amendment to Credit Agreement, dated as of June 11, 2014, among Landmark Apartment Trust Holdings, LP, Landmark Apartment Trust, Inc., Bank of America, N.A. and the lenders and other guarantors party thereto (included as Exhibit 10.7 to our Quarterly Report on Form 10-Q filed on November 14, 2014 and incorporated herein by reference)

10.8*	Seventh Amendment to Credit Agreement, dated as of March 6, 2015, among Landmark Apartment Trust Holdings, LP, Landmark Apartment Trust, Inc., Bank of America, N.A. and the lenders and other guarantors party thereto (included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 11, 2015 and incorporated herein by reference)

10.9*	Eighth Amendment and Waiver, dated as of March 23, 2015, to the Credit Agreement dated as of March 7, 2013, among Landmark Apartment Trust Holdings, LP, Landmark Apartment Trust, Inc., Bank of America, N.A. and the lenders and other guarantors party thereto (included as Exhibit 10.9 to our Annual Report on Form 10-K filed on March 24, 2015 and incorporated herein by reference)

10.10*	Second Amended and Restated Promissory Note in favor of Citibank, N.A., dated January 15, 2014 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on January 22, 2014 and incorporated herein by reference)

10.11*	Second Amended and Restated Promissory Note in favor of Bank of America, N.A., dated January 15, 2014 (included as Exhibit 10.3 to our Current Report on Form 8-K filed on January 22, 2014 and incorporated herein by reference)

10.12*	Asset Purchase and Contribution Agreement, dated March 13, 2013, by and among Elco Landmark Residential Management LLC, Elco Landmark Residential Holdings LLC, Elco Landmark Residential Holdings II LLC and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 19, 2013 and incorporated herein by reference)

10.13*	First Amendment to Asset Purchase and Contribution Agreement, dated May 2, 2013, by and among Elco Landmark Residential Management LLC, Elco Landmark Residential Holdings LLC, Elco Landmark Residential Holdings II LLC and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.13 to our Annual Report on Form 10-K filed on March 24, 2015 and incorporated herein by reference))

10.14*	Second Amendment to Asset Purchase and Contribution Agreement, dated December 20, 2013, by and among Elco Landmark Residential Management LLC, Elco Landmark Residential Holdings LLC, Elco Landmark Residential Holdings II LLC and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.1 to our Current Report on Form 8-K filed on December 27, 2013 and incorporated herein by reference)

Exhibit

10.15*	Master Contribution and Recapitalization Agreement, dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.1 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.16*	Interest Contribution Agreement (Overlook at Daytona), dated as of August 3, 2012, by and among Apartment Trust of America Inc., Apartment Trust of America Holdings, LP, ADMG Diplomatic Partners, LP, SFLP Diplomatic, LLC, and Elco Landmark Residential Management, LLC (included as Exhibit 10.2 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.17*	Interest Contribution Agreement (Seabreeze Daytona Marina), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Joseph Lubeck and Elco Landmark Residential Management, LLC (included as Exhibit 10.3 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.18*	Interest Contribution Agreement (Creekside Grand), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco LR OPT II, LP, Creekside Investors LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.4 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.19*	Interest Contribution Agreement (Reserve at Mill Landing), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Century Mill Investors and Elco Landmark Residential Management, LLC (included as Exhibit 10.5 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.20*	Interest Contribution Agreement (Lofton Meadows), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.6 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.21*	Interest Contribution Agreement (Milana Reserve), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.7 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.22*	Interest Contribution Agreement (Parkway Grand), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.8 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.23*	Interest Contribution Agreement (Crestmont Reserve), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.9 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.24*	Interest Contribution Agreement (Kensington Station), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.10 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

Exhibit

10.25*	Interest Contribution Agreement (Palisades at Bear Creek), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.11 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.26*	Interest Contribution Agreement (Monterra Pointe), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.12 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.27*	Interest Contribution Agreement (Richmond on the Fairway), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Management, LLC and Kings Carlyle Club Mezz, LLC (included as Exhibit 10.13 to our Current Report on Form 8-K filed on August 8, 2012, and incorporated herein by reference)

10.28*	Interest Contribution Agreement (Landmark at Grand Palms), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Management, LLC, Elco Landmark Grand Palms Management, LLC and Legacy Grand Palms LLC (included as Exhibit 10.14 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.29*	Interest Contribution Agreement (Landmark at Ridgewood Preserve, Landmark at Heritage Place, and Manchester Park), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Management, LLC, Elco Landmark Arlington Management, LLC and Legacy Arlington, LLC (included as Exhibit 10.15 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.30*	Interest Contribution Agreement (Grand Isles at Bay Meadows), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.16 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.31*	Interest Contribution Agreement (Landmark at Grand Meadows—Grand Meadow Holdings), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Management, LLC and Grand Meadow Holdings, LLC (included as Exhibit 10.17 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.32*	Interest Contribution Agreement (Landmark at Grand Meadows—Gilco 2), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Management, LLC and Gilco 2, LLC (included as Exhibit 10.18 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.33*	Interest Contribution Agreement (Grand Galleria), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, Elco Landmark Residential Management, LLC, Elco Landmark at Birmingham Management, LLC and Legacy Galleria, LLC (included as Exhibit 10.19 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.34*	Interest Contribution Agreement (Bay Breeze Villas), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, DeBartolo Development, LLC and DK Bay Breeze, LLC (included as Exhibit 10.20 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

Exhibit

10.35*	Interest Contribution Agreement (Esplanade Apartments), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, DeBartolo Development, LLC, DK Esplanade, LLC and DK Esplanade II, LLC (included as Exhibit 10.21 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.36*	Interest Contribution Agreement (Andros Isles), dated as of August 3, 2012, by and among Apartment Trust of America, Inc., Apartment Trust of America Holdings, LP, DeBartolo Development, LLC and DK Gateway Andros II, LLC (included as Exhibit 10.22 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.37*	Form of Tax Protection Agreement (included as Exhibit 10.23 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.38*	Form of Management Support Services Agreement between ATA Property Management, LLC and Elco Landmark Residential Management, LLC (included as Exhibit 10.24 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.39*	Securities Purchase Agreement, dated August 3, 2012, by and among Apartment Trust of America, Inc., 2335887 Limited Partnership, DK Landmark, LLC and Elco Landmark Residential Holding LLC (including the form of Warrant issued to 2335889 Limited Partnership and DK Landmark, LLC) (included as Exhibit 10.25 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.40*	Advisory Termination Agreement, dated August 3, 2012, by and among Apartment Trust of America, Inc., ROC REIT Advisors, LLC and the other signatories party thereto (included as Exhibit 10.27 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.41†	Employment Agreement, dated as of August 3, 2012, by and between Apartment Trust of America, Inc. and Stanley J. Olander, Jr. (included as Exhibit 10.28 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.42†	Employment Agreement, dated as of July 21, 2014, by and between Landmark Apartment Trust of America, Inc. and Stanley J. Olander, Jr. (included as Exhibit 10.2 to our Current Report on Form 8-K filed on July 25, 2014 and incorporated herein by reference)

10.43†	Employment Agreement, dated as of August 3, 2012, by and between Apartment Trust of America, Inc. and Gustav G. Remppies (included as Exhibit 10.29 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.44†	Employment Agreement, dated as of August 3, 2012, by and between Apartment Trust of America, Inc. and B. Mechelle Lafon (included as Exhibit 10.30 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.45*	Employment Agreement, dated as of August 3, 2012, by and between Apartment Trust of America, Inc. and Joseph G. Lubeck (included as Exhibit 10.31 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.46*	Employment Agreement, dated as of July 21, 2014, by and between Landmark Apartment Trust of America, Inc. and Joseph G. Lubeck (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 25, 2014 and incorporated herein by reference)

10.47*	Separation Agreement and General Release dated January 22, 2015 by and between Landmark Apartment Trust, Inc. and Joseph G. Lubeck (included as Exhibit 10.2 to our Current Report on Form 8-K filed on January 23, 2015 and incorporated herein by reference)

10.48*	Employment Agreement, dated as of July 23, 2014, by and between Landmark Apartment Trust of America, Inc. and James G. Miller (included as Exhibit 10.3 to our Current Report on Form 8-K filed on July 25, 2014 and incorporated herein by reference)

Exhibit

10.49*	Separation Agreement and General Release dated December 15, 2014 but effective as of December 11, 2014 by and between Landmark Apartment Trust, Inc. and James G. Miller (included as Exhibit 10.1 to our Current Report on Form 8-K filed on December 17, 2014 and incorporated herein by reference)

10.50*	Employment Agreement, dated as of July 23, 2014, by and between Landmark Apartment Trust of America, Inc. and Elizabeth Truong (included as Exhibit 10.4 to our Current Report on Form 8-K filed on July 25, 2014 and incorporated herein by reference)

10.51*	Separation Agreement and General Release dated January 22, 2015 by and between Landmark Apartment Trust, Inc. and Elizabeth Truong (included as Exhibit 10.2 to our Current Report on Form 8-K filed on January 23, 2015 and incorporated herein by reference)

10.52*	Form of Loan Indemnification Agreement (Elco) (included as Exhibit 10.35 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.53*	Form of Loan Indemnification Agreement (DeBartolo) (included as Exhibit 10.36 to our Current Report on Form 8-K filed on August 8, 2012 and incorporated herein by reference)

10.54*	Second Amended and Restated Consolidated Promissory Note, dated March 21, 2012 (included as Exhibit 10.1 to our Quarterly Report on Form 10-Q filed on August 14, 2012 and incorporated herein by reference)

10.55*	Securities Purchase Agreement by and between Landmark Apartment Trust of America, Inc. and 2335887 Limited Partnership, dated February 27, 2013 (included as Exhibit 10.1 to our Current Report on Form 8-K filed on March 4, 2013 and incorporated herein by reference)

10.56*	Restricted Limited Partnership Units Agreement (Elco Landmark Residential Holdings II LLC), dated March 14, 2013 (included as Exhibit 10.2 to our Current Report on Form 8-K filed on March 19, 2013 and incorporated herein by reference)

10.57*	Restricted Limited Partnership Units Agreement (Elco Landmark Residential Holdings LLC), dated March 14, 2013 (included as Exhibit 10.4 to our Current Report on Form 8-K filed on March 19, 2013 and incorporated herein by reference)

10.58*	Restricted Limited Partnership Units Agreement (Elco Landmark Residential Management LLC), dated March 14, 2013 (included as Exhibit 10.3 to our Current Report on Form 8-K filed on March 19, 2013 and incorporated herein by reference)

10.59*	Subordinated Promissory Note payable to Elco Landmark Residential Holdings II LLC, dated March 14, 2013 (included as Exhibit 10.5 to our Current Report on Form 8-K filed on March 19, 2013 and incorporated herein by reference)

10.60*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Preston Wood), dated April 12, 2013 (included as Exhibit 10.16 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.61*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Barton Creek), dated April 12, 2013 (included as Exhibit 10.17 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.62*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Brentwood), dated April 12, 2013 (included as Exhibit 10.18 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.63*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Battleground Park), dated April 12, 2013 (included as Exhibit 10.19 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.64*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Courtyard Villas), dated April 12, 2013 (included as Exhibit 10.20 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

Exhibit

10.65*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Gleneagles), dated April 12, 2013 (included as Exhibit 10.21 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.66*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Tanglewood), dated April 12, 2013 (included as Exhibit 10.22 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.67*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Park Green), dated April 12, 2013 (included as Exhibit 10.23 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.68*	Agreement for Purchase and Sale of Real Property and Escrow Instructions (Mission Briley Parkway), dated April 12, 2013 (included as Exhibit 10.24 to our Quarterly Report on Form 10-Q filed on May 15, 2013 and incorporated herein by reference)

10.69*	Securities Purchase Agreement, dated as of June 28, 2013, by and among Landmark Apartment Trust of America, Inc., iStar Apartment Holdings LLC and BREDS II Q Landmark LLC (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 5, 2013 and incorporated herein by reference)

10.70*	Pledge Agreement, dated as of June 28, 2013, by and between Landmark Apartment Trust of America, Inc., Landmark Apartment Trust of America Holdings, LP, iStar Apartment Holdings LLC and BREDS II Q Landmark LLC (included as Exhibit 10.2 to our Current Report on Form 8-K filed on July 5, 2013 and incorporated herein by reference)

10.71*	Amended and Restated Corporate Governance Agreement, dated as of January 7, 2014, by and among Landmark Apartment Trust of America, Inc., ELCO Landmark Residential Holdings LLC, 2335887 Limited Partnership, DK Landmark, LLC, iStar Apartment Holdings LLC and BREDS II Q Landmark LLC (included as Exhibit 10.3 to our Current Report on Form 8-K filed on January 10, 2014 and incorporated herein by reference)

10.72*	Master Contribution Agreement, dated July 1, 2013, by and among Landmark Apartment Trust of America, Inc., Landmark Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings LLC and Elco Landmark Residential Holdings II LLC (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.73*	Interest Contribution Agreement, dated July 1, 2013 (Grand Terraces and Stanford Reserve) (included as Exhibit 10.2 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.74*	Interest Contribution Agreement, dated July 1, 2013 (Fountain Oaks) (included as Exhibit 10.3 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.75*	Interest Contribution Agreement, dated July 1, 2013 (Courtyards on the River) (included as Exhibit 10.4 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.76*	Interest Contribution Agreement, dated July 1, 2013 (Caveness and Lexington) (included as Exhibit 10.5 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.77*	Interest Contribution Agreement, dated July 25, 2013 (Avondale) (included as Exhibit 10.1 to our Current Report on Form 8-K filed on July 31, 2013, and incorporated herein by reference)

10.78*	Assignment and Assumption of Purchase Agreement, dated July 1, 2013, by and between Elco LR OPT II REIT LP and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.6 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.79*	Assignment and Assumption of Purchase Agreement, dated July 1, 2013, by and between MB Equity Holdings Inc. and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.7 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

Exhibit

10.80*	Assignment and Assumption of Purchase Agreement, dated July 1, 2013, by and between Elco Landmark Residential Holdings, LLC and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.8 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.81*	Tax Protection Agreement, dated July 1, 2013, by and among Landmark Apartment Trust of America, Inc., Landmark Apartment Trust of America Holdings, LP, Elco LR OPT II REIT LP and Elco LR OPT II LP (included as Exhibit 10.9 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.82*	Common Stock Purchase Agreement, dated July 1, 2013, by and among Landmark Apartment Trust of America, Inc., 2335887 Limited Partnership and MB Equity Holdings, Inc., as the purchasers, Elco Landmark Residential Holdings LLC and Elco Landmark Residential Holdings II, LLC (included as Exhibit 10.10 to our Current Report on Form 8-K filed on July 8, 2013 and incorporated herein by reference)

10.83*	Assignment and Assumption Agreement, dated December 20, 2013, by and among Elco Landmark Residential Holdings II LLC, Landmark Apartment Trust of America, Inc. and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.2 to our Current Report on Form 8-K filed on December 27, 2013 and incorporated herein by reference)

10.84*	Payment Agreement, dated December 20, 2013, by and among Elco Landmark Residential Holdings II LLC, Landmark Apartment Trust of America, Inc. and Landmark Apartment Trust of America Holdings, LP (included as Exhibit 10.3 to our Current Report on Form 8-K filed on December 27, 2013 and incorporated herein by reference)

10.85*	Restricted Shares Agreement, dated December 20, 2013, by and among Landmark Apartment Trust of America, Inc. and Elco Landmark Residential Holdings II LLC (included as Exhibit 10.4 to our Current Report on Form 8-K filed on December 27, 2013 and incorporated herein by reference)

10.86*	Support Payment Agreement, dated December 20, 2013, by and among Landmark Apartment Trust of America, Inc. and Elco Landmark Residential Holdings II LLC (included as Exhibit 10.5 to our Current Report on Form 8-K filed on December 27, 2013 and incorporated herein by reference)

10.87*	Omnibus Agreement, dated December 31, 2013, by and among Landmark Apartment Trust of America, Inc., Landmark Apartment Trust of America Holdings, LP, Elco Landmark Residential Holdings LLC, Elco Holdings Ltd. and Elco North America Inc. (included as Exhibit 10.1 to our Current Report on Form 8-K filed on January 7, 2014 and incorporated herein by reference)

10.88*	Securities Purchase Agreement, dated January 7, 2014, by and among Landmark Apartment Trust of America, Inc., iStar Apartment Holdings LLC and BREDS II Q Landmark LLC (included as Exhibit 10.1 to our Current Report on Form 8-K filed on January 10, 2014 and incorporated herein by reference)

10.89*	Pledge Agreement, dated January 7, 2014, by and among Landmark Apartment Trust of America Holdings, LP, Landmark Apartment Trust of America, Inc., iStar Apartment Holdings LLC and BREDS II Q Landmark LLC (included as Exhibit 10.2 to our Current Report on Form 8-K filed on January 10, 2014 and incorporated herein by reference)

10.90*	Agreement Concerning Reimbursement Of Attorneys’ Fees, Costs And Expenses, Future Attorneys’ Fees, Costs And Expenses, And Indemnification, dated as of October 16, 2014, by and between Landmark Apartment Trust of America Holdings, LP, Daytona Seabreeze, LLC, Seabreeze Daytona Marina, LLC, Joseph Lubeck and SFLP Diplomatic, LLC (included as Exhibit 10.1 to our Current Report on Form 8-K filed on October 22, 2014 and incorporated herein by reference)

10.91†*	Employment Agreement, dated as of May 7, 2015, by and between Landmark Apartment Trust, Inc. and Gustav G. Remppies (included as Exhibit 10.1 to our Current Report on Form 8-K filed on May 13, 2015 and incorporated herein by reference)

Exhibit

10.92†*	Employment Agreement, dated May 7, 2015, but effective May 18, 2015, by and between Landmark Apartment Trust, Inc. and Greg E. Brooks (included as Exhibit 10.2 to our Current Report on Form 8-K filed on May 13, 2015 and incorporated herein by reference)

10.93†*	First Amendment, dated May 7, 2015, to Employment Agreement, dated July 21, 2014, but effective January 1, 2014, by and between Landmark Apartment Trust, Inc. and Stanley J. Olander, Jr. (included as Exhibit 10.3 to our Current Report on Form 8-K filed on May 13, 2015 and incorporated herein by reference)

10.94*	Amendment, Waiver, and Termination of Tax Protection Agreement dated as of May 28, 2015 by and among Landmark Apartment Trust, Inc., Landmark Apartment Trust Holdings, LP, Elco North America Inc., and certain other parties named therein (included as Exhibit 10.1 to our Current Report on Form 8-K filed on June 3, 2015 and incorporated herein by reference)

10.95*	Tax Protection Agreement dated as of May 28, 2015 by and among Landmark Apartment Trust, Inc., Landmark Apartment Trust Holdings, LP, Elco North America Inc. and certain other parties named therein (included as Exhibit 10.2 to our Current Report on Form 8-K filed on June 3, 2015 and incorporated herein by reference)

10.96*	Amendment, Waiver, and Termination of Tax Protection Agreement dated as of May 28, 2015 by and among Landmark Apartment Trust, Inc., Landmark Apartment Trust Holdings, LP, and Legacy Galleria LLC (included as Exhibit 10.3 to our Current Report on Form 8-K filed on June 3, 2015 and incorporated herein by reference)

15.1	Acknowledgement letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

21.1*	Subsidiaries of Landmark Apartment Trust, Inc. (included as Exhibit 21.1 to our Annual Report on Form 10-K filed on March 24, 2015 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Siegelaub, Rosenberg, Golding & Feller, PA (successor in interest to Joel Sanders & Company, P.A.)

23.3	Consent of CliftonLarsonAllen LLP

23.4	Consent of Rosen Consulting Group

23.5**	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

23.6**	Consent of Hogan Lovells US LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on the signature page of the registration statement)

24.2	Power of Attorney of Greg E. Brooks

†	Indicates management contract or compensatory plan.
*	Previously filed.
**	To be filed by amendment.